As filed with the Securities and Exchange Commission on November 25, 2022.

Registration No. 333-267741

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fat Projects Acquisition Corp

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

27 Bukit Manis Road

Singapore, 099892

Telephone: 65-8590-2056

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168
Telephone: 1-800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew M. Tucker Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW. Suite 900 Washington, D.C. 20001 (202) 689-2800	Scott Rapfogel Lucosky Brookman LLP 111 Broadway, Suite 807 New York, NY 10006 (212) 417-8160

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after (i) this Registration Statement becomes effective and (ii) upon completion of the transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED NOVEMBER [●], 2022

PROXY STATEMENT FOR GENERAL MEETING OF SHAREHOLDERS
OF

FAT PROJECTS ACQUISITION CORP

AND

PROSPECTUS FOR UP TO [●] CLASS A ORDINARY SHARES

OF

FAT PROJECTS ACQUISITION CORP

On August 26, 2022, Fat Projects Acquisition Corp, a Cayman Islands exempted company limited by shares, with company registration number 374480 (“FATP”), entered into a business combination agreement, as amended pursuant to Amendment No. 1 thereto dated as of October 3, 2022 (as it may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”) with Avanseus Holdings Pte. Ltd., a Singapore private company limited by shares (“Avanseus”). The Business Combination Agreement, among other things, (i) anticipates that each holder of Avanseus Ordinary Shares and Avanseus Non-Voting Shares will exchange each such outstanding Avanseus share for 0.318496 FATP Class A Ordinary Shares (rounded down to the nearest whole share) (the “Exchange” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”), and provides that Avanseus will thereby become a wholly-owned subsidiary of FATP, and (ii) provides that each Avanseus Restricted Share Award outstanding with respect to Avanseus Ordinary Shares or Avanseus Non-Voting Shares that is not vested at the effective time of the Exchange will be amended to provide that FATP assumes and replaces Avanseus as the grantor of Unvested Grant Shares and the grantee becomes entitled to receive 0.318496 FATP Class A Ordinary Shares in place of each unvested Avanseus share if and when vesting occurs.

As consideration for the Exchange, holders of outstanding Avanseus Ordinary Shares and/or Avanseus Non-Voting Shares collectively will be entitled to receive from FATP an aggregate of 9,350,307 FATP Class A Ordinary Shares, which FATP and Avanseus agreed are valued at $10.00 per share for an aggregate value equal to $93,503,070, for the outstanding Avanseus Ordinary Shares and Avanseus Non-Voting Shares, and grantees under Restricted Share Awards for Avanseus Ordinary Shares or Avanseus Non-Voting Shares that have not fully vested at the effective time of the Exchange will become entitled to receive an aggregate of 149,693 FATP Class A Ordinary Shares if all of such shares vest in accordance with the provisions of the amended Restricted Share Awards, for total consideration of 9,500,000 FATP Class A Ordinary Shares having an aggregate value of $95,000,000.

In connection with the Business Combination, FATP will change its corporate name to “Avanseus Holdings Corporation” (“New Avanseus”). References in this proxy statement/prospectus to “Avanseus” are to Avanseus Holdings Pte. Ltd. prior to the consummation of the Business Combination, and references to “New Avanseus” are to Fat Projects Acquisition Corp, under its new corporate name after the consummation of the Business Combination.

Proposals to approve the Business Combination Agreement, the other transaction documents, and the transactions contemplated thereby and the other matters discussed in this proxy statement/prospectus will be presented at the General Meeting of shareholders of FATP scheduled to be held on [●], 2023. All of the independent directors of the board of directors of FATP (the “FATP Board”) unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the Exchange, are in the best interests of FATP and its shareholders and recommended that the FATP Board approve the Business Combination Agreement. Based on the recommendation of the independent directors, the FATP Board unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Exchange, and recommends that you vote or give instruction to vote “FOR” the approval of the Business Combination Agreement, the other transaction documents, and the transactions contemplated thereby as well as the other proposals described in this proxy statement/prospectus. When you consider the FATP Board’s recommendation of these proposals, you should keep in mind that FATP’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of FATP shareholders generally. See the section entitled “The Business Combination Proposal; Terms of the Business Combination — Interests of FATP’s Directors and Officers in the Business Combination” of this proxy statement/prospectus for additional information. The FATP Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to FATP shareholders that they vote in favor of the proposals presented at the meeting.

See the section entitled “The Business Combination Proposal; Terms of the Business Combination — The Business Combination Agreement — General Description of the Business Combination Transactions — The Exchange” of this proxy statement/prospectus for additional information.

The Business Combination Agreement provides that FATP will use its commercially reasonable efforts to enter into and consummate subscription agreements in form and substance mutually acceptable to FATP and Avanseus (the “PIPE Subscription Agreements”) with investors mutually reasonably acceptable to FATP and Avanseus pursuant to which such investors will agree to purchase up to an aggregate of $35 million of (i) FATP Series A Convertible Preference Shares, which shares will be convertible into FATP Class A Ordinary Shares and (ii) FATP Class A Ordinary Shares, with such purchases to be consummated prior to or substantially currently with the closing of the Exchange (the “PIPE Investment”). Consummation of the PIPE Investment is not a condition to the consummation of the Business Combination pursuant to the Business Combination Agreement. The Business Combination Agreement does require that FATP have at least $25 million of cash and cash equivalents at Closing after the payment of FATP’s and Avanseus’ transaction expenses, and the purpose of the PIPE Investment to help maximize the chances that this condition will be satisfied.

In addition to the PIPE Investment, the Business Combination Agreement also allows FATP to issue in one or more private placements to investors mutually reasonably acceptable to FATP and Avanseus FATP Class A Ordinary Shares and/or any combination of FATP Series A Convertible Preference Shares convertible into FATP Class A Ordinary Shares or warrants, options or rights that are exercisable for FATP Class A Ordinary Shares (“Pool Securities”), all in an aggregate amount equal, on a fully-diluted basis, to 1,000,000 FATP Class A Ordinary Shares for purposes that are mutually reasonably acceptable to FATP and Avanseus and pursuant to subscription agreements and other related private placement documents in form and substance mutually reasonably acceptable to FATP and Avanseus. FATP may issue the Pool Securities before, at or after the Closing of the Exchange as may be mutually reasonably acceptable to FATP and Avanseus.

The Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. Upon the effective time of the Exchange, FATP will adopt the amended and restated memorandum and articles of association in the form attached to this proxy statement/prospectus as Annex B and the Avanseus Holdings Corporation 2022 Equity Incentive Plan in the form attached to this proxy statement/prospectus as Annex C.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the General Meeting of FATP shareholders. We encourage you to carefully read this entire document. You should, in particular, carefully consider the risk factors described in “Risk Factors” beginning on page 38 of this proxy statement/prospectus.

This proxy statement/prospectus is dated [●], 2022 and is first being mailed to FATP shareholders on or about [●], 2022.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/ prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by FATP or Avanseus. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of FATP or Avanseus since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

i

FAT PROJECTS ACQUISITION CORP

27 Bukit Manis Road

Singapore, 099892

Dear Fat Projects Acquisition Corp Shareholders:

You are cordially invited to attend the General Meeting (the “General Meeting”) of shareholders of Fat Projects Acquisition Corp, an exempted company limited by shares incorporated under the laws of the Cayman Islands with company registration number 374480 (“FATP”), at [●] AM Eastern time, on [●], 2022 and on such other date and at such other time to which the meeting may be adjourned. The General Meeting will be conducted via live webcast. You will be able to attend the General Meeting online, vote and submit your questions during the General Meeting by visiting https://www.cstproxy.com/fatprojects/2022. We are pleased to utilize virtual shareholder meeting technology to provide ready access and cost savings for FATP shareholders and FATP. The virtual meeting format allows attendance from any location in the world.

The General Meeting will be held for the following purposes:

1.	to consider and vote upon a proposal to (i) approve the Business Combination Agreement, dated as of August 26, 2022, as amended pursuant to Amendment No. 1 thereto dated as of October 3, 2022 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and between FATP and Avanseus Holdings Pte. Ltd., a Singapore private company limited by shares (“Avanseus”), (ii) the other transaction documents, as discussed below, and (iii) the transactions contemplated thereby, pursuant to which, among other things, (a) each holder of Avanseus ordinary shares (the “Avanseus Ordinary Shares”) and Avanseus non-voting shares (the “Avanseus Non-Voting Shares”) will exchange each such outstanding Avanseus share for 0.318496 Class A Ordinary Shares of FATP, par value $0.0001 per share (the “FATP Class A Ordinary Shares”) (rounded down to the nearest whole share), for a total of 9,350,307 FATP Class A Ordinary Shares (the “Exchange” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”), and Avanseus will thereby become a wholly-owned subsidiary of FATP, and (b) each Avanseus Restricted Share Award outstanding with respect to Avanseus Ordinary Shares or Avanseus Non-Voting Shares that is not vested at the effective time of the Exchange will be amended to provide that FATP assumes and replaces Avanseus as the grantor of unvested shares and the grantee becomes entitled to receive 0.318496 FATP Class A Ordinary Shares in place of each unvested Avanseus share if and when vesting occurs, for a total of 149,693 FATP Class A Ordinary Shares (the “Business Combination Proposal”). The Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

2.	to consider and vote upon a proposal to adopt the amended and restated memorandum and articles of association of FATP in the form attached to the accompanying proxy statement/prospectus as Annex B (the “Articles Amendment Proposal”);

3.	to consider and vote upon a proposal to approve the issuance of [●] FATP Class A Ordinary Shares, and [●] FATP Series A Convertible Preference Shares (the “FATP Preference Shares”) in accordance with the Business Combination Agreement (the “Share Issuance Proposal”);

4.	to consider and vote upon a proposal to approve and adopt the Avanseus Holdings Corporation 2022 Equity Incentive Plan (the “New Avanseus Incentive Plan”) in the form attached to this proxy statement/prospectus as Annex C (the “Incentive Plan Proposal”); and

5.	to consider and approve, if presented, a proposal to adjourn the General Meeting to a later date or dates (the “Adjournment Proposal”).

Under the Business Combination Agreement, the approval of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal by the requisite vote of FATP shareholders is a condition to the consummation of the Business Combination. Each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal is cross-conditioned on the approval of each other. If any one of these proposals is not approved by FATP shareholders, the Business Combination will not be consummated. The Adjournment Proposal, if approved, will allow the

Chairman of the General Meeting to adjourn the General Meeting to a later date or dates. In no event will FATP solicit proxies to adjourn the General Meeting or consummate the Business Combination and related transactions beyond the date by which it may properly do so under FATP’s amended and restated articles of association (the “Existing FATP Articles”) and the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”). The purpose of the Adjournment Proposal is to permit further solicitation of additional proxies in the event that there are not sufficient votes at the time of the meeting to approve the Business Combination and related transactions. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

As further described in the accompanying proxy statement/prospectus, pursuant to the terms and conditions of the Business Combination Agreement, among other things, (i) each holder of Avanseus Ordinary Shares and Avanseus Non-Voting Shares will exchange each such outstanding Avanseus share for 0.318496 FATP Class A Ordinary Shares (rounded down to the nearest whole share), and Avanseus will thereby become a wholly-owned subsidiary of FATP, and (ii) each Avanseus Restricted Share Award outstanding with respect to Avanseus Ordinary Shares or Avanseus Non-Voting Shares that is not vested at the effective time of the Exchange will be amended to provide that FATP assumes and replaces Avanseus as the grantor of Unvested Grant Shares and the grantee becomes entitled to receive 0.318496 FATP Class A Ordinary Shares in place of each unvested Avanseus share if and when vesting occurs.

As consideration for the Exchange, holders of outstanding Avanseus Ordinary Shares and/or Avanseus Non-Voting Shares collectively will be entitled to receive from FATP an aggregate of 9,350,307 FATP Class A Ordinary Shares, which FATP and Avanseus agreed are valued at $10.00 per share for an aggregate value equal to $93,503,070, for the outstanding Avanseus Ordinary Shares, and Avanseus Non-Voting Shares and grantees under Restricted Share Awards for Avanseus Ordinary Shares or Avanseus Non-Voting Shares that have not fully vested at the effective time of the Exchange will become entitled to receive an aggregate of 149,693 FATP Class A Ordinary Shares if all of such shares vest in accordance with the provisions of the amended Restricted Share Awards, for total consideration of 9,500,000 FATP Class A Ordinary Shares having an aggregate value of $95,000,000.

In connection with the Business Combination, FATP will change its corporate name to “Avanseus Holdings Corporation” (“New Avanseus”). Immediately after the closing of the Exchange, all FATP Class A Ordinary Shares and FATP Class B Ordinary Shares will automatically be converted to New Avanseus Ordinary Shares without any class designation without any action on the part of any holders of FATP Class A Ordinary Shares or FATP Class B Ordinary Shares.

The Business Combination Agreement provides that FATP will use its commercially reasonable efforts to enter into and consummate subscription agreements in form and substance mutually acceptable to FATP and Avanseus (the “PIPE Subscription Agreements”) with investors mutually reasonably acceptable to FATP and Avanseus pursuant to which such investors will agree to purchase up to an aggregate of $35 million of (i) FATP Series A Convertible Preference Shares, which shares will be convertible into FATP Class A Ordinary Shares and (ii) FATP Class A Ordinary Shares, with such purchases to be consummated prior to or substantially currently with the closing of the Exchange (the “PIPE Investment”).

In addition to the PIPE Investment, the Business Combination Agreement also allows FATP to issue, in one or more private placements to investors mutually reasonably acceptable to FATP and Avanseus, FATP Class A Ordinary Shares and/or any combination of FATP Preference Shares convertible into FATP Class A Ordinary Shares or warrants, options or rights that are exercisable for FATP Class A Ordinary Shares (“Pool Securities”), all in an aggregate amount equal, on a fully-diluted basis, to 1,000,000 FATP Class A Ordinary Shares for purposes that are mutually reasonably acceptable to FATP and Avanseus and pursuant to subscription agreements and other related private placement documents in form and substance mutually reasonably acceptable to FATP and Avanseus. The Pool Securities offered pursuant thereto may be issued before, at or after the closing of the Exchange as may be mutually reasonably acceptable to FATP and Avanseus. The primary purposes for which FATP and Avanseus might agree that FATP may issue Pool Securities would be to incentivize FATP’s public shareholders to refrain from requesting the redemption of their public shares and/or to hold their public shares for a longer period of time following Closing to support the post-Closing price of the New Avanseus Ordinary Shares. If the parties decide that FATP should issue

Pool Securities to incentivize post-Closing retention of public shares by FATP’s public shareholders, FATP might issue Pool Securities after Closing to such shareholders who agree to continue to hold their public shares for a specified period of time. FATP and Avanseus may agree on other acceptable purposes for FATP’s issuance of Pool Securities, of which they are not currently aware or considering, as the Business Combination process progresses.

In connection with the Business Combination, certain related agreements have been or will be entered into prior to the closing of the Exchange, including the Share Exchange Agreements, the Unvested Restricted Share Amendments, the Restrictive Covenant Agreements, the PIPE Subscription Agreements, the Avanseus Holders Support Agreement, the Sponsor Support Agreement, and the Registration Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “The Business Combination Proposal; Terms of the Business Combination — Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing FATP Articles, a holder of FATP’s public shares (a “public FATP shareholder”) may request that FATP redeem all or a portion of such public shares for cash in connection with the completion of the Business Combination. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company in order to validly redeem its shares. Public FATP shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public FATP shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental Stock Transfer & Trust Company, FATP will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to FATP. For illustrative purposes, as of September 30, 2022, this would have amounted to approximately $10.07 per issued and outstanding public share. If a public FATP shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “General Meeting of FATP Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public FATP shareholder, together with any affiliate of such public FATP shareholder or any other person with whom such public FATP shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the consent of FATP. Accordingly, if a public FATP shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed unless FATP consents to such redemption.

FAT Projects SPAC Pte. Ltd. (the “Sponsor”) has agreed to, among other things, vote all of its shares of FATP in favor of the proposals being presented at the General Meeting and waive their redemption rights with respect to their shares of FATP in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor no longer owns any FATP Shares — it has transferred 750,000 of the FATP Class B Ordinary Shares it originally purchased to the Anchor Investors and the remaining 2,125,000 FATP Class B Ordinary Shares to its direct and indirect shareholders, which include all of FATP’s directors and executive officers or companies controlled by them (the “Sponsor’s Shareholders”). The Sponsor sold 750,000 FATP Class B Ordinary Shares to the Anchor Investors at a price of $0.009 per share (the same price the Sponsor paid to acquire the shares from FATP rounded to three decimal places) to incentivize each Anchor Investor to purchase 990,000 Units in the FATP IPO. The Sponsor transferred its remaining FATP Class B Ordinary Shares to its direct and indirect shareholders shortly after the closing of the FATP IPO in a non-cash distribution with respect to their equity in the Sponsor to obtain favorable tax treatment for such shareholders. For additional information, see “Certain Relationships and Related Person Transactions — FATP Relationships and Related Party Transactions.” As of the date of this proxy statement/prospectus, the FATP Class B Ordinary Shares held by the Sponsor’s Shareholders and the Anchor Investors constitute approximately 19.8% of the issued and outstanding FATP Ordinary Shares, which they are obligated to vote in favor of the proposals being presented at the General Meeting and with respect to which they have agreed not to request redemption. (The Anchor Investors are not obligated to vote their FATP Class A Ordinary Shares in favor of the proposals or refrain from requesting the redemption of their FATP Class A Ordinary

Shares.) The Business Combination Agreement is subject to the satisfaction or waiver of certain closing conditions as described in the accompanying proxy statement/prospectus, including that the holders of at least 5,200,000 public shares elect to have their public shares redeemed. There can be no assurance that the parties to the Business Combination Agreement would waive any such closing condition. In addition, in no event will FATP redeem public shares in an amount that would cause FATP’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the Business Combination.

FATP is providing the accompanying proxy statement/prospectus and accompanying proxy card to FATP shareholders in connection with the solicitation of proxies to be voted at the General Meeting and at any adjournments of the General Meeting. Information about the General Meeting, the Business Combination and other related business to be considered by FATP shareholders at the General Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the General Meeting, all of FATP shareholders should read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 38 of the accompanying proxy statement/prospectus.

After careful consideration, FATP’s board of directors has unanimously approved the Business Combination and determined that the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal are advisable and fair to and in the best interest of FATP and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Articles Amendment Proposal, “FOR” the Share Issuance Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented. When you consider the board of directors’ recommendation of these proposals, you should keep in mind our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal; Terms of the Business Combination — Interests of FATP’s Directors and Officers in the Business Combination.” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of the Business Combination Proposal will require an ordinary resolution, which means a resolution passed by a simple majority of the votes cast by those shareholders of FATP who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the General Meeting. The approval of the Articles Amendment Proposal will require a special resolution, which means a resolution that is passed by at least two-thirds of the votes cast by those shareholders of FATP who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the General Meeting. The approval of the Share Issuance Proposal will require approval by a majority of the votes cast by those shareholders of FATP who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the General Meeting. The approval of the Incentive Plan Proposal will require an ordinary resolution, which means a resolution passed by a simple majority of the votes cast by those shareholders of FATP who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the General Meeting. The approval of the Adjournment Proposal if presented will require the consent of the meeting, which means a simple majority of the votes that are cast by those shareholders of FATP who are present, in person or by proxy, and vote thereupon at the General Meeting. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the General Meeting and therefore will have no effect on the outcome of the vote on the proposals.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the General Meeting, please sign, date, vote and return the enclosed proxy card as soon as possible in the envelope provided to make sure that your shares are represented at the General Meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly counted. The Business Combination will be consummated only if the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal are approved at the General Meeting. Each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

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If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the General Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the General Meeting. If you are a shareholder of record and you attend the General Meeting and wish to vote at the General Meeting, you may withdraw your proxy and vote in person at the General Meeting.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR FATP SHARES BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN

THE TRUST ACCOUNT AND TENDER YOUR SHARES TO OUR TRANSFER AGENT AT LEAST TWO BUSINESS DAYS BEFORE THE SCHEDULED DATE OF THE GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/ WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES SHALL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE

SHARES IN STREET NAME, YOU NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER, BANK OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “GENERAL MEETING OF FATP SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

On behalf of FATP’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Tristan Lo Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [●], 2022, and is first being mailed to shareholders on or about [●], 2022.

FAT PROJECTS ACQUISITION CORP

NOTICE OF GENERAL MEETING

TO BE HELD ON [●], 2022

TO THE SHAREHOLDERS OF FAT PROJECTS ACQUISITION CORP:

NOTICE IS HEREBY GIVEN that a General Meeting of shareholders (the “General Meeting”) of Fat Projects Acquisition Corp, an exempted company limited by shares incorporated under the laws of the Cayman Islands, with company registration number 374480 (“FATP”), will be held completely virtually at [●] AM Eastern time, on [●], 2022 and on such other date and at such other time to which the meeting may be adjourned. The General Meeting will be conducted via live webcast. You will be able to attend the General Meeting online, vote and submit your questions during the General Meeting by visiting https://www.cstproxy.com/fatprojects/2022. You are cordially invited to attend the General Meeting, to conduct the following items of business and/or consider, and if thought fit, approve the following resolutions:

●	Proposal 1—The Business Combination Proposal: to consider and vote upon a proposal to approve (i) the Business Combination Agreement, dated as of August 26, 2022, as amended pursuant to Amendment No. 1 thereto dated as of October 3, 2022 (attached as Annex A to the attached proxy statement/prospectus) (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and between FATP and Avanseus Holdings Pte. Ltd., a Singapore private company limited by shares (“Avanseus”), (ii) the other transaction documents, as discussed below, and (iii) the transactions contemplated thereby, pursuant to which, among other things, (a) each holder of Avanseus ordinary shares (the “Avanseus Ordinary Shares”) and Avanseus non-voting shares (the “Avanseus Non-Voting Shares”) will exchange each such outstanding Avanseus share for 0.318496 Class A ordinary shares of FATP, par value $0.0001 per share (the “FATP Class A Ordinary Shares”) (rounded down to the nearest whole share), for a total of 9,350,307 FATP Class A Ordinary Shares (the “Exchange” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”), and Avanseus will thereby become a wholly-owned subsidiary of FATP, (b) each Avanseus Restricted Share Award outstanding with respect to Avanseus Ordinary Shares or Avanseus Non-Voting Shares that is not vested at the effective time of the Exchange will be amended to provide that FATP assumes and replaces Avanseus as the grantor of unvested shares and the grantee becomes entitled to receive 0.318496 FATP Class A Ordinary Shares in place of each unvested Avanseus share if and when vesting occurs, for a total of 149,693 FATP Class A Ordinary Shares and (c) the sole outstanding warrant for Avanseus Shares, which is held by Crystal Technology Services Pte. Ltd., will be terminated and FATP will issue to Crystal Technology Services Pte. Ltd. a new warrant for 1,000,000 FATP Class A Ordinary Shares (the “Business Combination Proposal”);

●	Proposal 2 — The Articles Amendment Proposal: to consider and vote upon a proposal to adopt the amended and restated memorandum and articles of association of FATP in the form attached as Annex B to the attached proxy statement/prospectus (the “Articles Amendment Proposal”);

●	Proposal 3 — The Share Issuance Proposal: to consider and vote upon a proposal to approve the issuance of [●] FATP Class A Ordinary Shares and [●] FATP Series A Convertible Preference Shares in accordance with the Business Combination Agreement (the “Share Issuance Proposal”);

●	Proposal 4 — The Incentive Plan Proposal: to consider and vote upon a proposal to approve and adopt the Avanseus Holdings Corporation 2022 Equity Incentive Plan in the form attached as Annex C to the attached proxy statement/prospectus (the “Incentive Plan Proposal”); and

●	Proposal 5 — The Adjournment Proposal: to consider and vote upon a proposal to adjourn the General Meeting to a later date or dates if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote (the “Adjournment Proposal”).

Under the Business Combination Agreement, the approval of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal by the requisite vote of FATP shareholders is a condition to the consummation of the Business Combination. If any one of these proposals is not approved by FATP shareholders, the Business Combination will not be consummated. Each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting.

Only holders of record of FATP ordinary shares (“FATP Shares”) at the close of business on [●], 2022 are entitled to notice of the meeting and to vote at the General Meeting and any adjournments or postponements of the General Meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to FATP shareholders in connection with the solicitation of proxies to be voted at the General Meeting and at any adjournment of the General Meeting.

Whether or not you plan to attend the General Meeting, all of FATP’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 38 of this proxy statement/prospectus.

After careful consideration, FATP’s board of directors has unanimously approved the Business Combination and determined that the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal are advisable and fair to and in the best interest of FATP and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Articles Amendment Proposal, “FOR” the Share Issuance Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that FATP’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal; Terms of the Business Combination — Interests of FATP’s Directors and Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the amended and restated articles of association of FATP, a public FATP shareholder may request of FATP that FATP redeem all or a portion of its FATP Shares for cash if the Business Combination is consummated. As a holder of FATP Shares, you will be entitled to receive cash for any FATP Shares to be redeemed only if, prior to [●], 2022 (two business days before the General Meeting), you:

(i)	hold FATP Shares;

(ii)	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), FATP’s transfer agent, in which you (a) request that FATP redeem all or a portion of your FATP Shares for cash, and (b) identify yourself as the beneficial holder of the FATP Shares and provide your legal name, phone number and address; and

(iii)	deliver shares or share certificates (if any) and other redemption forms (as applicable) to Continental, physically or electronically through The Depository Trust Company.

Holders of FATP Shares must complete the procedures for electing to redeem their public shares in the manner described above prior to [●], 2022 (two business days before the General Meeting) in order for their FATP Shares to be redeemed.

If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public FATP shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares or share certificates (if any) and other redemption forms (as applicable) to Continental, FATP will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to FATP.

For illustrative purposes, as of September 30, 2022, this would have amounted to approximately $10.07 per issued and outstanding share less any owed but unpaid taxes on the funds in the trust account. There are currently no owed but unpaid income taxes on the funds in the trust account. However, the proceeds deposited in the trust account could become subject to the claims of FATP’s creditors, if any, which would have priority over the claims of FATP shareholders. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. It is expected that the funds to be distributed to FATP shareholders electing to redeem their shares will be distributed promptly after the consummation of the Business Combination.

A holder of FATP Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), may not seek to have more than 15% of the aggregate public shares redeemed without the consent of FATP. Under the Existing FATP Articles, the Business Combination may not be consummated if FATP has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all public shares properly demanded to be redeemed by holders of FATP Shares. In addition, the Business Combination Agreement provides that the obligation of each party to close the Business Combination Transactions is conditioned on FATP public shareholders requesting redemption of at least an aggregate of 5,200,000 FATP Class A Ordinary Shares.

A FATP shareholder that requests to have FATP Shares redeemed may withdraw such request at any time up to the date of the General Meeting.

Any corrected or changed written exercise of redemption rights must be received by Continental, FATP’s transfer agent, at least two business days prior to the vote taken on the Business Combination Proposal at the General Meeting. No request for redemption shall be honored unless the holder’s shares or share certificates (if any) and other redemption forms (as applicable) have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the General Meeting.

FAT Projects SPAC Pte. Ltd. (the “Sponsor”) has, pursuant to the Sponsor Support Agreement (as defined in the accompanying proxy statement/prospectus), agreed to, among other things, vote all of its FATP Shares in favor of the proposals being presented at the General Meeting in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor’s Shareholders and the Anchor Investors in the aggregate own 2,875,000 FATP Class B Ordinary Shares, which constitute approximately 19.8% of the issued and outstanding FATP Ordinary Shares, and which they are obligated to vote in favor of the proposals being presented at the General Meeting. (The Anchor Investors are not obligated to vote their FATP Class A Ordinary Shares in favor of the proposals.) See “The Business Combination Proposal; Terms of the Business Combination — Related Agreements — Sponsor Support and Lock-up Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.

The Business Combination Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement.

All FATP shareholders are cordially invited to attend the General Meeting. To ensure your representation at the General Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible by following the instructions provided in this proxy statement/prospectus and on the enclosed proxy card. If you are a shareholder of record of FATP Shares, you may also cast your vote by means of remote communication at the General Meeting by navigating to https://www.cstproxy.com/fatprojects/2022 and entering the control number on your proxy card. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the General Meeting and vote by means of remote communication you must obtain a proxy from your broker or bank and a control number from Continental.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the General Meeting, please sign, date, vote and return the enclosed proxy card as soon as possible in the envelope provided to make sure that your shares are represented at the General Meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly counted. The Business Combination will be consummated only if the Business Combination Proposal, the Articles Amendment Proposal, the Share

Issuance Proposal and the Incentive Plan Proposal are approved at the General Meeting. Each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Thank you for your participation. We look forward to your continued support

By Order of the Board of Directors

Tristan Lo Chairman

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the General Meeting, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the General Meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the General Meeting, and therefore will have no effect on the outcome of the vote on the proposals. If you are a shareholder of record and you attend and wish to vote at the General Meeting, you may withdraw your proxy and vote in person. Your attention is directed to the proxy statement/prospectus accompanying this notice (including the Annexes and other documents referred to herein) for a more complete description of the Business Combination and related transactions and each of the proposals. You are encouraged to read the proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to therein. If you have any questions or need assistance voting your ordinary shares, please contact Laurel Hill Advisory Group, LLC, our proxy solicitor, at 2 Robbins Lane, Suite 201, Jericho, NY 11753, USA, by telephone at +1 (855) 414-2266 or by emailing FATP@laurelhill.com.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR FATP SHARES BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO OUR TRANSFER AGENT AT LEAST TWO BUSINESS DAYS BEFORE THE SCHEDULED DATE OF THE GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/ WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER, BANK OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “GENERAL MEETING OF FATP SHAREHOLDERS — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

THE PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT FATP THAT IS NOT INCLUDED IN OR DELIVERED HEREWITH. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS OF FATP UPON WRITTEN OR ORAL REQUEST. IF YOU WOULD LIKE TO MAKE SUCH REQUEST, YOU SHOULD CONTACT FATP IN WRITING AT Fat Projects Acquisition Corp, 27 Bukit Manis Road, Singapore, 099892 or investor@fatprojects.com OR BY TELEPHONE AT +65 8590-2056. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN [●], 2022, WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE YOU MUST MAKE YOUR INVESTMENT DECISION.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by FATP, constitutes a prospectus of FATP under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) with respect to the FATP Class A Ordinary Shares to be issued to Avanseus shareholders if the Business Combination described herein is consummated. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the General Meeting of FATP shareholders at which FATP shareholders will be asked to consider and vote upon the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal (each as defined herein) and to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and/or adopt the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal.

You may request copies of this proxy statement/prospectus and any other publicly available information concerning FATP, without charge, by written request to Laurel Hill, our proxy solicitor, by calling +1 (855) 414-2266 (for individuals) or + 1 (855) 414-2266 (for banks and brokers), or by emailing FATP@laurelhill.com, or from the SEC through the SEC website at http://www.sec.gov.

In order for FATP shareholders to receive timely delivery of the documents in advance of the General Meeting of FATP to be held on [●], 2023 you must request the information no later than five business days prior to the date of the General Meeting, or no later than [●], 2022.

References to “U.S. Dollars” and “$” in this proxy statement/prospectus are to United States dollars, the legal currency of the United States. Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. In particular, in certain cases, percentage changes are based on a comparison of the actual values recorded in the relevant financial statements and not rounded values shown in this proxy statement/prospectus.

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INDUSTRY AND MARKET DATA

This proxy statement/prospectus includes industry and market data that have been derived from publicly available information, industry publications and other third-party sources, including estimated insights from Next Move Strategy Consulting, BlueWeave Consulting, ReportLinker, and Markets&Markets, as well as from Avanseus’ own internal data and estimates. Independent consultant reports, industry publications and other published sources generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

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PRESENTATION OF FINANCIAL INFORMATION

FATP

The historical financial statements of FATP were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and are denominated in U.S. Dollars.

Avanseus

Avanseus’ audited consolidated financial statements for the years ended December 31, 2021 and 2020 and unaudited financial statements for the six-month period ended June 30, 2022 and 2021 included in this proxy statement/prospectus have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. IFRS differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies.

For presentation purpose, Avanseus’ unaudited statement of operations for the nine months ended June 30, 2022 is used in the pro forma calculation. Avanseus’ unaudited statement of operations for nine months ended June 30, 2022 is derived from Avanseus’ unaudited statement of operations for six month ended June 30, 2022, included elsewhere in this proxy statement/prospectus, combined with Avanseus’ unaudited statement of operations for three months ended December 31, 2021 (not included elsewhere in this proxy statement/prospectus).

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FREQUENTLY USED TERMS

Key Business and Business Combination Related Terms

Unless otherwise stated or unless the context otherwise requires in this document:

“75% Redemption Scenario” means an assumed scenario where FATP public shareholders holding 6,049,782 FATP Class A Ordinary Shares exercise their redemption rights and that such shares are redeemed for their pro rata shares of the funds in the trust account at a redemption price of approximately $61.0 million;

“ACRA” means the Singapore Accounting and Corporate Regulatory Authority;

“AI” means artificial intelligence;

“Amended Articles” means the amended and restated memorandum and articles of association of New Avanseus adopted as of the effective time of the Exchange;

“Anchor Investors” means the 10 FATP Shareholders who each received 75,000 Founder Shares in a transfer from the Sponsor pursuant to investment agreements between the Sponsor and such FATP Shareholders dated on or about October 12, 2021;

“Avanseus” means Avanseus Pte. Ltd., a Singapore private company limited by shares, or as the context requires, Avanseus Pte. Ltd. and its subsidiaries and consolidated affiliated entities;

“Avanseus Holders Support Agreement” means the Company Holders Support Agreement dated as of August 25, 2022 pursuant to which Avanseus shareholders holding, in the aggregate, approximately 78% of the Avanseus Ordinary Shares have agreed, among other things: (i) to convert their Avanseus Preference Shares, if any, at or prior to the closing of the Exchange into Avanseus Ordinary Shares; (ii) to vote, to the extent applicable, in favor of the transactions contemplated by the Business Combination Agreement and other transaction proposals; (iii) to vote against any proposals that would materially impede the transactions contemplated by the Business Combination Agreement or any other transaction proposal; and (iv) not to sell or transfer any of their shares prior to the closing of the Exchange; and certain shareholders of Avanseus have agreed to a lock-up of the FATP Class A Ordinary Shares that they will receive pursuant to the Exchange (subject to certain exceptions) for a period ending on the earlier of 180 days following the closing of the Exchange or the date on which FATP completes a transaction resulting in all of FATP’s shareholders having the right to exchange their shares for cash securities or other property following the closing of the Exchange;

“Avanseus Non-Voting Shares” means the non-voting shares in the capital of Avanseus, as defined in Avanseus’ governing documents as of the date of the Business Combination Agreement;

“Avanseus Ordinary Shares” means the ordinary shares in the capital of Avanseus, as defined in Avanseus’ governing documents as of the date of the Business Combination Agreement;

“Avanseus Preference Shares” means the Series A Preference Shares in the capital of Avanseus, as defined in Avanseus’ governing documents as of the date of the Business Combination Agreement;

“Avanseus Shares” means the outstanding ordinary shares, non-voting shares and preference shares of Avanseus;

“Business Combination” means the Exchange and the other transactions contemplated by the Business Combination Agreement;

“Business Combination Agreement” means the business combination agreement, dated as of August 26, 2022, by and between FATP and Avanseus, as amended pursuant to Amendment No. 1 thereto dated as of October 3, 2022, and as it may be amended, supplemented, or otherwise modified from time to time;

“Business Combination Transactions” means, collectively, the Exchange and each of the other transactions contemplated by the Business Combination Agreement, the Share Exchange Agreements, the Unvested Restricted Share Amendments, the Restrictive Covenant Agreements, the PIPE Subscription Agreements, the Avanseus Holders Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Amended Articles and any other related agreements, documents or certificates entered into or delivered pursuant thereto;

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“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands;

“Closing” means the closing of the Exchange;

“Closing Date” means the date of the Closing;

“Code” means the Internal Revenue Code of 1986, as amended;

“Confidentiality Agreement” means the confidentiality agreement, dated as of April 28, 2022 (as may be amended, supplemented, or otherwise modified from time to time), between FATP and Avanseus;

“Continental” means Continental Stock Transfer & Trust Company;

“Deal Support” means the total consideration from FATP of $105 million with $95 million allocated to the existing equity of Avanseus and $10 million allocated for the collective purposes of supporting lower redemptions, incentivizing longer holding of FATP public shares and/or to allow for funding of cash needs of the combined company;

“Euros” or “€” means Euros, the legal currency of the European Union;

“Exchange” means the exchange of Avanseus Ordinary Shares and Avanseus Non-Voting Shares for FATP Class A Ordinary Shares pursuant to the Business Combination Agreement;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Existing FATP Articles” means those amended and restated memorandum and articles of association of FATP in force immediately prior to the adoption of the Amended Articles;

“FATP” means Fat Projects Acquisition Corp, an exempted company limited by shares incorporated under the laws of the Cayman Islands, with company registration number 374480;

“FATP Board” means the board of directors of FATP;

“FATP Class A Ordinary Shares” means the Class A ordinary shares of FATP, having a par value of $0.0001 each;

“FATP Class B Ordinary Shares” means the Class B ordinary shares of FATP, having a par value of $0.0001 each;

“FATP IPO” means FATP’s initial public offering, consummated on October 15, 2021, through the sale of 11,500,000 Units (including the 1,500,000 Units sold pursuant to the underwriters’ exercise of their over-allotment option) at $10.00 per Unit;

“FATP Ordinary Shares” means the FATP Class A Ordinary Shares and the FATP Class B Ordinary Shares;

“FATP Preference Shares” means the Series A Convertible Preference Shares of FATP, having a par value of $0.0001;

“FATP Shares” means, collectively, the FATP Class A Ordinary Shares, the FATP Class B Ordinary Shares and the FATP Preference Shares;

“FATP Warrants” means the Private Warrants and the Public Warrants;

“Financial Projections” means, collectively, the Initial Projections, the June Updated Projections and the September Updated Projections;

“Founder Shares” means the 2,875,000 FATP Class B Ordinary Shares that were issued to the Sponsor prior to the FATP IPO;

“General Meeting” means the General Meeting of shareholders of FATP to be held virtually at [●] AM Eastern time, on [●], 2023 via live webcast at https://www.cstproxy.com/fatprojects/2022;

“GST” means any goods and service tax in Singapore;

“Harneys” means Harney Westwood & Riegels of 3rd Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman, KY1-1002, Cayman Islands and its affiliates, as Cayman Islands counsel to FATP;

“IASB” means the International Accounting Standards Board;

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“IFRS” means the International Financial Reporting Standards, as issued by the IASB;

“Initial Projections” means the financial projections of Avanseus for each of the fiscal years ending December 31, 2022 and December 31, 2023 that Avanseus prepared in May 2022;

“IRS” means the U.S. Internal Revenue Service;

“June Updated Projections” means the updated version of the Initial Projections that Avanseus prepared in June 2022;

“Laurel Hill” means Laurel Hill Advisory Group, LLC, whom FATP has engaged to assist in the solicitation of proxies for the General Meeting;

“Management’s Adjustments” means the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur;

“Maximum Redemption Scenario” means an assumed scenario where FATP public shareholders holding approximately 8,066,376 FATP Class A Ordinary Shares exercise their redemption rights and that such shares are redeemed for their pro rata shares of the funds in the trust account at a redemption price of approximately $81.2 million;

“Minimum Redemption Scenario” means an assumed scenario where FATP public shareholders redeem 5,200,000 FATP Class A Ordinary Shares and that such shares are redeemed for their pro rata shares of the funds in the trust account at a redemption price of approximately $52.4 million;

“Nasdaq” means the Nasdaq Stock Market LLC;

“New Avanseus” means Avanseus Holdings Corporation (formerly named Fat Projects Acquisition Corp) following the consummation of the Business Combination;

“New Avanseus Ordinary Shares” means the ordinary shares of New Avanseus, having a par value of $0.0001 each;

“PFIC” means passive foreign investment company;

“PIPE Investment” means the anticipated purchase of up to $35 million of FATP Preference Shares, which shares will be convertible into FATP Class A Ordinary Shares, and (ii) FATP Class A Ordinary Shares pursuant to the PIPE Subscription Agreements, pursuant to private offering by FATP that will be conducted in accordance with the exemption from registration provided in Regulation S under the Securities Act;

“PIPE Investors” means the third-party investors who enter into PIPE Subscription Agreements;

“PIPE Subscription Agreements” means the subscription agreements that the Business Combination Agreement anticipates that FATP will enter into with certain investors pursuant to which the investors will agree to purchase up to an aggregate of $35 million of (i) FATP Preference Shares, which shares will be convertible into FATP Class A Ordinary Shares, and (ii) FATP Class A Ordinary Shares;

“Private Warrants” means the aggregate 2,865,000 warrants, each exercisable to purchase one FATP Class A Ordinary Share at $11.50 per share, that FATP issued at a price of $1.00 per warrant issued to the Sponsor simultaneously with the closing of the FATP IPO and the exercise of the underwriters’ over-allotment option to purchase additional Units;

“Public Warrants” means the warrants included in the Units issued in the FATP IPO, each of which is exercisable for one FATP Class A Ordinary Share at $11.50 per share, in accordance with its terms;

“Other Transaction Documents” means the Business Combination Agreement, the Share Exchange Agreements, the Unvested Restricted Share Amendments, the Restrictive Covenant Agreements, the PIPE Subscription Agreements, the Avanseus Holders Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Amended Articles, and any other related agreements, documents or certificates entered into or delivered pursuant thereto;

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“Registration Rights Agreement” means the registration rights agreement, dated as of August 25, 2022, by and among FATP, the Sponsor, and certain of the shareholders of Avanseus to be effective upon the Closing pursuant to which, among other things, FATP will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act and the Sponsor, certain Sponsor affiliated parties and certain shareholders of Avanseus party thereto have been granted certain demand and piggyback registration rights;

“Restrictive Covenant Agreement” means a deed of restrictive covenant agreement between FATP and each of Bhargab Mitra, Chiranjib Bhandary, Dennis Lorenzin, and Mei Lan Ng in substantially the form attached as Exhibit I to the Business Combination Agreement or in other form and substance acceptable to FATP in good faith;

“SEC” means the U.S. Securities and Exchange Commission;

“September Updated Projections” means the updated version of the Initial Projections that Avanseus prepared in September 2022;

“Share Exchange Agreement” means a share exchange agreement, between Avanseus shareholders and FATP in substantially the form attached as Exhibit A to the Business Combination Agreement or in other form and substance acceptable to FATP in good faith providing for the exchange of that Avanseus Shareholder’s Avanseus Shares for FATP Class A Ordinary Shares at the Closing;

“Singapore Dollars” and “S$” means Singapore dollars, the legal currency of Singapore;

“SPAC” means special purpose acquisition company;

“Sponsor” means Fat Projects SPAC Pte. Ltd, a Singapore private company limited by shares;

“Sponsor’s Shareholders” means the shareholders of the Sponsor, which include all of FATP’s directors and executive officers or companies controlled by them, as of October 12, 2021;

“Sponsor Support Agreement” means the sponsor support and lock-up agreement, dated as of August 25, 2022, by and among FATP, the Sponsor and Avanseus pursuant to which the Sponsor has agreed, among other things and subject to the terms and conditions set forth therein (i) to vote in favor of the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (ii) to appear at the General Meeting for purposes of constituting a quorum, (iii) to vote against any proposals that would materially impede the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (iv) not to redeem any FATP Shares held by the Sponsor, and (v) to a lock-up of its FATP Ordinary Shares (subject to certain exceptions) for a period ending on the earlier of 180 days following the Closing or the date on which FATP completes a transaction resulting in all of FATP’s shareholders having the right to exchange their shares for cash securities or other property following the Closing;

“Transaction Accounting Adjustments” means the required adjustments to depict the accounting for the Business Combination Transactions in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus;

“trust account” means the U.S.-based trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee, into which FATP placed the proceeds of the FATP IPO and the proceeds of the sale of the Private Warrants

“Unit” means one FATP Class A Ordinary Share and one Public Warrant, whereby each Public Warrant entitles the holder thereof to purchase one FATP Class A Ordinary Share at an exercise price of $11.50 per share, sold in the FATP IPO;

“Unvested Grant Shares” means Avanseus Ordinary Shares or Avanseus Non-Voting Shares issuable pursuant to an Avanseus Restricted Share Award that have not fully vested at the effective time of the Exchange;

“Unvested Restricted Share Amendment” means the amendment duly executed and delivered by holders of Unvested Grant Shares in the form attached to the Business Combination Agreement as Exhibit F, pursuant to which each holder agrees that its right to receive Unvested Grant Shares satisfaction of the vesting criteria with respect thereto is replaced with the right to receive 0.318496 FATP Class A Ordinary Shares per Unvested Grant Shares; and

“U.S. GAAP” means United States generally accepted accounting principles.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSED BUSINESS COMBINATION

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the Business Combination and the proposals to be presented at the General Meeting. The following questions and answers do not include all the information that is important to FATP shareholders or Avanseus shareholders. FATP shareholders and Avanseus shareholders should read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Business Combination and, for FATP shareholders, the voting procedures for the General Meeting, which will be held at [●] AM Eastern time, on [●], virtually via live webcast at https://www.cstproxy.com/fatprojects/2022.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS — FATP SHAREHOLDERS

Q:	Why am I receiving this proxy statement/ prospectus?

A:	FATP shareholders are being asked to consider and vote upon a proposal to approve and/or adopt the Business Combination and certain related proposals.

FATP and Avanseus have agreed to the Business Combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. The Business Combination Agreement, among other things, (i) anticipates that each holder of Avanseus Ordinary Shares and Avanseus Non-Voting Shares will exchange each such outstanding Avanseus share for 0.318496 FATP Class A Ordinary Shares (rounded down to the nearest whole share), and provides that Avanseus will thereby become a wholly-owned subsidiary of FATP, and (ii) provides that each Avanseus Restricted Share Award outstanding with respect to Avanseus Ordinary Shares or Avanseus Non-Voting Shares that is not vested at the effective time of the Exchange will be amended to provide that FATP assumes and replaces Avanseus as the grantor of unvested shares and the grantee becomes entitled to receive 0.318496 FATP Class A Ordinary Shares in place of each unvested Avanseus share if and when vesting occurs.

Q:	What proposals are shareholders of FATP being asked to vote upon?

A:	At the General Meeting, FATP is asking holders of the FATP Class A Ordinary Shares to consider and vote upon the following proposals:

●	Business Combination Proposal — To vote to approve the Business Combination Agreement, the Other Transaction Documents, and the Business Combination Transactions contemplated thereby. See the section entitled “The Business Combination Proposal; Terms of the Business Combination.”

●	Articles Amendment Proposal — To vote to adopt amended and restated memorandum and articles of association. See the section entitled “The Articles Amendment Proposal.”

●	Share Issuance Proposal — To vote to approve the issuance of [●] FATP Class A Ordinary Shares and [●] FATP Preference Shares. See the section entitled “The Share Issuance Proposal.”

●	Incentive Plan Proposal — To vote to approve and adopt the Avanseus Holdings Corporation 2022 Equity Incentive Plan (the “New Avanseus Incentive Plan”). See the section entitled “The Incentive Plan Proposal.”

●	Adjournment Proposal — To consider and vote upon a proposal to adjourn the meeting to a later date or dates to permit further solicitation and voting of proxies if, based upon the tabulated vote at the time of the General Meeting, FATP would not have been authorized to consummate the Business Combination. See the section entitled “The Adjournment Proposal.”

FATP will hold the General Meeting of its shareholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the General Meeting. Shareholders should read it carefully and in its entirety.

The vote of shareholders is important. FATP encourages its shareholders to submit their completed proxy card as soon as possible after carefully reviewing this proxy statement/prospectus.

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Q:	Are the proposals conditioned on one another?

A:	Yes. Each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q:	Why is FATP proposing the Business Combination?

A:	FATP was incorporated to consummate a merger, share exchange, asset acquisition, share purchase, reorganization, or other similar business combination with one or more businesses or entities.

Avanseus is a software company specializing in building enterprise solutions enabled by analytics, artificial intelligence, machine learning, and cognitive computing. Avanseus’ current focus is predictive operations and maintenance software, primarily in the telecommunications sector. It has developed and own proprietary technology that can scale across various industries. For more information, see “Avanseus’ Business.”

Based on its due diligence investigations of Avanseus and the industries in which it operates, including the financial and other information provided by Avanseus in the course of FATP’s due diligence investigations, the FATP Board believes that the Business Combination is in the best interests of FATP and presents an opportunity to increase shareholder value. However, there can be no assurances of this. Although the FATP Board believes that the Business Combination presents a unique business combination opportunity and is in the best interests of FATP, the FATP Board did consider certain potentially material negative factors in arriving at that conclusion. See “The Business Combination Proposal; Terms of the Business Combination — FATP’s Board of Directors’ Reasons for the Approval of the Business Combination” for a discussion of the factors that the FATP Board considered in making its decision.

Q:	Did the FATP Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:	No. The FATP Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, FATP’s management, the members of the FATP Board and the other representatives of FATP have substantial experience in evaluating the operating and financial merits of companies similar to Avanseus and reviewed certain financial and operating information of Avanseus and other relevant financial information selected based on the experience and the professional judgment of FATP’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the FATP Board in valuing Avanseus’ business and assume the risk that the FATP Board may not have properly valued such business.

Q:	How will the effective rate of underwriting discounts and commissions paid on capital raised in FATP’s initial public offering and retained after the Business Combination be affected by redemptions?

A:	FATP sold 11,500,000 Units in its initial public offering, with investors paying $10.00 per Unit, representing gross initial public offering proceeds of $115,000,000. The underwriters in the initial public offering received $1,150,000 upon completion of the FATP IPO and will receive an additional $4,025,000 upon consummation of the Business Combination, resulting in a 3.5% rate of underwriting discounts and commissions, which represents the underwriters’ total underwriting discounts and commissions as a percentage of gross initial public offering proceeds. However, to the extent there are redemptions, the effective rate of underwriting discounts and commissions paid by FATP and borne indirectly by its non-redeeming stockholders will be higher after taking into account proceeds used to redeem the FATP Shares of redeeming stockholders. For example, (i) assuming the Minimum Share Redemption Scenario, the effective rate of underwriting discounts and commissions paid by FATP will increase to 8.2%, (ii) assuming the 75% Redemption Scenario, the effective rate of underwriting discounts and commissions paid by FATP will increase to 9.5%, and (iii) assuming the Maximum Redemption Scenario, the effective rate of underwriting discounts and commissions paid by FATP will increase to 15.1%.

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Q:	What are the U.S. Federal income tax consequences of the Business Combination to U.S. holders of FATP Shares?

A:	U.S. holders of FATP Class A Ordinary Shares and FATP Warrants will retain their FATP Class A Ordinary Shares and FATP Warrants in the Business Combination, will not receive any consideration in connection with the Business Combination and will not receive any additional FATP Class A Ordinary Shares or additional FATP Warrants (New Avanseus Ordinary Shares and warrants to purchase securities of New Avanseus after the change in corporate name) in the Business Combination. As a result, there will be no material U.S. federal income tax consequences to U.S. holders of FATP Class Ordinary Shares and FATP Warrants as a result of the Business Combination, regardless of whether the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code or otherwise qualifies for nonrecognition treatment. Furthermore, such treatment is not a condition to FATP’s or Avanseus’ obligation to complete the Business Combination.

U.S. HOLDERS OF FATP CLASS A ORDINARY SHARES AND FATP WARRANTS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE BUSINESS COMBINATION UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	FATP shareholders who exercise their redemption rights to receive cash from the trust account in exchange for their FATP Ordinary Shares generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the FATP Ordinary Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A stockholder’s tax basis in his, her or its FATP Ordinary Shares generally will equal the cost of such shares.

Please see the section entitled “Material Tax Considerations — United States Federal Income Tax Considerations — Effects to U.S. Holders of Exercising Redemption Rights” for additional information. We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	How many votes do I have at the General Meeting?

A:	FATP shareholders are entitled to one vote at the General Meeting for each FATP Share held of record as of [●], 2022, the record date for the General Meeting (the “record date”). As of the close of business on the record date, there were [●] FATP Shares outstanding. This includes [●] FATP Class A Ordinary Shares and [●] FATP Class B Ordinary Shares.

Q:	What vote is required to approve the proposals presented at the General Meeting?

A:	The following votes are required for each proposal at the General Meeting:

●	Business Combination Proposal — The approval of the Business Combination Proposal will require an ordinary resolution, which means a resolution passed by a simple majority of the votes cast by those shareholders of FATP who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the General Meeting.

●	Articles Amendment Proposal — The authorization of the Articles Amendment Proposal will require a special resolution, which means a resolution that is passed by at least two-thirds of the votes cast by those shareholders of FATP who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the General Meeting.

●	Share Issuance Proposal — The approval of the Share Issuance Proposal will require approval by a majority of the votes cast by those shareholders of FATP who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the General Meeting.

●	Incentive Plan Proposal — The approval of the Incentive Plan Proposal will require a general resolution, which means a resolution passed by a simple majority of the votes cast by those shareholders of FATP who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the General Meeting.

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●	Adjournment Proposal — The approval of the Adjournment Proposal will require the consent of the meeting, which means a simple majority of the votes that are cast by those shareholders of FATP who are present, in person or by proxy, and vote thereupon at the General Meeting.

For purposes of the General Meeting, an abstention occurs when a shareholder attends the meeting and does not vote or returns a proxy with an “abstain” vote.

If you are a FATP shareholder that attends the General Meeting and fails to vote on the Business Combination, Articles Amendment, Share Issuance or Adjournment Proposals, or if you respond to such proposals with an “abstain” vote, your failure to vote or “abstain” vote in each case will have no effect on the vote count for such proposals.

Q:	What constitutes a quorum at the General Meeting?

A:	A quorum will be present at the General Meeting if the holders of a majority of the issued and outstanding FATP Shares entitled to vote at the General Meeting are present in person or by proxy. If a quorum is not present within half an hour from the time designated for the General Meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the FATP Board may determine.

As of the record date, holders of [●] FATP Shares would be required to be present, in person or by proxy, at the General Meeting to achieve a quorum.

Q:	How do the insiders of FATP intend to vote on the proposals?

A:	Shareholders of the Sponsor, which include all of FATP’s directors and executive officers or companies controlled by them (who we refer to as the “Sponsor’s Shareholders”), to whom the Sponsor has transferred FATP Class B Ordinary Shares, beneficially own and are entitled to vote an aggregate of 2,125,000 FATP Class B Ordinary Shares, which constitute approximately 14.7% of the outstanding FATP Ordinary Shares. The Anchor Investors (or their transferees) own the remaining 750,000 FATP Class B Ordinary Shares. The Sponsor’s Shareholders and the Anchor Investors are required by the investment agreements they entered into with the Sponsor to vote their FATP Class B Ordinary Shares in favor of the Business Combination Proposal, in favor of the Articles Amendment Proposal, in favor of the Share Issuance Proposal, in favor of the Incentive Plan Proposal and in favor of the Adjournment Proposal, if presented at the General Meeting. (The Anchor Investors are not obligated to vote any of their FATP Class A Ordinary Shares in favor of any of the proposals.) As a result, in addition to the FATP Class B Ordinary Shares held by the Sponsor’s Shareholders and the Anchor Investors: (i) assuming all outstanding FATP Shares are voted, FATP would need 38% of the outstanding FATP Shares to vote in favor to have the Business Combination Proposal approved, 59% of the outstanding FATP Shares to vote in favor to have the Articles Amendment Proposal approved, 38% of the outstanding FATP Shares to vote in favor to have the Share Issuance Proposal approved and 38% of the outstanding FATP Shares to vote in favor to have the Incentive Plan Proposal approved; and (ii) assuming only the minimum number of FATP Shares representing a quorum are voted, FATP would need 6.5% of the outstanding FATP Shares to vote in favor to have the Business Combination Proposal approved, 17% of the outstanding FATP Shares to vote in favor to have the Articles Amendment Proposal approved, 6.5% of the outstanding FATP Shares to vote in favor to have the Share Issuance Proposal approved and 6.5% of the outstanding FATP Shares to vote in favor to have the Incentive Plan Proposal approved.

Q:	What interests do FATP’s directors and officers have in the Business Combination?

A:	When considering the FATP Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal, FATP shareholders should keep in mind that the Sponsor and FATP’s directors and executive officers, have interests in such proposals that are different from, or in addition to (and which may conflict with), those of FATP shareholders generally. These interests include, among other things, the interests listed below:

●	the fact that the Sponsor’s Shareholders and FATP’s directors and officers have agreed not to redeem any FATP Class B Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

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●	the fact that the Sponsor paid an aggregate of $25,000 for the 2,875,000 FATP Class B Ordinary Shares currently owned by the Sponsor’s Shareholders and the Anchor Investors, and such securities will have a significantly higher value after the Business Combination. As of September 23, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $28,635,000, based upon a closing price of $9.96 per public share on Nasdaq (and will have zero value if neither the Business Combination nor any other business combination is completed on or before the Final Redemption Date);

●	the fact that the Sponsor paid $2,865,000 to purchase an aggregate of 2,865,000 Private Warrants currently owned by the Sponsor’s Shareholders at a price of $1.00 per Private Warrant, each exercisable to purchase one FATP Class A Ordinary Share at $11.50, subject to adjustment, and the Private Warrants would be worthless — and the entire $2,865,000 warrant investment would be lost — if FATP does not consummate a business combination by the Final Redemption Date. As of September 30, 2022, the estimated fair value of the Private Warrants was $142,964;

●	the fact that given the very low purchase price (of $25,000 in aggregate) that the Sponsor paid for the FATP Class B Ordinary Shares as compared to the price of the FATP Shares sold in the FATP IPO and the substantial number of FATP Class A Ordinary Shares that the Sponsor’s Shareholders will receive upon conversion of the FATP Class B Ordinary Shares in connection with the Business Combination, the Sponsor’s Shareholders may earn a positive rate of return on their investment even if the FATP Class A Ordinary Shares trade below the price initially paid for the FATP Class A Ordinary Shares in the FATP IPO and the FATP public shareholders experience a negative rate of return following the completion of the Business Combination;

●	the fact that the Sponsor’s Shareholders and FATP’s directors and executive officers have agreed to waive their rights to liquidating distributions from the trust account with respect to any FATP Shares (other than public shares) held by them if FATP fails to complete an initial business combination by the Final Redemption Date. As a result of waiving liquidating distributions, if FATP fails to complete an initial business combination by the Final Redemption Date, the Sponsor’s Shareholders and FATP’s directors and executive officers would lose $2,865,000 for the purchase of the Private Warrants, and $25,000 for the purchase of the FATP Class B Ordinary Shares;

●	the fact that FATP’s directors and officers have agreed to waive their redemption rights with respect to the FATP Shares (other than public shares) held by them for no consideration;

●	the fact that, with respect to redemptions, holders of FATP Class B Ordinary Shares may have different incentives than holders of FATP Class A Ordinary Shares with respect to the completion of any proposed business combination and/or the exercise of a right to redeem. In particular, holders of FATP Class B Ordinary Shares are not entitled to participate in any redemption with respect to such shares. The value of the FATP Class B Ordinary Shares is dependent on FATP’s consummation of a business combination. In the event that FATP does not consummate a business combination, the FATP Class B Ordinary Shares would be rendered valueless. Holders of FATP Class A Ordinary Shares, on the other hand, will ultimately be entitled to exercise redemption rights and receive the value of their redeemed shares even if FATP does not complete a business combination. Therefore, the interests of holders of FATP Class A Ordinary Shares and FATP Class B Ordinary Shares may not be aligned. Holders of FATP Class A Ordinary Shares should form their own independent views as to whether or not to redeem or whether or not to vote in favor of the Business Combination Proposal;

●	the fact that the Sponsor’s Shareholders and FATP’s officers and directors will lose their entire investment in FATP and will not be reimbursed for any out-of-pocket expenses if FATP does not consummate an initial business combination by the Final Redemption Date;

●	the fact that the Sponsor (including its representatives and affiliates) and FATP’s directors and executive officers and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to FATP. The Sponsor and FATP’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing the Business Combination. Accordingly, if any of FATP’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current

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fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law.

●	If the trust account is liquidated, including in the event that FATP is unable to complete an initial business combination, the Sponsor has agreed that it will indemnify FATP if and to the extent that any claims by a third party (other than the independent public accounting firm) for services rendered or products sold to FATP, or a prospective target business with which FATP has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such indemnification will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the FATP IPO against certain liabilities, including liabilities under the Securities Act.

Q:	I am a FATP shareholder. Do I have redemption rights?

A:	Yes. Pursuant to the Existing FATP Articles, in connection with the completion of the Business Combination, commencing on [●] holders of FATP Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Existing FATP Articles. For illustrative purposes, as of September 30, 2022, this would have amounted to approximately $10.07 per share less any owed but unpaid taxes on the funds in the trust account. There are currently no owed but unpaid income taxes on the funds in the trust account. However, the proceeds deposited in the trust account could become subject to the claims of FATP’s creditors, if any, which would have priority over the claims of FATP shareholders. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. FATP expects that the funds to be distributed to FATP shareholders electing to redeem their shares will be distributed promptly after the consummation of the Business Combination. If a holder exercises its redemption rights, then such holder will be exchanging its FATP Shares for cash. Such a holder will be entitled to receive cash for its FATP Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to FATP’s transfer agent, Continental, two business days prior to the General Meeting. A holder of FATP Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), may not seek to have more than 15% of the aggregate public shares redeemed without the consent of FATP. Pursuant to the Existing FATP Articles, FATP may not consummate the Business Combination if, upon the consummation of the Business Combination, FATP does not have at least $5,000,001 in net tangible assets after giving effect to the payment of amounts that FATP will be required to pay to redeeming shareholders upon consummation of the Business Combination. See the section titled “General Meeting of FATP Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your FATP Shares for cash. In addition, the Business Combination Agreement provides that the obligation of each party to close the Business Combination Transactions is conditioned on FATP public shareholders requesting redemption of at least an aggregate of 5,200,000 FATP Class A Ordinary Shares.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights regardless of whether you vote or, if you vote, irrespective of whether you vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal or the Adjournment Proposal. As a result, the Business Combination Proposal can be approved by shareholders who shall redeem their FATP Shares and no longer remain FATP shareholders, leaving shareholders who choose not to redeem their FATP Shares holding shares in a company with a potentially less liquid trading market for its stock, fewer shareholders and the potential inability to meet the Nasdaq listing standards. See also “What will be the relative equity stakes of FATP shareholders, the Avanseus shareholders and the PIPE Investors in New Avanseus upon completion of the Business Combination?”

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Q:	How do I exercise my redemption rights?

A:	If you are a FATP shareholder and wish to exercise your right to have your FATP Shares redeemed, you must

●	submit a written request to Continental, FATP’s transfer agent, in which you (i) request that FATP redeem all or a portion of your FATP Shares for cash and (ii) identify yourself as the beneficial holder of the FATP Shares and provide your legal name, phone number and address, and

●	deliver your shares or share certificates (if any) and other redemption forms (as applicable) to Continental, FATP’s transfer agent, physically or electronically through DWAC.

Holders must complete the procedures for electing to redeem their shares in the manner described above prior to [●], 2022, two business days before the scheduled General Meeting in order for their shares to be redeemed.

The address of Continental, FATP’s transfer agent, is listed under the question “Who can help answer my questions?” below.

If a public FATP shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares or share certificates (if any) and other redemption forms (as applicable) to Continental, FATP will redeem such public shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to FATP to pay taxes, divided by the number of then-outstanding public shares.

For illustrative purposes, as of September 30, 2022, this would have amounted to approximately $10.07 per issued and outstanding public share less any owed but unpaid taxes on the funds in the trust account. There are currently no owed but unpaid income taxes on the funds in the trust account. However, the proceeds deposited in the trust account could become subject to the claims of FATP’s creditors, if any, which would have priority over the claims of FATP shareholders. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. FATP expects that the funds to be distributed to FATP shareholders electing to redeem their FATP Shares will be distributed promptly after the consummation of the Business Combination.

A holder of FATP Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), may not seek to have more than 15% of the aggregate public shares redeemed without the consent of FATP. Under the Existing FATP Articles, the Business Combination may not be consummated if FATP has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all public shares properly demanded to be redeemed by holders of FATP Shares. In addition, the Business Combination Agreement provides that the obligation of each party to close the Business Combination Transactions is conditioned on FATP public shareholders requesting redemption of at least an aggregate of 5,200,000 FATP Class A Ordinary Shares.

A FATP shareholder that requests to have FATP Shares redeemed may withdraw such request at any time up to the date of the General Meeting.

Any corrected or changed written exercise of redemption rights must be received by Continental, FATP’s transfer agent, two business days prior to the General Meeting. FATP will not honor any request for redemption unless the holder’s shares and other redemption forms (as applicable) have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the General Meeting.

See the section titled “General Meeting of FATP Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

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Q.	What happens if a substantial number of FATP shareholders vote in favor of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal and exercise their redemption rights?

A:	FATP shareholders may vote in favor of the Business Combination, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of FATP shareholders are substantially reduced as a result of redemption by FATP shareholders. Pursuant to the Existing FATP Articles, FATP may not consummate the Business Combination if, upon the consummation of the Business Combination, FATP does not have at least $5,000,001 in net tangible assets after giving effect to the payment of amounts that FATP shall be required to pay to redeeming shareholders upon consummation of the Business Combination. In addition, one of the conditions to the closing of the Business Combination Transactions contained in the Business Combination Agreement is that the holders of at least 5,200,000 public shares elect to redeem their public shares in connection with the Business Combination. However, the Sponsor has agreed not to redeem its shares. In the event of significant redemptions, with fewer shares and fewer FATP shareholders, the trading market for New Avanseus Ordinary Shares may be less liquid than the market for FATP Shares was prior to the Business Combination. In addition, in the event of significant redemptions, New Avanseus may not be able to meet the Nasdaq listing standards.

Q:	Do I have appraisal rights if I object to the Business Combination?

A:	Holders of FATP Class A Ordinary Shares and FATP Warrants do not have appraisal or dissenters’ rights in connection with the Business Combination. See the section entitled “Appraisal Rights” for additional information.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:	FATP placed a total of $115,000,000 of the net proceeds of the FATP IPO (including the net proceeds of the underwriters’ exercise of their over-allotment option) and simultaneous private placements in the trust account immediately following the FATP IPO. After consummation of the Business Combination, the funds in the trust account will be released to pay holders of the FATP Shares who exercise redemption rights and to pay fees and expenses incurred in connection with the Business Combination (including fees of an aggregate of approximately $4,025,000 to certain underwriters in connection with the FATP IPO). Any remaining funds will remain on the balance sheet of New Avanseus after Closing in order to fund New Avanseus’ existing operations and support new and existing growth initiatives.

One of the conditions to the closing of the Business Combination contained in the Business Combination Agreement is that FATP has cash and cash equivalents of at least $25,000,000 in working capital for general corporate purposes after the giving effect of all redemptions and taking into account the PIPE Investments and the payment of expenses related to the Business Combination and including amounts remaining on deposit in the trust account.

Q:	What happens if the Business Combination is not consummated?

A:	If FATP does not complete the Business Combination (or another initial business combination) by October 15, 2022 (or January 15, 2023 if FATP has filed a proxy statement, registration statement or similar filing for an initial business combination by October 15, 2022 but has not completed the initial business combination by October 15, 2022, or by July 15, 2023 if FATP extends the period of time to consummate a business combination, as described in more detail in this proxy statement/prospectus, or as extended by FATP’s shareholders in accordance with the Existing FATP Articles) (such date the “Final Redemption Date”), FATP must redeem 100% of the public shares, at a per-share price, payable in cash, equal to the amount then held in the trust account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then-outstanding public shares.

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Q:	What else do I need to know now?

A:	FATP urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder of FATP. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I attend the General Meeting?

A:	The General Meeting will be held virtually at [●] AM Eastern time, on [●], 2023 via live webcast at https://www.cstproxy.com/fatprojects/2022. If you are a holder of record of FATP Shares on the record date, you will be able to attend the General Meeting online and vote during the General Meeting and examine the list of holders of record of FATP Shares by visiting https://www.cstproxy.com/fatprojects/2022 and entering the control number on your proxy card, voting instruction form or notice included in your proxy materials; shareholders who attend the General Meeting in such manner will be considered present in person at the General Meeting.

Q:	How do I vote?

A:	If you are a holder of record of FATP Shares on the record date, you may vote remotely at the General Meeting or by submitting a proxy for the General Meeting. The General Meeting will be held virtually at [●] AM Eastern time, on [●], 2023 via live webcast at https://www.cstproxy.com/fatprojects/2022. You will be able to attend the General Meeting online and vote during the General Meeting by visiting https://www.cstproxy.com/fatprojects/2022 and entering the control number on your proxy card, voting instruction form or notice included in your proxy materials. Please note that you will not be able to vote or ask questions if you choose to participate telephonically. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote remotely, obtain a proxy from your broker, bank or nominee and a control number from Continental, available once you have received your proxy by emailing proxy@continentalstock.com.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. As disclosed in this proxy statement/prospectus, your broker, bank, or nominee cannot vote your shares on the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal or the Incentive Plan Proposal unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. If you are a FATP shareholder holding your shares in “street name” and you do not instruct your broker, bank, or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Such abstentions and broker non-votes will have no effect on the outcome of the vote count for any of the proposals.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. Shareholders may send a later-dated, signed proxy card to Continental at the address set forth below so that it is received by Continental prior to the vote at the General Meeting or attend the General Meeting by visiting https://www.cstproxy.com/fatprojects/2022 and entering the control number on your proxy card, voting instruction form or notice included in your proxy materials and voting. Shareholders may also revoke their proxy by sending a notice of revocation to Continental, which must be received by Continental prior to the vote at the General Meeting.

Q:	What happens if I fail to take any action with respect to the General Meeting?

A:	If you fail to take any action with respect to the General Meeting (or the related redemption of your shares), you will continue to be a shareholder of FATP/New Avanseus.

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Q:	What should I do if I receive more than one set of voting materials?

A:	Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your FATP Shares.

Q:	What happens if I sell my FATP Shares before the General Meeting?

A:	The record date for the General Meeting is earlier than the date of the General Meeting and earlier than the date the Business Combination is expected to be completed. If you transfer your FATP Shares after the record date, but before the General Meeting date, then unless you grant a proxy to the transferee, you will retain your right to vote at the General Meeting.

Q:	Who will solicit and pay the cost of soliciting proxies for the General Meeting?

A:

FATP will pay the cost of soliciting proxies for the General Meeting. FATP has engaged Laurel Hill Advisory Group, LLC (“Laurel Hill”) to assist in the solicitation of proxies for the General Meeting. FATP has agreed to pay Laurel Hill a fixed fee of $[●], plus disbursements, and to pay $[●] for each holder’s proxy solicited by Laurel Hill, to reimburse Laurel Hill for its reasonable and documented costs and expenses and to indemnify Laurel Hill and its affiliates against certain claims, liabilities, losses, damages and expenses. FATP will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of FATP Shares for their expenses in forwarding soliciting materials to beneficial owners of FATP Shares and in obtaining voting instructions from those owners. FATP’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the General Meeting?

A:	FATP will announce the preliminary voting results at the General Meeting. In addition, FATP will publish final voting results of the General Meeting in a Current Report on Form 8-K that it files with the SEC within four business days after the General Meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact FATP’s proxy solicitor as follows:

Individuals call toll-free (tolls apply if calling from outside the United States): +1 (855) 414-2266. Banks and brokers call: +1 (855) 414-2266 Email: FATP@laurelhill.com. This proxy statement/prospectus and the notice of the General Meeting will be available at https://www.cstproxy.com/fatprojects/2022.

To obtain timely delivery, shareholders must request the materials no later than [●], 2022, or five business days prior to the General Meeting.

You may also obtain additional information about FATP from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you are a holder of FATP Shares and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to FATP’s transfer agent at the address below at least two business days prior to the General Meeting. If you have questions regarding the certification of your position or delivery of your shares for redemption, please contact FATP’s transfer agent as follows:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, NY 10004

Attention: __________

Email: ________________

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QUESTIONS AND ANSWERS ABOUT THE PROPOSED BUSINESS COMBINATION — AVANSEUS SHAREHOLDERS

Q:	Why am I receiving this proxy statement/ prospectus?

A:	Avanseus shareholders are being asked to enter into a Share Exchange Agreement with FATP whereby each Avanseus Ordinary Share and Avanseus Non-Voting Share that they own will be exchanged for 0.318496 FATP Class A Ordinary Shares (rounded down to the nearest whole share), in accordance with the Business Combination Agreement that is described in this proxy statement/prospectus, pursuant to which Avanseus will thereby become a wholly-owned subsidiary of FATP, all as further described in this proxy statement/prospectus. The Business Combination Agreement also provides that each Avanseus Restricted Share Award outstanding with respect to Avanseus Ordinary Shares or Avanseus Non-Voting Shares that is not vested at the effective time of the Exchange will be amended to provide that FATP assumes and replaces Avanseus as the grantor of Unvested Grant Shares and the grantee becomes entitled to receive 0.318496 FATP Class A Ordinary Shares in place of each unvested Avanseus Share if and when vesting occurs, pursuant to an Unvested Restricted Share Amendment to be entered into between each holder of Unvested Grant Shares, FATP, and Avanseus. This constitutes an offer by FATP of the FATP Class A Ordinary Shares that will be issued in the Exchange and in exchange for the Avanseus Restricted Share Awards, and this joint proxy statement/prospectus is a prospectus of FATP with respect to FATP’s offer and issuance of such FATP Class A Ordinary Shares. As a shareholder of Avanseus, you are being offered such FATP Class A Ordinary Shares in connection with the Business Combination, including the Exchange, and that is why you are receiving this proxy statement/prospectus.

Q:	What do I need to do now? Do I need to vote?

A:	Avanseus shareholders are not being asked to vote on the Business Combination or any other matter. Consummation of the Business Combination, however, is conditioned on (i) each Avanseus shareholder executing a Share Exchange Agreement and delivering to FATP such executed Share Exchange Agreement, along with all of his, her, or its original certificates for their Avanseus Shares and any other documents that FATP may reasonably request, and (ii) each holder of an Avanseus Restricted Share Award executing and delivering to FATP and Avanseus an Unvested Restricted Share Amendment. While FATP can waive these requirements, we do not expect that they will do so. Therefore, we urge you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and consider how the Business Combination will affect you as a shareholder of Avanseus, and then execute a Share Exchange Agreement and/or Unvested Restricted Share Amendment, as applicable, and submit them, along with your share certificates and any other requested documentation, to FATP in accordance with the instructions at https://fatprojectscorp.com/investor-relations/Avanseus, to:

Fat Projects Acquisition Corp

c/o Pinsent Masons

182 Cecil Street

#32-01 Frasers Tower

Singapore 069547

Attn: Mark Tan, Mark.Tan@pinsentmasons.com

as soon as possible, but in any case no later than [●], 2023, the date of the General Meeting at which FATP shareholders will vote on whether to approve the Business Combination and certain related proposals.

Q:	Why did the board of directors of Avanseus agree to the Business Combination?

A:	Avanseus requires additional capital to expand its business and otherwise carry out its current business plan. The Business Combination will provide Avanseus with an immediate source of additional capital as well as access to the U.S. capital markets.

Q:	Who can help answer my questions?

A:	If you have questions about the Exchange or any other aspects of the Business Combination, or if you need additional copies of this proxy statement/prospectus, please contact FATP on its website at https://fatprojectscorp.com/investor-relations/ or by sending a written request to FATP at Fat Projects Acquisition Corp, 27 Bukit Manis Road, Singapore, 099892 or investor@fatprojects.com or by telephone at +65 8590-2056.

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Q:	What happens if the Business Combination is not consummated?

A:	If FATP and Avanseus do not complete the Business Combination by October 15, 2022 (or January 15, 2023 if FATP has filed a proxy statement, registration statement, or similar filing for an initial business combination by October 15, 2022 but has not completed the initial business combination by October 15, 2022, or by July 15, 2023 if FATP extends the period of time to consummate a business combination, as described in more detail in this proxy statement/prospectus, or as extended by FATP’s shareholders in accordance with the Existing FATP Articles), FATP must redeem 100% of the public shares (unless it enters into another business combination within such time periods), meaning that the Business Combination will not be consummated, in which case Avanseus will remain an independent company, and you will continue to hold the shares you own in Avanseus. Similarly, if one or both of FATP and Avanseus terminate the Business Combination Agreement in accordance with its terms, the Business Combination will not be consummated, Avanseus will remain an independent company, and you will continue to hold the shares you own in Avanseus.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED BUSINESS COMBINATION — FATP SHAREHOLDERS AND AVANSEUS SHAREHOLDERS

Q:	What is expected to happen in the Business Combination?

A:	In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties to the Business Combination Agreement have agreed that, in connection with the Closing, the parties will undertake a series of transactions pursuant to which (i) each holder of Avanseus Ordinary Shares and Avanseus Non-Voting Shares will exchange each such outstanding Avanseus share for 0.318496 FATP Class A Ordinary Shares (rounded down to the nearest whole share), and Avanseus will thereby become a wholly-owned subsidiary of FATP, and (ii) each Avanseus Restricted Share Award outstanding with respect to Avanseus Ordinary Shares or Avanseus Non-Voting Shares that is not vested at the effective time of the Exchange will be amended to provide that FATP assumes and replaces Avanseus as the grantor of Unvested Grant Shares and the grantee becomes entitled to receive 0.318496 FATP Class A Ordinary Shares in place of each unvested Avanseus Share if and when vesting occurs. The Exchange and the other transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination.”

For more information on the Exchange, see the section titled “The Business Combination Proposal; Terms of the Business Combination — General Description of the Business Combination Transactions — The Exchange.”

Q:	What is the PIPE Investment (private placement)?

A:	The Business Combination Agreement provides that FATP will use its commercially reasonable efforts to enter into and consummate subscription agreements in form and substance mutually acceptable to FATP and Avanseus with investors mutually reasonably acceptable to FATP and Avanseus pursuant to which such investors will agree to purchase up to an aggregate of $35 million of (i) FATP Series A Convertible Preference Shares, which shares will be convertible into FATP Class A Ordinary Shares, and (ii) FATP Class A Ordinary Shares, with such purchases to be consummated prior to or substantially currently with the closing of the Exchange. None of the Sponsor, FATP’s directors, officers, nor their affiliates will participate in the PIPE Investment.

Q:	What conditions must be satisfied to complete the Business Combination?

A:	There are a number of closing conditions to the Business Combination, including, but not limited to, the following:

●	the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part and the absence of any issued or pending stop order by the SEC with respect thereto;

●	approval by the FATP shareholders of the Business Combination Proposal and any other matters requiring such approval;

●	all of Avanseus’ shareholders irrevocably submitting a duly executed Share Exchange Agreement and all of his, her, or its original certificates for Avanseus Shares for exchange for FATP Class A Ordinary

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Shares and each holder of an Avanseus Restricted Share Award that includes Unvested Grant Shares submitting to FATP and Avanseus a duly executed Unvested Restricted Share Amendment no later than the date of the General Meeting (and all of the outstanding Avanseus Preference Shares having been previously been converted into Avanseus Ordinary Shares);

●	FATP’s filing, to the extent required, of a “Listing of Additional Shares Notification Form” with Nasdaq with respect to the FATP Class A Ordinary Shares to be issued in connection with the Business Combination Transactions, and Nasdaq having completed its review thereof;

●	the accuracy of representations and warranties to various standards, from de minimis to material adverse effect;

●	FATP having at least $5,000,001 of net tangible assets remaining after accounting for FATP’s redemption of the public shares and the proceeds from FATP’s sale of FATP Shares pursuant to the PIPE Subscription Agreements;

●	FATP having at least $25,000,000 in funds comprised of cash and cash equivalents (as defined in the Business Combination Agreement) remaining for general corporate purposes after giving effect to the payment of FATP’s and Avanseus’ expenses in connection with the Business Combination Transactions;

●	Crystal Technology Services Pte. Ltd. executing and delivering to FATP and Avanseus a new warrant agreement for the purchase of 1,000,000 FATP Class A Ordinary Shares and its agreement that the current warrant to purchase Avanseus Shares has been terminated;

●	Certain key executives of Avanseus entering into restrictive covenant agreements with FATP in the form attached to the Business Combination Agreement as Exhibit I;

●	the absence of a legal prohibition on consummating the Business Combination Transactions;

●	the holders of the FATP public shares having properly elected to have FATP redeem at least 5,200,000 FATP public shares;

●	material compliance by each of FATP and Avanseus with its pre-closing covenants; and

●	the bring-down to Closing of the representations and warranties of both for FATP and Avanseus.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal; Terms of the Business Combination — The Business Combination Agreement.”

Q:	When do you expect the Business Combination to be completed?

A:	FATP and Avanseus expect to consummate the Business Combination promptly following the satisfaction, or waiver, of the conditions precedent to Closing set forth in the Business Combination Agreement, including the approval of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal by the holders of FATP Shares. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Proposal; Terms of the Business Combination — The Business Combination Agreement — Conditions to Closing.” However, there can be no assurance that such conditions will be satisfied or waived or that the Business Combination will occur.

Q:	What will be the relative equity stakes of FATP shareholders, the Avanseus shareholders and the PIPE Investors in New Avanseus upon completion of the Business Combination?

A:	Upon consummation of the Exchange, the former security holders of Avanseus will all become security holders of New Avanseus.

The following table illustrates varying ownership levels in New Avanseus immediately following the consummation of the Business Combination based on the Minimum Redemption Scenario, the 75% Redemption Scenario, and the Maximum Redemption Scenario assuming a Closing Date of September 30, 2022. The following table does not include any New Avanseus Ordinary Shares issuable upon the exercise of the FATP Warrants.

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Please see “Risk Factors — Risks Related to Redemption of FATP Shares.” There is no guarantee that a shareholder’s decision whether to redeem his, her, or its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

	Minimum Redemption		75% Redemption		Contractual Maximum Redemption
	Shares	Percentage	Shares	Percentage	Shares	Percentage
FATP public stockholders	6,300,000	33.8%	5,450,218	30.6%	3,433,624	21.7%
FATP Sponsor’s Shareholders, Anchor Investors (FATP Class B Ordinary Shares), and underwriter	2,990,000	16.0%	2,990,000	16.8%	2,990,000	19.0%
Avanseus shareholders	9,350,307	50.2%	9,350,307	52.6%	9,350,307	59.3%
Total	18,640,307	100%	17,790,525	100%	15,773,931	100%

The numbers of shares and percentage interests set forth above reflect different redemption scenarios set forth below.

●	Assuming the Minimum Redemption Scenario: This presentation assumes that FATP public shareholders holding 5,200,000 FATP public shares exercise their redemption rights with respect to such public shares.

●	Assuming the 75% Redemption Scenario: This presentation assumes that FATP public shareholders holding approximately 53% of the public shares exercise their redemption rights with respect to such public shares, which is approximately 75% of the FATP public shares assumed to be redeemed under the Maximum Redemption Scenario. This scenario assumes that 6,049,782 FATP public shares are redeemed for an aggregate redemption payment of approximately $61.0 million inclusive of a pro rata portion of interest accrued on the trust account.

●	Assuming Maximum Redemption Scenario: This presentation assumes that FATP public shareholders holding approximately 70% of the FATP public shares exercise their redemption rights with respect to such public shares. This scenario assumes that 8,066,376 FATP public shares are redeemed for an aggregate redemption payment of approximately $81.2 million inclusive of a pro rata portion of interest accrued on the trust account. The Maximum Redemption Scenario is based on the maximum permitted amount of redemptions while still satisfying the requirement of having cash and cash equivalents comprising working capital to be used for general corporate purposes, including funds remaining in the trust account (after giving effect to the completion and payment of the share redemption) and the proceeds of any PIPE Investment, after giving effect to the payment of FATP’s and Avanseus’ expenses in connection with the Business Combination Transactions equal to at least $25 million.

(1)	For a more detailed description of share ownership upon consummation of the Business Combination, see “Beneficial Ownership of Securities.”

(2)	Assuming the Maximum Redemption Scenario, 8,066,376 of the FATP public shares will be redeemed for their pro rata shares of the funds in the trust account, which is derived from the number of shares that could be redeemed in connection with the Business Combination assuming (i) a redemption price of $10.07 per share and (ii) funds in the amount of $115,803,480 held in the trust account as of September 30, 2022, such that FATP would still satisfy the contractual requirement to have at least $25,000,000 in net tangible assets either immediately prior to or upon consummation of the Business Combination. As of September 30, 2022, FATP had total assets of $116,208,331, of which $115,803,480 are investments held in the trust account. You should note that FATP and Avanseus are required to proceed with the Business Combination only if FATP has the contractually required net tangible assets of at least $25,000,000 after accounting for public share redemptions and the proceeds of any PIPE Investment. If the actual facts differ from these assumptions, these numbers will be different.

Pursuant to the Existing FATP Articles, in connection with the completion of the Business Combination, holders of FATP Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Existing FATP Articles. Payment for such redemptions will come from the trust account.

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the General Meeting, including the Business Combination, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Proposal; Terms of the Business Combination — The Business Combination Agreement.”

The Parties to the Business Combination

Avanseus

Avanseus is a software company specializing in building enterprise solutions enabled by analytics, artificial intelligence, machine learning, and cognitive computing. Avanseus’ current focus is predictive operations and maintenance software, primarily in the telecommunications sector. It has developed and own proprietary technology that can scale across various industries.

Avanseus is a Singapore private company limited by shares. The mailing address of Avanseus’ principal executive office is 230 Victoria Street, #15-01/08, Bugis Junction, Singapore 188024, and its phone number is +65 69701689. Avanseus’ corporate website address is www.avanseus.com. The information contained on, or that can be accessed through, Avanseus’ website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus. After the consummation of the Exchange, Avanseus will become a wholly-owned subsidiary of FATP.

FATP

FATP is a blank check company incorporated on April 16, 2021, with company registration number 374480, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. Based on its business activities, FATP is a “shell company,” as defined under the Exchange Act, because it has no operations and nominal assets consisting almost entirely of cash.

Before the completion of an initial business combination, any vacancy on the FATP Board may be filled by a nominee chosen by holders of a majority of FATP Class B Ordinary Shares. In addition, before the completion of an initial business combination, holders of a majority of FATP Class B Ordinary Shares may remove a member of the FATP Board for any reason.

On October 15, 2021, FATP consummated its initial public offering of 11,500,000 Units, each consisting of one FATP Class A Ordinary Share and one redeemable warrant, including the exercise in full of the underwriters 45-day option to purchase up to an additional 1,500,000 Units, at $10.00 per Unit, and a private placement of 2,865,000 Private Warrants to the Sponsor at a purchase price of $1.00 per Private Warrant. Each warrant entitles the holder thereof to purchase one FATP Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. Prior to the FATP IPO, FATP sold 2,875,000 FATP Class B Ordinary Shares to the Sponsor for an aggregate purchase price of $25,000. Such FATP Class B Ordinary Shares will automatically be converted into New Avanseus Ordinary Shares on a one-for-one basis, subject to certain adjustments, upon the closing of the Business Combination.

Following the closing of the FATP IPO, FATP placed $115 million of the net proceeds from the FATP IPO and the sale of the Private Warrants in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 180 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of September 30, 2022, funds in the trust account totalled $115,803,480. Except with respect to interest earned on the funds in the trust account that may be released to pay income taxes and up to $100,000 of interest that may be used for FATP’s dissolution expenses, the funds held in the trust account will not be released from the trust account until the earliest of (i) the completion of FATP’s initial business combination, (ii) the redemption of any public shares properly submitted in connection with a shareholder

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vote to amend the Existing FATP Articles (a) to modify the substance or timing of FATP’s obligation to allow redemption in connection with FATP’s initial business combination or certain amendments to the Existing FATP Articles prior thereto or to redeem 100% of FATP’s public shares if FATP does not complete its initial business combination by the Final Redemption Date or (b) with respect to any other provision relating to shareholders’ rights or pre-business combination activity, and (iii) the redemption of FATP’s public shares if FATP is unable to complete an initial business combination by the Final Redemption Date, subject to applicable law.

The FATP Units are traded on Nasdaq under the symbol “FATPU,” the FATP Class A Ordinary Shares are traded on Nasdaq under the symbol “FATP,” and the Public Warrants are traded on Nasdaq under the symbol “FATPW.”

FATP’s principal executive office is located at 27 Bukit Manis Road, Singapore, 099892, and its telephone number is +65 8590 2056. FATP’s corporate website address is www.fatprojectscorp.com. FATP’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

The Business Combination Proposal; Terms of the Business Combination

On August 26, 2022, FATP and Avanseus entered into the Business Combination Agreement, which, subject to the terms and conditions set forth therein, (i) anticipates that each holder of Avanseus Ordinary Shares and Avanseus Non-Voting Shares will exchange each such outstanding Avanseus Share for 0.318496 FATP Class A Ordinary Shares (rounded down to the nearest whole share), for a total of 9,350,307 FATP Class A Ordinary Shares (the “Exchange” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”), and provides that Avanseus will thereby become a wholly-owned subsidiary of FATP, and (ii) provides that each Avanseus Restricted Share Award outstanding with respect to Avanseus Ordinary Shares or Avanseus Non-Voting Shares that is not vested at the effective time of the Exchange will be amended to provide that FATP assumes and replaces Avanseus as the grantor of Unvested Grant Shares and the grantee becomes entitled to receive 0.318496 FATP Class A Ordinary Shares in place of each unvested Avanseus share if and when vesting occurs, for a total of 149,693 FATP Class A Ordinary Shares. Capitalized terms in this summary of the Business Combination Proposal not otherwise defined in this proxy statement/prospectus will have the meanings ascribed to them in the Business Combination Agreement.

For more information on the Exchange and the Business Combination Proposal, see the section titled “The Business Combination Proposal; Terms of the Business Combination — The Business Combination Agreement — General Description of the Business Combination Transactions — The Exchange.”

Conditions to Closing

In addition to the approval of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal, unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement. One of the conditions to the closing of the Business Combination is that the holders of at least 5,200,000 public shares elect to redeem their shares in connection with the Business Combination. However, there can be no assurance that such conditions will be satisfied or waived or that the Business Combination will occur.

For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal; Terms of the Business Combination — The Business Combination Agreement — General Description of the Business Combination Transactions — The Exchange.”

Related Agreements

PIPE Investment (Private Placement)

The Business Combination Agreement provides that FATP will use its commercially reasonable efforts to enter into and consummate subscription agreements in form and substance mutually acceptable to FATP and Avanseus (the “PIPE Subscription Agreements”) with investors mutually reasonably acceptable to FATP and Avanseus (the “PIPE Investors”) pursuant to which the PIPE Investors will agree to purchase up to an aggregate of $35 million of (i) FATP

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Series A Convertible Preference Shares, which shares will be convertible into FATP Class A Ordinary Shares, and (ii) FATP Class A Ordinary Shares, with such purchases to be consummated prior to or substantially currently with the closing of the Exchange (the “PIPE Investment”).

Avanseus Holders Support Agreement

Concurrently with the execution of the Business Combination Agreement, FATP, Avanseus and certain shareholders of Avanseus entered into the Avanseus Holders Support Agreement. For more information, see the section titled “The Business Combination Proposal; Terms of the Business Combination—Related Agreements.”

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, FATP, the Sponsor and Avanseus entered into the Sponsor Support Agreement. For more information, see the section titled “The Business Combination Proposal; Terms of the Business Combination—Related Agreements.”

Crystal Technology Warrant

Crystal Technology Services Pte. Ltd. (“Crystal Technology”) currently holds warrants to acquire Avanseus Ordinary Shares under a warrant agreement with Avanseus (the “Old Crystal Technology Services Warrant”). All of the remaining currently unvested warrants under the Old Crystal Technology Services Warrant will expire un-exercisable as a consequence of the closing of the Exchange. The Business Combination Agreement provides for FATP to enter into a new Warrant Agreement with Crystal Technology in the form attached to the Business Combination Agreement (the “New Crystal Technology Services Warrant”) that provides for the issuance to Crystal Technology of warrants to acquire FATP Class A Ordinary Shares subject to vesting criteria set forth therein and requires Crystal Technology to confirm the termination of the Old Crystal Technology Services Warrant. If all of the warrants under the New Crystal Technology Services Warrant vest, Crystal Technology will be entitled to exercise the warrants for an aggregate of 1,000,000 FATP Class A Ordinary Shares subject to customary adjustments, such as for share splits, as provided therein.

For more information, see the section titled “The Business Combination Proposal; Terms of the Business Combination —Related Agreements.”

Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, FATP, the Sponsor and certain shareholders of Avanseus (the “Avanseus Holders”) entered into a registration rights agreement (the “Registration Rights Agreement”), to be effective upon the closing of the Exchange, pursuant to which, among other things, New Avanseus will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act and the Sponsor and the Avanseus Holders have been granted certain demand and piggyback registration rights. Additionally, New Avanseus may enter into other registration rights agreements from time to time. See “Shares Eligible for Future Sale — Registration Rights.”

For more information, see the section titled “The Business Combination Proposal; Terms of the Business Combination — Related Agreements.”

FATP’s Board of Directors’ Reasons for the Approval of the Business Combination

FATP was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more business entities. As described above, the FATP Board sought to do so by using the networks and industry experience of both the Sponsor, the FATP Board and FATP management to identify and acquire one or more businesses.

In evaluating the transaction with Avanseus, the FATP Board consulted with its legal counsel and tax, accounting and other advisors. In determining that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby are in FATP’s best interests, the FATP Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination Agreement and the transactions

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contemplated thereby, the FATP Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that the FATP Board considered in reaching its determination and supporting its decision. The FATP Board viewed its decision as being based on all of the information available and the factors presented to and considered by the FATP Board. In addition, individual directors may have given different weight to different factors. The FATP Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the reasons as set forth below. This explanation of FATP’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

The FATP Board considered a number of factors pertaining to the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to:

●	Avanseus Satisfies a Number of Acquisition Criteria that FATP had Established to Evaluate Prospective Business Combination Targets. The FATP Board determined that Avanseus satisfies a number of the criteria and guidelines that FATP established at its initial public offering, including (i) operating in a large and growing total-addressable market, (ii) having a leading technology and proprietary intellectual property highly relevant to the evolution of 5G and 6G use cases across multiple industries, (iii) having potential to deliver sustainable long-term top-line growth, (iv) operating in Southeast Asia and (v) providing an opportunity to partner with a world-class management team capable of scaling a business around the globe.

●	Compelling Valuation. The implied pro forma enterprise value in connection with the Business Combination of approximately $135 million, which the FATP Board believes represents an attractive valuation relative to selected comparable companies in the industrial software and vertical software spaces.

The Articles Amendment Proposal

The shareholders of FATP will vote on a proposal relating to the adoption of the Amended FATP Articles. Please see the section entitled “The Articles Amendment Proposal.”

The Share Issuance Proposal

The shareholders of FATP will vote on a proposal relating to the issuance of [●] FATP Class A Ordinary Shares and [●] FATP Preference Shares. Please see the section entitled “The Share Issuance Proposal.”

The Incentive Plan Proposal

The shareholders of FATP will vote on a proposal relating to the adoption of the New Avanseus Incentive Plan. Please see the section entitled “The Incentive Plan Proposal.”

The Adjournment Proposal

If, based on the tabulated vote, there are insufficient votes at the time of the General Meeting to authorize FATP to consummate the Business Combination, the FATP Board may (and FATP is required under the Business Combination Agreement to) submit a proposal to adjourn the General Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. Please see the section entitled “The Adjournment Proposal.”

Date, Time and Place of General Meeting of FATP Shareholders

The General Meeting of the shareholders of FATP will be held at [●] AM, Eastern time, on [●], 2023 virtually via live webcast at https://www.cstproxy.com/fatprojects/2022 to consider and vote upon the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and if necessary, the Adjournment Proposal.

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Voting Power; Record Date

Shareholders will be entitled to vote or direct votes to be cast at the General Meeting if they owned FATP Shares at the close of business on [●], 2022, which is the record date for the General Meeting. Shareholders will have one vote for each FATP Share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Warrants do not have voting rights. On the record date, there were [●] FATP Shares outstanding, of which [●] were held by the Sponsor’s Shareholders and certain directors and advisors of FATP.

Quorum and Vote of FATP shareholders

A quorum of FATP shareholders is necessary to hold a valid meeting. A quorum will be present at the General Meeting if the holders of a majority of the outstanding shares entitled to vote at the General Meeting are present in person or by proxy. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the General Meeting and therefore will have no effect on the outcome of the vote on the proposals. The proposals presented at the General Meeting will require the following votes:

●	The approval of the Business Combination Proposal will require an ordinary resolution, which means a resolution passed by a simple majority of the votes cast by those FATP shareholders who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the General Meeting.

●	The approval of the Articles Amendment Proposal will require a special resolution, which means a resolution that is passed by a majority of at least two-thirds of the votes cast by those FATP shareholders who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the General Meeting.

●	The approval of the Share Issuance Proposal will require approval by a majority of the votes that are cast by those FATP shareholders who are present, in person or by proxy, and vote thereupon at the General Meeting.

●	The approval of the Incentive Plan Proposal will require a general resolution, which means a resolution that is passed by a simple majority of the votes cast by those FATP shareholders who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the General Meeting.

●	The approval of the Adjournment Proposal if presented will require the consent of the meeting, which means a simple majority of the votes that are cast by those FATP shareholders who are present, in person or by proxy, and vote thereupon at the General Meeting.

●	An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the General Meeting and therefore will not have an effect on the outcome of the vote on the proposals.

Redemption Rights

Pursuant to the Existing FATP Articles, a public FATP shareholder may request that FATP redeem all or a portion of its FATP Shares for cash if the Business Combination is consummated. As a holder of FATP Shares, you will be entitled to receive cash for any FATP Shares to be redeemed only if you:

(i)	hold FATP Shares;

(ii)	submit a written request to Continental, FATP’s transfer agent, in which you (a) request that FATP redeem all or a portion of your FATP Shares for cash, and (b) identify yourself as the beneficial holder of the FATP Shares and provide your legal name, phone number and address; and

(iii)	deliver your shares or share certificates (if any) and other redemption forms (as applicable) to Continental, FATP’s transfer agent, physically or electronically through The Depository Trust Company’s (“DTC”) DWAC System.

(iv)	separate your FATP Shares from the FATP Warrants prior to exercising redemption rights with respect to the FATP Shares.

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Holders of FATP Shares must complete the procedures for electing to redeem their public shares in the manner described above prior to [●], 2022 (two business days before the General Meeting) in order for their FATP Shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares.

If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public FATP shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares or share certificates (if any) and other redemption forms (as applicable) to Continental, FATP will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to FATP. If a public FATP shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “General Meeting of FATP Shareholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

A FATP shareholder, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), may not seek to have more than 15% of the aggregate public shares redeemed without the consent of FATP.

A FATP shareholder that requests redemption of its public shares may withdraw such request at any time up to the date of the General Meeting. See “General Meeting of FATP Shareholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

No Appraisal Rights

The Cayman Islands Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and FATP has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares.

Holders of FATP Class A Ordinary Shares and FATP Warrants do not have appraisal or dissenters’ rights in connection with the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. FATP has engaged Laurel Hill to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares at the General Meeting if it revokes its proxy before the General Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “General Meeting of FATP Shareholders — Revoking Your Proxy.”

Interests of FATP’s Directors and Officers in the Business Combination

When considering the FATP Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal, FATP shareholders should keep in mind that the Sponsor and FATP’s directors and executive officers, have interests in such proposals that are different from, or in addition to (and which may conflict with), those of FATP shareholders generally. These interests include, among other things, the interests listed below:

●	the fact that the Sponsor’s Shareholders and FATP’s directors and officers have agreed not to redeem any FATP Class B Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

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●	the fact that the Sponsor paid an aggregate of $25,000 for the 2,875,000 FATP Class B Ordinary Shares currently owned by the Sponsor’s Shareholders and the Anchor Investors, and such securities will have a significantly higher value after the Business Combination. As of September 23, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $28,635,000, based upon a closing price of $9.96 per public share on Nasdaq (and will have zero value if neither the Business Combination nor any other business combination is completed on or before the Final Redemption Date);

●	the fact that the Sponsor paid $2,865,000 to purchase an aggregate of 2,865,000 Private Warrants currently owned by the Sponsor’s Shareholders at a price of $1.00 per Private Warrant, each exercisable to purchase one FATP Class A Ordinary Share at $11.50, subject to adjustment, and the Private Warrants would be worthless — and the entire $2,865,000 warrant investment would be lost — if FATP does not consummate a business combination by the Final Redemption Date. As of September 30, 2022, the estimated fair value of the Private Warrants was $142,964;

●	the fact that given the very low purchase price (of $25,000 in aggregate) that the Sponsor paid for the FATP Class B Ordinary Shares as compared to the price of the FATP Shares sold in the FATP IPO and the substantial number of FATP Class A Ordinary Shares that the Sponsor’s Shareholders will receive upon conversion of the FATP Class B Ordinary Shares in connection with the Business Combination, the Sponsor’s Shareholders may earn a positive rate of return on their investment even if the FATP Class A Ordinary Shares trade below the price initially paid for the FATP Class A Ordinary Shares in the FATP IPO and the FATP public shareholders experience a negative rate of return following the completion of the Business Combination;

●	the fact that the Sponsor’s Shareholders and FATP’s directors and executive officers have agreed to waive their rights to liquidating distributions from the trust account with respect to any FATP Shares (other than public shares) held by them if FATP fails to complete an initial business combination by the Final Redemption Date. As a result of waiving liquidating distributions, if FATP fails to complete an initial business combination by the Final Redemption Date, the Sponsor’s Shareholders and FATP’s directors and executive officers would lose $2,865,000 for the purchase of Private Warrants, and $25,000 for the purchase of the FATP Class B Ordinary Shares;

●	the fact that FATP’s directors and officers have agreed to waive their redemption rights with respect to the FATP Shares (other than public shares) held by them for no consideration;

●	the fact that, with respect to redemptions, holders of FATP Class B Ordinary Shares may have different incentives than holders of FATP Class A Ordinary Shares with respect to the completion of any proposed business combination and/or the exercise of a right to redeem. In particular, holders of FATP Class B Ordinary Shares are not entitled to participate in any redemption with respect to such shares. The value of the FATP Class B Ordinary Shares is dependent on FATP’s consummation of a business combination. In the event that FATP does not consummate a business combination, the FATP Class B Ordinary Shares would be rendered valueless. Holders of FATP Class A Ordinary Shares, on the other hand, will ultimately be entitled to exercise redemption rights and receive the value of their redeemed shares even if FATP does not complete a business combination. Therefore, the interests of holders of FATP Class A Ordinary Shares and FATP Class B Ordinary Shares may not be aligned. Holders of FATP Class A Ordinary Shares should form their own independent views as to whether or not to redeem or whether or not to vote in favor of the Business Combination Proposal;

●	the fact that the Sponsor’s Shareholders and FATP’s officers and directors will lose their entire investment in FATP and will not be reimbursed for any out-of-pocket expenses if FATP does not consummate an initial business combination by the Final Redemption Date;

●	the fact that the Sponsor (including its representatives and affiliates) and FATP’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to FATP. The Sponsor and FATP’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing the Business Combination. Accordingly, if any of FATP’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or

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contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law.

●	If the trust account is liquidated, including in the event that FATP is unable to complete an initial business combination, the Sponsor has agreed that it will indemnify FATP if and to the extent that any claims by a third party (other than the independent public accounting firm) for services rendered or products sold to FATP, or a prospective target business with which FATP has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such indemnification will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the FATP IPO against certain liabilities, including liabilities under the Securities Act.

The Sponsor’s Shareholders, which include all of FATP’s directors and executive officers or companies controlled by them, have agreed or are otherwise obligated to, among other things, vote all of their FATP Shares in favor of the proposals being presented at the General Meeting and waive their redemption rights with respect to their FATP Shares in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor’s Shareholders in the aggregate own approximately 14.7% of the issued and outstanding FATP Ordinary Shares.

The existence of financial and personal interests of one or more of FATP’s directors results in conflicts of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of FATP and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, FATP’s officers and directors have interests in the Business Combination that may conflict with your interests as a shareholder.

In addition to the above, please see “Risk Factors — Risks Relating to FATP and the Business Combination” and “Information Related to FATP — Our Past Blank Check Experience and Conflicts of Interest” for additional information on interests of FATP’s directors and officers.

Recommendation to Shareholders

The FATP Board believes that each of the proposals to be presented at the General Meeting is fair to, and in the best interests of, FATP and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Articles Amendment Proposal, “FOR” the Share Issuance Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented.

Certain Information Relating to FATP

Emerging Growth Company

FATP is an “emerging growth company” as defined in Rule 405 of the Securities Act. New Avanseus will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which New Avanseus has total annual gross revenue of at least $1,235,000,000 or (c) in which New Avanseus is deemed to be a large accelerated filer, which means the market value of New Avanseus Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of New Avanseus’ prior second fiscal quarter, New Avanseus has been subject to Exchange Act reporting requirements for at least 12 calendar months; and filed at least one annual report, and (ii) the date on which New Avanseus issued more than $1.0 billion in non-convertible debt during the prior three-year period. New Avanseus intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that New Avanseus’ independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

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Material Tax Consequences

United States

For a discussion of the material U.S. federal income tax considerations for holders of FATP Class A Ordinary Shares with respect to the exercise of their redemption rights, see the section entitled “U.S. Holders — Redemption of Class A Ordinary Share” for additional information. The consequences of a redemption to any particular public shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, we urge you to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Singapore

For Singapore tax purposes, the Exchange is expected to be a tax-free transaction to Avanseus and FATP, and to Singapore-resident shareholders. Shareholders who are subject to tax outside Singapore should consult their own tax advisors to understand the tax implications of the Exchange.

For Singapore individual shareholders, on the basis these shareholders hold shares in Avanseus SG as personal long-term investments, gains on the sale of shares in Avanseus SG in exchange for shares in FATP should not be subject to Singapore taxes.

For Singapore corporate shareholders, gains recognized on the transfer of shares in Avanseus should not be subject to tax where such gains are capital in nature or where conditions under Section 13W of the Singapore Income Tax Act applies (see discussion below in “Material Tax Considerations” for additional details).

There should also not be adverse Singapore tax implications on the issuance and subscription of shares in the FATP.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, FATP would be expected to be treated as the “acquired” company for financial reporting purposes, and Avanseus will be the accounting “acquirer”. This determination was primarily based on the assumption that:

●	Avanseus’ current shareholders will hold a majority of the voting power of New Avanseus post Business Combination;

●	Avanseus’ operations will substantially comprise the ongoing operations of New Avanseus;

●	Avanseus is the larger entity in terms of substantive operations and employee base; and

●	Avanseus’ senior management will comprise the senior management of New Avanseus.

Another determining factor was that FATP does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of FATP will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to FATP over the fair value of FATP’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. The Business Combination Agreement provides that it is a condition to the obligation of each of FATP and Avanseus to close the Business Combination Transactions that public holders of FATP’s Class A Ordinary Shares elect the Minimum Redemption Scenario. The Minimum Redemption Scenario ensures that Avanseus is the acquiror for accounting purposes for all scenarios for which pro forma combined financial information of FATP and Avanseus is included in this proxy statement/prospectus.

Regulatory Matters

The Business Combination Agreement and the transactions contemplated by the Business Combination Agreement are not subject to a closing condition that any federal, state or foreign regulatory requirement or approval be obtained, except for filings with the Registrar of Companies of the Cayman Islands necessary to effectuate the transactions contemplated by the Business Combination Agreement and filings with ACRA in connection with the Exchange.

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Risk Factor Summary

In evaluating the proposals to be presented at the General Meeting of the shareholders of FATP or the offer to exchange Avanseus Ordinary Shares and Avanseus Non-Voting Shares for FATP Class A Ordinary Shares in the Exchange, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.”

The consummation of the Business Combination and the business and financial condition of New Avanseus subsequent thereto are subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors.” The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may adversely affect FATP’s and/or Avanseus’ ability to effect the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of FATP and/or Avanseus prior to the Business Combination and that of New Avanseus subsequent to the Business Combination. Such risks include, but are not limited to:

●	Avanseus operates in emerging and evolving markets, which may develop more slowly or differently than expected. If its target markets do not grow as it expects, or if it cannot expand its solutions and applications to meet the demands and evolving standards and rapid technological changes of these markets in a timely and cost-effective manner, Avanseus’ business, operating results, and financial condition could be adversely affected;

●	Avanseus has a limited operating history, making it difficult to forecast its future results of operations;

●	Avanseus’ recent growth may not be indicative of its future growth, and it may not be able to sustain its revenue growth rate in the future. Further, if Avanseus is unable to manage its growth effectively, its revenue and profits could be adversely affected;

●	Avanseus may be unable to recruit or retain personnel with the necessary skills to operate and grow its business, and as a result its business, operating results, and financial condition could be adversely affected;

●	Changes in laws and regulations related to the internet or changes in the internet infrastructure itself may diminish the demand for Avanseus’ solutions and applications, and could adversely affect Avanseus’ business, operating results, and financial condition;

●	Uncertainties with respect to laws and regulations in the countries in which Avanseus operates could adversely affect its business, financial condition, and results of operations;

●	Avanseus’ historical financial results and the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus may not be indicative of Avanseus’ future consolidated results of operations or financial condition going forward, and the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus may not be indicative of what Avanseus’ actual financial position or results of operations would have been;

●	The projected financial and operating information in this proxy statement/prospectus relies in large part upon assumptions and analyses developed by Avanseus. If these assumptions or analyses prove to be incorrect, Avanseus’ actual operating results may be materially different from its forecasted results;

●	The Business Combination Agreement remains subject to conditions that FATP and Avanseus cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated;

●	The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes, and other causes; and

●	The other risks and uncertainties discussed in “Risk Factors” and elsewhere in this proxy statement/prospectus.

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SELECTED HISTORICAL FINANCIAL DATA OF FATP

The following tables present FATP’s selected historical financial information derived from FATP’s audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2021 and for the period from April 16, 2021 (inception) through December 31, 2021 and FATP’s unaudited financial statements included elsewhere in this proxy statement/prospectus as of September 30, 2022 and for the nine months ended September 30, 2022.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “FATP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. FATP’s financial statements are prepared and presented in accordance with U.S. GAAP.

	For the nine months ended September 30, 2022	For the period from April 16, 2021 (inception) to September 30, 2021	For the period from April 16, 2021 (inception) to December, 2021
Income Statement Data:
Loss from operations	$(1,706,360)	$(50,293)	$(241,834)
Net loss	$(913,423)	$(50,293)	$(231,291)
Weighted average shares outstanding, Class A ordinary share subject to possible redemption	11,500,000	-	3,450,000
Basic and diluted net loss per share, Class A ordinary share subject to possible redemption	$(0.06)	$-	$(0.04)
Weighted average shares outstanding, Non-redeemable Class A and Class B ordinary share	2,990,000	2,500,000	2,589,308
Basic and diluted net loss per share, Non-redeemable Class A and Class B ordinary share	$(0.06)	$(0.02)	$(0.04)

	September 30, 2022	December 31, 2021
Balance Sheet Data:
Investments held in the trust account	$115,803,480	$115,010,543
Total assets	$116,208,331	$116,091,073
Total liabilities	$5,192,152	$4,161,471
Ordinary shares subject to possible redemption	$115,803,480	$115,000,000
Total stockholders’ deficit	$(4,787,301)	$(3,070,398)

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SELECTED HISTORICAL FINANCIAL DATA OF AVANSEUS

The following tables present Avanseus’ selected historical financial information derived from Avanseus’ audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2021 and December 31, 2020 and for the full years then ended and Avanseus’ unaudited financial statements included elsewhere in this proxy statement/prospectus as of June 30, 2022 and for the six months ended June 30, 2022.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Avanseus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Avanseus’ financial statements are prepared and presented in accordance with IFRS.

	Six Months Ended		Year Ended
	June 30,		December 31,
(amounts in USD)	2022	2021	2021	2020
	(Unaudited)	(Unaudited)
Consolidated Statement of Profit or Loss Data
Revenue	2,870,441	1,395,727	4,012,815	3,165,357
Cost of sales	(204,005)	(349,264)	(800,896)	(726,453)
Gross Profit	2,666,436	1,046,463	3,211,919	2,438,904
Other operating expenses	(1,972,650)	(1,133,743)	(2,284,819)	(2,669,908)
Other income	9,765	1,319	17,841	50,570
Other (losses)/gains	(54,101)	(10,894)	(72,090)	197,589
Profit (loss) before income tax	649,450	(96,855)	872,851	17,155
Income tax expense	(29,380)	(19,172)	(48,049)	(45,974)
Net profit/(loss)	620,070	(116,027)	824,802	(28,819)

Basic earnings/(loss) per share	0.03	(0.01)	0.04	(0.00)
Diluted earnings/(loss) per share	0.02	(0.01)	0.03	(0.00)

Consolidated Statement of Cash Flows Data
Net cash flows used in operating activities	418,176	743,025	1,497,124	205,156
Net cash flows used in investing activities	(3,448)	(73,630)	(87,608)	(10,159)
Net cash flows from financing activities	2,108,000	-	-	1,000,000

Consolidated Balance Sheet Data
Cash and bank balances	5,892,029	3,408,708	3,408,708	2,010,415
Total assets	6,541,898	4,441,185	4,441,185	4,348,130
Total liabilities	1,122,443	1,830,489	1,830,489	2,691,936
Total equity	5,419,455	2,610,696	2,610,696	1,656,194

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SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination and the PIPE Investment occurred on the dates indicated. The unaudited pro forma condensed combined financial statements also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of FATP Class A Ordinary Shares:

●	Assuming the Minimum Redemption Scenario: FATP public shareholders holding 5,200,000 FATP Class A Ordinary Shares will exercise their redemption rights for $52.4 million upon consummation of the Business Combination at a redemption price of approximately $10.07 per share.

●	Assuming the Maximum Redemption Scenario: This presentation assumes that FATP public shareholders holding 8,066,376 FATP Class A Ordinary Shares will exercise their redemption rights for $81.2 million upon consummation of the Business Combination at a redemption price of approximately $10.07 per share. The Business Combination Agreement contains a condition to the closing of the Business Combination that FATP will have cash and cash equivalents comprising working capital to be used for general corporate purposes, including funds remaining in the rust account (after giving effect to the completion and payment of the redemption of the FATP public shares) and the proceeds of any PIPE Investment, after giving effect to the payment of FATP’s and Avanseus’ expenses in connection with the Business Combination Transactions equal to at least $25 million.

The following table sets out share ownership of New Avanseus on a pro forma basis assuming the Minimum Redemption Scenario and the Maximum Redemption Scenario, and is based on Avanseus Shares outstanding as of September 30, 2022:

	Minimum Redemption Scenario	Maximum Redemption Scenario
Avanseus shareholders	9,350,307	9,350,307
FATP public shareholders	6,300,000	3,433,624
Sponsor’s Shareholders, Anchor Investors (FATP Class B Ordinary Shares), and underwriter	2,990,000	2,990,000
Total	18,640,307	15,773,931

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The following table sets out summary data derived from the unaudited pro forma condensed combined statement of financial position and the unaudited pro forma condensed combined statement of operations. The summary unaudited pro forma condensed combined balance sheet as of September 30, 2022, gives effect to the Business Combination as if it had occurred on September 30, 2022. The summary unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022, and for the year ended December 31, 2021, gives effect to the Business Combination as if it had occurred on January 1, 2021:

	Pro Forma Combined (in thousands, except share and per share amounts)
	Minimum Redemption Scenario	Maximum Redemption Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For the Nine Months Ended September 30, 2022
Net income	$4,727	$4,727
Net income per share – basic and diluted	$0.25	$0.30
Weighted average shares outstanding – basic and diluted	18,640,307	15,773,931
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For the Year Ended December 31, 2021
Net loss	$(37,058)	$(37,058)
Net loss per share – basic and diluted	$(1.99)	$(2.35)
Weighted average shares outstanding of common stock – basic and diluted	18,640,307	15,773,931
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data As of September 30, 2022
Total assets	$60,567	$31,703
Total liabilities	$2,019	$2,019
Total equity	$58,548	$29,684

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FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes statements that express FATP’s and Avanseus’ opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding FATP’s and Avanseus’ intentions, beliefs or current expectations concerning, among other things, the Business Combination, the benefits and synergies of the Business Combination, including anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which Avanseus operates, and statements regarding Avanseus’ business plans and growth expectations, as well as any information concerning possible or assumed future results of operations of the combined company after the consummation of the Business Combination. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting FATP and Avanseus. Factors that may impact such forward-looking statements include:

●	The development of the emerging and evolving markets in which Avanseus operates, including the risk that such markets may develop more slowly or differently than we expect;

●	Avanseus’ and New Avanseus’ ability to manage their future growth;

●	Developments related to the COVID-19 pandemic, including, among others, with respect to stay-at-home orders, social distancing measures, the success of vaccine rollouts, numbers of COVID-19 cases and the occurrence of new COVID-19 strains that might evade existing control measures and lead to the worsening or extension of adverse economic or movement control measures;

●	The regulatory environment and changes in laws, regulations, or policies in the jurisdictions in which Avanseus operates;

●	Political instability in the jurisdictions in which Avanseus operates;

●	The ongoing impact of the Russian invasion of Ukraine on energy prices and the possibility that potential customers of Avanseus may need to shift more of their spending to paying their energy costs, leaving them less likely to purchase Avanseus’ solutions;

●	The overall economic environment and general market and economic conditions in the jurisdictions in which Avanseus operates;

●	Anticipated technology trends and developments and Avanseus’ ability to address those trends and developments with its solutions and applications;

●	The ability to protect information technology systems and platforms against security breaches (which includes physical and/or cybersecurity breaches either by external actors or rogue employees) or otherwise protect confidential information;

●	Man-made or natural disasters, including war, acts of international or domestic terrorism, civil disturbances, occurrences of catastrophic events and acts of God such as floods, earthquakes, wildfires, typhoons and other adverse weather and natural conditions that affect Avanseus’ business or assets;

●	The inability to recruit or retain personnel with the necessary skills to operate and grow Avanseus’ business;

●	The loss of key personnel and the inability to replace such personnel on a timely basis or on acceptable terms;

●	Exchange rate fluctuations;

●	Changes in interest rates or rates of inflation;

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●	Legal, regulatory, and other proceedings;

●	Tax laws and the interpretation and application thereof by tax authorities in the jurisdictions where Avanseus operates;

●	The number and percentage of FATP shareholders voting against the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, and/or the Incentive Plan Proposal, and/or seeking redemption;

●	The occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; and

●	The other risks and uncertainties discussed in this proxy statement/prospectus.

The forward-looking statements contained in this proxy statement/prospectus are based on FATP’s and Avanseus’ current expectations and beliefs concerning future developments and their potential effects on the Business Combination and New Avanseus. There can be no assurance that future developments affecting FATP and/or Avanseus will be those that FATP or Avanseus has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond either FATP’s or Avanseus’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. FATP and Avanseus will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before a FATP shareholder grants its proxy, instructs how its vote should be cast or votes on the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, or the Adjournment Proposal, or an Avanseus shareholder enters into a Share Exchange Agreement or an Unvested Restricted Share Amendment, he, she, or it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect FATP, Avanseus, and/or New Avanseus.

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RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before, if you are a FATP shareholder, you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus or, if you are an Avanseus shareholder, whether to enter into a Share Exchange Agreement and/or an Unvested Restricted Share Amendment. Certain of the following risk factors apply to the business and operations of Avanseus and will also apply to the business and operations of New Avanseus following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect FATP’s and Avanseus’ ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, financial condition, results of operations, prospects, and trading price of New Avanseus following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by FATP and Avanseus, which later may prove to be incorrect or incomplete. New Avanseus, FATP and Avanseus may face additional risks and uncertainties that are not presently known or that FATP and Avanseus currently deem immaterial but that may also ultimately have an adverse effect on FATP, Avanseus, and/or New Avanseus.

Risks Related to Avanseus’ Business and Industry

We operate in emerging and evolving markets, which may develop more slowly or differently than we expect. If our markets do not grow as we expect, or if we cannot expand our solutions and applications to meet the demands and evolving standard of these markets, our revenue may decline or fail to grow, and we may not be able to continue to operate profitably.

The predictive maintenance, health and performance management, and energy management software markets are at an early stage of development. There is considerable uncertainty over the size and rate at which these markets will grow, as well as whether our solutions and applications will be widely accepted. Moreover, these markets are subject to rapid technological changes, evolving industry standards, changing regulations, and changing customer needs, requirements, and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. If we are unable to develop and launch new solutions and applications or provide enhancements and new features to keep pace with rapid technological and industry changes, our business, results of operations, and financial condition could be adversely affected. If new technologies emerge that are able to deliver competitive software solutions and applications at lower prices or more efficiently or securely, such technologies could adversely impact our ability to compete effectively.

Our solutions and applications must also integrate with a variety of networks, hardware, software, and technologies, and we need to continuously modify and enhance our solutions and applications to adapt to changes and innovation. For example, if customers adopt new software, we may be required to develop new versions of our solutions and applications to be compatible with such new software. This development effort may require significant resources, which would adversely affect our business, results of operations, and financial condition. Any failure of our solutions and applications to operate effectively with evolving or new software and technologies could reduce the demand for our solutions and applications. If we are unable to respond to these changes in a cost-effective manner, our solutions and applications may become less marketable and less competitive or obsolete, and our business, results of operations, and financial condition could be adversely affected.

We have a limited operating history, making it difficult to forecast our future results of operations.

We commenced our operations in June 2015. Our relatively limited operating history makes it difficult to evaluate our current business and prospects, and to plan for our anticipated future growth. As a result of our limited operating history, our ability to accurately forecast our future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. Our historical revenue growth should not be considered indicative of our future performance.

Further, in future periods, our revenue growth could slow down or our revenue could decline for a number of reasons, including slowing demand for our offerings, increased competition, changes to technology, a decrease in the growth of our overall target markets, or our failure, for any reason, to continue to take advantage of growth opportunities. We have also encountered, and will continue to encounter, risks and uncertainties frequently

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experienced by growing companies in rapidly-changing industries, such as the risks and uncertainties described below. If our assumptions regarding these risks and uncertainties and our future revenue growth are incorrect, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer.

FATP’s Board valued Avanseus primarily using Avanseus’ projected revenues for a single year, 2023, which assumed that Avanseus would obtain new customers while not losing any current customers.

FATP used 2023 forecast revenue as its primary metric for valuing Avanseus and used 2023 gross profit and gross profit margin as supplemental metrics. FATP based its valuation primarily on projected revenues rather than historic revenues because Avanseus is a growth stage technology company, and FATP believes that historical financial performance is not a good indicator of future potential for such companies. FATP limited its valuation to 2023 projections because (i) the further in the future one tries to project, the more uncertain the projections become, particularly for growth-stage technology companies compared to more mature operating companies, and (ii) public companies, which FATP used for comparison, tend to only publicize one-year forecasts, so longer-term forecasts for comparable companies were not readily available.

Avanseus provided FATP with 2023 forecasts that included detailed forecasts for existing and new customers identified by name. In discussions of Avanseus’ projections, Avanseus was able to clearly articulate its plan to achieve the 2023 revenue target based on their already-booked sales with existing customers, the revenue that will be delivered as part of those contracts in 2023, and the pipeline of new business consisting of (i) expansion of existing business for existing customers to other business units and/or markets of those same customers, (ii) expansion of the business with additional use cases with existing customers, such as data center energy management and (iii) expansion of the business through new customers for whom proof-of-concepts are already being conducted. The 2023 forecasts assumed that Avanseus would retain all of its existing 2022 customers while adding new customers. FATP believed this assumption was reasonable based on Avanseus’ historic customer retention.

While Avanseus provided FATP with forecasts for 2024 and 2025, the support for these forecasts was not nearly as detailed as the forecasts for 2022 and 2023, and FATP did not believe it reasonably possible to forecast results this far into the future. Consequently, FATP did not use the 2024 or 2025 forecasts in valuing Avanseus.

FATP believes that valuations of mature companies typically use multiple years of historical financial data and projections of up to five years. Valuations are inherently uncertain, however, and there can be no assurance that Avanseus’ projections and FATP’s valuation of Avanseus are not more uncertain than the typical valuation for a more typical mature company. Avanseus’ actual value and/or the market’s perception of the value of Avanseus after the Closing could be substantially less that FATP’s valuation included in this proxy statement/prospectus, and you could experience a significant material diminishment in the value of your investment in the combined company, if the post-Closing market price reflects a valuation of Avanseus that is substantially less than the value ascribed to Avanseus by FATP as set forth in this proxy statement/prospectus. For additional information on Avanseus’ projections and FATP’s valuation of Avanseus, see the sections titled “FATP’S Valuation of Avanseus” and “Certain Projected Financial Information Of Avanseus.”

We have a history of losses prior to the year ended December 31, 2021, anticipate increasing our operating expenses in the future, and may not be able to sustain profitability in the future.

We incurred net losses in each fiscal year since our inception except for the year ended December 31, 2021. As of December 31, 2021, we had accumulated losses of $6.0 million. We expect to continue to incur significant costs and expenses associated with the operation and development of an expanding business. These costs and expenses include, but are not limited to, product development and enhancement, sales and marketing, and personnel. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently, or at all, to offset these higher expenses and to sustain profitability. Growth of our revenue may slow or revenue may decline for a number of possible reasons, including a decrease in our ability to attract and retain both direct and indirect (i.e., those who purchase through resellers) customers, a failure to increase our number of channel partners, increasing competition, decreasing growth of our overall markets, and an inability to timely and cost-effectively introduce new solutions and applications that are favorably received by customers and partners. If we are unable to meet these risks and challenges as we encounter them, our business and operating results may be adversely affected, and we may not be able to sustain or increase our profitability.

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Our recent growth may not be indicative of our future growth, and we may not be able to sustain our revenue growth rate in the future. Our growth also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have experienced rapid growth since the inception of our operations. Our revenue increased by 26.8%, 26.7%, and 146.2%, respectively, during the years ended December 31, 2021, 2020, and 2019, in each case compared to the prior year. You should not, however, rely on the revenue growth of any prior period as an indication of our future performance. We cannot assure you that we will be able to manage our growth at the same rate as we did in the past or avoid any decline in the future. To maintain our growth, we need to attract more customers, expand the number of our channel partners, and hire more qualified research and development and Design Studio staff, among other things. Moreover, our current and planned staffing, systems, policies, procedures, and controls may not be adequate to support our future operations. To effectively manage the expected growth of our operations and personnel, we will also be required to refine our operational, financial, and management controls and reporting systems and procedures. If we fail to efficiently manage the expansion of our business, our costs and expenses may increase faster than we planned and we may not successfully attract a sufficient number of customers in a cost-effective manner, respond timely to competitive challenges, or otherwise execute our business plan. Our growth requires significant financial resources and will continue to place significant demands on our management. There is no guarantee that we will be able to effectively manage any future growth in an efficient, cost-effective, and timely manner, or at all. Our growth in a relatively short period of time is not necessarily indicative of results that we may achieve in the future. If we fail to effectively manage the growth of our business and operations, our reputation, results of operations, and overall business and prospects could be negatively impacted.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or our future results.

This proxy statement/prospectus contains projections and forecasts prepared by Avanseus. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or IFRS. The projections and forecasts were prepared based on numerous variables and assumptions, which are inherently uncertain and may be beyond the control of Avanseus and FATP, and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of Avanseus’ operations following the Business Combination or that could lead to such projections and forecasts not being achieved include, but are not limited to, client demand for Avanseus’ solutions and applications, an evolving competitive landscape, regulatory changes in a highly-regulated environment, successful management and retention of key personnel, unexpected expenses, and general economic conditions. While Avanseus assumes responsibility for the accuracy and completeness of the projections and forecasts to the extent included in this proxy statement/prospectus, we caution you not to place undue reliance on the projections, as the projections may be materially different than actual results.

The projections and forecasts presented in this proxy statement/prospectus have been prepared by Avanseus’ management. Investors and others should note that the projections and forecasts have not been independently verified or confirmed by FATP or any third party. In particular, none of BF Borgers CPA PC, Marcum LLP, nor any independent accountants, have audited, reviewed, examined, compiled, or applied agreed-upon procedures with respect to the projections and forecasts, and none of them have expressed an opinion or any other form of assurance with respect to the projections and forecasts.

We have been growing rapidly and expect to continue to invest in our growth for the foreseeable future. If we are unable to manage our growth effectively, our revenue and profits could be adversely affected.

We have experienced rapid growth in a relatively short period of time. Our revenue grew from $320 thousand during the year ended December 31, 2017, to $4.0 million in the year ended December 31, 2021.

We plan to continue to expand our operations and headcount significantly, and we anticipate that further significant expansion will be required. While we plan to ramp-up our indirect sales operations, our direct sales operations will need to increase as well as we continue to expand our operations into other countries and industries in the future, which will place additional demands on our resources and operations. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Sustaining our growth will place significant demands on our management as well as on our administrative, operational, and financial resources. To manage our growth, we must continue to improve our operational, financial, and management information systems and expand,

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motivate, and manage our workforce. If we are unable to manage our growth successfully without compromising our quality of service or our profit margins, or if new systems that we implement to assist in managing our growth do not produce the expected benefits, our revenue and profits could be harmed. Risks that we face in undertaking future expansion include:

●	effectively recruiting, integrating, training, and motivating a large number of new employees, including our direct sales force, while retaining existing employees, maintaining the beneficial aspects of our corporate culture, and effectively executing our business plan;

●	satisfying existing customers and attracting new customers;

●	successfully improving and expanding the capabilities of our software platform and introducing new solutions and applications;

●	expanding our channel partner ecosystem;

●	controlling expenses and investments in anticipation of expanded operations;

●	implementing and enhancing our administrative, operational, and financial infrastructure, systems, and processes;

●	addressing new markets; and

●	expanding operations into other countries, including the United States.

If we are not able to introduce new features or solutions successfully and to make enhancements to our existing solutions and applications, our business and results of operations could be adversely affected.

To attract new customers and keep our existing customers engaged, we must continuously introduce new solutions and applications and upgrade our existing offerings to meet their evolving preferences. It is difficult to predict the preferences of a particular customer or a specific group of customers. Changes and upgrades to our existing solutions may not be well received by our customers and their end users, and newly-introduced solutions may not achieve success as expected. For example, we may introduce predictive operations solutions or energy management solutions for data centers or industrial plants, for which we have little or no prior experience. Such efforts may require us to contribute a substantial amount of additional human capital and financial resources. We cannot assure you that any of such new solutions will achieve market acceptance or generate sufficient revenues to adequately compensate for the costs and expenses incurred pursuant to our development and promotion efforts. Enhancements and new solutions and applications that we develop may not be introduced in a timely or cost-effective manner, may contain errors or defects, or may not achieve the broad market acceptance necessary to generate significant revenue. If we fail to improve our existing solutions and introduce new ones in a timely or cost-effective manner, our ability to attract and retain customers may be impaired, and our financial performance and prospects may be adversely affected.

If we are unable to develop and release product and service enhancements and new solutions and applications to respond to rapid technological changes in a timely and cost-effective manner, our business, operating results, and financial condition could be adversely affected.

The markets for our software platform are characterized by rapid technological change, frequent new product and service introductions and enhancements, changing customer demands, and evolving industry standards. The introduction of solutions and applications embodying new technologies can quickly make existing solutions and applications obsolete and unmarketable. Data management, machine learning, and analytics platforms and applications are inherently complex, and it can take a long time and require significant research and development expenditures to develop and test new or enhanced solutions and applications. The success of any enhancements or improvements to our existing solutions or any new solutions and applications depends on several factors, including timely completion, competitive pricing, adequate quality testing, integration with existing technologies, and overall market acceptance.

Our ability to grow our customer base and generate revenue from customers will depend heavily on our ability to enhance and improve our solutions and applications, to develop additional functionality and use cases, introduce new features and applications, and interoperate across an increasing range of devices, operating systems, and third-party applications. Our customers may require features and capabilities that our current solutions and

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applications do not have or may face use cases that our current solutions and applications do not address. We invest significantly in research and development, and our goal is to focus our spending on measures that improve quality and ease of adoption and create organic customer demand for our solutions and applications. When we develop a new enhancement or improvement to our solutions, we typically incur expenses and expend resources upfront to develop, market, and promote the new enhancement and improvement. Therefore, when we develop and introduce new enhancements and improvements to our solutions, they must achieve high levels of market acceptance in order to justify the amount of our investment in developing and bringing them to market. There is no assurance that our enhancements to our solutions or our new application experiences, functionality, use cases, features, or capabilities will be compelling to our customers or gain market acceptance. If our research and development investments do not accurately anticipate customer demand, or if we fail to develop our solutions and applications in a manner that satisfies customer preferences in a secure, timely, and cost-effective manner, we may fail to retain our existing customers or increase demand for our solutions and applications.

Moreover, even if we introduce new solutions and applications, we may experience a decline in revenue from sales of our existing solutions and applications that is not offset by revenue from the new ones. For example, customers may delay ordering licenses and/or subscriptions of new solutions and applications to permit them to make a more thorough evaluation or until industry and marketplace reviews become widely available. Some customers may hesitate to migrate to new solutions and applications due to concerns regarding the complexity of migration and the solutions and applications infancy issues on performance. In addition, we may lose existing customers who choose a competitor’s solutions rather than migrate to our new ones. This could result in a temporary or permanent revenue shortfall and adversely affect our business.

Any failure of our solutions and applications to operate effectively with future infrastructure platforms and technologies could reduce the demand for our solutions and applications. If we are unable to respond to these changes in a timely and cost-effective manner, our solutions and applications may become less marketable, less competitive, or obsolete, and our operating results may be adversely affected.

The introduction of new AI platforms and applications by competitors or the development of entirely new technologies to replace existing offerings could make our solutions and applications obsolete or adversely affect our business, results of operations, and financial condition. We may experience difficulties with software development, design, or marketing that could delay or prevent our development, introduction, or implementation of new solutions and applications or application experiences, features, or capabilities. We have in the past experienced delays in our internally-planned release dates of new features and capabilities, and there can be no assurance that new solution or application features or capabilities will be released according to schedule. Any delays could result in adverse publicity, loss of revenue or market acceptance, or claims by customers brought against us, all of which could harm our business. Moreover, new productivity features for our solutions and applications may require substantial investment, and we have no assurance that such investments will be successful. If customers do not widely adopt our new solution and application features and capabilities, we may not be able to realize a return on our investment. If we are unable to develop, license, or acquire new features and capabilities to our solutions and applications on a timely and cost-effective basis, or if such enhancements do not achieve market acceptance, our business could be harmed.

If we are unable to attract new customers and expand sales to existing customers, our revenue growth could be slower than we expect, and our business may be harmed.

Our future revenue growth depends in part upon increasing our customer base, including both our direct and our indirect customers. Our ability to achieve significant growth in revenue in the future will depend, in large part, upon the effectiveness of our marketing efforts, both domestically and internationally, and our ability to attract new customers and channel partners. This may be particularly challenging where an organization has already invested substantial personnel and financial resources to integrate traditional data analytics tools into its business, as such organization may be reluctant or unwilling to invest in new solutions and applications. If we fail to attract new customers and maintain and expand those customer relationships, our revenue will grow more slowly than expected and our business will be harmed.

Our future revenue growth also depends upon expanding sales and renewals of licenses and/or subscriptions to our software to existing customers. If our direct customers do not purchase additional licenses or capabilities and/or our reseller customers do not purchase new licenses for upgraded versions of our software after their initial term that includes upgrades has expired, our revenue may grow more slowly than expected, may not grow at all, or may

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decline. Additionally, increasing incremental sales to our current customer base requires sophisticated and costly sales efforts that are targeted at senior management. For example, during the years ended December 31, 2021 and 2020, sales and marketing expenses represented 20.2% and 23.3% of our revenue, respectively. We plan to continue expanding our sales efforts, both domestically and internationally through indirect but also direct channels, but we may be unable to hire qualified sales personnel, may be unable to successfully train those sales personnel that we are able to hire, and sales personnel may not become fully productive on the timelines that we have projected or at all. Additionally, although we dedicate significant resources to sales and marketing programs, including internet and other online advertising, these sales and marketing programs may not have the desired effect and may not expand sales. We cannot assure you that our efforts will result in increased sales to existing customers and/or additional revenue. If our efforts to upsell to our customers are not successful, our business and operating results would be adversely affected.

Customers that purchase from us directly generally enter into license agreements with one- to three-year terms and have no obligation or contractual right to renew their licenses after the expiration of their initial license period, while our reseller customers purchase a perpetual license that generally includes upgrades to the licensed software solutions but only for an initial term, generally five years, after which the license is only for the most recent version of the applicable software solution(s) at the end of such term and not for any future upgrades to such software. Moreover, our direct customers that do renew their licenses may renew for lower amounts or for shorter periods. Similarly, while our reseller customers may purchase a new license when the software for which they continue to have a license after the initial term of their agreement becomes obsolete, they are not obligated to do so. Customer renewal rates, including the rate at which our reseller customers purchase new licenses for our upgraded solutions, may decline or fluctuate as a result of a number of factors, including the breadth of early deployment, reductions in our customers’ or their end-users’ spending levels, our pricing or pricing structure, the pricing or capabilities of products or services offered by our competitors, our customers’ and our channel partners’ customers’ or end users’ satisfaction or dissatisfaction with our solutions, or the effects of economic conditions. If our customers do not renew their agreements or enter into new agreements with us, or renew or enter into new agreements on terms that our less favorable to us, our revenue may decline.

Our ability to sell licenses and/or subscriptions to our solutions could be harmed by real or perceived material defects or errors.

The software technology underlying our solutions is inherently complex and may contain material defects or errors, particularly when new applications are first introduced, when new features or capabilities are released, or when integrated with new or updated third-party hardware or software. There can be no assurance that our existing and new solutions and applications will not contain defects or errors. Any real or perceived errors, failures, vulnerabilities, or bugs in our solutions and applications could result in negative publicity or lead to data security, access, retention, or other performance issues, all of which could harm our business. Correcting such defects or errors may be costly and time-consuming and could harm our business. Moreover, the harm to our reputation and legal liability related to such defects or errors may be substantial and would harm our business.

If we are unable to ensure that our solutions and applications interoperate with a variety of software applications that are developed by others, including our channel partners, we may become less competitive and our results of operations may be harmed.

Our solutions and applications must integrate with a variety of hardware and software platforms, and we need to continuously modify and enhance our solutions and applications to adapt to changes in hardware and software technologies. In particular, we have developed our solutions and applications to be able to easily integrate with key third-party applications, including the applications of software providers that compete with us as well as our partners. We are typically subject to standard terms and conditions of such providers, which govern the distribution, operation, and fees of such software systems, and that are subject to change by such providers from time to time. Our business will be harmed if any provider of such software systems:

●	discontinues or limits our access to its software;

●	modifies its terms of service or other policies, including fees charged to, or other restrictions, on us or other software applications’ developers;

●	changes how information is accessed by us or our customers;

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●	establishes more favorable relationships with one or more of our competitors; or

●	develops or otherwise favors its own competitive offerings over our solutions and applications.

Third-party services and products are constantly evolving, and we may not be able to modify our solutions and applications to assure their compatibility with that of other third parties as they continue to develop or emerge in the future or we may not be able to make such modifications in a timely and cost-effective manner. In addition, some of our competitors may be able to disrupt the operations or compatibility of our solutions and applications with their products or services or exert strong business influence on our ability to, and terms on which we, operate our solutions. Should any of our competitors modify their products or standards in a manner that degrades the functionality of our solutions and applications or gives preferential treatment to our competitors or competitive products, whether to enhance their competitive position or for any other reason, the interoperability of our solutions and applications with these products could decrease and our business, results of operations, and financial condition would be harmed. If we are not permitted or able to integrate with these and other third-party applications in the future, our business, results of operations, and financial condition would be harmed.

We are subject to risks as a result of our dependence on information technology systems and reliance on third parties.

Our operations depend in part upon information technology, or IT, systems. Our IT systems are subject to disruption, damage, or failure from many sources, including computer viruses, security breaches, natural disasters, power loss, and defects in design. To date, we have not experienced any material losses relating to IT system disruptions, damage, or failure, but there are no assurances that we will not incur such losses in the future. Any of these and other events could result in IT systems failures, operational delays, production downtimes, destruction or corruption of data, security breaches, or other manipulation or improper use of our systems and networks.

Further, we are dependent on third party mobile networks such as those provided by major telecommunications companies to provide services. These third-party networks are controlled by third parties and are subject to compromise or failure. Extended disruptions of such networks could adversely affect our business and financial results.

We could suffer disruptions, outages, defects, and other performance and quality problems with our solutions or with the public cloud and internet infrastructure on which they rely.

Our business depends on our solutions and applications to be available without disruption. We have experienced, and may in the future experience, disruptions, outages, defects, and other performance and quality problems with our solutions and applications. We have also experienced, and may in the future experience, disruptions, outages, defects, and other performance and quality problems with the public cloud and internet infrastructure on which our solutions and applications rely. These problems can be caused by a variety of factors, including introductions of new functionality, vulnerabilities and defects in proprietary and open source software, human error or misconduct, capacity constraints, and design limitations, as well as from internal and external security breaches, malware and viruses, ransomware, cyber events, denial or degradation of service attacks, or other security-related incidents.

Further, if our contractual and other business relationships with our public cloud providers are terminated, suspended, or suffer a material change to which we are unable to adapt, such as the elimination of services or features on which we depend, we could be unable to provide our solutions and applications and could experience significant delays and incur additional expense in transitioning customers to a different public cloud provider.

These issues will be an acute risk as we move to a software-as-a-service licensing model, as under that model our solutions will run on Avanseus’ own infrastructure through which customers will access the software solutions they have subscribed for, instead of operating on the infrastructure of the customers or ultimate users of the software. Any disruptions, outages, defects, and other security performance and quality problems with our solutions and applications or with the public cloud and internet infrastructure on which they rely, or any material change in our contractual and other business relationships with our public cloud providers, could result in reduced use of our solutions and applications, increased expenses, including significant, unplanned capital investments and/or service credit obligations, and harm to our brand and reputation, any of which could have a material adverse effect on our business, financial condition, and results of operations.

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If we fail to develop, maintain, and enhance our brand and reputation cost-effectively, our business and financial condition may be adversely affected.

We believe that developing, maintaining, and enhancing awareness and integrity of our brand and reputation in a cost-effective manner are important to achieving widespread acceptance of our solutions and applications and are important elements in attracting new customers and channel partners and maintaining existing customers and partners, each of which includes resellers. We believe that the importance of our brand and reputation will increase as competition in our market further intensifies. Successful promotion of our brand depends on the effectiveness of our marketing efforts, our ability to provide a reliable and useful solutions and applications at competitive prices, the perceived value of our solutions and applications, our ability to maintain our customers’ and partners’ trust, our ability to continue to develop additional functionality and use cases, and our ability to differentiate our solutions and applications and capabilities from competitive offerings. Brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building and maintaining our brand and reputation. We also rely on our customer base and existing channel partners in a variety of ways, including to give us feedback on our solutions and applications. If we fail to promote and maintain our brand successfully or to maintain loyalty among our customers and channel partners, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract new customers and partners or retain our existing customers and partners and our business and financial condition may be adversely affected. Any negative publicity relating to our employees, partners, or others associated with these parties may also tarnish our own reputation simply by association and may reduce the value of our brand. Damage to our brand and reputation may result in reduced demand for our solutions and applications and increased risk of losing market share to our competitors. Any efforts to restore the value of our brand and rebuild our reputation may be costly and may not be successful.

Changes in worldwide capital spending and continued economic growth may have a material adverse effect on us.

One factor that significantly affects Avanseus’s financial results is the impact of economic conditions on the willingness of our current and potential customers and the customers of our resellers to make capital investments. Changes in economic growth or the global economy could lead customers to be cautious about capital spending, which places additional pressure on departments to demonstrate acceptable return on investment. Uncertain worldwide economic and political environments and uncertain policy directives would make it difficult for Avanseus, its customers, and its suppliers to accurately predict future product demand, which could result in an inability to satisfy demand for our solutions and a loss of market share. Our revenues may decline in such circumstances and profit margins could be eroded, or we could incur significant losses.

Moreover, economic conditions worldwide may contribute to slowdowns in the markets in which we operate, resulting in reduced demand for our solutions as a result of customers and customers of our resellers choosing to refrain from capital investments.

Turmoil in the geopolitical environment in many parts of the world, including terrorist activities and military actions, as well as political and economic issues in many regions, may put pressure on global economic conditions. Avanseus’s business and financial results and its ability to expand into other international markets may also be affected by changing economic conditions particularly germane to that sector or to particular customer markets within that sector.

If we are unable to recruit or retain personnel with the necessary skills to operate and grow our business, our business, operating results, and financial condition could be adversely affected.

Our future success depends upon our ability to continue to attract, develop, motivate, and retain highly skilled managerial, sales and marketing, technical, financial, and administrative personnel necessary to guide our operations and support and grow our business. The market for this talent is, and we expect will remain, highly competitive.

In addition, because of the highly technical nature of our solutions and applications, we must attract and retain highly skilled engineering and development personnel. The technical personnel that we require to develop our products and solutions are in high demand, particularly technical personnel with a combination of AI, domain, and real-time application expertise as there are comparatively few persons with those skills. Further, in order to execute our business plan we must be able to attract and retain the requisite personnel with experience in those industry domains, including data centers and manufacturing, that we intend to expand into, given that most of our current personnel have experience solely or primarily in the telecommunications industry.

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We may not be able to retain our current key employees or attract, train, assimilate, or retain other highly skilled personnel in the future. We may incur significant costs to attract and retain highly skilled personnel, and we may lose new employees to our competitors or other technology companies before we realize the benefit of our investment in recruiting and training them. As we move into new geographies, we will need to attract and recruit skilled personnel in those areas. In particular as we enter more into high-cost countries, the cost of attracting and retaining skilled personnel may materially increase compared to what we have experienced in the past in this regard.

Our future success also depends in large part on the continued service of senior management and other key personnel. In particular, we are highly dependent on the services of Bhargab Mitra, our Chief Executive Officer and a co-founder, Giuseppe Donagemma, our Chairman, Chiranjib Bhandary, our Chief Technology Officer, and Dionisio (Dennis) Lorenzin, our Chief Product Officer, whom are critical to the development of our technology, solutions, future vision, and strategic direction. We rely on our leadership team in the areas of operations, security, marketing, sales, support, and general and administrative functions, and on individual contributors on our research and development team. Although we have entered into employment agreements with most of our senior management and other key personnel, the existence of such agreements does not assure that we will retain their services. Our senior management team provides valuable services to us and it would be difficult for us to find suitable replacements.

If we lose the services of senior management or other key personnel, or if we are unable to attract, train, assimilate, and retain suitably-qualified individuals who are capable of meeting our growing technical, operational, and managerial requirements, on a timely basis or at all, our solution development efforts could be delayed and we may be unable to execute our business plan, which could adversely affect our business, prospects, operating results, and financial condition. Volatility or lack of performance in our stock price may also affect our ability to attract and retain our personnel. In addition, to the extent we hire personnel from competitors, we also may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information.

Our revenue growth depends in part on the success of our strategic relationships with third parties, including channel partners, and if we are unable to establish and maintain successful relationships with them, our business, operating results, and financial condition could be adversely affected.

An integral part of our expansion plans requires partnerships with large players, like global system integrators, that can give us exposure in those parts of the world where we may have no or a limited presence and/or with those customers with whom our sales personnel may have challenges engaging. We are also engaging with large cloud infrastructure providers in order to ensure that our software is seamlessly operating within their own environments and has the further potential to become an integral part of their ecosystems (that is, being featured in their marketplaces and becoming part of their sales proposition). We anticipate that we will continue to establish and maintain relationships with such third parties.

We plan to continue to establish and maintain similar strategic relationships in certain industry verticals and otherwise, and we expect our strategic partners to become an increasingly important aspect of our business. These strategic relationships, however, could limit our ability in the future to compete in certain industry verticals and, depending on the success of our third-party partners and the industries that those partners operate in generally, may negatively impact our business because of the nature of strategic alliances, exclusivity provisions, or otherwise. We work closely with select vendors to design solutions and use cases to specifically address the needs of certain industry verticals or use cases within those verticals. As our agreements with our reseller customers terminate or expire, we may be unable to renew or replace these agreements on comparable terms, or at all.

Our future revenue growth and ability to sustain profitability depends in part on our ability to identify, establish, and retain successful strategic partner relationships in various geographic locations, including in the United States, as our presence, geography-wise, is limited due to our current size, which will take significant time and resources and involve significant risk. To the extent we do identify such partners, we will need to negotiate the terms of a commercial agreement with them under which the partner would distribute our solutions and applications. We cannot be certain that we will be able to negotiate commercially attractive terms with any strategic partner, if at all. In addition, our strategic partners must be trained to distribute our solutions and applications. In order to develop and expand our distribution channel, we must develop and improve our processes for channel partner introduction and training. If we do not succeed in identifying suitable strategic partners or maintain our relationships with such partners, our business, prospects, operating results, and financial condition may be adversely affected.

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Moreover, we cannot guarantee that the partners with whom we have strategic relationships will continue to devote the resources necessary to expand our reach and increase our distribution. In addition, customer satisfaction with services and other support from our strategic partners may be less than anticipated, negatively impacting anticipated revenue growth and results of operations. We cannot be certain that these partners will prioritize or provide adequate resources to selling our solutions and applications. Further, some of our strategic partners offer competing platforms and applications or also work with our competitors. As a result of these factors, many of the companies with whom we have strategic alliances may choose to pursue alternative technologies and develop alternative platforms and applications in addition to or in lieu of our solutions and applications, either on their own or in collaboration with others, including our competitors. We cannot assure you that our strategic partners will continue to cooperate with us. In addition, actions taken or omitted to be taken by such parties may adversely affect us. Moreover, we rely on our channel partners to operate in accordance with the terms of their contractual agreements with us. For example, our agreements with our channel partners limit the terms and conditions pursuant to which they are authorized to resell or distribute our solutions and applications and offer technical support and related services. If we are unsuccessful in establishing or maintaining our relationships with third parties, or if our strategic partners do not comply with their contractual obligations to us, our business, operating results, and financial condition may be adversely affected. Even if we are successful in establishing and maintaining these relationships with third parties, we cannot assure you that these relationships will result in increased customer usage of our solutions and applications or increased revenue to us.

Any failure to offer high-quality maintenance and support services for our customers may harm our relationships with our customers and, consequently, our business.

Once our solutions and applications are deployed, our customers depend on our maintenance and support teams to resolve technical and operational issues relating to our solutions and applications. Our ability to provide effective customer maintenance and support is largely dependent on our ability to attract, train, and retain qualified personnel with experience in supporting customers with solutions and applications such as ours and maintaining the same. The number of our customers has grown significantly and that has and will continue to put additional pressure on our customer maintenance and support teams. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support or maintenance assistance. We also may be unable to modify the future, scope, and delivery of our maintenance services and technical support to compete with changes in the technical services provided by our competitors. Increased customer demand for maintenance and support services, without corresponding revenue, could increase costs and negatively affect our operating results. In addition, if we experience increased customer demand for support and maintenance, we may face increased costs that may harm our results of operations. Further, as we continue to grow our operations and support our global customer base, we need to be able to continue to provide efficient support and effective maintenance that meets our customers’ needs globally at scale. Customers receive additional maintenance and support features, and the number of our customers has grown significantly, which will put additional pressure on our organization. If we are unable to provide efficient customer maintenance and support globally at scale or if we need to hire additional maintenance and support personnel, our business may be harmed. Our ability to attract new customers is highly dependent on our business reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality maintenance and support services, a failure of channel parties to maintain high-quality maintenance and support services, or a market perception that we do not maintain high-quality maintenance and support services for our customers would harm our business.

If we or our third-party service providers experience a security breach or unauthorized parties otherwise obtain access to our customers’ data, our data, or our solutions may be perceived as not being secure, our reputation may be harmed, demand for our solutions may be reduced, and we may incur significant liabilities.

Our solutions and applications process, store, and transmit our customers’ proprietary and sensitive data, including data that indicate the quality of service they provide to their end users and their end users’ data, such as their phone identifier, and may in the future potentially include personal and financial data. Our solutions and applications are built to be available on the infrastructure of third-party public cloud providers such as VMware Marketplace and Red Hat Marketplace. As we pivot to a software-as-a-service licensing model, we will also need to use third-party service providers like cloud providers to help us deliver services to our customers. These vendors may store or process personal information or other confidential information of our employees, our partners, or our customers. We collect such information from individuals located in the various countries in which our customers are located and may store

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or process such information outside the country in which it was collected. While we and our third-party service providers have implemented security measures designed to protect against security breaches, these measures could fail or may be insufficient, resulting in the unauthorized disclosure, modification, misuse, unavailability, destruction, or loss of our or our customers’ data or other sensitive information. Any security breach of our operational systems, physical facilities, or even the systems of our third-party partners, or the perception that one has occurred, could result in litigation, indemnity obligations, regulatory enforcement actions, investigations, fines, penalties, mitigation and remediation costs, disputes, reputational harm, diversion of management’s attention, and other liabilities and damage to our business. Even though we do not control the security measures of third parties, we may be responsible for any breach of such measures or suffer reputational harm even where we do not have recourse to the third party that caused the breach. In addition, any failure by our partners to comply with applicable law or regulations could result in proceedings against us by governmental entities or others.

Cyberattacks, denial-of-service attacks, ransomware attacks, business email compromises, computer malware, viruses, social engineering (including phishing), and other malicious internet-based activity are prevalent in our industry and our customers’ industries and continue to increase. In addition, we may experience attacks, unavailable systems, unauthorized access, or disclosure due to employee or other theft or misuse, denial-of-service attacks, sophisticated attacks by nation-state and nation-state supported actors, and advanced persistent threat intrusions. We cannot guarantee that our security measures will be sufficient to protect against unauthorized access to or other compromise of the personal information and/or other confidential information of our partners, our customers, and our customers’ end-users. The techniques used to sabotage, disrupt, or obtain unauthorized access to our solutions, systems, networks, or physical facilities in which data is stored or through which data is transmitted change frequently, and we may be unable to implement adequate preventative measures or stop security breaches while they are occurring. The recovery systems, security protocols, network protection mechanisms, and other security measures that we have integrated into our solutions, applications, systems, networks, and physical facilities, which are designed to protect against, detect, and minimize security breaches, may not be adequate to prevent or detect service interruption, system failure, or data loss. Our solutions, systems, networks, and physical facilities could be breached, or personal information could be otherwise compromised, due to employee error or malfeasance, if, for example, third parties attempt to fraudulently induce our employees or our customers to disclose information or usernames and/or passwords, or otherwise compromise the security of our solutions, networks, systems and/or physical facilities. Third parties may also exploit vulnerabilities in, or obtain unauthorized access to, platforms, applications, systems, networks, and/or physical facilities utilized by our channel partners. We have previously been, and may in the future become, the target of cyber-attacks by third parties seeking unauthorized access to our or our customers’ data or to disrupt our operations or ability to provide our services. While we have been successful in preventing such unauthorized access and disruption in the past, we may not continue to be successful against these or other attacks in the future.

We have contractual and legal obligations to notify relevant stakeholders of security breaches. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities, and others of security breaches involving certain types of data. In addition, our agreements with certain customers and partners may require us to notify them in the event of a security breach involving customer or partner data on our systems or those of subcontractors processing customer or partner data on our behalf. Such mandatory disclosures are costly, could lead to negative publicity, may cause our customers to lose confidence in the effectiveness of our security measures, and could require us to expend significant capital and other resources to respond to or alleviate problems caused by the actual or perceived security breach and may cause us to breach customer contracts. Depending on the facts and circumstances of such an incident, these damages, penalties, and costs could be significant and may not be covered by insurance or could exceed our applicable insurance coverage limits. Any of these results could materially adversely affect our financial performance. Our agreements with certain customers may require us to use industry-standard, reasonable, or other specified measures to safeguard sensitive personal information or confidential information, and any actual or perceived breach of such measures may increase the likelihood and frequency of customer audits under our agreements, which is likely to increase the costs of doing business. An actual or perceived security breach could lead to claims by our customers, or other relevant stakeholders that we have failed to comply with such legal or contractual obligations. As a result, we could be subject to legal action or our customers could end their relationships with us. There can be no assurance that any limitations of liability in our contracts, which we have in certain agreements, would be enforceable or adequate or would otherwise protect us from liabilities or damages.

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Litigation resulting from security breaches may adversely affect our business. Unauthorized access to our solutions, systems, networks, or physical facilities could result in litigation with our customers or other relevant stakeholders. These proceedings could force us to spend money in defense or settlement, divert management’s time and attention, increase our costs of doing business, or adversely affect our reputation. We could be required to fundamentally change our business activities and practices or modify our solutions’ capabilities in response to such litigation, which could have an adverse effect on our business. If a security breach were to occur, and the confidentiality, integrity, or availability of our data or the data of our partners or our customers was disrupted, we could incur significant liability, or our solutions, applications, systems, or networks may be perceived as less desirable, which could negatively affect our business and damage our reputation.

If we fail to detect or remediate a security breach in a timely manner, or a breach otherwise affects a large amount of data of one or more customers, or if we suffer a cyberattack that impacts our ability to operate our solutions and applications, we may suffer material damage to our reputation, business, financial condition, and results of operations. Further, our insurance coverage may not be adequate for data security, indemnification obligations, or other liabilities. Depending on the facts and circumstances of such an incident, the damages, penalties, and costs could be significant and may not be covered by insurance or could exceed our applicable insurance coverage limits. In addition, we cannot be sure that our existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim. Our risks are likely to increase as we continue to expand our solutions and applications, grow our customer base, and process, store, and transmit increasingly large amounts of proprietary and sensitive data.

Our solutions and applications rely on the stable performance of servers, networks, IT infrastructure, and data processing systems, and any disruption to such servers, networks, assets, or systems due to internal or external factors could diminish demand for our solutions and applications, harm our business, our reputation and results of operations and subject us to liability.

We rely in part, and as we pivot to a software-as-a-service model will increasingly rely, upon the stable performance of our servers, networks, IT infrastructure, and data processing systems for provision of our solutions and applications. Disruptions to such servers, networks, assets, or systems may occur due to internal or external factors, such as inappropriate maintenance, defects in the servers, cyber-attacks or other malicious attacks or hacks targeted at us, occurrence of catastrophic events or human errors. Such disruptions could result in negative publicity, loss of or delay in market acceptance of our solutions and applications, loss of competitive position, lower customer retention or claims by customers for losses sustained by them, or loss, destruction, or unauthorized use of, or access to, data (including personal data for which we may incur liability under applicable data protection laws). In such an event, we may need to expend additional resources to bring the incident to an end, mitigate the liability associated with the fallout of such incident, make notifications to regulators and individuals affected, replace damaged systems or assets, defend ourselves in legal proceedings, and compensate customers or end users. In addition, we may not carry insurance to compensate us for any losses that may result from claims arising from disruption in servers. As a result, our reputation and our brand could be harmed, and our business, results of operations, and financial condition may be adversely affected.

Future acquisitions of other companies or their business, products, technologies, or personnel could require significant management attention, disrupt our business, dilute shareholder value, and adversely affect our operating results.

Our business strategy includes acquiring complimentary companies and/or their business and personnel; we may also seek to acquire complementary products and technologies without acquiring an entire company or its business. See “Avanseus’ Business — Growth Strategy — M&A Activity.” Negotiating these transactions can be time-consuming, difficult, and expensive, and our ability to consummate these transactions may be subject to third-party approvals, such as government regulatory approvals, that are beyond our control. Consequently, we can make no assurance that these transactions, once undertaken and announced, will close. Further, we cannot be certain that we will be able to identify suitable acquisition targets that are available for purchase at reasonable prices. Even if we able to identify such candidates, we may be unable to consummate an acquisition on suitable terms, any of which would have an adverse impact on our business strategy, prospects, and growth plan.

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These kinds of acquisitions or investments may result in unforeseen operating difficulties and expenditures. If we acquire businesses or technologies, we may not be able to integrate the acquired personnel, operations, and technologies successfully or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

●	inability to integrate or benefit from acquired technologies or services in a profitable manner;

●	unanticipated costs or liabilities associated with the acquisition;

●	incurrence of acquisition-related costs;

●	difficulty integrating the accounting systems, operations, and personnel of the acquired business;

●	challenges in combining product offerings and entering into new markets in which we may not have experience;

●	difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

●	distraction of management from normal business operations;

●	adverse effects to the existing business relationships with business partners and customers of both Avanseus and the acquired company as a result of the acquisition;

●	the potential loss of key employees;

●	use of resources that are needed in other parts of our business; and

●	use of substantial portions of our available cash to consummate the acquisition.

Moreover, we cannot assure you that the anticipated benefits of any acquisition would be realized or that we would not be exposed to unknown liabilities as a result of any such acquisition.

In connection with these types of transactions, we may issue additional equity securities that would dilute our shareholders, use cash that we may need in the future to operate our business, incur debt on terms unfavorable to us or that we are unable to repay, incur large charges or substantial liabilities, encounter difficulties integrating diverse business cultures, and become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges. These challenges related to acquisitions or investments could adversely affect our business, prospects, operating results, and financial condition.

Negative publicity about us, our solutions and support, and our directors and management may adversely affect our reputation and business.

We may, from time to time, receive negative publicity, including negative internet and blog postings, ratings, or comments on social media platforms or through traditional media about Avanseus, our business, our directors and management, our brands, our solutions, our support, or our suppliers. Certain of such negative publicity may be the result of malicious harassment or unfair competition acts by third parties. We may even be subject to government or regulatory investigation as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to defend ourselves against such third-party conduct, and we may not be able to conclusively refute each of the allegations within a reasonable period of time, or at all.

We may receive complaints from our customers and partners about our solutions and applications, pricing, and customer support. If we do not handle such complaints effectively, our brand and reputation may suffer and our customers and partners may lose confidence in us and may reduce or cease their use of our solutions and applications. Our success depends, in part, on our ability to generate positive customer feedback and minimize negative feedback on social media channels where existing and potential customers and their employees who use our solutions and applications in their jobs seek and share information. If any of our customers, partners, or their employees are dissatisfied with actions we take or changes we make to our solutions and applications, their online commentary could negatively affect our brand and reputation. Complaints or negative publicity about us, our solutions and applications could materially and adversely impact our ability to attract and retain customers and partners as well as our business, results of operations, and financial condition.

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Our business is subject to the risks of earthquakes, fire, floods, pandemics, and other natural catastrophic events, and to interruption by man-made problems such as power disruptions or terrorism.

A significant natural disaster, such as an earthquake, fire, flood, or pandemic, occurring at our headquarters, at one of our local offices and facilities, or where a business partner is located could adversely affect our business, operating results, and financial condition. Further, if a natural disaster or man-made problem were to affect our service providers, this could adversely affect the ability of our customers to use our solutions and applications. In addition, natural disasters and acts of terrorism could cause disruptions in our or our customers’ businesses, national economies, or the world economy as happened as a result of the COVID-19 pandemic. We also rely on our network and third-party infrastructure and enterprise applications and internal technology systems for our engineering, sales and marketing, and operations activities. Although we maintain incident management and disaster response plans, in the event of a major disruption caused by a natural disaster or man-made problem, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our development activities, lengthy interruptions in service, breaches of data security, and loss of critical data, particularly as Avanseus pivots to a software-as-a-service sales model as we would then be providing our solutions through our own cloud subscription, any of which could adversely affect our business, operating results, and financial condition.

In addition, computer malware, viruses, and hacking, fraudulent use attempts, and phishing attacks have become more prevalent in our industry and have impacted some of our customers in the past and may occur in our operation in the future. Any failure to maintain performance, reliability, security, integrity, and availability of our solutions and applications and technical infrastructure, including third-party infrastructure and services upon which we rely, may expose us to significant consequences, including legal and financial exposure and loss of customers, and give rise to litigation, consumer protection actions, or harm to our reputation, and as a result, may hinder our ability to retain existing and attract new customers and partners.

Currently, all of our operations are conducted, and all of our revenue is attributable to sales, in a number of countries and outside the United States, and our operating results therefore may be materially affected by the economic, political, military, regulatory, and other risks generated as a result of operations and sales in various countries, in particular, the recent and any future increases in energy prices.

Our operations are, and in the foreseeable future most of our operations will be, conducted in various countries and primarily outside of the United States, and customers outside the United States account for a significant portion of our total revenue and will for the foreseeable future. Our operating results are therefore subject to additional risks as compared to companies that operate primarily in the United States, including:

●	unexpected changes in regulatory or environmental requirements, tariffs, and other barriers, including, for example, international trade disputes, changes in climate regulations, and sanctions or other regulatory restrictions imposed by various governments;

●	less effective protection of intellectual property;

●	requirements of foreign laws and other governmental controls;

●	difficulties in collecting trade accounts receivable in other countries;

●	adverse tax consequences;

●	the challenges of managing legal disputes in foreign jurisdictions.

●	difficulties in staffing and managing foreign operations;

●	limited protection for the enforcement of contract and intellectual property rights in certain countries where we may sell our solutions or work with suppliers or other third parties;

●	potentially longer sales and payment cycles and potentially greater difficulties in collecting accounts receivable;

●	laws and business practices favoring local competition;

●	being subject to a wide variety of complex foreign laws, treaties, and regulations and adjusting to any unexpected changes in such laws, treaties, and regulations, including local labor laws;

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●	strict laws and regulations governing privacy and data security, including the European Union’s General Data Protection Regulation;

●	tariffs, trade barriers, and other regulatory or contractual limitations on our ability to sell or develop our solutions in certain foreign markets;

●	changes in regulatory requirements, including export controls, tariffs, and embargoes, other trade restrictions, competition, corporate practices, and data privacy concerns;

●	seasonal reductions in business activity in certain parts of the world, particularly during the summer months in Europe and at year end globally;

●	rapid changes in government, economic, and political policies, and conditions; and

●	political or civil unrest or instability, acts of war, terrorism or epidemics, and other similar outbreaks or events.

In the event that we are unable to adequately staff and maintain our foreign operations, we could face difficulties managing our international operations.

In addition, the continuing conflict between Ukraine and Russia, and the financial and economic sanctions and import and/or export controls imposed on Russia by the United States, the United Kingdom, the European Union, Canada, and others, in addition to exacerbating the above-mentioned adverse effects on our operations and on the wider global economy and market conditions, has had, and may continue to have, particularly if there should be an escalation of that conflict, the effect of causing significant increases in energy prices in Europe and other parts of the world. This has already resulted, and may continue to result, in our customers and potential customers (both direct and indirect) diverting a larger proportion of their available cash towards paying their energy bills and delaying capital investments, particularly for purchases of software solutions such as ours, which may be seen as more of a “luxury” purchase under such conditions. Any of these impacts or increases in these conditions could, in turn, have a material adverse effect on our business, financial condition, cash flows, and results of operations and could cause the market value of our securities to decline.

We have limited business insurance coverage, so that any uninsured occurrence of business disruption may result in substantial costs to us and the diversion of our resources, which could have an adverse effect on our results of operations and financial condition.

Our business insurance is limited; we do not maintain any liability insurance or property insurance policies covering our equipment and facilities for injuries, death, or losses due to fire, earthquake, flood, or any other disaster. We have determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical. Any uninsured damage to our facilities or technology infrastructures or disruption of our business operations could require us to incur substantial costs and divert our resources, which could have an adverse effect on our business, financial condition, and results of operations.

If the market for predictive maintenance, health and performance management, and energy management software solutions fails to grow as we expect, or if businesses fail to adopt our solutions, our business, operating results, and financial condition could be adversely affected.

More than 90% or our total revenues is generated through the licensing of our software. We expect these sales to account for a large portion of our revenue for the foreseeable future. Although demand for predictive maintenance, artificial intelligence-based management solutions, and energy management software has grown in recent years, the market continues to evolve and may not continue to develop and grow as we expect. Even if it does so grow, we cannot be sure that businesses will adopt our solutions. Our future success will depend in large part on our ability to further penetrate the existing market for these solutions and be able to capture portions of the expected growth. Our ability to do so depends on a number of factors, including the cost, performance, and perceived value associated with our solutions, as well as customers’ and channel partners’ willingness to adopt a different approach to infrastructure maintenance and energy management. We have spent, and intend to keep spending, considerable resources to educate potential customers and channel partners’ about AI-based software solutions in general and our solutions in particular. We cannot be sure, however, that these expenditures will help our solutions achieve any additional market acceptance. Furthermore, potential customers may have made significant investments in legacy analytics software

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systems and may be unwilling to invest in new solutions and applications. In addition, resistance from consumer and privacy groups to increased commercial collection and use of data on spending patterns and other personal behavior and governmental restrictions on the collection and use of personal data may impair the further growth of this market by reducing the value of data to organizations, as may other developments. If these markets fail to grow or grow more slowly than we currently expect or businesses fail to adopt our solutions, our business, operating results, and financial condition could be adversely affected.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business.

Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of addressable companies or end users covered by our market opportunity estimates will purchase our solutions and applications at all or generate any particular level of revenue for us. Even if the markets in which we compete meets the size estimates and growth forecasted in this proxy statement/prospectus, our business could fail to grow for a variety of reasons, including reasons outside of our control, such as competition in our industry.

Because we recognize revenue from licenses we sell to our direct customers over the licensing term, downturns or upturns in new sales and renewals may not be immediately reflected in our operating results and may be difficult to discern.

We generally recognize revenue from customers that we sell to directly, which currently represents approximately 25% of our revenues, ratably over the terms of their licenses. Therefore, a portion of the revenue we report in each quarter is derived from the recognition of deferred revenue relating to licenses entered into during previous quarters. Consequently, a decline in new or renewed licenses to our direct customers in any single quarter may have a small impact on our revenue for that quarter but negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in sales and market acceptance of our solutions and applications, and potential changes in our rate of renewals, may not be fully reflected in our operating results until future periods. We may also be unable to reduce our operating expenses in the event of a significant deterioration in sales. In addition, a significant majority of our costs are expensed as incurred, while a portion of our revenue is recognized over the life of the agreement with our customer. As a result, increased growth in the number of our direct customers could continue to result in our recognition of more costs than revenue in the earlier periods of the terms of our licensing agreements.

Competition from software offered by current competitors and new market entrants, as well as from internally-developed solutions by our customers, could adversely affect our ability to sell our software products and could result in pressure to price our software products in a manner that reduces our margins.

The market for our solutions and applications is intensely competitive and characterized by rapid changes in technology, customer requirements, industry standards, and frequent new platform and application introductions and improvements. We face challenges in selling our solutions to large companies that have internally developed their own proprietary software solutions, and we face competition from well-established vendors as well as new entrants in our markets. Many of our current and potential competitors have greater financial, technical, marketing, service, and other resources than we have. As a result, these companies may be able to offer lower prices, additional solutions and applications, or other incentives that we cannot match or offer. These competitors may be in a stronger position to respond more quickly to new technologies and may be able to undertake more extensive marketing campaigns. In addition, many of our competitors have established, and may in the future continue to establish, cooperative relationships with third parties to improve their product offerings and to increase the availability of their products in the marketplace. Competitors with greater financial resources may make strategic acquisitions to increase their ability to gain market share or improve the quality or marketability of their products.

Competition could seriously impede our ability to sell additional software products and related support services on terms favorable to us. Businesses may continue to enhance their internally-developed solutions, rather than investing in commercial software such as ours. Our current and potential commercial competitors may develop and market new technologies that render our existing or future solutions obsolete, unmarketable, or less competitive. In addition, if these competitors develop solutions with similar or superior functionality to our solutions, we may need

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to decrease the prices for our solutions in order to remain competitive. If we are unable to maintain attractive pricing due to competitive pressures, our margins will be reduced and our operating results will be negatively affected. We cannot ensure that we will be able to compete successfully against current or future competitors or that competitive pressures will not materially adversely affect our business, financial condition, and operating results.

Fluctuations in foreign currency exchange rates could result in declines in our reported revenue and operating results.

Our operations our conducted entirely outside of the United States and most of our operations will continue to be conducted outside the U.S. going forward. As a result, even though most of our revenue is denominated in U.S. dollars, most of our expenses are denominated in currencies other than the U.S. dollar; as we report our operating results in U.S. dollars, our reported operating results are subject to effects of fluctuations in currency exchange rates. Foreign currency risk arises primarily from the non-U.S. dollar operating expenses for our non-U.S. operations. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in the dollar equivalent of such expenses being higher. This could have a negative impact on our operating results. Although we may in the future decide to undertake foreign exchange hedging transactions to cover a portion of our foreign currency exchange exposure, we currently do not hedge our exposure to foreign currency exchange risks.

Although we expect an increasing number of our sales contracts may be denominated in currencies other than the U.S. dollar in the future, the majority of our sales contracts have historically been denominated in U.S. dollars, and therefore, most of our revenue has not been subject to foreign currency risk. However, a strengthening of the U.S. dollar could increase the real cost of our solutions and applications to our customers outside of the United States, which could adversely affect our business, operating results, financial condition, and cash flows. In addition, we incur expenses for employee compensation and other operating expenses at our non-U.S. locations in the local currency. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in the dollar equivalent of such expenses being higher. We cannot predict the impact of foreign currency fluctuations, and foreign currency fluctuations in the future may adversely affect our revenue and operating results. Although we may in the future decide to undertake foreign exchange hedging transactions to cover a portion of our foreign currency exchange exposure, we currently do not hedge our exposure to foreign currency exchange risks and have no current intentions to do so. Any hedging policies we may implement in the future may not be successful, and the cost of those hedging techniques may have a significant negative impact on our operating results.

Risks Related to Avanseus’ Intellectual Property and Technology

We could incur substantial costs in protecting or defending our intellectual property rights, and any failure to protect our intellectual property could adversely affect our business, operating results, and financial condition.

Our success depends, in part, on our ability to protect our brand, trade secrets, trademarks, patents, domain names, copyrights, and proprietary methods and technologies, whether registered or not, that we develop under patent and other intellectual property laws of the United States, Singapore, India, and other jurisdictions, so that we can prevent others from using our inventions and proprietary information. We currently rely on patents, trademarks, copyrights, and trade secret law to protect our intellectual property rights. We cannot assure you, however, that any of our intellectual property rights will not be challenged, invalidated, or circumvented, or that our intellectual property will be sufficient to provide us with competitive advantages.

In addition, we may be subject to allegation of infringement of other parties’ proprietary rights, and other parties may misappropriate our intellectual property rights, which would cause us to suffer economic or reputational damages. Because of the rapid pace of technological change, we cannot assure you that all of our proprietary technologies and similar intellectual property rights can be patented in a timely or cost-effective manner, or at all.

We maintain and facilitate certain technical measures and access control mechanisms internally to ensure secure access to our proprietary information by our employees and consultants. We also maintain internal policies requiring our employees and consultants to enter into confidentiality agreements to control access to our proprietary information. If our employees and consultants do not fully comply with these internal policies, however, such policies may not effectively prevent disclosure of our confidential information, and it may be possible for unauthorized parties to copy our software or other proprietary technology or information, or to develop similar software independently without our having an adequate remedy for unauthorized use or disclosure of our confidential information.

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In addition, the laws of some countries do not protect intellectual property and other proprietary rights to the same extent as the laws of the United States. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights. To the extent we expand our international activities, our exposure to unauthorized copying, transfer, and use of our proprietary technology or information may increase.

Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. Litigation may be necessary in the future to enforce our intellectual property rights, determine the validity and scope of our proprietary rights or those of others, or defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming, and distracting to management, and may result in a diversion of significant resources, the narrowing or invalidation of portions of our intellectual property and have an adverse effect on our business, operating results, and financial condition. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights or alleging that we infringe the counterclaimant’s own intellectual property. Any of our patents, trade secrets, copyrights, trademarks, or other intellectual property rights could be challenged by others or invalidated through administrative process or litigation. We can provide no assurance that we will prevail in such litigation. In addition, our proprietary methods and technologies that are regarded as trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors and in these cases we would not be able to assert any trade secret rights against those parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and the failure to obtain or maintain trade secret protection could adversely affect our competitive business position. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions.

There can be no assurance that our particular ways and means of protecting our intellectual property and proprietary rights, including business decisions about when to file patent applications and trademark applications, will be adequate to protect our business or that our competitors will not independently develop similar technology. We could be required to spend significant resources to monitor and protect our intellectual property rights. If we fail to protect and enforce our intellectual property and proprietary rights adequately, our competitors might gain access to our technology and our business, operating results, and financial condition could be adversely affected.

We may in the future become involved in legal proceedings, litigation, and disputes relating to alleged infringement of intellectual property rights, which could adversely affect our business, operating results, and financial condition.

There is considerable patent and other intellectual property development activity in our industry. Our future success depends, in part, on not infringing the intellectual property rights of others. Our competitors or other third parties may in the future claim that our solutions and applications and underlying technology infringe on their intellectual property rights, and we may be found to be infringing on such rights. We may be unaware of the intellectual property rights of others that may cover some or all of our technology, and therefore we cannot be certain that our solutions and applications do not infringe patents, copyrights, trademarks, or other intellectual property rights, so infringement claims might be asserted against us. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty or licensing payments, require us to change our technology or our business practices, prevent us from offering our solutions and applications, require us to develop alternative non-infringing technology, or require that we comply with other unfavorable terms, any of which could have a material adverse effect on our business and results of operations. We may also be obligated to indemnify our customers in connection with any such litigation and to obtain licenses or modify our solutions and applications, which could further exhaust our resources. Even if we were to prevail in the event of claims or litigation against us, any claim or litigation regarding intellectual property could be costly and time-consuming and divert the attention of our management and other employees from our business. Patent infringement, trademark infringement, trade secret misappropriation and other intellectual property claims, and proceedings brought against us, whether successful or not, could harm our reputation, business, operating results, and financial condition.

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We depend on technology and data licensed to us by third parties that may be difficult to replace or cause errors or failures that may impair or delay implementation of our solutions and applications or force us to pay higher license fees.

We license third-party technologies and data that we incorporate into, use to operate, and provide with our solutions. We cannot assure you that the licenses for such third-party technologies or data will not be terminated or that we will be able to license third-party software or data for future solutions and applications. In addition, we may be unable to renegotiate acceptable third-party replacement license terms in the event of termination, or we may be subject to infringement liability if third-party software or data that we license is found to infringe intellectual property or privacy rights of others. In addition, the data that we license from third parties for potential use in our solutions may contain errors or defects, which could negatively impact the analytics that our customers perform on or with such data. This may have a negative impact on how our solutions and applications are perceived by our current and potential customers and could materially damage our reputation and brand.

Changes in or the loss of third-party licenses could lead to our software platform becoming inoperable or the performance of our software platform being materially reduced resulting in our potentially needing to incur additional research and development costs to ensure continued performance of our software solutions and applications or a material increase in the costs of licensing, and we may experience decreased demand for our solutions.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.

Our agreements with customers generally include indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement, or other liabilities relating to or arising from our software, related services, or other contractual obligations. Large indemnity payments could harm our business, results of operations, and financial condition. Although we normally contractually limit our liability with respect to such indemnity obligations, generally, those limitations may not be fully enforceable in all situations, and we may still incur substantial liability under those agreements. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other existing customers and new customers and harm our business and results of operations.

Our use of third-party open source software could negatively affect our ability to offer and sell licenses and/or subscriptions to our solutions and applications and subject us to possible litigation.

A portion of the technologies we use incorporates third-party open source software, and we may incorporate third-party open source software in our solutions in the future. Open source software is generally licensed by its authors or other third parties under open source licenses. From time to time, companies that use third-party open source software have faced claims challenging the use of such open source software and requesting compliance with the open source software license terms. Accordingly, we may be subject to suits by parties claiming ownership of what we believe to be open source software or claiming non-compliance with the applicable open source licensing terms. Some open source software licenses require end users who use, distribute, or make available across a network software and services that include open source software to offer aspects of the technology that incorporates the open source software for no cost. We may also be required to make publicly available source code (which in some circumstances could include valuable proprietary code) for modifications or derivative works we create based upon, incorporating, or using the open source software and/or to license such modifications or derivative works under the terms of the particular open source license. While we employ practices designed to monitor our compliance with the licenses of third-party open source software and protect our valuable proprietary source code, we may inadvertently use third-party open source software in a manner that exposes us to claims of non-compliance with the terms of their licenses, including claims of intellectual property rights infringement or for breach of contract. Furthermore, there exists today an increasing number of types of open source software licenses, almost none of which have been tested in courts of law to provide guidance of their proper legal interpretations. If we were to receive a claim of non-compliance with the terms of any of these open source licenses, we could be required to incur significant legal expenses defending against those allegations and could be subject to significant damages, enjoined from offering or selling our solutions that contained the open source software, and required to comply with the foregoing conditions, and we may be required to publicly release certain portions of our proprietary source code. We could also be required to expend substantial time and resources to re-engineer some of our software. Any of the foregoing could disrupt and harm our business.

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In addition, the use of third-party open source software typically exposes us to greater risks than the use of third-party commercial software because open source licensors generally do not provide warranties or controls on the functionality or origin of the software. Use of open source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to compromise our solutions. Any of the foregoing could harm our business and could help our competitors develop platforms and applications that are similar to or better than ours.

Because of the characteristics of open source software, there may be fewer technology barriers to entry by new competitors and it may be relatively easy for new and existing competitors with greater resources than we have to compete with us.

One of the characteristics of open source software is that the governing license terms generally allow liberal modifications of the code and distribution thereof to a wide group of companies and/or individuals. As a result, others could easily develop new platforms and applications based upon those open source programs that compete with existing open source software that we support and incorporate into our solutions and applications. Such competition with use of the open source projects that we utilize can materialize without the same degree of overhead and lead time required by us, particularly if the customers do not value the differentiation of our proprietary components. It is possible for new and existing competitors with greater resources than ours to develop their own open source software or hybrid proprietary and open source software offerings, potentially reducing the demand for, and putting price pressure on, our solutions. In addition, it is possible that some competitors could make open source software available for free download and use or position competing open source software as a loss leader. We cannot guarantee that we will be able to compete successfully against current and future competitors or that competitive pressure and/or the availability of open source software will not result in price reductions, reduced operating margins, and loss of market share, any one of which could seriously harm our business.

Risks Related to Regulatory Compliance and Legal Matters

Changes in laws and regulations related to the internet or changes in the internet infrastructure itself may diminish the demand for our solutions and applications, and could adversely affect our business, operating results, and financial condition.

The future success of our business depends on the continued use of the internet as well as continued demand for smart devices and our solutions and applications. Singapore, India, and other countries in which we do business have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. Changes in these laws or regulations could require us to modify our solutions and applications in order to comply with these changes. In addition, government agencies or private organizations have imposed and may impose additional taxes, fees, or other charges for accessing the internet or commerce conducted via the internet. These laws or charges could limit the growth of internet-related commerce or communications generally or result in reductions in the demand for internet-based solutions and applications such as our solutions. In addition, the use of the internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of internet activity, security, reliability, cost, ease-of-use, accessibility, and quality of service. The performance of the internet and its acceptance as a business tool has been adversely affected by “viruses,” “worms,” and similar malicious programs. If the use of the internet is reduced as a result of these or other issues, then demand for our solutions and applications could decline, which could adversely affect our business, operating results, and financial condition.

Avanseus’ business is subject to complex and evolving domestic and foreign laws and regulations. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to Avanseus’ business practices, increased cost of operations, or declines in adoption of our solutions, or otherwise harm Avanseus’ business.

Avanseus is subject to a variety of laws and regulations in the countries in which it conducts its operations and sells its solutions that involve matters central to its business, including user privacy, data protection, intellectual property, distribution, contracts and other communications, competition, consumer protection, and taxation. These laws and regulations are often more restrictive than those in the United States. Such laws and regulations are constantly evolving and can be subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly-evolving industry in which Avanseus operates.

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Existing and proposed laws and regulations may be costly to comply with and can delay or impede the development of new solutions and applications, result in negative publicity, increase our operating costs, require significant management time and attention, and subject us to claims or other remedies, including fines or demands that we modify or cease existing business practices, all of which could have a negative impact on our ability to execute our business plan and on our business, prospectus, financial condition, and operating results.

The Committee on Foreign Investment in the United States may delay, prevent, or impose conditions on the Business Combination.

The Committee on Foreign Investment in the United States (“CFIUS”) has authority to review certain direct or indirect foreign investments in U.S. businesses. Among other things, CFIUS is authorized to require certain foreign investors to make mandatory filings and to self-initiate national security reviews of certain foreign direct and indirect investments in U.S. businesses if the parties to that investment choose not to file voluntarily. With respect to transactions that CFIUS considers to present unresolved national security concerns, CFIUS has the power to suspend transactions, impose mitigation measures, and/or recommend that the President block pending transactions or order divestitures of completed transactions when national security concerns cannot be mitigated. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, whether the target company is a U.S. business, the level of beneficial ownership and voting interests acquired by foreign persons, and the nature of any information, control or governance rights received by foreign persons. For example, any investment that results in “control” of a U.S. business by a foreign person is within CFIUS’ jurisdiction. CFIUS’ expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and implementing regulations further includes investments that do not result in control of a U.S. business by a foreign person but that afford foreign persons certain information or governance rights in a “TID U.S. business,” that is, a U.S. business that: (i) produces, designs, tests, manufactures, fabricates, or develops “critical technologies”; (ii) owns or operates certain “critical infrastructure”; and/or (iii) maintains or collects “sensitive personal data,” all as defined in the CFIUS regulations.

The Sponsor is a “foreign person” under CFIUS’ regulations. The Sponsor is organized under the laws of Singapore and its principal place of business is in Singapore. Fat Acquisition Corp Pte. Ltd., a Singapore private company limited by shares (the “Founder”), exercises control over the Sponsor. Fat Projects Pte. Ltd., a Singapore exempt private company limited by shares (“Fat Projects”), exercises control over the Founder. In addition, the Sponsor, the Founder and Fat Projects have substantial ties to foreign persons, given that certain of the members of their boards of directors and management are foreign persons and foreign persons provided a majority of the funds invested in the Sponsor.

As Avanseus is not currently conducting any business in the United States, FATP believes that Avanseus should not be considered a U.S. business for CFIUS purposes.

CFIUS has broad discretion to interpret its regulations, and we cannot predict whether CFIUS may seek to review the Business Combination. If CFIUS were to determine that the Business Combination or any portion thereof is within its jurisdiction, it might request that the parties submit a filing with respect to the Business Combination. A CFIUS review of the Business Combination could delay the completion of the Business Combination, and, if CFIUS identifies unresolved national security concerns as part of that review, CFIUS could impose conditions with respect to the Business Combination, recommend that the President of the United States prohibit the Business Combination, or, if the Closing has occurred, recommend that the President of the United States order FATP to divest all or a portion of the Avanseus Shares that FATP acquired without first obtaining CFIUS approval. Moreover, should CFIUS determine that any party to the Business Combination was required to make a filing with CFIUS but failed to do so, CFIUS could impose on such party the greater of a civil penalty not to exceed $250,000 or the value of the relevant transaction.

The time necessary for CFIUS review of the Business Combination or a decision by CFIUS to prohibit the Business Combination may also prevent the Business Combination from occurring prior to the Final Redemption Date.

These risks may limit the attractiveness of, and/or delay or prevent FATP from pursuing, the Business Combination or, should the Business Combination not be completed, another business combination with certain target companies that FATP believes would otherwise be attractive to its and its shareholders.

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If FATP is unable to consummate the Business Combination, or another business combination, prior to the Final Redemption Date, FATP will be required to wind up, redeem its public shares, and liquidate. In such event, FATP’s shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment through a business combination. Additionally, there will be no redemption rights or liquidating distributions with respect to the FATP Warrants, which will expire worthless in the event of FATP winding up.

In addition, depending on New Avanseus’ ultimate share ownership following the Business Combination and other factors, New Avanseus may be deemed to be a foreign person under CFIUS’ regulations. If a future particular proposed investment by New Avanseus in a U.S. business falls within CFIUS’ jurisdiction, New Avanseus may determine that it is required to make a mandatory filing with CFIUS or that it will submit a filing to CFIUS on a voluntary basis or, if a filing is not mandatory, New Avanseus may determine to proceed with such investment without submitting to CFIUS and risk CFIUS intervention, before or after closing such investment.

General Risk Factors Applicable to Avanseus

The COVID-19 pandemic has adversely affected, and is expected to continue to pose risks, to our business, results of operations, financial condition and cash flows, and other epidemics or outbreaks of infectious diseases may have a similar impact.

In March 2020, the World Health Organization categorized COVID-19 as a pandemic. The spread of the outbreak has caused significant disruptions in the global economies, and the impact may continue to be significant. We are subject to risks and uncertainties as a result of the COVID-19 pandemic. We continue to evaluate the global risks and the slowdown in business activity related to COVID-19, including the potential impacts on our employees, customers, suppliers, and financial results. For the fiscal years ended December 31, 2020 and 2021, COVID-19 required temporary closures of our Indian facility. Since January 1, 2022 to the date of this proxy statement/prospectus, there have been outbreaks of the Omicron variant of the COVID-19. The travel restrictions, mandatory COVID-19 tests, quarantine requirements, and/or temporary closure of office buildings and facilities have been imposed by local governments. Although our operations have not been materially and negatively impacted by such outbreaks, the local governments may issue new orders of office closure, travel, and transportation restrictions due to the resurgence of the COVID-19 and outbreak of new variants, which may have material negative impact to our business and financial condition. The COVID-19 pandemic or other epidemics or outbreaks of infectious diseases could materially adversely impact our results of operations, financial condition, and liquidity in several ways. In particular, the continued spread of COVID-19 and efforts to contain the virus could:

●	impair our ability to manage day-to-day service and product delivery;

●	cause disruptions in or closures of the Company’s operations or those of its customers and suppliers;

●	impact global liquidity and the availability of capital;

●	cause us to experience an increase in costs as a result of our emergency measures, delayed payments from customers and uncollectible accounts;

●	cause delays and disruptions in the supply chain resulting in disruptions in the commercial operation of our businesses;

●	cause limitations on our employees’ ability to work and travel;

●	impact availability of qualified personnel;

●	increase cybersecurity risks as remote working environments may be less secure and more susceptible to hacking attacks, including phishing and social engineering attempts that seek to exploit the COVID-19 pandemic; and

●	cause other unpredictable events.

As the situation surrounding COVID-19 remains fluid, it is difficult to predict the duration of the pandemic and the impact on our business, operations, financial condition, and cash flows. The severity of the impact on our business going forward will depend on a number of factors, including, but not limited to, the duration and severity of the

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pandemic (including the advent of variants and the impact of vaccination on infection and hospitalization rates), the extent and severity of the impact on our customers and channel partners, the effect of applicable regulations regarding safety measures to address the spread of COVID-19, and the impact of the global business and economic environment on liquidity and the availability of capital, all of which are uncertain and cannot be predicted. Due to the evolving and uncertain nature of this event, we cannot predict at this time the full extent to which the COVID-19 pandemic will adversely impact our business, results, and financial condition, which will depend on many factors that are not known at this time.

Our quarterly results and key metrics are likely to fluctuate significantly and may not fully reflect the underlying performance of our business.

Our quarterly results of operations and key metrics may vary significantly in the future as they have in the past, particularly in light of our dependence on a limited number of high-value customer contracts, and period-to-period comparisons of our results of operations and key metrics may not be meaningful. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Our quarterly results of operations and key metrics may fluctuate as a result of a variety of factors, many of which are outside of our control, and as a result, may not fully reflect the underlying performance of our business. Fluctuation in quarterly results may negatively impact the value of our securities. Factors that may cause fluctuations in our quarterly results of operations and key metrics include, without limitation, those listed elsewhere in this Risk Factors section and those listed below:

●	our ability to generate significant revenue from new offerings;

●	our ability to expand our number of partners and distribution of our solutions and applications;

●	our ability to hire and retain employees, in particular those responsible for the selling or marketing of our solutions and applications;

●	our ability to develop and retain talented sales personnel who are able to achieve desired productivity levels in a reasonable period of time and provide sales leadership in areas in which we are expanding our sales and marketing efforts;

●	changes in the way we organize and compensate our sales teams;

●	the timing of expenses and recognition of revenue;

●	our ability to increase sales to large organizations as well as increase sales to a larger number of smaller customers;

●	the length of sales cycles;

●	the amount and timing of operating expenses related to the maintenance and expansion of our business, operations, and infrastructure, as well as international expansion and entry into operating leases;

●	timing and effectiveness of new sales and marketing initiatives;

●	changes in our pricing policies or those of our competitors;

●	the timing and success of new or upgraded solutions, applications, features, and functionality by us or our competitors;

●	changes in the competitive dynamics of our industry, including consolidation among competitors;

●	changes in laws and regulations that impact our business;

●	the timing of expenses related to any future acquisitions;

●	health epidemics or pandemics, such as the coronavirus, or COVID-19, pandemic;

●	civil unrest and geopolitical instability; and

●	general political, economic, and market conditions.

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We may need additional capital, and we cannot be certain that additional financing will be available on favorable terms, or at all.

Historically, we have funded our operations and capital expenditures primarily through debt and equity issuances and cash generated from our operations. Although we currently anticipate that our existing cash and cash equivalents and cash flow from operations will be sufficient to meet our cash needs for the foreseeable future, we may require additional financing. We evaluate financing opportunities from time to time, and our ability to obtain financing will depend, among other things, on our development efforts, business plans, operating performance, and condition of the capital markets at the time we seek financing. Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing stockholders. We may sell ordinary shares, non-voting shares, convertible securities, and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our then-current investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences, and privileges senior to those of holders of our existing security holders. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and development efforts and to respond to business challenges could be significantly impaired, and our business, operating results, and financial condition may be adversely affected.

Risks Relating to FATP and the Business Combination

FATP’s current directors and executive officers and their affiliates have interests that are different than, or in addition to (and which may conflict with), the interests of its shareholders, and therefore potential conflicts of interest exist in recommending that shareholders vote in favor of approval of the Business Combination. Such conflicts of interests include that the Sponsor as well as FATP’s officers and directors will lose their entire investment in FATP if the Business Combination or another business combination is not completed before the Final Redemption Date.

When considering the FATP Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal, FATP shareholders should keep in mind that the Sponsor and FATP’s directors and executive officers, have interests in such proposals that are different from, or in addition to (and which may conflict with), those of FATP shareholders generally. These interests include, among other things, the interests listed below:

●	the fact that the Sponsor’s Shareholders and FATP’s directors and officers have agreed not to redeem any FATP Class B Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

●	the fact that the Sponsor paid an aggregate of $25,000 for the 2,875,000 FATP Class B Ordinary Shares currently owned by the Sponsor’s Shareholders and the Anchor Investors, and such securities will have a significantly higher value after the Business Combination. As of September 23, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $28,635,000, based upon a closing price of $9.96 per public share on Nasdaq (and will have zero value if neither the Business Combination nor any other business combination is completed on or before the Final Redemption Date);

●	the fact that the Sponsor paid $2,865,000 to purchase an aggregate of 2,865,000 Private Warrants currently owned by the Sponsor’s Shareholders at a price of $1.00 per Private Warrant, each exercisable to purchase one FATP Class A Ordinary Share at $11.50, subject to adjustment, and the Private Warrants would be worthless — and the entire $2,865,000 warrant investment would be lost — if FATP does not consummate a business combination by the Final Redemption Date. As of September 30, 2022, the estimated fair value of the Private Warrants was $142,964;

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●	the fact that given the very low purchase price (of $25,000 in aggregate) that the Sponsor paid for the FATP Class B Ordinary Shares as compared to the price of the FATP Shares sold in the FATP IPO and the substantial number of FATP Class A Ordinary Shares that the Sponsor’s Shareholders will receive upon conversion of the FATP Class B Ordinary Shares in connection with the Business Combination, the Sponsor’s Shareholders may earn a positive rate of return on their investment even if the FATP Class A Ordinary Shares trade below the price initially paid for the FATP Class A Ordinary Shares in the FATP IPO and the FATP public shareholders experience a negative rate of return following the completion of the Business Combination;

●	the fact that the Sponsor’s Shareholders and FATP’s directors and executive officers have agreed to waive their rights to liquidating distributions from the trust account with respect to any FATP Shares (other than public shares) held by them if FATP fails to complete an initial business combination by the Final Redemption Date. As a result of waiving liquidating distributions, if FATP fails to complete an initial business combination by the Final Redemption Date the Sponsor’s Shareholders and FATP’s directors and executive officers would lose $2,865,000 for the purchase of Private Warrants, and $25,000 for the purchase of the FATP Class B Ordinary Shares;

●	the fact that FATP’s directors and officers have agreed to waive their redemption rights with respect to the FATP Shares (other than public shares) held by them for no consideration;

●	the fact that, with respect to redemptions, holders of FATP Class B Ordinary Shares may have different incentives than holders of FATP Class A Ordinary Shares with respect to the completion of any proposed business combination and/or the exercise of a right to redeem. In particular, holders of FATP Class B Ordinary Shares are not entitled to participate in any redemption with respect to such shares. The value of the FATP Class B Ordinary Shares is dependent on FATP’s consummation of a business combination. In the event that FATP does not consummate a business combination, the FATP Class B Ordinary Shares would be rendered valueless. Holders of FATP Class A Ordinary Shares, on the other hand, will ultimately be entitled to exercise redemption rights and receive the value of their redeemed shares even if FATP does not complete a business combination. Therefore, the interests of holders of FATP Class A Ordinary Shares and FATP Class B Ordinary Shares may not be aligned. Holders of FATP Class A Ordinary Shares should form their own independent views as to whether or not to redeem or whether or not to vote in favor of the Business Combination Proposal;

●	the fact that the Sponsor’s Shareholders and FATP’s officers and directors will lose their entire investment in FATP and will not be reimbursed for any out-of-pocket expenses if FATP does not consummate an initial business combination by the Final Redemption Date;

●	the fact that the Sponsor (including its representatives and affiliates) and FATP’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to FATP. The Sponsor and FATP’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing the Business Combination. Accordingly, if any of FATP’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law.

●	If the trust account is liquidated, including in the event that FATP is unable to complete an initial business combination, the Sponsor has agreed that it will indemnify FATP if and to the extent that any claims by a third party (other than the independent public accounting firm) for services rendered or products sold to FATP, or a prospective target business with which FATP has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such indemnification will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the FATP IPO against certain liabilities, including liabilities under the Securities Act.

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The Sponsor’s Shareholders, which include all of FATP’s directors and executive officers or companies controlled by them, have agreed or are otherwise obligated to, among other things, vote all of their FATP Shares in favor of the proposals being presented at the General Meeting and waive their redemption rights with respect to their FATP Shares in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor’s Shareholders in the aggregate own approximately 14.7% of the issued and outstanding FATP Ordinary Shares.

The existence of financial and personal interests of one or more of FATP’s directors results in conflicts of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of FATP and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, FATP’s officers and directors have interests in the Business Combination that may conflict with your interests as a shareholder.

In addition to the above, please see “Risk Factors — Risks Relating to FATP and the Business Combination” and “Information Related to FATP — Our Past Blank Check Experience and Conflicts of Interest” for additional information on interests of FATP’s directors and officers.

The personal and financial interests of the Sponsor as well as FATP’s directors and officers may have influenced their motivation in identifying and selecting Avanseus as a business combination target, completing an initial business combination with Avanseus and influencing the operation of the business following the Business Combination. In considering the recommendations of the FATP Board to vote for the Business Combination and other proposals, you should consider these interests.

The Sponsor’s Shareholders may benefit from the completion of a business combination with a target that would not be beneficial to the FATP public shareholders, and if FATP liquidates after failing to complete a business combination, the Sponsor’s Shareholders will likely receive little or no distribution in liquidation with respect to their FATP securities, consequently, the Sponsor has an incentive to complete a business combination with a less-favorable target rather than liquidating.

The Sponsor paid $25,000 to purchase 2,875,000 FATP Class B Ordinary Shares (or approximately $0.009 per share) and $1.00 each to purchase 2,865,000 Private Warrants, whereas the FATP public shareholders purchased Units at $10.00 per Unit in the FATP IPO. Thus, a gain can be realized on the FATP securities initially purchased by the Sponsor if the post-Closing market price of the combined company is more than $1.01 per share, which is much lower than the market price necessary for the FATP public shareholders to realize a gain, which is more than $10.00 per share (if the entire value of the Units sold in the FATP IPO is ascribed to the FATP Class A Ordinary Shares included in the Units). Conversely, if FATP does not complete a business combination and liquidates, only the FATP public shareholders are entitled to receive proceeds from the trust account, and there will likely be very few assets of FATP outside the trust account for the Sponsor’s Shareholders to receive. Consequently, the Sponsor may have an incentive to complete a business combination in circumstances in which the FATP public shareholders would prefer to liquidate.

The exercise of FATP’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in FATP’s best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require FATP to agree to amend the Business Combination Agreement, to consent to certain actions taken by Avanseus or to waive rights that FATP is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Avanseus’ business, a request by Avanseus to take actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Avanseus’ business or could entitle FATP to terminate the Business Combination Agreement. In any of such circumstances, it would be at FATP’s discretion, acting through the FATP Board, to grant its consent or waive those rights; provided that under the terms of the Business Combination Agreement, such consent or waiver in certain cases may not be unreasonably withheld, conditioned, delayed or denied. The existence of financial and personal interests of one or more of the directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is best for FATP

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and what he, she or they may believe is best for himself, herself or themselves (or entities with which he or she is affiliated including the Sponsor) in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, FATP does not believe that there will be any changes or waivers that the FATP Board would be likely to approve after shareholder approval of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal have been obtained. While certain changes could be made without further shareholder approval, FATP will circulate a new or amended proxy statement/prospectus and resolicit FATP shareholders if changes to the terms of the Business Combination Agreement that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal. As a matter of Cayman Island law, the directors of FATP are under a fiduciary duty to act in the best interest of FATP.

FATP may be forced to close the Business Combination even if FATP determines it is no longer in FATP shareholders’ best interest. Public FATP shareholders are protected from a material adverse event of FATP or Avanseus arising between the date of the Business Combination Agreement and the Closing, primarily by the right to redeem their public shares for a pro rata portion of the funds held in the trust account, calculated as of two business days prior to the vote at the General Meeting. If a material adverse event were to occur after approval of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal at the General Meeting, FATP may be forced to close the Business Combination even if it determines that it is no longer in its shareholders’ best interest to do so (as a result of such material adverse event), which could have a significant negative impact on FATP’s business, financial condition or results of operations.

The Sponsor’s Shareholders, FATP’s directors and officers, and the Anchor Investors have agreed or are otherwise obligated to vote all of their FATP Class B ordinary Share in favor of the Business Combination, regardless of how FATP’s public shareholders vote.

The Sponsor’s Shareholders, FATP’s directors and officers, and the Anchor Investors who purchased FATP Class B Ordinary Shares from the Sponsor have agreed or are otherwise obligated to vote all of their FATP Class B Ordinary Shares in favor of all the proposals being presented at the General Meeting, including the Business Combination Proposal. (The Anchor Investors are not obligated to vote their Class A Ordinary Shares in favor of the Business Combination Proposal.) In addition, the Sponsor and members of FATP’s management team also may from time to time purchase FATP Class A Ordinary Shares before the record date for the General Meeting. Under the Existing FATP Articles, FATP may complete the Business Combination only if it obtains the requisite votes as described under “General Meeting of FATP Shareholders.” As a result, in addition to the 2,875,000 FATP Class B Ordinary Shares held by the Sponsor’s Shareholders, FATP directors and officers, and the Anchor Investors, FATP would need 4,370,001, or 38% (assuming all issued and outstanding shares are voted), or 747,502, or 6.5% (assuming only the minimum number of shares representing a quorum are voted), of the 11,500,000 public shares sold in the FATP IPO to be voted in favor of the Business Combination Proposal, the Share Issuance Proposal and the Incentive Plan Proposal in order to have those proposals approved and 6,785,000, or 59% (assuming all issued and outstanding shares are voted), or 1,955,001, or 17% (assuming only the minimum number of shares representing a quorum are voted), of the 11,500,000 public shares sold in the FATP IPO to be voted in favor of the Articles Amendment Proposal in order to have the Articles Amendment Proposal approved. Accordingly, the agreement by or other obligation of the Sponsor’s Shareholders, each member of FATP’s management team and the Anchor Investors to vote their FATP Class B Ordinary Shares in favor of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal will increase the likelihood that FATP will receive the requisite shareholder approval for such proposals.

FATP is dependent upon its officers and directors and their loss could adversely affect FATP’s ability to complete the Business Combination.

FATP’s operations are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. FATP’s ability to complete its Business Combination depends on the continued service of its officers and directors. FATP does not have an employment agreement with, or key-person insurance on the life of, any of its directors or officers.

The unexpected loss of the services of one or more of its directors or officers could have a detrimental effect on FATP’s ability to consummate the Business Combination.

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FATP’s officers and directors will allocate their time to other businesses, thereby causing conflicts of interest in their determination as to how much time to devote to FATP’s affairs. This conflict of interest could have a negative impact on FATP’s ability to complete the Business Combination.

FATP’s officers and directors are not required to, and will not, commit their full time to its affairs, which may result in conflict of interest in allocating their time between FATP’s operations and the closing of the Business Combination, on the one hand, and their other business endeavors, on the other hand. Each of FATP’s officers and directors is engaged in other businesses for which he or she may be entitled to significant compensation. Furthermore, FATP’s officers and directors are not obligated to contribute any specific number of hours per week to FATP’s affairs and may also serve as officers or board members for other entities. If its officers’ and directors’ other business affairs require them to devote time to such other affairs, this may have a negative impact on FATP’s ability to complete the Business Combination.

The Sponsor, FATP’s directors, officers, advisors and their affiliates may elect to purchase shares from public shareholders, which may influence a vote on the Business Combination and reduce the public “float” of FATP Shares.

The Sponsor, FATP’s directors, officers, and advisors, or any of their affiliates may purchase FATP Shares from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal to redeem or to not redeem their public shares. The purpose of any such transaction could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination and/or decrease or increase the number of redemptions. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants or other rights owned by the Sponsor or the Sponsor’s Shareholders for nominal value. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares in such transactions. Any privately-negotiated purchases of FATP public shares may be effected at purchase prices that are equal to or below the per-share pro rata portion of the trust account, none of such shares would be voted in favor of the Business Combination, and no exercise of redemption rights would be made by the purchasers with respect to such shares.

Entering into any such arrangements may have a depressive effect on the trading price of the FATP Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase FATP Shares at a price lower than market and may therefore be more likely to sell the FATP Shares it owns, either prior to or immediately after the General Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of FATP’s public shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the General Meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of FATP Shares may be reduced and the number of beneficial holders of its securities may be reduced, possibly making it difficult to maintain the listing of its securities on Nasdaq.

FATP did not obtain a third-party valuation or fairness opinion in respect of Avanseus and consequently, you have no assurance from an independent source that the price FATP is paying in connection with the Business Combination is fair to FATP from a financial point of view.

FATP is not required to obtain a third-party valuation or fairness opinion that the price FATP is paying in connection with the Business Combination is fair to FATP from a financial point of view. The FATP Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Accordingly, investors will be relying solely on the judgment of the FATP Board in valuing Avanseus’ business and will assume the risk that the FATP Board may not have properly valued the Business Combination.

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Shareholder litigation could prevent or delay the closing of the Business Combination or otherwise negatively impact business, operating results and financial condition.

FATP and/or Avanseus may incur additional costs in connection with the defense or settlement of any shareholder litigation in connection with the Business Combination. Litigation may adversely affect FATP’s and Avanseus’ ability to complete the Business Combination. Either or both of FATP and Avanseus could incur significant costs in connection with any such litigation, including costs associated with the indemnification of obligations to their directors. Consequently, if a plaintiff were to secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting FATP’s and Avanseus’ ability to complete the Business Combination, then such injunctive or other relief may prevent the Business Combination from becoming effective within the expected timeframe or at all.

The COVID-19 pandemic triggered an economic crisis that could delay or prevent the consummation of the Business Combination.

Given the ongoing and dynamic nature of the COVID-19 pandemic, it is difficult to predict the impact on the business of FATP and Avanseus, and there is no guarantee that efforts by FATP and Avanseus to address the adverse impact of the COVID-19 pandemic will be effective. If FATP or Avanseus is unable to recover from a business disruption on a timely basis, the Business Combination and New Avanseus’ business, financial condition and results of operations following the completion of the Business Combination could be adversely affected. The Business Combination may also be delayed and adversely affected by the COVID-19 pandemic and become more costly. Each of FATP and Avanseus may also incur costs to remedy damages and recover losses caused by such disruptions, which could adversely affect its financial condition and results of operations. See also “—Risks Related to Avanseus’ Business and Industry — COVID-19 has adversely affected our business and may continue to adversely affect our business.”

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, we expect. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that FATP and Avanseus expect to achieve from the Business Combination.

FATP may not have sufficient funds to consummate the Business Combination or operate until the Final Redemption Date.

As of September 30, 2022, FATP had approximately $243,991 of cash held outside the trust account. If FATP is required to seek additional capital, it may need to borrow funds from the Sponsor, its management team, or third parties to operate or may be forced to liquidate. FATP believes that the funds available to it outside of the trust account, together with funds available from loans from the Sponsor, FATP’s affiliates or members of FATP’s management team will be sufficient to allow it to operate for at least the period ending on the Final Redemption Date. However, FATP cannot assure you that its estimate is accurate, and the Sponsor, FATP’s affiliates or members of FATP’s management team are under no obligation to advance funds to FATP in such circumstances.

If FATP is unable to complete the Business Combination, or another business combination, within the prescribed time frame, FATP would cease all operations except for the purpose of winding up, redeeming its public shares and liquidating.

FATP must complete its initial business combination by the Final Redemption Date. If FATP has not completed the Business Combination, or another business combination, within such time period, FATP will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to FATP to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and the FATP Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to its obligations

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under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Existing FATP Articles provide that, if FATP winds up for any other reason prior to the consummation of its initial business combination, it will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than 10 business days thereafter, subject to applicable Cayman Islands law. In either such case, FATP’s public shareholders may receive only $10.00 per public share, or less than $10.00 per public share, on the redemption of their shares, and FATP Warrants will expire worthless.

If, before distributing the proceeds in the trust account to its public shareholders, FATP files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of its shareholders and the per-share amount that would otherwise be received by its shareholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the trust account to its public shareholders, FATP files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law and may be included in FATP’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy or insolvency claims deplete the trust account, the per-share amount that would otherwise be received by shareholders in connection with FATP’s liquidation may be reduced.

FATP shareholders may be held liable for claims by third parties against FATP to the extent of distributions received by them upon redemption of their shares.

If FATP is forced to enter into an insolvent liquidation, any distributions received by FATP shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, FATP was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by its shareholders. Furthermore, members of the FATP Board may be viewed as having breached their fiduciary duties to FATP or FATP’s creditors and/or may have acted in bad faith, and thereby exposing themselves and FATP to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. FATP cannot assure you that claims will not be brought against it for these reasons. FATP and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of FATP’s share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of approximately $18,000 and imprisonment for five years in the Cayman Islands.

If an Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the FATP Board will not have the ability to adjourn the General Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The FATP Board is seeking approval to adjourn the General Meeting to a later date or dates if, at the General Meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the Business Combination. If the Adjournment Proposal is not approved, the Chairman of the General Meeting will not have the ability to adjourn the General Meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the Business Combination. In such an event, the Business Combination would not be completed.

Unanticipated losses, write-downs or write-offs, restructuring and impairment or other charges, taxes (direct or indirect), levies or other liabilities may be incurred or required subsequent to, or in connection with, the consummation of the Business Combination, which could have a significant negative effect on New Avanseus’ financial condition and results of operations and the price of New Avanseus Ordinary Shares, which in turn could cause you to lose some or all of your investment.

Avanseus operates in several jurisdictions in Southeast Asia, most of which are emerging markets involving additional or heightened operational and legal risks as compared to more developed markets. Even when these risks are identified, assessing the impact of those risks on its business and the Business Combination is inherently uncertain, previously assessed risks may materialize in a manner that is inconsistent with Avanseus’ and/or FATP’s original risk analysis or assessment, and unexpected or unanticipated risks, losses, charges, taxes (direct or indirect),

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levies or liabilities may arise. We may be unaware of potential risks in Avanseus’ business and there may be factors outside of Avanseus’ and FATP’s control that arise. While we believe that Avanseus has operated its businesses, and while Avanseus and FATP believe they have arranged the Business Combination, in a manner that appropriately minimizes taxes and other costs, there can be no assurance that additional liabilities, taxes (direct or indirect), levies or other costs will not arise. In particular, businesses operating in emerging market jurisdictions in Southeast Asia such as Avanseus are exposed to heightened political, regulatory, tax, economic, and legal risks and laws and regulations are often uncertain, evolving, or subject to differences of opinion with respect to, implementation and interpretation. Accordingly, there can be no assurance that (a) New Avanseus and its operations and businesses will not be exposed to unanticipated or unexpected legal, tax or other regulatory risks, losses, charges, taxes (direct or indirect), levies or liabilities (or that existing laws or regulations (including tax laws and regulations) will be applied in a manner consistent with the manner in which professional advisors would expect them to be applied), or (b) the Business Combination will not encounter unanticipated or unexpected delays, or be exposed to, or result in, unexpected or unanticipated legal, tax or other regulatory risks, losses, charges, taxes (direct or indirect), levies, or liabilities or other costs (or that existing laws or regulations (including tax laws and regulations) will be applied to the Business Combination in a manner consistent with the manner in which professional advisors would expect them to be applied).

If such risks were to materialize in connection with, or subsequent to, the consummation of the Business Combination, New Avanseus and its shareholders, directly or indirectly, may incur losses and/or additional expenses, including corporate, income, capital gains (direct or indirect), transfer or other taxes, and penalties. As a result of these factors, New Avanseus may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges, taxes (direct or indirect), levies, liabilities, or other costs (including fines, penalties, and interest) that could result in reporting losses or other liabilities, which could be material. Any of these factors could cause negative market perceptions of New Avanseus and its securities, and adversely affect New Avanseus’ business, financial condition, and results of operations.

Any shareholders of FATP who choose not to redeem their FATP Shares and, as a result, become shareholders of New Avanseus following the consummation of the Business Combination could suffer a reduction in the value of their New Avanseus Ordinary Shares as a result of the foregoing factors and would be unlikely to have a remedy for such reduction in value. FATP and Avanseus shareholders should consult their own legal, tax and other advisors regarding the consequences to them of the Business Combination.

If third parties bring claims against FATP, the proceeds held in the trust account could be reduced and the per-share redemption amount received by FATP’s shareholders may be less than $10.00 per share.

FATP’s placing of funds in the trust account may not protect those funds from third-party claims against it. Although FATP has sought and will continue to seek to have all vendors, service providers, and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of FATP’s public shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against FATP’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, FATP’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where FATP may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon the exercise of a redemption right in connection with the Business Combination, FATP will be required to provide for payment of claims of creditors that were not waived that may be brought against FATP within the 10 years following redemption. Accordingly, the per-share redemption amount that public shareholders receive could

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be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors. Pursuant to a letter agreement between FATP, the Sponsor, and FATP’s directors and officers, the Sponsor has agreed that it will be liable to FATP if and to the extent any claims by a third party (other than its independent auditors) for services rendered or products sold to it reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay its tax obligations, provided that such liability will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under FATP’s indemnity of the underwriters of the FATP IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

However, FATP has not asked the Sponsor to reserve for such indemnification obligations, nor has FATP independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and FATP believes that the Sponsor’s only assets are securities of FATP. Therefore, FATP cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the Business Combination or any other business combination and redemptions could be reduced to less than $10.00 per public share. In such event, FATP may not be able to complete the Business Combination or any other business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of FATP’s officers or directors will indemnify FATP for claims by third parties including claims by vendors and prospective target businesses.

If, after FATP distributes the proceeds in the trust account to its public shareholders, FATP files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the FATP Board may be viewed as having breached their fiduciary duties to its creditors, thereby exposing the members of the FATP Board and FATP to claims for punitive damages.

If, after FATP distributes the proceeds in the trust account to FATP’s public shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by FATP shareholders. In addition, the FATP Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing themselves and FATP (which has indemnified such directors) to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors.

FATP assessment of going concern has determined there is a risk of substantial doubt about FATP’s ability to continue as a “going concern.”

In connection with FATP’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” FATP’s management determined that FATP has and will continue to incur significant costs in pursuit of its acquisition plans, which raises substantial doubt about FATP’s ability to continue as a going concern. FATP’s independent registered public accounting firm’s report included in FATP’s audited financial statements as of December 31, 2021 and for the period from April 16, 2021 (inception) through December 31, 2021 contains an explanatory paragraph that expresses substantial doubt about FATP’s ability to continue as a “going concern.”

FATP’s need to incur significant costs in pursuit of its acquisition plans raises substantial doubt about FATP’s ability to continue as a going concern. Moreover, FATP may need to obtain additional financing to satisfy the closing condition in the Business Combination Agreement to have a minimum of $25 million in cash after giving effect to the payment of FATP’s and Avanseus’ expenses in connection with the Business Combination and the completion and payment of FATP’s obligation to redeem a significant number of its Class A Ordinary Shares in connection with the consummation of the Business Combination. See “General Meeting of FATP Shareholders — Redemption Rights.” FATP currently intends to address the need for additional financing through the PIPE Investment; however, FATP has currently not completed the PIPE Investment, and there can be no assurance that it will raise any or sufficient funds in any PIPE Investment. FATP will only complete any PIPE Investment simultaneously with the completion

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of the Business Combination. If FATP is unable to complete a PIPE Investment or to raise sufficient funds in any PIPE Investment, it could seek to borrow the necessary funds; however, there can be no assurance FATP will be able to borrow sufficient funds or any funds. If FATP is unable to complete the Business Combination because it does not have sufficient available funds, it will be forced to cease operations and liquidate its trust account. In addition, following the consummation of the Business Combination, if New Avanseus’ cash on hand is insufficient, New Avanseus may need to obtain additional financing in order to meet its obligations or to expand its business sufficiently or at all.

In addition, FATP management has determined that the mandatory liquidation and subsequent dissolution, should FATP be unable to complete the Business Combination (or any alternative business combination), raises substantial doubt about FATP’s ability to continue as a going concern. FATP has until the Final Redemption Date to consummate a business combination. It is uncertain that FATP will be able to consummate a business combination by this time. If FATP does not consummate a business combination by this date, it must liquidate and subsequently dissolve. No adjustments have been made to the carrying amounts of assets or liabilities should FATP be required to liquidate after the Final Redemption Date.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either FATP or Avanseus can refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the closing of the Business Combination Transactions. However, the following types of changes do not permit FATP to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on the business, assets and liabilities, results of operations or financial condition of Avanseus and its subsidiaries, taken as a whole (except, in some cases, where the change has a disproportionate effect on the business, assets, liabilities, results of operations or condition of Avanseus and its subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which they operate, but only to the extent of the incremental disproportionate effect on Avanseus and its subsidiaries, taken as a whole, relative to such similarly situated participants):

●	any change in applicable Laws or IFRS or any interpretation thereof following the date of the Business Combination Agreement;

●	any change in interest rates or economic, political, business, or financial market conditions generally;

●	the taking of any action required to be taken under the Business Combination Agreement;

●	any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of the Business Combination Agreement), acts of nature or change in climate;

●	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national, or international political conditions;

●	any failure in and of itself of Avanseus to meet any projections or forecasts;

●	any event generally applicable to the industries or markets in which Avanseus and its subsidiaries operate;

●	if FATP public shareholders were to request redemption of only a small number of FATP Class A Ordinary Shares, FATP instead of Avanseus would be the acquiror for accounting purposes. It has been the observation of FATP and Avanseus that the public shareholders of SPACs usually request redemption of well over half of the outstanding publicly held shares of their SPACs, and FATP and Avanseus expect FATP’s public shareholders to request redemptions of more than half of FATP’s Class A Ordinary Shares. Therefore, FATP and Avanseus amended the Business Combination Agreement to make it a condition of each of FATP and Avanseus to close that FATP public shareholders request the redemption at an aggregate of at least 5,200,000 FATP Class A Ordinary Shares. If FATP’s public shareholders do not request redemptions of at least such aggregate amount of shares, neither party is obligated to close the Business Combination;

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●	any action taken by, or at the request of, FATP; or

●	the announcement of the Business Combination Agreement and consummation of the transactions contemplated thereby or any of the Other Transaction Documents, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on Avanseus and its subsidiaries’ relationships, contractual or otherwise, with third parties (other than such impact on licenses with governmental authorities, which impact shall not be excluded).

Furthermore, FATP or Avanseus may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, FATP’s, Avanseus’, and New Avanseus’ share price may suffer.

Even if we consummate the Business Combination, there is no guarantee that the FATP Warrants will ever be in the money, and they may expire worthless.

The exercise price for the FATP Warrants is $11.50 per whole FATP Class A Ordinary Share, with each FATP Warrant exercisable for one FATP Class A Ordinary Share. The warrants will become exercisable on the completion of the Business Combination provided that we have an effective registration statement under the Securities Act covering the FATP Class A Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). We intend to file such a registration statement within [30] days after the Closing of the Business Combination. The FATP Warrants will expire at 5:00 p.m., New York City time, five years after the completion of the Business Combination or earlier upon redemption or liquidation. There is no guarantee that the FATP Warrants, following the Business Combination, will ever be in the money prior to their expiration, and as such, the FATP Warrants may expire worthless.

The terms of the FATP Warrants may be amended.

In order to effect an initial business combination, some blank check companies have, in the recent past, amended various provisions of their charters and modified their governing instruments, including their warrant agreement. For example, some blank check companies have amended their warrant agreement to require that the warrants issued under such agreement be exchanged for cash and/or other securities. Amending our warrant agreement would require the affirmative vote of holders of at least 50% of the Public Warrants and, solely with respect to any amendment to the terms of the Private Warrants or any provision of the warrant agreement with respect to the Private Warrants, holders of 50% of the number of the then outstanding Private Warrants.

The Public Warrants are not Identical to the Private Warrants.

The Private Warrants are identical to the Public Warrants except that, so long as the Private Warrants are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by us, (ii) they (including the Class A Ordinary Shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (iii) they may be exercised by the holders on a cashless basis, and (iv) they will be entitled to registration rights.

We may redeem the Public Warrants after the closing of the Business Combination if the reported last sale price of the FATP Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable. The Private Warrants are not redeemable.

Once the FATP Warrants become exercisable, we may redeem the outstanding Public Warrants (but not the Private Warrants) in whole and not in part at a price of $0.01 per warrant upon not less than 30 days’ prior written notice of redemption to each warrant holder if, and only if, the reported last sale price of the FATP Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

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If and when the Public Warrants become redeemable we may exercise our redemption right if there is a current registration statement in effect with respect to the FATP Class A Ordinary Shares underlying such warrants. Redemption of the outstanding Public Warrants could force you to: (i) exercise your warrants and pay the related exercise price at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price, which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Warrants will be redeemable by us for cash so long as they are held by the Sponsor or its permitted transferees, which include the Sponsor’s Shareholders.

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the FATP Class A Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those FATP Class A Ordinary Shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. We intend to file such a registration statement within [30] days after the closing of the Business Combination. If and when the Public Warrants become redeemable, we may not exercise our redemption right if the issuance of FATP Class A Ordinary Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

If we call the Public Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise the warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of FATP Class A Ordinary Shares issuable upon the exercise of the FATP Warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of FATP Class A Ordinary Shares equal to the quotient obtained by dividing (i) the product of the number of FATP Class A Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (ii) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the FATP Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which we send the notice of redemption to the holders of the Public Warrants.

We have not registered the FATP Class A Ordinary Shares issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise Public Warrants, thus precluding such investor from being able to exercise its Public Warrants except on a cashless basis and potentially causing such Public Warrants to expire worthless.

We have not registered the offer and sale of the FATP Class A Ordinary Shares issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed that as soon as practicable, but in no event later than [30] business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration under the Securities Act of the offer and sale of the FATP Class A Ordinary Shares issuable upon exercise of the Public Warrants and thereafter will use our best efforts to cause the same to become effective within 60 business days following our initial business combination and to maintain a current prospectus relating to the FATP Class A Ordinary Shares issuable upon exercise of the Public Warrants, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement.

We cannot assure you that we will be able to maintain a current prospectus if, for example, any facts or events arise that represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order with respect to the registration statement. If the offer and sale of the shares issuable upon exercise of the Public Warrants are not registered under the Securities Act, we will be required to permit holders to exercise their Public Warrants on a cashless basis. However, no Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if the FATP Class A Ordinary Shares at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option,

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require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the offer and sale of the shares under applicable blue sky laws to the extent that an exemption is not available. In no event will we be required to net cash settle any Public Warrant or issue securities or other compensation in exchange for the Public Warrants in the event that we are unable to register or qualify the offer and sale of the shares underlying the Public Warrants under applicable state securities laws and there is no exemption available.

If the issuance of FATP Class A Ordinary Shares upon exercise of the Public Warrants is not so registered or qualified or exempt from registration or qualification, the holders of the Public Warrants will not be entitled to exercise their Public Warrants and such Public Warrants may have no value and expire worthless. In such event, holders who acquired their Public Warrants as part of a purchase of Units will have paid the full Unit purchase price solely for the FATP Class A Ordinary Shares included in the Units. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We will use our best efforts to register or qualify such FATP Class A Ordinary Shares for sale under the securities laws of those states in which we offered the Public Warrants in the FATP IPO. However, there may be instances in which holders of the Public Warrants may be unable to exercise their Public Warrants but holders of the Private Warrants may be able to exercise their Private Warrants.

As FATP has no obligation to net cash settle the Public Warrants or Private Warrants, such warrants may expire worthless.

In no event will FATP have any obligation to net cash settle the Public Warrants or the Private Warrants. Furthermore, there are no contractual penalties for failure to deliver securities to the holders of Public Warrants or Private Warrants upon consummation of an initial business combination, including the Business Combination, or exercise of the warrants. Accordingly, the warrants may expire worthless.

Subsequent to the completion of the Business Combination, New Avanseus may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of New Avanseus Ordinary Shares, which could cause FATP and Avanseus shareholders to lose some or all of their investment.

Although FATP has conducted due diligence on Avanseus, FATP cannot assure you that this due diligence identified all material issues that may be present with the business of Avanseus. Similarly, although Avanseus conducted due diligence on FATP, Avanseus cannot assure you that this due diligence identified all material issues that may be present with respect to FATP. We cannot rule out that factors unrelated to Avanseus and FATP and outside of FATP’s or Avanseus’ control will not later arise. As a result of these factors, New Avanseus may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in it reporting losses. Even if FATP’s and Avanseus’ due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on New Avanseus’ liquidity, the fact that New Avanseus reports charges of this nature could contribute to negative market perceptions about the post-combination company or its securities. In addition, charges of this nature may cause New Avanseus to be unable to obtain future financing on favorable terms or at all.

During the interim period, FATP is prohibited from entering into certain transactions that might otherwise be beneficial to FATP or its shareholders.

Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement, FATP is subject to certain limitations on the operations of its business, including restrictions on its ability to merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any entity other than Avanseus, as summarized under the “The Business Combination Proposal; Terms of the Business Combination — The Business Combination Agreement — Covenants of the Parties.” The limitations on FATP’s conduct of its business during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

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The Business Combination Agreement remains subject to conditions that FATP and Avanseus cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.

The Business Combination Agreement is subject to a number of conditions. There are no assurances that all conditions to the Business Combination Agreement will be satisfied or that the conditions will be satisfied in the expected timeframe. If the conditions to the Business Combination Agreement are not met (and are not waived, to the extent waivable), then either FATP or Avanseus may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement. See the section of this proxy statement/prospectus titled “The Business Combination Proposal; Terms of the Business Combination.”

New Avanseus shareholders may have limited remedies if their shares suffer a reduction in value following the Business Combination, and because New Avanseus is incorporated under the laws of the Cayman Islands, shareholders may face difficulties in protecting their interests, and a shareholder’s ability to protect its rights through the U.S. federal courts may be limited.

Avanseus’ shareholders who become shareholders in New Avanseus, and any FATP shareholders who choose to remain shareholders of New Avanseus following the Business Combination, could suffer a reduction in the value of their New Avanseus Ordinary Shares. Such shareholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by FATP’s or Avanseus’, as applicable, officers or directors of a duty of care or other fiduciary duty, or if they are able to successfully bring a private claim under securities laws that this proxy statement/prospectus contained an actionable material misstatement or material omission.

New Avanseus is incorporated under the law of the Cayman Islands. New Avanseus’ Cayman Islands counsel are not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability of such actions. In most cases, New Avanseus will be the proper plaintiff in any claim based on a breach of duty owed to New Avanseus, as applicable, and a claim against (for example) New Avanseus’ officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and could be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances including where:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may, in some circumstances, have a direct right of action against New Avanseus where the individual rights of the shareholder have been infringed or are about to be infringed.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a special purpose acquisition company does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.

In addition, going public via a business combination with a special purpose acquisition company does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a special purpose acquisition company transaction, the value of the company is established by means of negotiations between the target company, the special purpose acquisition company and,

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to a certain degree, investors in the PIPE investment who agree to purchase shares at the time of the closing of the Exchange. The process of establishing the value of a company in a special purpose acquisition company business combination may be less effective than the bookbuilding process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed, resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a special purpose acquisition company transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

FATP and Avanseus shareholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Subsequent to the Exchange and the consummation of the Business Combination, current FATP and current Avanseus shareholders’ percentage ownership in the combined company will be diluted. The percentage of New Avanseus Ordinary Shares that will be owned by current FATP shareholders as a group and by current Avanseus shareholders as a group will vary based on the number of FATP Class A Ordinary Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of current FATP shareholders and current Avanseus shareholders under different redemption levels, based on the number of issued and outstanding FATP Class A Ordinary Shares, FATP Class B Ordinary Shares, and Avanseus Shares on September 30, 2022, current FATP shareholders, as a group, and current Avanseus shareholders, as a group, will own (i)in the Minimum Redemption Scenario, 49.8% and 50.2%, respectively, of the New Avanseus Ordinary Shares expected to be outstanding immediately after the Business Combination, or (ii) in the Maximum Redemption Scenario, 40.7% and 59.3%, respectively, of the New Avanseus Ordinary Shares expected to be outstanding immediately after the Business Combination. Because of this, current FATP shareholders, as a group, and current Avanseus shareholders, as a group, will each have less influence on the board of directors, management, and policies of New Avanseus than they now have on the board of directors, management, and policies of FATP and Avanseus, respectively. See the section entitled “Beneficial Ownership of Securities” of this proxy statement/prospectus for an illustration of the number of shares and percentage interests outstanding under scenarios that assume redemptions of public shares under the Minimum Redemption Scenario, the 75% Redemption Scenario, and the Maximum Redemption Scenario.

Risks Related to Ownership of New Avanseus Ordinary Shares

The market price and trading volume of the New Avanseus Ordinary Shares may be volatile and could decline significantly following the Business Combination.

The stock markets, including Nasdaq on which the FATP Ordinary Shares to be issued in the Business Combination are traded, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the New Avanseus Ordinary Shares following the Business Combination, the market prices of the New Avanseus Ordinary Shares may be volatile and could decline significantly. In addition, the trading volumes in the New Avanseus Ordinary Shares may fluctuate and cause significant price variations to occur. If the market prices of the New Avanseus Ordinary Shares decline significantly, you may be unable to resell your New Avanseus Ordinary Shares at or above the market price of the New Avanseus Ordinary Shares as of the date immediately following the consummation of the Business Combination. There can be no assurance that the market prices of the New Avanseus Ordinary Shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	the realization of any of the risk factors presented in this proxy statement/prospectus;

●	actual or anticipated differences in our estimates, or in the estimates of analysts, for New Avanseus’ revenues, results of operations, cash flows, level of indebtedness, liquidity or financial condition;

●	announcements by New Avanseus or its competitors of significant business developments;

●	changes in customers;

●	acquisitions or expansion plans;

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●	New Avanseus’ involvement in litigation;

●	sale of New Avanseus Ordinary Shares or other securities in the future;

●	market conditions in New Avanseus’ industry;

●	changes in key personnel;

●	the trading volume of New Avanseus Ordinary Shares;

●	actual, potential, or perceived control, accounting or reporting problems;

●	changes in accounting principles, policies and guidelines;

●	other events or factors, including but not limited to those resulting from infectious diseases, health epidemics and pandemics (including but not limited to the ongoing COVID-19 pandemic), natural disasters, war, acts of terrorism or responses to these events; and

●	general economic and market conditions.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of the New Avanseus Ordinary Shares, regardless of its operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If New Avanseus were involved in any similar litigation it could incur substantial costs and its management’s attention and resources could be diverted.

New Avanseus will issue New Avanseus Ordinary Shares as consideration for the Business Combination and the PIPE Investment, and New Avanseus may issue additional New Avanseus Ordinary Shares or other equity or convertible debt securities without approval of the holders of New Avanseus Ordinary Shares, which would dilute existing ownership interests and may depress the market price of New Avanseus Ordinary Shares.

We anticipate that, following the Business Combination, (i) former Avanseus shareholders will own approximately 42.2% of the outstanding New Avanseus Ordinary Shares, (ii) former FATP public shareholders will own approximately 28.5% of the outstanding New Avanseus Ordinary Shares, (iii) the Sponsor and FATP directors and certain other advisors of FATP to whom the Sponsor has transferred FATP Shares will own approximately 13% of the outstanding New Avanseus Ordinary Shares, and (iv) the PIPE Investors will own approximately 15.8% of the outstanding New Avanseus Ordinary Shares (on an as-converted basis if the PIPE Investment includes FATP Preference Shares). These percentages assume (i) the issuance of an aggregate of 3,500,000 FATP Class A Ordinary Shares (on an as-converted basis if the PIPE Investment includes FATP Preference Shares) pursuant to the PIPE Investment, (ii) a [●], 2023 Closing Date, and (iii) the Minimum Redemption Scenario. If the actual facts differ from these assumptions, these percentages will differ.

New Avanseus may continue to require capital investment to support its business, and New Avanseus may issue additional New Avanseus Ordinary Shares or other equity or convertible debt securities of equal or senior rank in the future without approval of the holders of the New Avanseus Ordinary Shares in certain of circumstances.

New Avanseus’ issuance of additional New Avanseus Ordinary Shares or other equity or convertible debt securities would have the following effects: (i) New Avanseus’ existing shareholders’ proportionate ownership interest in New Avanseus may decrease; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; (iii) the relative voting power of each previously outstanding New Avanseus Ordinary Share may be diminished; and (iv) the market price of New Avanseus Ordinary Shares may decline.

Furthermore, persons who will be employees, directors, and consultants of New Avanseus and its subsidiaries and affiliates hold, and we expect that after the Business Combination will be granted, equity awards under the New Avanseus Incentive Plan. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercised, as applicable, for New Avanseus Ordinary Shares.

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There will be material differences between your current rights as a holder of Avanseus Shares and the rights one will have as a holder of New Avanseus Ordinary Shares, some of which may adversely affect you.

Upon completion of the Business Combination, Avanseus shareholders will no longer be shareholders of Avanseus, but will be shareholders of New Avanseus. There will be material differences between the current rights of Avanseus shareholders and the rights you will have as a holder of the New Avanseus Ordinary Shares, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of Avanseus shareholders and the New Avanseus shareholders, see the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights.”

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about New Avanseus, its share price and trading volume could decline significantly.

The trading market for New Avanseus Ordinary Shares will depend, in part, on the research and reports that securities or industry analysts publish about New Avanseus or its business. New Avanseus may be unable to sustain coverage by well-regarded securities and industry analysts. If either no or only a limited number of securities or industry analysts maintain coverage of New Avanseus, or if these securities or industry analysts are not widely respected within the general investment community, the demand for New Avanseus Ordinary Shares could decrease, which might cause its share price and trading volume to decline significantly. In the event that New Avanseus obtains securities or industry analyst coverage or, if one or more of the analysts who cover New Avanseus downgrade their assessment of New Avanseus or publish inaccurate or unfavorable research about New Avanseus’ business, the market price and liquidity for New Avanseus Ordinary Shares could be negatively impacted.

Future resales of New Avanseus Ordinary Shares issued to Avanseus shareholders and other significant shareholders may cause the market price of the New Avanseus Ordinary Shares to drop significantly, even if New Avanseus’ business is doing well.

Under the Business Combination Agreement, the Avanseus shareholders will receive, among other things, 42.2% of the outstanding New Avanseus Ordinary Shares, approximately 11.2% of which will be eligible for sale immediately after the consummation of the Business Combination. These percentages assume (i) the issuance of an aggregate of 3,500,000 FATP Class A Ordinary Shares (on an as-converted basis if the PIPE Investment includes FATP Preference Shares) pursuant to the PIPE Investment, (ii) a [●], 2023 Closing Date, and (iii) the Minimum Redemption Scenario. If the actual facts differ from these assumptions, these percentages will differ. Pursuant to the Avanseus Holders Support Agreement and the Sponsor Support Agreement, certain New Avanseus shareholders will be restricted, subject to certain exceptions, from selling any of the New Avanseus Ordinary Shares that they receive as a result of the Exchange, which restrictions will expire and therefore additional New Avanseus Ordinary Shares will be eligible for resale, the earlier of:

●	the date falling 180 days after the closing of the Exchange; and

●	the date on which New Avanseus completes any amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction that results in all of New Avanseus’ shareholders having the right to exchange their New Avanseus Ordinary Shares for cash, securities or other property following the closing of the Exchange.

See “The Business Combination Proposal; Terms of the Business Combination — Related Agreements.”

Subject to the Avanseus Holders Support Agreement, certain shareholders party thereto may sell New Avanseus Ordinary Shares pursuant to Rule 144 under the Securities Act (“Rule 144”), if available. In these cases, the resales must meet the criteria and conform to the requirements of that rule, including, because FATP is currently a shell company, waiting until one year after New Avanseus’ filing with the SEC of Form 10 type information reflecting the Business Combination.

Upon expiration or waiver of the applicable lock-up periods, and upon effectiveness of the registration statement New Avanseus files pursuant to the Registration Rights Agreement and the PIPE Subscription Agreements or upon satisfaction of the requirements of Rule 144, certain former FATP shareholders and certain other significant shareholders of New Avanseus may sell large amounts of New Avanseus Ordinary Shares in the open market or in

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privately negotiated transactions, which could have the effect of increasing the volatility in New Avanseus’ share price or putting significant downward pressure on the price of the New Avanseus Ordinary Shares. See “Shares Eligible for Future Sale — Registration Rights” and “— Rule 144.”

The requirements of being a public company may strain New Avanseus’ resources, divert New Avanseus management’s attention and affect New Avanseus’ ability to attract and retain qualified board members.

New Avanseus will incur additional legal, accounting and other expenses following completion of the Business Combination. New Avanseus will be subject to the reporting requirements of the Exchange Act, the Nasdaq listing requirements and other applicable securities rules and regulations. These expenses may increase even more if New Avanseus no longer qualifies as an “emerging growth company,” as defined in Rule 405 of the Securities Act. The Exchange Act requires, among other things, that New Avanseus file annual and current reports with respect to its business and operating results and maintain effective disclosure controls and procedures and internal control over financial reporting. New Avanseus may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We expect that these laws and regulations will increase New Avanseus’ legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty.

New Avanseus’ anticipated management team has limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. New Avanseus’ management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing its growth strategy, which could prevent New Avanseus from improving its business, financial condition, and results of operations. Furthermore, we expect these rules and regulations to make it more difficult and more expensive for New Avanseus to obtain director and officer liability insurance, and consequently New Avanseus may be required to incur substantial costs to obtain such coverage. These additional obligations could have a material adverse effect on New Avanseus’ business, financial condition, results of operations and prospects. These factors could also make it more difficult for New Avanseus to attract and retain qualified members of its board of directors, particularly to serve on New Avanseus’ audit committee, compensation committee, and nominating committee, and qualified executive officers.

As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, New Avanseus’ business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, New Avanseus’ business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in New Avanseus’ favor, these claims, and the time and resources necessary to resolve them, could have an adverse effect on its business, financial condition, results of operations and prospects.

New Avanseus will be an “emerging growth company” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make New Avanseus’ Ordinary Shares less attractive to investors, which could have a material and adverse effect on New Avanseus, including its growth prospects.

Upon consummation of the Business Combination, New Avanseus will be an “emerging growth company” as defined in Rule 405 of the Securities Act. New Avanseus will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which New Avanseus has total annual gross revenue of at least $1,235,000,000 or (c) in which New Avanseus is deemed to be a large accelerated filer, which means the market value of New Avanseus Ordinary Shares held by

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non-affiliates exceeds $700 million as of the last business day of New Avanseus’ prior second fiscal quarter, and (ii) the date on which New Avanseus issued more than $1.0 billion in non-convertible debt during the prior three-year period. We expect New Avanseus to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies.” As an emerging growth company, New Avanseus:

●	will be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that New Avanseus’ independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

●	will be subject to reduced disclosure obligations regarding executive compensation;

●	will be exempt from the requirements of holding a non-binding advisory vote on executive compensation and obtaining shareholder approval of any golden parachute payments not previously approved; and

●	will be exempt from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards, which may make comparison of New Avanseus’ financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Additionally, New Avanseus will be a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New Avanseus will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the New Avanseus Ordinary Shares held by non-affiliates equals or exceeds $250 million as of the end of the prior June 30, or (ii) its annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of the New Avanseus Ordinary Shares held by non-affiliates exceeds $700 million as of the prior June 30.

As a result of New Avanseus being an emerging growth company and a smaller reporting company, New Avanseus shareholders may not have access to certain information that they deem important. We cannot predict if investors will find New Avanseus Ordinary Shares less attractive because it relies on these exemptions. If some investors do find New Avanseus Ordinary Shares less attractive as a result, there may be a less active trading market and share price for New Avanseus Ordinary Shares may be more volatile.

Avanseus currently reports and New Avanseus is expected after June 30, 2023 to report financial results under IFRS, which differs in certain significant respect from U.S. GAAP.

Avanseus is a foreign private issuer as defined by Rule 3b-4 under the Exchange Act, which means that it may prepare its financial statements in accordance with IFRS instead of U.S. GAAP. Avanseus does currently prepare its financial statements in accordance with IFRS. Under Rule 3b-4, a foreign issuer other than a foreign government qualifies as a foreign private issuer unless as of the last business day of its most recently completed second fiscal quarter (i) more than 50% of its outstanding voting securities are directly or indirectly held of record by residents of the United States and (ii) any of the following apply: (a) the majority of its executive officers or directors are United States citizens or residents, (b) more than 50% of its assets are located in the United States or (c) its business is administered principally in the United States. Following the closing of the Business Combination and for the foreseeable future thereafter, FATP and Avanseus expect that New Avanseus will not meet any of the three criteria in subitems (a), (b) and (c) under item (ii) above. Therefore, we expect that New Avanseus will qualify as a foreign private issuer on June 30, 2023, the end of its next second fiscal quarter and will elect to prepare its financial statements using IFRS rather than U.S. GAAP. There are and there may in the future be certain significant material differences between IFRS and U.S. GAAP. As a result, financial information and reported earnings of Avanseus and New Avanseus for historical or future periods could be significantly different than if they were prepared in accordance with U.S. GAAP. In addition, we expect that New Avanseus will not provide a reconciliation between IFRS and U.S. GAAP unless it is required under applicable law. As a result, you may not be able to meaningfully compare Avanseus’ and New Avanseus’ financial statements under IFRS with those of companies that prepare financial statements under U.S. GAAP.

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You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because New Avanseus is incorporated under the law of the Cayman Islands, New Avanseus conducts substantially all of its operations and a majority of its directors and executive officers reside outside of the United States.

New Avanseus is an exempted company limited by shares incorporated under the laws of the Cayman Islands, and following the Business Combination, will conduct the majority of its operations through its subsidiaries outside the United States. Substantially all of New Avanseus’ assets are located outside the United States. Substantially all of New Avanseus’ officers will reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against New Avanseus or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under applicable securities laws or otherwise and it will be difficult to effect service of process within the United States upon New Avanseus’ officers or directors, or enforce judgments obtained in United States courts against New Avanseus’ officers or directors. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the jurisdictions that comprise the Southeast Asian region could render you unable to enforce a judgment against New Avanseus’ assets or the assets of New Avanseus’ directors and officers. In addition, it is unclear if any applicable extradition treaties now in effect between the United States and Southeast Asia markets would permit effective enforcement of criminal penalties of U.S. federal securities laws.

In addition, New Avanseus’ corporate affairs will be governed by the Amended Articles, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of New Avanseus’ directors to New Avanseus under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of New Avanseus’ shareholders and the fiduciary duties of New Avanseus’ directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like New Avanseus have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, a list of the current directors of the company and the register of mortgages and charges) or to obtain copies of lists of shareholders of these companies. New Avanseus’ directors will have discretion under the Amended Articles to determine whether or not, and under what conditions, New Avanseus’ corporate records may be inspected by its shareholders, but New Avanseus is not obliged to make them available to the shareholders (subject to limited circumstances in which an inspector may be appointed to report on the affairs of New Avanseus). This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest. See “Description of New Avanseus Ordinary Shares — Inspection of Books and Records.”

The courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state securities laws, and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state securities laws, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud, or obtained in a manner, or be of a kind the enforcement that is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

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Certain corporate governance practices in the Cayman Islands, which is New Avanseus’ home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent New Avanseus chooses to follow home country practice with respect to corporate governance matters, its shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

Among other things, New Avanseus will not be required to have: (i) a majority of the board of directors consist of independent directors; (ii) a compensation committee consisting of independent directors; (iii) a nominating committee consisting of independent directors; or (iv) regularly scheduled executive sessions with only independent directors each year.

Although not required and as may be changed from time to time, we intend for New Avanseus to have, as of the consummation of the Business Combination, a majority-independent board of directors, a majority-independent compensation committee and a majority-independent nominating committee. Subject to the foregoing, we expect New Avanseus to rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies. See the section entitled “Management of New Avanseus Following the Business Combination” of this proxy statement/prospectus for additional information.

The ability of New Avanseus’ subsidiaries after the consummation of the Business Combination in certain Southeast Asia markets to distribute dividends to New Avanseus may be subject to restrictions under their respective laws.

New Avanseus will be a holding company, and its subsidiaries after the consummation of the Business Combination will be located in Singapore, Italy, and the United States. Part of New Avanseus’ primary internal sources of funds to meet its cash needs will be its share of the dividends, if any, paid by New Avanseus’ direct and indirect subsidiaries. The distribution of dividends to New Avanseus from the subsidiaries in these markets as well as other markets where New Avanseus operates is subject to restrictions imposed by the applicable laws and regulations in these markets.

We do not expect that New Avanseus will pay dividends in the foreseeable future after the Business Combination.

We expect that New Avanseus will retain most, if not all, of its available funds and any future earnings after the Business Combination to fund the development and growth of its business. As a result, we do not expect that New Avanseus will pay any cash dividends in the foreseeable future.

Following completion of the Business Combination, New Avanseus’ board of directors will have complete discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of such dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by New Avanseus from subsidiaries, New Avanseus’ financial condition, contractual restrictions and other factors deemed relevant by the board of directors. There is no guarantee that the New Avanseus Ordinary Shares will appreciate in value after the Business Combination or that the trading price of the shares will not decline. Holders of the New Avanseus Ordinary Shares should not rely on an investment in New Avanseus Ordinary Shares as a source for any future dividend income.

Risks Relating to Taxation

New Avanseus may be or become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents, and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Once Avanseus is acquired by FATP, we expect that its high proportion of active business income and assets (relative to passive income and passive assets) should prevent New Avanseus from being characterized as a PFIC, but there is no assurance that this will be the case.

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For a discussion of the material U.S. federal income tax consequences for U.S. holders of Avanseus Ordinary Shares, see the section of this proxy statement/prospectus entitled “Material Tax Considerations — United States Federal Income Tax Considerations — U.S. Holders — Passive Foreign Investment Company Rules” for additional information. We urge U.S. holders to consult their own tax advisors regarding the possible application of the PFIC rules to holders of New Avanseus securities.

Risks Relating to Redemption of FATP Shares

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to redeem or sell your public shares, potentially at a loss.

FATP public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) FATP’s completion of the Business Combination, and then only in connection with those FATP Shares that such shareholder properly elected to redeem, subject to the limitations described herein, and (ii) the redemption of FATP’s public shares if FATP is unable to complete a business combination by the Final Redemption Date, subject to applicable law and as further described herein. In addition, if FATP plans to redeem its public shares because FATP is unable to complete a business combination by the Final Redemption Date, for any reason, compliance with Cayman Islands law may require that FATP submit a plan of dissolution to FATP’s then-existing shareholders for approval prior to the distribution of the proceeds held in FATP’s trust account. In that case, FATP shareholders may be forced to wait beyond the Final Redemption Date, before they receive funds from the trust account. In no other circumstances will FATP shareholders have any right or interest of any kind in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public shares, potentially at a loss.

Shareholders of FATP who wish to redeem their shares for a pro rata portion of the trust account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their FATP Shares for a pro rata portion of the funds held in the trust account.

If you are a FATP shareholder who wishes to redeem your shares for a pro rata portion of the trust account you must submit a written request to Continental in which you (i) request that FATP redeem all or a portion of your FATP Shares for cash and (ii) identify yourself as the beneficial holder of the FATP Shares and provide your legal name, phone number and address, and deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, physically or electronically through the DTC. Any FATP shareholder who fails to properly demand redemption of such shareholder’s public shares will not be entitled to convert his, her, or its public shares into a pro rata portion of the trust account. Despite FATP’s compliance with these rules, if a shareholder fails to receive FATP’s proxy materials, such shareholder may not become aware of the opportunity to redeem its shares. This proxy statement/prospectus describes the various procedures that must be complied with in order to validly redeem public shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

FATP does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for FATP to complete a business combination with which a substantial majority of its shareholders do not agree.

The Existing FATP Articles do not provide a specified maximum redemption threshold, except that in no event will FATP redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001, such that FATP is not subject to the SEC’s “penny stock” rules. This minimum net tangible asset amount is also required as an obligation to each party’s obligation to consummate the Business Combination under the Business Combination Agreement. If the Business Combination is not consummated, FATP will not redeem any shares, all FATP Shares submitted for redemption will be returned to the holders thereof, and FATP instead may search for an alternate business combination.

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The closing of the Business Combination Transactions is conditioned upon, among other things, the holders of at least 5,200,000 public shares electing to redeem their public shares. The failure to meet such redemption threshold will prevent the Closing from occurring and will prevent the redemption of any public shares.

One of the conditions to the closing of the Business Combination Transactions is that the holders of at least 5,200,000 FATP public shares elect to redeem such public shares in connection with the Business Combination. The failure to meet such redemption threshold will prevent the closing of the Business Combination Transactions from occurring and will prevent the redemption of any public shares.

The grant and future exercise of registration rights may adversely affect the market price of New Avanseus Ordinary Shares upon consummation of the Business Combination.

Pursuant to the Registration Rights Agreement entered into in connection with the Business Combination and that is described elsewhere in this proxy statement/prospectus, the Sponsor and certain shareholders of Avanseus that entered into such agreement can each demand that New Avanseus register their registrable securities under certain circumstances and each of them will also have piggyback registration rights for these securities in connection with certain registrations of securities that New Avanseus undertakes. In addition, within 30 days following the closing of the Exchange, New Avanseus will be required to file, and to maintain, an effective registration statement under the Securities Act covering such securities and certain other securities of New Avanseus. Additionally, we expect that the PIPE Subscription Agreements will require that New Avanseus file a registration statement after the consummation of the Business Combination registering some or all of the New Avanseus Ordinary Shares held by the PIPE Investors. Further, New Avanseus may enter into other registration rights agreements from time to time. See “Shares Eligible for Future Sale — Registration Rights.”

The registration of these securities will permit the public sale of such securities by the holders thereof. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of New Avanseus Ordinary Shares post-Business Combination.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the FATP Shares issued in the FATP IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the FATP Shares issued in the FATP IPO.

A FATP shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the FATP Shares issued in the FATP IPO. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, FATP will require each shareholder seeking to exercise redemption rights to certify to FATP whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to FATP at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which FATP makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over FATP’s ability to consummate the Business Combination and you could suffer a material loss on your investment in FATP if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if FATP consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the FATP IPO and, in order to dispose of such excess shares, would be required to sell your FATP Shares in open market transactions, potentially at a loss. There is no assurance that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the FATP Shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge FATP’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

FATP shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination, however, is not restricted by this limitation on redemption.

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There is no guarantee that a FATP shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

There is no assurance as to the price at which a FATP shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price and may result in a lower value realized now than a shareholder of FATP might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

On September 23, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price per FATP Class A Ordinary Share was $9.96. In each of the Minimum Redemption Scenario, the 75% Redemption Scenario, and the Maximum Redemption Scenario, as well as all interim levels of redemptions, the PIPE Investors will pay $10.00 per New Avanseus Ordinary Share in connection with the PIPE Investment, and the consideration payable to FATP shareholders — which will be paid in the form of New Avanseus Ordinary Shares — will be valued at $10.00 per share. As such, regardless of the extent of redemptions, the New Avanseus Ordinary Shares owned by non-redeeming FATP shareholders will have an implied value of $10.00 per share upon the consummation of the Business Combination. Notwithstanding the foregoing, FATP shareholders should be aware that neither the price per share of New Avanseus Ordinary Shares following the consummation of the Business Combination nor the potential impact of redemptions on the per share value of New Avanseus Ordinary Shares owned by non-redeeming FATP shareholders can be predicted. However, increased levels of redemptions by FATP shareholders may be a result of the price per New Avanseus Ordinary Share falling below the redemption price. More FATP shareholders may elect to redeem their FATP Shares if the share price of the FATP Shares is below the projected redemption price of $10.00 per share. In contrast, more FATP shareholders may elect not to redeem their FATP Shares if the share price of the FATP Shares is above the projected redemption price of $10.00 per share. Each FATP Share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to New Avanseus from the trust account and (ii) a corresponding increase in each FATP shareholder’s pro rata ownership interest in New Avanseus following the consummation of the Exchange.

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GENERAL MEETING OF FATP SHAREHOLDERS

General

FATP is furnishing this proxy statement/prospectus to FATP shareholders as part of the solicitation of proxies by the FATP Board for use at the General Meeting of FATP shareholders to be held on [●], 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to FATP shareholders on or about [●], 2022 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides FATP shareholders with information they need to know to be able to vote or instruct their vote to be cast at the General Meeting.

Date, Time and Place

The General Meeting of shareholders will be held virtually on [●], 2023 at [●] AM, Eastern time via live webcast at https://www.cstproxy.com/fatprojects/2022. FATP shareholders may attend, vote, and submit questions during the General Meeting by visiting https://www.cstproxy.com/fatprojects/2022 and entering their control number, which appears on their proxy card, voting instruction form, or notice of General Meeting accompanying this proxy statement/prospectus. FATP shareholders who attend the General Meeting in such manner will be considered present in person at the General Meeting.

We are pleased to utilize virtual shareholder meeting technology to (i) provide ready access and cost savings for FATP shareholders and FATP, and (ii) to promote social distancing pursuant to guidance provided by the Centers for Disease Control and Prevention and the SEC due to COVID-19. The virtual meeting format allows attendance from any location in the world.

Purpose of FATP General Meeting

At the General Meeting, FATP is asking holders of FATP Shares to:

●	consider and vote upon the Business Combination Proposal;

●	consider and vote upon the Articles Amendment Proposal;

●	consider and vote upon the Share Issuance Proposal;

●	consider and vote upon the Incentive Plan Proposal; and

●	if presented, consider and vote upon the Adjournment Proposal.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination Transactions. Further, each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, and the Incentive Plan Proposal are cross-conditioned on the approval of each other, meaning that if any one of these proposals is not approved by FATP shareholders, the Business Combination will not be consummated. As a result, if the Business Combination Proposal is not approved, FATP will not present the other proposals (except the Adjournment Proposal, as described below) to the FATP shareholders for a vote.

Recommendation of the FATP Board FOR the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, and the Adjournment Proposal

The FATP Board has unanimously determined that the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal are fair to and in the best interests of FATP, has unanimously approved the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal, unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Articles Amendment Proposal, “FOR” the Share Issuance Proposal and “FOR” the Incentive Plan Proposal, and unanimously recommends that shareholders vote “FOR” the Adjournment Proposal if it is presented to the meeting.

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The existence of financial and personal interests of one or more of FATP’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FATP and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, FATP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal; Terms of the Business Combination — Interests of FATP’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

FATP has fixed the close of business on [●], 2022, as the “record date” for determining FATP shareholders entitled to notice of and to attend and vote at the General Meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. FATP Warrants do not have voting rights. As of the close of business on the record date, there were [●] FATP Class A Ordinary Shares and FATP Class B Ordinary Shares outstanding and entitled to vote. 2,125,000 of the FATP Class B Ordinary Shares are held by the Sponsor’s Shareholders. Each FATP Share entitles the holder thereof to one vote per share at the General Meeting.

Quorum

The presence, in person, including by means of remote communication, or by proxy, of the holders of a majority of all the issued and outstanding FATP Shares entitled to vote at the General Meeting will constitute a quorum at the General Meeting. As of the record date for the General Meeting, the presence of holders of 7,245,001 FATP Shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to FATP but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. They will have no effect on the outcome of the vote on the proposals. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe that all the proposals to be presented to the FATP shareholders at the General Meeting will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

Vote Required

The approval of the Business Combination Proposal will require an ordinary resolution, which means a resolution passed by a simple majority of the votes cast by those shareholders of FATP who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the General Meeting. The approval of the Articles Amendment will require a special resolution, which is a resolution that is passed by a majority of at least two-thirds of the votes cast by those shareholders of FATP who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the General Meeting. The approval of the Share Issuance Proposal will require approval by a majority of the votes cast by those shareholders of FATP who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the General Meeting. The approval of the Incentive Plan Proposal will require approval by a majority of the votes cast by those shareholders of FATP who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the General Meeting. The approval of the Adjournment Proposal if presented will require the consent of the meeting, which means a simple majority of the votes that are cast by those shareholders of FATP who are present, in person or by proxy, and vote thereupon at the General Meeting. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the General Meeting and therefore will not have an effect on the outcome of the vote on the proposals.

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Voting Your Shares

Each FATP Ordinary Share that you own in your name entitles you to one vote. If you are a record owner of your shares, there are three ways to vote your FATP Ordinary Shares at the General Meeting:

1.	Vote by Internet.

●	Before the meeting: Go to https://www.cstproxy.com/fatprojects/2022. Use the internet to transmit your voting instructions and for electronic delivery information up until 11:59 p.m., Eastern time, the day before the General Meeting. Have your proxy card in hand when you access the website and follow the instructions to create an electronic voting instruction form.

●	During the meeting: Go to https://www.cstproxy.com/fatprojects/2022 and entering the conference ID number 5210984#. You will be able to attend the General Meeting online, vote your shares electronically until voting is closed and submit your questions during the General Meeting.

2.	Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted

Stockholders will also have the option to listen to the General Meeting by telephone by calling:

●	Within the U.S. and Canada: +1 1 800-450-7155 (toll-free)

●	Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)

The passcode for telephone access: 5210984#. You will not be able to vote or submit questions unless you register for and log in to the General Meeting webcast as described herein.

Beneficial shareholders who wish to attend the General Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mailing a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the General Meeting. After contacting our transfer agent, a beneficial holder will receive an email prior to the meeting with a link and instructions for entering the General Meeting. Beneficial shareholders should contact our transfer agent at least five business days prior to the meeting date.

A signed, dated and returned proxy card that does not indicate a voting preference will be voted FOR each of the proposals presented at the General Meeting. If a shareholder fails to return their proxy card the effect will be, among other things, that such shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the General Meeting.

Revoking Your Proxy

If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing one of the following:

●	you may send another proxy card with a later date; or

●	you may notify FATP, in writing, before the General Meeting that you have revoked your proxy (if you do so, you may attend the General Meeting virtually and vote via electronic communication, as indicated above).

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your FATP Ordinary Shares, you may call Laurel Hill, FATP’s proxy solicitor, at +1 (855) 414-2266, or banks and brokers can call +1 (855) 414-2266, or by email at FATP@laurelhill.com.

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Redemption Rights

Holders of FATP Shares may seek to have their shares redeemed for cash, regardless of whether they vote or, if they do vote, irrespective of whether they vote for or against the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal or the Incentive Plan Proposal. Any shareholder holding FATP Shares as of the record date may demand that FATP redeem such shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the trust account (which was $10.07 per share as of September 30, 2022, the record date), calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to FATP. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, FATP will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares. A holder of FATP Class A Ordinary Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act) may not seek to have more than 15% of the aggregate FATP Shares redeemed without the consent of FATP.

The Sponsor, the Sponsor’s Shareholder, the Anchor Investors, and FATP’s directors and executive officers will not have redemption rights with respect to any FATP Class B Ordinary Shares owned by them, directly or indirectly.

FATP shareholders who seek to have their FATP Shares redeemed are required to (i) submit a redemption request in writing to Continental, FATP’s transfer agent, in which (a) they request that FATP redeems all or a portion of their FATP Shares for cash and (b) identify themselves as the beneficial holders of the shares and provide their legal name, phone number and address, (ii) separate the FATP Warrants from their FATP Shares, and (iii) deliver their shares, either physically or electronically using DTC’s DWAC System, to Continental no later than PM Eastern time, on [●], 2022 (two business days prior to the General Meeting).

FATP shareholders seeking to exercise their redemption rights and opting to deliver physical certificates and other redemption forms should allot sufficient time to obtain physical certificates from Continental and to effect delivery. FATP Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. Continental will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event that the Business Combination is not completed, FATP shareholders may incur an additional cost for the return of their shares.

A FATP shareholder that requests to have FATP Shares redeemed may withdraw such request at any time up to the date of the General Meeting. If a holder of FATP Shares delivers shares for redemption and later decides prior to the General Meeting not to elect redemption, such holder may request that FATP consent to the return of such shares to such holder. Such a request must be made by contacting Continental, FATP’s transfer agent, at the phone number or address set out elsewhere in this proxy statement/prospectus.

If the Business Combination is not approved or completed for any reason, then FATP shareholders who elected to exercise their redemption rights will not be entitled to have their shares redeemed. FATP shall thereafter promptly return any shares delivered by FATP shareholders. In such case, FATP shareholders may only share in the assets of the trust account upon the liquidation of FATP. This may result in FATP shareholders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors.

The closing price of FATP Class A Ordinary Shares on the record date was $[●]. The cash held in the trust account on such date was approximately $[●] million (approximately $[●] per FATP Share). Prior to exercising redemption rights, FATP shareholders should verify the market price of FATP Shares as they may receive higher proceeds from the sale of their FATP Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. FATP cannot assure its shareholders that they will be able to sell their FATP Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

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Appraisal Rights

The Cayman Islands Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and FATP has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares.

Holders of FATP Class A Ordinary Shares and FATP Warrants do not have appraisal or dissenters’ rights in connection with the Business Combination.

Proxy Solicitation Costs

FATP is soliciting proxies on behalf of the FATP Board. This solicitation is being made by mail but also may be made by telephone or in person. FATP and its directors, officers and employees may also solicit proxies in person by telephone or by other electronic means. FATP will bear the cost of the solicitation.

FATP has hired Laurel Hill to assist in the proxy solicitation process. FATP will pay Laurel Hill a fixed fee of $[●], plus disbursements, and will pay $[●] for each holder’s proxy solicited by Laurel Hill, and will reimburse Laurel Hill for its reasonable and documented costs and expenses and will indemnify Laurel Hill and its affiliates against certain claims, liabilities, losses, damages and expenses. FATP will pay such fees with non-trust account funds.

FATP will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions, and will reimburse such parties for their expenses in forwarding soliciting materials to beneficial owners of FATP Shares and in obtaining voting instructions from those owners.

FATP’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

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THE BUSINESS COMBINATION PROPOSAL; TERMS OF THE BUSINESS COMBINATION

General

Holders of FATP Shares are being asked, among other things, to approve the Business Combination Agreement, the Other Transaction Documents, and the Business Combination Transactions as contemplated thereby, including the Business Combination. Avanseus shareholders are being asked to enter into a Share Exchange Agreement with FATP pursuant to which they will exchange each of their Avanseus Ordinary Shares and Avanseus Non-Voting Shares for 0.318496 FATP Class A Ordinary Shares (rounded down to the nearest whole share), and holders of an Avanseus Restricted Share Award are being asked to enter into an Unvested Restricted Share Amendment with Avanseus and FATP pursuant to which FATP will assume and replace Avanseus as the grantor of any unvested Avanseus Shares and the grantee will become entitled to receive 0.318496 FATP Class A Ordinary Shares in place of each unvested Avanseus Share if and when vesting occurs. FATP shareholders and Avanseus shareholders/grantees should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Exchange and the Business Combination, as well as the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. Please see the section entitled “—The Business Combination Agreement,” below, for additional information and a summary of certain terms of the Business Combination Agreement. We urge you to read carefully the Business Combination Agreement in its entirety before voting on the Business Combination Proposal or submitting a Share Exchange Agreement to exchange your Avanseus Shares for FATP Class A Ordinary Shares and/or an Unvested Restricted Share Amendment, as applicable.

FATP and Avanseus may consummate the Business Combination only if the Business Combination Proposal is approved by the affirmative vote of the holders of a majority of the issued and outstanding FATP Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the General Meeting, the Articles Amendment Proposal is approved by the affirmative vote of the holders of at least two-thirds of the issued and outstanding FATP Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the General Meeting, the Share Issuance Proposal is approved by the affirmative vote of the holders of a majority of the issued and outstanding FATP Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the General Meeting and the Incentive Plan Proposal is approved by the affirmative vote of the holders of a majority of the issued and outstanding FATP Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the General Meeting. In addition, the Business Combination Agreement provides that the obligation of each party to close the Business Combination Transactions is conditioned on FATP public shareholders requesting redemption of at least an aggregate of 5,200,000 FATP Class A Ordinary Shares.

The Business Combination Agreement

On August 26, 2022, FATP and Avanseus entered into the Business Combination Agreement. The subsections that follow this subsection describe the material provisions of the Business Combination Agreement but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. We urge FATP shareholders, Avanseus shareholders, and other interested parties to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties, and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract between the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules referred to therein, which are not filed publicly and that are subject to a contractual standard of materiality different from that generally applicable to shareholders. The representations and warranties contained in the Business Combination Agreement, including the disclosure schedules, were made solely for the benefit of the parties to the Business Combination Agreement and were negotiated for the purpose of allocating risk between the parties rather than to establish matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the

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date of this proxy statement/prospectus. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about FATP or Avanseus or any other matter.

Capitalized terms in this section not otherwise defined in this proxy statement/prospectus have the meanings ascribed to them in the Business Combination Agreement.

General Description of the Business Combination Transactions

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties to the Business Combination Agreement have agreed that, in connection with the Closing, the parties will undertake a series of transactions pursuant to which each Avanseus Share issued and outstanding prior to the effective time of the Exchange will be transferred to FATP in exchange for the right of each Avanseus shareholder to receive 0.318496 newly issued FATP Class A Ordinary Shares for each Avanseus Share, with Avanseus becoming a wholly owned subsidiary of FATP.

The Exchange

Subject to the satisfaction or waiver of all the conditions to the closing of the Business Combination set forth in the Business Combination Agreement, the registration for the transfer of the applicable shares in the Exchange will become effective (the “Effective Time”) once the electronic register of members of Avanseus is updated by the ACRA under section 196A(5) of the Companies Act 1967 of Singapore (the “Singapore Companies Act”). As a result of the Exchange, at the Effective Time, (i) each issued and outstanding security of Avanseus immediately prior to the Effective Time will be transferred to FATP in exchange for securities of FATP as described below, and (ii) the Existing FATP Articles will be amended and restated to read in their entirety in the form attached as Exhibit B to the Business Combination Agreement.

Subject to the terms and conditions of the Business Combination Agreement, at the Effective Time:

●	each Avanseus Ordinary Share and Avanseus Non-Voting Share issued and outstanding immediately prior to the Effective Time will be exchanged for 0.318496 newly issued FATP Class A Ordinary Shares pursuant to the Share Exchange Agreements in the form attached to the Business Combination Agreement as Exhibit A; and

●	each Avanseus Restricted Share Award outstanding immediately prior to the Effective Time that relates to Unvested Grant Shares will be amended pursuant to an Unvested Restricted Share Amendment in the form attached to the Business Combination as Exhibit F so that FATP replaces Avanseus as the grantor of Unvested Grant Shares and the grantee becomes entitled to receive 0.318496 FATP Class A Ordinary Shares in place of each unvested Avanseus Share if and when vesting occurs.

As consideration for the Exchange, holders of outstanding Avanseus Ordinary Shares and/or Avanseus Non-Voting Shares collectively will be entitled to receive from FATP an aggregate of 9,350,307 FATP Class A Ordinary Shares, which FATP and Avanseus agreed in the Business Combination Agreement are valued at $10.00 per share, for an aggregate value equal to $93,503,070, for the outstanding Avanseus Ordinary Shares and Avanseus Non-Voting Shares, and grantees under Restricted Share Awards for Unvested Grant Shares will become entitled to receive an aggregate of 149,693 FATP Class A Ordinary Shares if all of such shares vest in accordance with the provisions of the amended Restricted Share Awards, for total consideration of 9,500,000 FATP Class A Ordinary Shares having an aggregate value of $95,000,000.

Support Pool

In addition to the PIPE Investment, the Business Combination Agreement also allows FATP to issue in one or more private placements (each, a “Pool Offering”) to investors mutually reasonably acceptable to FATP and Avanseus (each, a “Pool Investor”) FATP Class A Ordinary Shares and/or any combination of FATP Preference Shares convertible into FATP Class A Ordinary Shares or warrants, options or rights that are exercisable for FATP Class A Ordinary Shares (“Pool Securities”), all in an aggregate amount equal, on a fully-diluted basis, of up to 1,000,000

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FATP Class A Ordinary Shares for purposes that are mutually reasonably acceptable to FATP and Avanseus and pursuant to subscription agreements and other related private placement documents in form and substance mutually reasonably acceptable to FATP and Avanseus (“Pool Subscription Documents”). The Pool Subscription Documents may provide that the Pool Securities offered pursuant thereto may be issued before, at or after the Closing as may be mutually reasonably acceptable to FATP and Avanseus.

Representations and Warranties

The Business Combination Agreement contains customary representations, warranties, and covenants of FATP and Avanseus, relating to, among other things, their ability to enter into the Business Combination Agreement and their outstanding capitalization. In the Business Combination Agreement, each of FATP and Avanseus also made certain other customary representations and warranties to the other party, including among others, representations and warranties related to the following: tax matters; financial statements; absence of changes; liabilities; legal compliance; privacy and cybersecurity (Avanseus only); properties (Avanseus only); intellectual property rights (Avanseus only); labor and employee matters (Avanseus only); organization; litigation and proceedings; no conflicts; and brokers’ fees. The representations and warranties were made as of the execution date of the Business Combination Agreement and are, in certain cases, subject to specified exceptions and materiality, an Avanseus Material Adverse Effect (see “—Avanseus Material Adverse Effect” below) or material adverse effect on FATP, as applicable, knowledge and other qualifications contained in the Business Combination Agreement and may be further modified and limited by the confidential disclosure letters to the Business Combination Agreement provided by the parties in connection with the signing of the Business Combination Agreement. These disclosure letters contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the Business Combination Agreement; while such information may be material to the parties to the Business Combination Agreement, we do not believe that it is material to investors’ understanding of such representations and warranties. Moreover, certain representations and warranties in the Business Combination Agreement may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties in the Business Combination Agreement as characterizations of the actual statements of fact about the parties.

The parties have also agreed, among other things: (i) that the FATP Board will approve and adopt before the registration statement of which this proxy statement/prospectus is a part becomes effective an Equity Incentive Plan in the form attached to the Business Combination Agreement as Exhibit H providing for the issuance of restricted share awards for up to 2,000,000 FATP Class A Ordinary Shares to the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Product Officer, Chief Operations Officer or Chief Delivery Officer, Chief Revenue Officer, and Chairman in the combined company, or person performing the equivalent function of any of the foregoing positions regardless of title; and (ii) that immediately following the Effective Time, the board of directors of FATP will be comprised of one FATP continuing director selected by FATP, the Chairman of Avanseus and the Chief Executive Officer of Avanseus as of immediately prior to the Effective Time, and four persons who constitute independent directors within the meaning of Nasdaq Rule 5605(a)(2) and who are mutually acceptable to FATP and Avanseus.

Avanseus Material Adverse Effect

An “Avanseus Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that

(i)	has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of Avanseus and its subsidiaries, taken as a whole or

(ii)	does or would in all likelihood be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of Avanseus to consummate the Exchange, the Business Combination, or any of the other transactions contemplated by the Business Combination Agreement and the related

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agreements; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an Event under clause (i) of the definition of an “Avanseus Material Adverse Effect”:

(a)	any change in applicable Laws or IFRS or any interpretation thereof following the date of the Business Combination Agreement;

(b)	any change in interest rates or economic, political, business, or financial market conditions generally;

(c)	the taking of any action required to be taken under the Business Combination Agreement;

(d)	any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of the Business Combination Agreement), acts of nature or change in climate;

(e)	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national, or international political conditions;

(f)	any failure in and of itself of Avanseus to meet any projections or forecasts;

(g)	any Event generally applicable to the industries or markets in which Avanseus and its subsidiaries operate;

(h)	any action taken by, or at the request of, FATP; or

(i)	the announcement of the Business Combination Agreement and consummation of the transactions contemplated thereby or any of the Other Transaction Documents, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on Avanseus and its subsidiaries’ relationships, contractual or otherwise, with third parties (other than such impact on licenses with governmental authorities, which impact shall not be excluded);

provided, further, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately and adversely affects the business, assets, liabilities, results of operations or condition of Avanseus and its subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which such persons operate shall not be excluded from and shall be taken into account in the determination of whether there has been, or would reasonably be expected to be, an Avanseus Material Adverse Effect, but only to the extent of the incremental disproportionate effect on Avanseus and its subsidiaries, taken as a whole, relative to such similarly situated participants.

Covenants of the Parties

Covenants of FATP

FATP made certain covenants under the Business Combination Agreement (subject to the terms and conditions set forth therein), including, among others, the following:

●	From the date of the Business Combination Agreement through the earlier of the Closing or valid termination of the Business Combination Agreement (the “Interim Period”), to use its reasonable commercial efforts to enter into and consummate subscription agreements on terms mutually acceptable to Avanseus and FATP with the PIPE Investors.

●	Upon satisfaction of the parties’ conditions to consummate the Business Combination Transactions as set forth in the Business Combination Agreement, use its reasonable best efforts to cause Continental to (i) pay as and when due all amounts payable to FATP shareholders pursuant to the redemption of FATP’s public shares, (ii) pay all outstanding deferred underwriter compensation to the underwriters of the FATP IPO, and (iii) pay all remaining amounts then available in the trust account to FATP for immediate use, subject to the Business Combination Agreement and the Trust Agreement.

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●	During the Interim Period, except as otherwise contemplated by the Business Combination Agreement and the Other Transaction Documents, including any Pool Offering consented to by Avanseus in accordance with the Business Combination Agreement, to use reasonable best efforts to operate its business in the ordinary course and comply in all material respects with its governing documents.

During the Interim Period, except as required by law or the Business Combination Agreement and the Other Transaction Documents, to not:

●	change, modify or amend the Investment Management Trust Agreement, dated as of October 12, 2021, between FATP and Continental, as trustee, which governs the trust account, or its governing documents, or seek any approval from its shareholders to do so, except as contemplated by the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, and the Incentive Plan Proposal;

●	merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other person or be acquired by any other person;

●	make or declare any dividend or distribution to its shareholders or make any other distributions in respect of any of its equity securities;

●	split, combine, reclassify, or otherwise amend any terms of any of its equity securities;

●	purchase, repurchase, redeem, or otherwise acquire any of its issued and outstanding equity securities, other than redemptions of FATP Ordinary Shares made as part of FATP share redemptions;

●	except in the ordinary course of business consistent with past practice, (i) make or change any material election in respect of material taxes, (ii) materially amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any tax authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes or enter into any tax sharing or similar agreement (other than customary commercial contracts not primarily related to taxes), (v) settle any claim or assessment in respect of material taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or with respect to any material tax attribute that would give rise to any claim or assessment of taxes;

●	take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Business Combination Transactions from qualifying for the intended tax treatment, except as contemplated by the Business Combination Agreement or the Business Combination Transactions;

●	except as contemplated by the Sponsor Support Agreement or any Other Transaction Document, enter into, renew, or amend in any material respect any contract with the Sponsor or an affiliate of FATP (including any person in which the Sponsor has a direct or indirect legal or beneficial ownership interest of 5% or greater and any person who has a direct or indirect legal or beneficial ownership interest of 5% or greater in the Sponsor), subject to certain exceptions;

●	incur, guarantee, or otherwise become liable for any indebtedness, other than those incurred in the ordinary course of business in an amount not exceeding, individually or in the aggregate, $100,000, and any expenses paid or payable by FATP in connection with the Business Combination;

●	issue any equity securities or securities exercisable for or convertible into equity securities, other than pursuant to the PIPE Subscription Agreements and issuances of new FATP warrants to the Sponsor in respect of the capitalization of any working capital loans or

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issuances of FATP Shares issuable upon, or subject to, the exercise or settlement of the Private Warrants, the issuance of Aggregate Exchange Consideration and the assumption of the assumed amended Restricted Share Awards;

●	grant any options, warrants or other equity-based awards with respect to any equity securities not outstanding on the date of the Business Combination Agreement;

●	amend, modify, or waive any of the terms or rights set forth in any Private Warrant or the Warrant Agreement, other than pursuant to the Business Combination Agreement or the Other Transaction Documents;

●	make any change in accounting principles or methods unless required by U.S. GAAP or applicable law;

●	form any subsidiary;

●	liquidate, dissolve, reorganize or otherwise wind-up its business and operations; or

●	enter into any agreement to do any of the above-prohibited actions.

●	Subject to the terms and conditions of its governing documents and the Business Combination Agreement, to take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

●	the board of directors of FATP will consist of one director of FATP continuing in office and selected by FATP, the Chairman and the Chief Executive Officer of Avanseus as of immediately prior to the Effective Time, and four persons who constitute independent directors within the meaning of Nasdaq Rule 5605(a)(2) and who are mutually acceptable to FATP and Avanseus; and

●	the officers of Avanseus as of immediately prior to the Effective Time shall be the officers of FATP/New Avanseus, each such officer to hold office in accordance with the governing documents of New Avanseus.

●	During the Interim Period, to not, and to direct its controlled, controlling and common control affiliates and its and their respective representatives not to, directly or indirectly (i) solicit, initiate or pursue any inquiry, indication of interest, proposal or offer with any third party with respect to a FATP acquisition proposal, (ii) participate in or continue any discussions or negotiations with any third party with respect to, or furnish or make available any information concerning FATP or any of its subsidiaries to any third party relating to or provide to any third party access to the businesses, properties, assets or personnel of FATP or any of its subsidiaries, in each case for the purpose of encouraging or facilitating a FATP acquisition proposal, (iii) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to a FATP acquisition proposal, or (iv) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt by any person to make, a FATP acquisition proposal.

●	A FATP acquisition proposal includes (i) any business combination, either in one or a series of transactions, involving FATP or any of its current or future controlled affiliates or involving all or a material portion of the assets, equity securities, or businesses of FATP or any of its current or future controlled affiliates (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise), and (ii) any equity or similar investment in or by FATP or any of its controlled affiliates, in each case except for the Business Combination Transactions.

●	To instruct the Sponsor and its controlled affiliates to, and instruct its and their respective officers, directors, and representatives to, immediately cease and terminate all discussions and negotiations with any persons (other than Avanseus and its representatives) with respect to a FATP acquisition proposal.

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●	To use its reasonable best efforts to ensure that the FATP Ordinary Shares remain listed on the Nasdaq Global Market from the date of the Business Combination Agreement through the closing of the Exchange and, to the extent required, to timely file a “Listing of Additional Shares Notification Form” with Nasdaq with respect to the FATP Class A Ordinary Shares to be issued in connection with the Business Combination Transactions, including the Exchange, and use its reasonable best efforts to have the review of such form completed prior to the Effective Time;

●	During the Interim Period, to use reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable laws.

●	Prior to the Closing Date, to take all such steps (to the extent permitted under applicable law) as are reasonably necessary to cause any acquisition or disposition of FATP Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Business Combination Transactions by each person who is or will be or may become subject to Section 16 of the Exchange Act with respect to FATP, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

●	In the event that any litigation related to the Business Combination Agreement, any Other Transaction Document, or the Business Combination Transactions is brought or, to the knowledge of FATP, threatened in writing, against FATP or any of its subsidiaries or their respective board of directors by any FATP shareholders prior to the Closing, to (i) promptly after becoming aware of such litigation notify Avanseus and keep Avanseus reasonably informed with respect to the status thereof, and (ii) provide Avanseus the opportunity to participate in (at its own cost and subject to a customary joint defense agreement), but not control, the defense of any such litigation, and consider in good faith Avanseus’s suggestions with respect to such litigation and not settle any such litigation without the prior written consent of Avanseus, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Covenants of Avanseus

Avanseus made certain covenants under the Business Combination Agreement (subject to the terms and conditions set forth therein), including, among others, the following:

●	During the Interim Period, except as contemplated by the Business Combination Agreement, any Other Transaction Document, or applicable law, to not:

●	change or amend its governing documents, subject to certain exceptions;

●	make or declare any dividend or distribution to its shareholders or make any other distributions in respect of any Avanseus Shares or other equity securities;

●	split, combine, reclassify, recapitalize, or otherwise amend any terms of any shares or series of equity securities of it or its subsidiaries, subject to certain exceptions;

●	amend any term or alter any rights of any of its outstanding equity securities;

●	purchase, repurchase, redeem, or otherwise acquire any of its or its subsidiaries’ issued and outstanding share capital or outstanding equity securities, subject to certain exceptions;

●	enter into, modify in any material respect, or terminate (other than expiration in accordance with its terms) any contract of a type required to be listed on Avanseus’ disclosure letter, subject to certain exceptions;

●	sell, assign, transfer, convey, lease, exclusively license or otherwise dispose of any material tangible assets or properties, subject to certain exceptions;

●	grant any equity or equity based awards or other severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee in the ordinary course of business consistent with past practice and pursuant to existing employee share schemes as in effect on the date of the Business Combination

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Agreement, (ii) make any change in its key management structure, including the hiring of additional officers or the termination of existing officers, (iii) terminate, adopt, enter into or materially amend any benefit plan, (iv) increase the cash compensation or bonus opportunity of any key executive, officer or director, (v) establish any trust or take any other action to secure the payment of any compensation payable by it or any of its subsidiaries, or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by it or any of its subsidiaries, in each case subject to certain exceptions;

●	acquire (whether by merger, consolidation, amalgamation, scheme or similar transaction, purchase of securities of or otherwise) any corporation, partnership, association, joint venture or other business organization or division thereof;

●	make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, contributions to capital, or loans or advances, with a value or purchase price in excess of $100,000 individually or $200,000 in the aggregate, subject to certain exceptions;

●	issue or sell any debt securities or warrants or other rights to acquire any debt securities of it or any of its subsidiaries or otherwise incur, assume, or guarantee or otherwise become liable for any indebtedness, subject to certain exceptions;

●	except in the ordinary course of business consistent with past practice, (i) make or change any material election in respect of material taxes, (ii) materially amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any tax authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes executed on or prior to the Closing Date or enter into any tax sharing or similar agreement (other than any such agreement solely between Avanseus and its existing subsidiaries, and customary commercial contracts not primarily related to taxes), (v) settle any claim or assessment in respect of material taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or with respect to any material tax attribute that would give rise to any claim or assessment of taxes;

●	take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Business Combination Transactions from qualifying for the intended tax treatment, subject to certain exceptions;

●	issue any additional Avanseus Shares, equity securities or securities exercisable for or convertible or exchangeable into Avanseus Shares or other equity securities;

●	adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization (other than the Exchange);

●	waive, release, settle, compromise, or otherwise resolve any inquiry, investigation, claim, action, litigation, or other legal proceedings, except in the ordinary course of business or where such waivers, releases, settlements, or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate;

●	grant to, or agree to grant to, any person rights to any intellectual property or software that is material to Avanseus and its subsidiaries, taken as a whole, or dispose of, abandon, or permit to lapse any rights to any intellectual property that is material to Avanseus and its subsidiaries, taken as a whole, subject to certain exceptions;

●	make or commit to make capital expenditures, subject to certain exceptions;

●	manage Avanseus and its subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

●	terminate without replacement, or fail to use reasonable efforts to maintain, any license material to the conduct of the business of Avanseus and its subsidiaries, taken as a whole;

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●	waive the restrictive covenant obligations of any current or former employee of Avanseus or any of its subsidiaries;

●	limit the right of Avanseus or any of its subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or grant any exclusive or similar rights to any person, subject to certain exceptions;

●	terminate without replacement or amend in a manner materially adverse to Avanseus and its subsidiaries, taken as a whole, any insurance policy insuring any risks of the business of Avanseus or any of its subsidiaries;

●	make any material change in its accounting principles or methods unless required by IFRS or applicable law or applicable local accounting standards; or

●	enter into any agreement to do any of the foregoing.

●	During the Interim Period, that Avanseus and is subsidiaries will not, and will direct its controlled, controlling, and commonly-controlled affiliates and its and their respective officers, directors and representatives not, to directly or indirectly (i) solicit, initiate, or pursue any inquiry, indication of interest, proposal or offer relating to an Avanseus acquisition proposal, (ii) participate in or continue any discussions or negotiations with any third party with respect to, or furnish or make available any information concerning Avanseus to any third party relating to, an Avanseus acquisition proposal, or provide to any third party access to the businesses, properties, assets or personnel of Avanseus, in each cases for the purpose of encouraging or facilitating an Avanseus acquisition proposal, (iii) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Avanseus acquisition proposal, or (iv) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make, an Avanseus acquisition proposal.

●	An Avanseus acquisition proposal means (i) any acquisition or purchase by any third party, directly or indirectly, of any shares of any class of outstanding voting or equity securities of Avanseus or any of its subsidiaries, or any tender offer or exchange offer that, if consummated, would result in any third party beneficially owning any shares of any class of outstanding voting or equity securities of Avanseus or any of its subsidiaries, (ii) any merger, acquisition, amalgamation, consolidation, business combination, joint venture, or other similar transaction involving Avanseus or any of its subsidiaries, the business of which constitutes 10% or more of the net revenues, net income, or assets of Avanseus or any of its subsidiaries, (iii) retaining advisors, selecting underwriters, or otherwise commencing any work in relation to an initial public offering, or resolving to make, or making, any filing or submission for an initial public offering with any stock exchange or regulator, or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend, or other significant corporate reorganization of Avanseus or any of its subsidiaries, the business of which constitutes 10% or more of the net revenues, net income, or assets of Avanseus or any of its subsidiaries.

●	To, to instruct its officers and directors to, and to instruct and cause its representatives, subsidiaries, and their respective representatives to, immediately cease and terminate all discussions and negotiations with any persons (other than FATP and its representatives) with respect to an Avanseus acquisition proposal;

●	During the Interim Period, to provide all reasonable assistance reasonably required by FATP in order for the review of any “Listing of Additional Shares Notification Form” filed by FATP with Nasdaq to be completed before the Effective Time;

●	To terminate or settle, at or prior to the Closing without further liability to FATP, Avanseus, or any of Avanseus’ subsidiaries, certain related party agreements, which do not include related party agreements with respect to a related party’s employment, consultation, or other similar engagement and incentive arrangements; and

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●	In the event that any litigation related to the Business Combination Agreement, any Other Transaction Document, or the Business Combination Transactions is brought or, to the knowledge of Avanseus, threatened in writing, against Avanseus, any of its subsidiaries, or the board of directors of Avanseus or any of its subsidiaries by any Avanseus shareholders prior to the Closing, to promptly after becoming aware of such litigation notify FATP and keep it reasonably informed with respect to the status thereof, to provide FATP the opportunity to participate in (at its own cost and subject to a customary joint defense agreement), but not control, the defense of any such litigation, and to consider in good faith FATP’s suggestions with respect to such litigation and not settle any such litigation without the prior written consent of Avanseus, such consent not to be unreasonably withheld, conditioned, delayed, or denied.

Joint Covenants

●	The Business Combination Agreement also contains certain other covenants and agreements between the parties, including, among others, that each of FATP and Avanseus will, subject to the terms and conditions contained therein:

●	use commercially reasonable efforts (i) to cooperate in good faith with any governmental authority, (ii) to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, actions, nonactions or waivers in connection with the Business Combination Transactions as soon as practicable and necessary to consummate the Business Combination Transactions, and (iii) to cause the expiration or termination of the waiting, notice or review periods under any applicable regulatory approval with respect to the Business Combination Transactions as promptly as reasonably possible;

●	diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent or governmental authorization under any applicable laws prescribed or enforceable by any governmental authority for the Business Combination and to resolve any objections as may be asserted by any governmental authority with respect to the Business Combination and cooperate in good faith with each other in the defense of such matters; and

●	use reasonable best efforts to obtain all material consents and approvals of third parties, including creditors, that any of FATP, Avanseus, or their respective affiliates are required to obtain in order to consummate the Exchange and the Business Combination.

Further, the Business Combination Agreement also contains additional covenants and agreements between the parties thereto in respect of, among other matters:

●	access to information, properties and personnel;

●	payment of applicable stamp tax duty incurred in relation to any transfer of Avanseus Shares pursuant to the Exchange to be made to the Inland Revenue Authority of Singapore;

●	Avanseus’ provision of the updated electronic register of members of Avanseus following the filing of the transfer of existing shares with the ACRA;

●	preparing, filing and distributing this proxy statement/prospectus and the Registration Statement on Form S-4 of which it is a part (including any amendments or supplements thereto);

●	preparing and delivering certain accounts and financial statements;

●	tax matters, including with respect to the intended tax treatment;

●	litigation matters with respect to the Business Combination;

●	indemnification of present and former directors and officers of FATP and Avanseus;

●	written notice (i) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of either party to effect the Business Combination Transactions not to be satisfied, (ii) any breach of a representation

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or warranty given by FATP pursuant to the Business Combination Agreement or (iii) of any notice or other communication from any governmental authority which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of the parties to the Business Combination Agreement to consummate the Business Combination Transactions or to materially delay the timing thereof; and

●	maintaining in effect liability insurances covering those persons who are currently covered by directors’ and officers’ liability insurance policies of FATP and Avanseus or their respective subsidiaries.

Conditions to Closing

Unless waived by Avanseus and FATP in writing, the obligations of Avanseus and FATP to consummate, or cause to be consummated, the Business Combination Transactions are subject to the satisfaction of the following conditions:

●	approval of the FATP shareholders of the Business Combination Transactions and any related required shareholder approvals having been obtained;

●	all of the Avanseus shareholders having irrevocably submitted an executed Share Exchange Agreement and all of his, her, or its original certificates for Avanseus Shares for exchange, subject to the terms of the Business Combination Agreement, no later than the 30th day after the Form S-4 is declared effective by the SEC and each holder of Unvested Grant Shares having submitted to FATP and Avanseus a duly executed Unvested Restricted Share Amendment, in each case in accordance with the terms and provisions of the Business Combination Agreement, no later than the date of the General Meeting;

●	the effectiveness of the Form S-4 and no stop order suspending the effectiveness of the Form S-4 will have been issued, and no proceedings for that purpose having been initiated or threatened by the SEC and not withdrawn;

●	FATP’s listing application with Nasdaq in connection with the Business Combination Transactions having been conditionally approved and the FATP Class A Ordinary Shares to be issued in connection with therewith, including the FATP Class A Ordinary Shares issuable pursuant to the New Avanseus Incentive Plan, having been approved for listing on the Nasdaq Global Market, subject to official notice of issuance;

●	no objection to the Exchange having been raised, or any such objection which has been raised having been addressed such that no member or creditor of FATP or other person to whom FATP or Avanseus is under an obligation, has the ability to delay the Exchange or cause the Exchange not to be consummated;

●	no governmental authority having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or governmental order that is then in effect and that has the effect of making the Business Combination Transactions illegal or that otherwise prevents or prohibits the consummation of the Business Combination Transactions, other than any such restraint that is immaterial or for which the relevant governmental authority does not have jurisdiction over any of the parties to the Business Combination Agreement with respect to the Business Combination Transactions;

●	FATP having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after accounting for its public share redemptions;

●	FATP having at least $25,000,000 in cash and cash equivalents comprising working capital to be used for general corporate purposes, including remaining trust account funds and proceeds of any PIPE investment, after giving effect to the transaction expenses of both FATP and Avanseus;

●	the holders of at least 5,200,000 public shares having elected to redeem such shares in connection with the Business Combination; and

●	Crystal Technology executing and delivering to FATP and Avanseus the New Crystal Technology Warrant and its agreement that the Old Crystal Technology Warrant has been terminated.

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Unless waived by FATP in writing, the obligations of FATP to consummate, or cause to be consummated, the Business Combination Transactions are also subject to the satisfaction of each of the following conditions:

●	each of the restrictive covenant agreements with each of Bhargab Mitra, Chiranjib Bhandary, Dennis Lorenzin, and Mei Lan Ng being in full force and effect as of the Closing;

●	all preference shares in the capital of Avanseus having been converted into Avanseus Ordinary Shares;

●	if the Effective Date is after September 30, 2022, Avanseus having provided to FATP its interim financial statements as of and for the six-month period ended June 30, 2022;

●	the Avanseus representations pertaining to company organization, subsidiaries, due authorization, capitalization of subsidiaries, absence of changes and brokers’ fees being true and correct in all material respects (and with respect to capitalization of Avanseus, in all respects) as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties must be true and correct in all material respects at and as of such date, except for changes after the date of the Business Combination Agreement that are contemplated or expressly permitted by the Business Combination Agreement or any Other Transaction Document, in each case disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, or any similar qualification or exception; and all other representations and warranties made by Avanseus being true and correct as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties must be true and correct at and as of such date, except for inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have an Avanseus Material Adverse Effect, in each case disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, or any similar qualification or exception; and

●	each of the covenants of Avanseus to be performed as of or prior to the Closing having been performed in all material respects.

Unless waived by Avanseus in writing, the obligations of Avanseus to consummate, or cause to be consummated, the Business Combination Transactions are also subject to the satisfaction of each of the following conditions:

●	the representations and warranties of FATP pertaining to its capitalization being true and correct in all respects as of the Closing Date, with certain exceptions;

●	the FATP representations pertaining to company organization, subsidiaries, due authorization, capitalization of subsidiaries, absence of changes and brokers’ fees being true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties must be true and correct in all material respects at and as of such date, except for changes after the date of the Business Combination Agreement that are contemplated or expressly permitted by the Business Combination Agreement or any Other Transaction Document, in each case disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, or any similar qualification or exception; and all other representations and warranties made by FATP being true and correct as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties must be true and correct at and as of such date, except for inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect, in each case disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, or any similar qualification or exception; and

●	each of the covenants of FATP to be performed as of or prior to the Closing having been performed in all material respects.

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Termination

The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned under certain customary and limited circumstances, notwithstanding approval of the Business Combination Proposal by the FATP shareholders, as follows:

●	by written consent of FATP and Avanseus;

●	by FATP or Avanseus if any governmental authority shall have enacted, issued, promulgated, enforced, or entered any law (whether temporary, preliminary, or permanent) or order that is then in effect and that has the effect of making the Business Combination Transactions illegal or otherwise prevents or prohibits consummation of the Business Combination Transactions, other than any such restraint that is immaterial;

●	by FATP or Avanseus if the required FATP shareholders’ approval shall not have been obtained by reason of the failure to obtain the required vote at the General Meeting duly convened therefor or at any adjournment or postponement thereof;

●	by Avanseus if the FATP Board has publicly announced its proposal or resolution to withhold, withdraw, qualify, amend, or modify in a manner detrimental to obtaining the required FATP shareholders’ approval the FATP board recommendation that FATP shareholders vote in favor of the proposals to be presented at the General Meeting;

●	by FATP, if there is any breach by Avanseus of any representation, warranty, covenant or agreement in the Business Combination Agreement, such that the conditions to FATP’s obligation to consummate the Business Combination Transactions would not be satisfied at the closing of the Exchange, except that, if such breach is curable by Avanseus through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt by Avanseus from FATP of such breach, but only as long as Avanseus continues to use its reasonable best efforts to cure such breach, such termination shall not be effective, and such termination shall become effective only if the breach is not cured within such cure period, or (ii) the Closing has not occurred on or before the date falling 180 days after the date of the date of the Business Combination Agreement, or February 22, 2023, unless FATP is in material breach of the Business Combination Agreement;

●	by FATP if (i) original certificates for less than 100% of the Avanseus Ordinary Shares and Avanseus Non-Voting Shares duly endorsed for transfer to FATP have been submitted for exchange along with duly executed Share Exchange Agreements from the Avanseus shareholders or (ii) all holders of Unvested Grant Shares shall not have submitted to FATP and Avanseus a duly executed Unvested Restricted Share Amendment, in each case by the date of the General Meeting; or

●	by Avanseus if (i) there is any breach by FATP of any representation, warranty, covenant or agreement in the Business Combination Agreement, such that the conditions to Avanseus’ obligation to consummate the Business Combination Transactions would not be satisfied at the closing of the Exchange, except that, if such breach is curable by FATP through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt by FATP from Avanseus of such breach, but only as long as FATP continues to use its reasonable best efforts to cure such breach, such termination shall not be effective, and such termination shall become effective only if the breach is not cured within such cure period, or (ii) the Closing has not occurred on or before February 22, 2023, unless Avanseus is in material breach of the Business Combination Agreement.

In the event of termination of the Business Combination Agreement, the Business Combination Agreement shall become void and have no effect, without any liability on the part of either party thereto or their respective affiliates, officers, directors or shareholders, other than liability of either party thereto for any willful and material breach of the Business Combination Agreement by such party prior to such termination, provided that obligations under the Confidentiality Agreement and certain obligations related to the trust account and certain other provisions of the Business Combination Agreement shall, in each case, survive any termination of the Business Combination Agreement.

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Enforcement

Each party is entitled under the Business Combination Agreement to an injunction or injunctions to prevent breaches of the Business Combination Agreement and to specific enforcement of the terms and provisions of the Business Combination Agreement, in addition to any other remedy to which either party is entitled at law or in equity.

Non-Recourse

All claims or causes of action that are based upon, arising out of, or related to the Business Combination Agreement or the transactions contemplated thereby may be made only against FATP and Avanseus as named parties to the Business Combination Agreement.

Further, unless a named party to the Business Combination Agreement, and then only to the extent of the specific obligations undertaken by such named party under the Business Combination Agreement, no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, representative or affiliate of FATP, Avanseus, or any of the foregoing shall have any liability (whether in contract, tort, equity, or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of FATP and Avanseus for any claim based on, arising out of, or related to the Business Combination Agreement or the transactions contemplated thereby. Furthermore, there will be no recourse against the trust account in connection with any such claims or causes of action.

Non-Survival of Representations, Warranties and Covenants

Except for obligations under the Confidentiality Agreement and certain obligations related to the trust account, or in the case of claims against a person in respect of such person’s knowing and intentional fraud, none of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement, or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing and will terminate and expire upon the occurrence of the Effective Time (and there will be no liability after the Closing in respect thereof) except for (i) any covenants and agreements contained therein that expressly by their terms apply either in part or in whole after the Closing and then only with respect to any breaches occurring after the Closing and (ii) the miscellaneous provisions thereof, which include, among others, provisions regarding trust account waiver, waiver, notice, assignment, no third-party rights, expenses, headings and counterparts, disclosure letters, entire agreement, amendments, publicity, severability and conflicts and privilege.

Governing Law and Jurisdiction

The Business Combination Agreement is governed by New York law, except that the fiduciary duties of directors of Avanseus and the Exchange shall be governed by Singapore law and the fiduciary duties of directors of FATP and shall be governed by the laws of the Cayman Islands. Any action based upon, arising out of, or related to the Business Combination Agreement or the transactions contemplated thereby must be brought in federal courts located in the City and State of New York. Each party has waived its rights to trial by jury in any action based upon, arising out of, or related to the Business Combination Agreement or the transactions contemplated thereby.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, and we urge you to read such Related Agreements in their entirety.

PIPE Investment

The Business Combination Agreement provides that FATP will use its commercially reasonable efforts to enter into and consummate the PIPE Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors will agree to purchase up to an aggregate of $35 million of (i) FATP Series A Convertible Preference Shares, which shares will be convertible into FATP Class A Ordinary Shares, and (ii) FATP Class A Ordinary Shares, with such purchases to be consummated prior to or substantially currently with the closing of the Exchange (the “PIPE Investment”).

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EF Hutton, the lead underwriter in the FATP IPO, acted as placement agent to FATP in connection with the PIPE Investment pursuant to the PIPE Subscription Agreements.

In addition, FATP expects to retain Crystal Technology to act as a finder in connection with the PIPE Investment to Asian investors pursuant to Regulation S under the Securities Act and anticipates including a fee comprised of a specified percentage of the amount raised in the Asian PIPE Investment plus an incentive fee that scales with the favorability to FATP of the terms of the PIPE Investment.

For additional information regarding Crystal Technology’s relationship with Avanseus and otherwise with respect to the Business Combination, please see “— Related Agreements — New Crystal Technology Services Warrant.”

Avanseus Holders Support Agreement

Concurrently with the execution of the Business Combination Agreement, FATP, Avanseus and certain shareholders of Avanseus entered into a customary voting support and lock-up agreement (the “Avanseus Holders Support Agreement”), pursuant to which (i) certain Avanseus shareholders who hold an aggregate of approximately 78% of the outstanding Avanseus Ordinary Shares have agreed, among other things: (a) to convert their Avanseus Preference Shares, if any, at or prior to the Closing into Avanseus Ordinary Shares; (b) to appear, in person or, if permitted, by proxy, at any meeting of the shareholders of FATP called to seek approval with respect to the Business Combination Agreement, the Exchange, or the Other Transaction Documents, or otherwise cause its FATP Shares to be counted as present at such meeting for purposes of establishing a quorum; (c) to vote in favor of approving the Business Combination Agreement, the Exchange, and the Other Transaction Documents; (d) to vote against any proposals that would materially impede the transactions contemplated by the Business Combination Agreement or any Avanseus acquisition proposal; and (e) not to sell or transfer any of their shares prior to the Closing, and (ii) certain shareholders of Avanseus have agreed to a lock-up of the FATP Class A Ordinary Shares that they will receive pursuant to the Exchange (subject to certain exceptions) for a period of up to 180 days following the Closing or the date on which FATP completes a transaction resulting in all of FATP’s shareholders having the right to exchange their shares for cash securities or other property following the closing of the Exchange.

The foregoing descriptions of the Avanseus Holders Support Agreement are subject to and qualified in their entirety by reference to the full text of the Avanseus Holders Support Agreement, a copy of which is attached as Exhibit 10.1.

Sponsor Support and Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, FATP, the Sponsor and Avanseus entered into a customary voting support and lock-up agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things: (i) to appear, in person or, if permitted, by proxy, at the meetings of the shareholders of FATP called to seek approval with respect to the Business Combination Agreement, the Other Transaction Documents, or otherwise cause its FATP Shares to be counted as present at such meeting for purposes of establishing a quorum; (ii) to vote in favor of approving the Business Combination Agreement, the Exchange, and the Other Transaction Documents; (iii) to vote against any proposals that would materially impede the transactions contemplated by the Business Combination Agreement or any FATP acquisition proposal; and (iv) to a lock-up of the FATP Ordinary Shares that it holds (subject to certain exceptions) for a period ending the earlier of 180 days following the Closing or the date on which FATP completes a transaction resulting in all of FATP’s shareholders having the right to exchange their shares for cash securities or other property following the closing of the Exchange.

The foregoing description of the Sponsor Support Agreement is subject to and qualified in its entirety by reference to the full text of the Sponsor Support Agreement, a copy of which is attached as Exhibit 10.2.

Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, FATP entered into the Registration Rights Agreement with the Sponsor, Avanseus and the Avanseus Holders, pursuant to which New Avanseus must use its reasonable best efforts to file within 30 days following the Closing, and use reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) covering the resale of all the FATP Class A Ordinary Shares held by such persons or that they may acquire pursuant to the exercise of any FATP Warrants (the “Registrable Securities”) on a delayed or

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continuous basis and keep such Form S-1 Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as a Form S-3 Shelf is declared effective. Following the filing of a Form S-1 Shelf, New Avanseus is required to use reasonable efforts to either (a) convert the Form S-1 Shelf (and each Subsequent Shelf) to a Shelf Registration on Form S-3 or (b) file and to cause to become effective a Shelf Registration on Form S-3 (in each case, the (“Form S-3 Shelf”) as soon as practicable after New Avanseus is eligible to use Form S-3. Subject to the Avanseus Holders Support Agreement and the Sponsor Support Agreement, holders of at least 50% of the then-outstanding Registrable Securities or the Sponsor may make demand for an underwritten offering of all or any portion of their registrable securities pursuant to the shelf, up to three times if the Demanding Holder (as defined in the Registration Rights Agreement) is the Sponsor or the total offering price of the Registrable Securities proposed to be sold is reasonably expected to exceed $15,000,000, provided that New Avanseus will only be required to effectuate two underwritten takedowns pursuant to any such demands within the first year following the Closing, or one underwritten takedown within any three-month period for the period commencing one year after the Closing or more than three underwritten takedowns where the Sponsor is the sole or lead Demanding Holder. In addition, holders of Registrable Securities have certain “piggy-back” registration rights with respect to registration statements filed after the expiration of any lock-up to which such securities are subject pursuant to the Avanseus Holders Support Agreement or the Sponsor Support Agreement, with certain customary exceptions. New Avanseus will bear all costs and expenses incurred in connection with the filing of any such registration statements.

See “Shares Eligible for Future Sale — Registration Rights.”

The foregoing description of the Registration Rights Agreement is subject to and qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is attached as Exhibit 10.3.

New Crystal Technology Services Warrant

Crystal Technology currently holds warrants to acquire Avanseus Ordinary Shares under the Old Crystal Technology Services Warrant. Crystal Technology has previously exercised all of the vested warrants and all of the remaining currently unvested warrants under the Old Crystal Technology Services Warrant will expire un-exercisable as a consequence of the closing of the Exchange. As both FATP and Avanseus consider Crystal Technology to be a key channel partner of Avanseus and want Crystal Technology to remain a motivated key channel partner after Closing, the Business Combination Agreement provides for FATP to enter into the New Crystal Technology Services Warrant with Crystal Technology, which provides for the issuance to Crystal Technology of warrants to acquire FATP Class A Ordinary Shares subject to vesting criteria set forth therein and requires Crystal Technology to confirm the termination of the Old Crystal Technology Services Warrant. If all of the warrants under the New Crystal Technology Services Warrant vest, Crystal Technology will be entitled to exercise the warrants for an aggregate of 1,000,000 FATP Class A Ordinary Shares subject to customary adjustments, such as for share splits, as provided therein.

The foregoing description of the New Crystal Technology Services Warrant is subject to and qualified in its entirety by reference to the full text of the New Crystal Technology Services Warrant, a copy of which is attached as Exhibit 4.6.

Restrictive Covenant Agreements

The obligations of FATP to consummate the Business Combination are subject to the requirement that a deed of restrictive covenant agreement (each, a “Restrictive Covenant Agreement”) with FATP in the form attached to the Business Combination Agreement as Exhibit I be in effect with respect to each of Bhargab Mitra, Chiranjib Bhandary, Dennis Lorenzin, and Mei Lan Ng. The Restrictive Covenant Agreements contain intellectual property assignment, non-compete, non-solicitation and non-disparagement obligations of such key employees of Avanseus.

The foregoing description of the form of Restrictive Covenant Agreement is subject to and qualified in its entirety by reference to the full text of the form of Restrictive Covenant Agreement, a copy of which is attached as Exhibit 10.5.

Share Exchange Agreements

The obligations of FATP and Avanseus to consummate the Business Combination Transactions are subject to the requirement that each Avanseus shareholder shall have delivered duly executed share exchange agreement (each, a “Share Exchange Agreement”) in the form attached to the Business Combination Agreement as Exhibit A, pursuant to which such shareholder transfers all of its Avanseus Ordinary Shares and/or Avanseus Non-Voting Shares to FATP.

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The foregoing description of the form of Share Exchange Agreement is subject to and qualified in its entirety by reference to the full text of the form of Share Exchange Agreement, a copy of which is attached as Exhibit 2.2.

Unvested Restricted Share Amendment

The obligations of FATP and Avanseus to consummate the Business Combination Transactions are subject to the requirement that each holder of Unvested Grant Shares shall have delivered a duly Unvested Restricted Share Amendment in the form attached to the Business Combination Agreement as Exhibit F, pursuant to which such holder agrees that its right to receive Unvested Grant Shares upon satisfaction of the vesting criteria with respect thereto is replaced with the right to receive 0.318496 FATP Class A Ordinary Shares per Unvested Grant Shares held by such holder.

The foregoing description of the form of Unvested Restricted Share Amendment is subject to and qualified in its entirety by reference to the full text of the form of Unvested Restricted Share Amendment, a copy of which is attached as Exhibit 4.5.

Charter Documents of FATP Following the Business Combination

Pursuant to the Business Combination Agreement, at the Effective Time, the Existing FATP Articles will be amended. See “The Articles Amendment Proposal” for a description of the Amended Articles and “Comparison of Corporate Governance and Shareholder Rights” for a comparison to the provisions of Avanseus’ organizational documents.

Stock Exchange Listing of FATP Ordinary Shares

FATP will, from the date of the Business Combination Agreement through the Closing, use its reasonable best efforts to ensure that the FATP Ordinary Shares remain listed on Nasdaq Global Market.

Principal Executive Office and Registered Office

After completion of the transactions contemplated by the Business Combination Agreement, the principal executive office of New Avanseus will be located at 230 Victoria Street, #15-01/08, Bugis Junction, Singapore 188024 and the registered office will be situated at the office of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands.

Background of the Business Combination

The terms of the Business Combination Agreement and the Other Transaction Documents are the result of extensive negotiations between Avanseus, FATP and their respective representatives. The following is a brief description of the background of these negotiations, the Business Combination and the other Business Combination Transactions. It is not, and does not purport to be, a complete catalog of every interaction between the applicable persons.

FATP was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. FATP focused its search on a target with a technology-led business that can solve diverse challenges in Southeast Asia in the areas of supply chain, finance, sustainability/ESG, e-commerce and Big Data, which refers to data sets of certain sizes or complexity that renders analysis through traditional software ineffective but that can yield predictive or behavioral analytics, and/or take advantage of the monetization opportunities stemming from a rapidly growing middle class and their evolving consumption needs, though FATP reserved the right to pursue an acquisition opportunity in any business or industry.

On October 15, 2021, FATP consummated the FATP IPO.

In connection with the FATP IPO, EF Hutton acted as underwriter, Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”) acted as U.S. legal advisor to FATP, and Marcum LLP acted as the independent registered public accounting firm to FATP. EF Hutton was not engaged to render, and did not render, a fairness opinion with respect to the Business Combination. The underwriters will receive deferred underwriting compensation from FATP if the Business Combination is completed. In addition, EF Hutton was engaged by FATP to act as financial advisor to FATP in connection with the Business Combination. See “—Certain Engagements in Connection with the Business Combination and Related Transactions.”

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FATP deposited the net proceeds from the FATP IPO and the proceeds from the sale of the Private Warrants, in the aggregate amount of $115 million, in a trust account established for the benefit of FATP’s public shareholders.

After the FATP IPO, consistent with FATP’s business purpose, FATP’s officers and directors commenced an active, targeted search for an initial set of potential business combination targets, leveraging FATP and the Sponsor’s network of relationships, as well as the prior experience and network of FATP’s officers and directors. FATP conducted an extensive scan of the market with a particular focus on Southeast Asian-headquartered companies applying technology-led approaches to solve for sizable opportunities in the region and globally. FATP followed a rigorous approach and framework to assess the attractiveness of a company and its business model, its readiness and capacity to go public in-line with FATP’s duration, as well as the company’s ability to grow and deliver returns to its shareholders, in order to subsequently generate a short-list of potential acquisition targets.

In the process that led to identifying Avanseus as an attractive investment opportunity, between December 2021 and May 2022, FATP and its representatives engaged in more detailed discussions with approximately half a dozen companies with respect to an initial business combination. In connection with these discussions, FATP entered into customary confidentiality agreements (which did not contain a standstill provision) and conducted preliminary due diligence and negotiations, including with respect to term sheets. The discussions with these potential counterparties did not lead to a transaction. Discussions with one of these prospects made FATP aware of the existence of Avanseus and its market space, and after investigating Avanseus and the other remaining prospects, FATP determined that Avanseus was best of the remaining companies.

After considering Avanseus’ diverse global footprint and market opportunity, FATP’s management team believed Avanseus presented the most attractive opportunity given it (a) operates in Southeast Asia, (b) has the potential to deliver sustainable top-line growth over a long time horizon and (c) provides a unique opportunity to partner with a world-class management team capable of scaling its business rapidly in Southeast Asia and globally. FATP was attracted to Avanseus’ innovative platform and, specifically, the prospect of participating in a company that operates in a large and growing total-addressable market underpinned by leading technology and proprietary intellectual property highly relevant to the evolution of 5G and 6G use cases across multiple industries. Ultimately, FATP concluded that Avanseus was the most attractive business for a business combination given the other potential target companies did not align as well as Avanseus when taking into account FATP’s overall investment criteria.

On March 29, 2022, Mr. Michaelis, FATP’s President and Chief Operating Officer, Mr. Mitra, Avanseus’ Chief Executive Officer, Mr. Rodrigues, Avanseus’ Head of Marketing, and Ms. Ng, Avanseus’ Head of Finance held an initial meeting. Subsequent to this initial meeting, Avanseus sent FATP its current investor presentation.

On April 6, 2022, Mr. Michaelis, Mr. Lo, Co-Chief Executive Officer and Chairman of the Board of FATP, and Mr. Andrada, Co-Chief Executive Officer and Chief Financial Officer of FATP, had a virtual conference with Mr. Mitra, Mr. Rodrigues, and Ms. Ng to introduce the Avanseus and FATP teams and to discuss an overview of Avanseus.

On April 14, 2022, Mr. Michaelis, Mr. Lo, and Mr. Andrada held a virtual conference with Mr. Mitra, Mr. Rodrigues, Ms. Ng, and Mr. Donagemma, Avanseus’ Chairman, to jointly discuss the potential business combination.

On April 21, 2022, Mr. Michaelis and Mr. Lo met over lunch with Mr. Mitra and Ms. Ng to continue discussing the potential business combination.

On April 28, 2022, FATP and Avanseus executed the Confidentiality Agreement, Avanseus provided FATP with access to Avanseus’ virtual data room, and Mr. Michaelis, Mr. Lo, and Mr. Andrada had a virtual conference with Mr. Mitra, Mr. Rodrigues, and Ms. Ng to discuss Avanseus and the nature of SPACs and the “De-SPAC process” pursuant to which a SPAC acquires its target.

On May 3, 2022, Mr. Lo and Mr. Andrada met in person with Mr. Mitra and Ms. Ng to discuss the De-SPAC process.

On May 4, 2022, Mr. Michaelis and Mr. Andrada introduced Mr. Borgers to Mr. Mitra, Mr. Rodrigues, and Ms. Ng as an option for Avanseus to retain an auditor registered with the Public Company Accounting Oversight Board (the “PCAOB”).

On May 12, 2022, Mr. Michaelis had a virtual conference with Mr. Mitra and Ms. Ng to discuss Avanseus’ projected 2022 and 2023 revenues, the virtual data room and the overall due diligence process.

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On May 18, 2022, Mr. Michaelis and Mr. Lo both had a meeting in Munich and a video call with Mr. Mitra, Mr. Donagemma, and Ms. Ng to discuss key deal terms.

On May 28, 2022, Mr. Michaelis, Mr. Lo, and Mr. Andrada discussed key deal terms and the overall timeline for completing a business combination with Mr. Mitra, Mr. Donagemma, and Ms. Ng, with a corresponding follow up that took place on June 3, 2022.

On June 6, 2022, Mr. Michaelis, Mr. Lo, and Mr. Andrada held a virtual conference with Mr. Mitra, Mr. Donagemma, and Ms. Ng to continue the discussion of key deal terms for presentation to Avanseus’ board of directors.

On June 9, 2022, Mr. Mitra, Mr. Rodrigues, Mr. Donagemma, and Ms. Ng introduced Mr. Michaelis to Avanseus’ Singapore legal counsel, Mr. Heng and Ms. Eng of Eng and Co. LLC.

On June 10, 2022, FATP presented Avanseus with a term sheet with principal terms for a business combination, and Mr. Michaelis, Mr. Lo, and Mr. Andrada had a call with Mr. Mitra, Mr. Donagemma, and Ms. Ng to discuss the term sheet.

Between June 10 and June 13, 2022, FATP and Avanseus conducted negotiations on the term sheet.

On June 13, 2022, FATP and Avanseus executed a term sheet setting forth the primary financial terms and deal structure of a proposed business combination of the companies. The term sheet provided for (i) Deal Support, (ii) a warrant for 1 million FATP Ordinary Shares to be issued to Avanseus’ critical channel partner, Crystal Technology and (iii) a new incentive equity plan providing for compensatory grants of up to 2 million FATP Ordinary Shares to the seven most senior officers of the post-closing combined company. The term sheet included a requirement that FATP provide a minimum amount of cash at closing of $25 million but with a target of $40 million. Additionally, Mr. Andrada, Mr. Rodrigues and Ms. Ng held a virtual conference to discuss Avanseus obtaining a PCAOB-compliant audit of its 2020 and 2021 full-year financial statements.

On June 16, 2022, Mr. Michaelis, Mr. Lo, Mr. Andrada, Mr. Mitra, Mr. Rodrigues, Mr. Donagemma, and Ms. Ng had a virtual conference with attorneys from FATP’s legal counsel, Nelson Mullins, and Avanseus’ legal counsel, Eng and Co. LLC to introduce the two law firms and to discuss the term sheet and approval requirements of the proposed business combination.

On June 17, 2022, FATP delivered a due diligence request list to Avanseus, and Mr. Michaelis, Mr. Lo, Mr. Andrada, Mr. Mitra, Mr. Rodrigues, and Ms. Ng introduced their respective legal advisors, Nelson Mullins and Eng and Co. LLC.

On June 20, 2022, Mr. Michaelis, Mr. Andrada, Mr. Radena, Mr. Mitra, Mr. Rodrigues, and Ms. Ng jointly reviewed the due diligence list, and Mr. Andrada, Ms. Linley Au, Avanseus’ financial manager in Singapore, Ms. Kelly Lau, and Meng Long Lim of BF Borgers discussed Avanseus’ PCAOB audit.

On June 21, 2022, Mr. Michaelis, Mr. Lo, Mr. Andrada, and Mr. Radena introduced Mr. Mitra, Mr. Donagemma, and Ms. Ng to the rest of the FATP Board (Mr. Alexandre, Mr. Lopez Bono, Mr. Addamine, Mr. Sugarman, Ms. Wyer) at a virtual meeting, and Avanseus delivered a high-level presentation of its business and business model.

On June 24, 2022, Mr. Michaelis, Mr. Mitra, Mr. Rodrigues, and Ms. Ng had a due diligence status update via a virtual meeting, which was followed up on at another due diligence virtual meeting on June 27, 2022, by Mr. Michaelis, Mr. Radena, Mr. Rodrigues, and Ms. Ng.

On June 27, 2022, Mr. Michaelis, Mr. Andrada, Mr. Radena, Mr. Mitra, Mr. Rodrigues, Mr. Lorenzin, and Ms. Ng discussed the roadshow deck and Avanseus’ financial projections, which they followed up on, on June 30, 2022.

On July 1, 2022, Mr. Michaelis, Mr. Andrada, Mr. Radena, Mr. Mitra, Mr. Rodrigues, and Ms. Ng had a due diligence status update call.

On July 6, 2022, Mr. Michaelis, Mr. Radena, and Ms. Ng held a virtual working session to review Avanseus’ detailed business history, projected customer pipeline, and financial projections. On the same date, FATP initiated contact with a prospective Asian family office PIPE Investor. [NTD: Aura]

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On July 7, 2022, Mr. Michaelis, Mr. Andrada, Mr. Radena, Mr. Mitra, Mr. Rodrigues, Mr. Lorenzin, and Ms. Ng discussed preparing a detailed investor presentation for possible future use with prospective PIPE Investors and Avanseus’ future capital needs.

On July 8, 2022, Mr. Michaelis, Mr. Lo, and Mr. Andrada discussed prospective incentives for Crystal Technology Services, a critical systems integrator and channel partner of Avanseus, with Mr. Mitra and Ms. Ng.

On July 12, 2022, Mr. Mitra introduced Mr. Lo and Mr. Andrada to Mr. Srini Thukkaram of Crystal Technology Services.

On July 14, 2022, Mr. Michaelis, Mr. Andrada, Mr. Radena, Mr. Mitra, Mr. Rodrigues, Mr. Lorenzin, and Ms. Ng discussed the detailed investor presentation for possible future use with prospective PIPE Investors and Avanseus’ future capital needs.

On July 19, 2022, Mr. Andrada called Ms. Albeck to inform her that Avanseus would like to engage her company to assist it with preparing its financial disclosure in a registration statement to be filed with the SEC. Additionally, Mr. Michaelis, Mr. Lo, Mr. Andrada, Mr. Mitra, Mr. Rodrigues, and Ms. Ng had their weekly status call in the company of their respective advisors.

On July 20, 2022, FATP initiated contact with a second prospective PIPE Investor. [NTD: Tech Mahindra] On the same date, FATP and Avanseus completed a first draft of a PIPE Investor presentation for internal review by FATP’s and Avanseus’ advisors.

On July 21, 2022, Mr. Michaelis, Mr. Andrada, Mr. Radena, Mr. Mitra, Mr. Rodrigues, Mr. Lorenzin, and Ms. Ng discussed a detailed investor presentation for possible future use and Avanseus’ future capital needs.

On July 22, 2022, Mr. Michaelis, Mr. Lo, and Mr. Andrada discussed a prospective PIPE with their advisors at EF Hutton.

Also on July 22, 2022, FATP’s legal counsel, Nelson Mullins, delivered an initial draft of the Business Combination Agreement to Avanseus and its counsel, Eng and Co. LLC. The initial draft of the Business Combination Agreement contemplated a customary “reverse triangular merger” or “reverse triangular amalgamation” pursuant to which FATP would form a new wholly-owned subsidiary that would amalgamate with Avanseus and in connection with which Avanseus shareholders would receive newly issued FATP Ordinary Shares in exchange for their Avanseus shares and Avanseus would become a wholly-owned subsidiary of FATP. The draft Business Combination Agreement provided for (i) total consideration from FATP of $105 million but with the allocation to Deal Support unspecified, (ii) the portion of the total consideration allocated to Deal Support to be placed in escrow at Closing for post-Closing disbursement to FATP public shareholders who do not elect to have their FATP public shares redeemed in connection with the Business Combination (the “Non-Redemption Escrow”), (iii) a warrant for 1 million FATP Ordinary Shares to be issued to Crystal Technology and (iv) a new incentive equity plan providing for compensatory grants of up to 2 million FATP Class A Ordinary Shares to the seven most senior officers of the post-closing combined company. The initial draft of the Business Combination Agreement also contemplated that FATP would enter into the PIPE Subscription Agreements prior to the execution of the Business Combination Agreement.

On July 26, 2022, Mr. Andrada and Ms. Ng had a virtual conference with Ms. Yablonowitz of Calabrese Consulting, LLC regarding the provision of internal accounting services to Avanseus. Additionally, Mr. Michaelis, Mr. Lo, Mr. Andrada Mr. Mitra, Mr. Rodrigues, and Ms. Ng held their weekly status call accompanied by their respective advisors.

Beginning on July 27, 2022, FATP and Avanseus initiated standing weekly “all hands” virtual conferences, which we refer to as “All Hands Calls,” at 8:00 pm U.S. East Coast time on Wednesday evenings, which is 8:00 am Singapore time on Thursdays. Generally, representatives from both companies’ legal counsel, initially Nelson Mullins and Eng and Co. LLC, Avanseus’ accounting and public company reporting advisors, Calabrese Consulting, LLC, Avanseus’ PCAOB auditors, BF Borgers, and FATP’s investment bankers EF Hutton would attend these meetings along with the principals at FATP (usually Mr. Andrada, Mr. Michaelis and Mr. Lo) and Avanseus (usually Mr. Mitra, Ms. Ng and Mr. Rodrigues).

On July 28, 2022, Mr. Michaelis, Mr. Lo, Mr. Andrada, Mr. Mitra, Mr. Rodrigues, and Ms. Ng held an “All-Hands Call” with representatives of their respective advisors from Nelson Mullins, Pinsent Masons, MPillay LLP (“Pinsent Masons”), Harneys and EF Hutton for FATP, and Lucosky Brookman LLP, Eng and Co. LLC and BF Borgers for Avanseus.

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On July 29, 2022, Mr. Michaelis, Mr. Lo, and Mr. Andrada had a call with EF Hutton to discuss Avanseus’ business model and projections and the draft PIPE investor presentation.

On August 1, 2022, Mr. Michaels followed up with EF Hutton to provide more detail regarding Avanseus’ business model and valuation.

On August 2, 2022, Mr. Michaelis, Mr. Andrada, Mr. Radena, Mr. Mitra, Mr. Rodrigues, Ms. Ng, and Mr. Lorenzin had a virtual conference to discuss the PIPE investor presentation and Avanseus’ projections. Additionally, Mr. Michaelis, Mr. Lo, Mr. Andrada, Mr. Mitra, Mr. Rodrigues, and Mr. Ng held a call with some of their respective legal advisors at Nelson Mullins and Eng and Co. LLC. In addition, Nelson Mullins circulated a first draft of the New Avanseus Incentive Plan.

On August 3, 2022, Avanseus formally engaged Lucosky Brookman as its U.S. counsel, and Mr. Eng circulated a first draft of the Avanseus Holders Support Agreement.

On August 4, 2022, FATP formally engaged Pinsent Masons as its Singapore counsel. Pinsent Masons and Lucosky Brookman joined the All Hands Call that day. Nelson Mullins circulated comments on the draft Avanseus Holders Support Agreement and circulated a first draft of the Registration Rights Agreement. Thereafter, representatives of the parties’ legal counsel began exchanging emails and calls on generally a daily basis and regularly exchanged drafts of the Business Combination Agreement and the Other Transaction Documents as the parties negotiated the terms and provisions of these agreements. FATP engaged Harney Westwood & Riegel LP as its Cayman Islands counsel on August 9, 2022, and Harneys generally participated in the All Hands Calls and e-mail and document exchanges thereafter.

On August 7, 2022, Mr. Michaelis, Mr. Mitra, Mr. Rodrigues, and Mr. Lorenzin reviewed actions to pursue in order to drive performance of the combined company after the closing of the Business Combination alongside Mr. Heng. On that same date, Lucosky Brookman circulated a revised draft of the New Avanseus Equity Incentive Plan.

On August 8, 2022, Mr. Michaelis and Mr. Andrada attended a presentation given to representatives of EF Hutton by Mr. Mitra, Mr. Rodrigues, and Mr. Lorenzin alongside Mr. DeAlejo, Mr. Verma, Mr. Campbell, and Mr. Koehler, at which they discussed Avanseus’ technology and intellectual property. On that same date, Lucosky Brookman circulated a new draft of the Business Combination Agreement, and Nelson Mullins circulated a first draft of the New Crystal Technology Services Warrant and the Sponsor Support Agreement.

On August 9, 2022, Mr. Michaelis had a call with Mr. Rodrigues to discuss prospective timing of the execution of the Business Combination Agreement.

On August 10, 2022, Mr. Michaelis and Mr. Andrada reviewed several terms of the draft Business Combination Agreement with Mr. Mitra, Mr. Rodrigues, and Ms. Ng in the company of Mr. Heng and Ms. Tan. Additionally, on this same date, Mr. Michaelis, Mr. Lo, and Mr. Andrada reviewed the structure of a potential Pool Offering and the other Business Combination Agreement terms with Mr. Mitra, Mr. Rodrigues, Ms. Ng and their respective advisors. Also, FATP and Avanseus held their weekly All-Hands Call with their advisors.

At this point, FATP and Avanseus decided to wait until after the Business Combination Agreement was signed and announced to begin seeking PIPE subscriptions in order to allow the parties and their advisors to concentrate their efforts on finalizing the Business Combination Agreement and preparing and filing the Registration Statement prior to October 15, 2022 so that FATP could receive an automatic three-month extension of the deadline to complete its initial business combination. FATP ceased initiating contact with additional prospective PIPE Investors, and on _________, 2022, Nelson Mullins circulated a revised draft of the Business Combination Agreement that contemplated that FATP would endeavor to enter into Subscription Agreements for the PIPE Investment during the Interim Period instead of prior to or simultaneously with the execution of the Business Combination Agreement.

The new draft of the Business Combination Agreement also specified the allocation of the total consideration to the Non-Redemption Escrow as $10 million (corresponding to 1,000,000 FATP Class A Ordinary Shares), thus allocating $95 million (9.5 million FATP Class A Ordinary Shares) to the existing equity of Avanseus; however, it noted that the parties were considering eliminating the Non-Redemption Escrow. EF Hutton had advised FATP that their observation of the market indicated that such share escrows generally were not having the desired effect of reducing redemptions by a SPAC’s public shareholders and keeping more cash from the SPAC’s initial public offering in the company to support the business of the combined company post-closing.

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On August 11, 2022, Mr. Michaelis, Mr. Andrada and Mr. Radena held a virtual conference with Mr. Mitra, Mr. Rodrigues, Ms. Ng, and Mr. Lorenzin in connection with the investor presentation and Avanseus’ projections. Additionally, on this same date, Mr. Michaelis had a meeting with Mr. Mitra, Mr. Rodrigues, Ms. Ng, Mr. Heng, Ms. Tan, Mr. Thukkaram, and Mr. Peh regarding the terms and provisions of the New Crystal Technology Services Warrant. FATP and Avanseus decided to eliminate the Non-Redemption Escrow and allocate the 1,000,000 FATP Class A Ordinary Shares that they had planned to escrow to the Support Pool instead, and Nelson Mullins circulated a new draft of the Business Combination Agreement that eliminated the Non-Redemption Escrow and replaced it with the ability of FATP to conduct one or more Pool Offerings.

On or about August 12, 2022, Avanseus, in consultation with PricewaterhouseCoopers’ Singapore, Australian, Indian and Italian affiliates, determined that the proposed business combination between FATP and Avanseus could not be structured in a way that would not be taxable to Avanseus’ Indian and Italian shareholders, and would only be non-taxable to its Australian shareholders if it were structured as a share exchange rather than a reverse triangular amalgamation. Singapore does not have a capital gains tax on business combinations, so the proposed business combination would be non-taxable to Avanseus Singapore shareholders regardless of structure. The parties began to explore ways to address the tax effects on Avanseus’ shareholders. On or about August 16, 2022, the parties determined that there was no tax advantage for Avanseus’ shareholders in structuring the business combination as a reverse triangular amalgamation and determined to change the structure to a direct share exchange in which the Avanseus shareholders would exchange their Avanseus Shares directly for newly-issued FATP Class A Ordinary Shares, making Avanseus a wholly-owned subsidiary of FATP and the former Avanseus shareholders holders of publicly-traded FATP Class A Ordinary Shares.

On August 13, 2022, Nelson Mullins circulated the first draft of the Amended Articles, which would become effective at the Closing, and an amalgamation proposal to be attached as an exhibit to the Business Combination Agreement for the amalgamation of a FATP amalgamation subsidiary with Avanseus.

On August 16, 2022, Pinsent Masons completed its initial due diligence review of Avanseus and circulated extensive proposed representations and warranties of Avanseus for inclusion in the Business Combination Agreement. Previous drafts of the Business Combination Agreement had included target company representations and warranties that were customary for U.S.-company targets. Thereafter, Avanseus, with the assistance primarily of Eng and Co., and FATP, with the assistance primarily of Pinsent Masons and Nelson Mullins, negotiated Avanseus’ representations and warranties extensively.

On August 17, 2022, Mr. Michaelis held a virtual conference with FATP’s independent directors to brief them on the status of negotiations with Avanseus.

On August 18, 2022, FATP and Avanseus agreed to replace the reverse triangular amalgamation structure for the Business Combination with the share exchange structure of the final Business Combination Agreement, as they determined that the direct share exchange structure was more advantageous to Avanseus’ shareholders for tax purposes than the reverse triangular amalgamation and would not have any adverse tax effects on FATP. Nelson Mullins delivered to the parties and their advisors a new draft of the Business Combination Agreement that replaced the reverse triangular amalgamation structure with a direct share exchange structure and eliminated a FATP amalgamation subsidiary that had been contemplated as a party to prior drafts of the Business Combination Agreement. FATP and Avanseus held their weekly All-Hands Call with their advisors. Later than day, members of Nelson Mullins, Lucosky Brookman and Eng and Co. LLC held a virtual conference to discuss preparation of the registration statement containing this proxy statement/prospectus.

On August 19, 2022, members of Nelson Mullins, Lucosky Brookman and Eng and Co held another virtual conference to discuss preparation of this Registration Statement. Eng and Co. circulated a first draft of the Share Exchange Agreement, and FATP and Avanseus agreed that, at the request of FATP, Avanseus’ most senior officers would agree to enter into customary executive restrictive covenant agreements at Closing containing non-competition, non-solicitation, no-hire, confidentiality and invention assignment covenants that the parties consider customary for senior executives of technology companies.

On August 21, 2022, Mr. Michaelis, Mr. Mitra and Ms. Ng held a virtual conference to discuss issues related to the tax consequences of the Business Combination to Avanseus’ shareholders.

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On August 22, 2022, Mr. Andrada, Mr. Michaelis, Mr. Mitra, Ms. Ng and Mr. Rodrigues held a status conference with Mr. Heng, Mr. Lucosky, Mr. Tan and Mr. Graben.

On August 23, 2022, FATP and Avanseus agreed to set the maximum amount of the PIPE Investment at $35 million, and the FATP Board held a special meeting at which the FATP Board unanimously approved FATP’s entry into the Business Combination Agreement.

Also on August 23, 2022, Vicknesh R. Pillay resigned from the board of directors of Avanseus. Mr. Pillay served as a director of Avanseus pursuant to the terms of a venture capital investment in Avanseus Preference Shares that allowed the venture capital fund managed by Mr. Pillay to require Avanseus to appoint him to its board of directors. Over the previous several days, Mr. Pillay and the other members of Avanseus’ board of directors, Mr. Donagemma and Mr. Mitra, had developed the mutual sense that there was conflict between Mr. Pillay’s duty to his venture capital fund as a holder of Avanseus Preference Shares and his duty as a director of Avanseus to all of its shareholders, so Mr. Pillay resigned amicably by mutual agreement.

On August 24, 2022, Pinsent Masons circulated a draft of the Restrictive Covenant Agreement and Nelson Mullins circulated a draft of the Unvested Restricted Share Amendment. Mr. Heng sent a draft of board resolutions regarding the Business Combination Agreement to the Avanseus board of directors. On the same day, the Avanseus board of directors unanimously approved Avanseus’ entry into the Business Combination Agreement.

On August 26, 2022, FATP and Avanseus executed and delivered the Business Combination Agreement and the Other Transaction Documents.

On August 26, 2022, Avanseus and FATP issued a joint press release announcing the execution of the Business Combination Agreement. On the same date, FATP filed with the SEC a Current Report on Form 8-K announcing the execution of the Business Combination Agreement. The Current Report on Form 8-K attached exhibits including a copy of the Business Combination Agreement and the Other Transaction Documents executed to date.

The FATP Board’s Reasons for the Approval of the Business Combination

FATP was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more business entities. As described above, the FATP Board sought to do so by using the networks and industry experience of both the Sponsor, the FATP Board and FATP management to identify and acquire one or more businesses.

In evaluating the transaction with Avanseus, the FATP Board consulted with its legal counsel and tax, accounting and other advisors. In determining that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby are in FATP’s best interests, the FATP Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination Agreement and the transactions contemplated thereby, the FATP Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that the FATP Board considered in reaching its determination and supporting its decision. The FATP Board viewed its decision as being based on all of the information available and the factors presented to and considered by the FATP Board. In addition, individual directors may have given different weight to different factors. The FATP Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the reasons as set forth below. This explanation of FATP’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

The members of the FATP Board are well qualified to evaluate the Business Combination. The FATP Board and management collectively have extensive transactional experience, particularly in the software, analytics, internet, and technology sectors.

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The FATP Board considered a number of factors pertaining to the Business Combination Agreement and the transactions contemplated thereby. The following discussion of the information and factors considered by the FATP Board is not intended to be exhaustive. In particular, the FATP Board considered the following reasons or made the following determinations, as applicable:

●	Avanseus Satisfies a Number of Acquisition Criteria that FATP had Established to Evaluate Prospective Business Combination Targets. The FATP Board determined that Avanseus satisfies a number of the criteria and guidelines that FATP established at the FATP IPO, including (i) operating in a large and growing total-addressable market, (ii) having a leading technology and proprietary intellectual property highly relevant to the evolution of 5G and 6G use cases across multiple industries, (iii) having potential to deliver sustainable long-term top-line growth, (iv) operating in Southeast Asia and (v) providing an opportunity to partner with a world-class management team capable of scaling a business around the globe.

●	Favorable Prospects for Future Growth and Financial Performance. Current information and forecast projections from FATP and Avanseus’ management are favorable regarding (i) Avanseus’ business, prospects, financial condition, operations, technology, products, offerings, management, competitive position, and strategic business goals and objectives, (ii) general economic, industry, regulatory, and technology market conditions, and (iii) opportunities and competitive factors within Avanseus’ industry.

●	Compelling Valuation. The implied pro forma enterprise value in connection with the Business Combination of approximately $135,000,000, which the FATP Board believes represents an attractive valuation relative to selected comparable companies in the industrial software and vertical software spaces. The public trading market valuations of more comparable companies (interpreted as providing high-value end-to-end capabilities to drive impact from data and prediction capabilities) implied 2023 projected multiples of enterprise value to revenue in the ranges of 7.4x to 15.3x respectively, based on publicly available market data as of August 5, 2022. While there is no direct comparable company across Southeast Asia or globally that provides end-to-end predictive maintenance solutions, the FATP Board focused most closely on industrial software and vertical software for the comparable companies analysis (to the exclusion of other companies that only provide platform as a service offerings and no or only limited analytics and prediction) given the highly specialized industry capabilities of Avanseus with the ability to expand the technology to other industry verticals. Given that Avanseus’ overall 2023 projected multiples of enterprise value to revenue (5.9x) was in line with leading companies in the industrial software and vertical software spaces, despite being projected to grow faster and with gross margins at the upper end of leading companies in those spaces, the FATP Board believed the comparable companies analysis supported the valuation; however, given that none of the selected companies is exactly the same as Avanseus, the FATP Board believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable companies analysis. Accordingly, the FATP Board also made qualitative judgments, based on its experience and judgment, concerning differences between the operational, business, and financial characteristics of Avanseus and the selected industry verticals that could affect the public trading values of each in order to provide a more holistic context in which to consider the results of the quantitative analysis.

●	Best Available Opportunity. The FATP Board determined, after a thorough review of other business combination opportunities reasonably available to FATP, that the Business Combination represents the best potential business combination for FATP based upon the process utilized to evaluate and assess other potential acquisition targets, and believed that such processes had not presented a better alternative.

●	Experienced, Proven, and Committed Management Team. The FATP Board considered the fact that New Avanseus will be led by Avanseus’ existing management team and the CFO of FATP, all of which having a proven track record of operational excellence, financial performance, growth, and innovation. The FATP Board sees it as a very positive that the CFO of FATP will be the interim CFO of the New Avanseus and the prospect this brings for joint collaboration and performance.

●	Board Seat. The FATP Board considered the fact that at a minimum one board seat in New Avanseus will be held by a representative of FATP.

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●	Continued Significant Ownership by Avanseus Existing Shareholders. The FATP Board considered that Avanseus’ existing equity holders would be receiving a significant number of New Avanseus Ordinary Shares in the Business Combination and that Avanseus’ principal shareholders and key executives are “rolling over” their existing equity interests in Avanseus into equity interests in New Avanseus and are also agreeing to be subject to a “lock-up” of 180 days. The current Avanseus shareholders are expected to hold approximately 42.2% of the pro forma ownership of the combined company after Closing, assuming that FATP shareholders exercise their redemption rights in connection with the Business Combination with respect to 5,200,000 public shares and the ability to raise approximately $35 million in a PIPE transaction. If the actual facts are different from these assumptions, the percentage ownership retained by Avanseus’ existing shareholders in the combined company will be different.

●	Substantial Retained Proceeds. FATP management projected that $40 million of cash would remain on the balance sheet of the combined company based on expected redemptions of IPO shares and PIPE Investment proceeds. The FATP Board considered this as a strong sign of confidence in New Avanseus following the Business Combination and the benefits to be realized as a result of the Business Combination.

●	PIPE Financing Success. The likelihood of FATP being able to raise capital through a PIPE transaction from strategic investors.

●	Likelihood of Closing the Business Combination. The FATP Board’s belief that an acquisition of Avanseus by FATP has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws and without potential issues from any regulatory authorities.

The FATP Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	Business Risk. The risk that the future financial performance of Avanseus may not meet the FATP Board’s expectations due to factors in or out of Avanseus’ control.

●	Benefits May Not Be Achieved. The risk that the Business Combination’s potential benefits may not be achieved in full or in part, including the risk that Avanseus would not be able to achieve its growth projections, or may not be achieved within the expected timeframe.

●	Closing of the Business Combination May Not Occur. The risks and costs to FATP if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in FATP being unable to effect a business combination by the Final Redemption Date, forcing FATP to liquidate the trust account.

●	Current Public Shareholders Exercising Redemption Rights. The risk that all or some of FATP’s current public shareholders decide to exercise their redemption rights, thereby depleting the amount of cash available in the trust account.

●	No Third-Party Valuation. The risk that FATP did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.

●	Closing Conditions of the Business Combination. That the Business Combination’s closing is conditioned on satisfying certain closing conditions, many of which are not within FATP’s control.

●	FATP Shareholders Not Holding a Majority Position in New Avanseus. The fact that FATP shareholders will not hold a majority position in New Avanseus following the Business Combination, which may reduce the influence that FATP’s current shareholders have on New Avanseus and New Avanseus’ board of directors and management.

●	Litigation Related to the Business Combination. The risk of potential litigation challenging the Business Combination.

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●	Post-Closing Corporate Governance. After the closing of the Business Combination, the existing holders of Avanseus Shares will, in aggregate, beneficially own shares representing approximately 42.2% of the outstanding New Avanseus Ordinary Shares (assuming redemptions of the minimum 5,200,000 FATP Class A Ordinary Shares by FATP’s public shareholders and a PIPE Investment of $35 million). As a result, these shareholders, if they choose to act together, will be able to influence New Avanseus’ management and affairs and all matters requiring shareholder approval, including the election of New Avanseus’ directors and approval of significant corporate transactions.

●	No Survival of Remedies for Breach of Representations, Warranties or Covenants of Avanseus. The Business Combination Agreement provides that FATP will not have any surviving remedies against Avanseus or its equity holders after the Closing to recover for losses as a result of any inaccuracies or breaches of the representations, warranties or covenants of Avanseus set forth in the Business Combination Agreement. As a result, FATP shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Avanseus prior to the Closing, whether determined before or after the Closing, without any ability to recover for the amount of any loss. The FATP Board determined that this structure was appropriate and customary in light of the fact that many similar transactions include similar terms and the current equity holders of Avanseus will be, collectively, the majority equity holders in New Avanseus and therefore would indirectly bear a majority of any such losses.

●	Transaction Fees and Expenses Incurred by FATP. The substantial transaction fees and expenses to be incurred in connection with the Business Combination and the negative impact of such expenses on FATP’s cash reserves and operating results if the Business Combination is not completed.

●	Negative Impact Resulting from the Announcement of the Business Combination. The possible negative effect of the Business Combination and public announcement of the Business Combination or Avanseus’ financial performance and operating results and FATP’s stock price.

●	Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits FATP from soliciting or discussing other business combination proposals and restricts FATP’s ability to consider other potential business combinations for so long as the Business Combination Agreement remains in effect.

●	Other Risks. Other factors that the FATP Board deemed relevant, including various other risks associated with the Business Combination, FATP’s business, and Avanseus’ business as described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the FATP Board also considered that certain FATP officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of FATP shareholders. Please see “Information Related to FATP — Our Past Blank Check Experience and Conflicts of Interest” for more information. The FATP Board reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination.

The FATP Board concluded that the potential benefits that the FATP Board expected FATP and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the FATP Board determined that the Business Combination Agreement, the Business Combination, and the other transactions contemplated by the Business Combination Agreement were in FATP’s best interests.

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Interests of FATP’s Directors and Officers in the Business Combination

When considering the FATP Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal, FATP shareholders should keep in mind that the Sponsor and FATP’s directors and executive officers, have interests in such proposals that are different from, or in addition to (and which may conflict with), those of FATP shareholders generally. These interests include, among other things, the interests listed below:

●	the fact that the Sponsor’s Shareholders and FATP’s directors and officers have agreed not to redeem any FATP Class B Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

●	the fact that the Sponsor paid an aggregate of $25,000 for the 2,875,000 FATP Class B Ordinary Shares currently owned by the Sponsor’s Shareholders and the Anchor Investors, and such securities will have a significantly higher value after the Business Combination. As of September 23, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $28,635,000, based upon a closing price of $9.96 per public share on Nasdaq (and will have zero value if neither the Business Combination nor any other business combination is completed on or before the Final Redemption Date);

●	the fact that the Sponsor paid $2,865,000 to purchase an aggregate of 2,865,000 Private Warrants currently owned by the Sponsor’s Shareholders at a price of $1.00 per Private Warrant, each exercisable to purchase one FATP Class A Ordinary Share at $11.50, subject to adjustment, and the Private Warrants would be worthless — and the entire $2,865,000 warrant investment would be lost — if FATP does not consummate a business combination by the Final Redemption Date. As of September 30, 2022, the estimated fair value of the Private Warrants was $142,964;

●	the fact that given the very low purchase price (of $25,000 in aggregate) that the Sponsor paid for the FATP Class B Ordinary Shares as compared to the price of the FATP Shares sold in the FATP IPO and the substantial number of FATP Class A Ordinary Shares that the Sponsor’s Shareholders will receive upon conversion of the FATP Class B Ordinary Shares in connection with the Business Combination, the Sponsor’s Shareholders may earn a positive rate of return on their investment even if the FATP Class A Ordinary Shares trade below the price initially paid for the FATP Class A Ordinary Shares in the FATP IPO and the FATP public shareholders experience a negative rate of return following the completion of the Business Combination;

●	the fact that the Sponsor’s Shareholders and FATP’s directors and executive officers have agreed to waive their rights to liquidating distributions from the trust account with respect to any FATP Shares (other than public shares) held by them if FATP fails to complete an initial business combination by the Final Redemption Date. As a result of waiving liquidating distributions, if FATP fails to complete an initial business combination by the Final Redemption Date, the Sponsor’s Shareholders and FATP’s directors and executive officers would lose $2,865,000 for the purchase of Private Warrants, and $25,000 for the purchase of the FATP Class B Ordinary Shares;

●	the fact that FATP’s directors and officers have agreed to waive their redemption rights with respect to the FATP Shares (other than public shares) held by them for no consideration;

●	the fact that, with respect to redemptions, holders of FATP Class B Ordinary Shares may have different incentives than holders of FATP Class A Ordinary Shares with respect to the completion of any proposed business combination and/or the exercise of a right to redeem. In particular, holders of FATP Class B Ordinary Shares are not entitled to participate in any redemption with respect to such shares. The value of the FATP Class B Ordinary Shares is dependent on FATP’s consummation of a business combination. In the event that FATP does not consummate a business combination, the FATP Class B Ordinary Shares would be rendered valueless. Holders of FATP Class A Ordinary Shares, on the other hand, will ultimately be entitled to exercise redemption rights and receive the value of their redeemed shares even if FATP does not complete a business combination. Therefore, the interests of holders of FATP Class A Ordinary Shares and FATP Class B Ordinary Shares may not be aligned. Holders of FATP Class A Ordinary Shares should form their own independent views as to whether or not to redeem or whether or not to vote in favor of the Business Combination Proposal;

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●	the fact that the Sponsor’s Shareholders and FATP’s officers and directors will lose their entire investment in FATP and will not be reimbursed for any out-of-pocket expenses if FATP does not consummate an initial business combination by the Final Redemption Date;

●	the fact that the Sponsor (including its representatives and affiliates) and FATP’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to FATP. The Sponsor and FATP’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing the Business Combination. Accordingly, if any of FATP’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law.

●	If the trust account is liquidated, including in the event that FATP is unable to complete an initial business combination, the Sponsor has agreed that it will indemnify FATP if and to the extent that any claims by a third party (other than the independent public accounting firm) for services rendered or products sold to FATP, or a prospective target business with which FATP has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such indemnification will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the FATP IPO against certain liabilities, including liabilities under the Securities Act.

The Sponsor’s Shareholders, which include all of FATP’s directors and executive officers or companies controlled by them, have agreed or are otherwise obligated to, among other things, vote all of their FATP Shares in favor of the proposals being presented at the General Meeting and waive their redemption rights with respect to their FATP Shares in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor’s Shareholders in the aggregate own approximately 14.7% of the issued and outstanding FATP Ordinary Shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding FATP or its securities, the Sponsor, Avanseus, and/or FATP’s or Avanseus’ directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, Articles Amendment Proposal, Share Issuance Proposal or Incentive Plan Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Business Combination Proposal, Articles Amendment Proposal, Share Issuance Proposal or Incentive Plan Proposal. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of FATP Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

If the Sponsor, Avanseus, and/or FATP’s or Avanseus’ directors, officers, advisors or respective affiliates purchase FATP Shares in privately negotiated transactions from public FATP shareholders who have already elected to exercise their redemption rights, then such selling shareholder would be required to revoke their prior elections to redeem their FATP Shares. The Sponsor, Avanseus, and/or FATP’s or Avanseus’ directors, officers, advisors, or respective affiliates may also purchase public shares from institutional and other investors who indicate an intention to redeem FATP Shares, or, if the price per share of FATP Shares falls below $10.00 per share, then such parties may seek to enforce their redemption rights. The above-described activity could be especially prevalent in and around the time of Closing.

The purpose of such share purchases and other transactions would be to (i) increase the likelihood that the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and/or the Incentive Plan Proposal are approved by the holders of the requisite number of FATP Shares as described herein and FATP’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the

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PIPE Investment, and (ii) otherwise limit the number of public shares that FATP shareholders elect to redeem. The Sponsor, Avanseus and/or FATP’s or Avanseus’ directors, officers, advisors, or respective affiliates may also purchase FATP Shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the market value of the FATP Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase FATP Shares at a lower-than-market price and may therefore be more likely to sell the FATP Shares that he, she, or they own, either at or before the Business Combination.

If such transactions are executed, then the Business Combination could be completed in circumstances where such consummation would not have otherwise occurred. FATP Share purchases by the persons described above would allow them to exert more influence over approving the proposals to be presented at the General Meeting and would likely increase the chances that such proposals would be approved. FATP will file or furnish with the SEC a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the General Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of FATP’s directors results in conflicts of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of FATP and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for approval of the proposals presented at the General Meeting. In addition, FATP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

In addition to the above, please see “Risk Factors — Risks Relating to FATP and the Business Combination” and “Information Related to FATP — Our Past Blank Check Experience and Conflicts of Interest” for additional information on interests of FATP’s directors and officers.

Certain Engagements in Connection with the Business Combination and Related Transactions

EF Hutton previously acted as the lead underwriter in the FATP IPO and will receive deferred underwriting compensation from FATP for the FATP IPO if the Business Combination is completed.

After carefully considering the potential benefits of engaging EF Hutton as placement agent for the PIPE Investment, and the potential conflicts of interest or a perception thereof that may arise from such engagements, FATP and Avanseus each consented to these engagements and waived potential conflicts in connection with such dual roles.

In addition, FATP expects to retain Crystal Technology Services to act as a finder for a PIPE offering to Asian strategic and other investors because of Crystal Technology Services extensive connections in Avanseus’ target markets.

In considering the recommendation of the FATP Board to vote in favor of approval of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal and the Incentive Plan Proposal, shareholders should keep in mind that FATP’s or Avanseus’ advisors and entities affiliated with these advisors have interests in such proposals that are different from, or in addition to (and which may conflict with), those of FATP shareholders generally, including those discussed above.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, FATP would be expected to be treated as the “acquired” company for financial reporting purposes, and Avanseus will be the accounting “acquirer.” This determination was primarily based on the assumption that:

●	Avanseus’ current shareholders will hold a majority of the voting power of the New Avanseus post Business Combination;

●	Avanseus’ operations will substantially comprise the ongoing operations of New Avanseus;

●	Avanseus is the larger entity in terms of substantive operations and employee base; and

●	Avanseus’ senior management will comprise the senior management of New Avanseus.

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Another determining factor was that FATP does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of FATP will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to FATP over the fair value of FATP’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. The Business Combination Agreement provides that it is a condition to the obligation of each of FATP and Avanseus to close the Business Combination Transactions that public holders of FATP’s Class A Ordinary Shares elect the Minimum Redemption Scenario. The Minimum Redemption Scenario ensures that Avanseus is the acquiror for accounting purposes for all scenarios for which pro forma combined financial information of FATP and Avanseus is included in this proxy statement/prospectus.

Regulatory Matters

The Business Combination Agreement and the transactions contemplated by the Business Combination Agreement are not subject to a closing condition that any additional federal, state or foreign regulatory requirement or approval be obtained, except for filings with the Registrar of Companies of the Cayman Islands necessary to effectuate the transactions contemplated by the Business Combination Agreement and filings with ACRA in connection with the Exchange.

Cayman Islands Data Protection

FATP/New Avanseus have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy. Set forth below is a summary of FATP’s data protection policies and actions.

Privacy Notice

Introduction

This privacy notice puts New Avanseus’ members on notice that through your investment in New Avanseus you will provide New Avanseus with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to New Avanseus and its affiliates and/or delegates, except where the context requires otherwise.

Investor Data

New Avanseus will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. New Avanseus will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct its activities on an ongoing basis or to comply with legal and regulatory obligations to which New Avanseus is subject. New Avanseus will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In its use of this personal data, New Avanseus will be characterized as a “data controller” for the purposes of the DPA, while its affiliates and service providers who may receive this personal data from New Avanseus in the conduct of its activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to New Avanseus.

New Avanseus may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a member and/or any individuals connected with a member as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the member’s investment activity.

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Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides New Avanseus with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How New Avanseus May Use a Member’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

●	where this is necessary for the performance of its rights and obligations under any purchase agreements;

●	where this is necessary for compliance with a legal and regulatory obligation to which the company is subject (such as compliance with anti-money laundering and Foreign Account Tax Compliance Act/Common Reporting Standard requirements); and/or

●	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should New Avanseus wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), it will contact you.

Why New Avanseus May Transfer Your Personal Data

In certain circumstances New Avanseus may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

New Avanseus anticipates disclosing personal data to persons who provide services to the company and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on its behalf.

The Data Protection Measures New Avanseus Takes

Any transfer of personal data by New Avanseus or its duly authorized affiliates and/or delegates outside of the Cayman Islands will be in accordance with the requirements of the DPA.

New Avanseus and its duly authorized affiliates and/or delegates will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

New Avanseus will notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Appraisal or Dissenters’ Rights

The Cayman Islands Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and FATP has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. Extracts of relevant sections of the Cayman Islands Companies Act are as follows:

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238. (1) A member of a constituent company incorporated under this Act will be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

239. (1) No rights under section 238 will be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section will not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except — (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Holders of FATP Class A Ordinary Shares and FATP Warrants do not have appraisal or dissenters’ rights in connection with the Business Combination.

Resolution to be Voted Upon

The full text of the resolution to be proposed for approval by FATP shareholders at the General Meeting is as follows:

“RESOLVED, as an ordinary resolution, that the business combination contemplated by the Business Combination Agreement, dated as of August 26, 2022, as amended pursuant to Amendment No. 1 thereto dated as of October 3, 2022 (as it may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among Fat Projects Acquisition Corp, a Cayman Islands exempted company limited by shares, with company registration number 374480 (“FATP”) and Avanseus Holdings Pte. Ltd., a Singapore private company limited by shares, with company registration number 201526265R (“Avanseus”), the other transaction documents related thereto, and the transactions contemplated thereby, pursuant to which (i) FATP shall acquire all issued and outstanding shares of Avanseus in exchange for a 9,350,307 newly issued FATP Class A Ordinary Shares (the “Exchange”), with Avanseus thereby becoming a wholly-owned subsidiary of FATP and (ii) each Avanseus Restricted Share Award outstanding with respect to Avanseus Ordinary Shares or Avanseus Non-Voting Shares that is not vested at the effective time of the Exchange will be amended to provide that FATP assumes and replaces Avanseus as the grantor of unvested shares and the grantee becomes entitled to receive 0.318496 FATP Class A Ordinary Shares in place of each unvested Avanseus share if and when vesting occurs, for a total of 149,693 FATP Class A Ordinary Shares, be approved and adopted in all respects”

Vote Required for Approval

The approval of the Business Combination Proposal will require an ordinary resolution, which means a resolution passed by a simple majority of the votes cast by those shareholders of FATP who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the General Meeting.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination Transactions. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the FATP shareholders for a vote.

An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the General Meeting and therefore will have no effect on the outcome of the vote on this proposal.

A signed, dated and returned proxy card that does not indicate a voting preference will be voted FOR each of the proposals presented at the General Meeting. If a shareholder fails to return their proxy card or fails to instruct their bank, broker or other nominee how to vote, and does not attend the General Meeting in person, the effect will be, among other things, that such shareholder’s FATP Shares will not be counted for purposes of determining whether a quorum is present at the General Meeting. If a shareholder of record attends the General Meeting and wishes to vote in person, they may withdraw their proxy and vote in person.

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The existence of financial and personal interests of one or more of FATP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FATP and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the Business Combination Proposal. In addition, FATP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of FATP’s Directors and Officers in the Business Combination” of this proxy statement/prospectus for a further discussion of these considerations.

Recommendation of the FATP Board

THE FATP BOARD UNANIMOUSLY RECOMMENDS THAT THE FATP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

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FATP’S VALUATION OF AVANSEUS

Set forth below is a summary of how the FATP Board and FATP’s management determined the value of Avanseus for purposes of negotiating the number of FATP Class A Ordinary Shares to be issued in exchange for each Avanseus Share in the Exchange and for determining that it was in the best interest of FATP and its shareholders for FATP to enter into the Business Combination Agreement.

Selection of 2023 Revenue Forecast as the Primary Metric

FATP used 2023 Forecast Revenue as its primary metric for valuing Avanseus and used 2023 gross profit and gross profit margin as supplemental metrics.

FATP selected “top line” total revenues as the primary metric for valuing Avanseus because it believes that revenues are easier to compare against other companies than metrics “lower down” in the income statement because of the high degree of variability in different companies’ cost structures. FATP also preferred to use an IFRS metric rather than a non-IFRS metric such as EBITDA because of the wide variability of how EBITDA is calculated and used. A company’s total revenues are driven largely by market demand for its products and services and are therefore a particularly objective measure for comparing market acceptance of a company’s products and services. Cost structure is certainly not, however, insignificant, so FATP used gross profit and gross profit margin as secondary metrics.

FATP based its valuation primarily on projected revenues rather than historic revenues because Avanseus is a growth stage technology company, and FATP believes that historical financial performance is not a good indicator of future potential for growth stage technology companies. FATP limited its valuation to 2023 projections because (i) the further in the future one tries to project, the more uncertain the projections become, particularly for growth stage technology companies compared to more mature operating companies, and (ii) public companies, which FATP used for comparison, tend to only publicize one-year forecasts, so longer-term forecasts for comparable companies were not readily available. Avanseus provided FATP with forecasts for 2024 and 2025; the support for these forecasts, however, was not nearly as detailed as the forecasts for 2022 and 2023, and FATP did not believe it reasonably possible to forecast results this far in the future. Consequently, FATP did not use the 2024 or 2025 forecasts in valuing Avanseus.

Avanseus’ 2023 forecasts included detailed forecasts identifying each individual existing and projected new customer by name and listing the projected amount of revenues per month for each such customer. In discussions of Avanseus’ projections, Avanseus was able to clearly articulate its plan to achieve the 2023 revenue target for each existing and projected new customer based on their already-booked sales with existing customers, the revenue that will be delivered as part of those contracts in 2023, and the pipeline of new business consisting of (i) expansion of existing business for existing customers to other business units and/or markets of those same customers, (ii) expansion of the business with additional use cases with existing customers, such as data center energy management, and (iii) expansion of the business through new customers for whom proof-of-concepts are already being conducted. The 2023 forecasts assumed that Avanseus would retain all of its existing 2022 customers while adding new customers. FATP believed this assumption was reasonable based on Avanseus’ historic customer retention. Avanseus also provided monthly line-item forecasts for their balance sheet, profit and loss statement, cash flow, cash collections, costs and capital expenditures for 2023. Avanseus provided these elements on only a yearly basis for 2024 and 2025.

Selection of Comparable Companies

As FATP did not believe reasonably supportable forecasts beyond 2023 were available for Avanseus (or for any other growth stage technology company), FATP did not believe that a discounted cash flow analysis would be useful or even possible as a method of valuing Avanseus. Instead, FATP valued Avanseus by comparing it to selected comparable public companies. FATP selected public companies for comparison because their financial data is publicly available, they often provide financial forecasts for the upcoming year (but usually not subsequent years), and FATP believes that the sum of market capitalization of public companies plus their long-term debt is a reliable measure of the enterprise value of such companies because market capitalization is set by the market.

It was difficult to select an appropriate group of comparable public companies. Avanseus creates industrial software with a current focus on the telecom/network vertical market specializing in end-to-end predictive maintenance solutions based on analytics and artificial intelligence, specifically machine learning and cognitive computing, and

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is aiming to move more and more into the software-as-a-service (“SaaS”) market. Avanseus’ software is designed to provide a universal predictor that can be scaled across different industry verticals. Currently, 90% of Avanseus’ revenue is derived from software and 10% is derived from service fees that it charges to integrate its software with its customers’ operations/infrastructure. Avanseus currently achieves gross margins greater than 75% and has positive net income in 2021 and in the first half of 2022. FATP is not aware of any directly comparable company in Southeast Asia or the world that provides end-to-end predictive maintenance solutions similar to Avanseus’ offerings.

FATP initially looked at several possible categories of comparable companies, including industrial software companies, vertical software companies, data analytics companies, artificial intelligence, platform companies, high growth SaaS companies, and internet of things (“IoT”) pure play companies, meaning a company that is solely focused on one type of service or product, automation companies, and development and operations companies. FATP first eliminated IoT pure play, automation and development, and operation companies as being not relevant to Avanseus’ business. For example, companies regularly used in “Pure Play IoT” are mostly IoT connectivity platforms. One IoT pure play company, KORE Wireless, provides IoT device management and connectivity service. Another, Tuya Inc., is a provider of an IoT platform to connect and manage devices at scale. Another company, Alarm.com, is a home automation company (similar to Google Home or Apple Home services). These companies are not comparable to Avanseus with respect to either technology or business model and thus FATP eliminated this vertical as a potential source of comparable companies.

After eliminating three verticals as described above, FATP sought to select comparable companies from the following companies in each remaining vertical:

●	Industrial Software: AVEVA Group, Betley Systems, PTC Inc., Descartes Systems, Manhattan Associates

●	Vertical Software: Veeva, Avalara, Procore, Guidewire, Ncino, Amdocs

●	Data Analytics Companies: Alteryx, Inc., Appian Corporation, Domo, Inc., Elastic N.V., MongoDB

●	AI/Platform Companies: C3.ai. DynaTrace, Bigbear.ai, Splunk

●	High Growth SaaS: DocuSign, Palantir, ServiceNow, Unity Software, PagerDuty, Inc.

FATP looked for companies that meet one or more of the following criteria:

●	Companies focusing on providing end-to-end solutions with prioritized actionable insights that are integrated to customers’ workflows

●	Companies with proprietary algorithms and intellectual property for the analytics of data and prediction services in highly complex and valuable environments and use cases

●	Companies with a focus on higher value analytics and workflow integration providing predictive capabilities

●	Companies with stickier business models based on proprietary assets, focus industries, and less reliant on providing services

FATP put less emphasis on companies that meet one or more of the following criteria:

●	Companies providing stand-alone or multi-pronged instead of end-to-end solutions

●	Companies providing the platform for analytics but not the algorithms and insight (i.e., customers still need their own data scientist, AI specialists and algorithms)

●	Companies focused on providing overall visibility and coordination of tasks but not prediction based

●	Companies with a mix of lower-end services (i.e., outsourcing) and high-value solutions (vertical software, high-end analytics) and thus often achieving lower metrics

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As an example of how FATP applied these criteria, while C3.ai is likely to be seen as a competitor of Avanseus given its visibility and the AI component in its name and offerings, FATP noted that the core of what C3.ai does is providing a platform to do analytics in big data enterprise environments not the analytics themselves. Its focus is more on providing the infrastructure and thus allowing customers to more quickly set up their analytics environments. Customers of C3.ai still need do the analytics themselves and develop the relevant know-how and algorithms. C3.ai does not own the type of patented algorithms that Avanseus has to perform end-to-end prediction; it’s more platform as a service. Therefore, FATP did not select C3.ai for its final comparable companies group.

Benchmark Analysis of Avanseus

After applying the selection criteria to the companies in the remaining six verticals, FATP arrived at the peer group of companies listed in the table below.

	CAGR 2021-2023	2023E Gross Margin	2023E EV/Revenue	2023E EV/Gross Profit
Dynatrace	17.8%	84.4%	10.1x	12.0x
Appian Corporation	13.1%	75.6%	7.4x	9.8x
Descartes Systems	11.3%	76.0%	12.2x	16.1x
Manhattan Associates	6.7%	55.7%	10.8x	19.3x
Palantir	18.3%	81.8%	8.3x	10.1x
Service Now	16.2%	82.1%	10.8x	13.1x
Veeva	14.0%	74.4%	15.3x	20.5x
Procore	17.5%	83.3%	9.4x	11.2x
Ncino	25.4%	64.1%	9.7x	15.1x

Min	6.7%	55.7%	7.4x	9.8x
Max	25.4%	84.4%	15.3x	20.5x
Median	16.2%	76.0%	10.1x	13.1x
Mean	15.6%	75.3%	10.4x	14.1x
75th Percentile	17.8%	82.1%	10.8x	16.1x
25th Percentile	13.1%	74.4%	9.4x	11.2x

Avanseus ($135M EV)	76.0%	75.0%	6.2x	8.2x

In order to value Avanseus, FATP determined the ratio of each comparable company’s enterprise value to its 2023 revenue forecast, the ratio of its enterprise value to its 2023 gross profit forecast, its forecast 2023 gross margin and the compound annual growth rate of its revenues for the three-year period from 2021 to 2023. Each company’s enterprise value was determined by adding its long-term debt set forth on its June 30, 2022 balance sheet to its market capitalization on August 5, 2022.

FATP then valued Avanseus as follows:

●	FATP first determined an appropriate enterprise value range for Avanseus using a sum-of-parts valuation based on the product mix and applicable multipliers of enterprise value to 2023 forecast revenues using a blend of multipliers for industrial software companies in the rage of 9x to 11x and for high-end analytics and consulting companies of 5x to 6x and applied a 30% discount to the end-of-2023 valuation to arrive at a range for mid-year 2022 enterprise value of $131.6 million to $160.7 million.

●	FATP then ascribed a value of $95 million to Avanseus equity and a pro forma enterprise value for the combined post-business combination companies of $135 million, which resulted in a ratio of enterprise value to 2023 forecast revenue for Avanseus of 6.2x.

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CERTAIN PROJECTED FINANCIAL INFORMATION OF AVANSEUS

Avanseus provided FATP with its detailed forecasts that were prepared in May 2022 for each of the fiscal years ending December 31, 2022 and December 31, 2023 and broad projections for each of the fiscal years ending December 31, 2024 and December 31, 2025. Avanseus does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition, or other results, nor does it expect or undertake to do so in the future. Avanseus provided these financial projections to FATP only for use as a component in FATP’s overall evaluation of Avanseus and they should not be viewed as public guidance. The summary information from the Initial Projections is included in the table below because such information was considered by FATP for purposes of evaluating the Business Combination. FATP did not use the less detailed forecasts for the fiscal years ending December 31, 2024 and December 31, 2025 to evaluate the Business Combination and therefore they are not included in the table below.

As described below, Avanseus updated the Initial Projections in June 2022 (the “June Updated Projections”) and September 2022 (the “September Updated Projections”).

Avanseus prepared the Financial Projections solely for FATP’s use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Financial Projections were prepared in good faith by Avanseus’ management, based on their reasonable best judgment, estimates and assumptions with respect to Avanseus’ expected future financial performance at the time that the Financial Projections were prepared. The Financial Projections do not take into account any circumstances or events occurring after the date as of which they were prepared. The Financial Projections do not constitute any representation, estimate or projection of any other party.

The inclusion of the Financial Projections in this proxy statement/prospectus should not be regarded as an indication that Avanseus or FATP or their respective management, boards of directors, affiliates, advisors, or other representatives considered, or now consider, the Financial Projections to be predictive of actual future results or suitable to support or fail to support your decision whether to vote for or against the Business Combination Proposal, participate in the Exchange, or enter into an Unvested Restricted Share Amendment. The Financial Projections are not included in this proxy statement/prospectus in order to induce any FATP shareholders to vote for or against any of the proposals at the General Meeting or in order to induce any Avanseus shareholders to exchange their Avanseus Shares for FATP Class A Ordinary Shares in the Exchange. None of FATP, Avanseus, or any of their respective affiliates, officers, directors, advisors, or other representatives has made any representation or warranty regarding the information included in the Financial Projections. The Financial Projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or shareholders, are cautioned not to place undue reliance on this information. The Financial Projections should not be viewed as public guidance. We caution you not to rely on the Financial Projections in making a decision regarding the Business Combination, including whether to submit your Avanseus Shares for exchange of FATP Class Ordinary Shares in the Exchange, as the Financial Projections may be materially different than actual results. FATP does not intend or expect to refer back to the Financial Projections in its future periodic reports filed under the Exchange Act.

The Financial Projections have been prepared by, and are the responsibility of, Avanseus’ management. Neither BF Borgers CPA PC, Avanseus’ independent registered public accounting firm, nor Marcum LLP, FATP’s independent registered public accounting firm, has audited, reviewed, examined, compiled, or applied agreed-upon procedures with respect to the Financial Projections and, accordingly, neither BF Borgers nor Marcum expresses an opinion or any other form of assurance with respect thereto. The BF Borgers CPA report included in this proxy statement/prospectus relates to Avanseus’ previously-issued historical audited consolidated financial statements, and the Marcum report included in this proxy statement/prospectus relates to FATP’s previously-issued historical audited financial statements. Neither of those reports extend to the Financial Projections and neither of those reports should be read to do so.

The Financial Projections are included in this proxy statement/prospectus solely to provide FATP shareholders and Avanseus shareholders with access to information that Avanseus made available to FATP in connection with FATP’s evaluation of the Business Combination. We encourage you to review the financial statements of Avanseus included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Avanseus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Combined Financial Information” in this proxy statement/prospectus, and to not rely on any single financial measure.

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The Financial Projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Avanseus’ control. Avanseus believes that the assumptions relating to the Financial Projections were reasonable at the time the Financial Projections were prepared, given the information Avanseus had at the time. However, important factors that may affect actual results and cause the Financial Projections to not be achieved include, among other things, risks and uncertainties relating to Avanseus’ business, industry performance, the regulatory environment, and general business and economic conditions and the matters described under “Risk Factors” herein. The Financial Projections also reflect assumptions as to business decisions that are inherently subject to change. The various contingencies, uncertainties and risks include those set forth in the “Risk Factors”, “Avanseus Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” sections of this proxy statement/prospectus. As a result, there can be no assurance that the Financial Projections will be realized or that actual results will not be significantly higher or lower than projected. As the Financial Projections cover multiple years, they are by their nature less predictive with each successive year. The Financial Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Avanseus Initial Projections Prepared in May 2022

The Initial Projections that Avanseus provided to FATP and that FATP used (along with 2021 historical data) to initially evaluate Avanseus were as follows:

Prepared May 2022	2021 Actual	2022 Forecast	2023 Forecast
	($ in thousands, except where otherwise specified)
Total Revenue	4,013	11,017	21,968
Cost of Sales	801	2,750	5,492
Commission	630	2,128	4,394
Hosting	171	622	1,098
Gross Profit	3,212	8,267	16,476
Gross Profit Margin (%)	80.00%	75.00%	75.00%

The Initial Projections were prepared in good faith by Avanseus’ management based on management’s reasonable best estimates and facts, circumstances and information available at the time. While presented with numerical specificity, the Initial Projections reflect numerous estimates and assumptions made by Avanseus’ management with respect to industry performance, competition, general business, economic, market and financial conditions and matters specific to Avanseus’ business, all of which are difficult to predict and many of which are beyond Avanseus’ control. Avanseus believes that its operating history provides a reasonable basis for the estimates and assumptions underlying the Initial Projections. Changes in these estimates or assumptions, including assumptions regarding key customer relationships, the terms, conditions, scale and complexity of customer contracts, timing of deployment of Avanseus’ software solutions, and external political and economic factors could materially affect the Initial Projections.

We developed our revenue forecasts based on a detailed analysis of each individual customer and prospective customer. Our sales process is tailored to each individual customer and varies significantly based on the customer’s industry, their areas of need for our products within their operations and the market forces that the customer is experiencing within their own market at the time we project revenues.

For existing customers, our forecasts are based on revenues from existing contracts and projected revenues from new contracts. Our contracts generally have three-year to five-year terms with regular payments in fixed amounts specified in the contracts. Therefore, our revenue projections for existing contracts assume that we will receive the contractually agreed payments over the remaining life of the contract. To date, neither a customer nor we have terminated any contract early for any reason, so we have assumed that we will receive all payments due under existing contracts at the times provided for in those contracts. Our projections of revenues for new contracts from existing customers is based on an assessment that is individualized to each customer of (i) the quality and extent of our existing relationship with that customer and how happy the customer is with our existing products, (ii) whether that customer’s existing operations and planned future operations would benefit from the purchase of additional products from us, and (iii) the market forces that customer is experiencing in its own markets at the time we prepare our forecast, such as demand for the customer’s products or services from its own customers and supply chain disruptions or improvements that the customer is experiencing.

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Our revenue projections for prospective new customers are similarly individualized. For a prospective customer, we assess (i) that customer’s likely level of need for, or benefit from, our products, (ii) whether we have relationships with third parties, such as channel partners, who will recommend and promote our products to that prospective customer, (iii) the market forces that the prospective customer is currently experiencing and whether they will likely have funds available to purchase our products, and (iv) where we are in the sales process with that customer. Our sales process generally involves initial contacts with the prospective customer that may result from our direct outreach or from an introduction by a channel partner. If initial discussions go well, we then provide a demonstration of our products tailored to the customer, and if they like the demonstration, the customer then usually requests a trial. Our historical experience is that most of our initial contacts (approximately 90%) request a demonstration, approximately 50% of our demonstrations result in the prospective customer requesting a trial, and approximately 20% of our trials result in the customer entering into a contract to purchase one or more of our products.

The material assumptions and estimates that Avanseus’ management believed to be material to the Initial Projections were as follows:

●	Revenue Growth:

●	Avanseus’ observation of its markets indicates that telecommunication operators substantially accelerated their adoption of artificial intelligence for network operations in 2021. Avanseus believes this is likely due to the COVID-19 pandemic accelerating the demand for less human intervention to resolve faults as well as the onset of widespread implementation of 5G technology, which Avanseus believes incentivizes telecommunications operators to move towards “zero-touch” network operations using artificial intelligence predictive solutions like those offered by Avanseus instead of traditional human reactive monitoring after events occur and are noticed. Thus, Avanseus expected a substantial acceleration in market demand for its solutions in 2022, 2023, and beyond.

●	Avanseus believes that its software solutions reached a point of maturity and acceptance in the market in 2021 that would allow Avanseus to increase sales of its solutions through indirect sale through channel partners instead of relying principally on direct sales to end-user customers as was its historical practice.

●	Avanseus created a new function design studio in early 2022 with the objective of creating new use cases in predictive and network operations that would allow Avanseus to both upsell to its existing customers and add new customers in new industries and markets.

●	Based on the combination of Avanseus’ historical experience in onboarding customers and the projected acceleration in Avanseus’ ability to onboard new customers for the reasons set forth above, Avanseus projected that it would acquire 21 new customers in 2022 in addition to receiving continuing revenue from existing customers. This resulted in a projected revenue compound annual growth rate of 76.0% between 2021 and 2023.

●	Avanseus observed European telecommunications operators diverting some of their current technology budgets to manage unexpected increases in energy costs and inflation as a consequence of the war in Ukraine, which may result in delay by European telecommunications operators in procuring and deploying Avanseus’ software solutions.

●	Projected Cost of Sales:

●	Avanseus expects costs of sales, consisting of commission and hosting fees, to grow proportionally to revenues at a constant 25% of revenues.

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Avanseus June 2022 Updated Projections

In July 2022, Avanseus’ management revised the Initial Projections in connection with its preparation of its interim financial statements as of, and for the six-month period ended, June 30, 2022. The June Updated Projections for each of the fiscal years ending December 31, 2022 and December 31, 2023 were as follows:

Prepared July 2022	2021 Actual	2022 Forecast	2023 Forecast
	($ in thousands, except where otherwise specified)
Total Revenue	4,013	10,813	21,863
Cost of Sales	801	2,189	5,466
Commission	630	1,669	4,373
Hosting	171	520	1,093
Gross Profit	3,212	8,624	16,397
Gross Profit Margin (%)	80.00%	80%	75%

The net impact of developments between May 2022 and June 2022 was a marginal decrease in all categories for 2023 except gross margin. For 2022, revenues decreased marginally and cost of sales decreased substantially resulting in slight increases in gross profit and gross profit margin. The primary cause of the slight decreases in revenues was that two of the expected new 2022 customers included in the Initial Projections decided not to proceed with contracts with Avanseus. The primary cause of the decrease in cost of sales in 2022 was that the commissions paid were lower than initially projected.

2022 Forecast	Initial Projections 2022 Forecast	June Updated Projections 2022 Forecast	Difference as % of Initial Projection
	($ in thousands, except where otherwise specified)
Total Revenue	11,017	10,813	-1.9%
Cost of Sales	2,750	2,189	-20.4%
Commission	2,128	1,669	-21.6%
Hosting	622	520	-16.4%
Gross Profit	8,267	8,624	4.3%
Gross Profit Margin (%)	75.0%	80.0%	6.7%

2023 Forecast	Initial Projections 2023 Forecast	June Updated Projections 2023 Forecast	Difference as % of Initial Projection
	($ in thousands, except where otherwise specified)
Total Revenue	21,968	21,863	-0.48%
Cost of Sales	5,492	5,466	-0.47%
Commission	4,394	4,373	-0.48%
Hosting	1,098	1,093	-0.46%
Gross Profit	16,476	16,397	-0.48%
Gross Profit Margin (%)	75.0%	75.0%	0.00%

Avanseus provided FATP with the June Updated Projections prior to execution of the Business Combination Agreement and FATP included them in its analysis in determining to enter into the Business Combination Agreement.

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Avanseus September 2022 Updated Projections

In September 2022, Avanseus’ management again updated the Initial Projections based on subsequent developments with respect to the expected customer relationships it had included in the Initial Projections and the June Updated Projections. The September Updated Projections for each of the fiscal years ending December 31, 2022 and December 31, 2023 were as follows:

Prepared September 2022	2021 Actual	2022 Forecast	2023 Forecast
	($ in thousands, except where otherwise specified)
Total Revenue	4,013	7,706	21,483
Cost of Sales	801	1,434	5,371
Commission	630	1,056	4,297
Hosting	171	378	1,074
Gross Profit	3,212	6,272	16,112
Gross Profit Margin (%)	80.00%	81%	75%

The primary material developments between the time of the preparation of the June Updated Projections and the September Updated Projections were as follows:

●	Avanseus expected one of the largest new contracts included in the Initial Projections to come through a channel partner reseller. The channel partner reseller arrangement did not materialize, but Avanseus switched to a direct sale effort with the target end-user and expects to receive a direct purchase order. Avanseus still expects to receive this purchaser order in 2022, however, because it is now expected to be a customer-direct purchase order instead of a purchase order from a channel partner reseller, Avanseus will have to recognize revenue over a 12-month period, much of which will be in 2023, instead of fully recognizing the revenue in 2022. Avanseus now projects that the overall revenue for this purchase order will double to approximately $2.0 million instead of $1.0 million, but the amount to be recognized in 2022 is now expected to decrease by $0.6 million.

●	Since the Initial Projections, Avanseus successfully completed a trial with a prospective customer in North America. Avanseus now projects that the size of the contract will be up to four times larger than initially projected but because of a corresponding increase in the complexity of the deal, Avanseus now expects entry into this contract to be delayed until 2023 and so revised the 2022 projected revenue for this customer down by $0.3 million.

●	By September 2022, 11 of the 21 potential new customers included in the Initial Projections did not proceed as projected. Four projected customers discontinued their consideration of Avanseus solutions. Avanseus determined that it did not have the sales and sales support resources to pursue seven of the initially projected new 2022 customers, and so Avanseus determined to delay pursuing these customers until it has more resources. The average deal size of these projected contracts was less than $300,000 each, and Avanseus felt that it was more advantageous to focus its limited resources on more strategic customers with larger potential deal sizes. Avanseus is recruiting some of the needed additional personnel and is therefore resuming pursuit of these seven customers and has therefore moved the related projected revenues from these customers into the 2023 projected revenues. Avanseus intends to use a portion of the cash from the Business Combination to continue to onboard the personnel it needs to continue to expand its pursuit of customers and contracts.

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The net impact of developments between June 2022 and September 2022 were as follows:

2022 Forecast	June Updated Projections 2022 Forecast	September Updated Projections 2022 Forecast	Difference as % of June Updated Projection
	($ in thousands, except where otherwise specified)
Total Revenue	10,813	7,706	-28.7%
Cost of Sales	2,189	1,434	-34.5%
Commission	1,669	1,056	-36.7%
Hosting	520	378	-27.3%
Gross Profit	8,624	6,272	-27.3%
Gross Profit Margin (%)	80%	81%	1.3%

2023 Forecast	June Updated Projections 2023 Forecast	September Updated Projections 2023 Forecast	Difference as % of June Updated Projection
	($ in thousands, except where otherwise specified)
Total Revenue	21,863	21,483	-1.7%
Cost of Sales	5,466	5,371	-1.7%
Commission	4,373	4,297	-1.7%
Hosting	1,093	1,074	-1.7%
Gross Profit	16,397	16,112	-1.7%
Gross Profit Margin (%)	75%	75%	0.0%

While the negative change from the June Updated Projections to the September Updated Projections was dramatic for the 2022 forecast, it was modest for the 2023 forecast, primarily because the net effect of developments between June and September was to delay the timing of Avanseus’ expectations with respect to onboarding new customers.

The following table sets forth the revenue forecasts (including both existing and/or new contracts or purchase orders for additional products and services from existing customers) used to prepare the Initial Projections, the June Updated Projections, and the September Updated Projections:

	Revenue Forecast 2022			Revenue Forecast 2023
	Initial Projections	June Updated Projections	September Updated Projections	Initial Projections	June Updated Projections	September Updated Projections
	(US$ in thousands, except where otherwise specified)
Customers in and before 2020	1,239	1,378	1,350	1,475	1,775	1,775
Customers in 2021	2,612	2,520	2,380	3,380	3,380	3,194
Customers in 2022	7,167	6,915	3,977	11,313	10,908	12,114
New Customers after 2022	-	-	-	5,800	5,800	4,400

Total	11,017	10,813	7,706	21,968	21,863	21,483

For “Customers before and during 2020,” that is, customers who first entered into contracts with Avanseus during or before 2020:

●	These customers have signed agreements with Avanseus that range from three to five years. Their operational usage of our solutions has stabilized within their organizations. The revenue forecasts for this customer group are based on the past purchase orders from these customers as well as our assessment of the customers’ interest and indication to expand the deployment of our solutions to cover more of their networks and/or geographical areas.

●	2022 Revenue Forecast. The $140 thousand increase in projected 2022 revenues from this customer group between the Initial Projections and the June Updated Projections was primarily due to an additional service order from an indirect customer located in the United Kingdom. The $29 thousand decease in projected 2022 revenues from this customer group between the June Updated Projections

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and the September Updated Projections was primarily due to the delay of an “expansion” purchase order and revenue of $145 thousand from one of our customers in India, which was partially offset by a $116 thousand increase in revenue $from one of our customers in Brazil.

●	2023 Revenue Forecast. The $300 thousand increase in projected 2023 revenues from this customer group between the Initial Projections and the June Updated Projections was primarily due to a $200 thousand increase in orders and related revenue from one of our customers in Brazil and an increase of $100 thousand from the indirect customer in United Kingdom referred to above. There was no change in projected 2023 revenues for this customer group between the Updated June Projections and the Updated September Projections.

For “Customers in 2021,” that is, customers who first entered into contracts with Avanseus in 2021:

●	These customers have signed agreements with Avanseus that range from three to five years. The order and revenue forecasts for these customers are also based on past purchase orders as well as our assessment of the customers’ interest and indication to expand the deployment of our solution(s) to cover more of their networks and/or geographical areas. We are actively engaging with an existing 2021 indirect customer located in Europe with respect to an expansion of their purchase of a new use case.

●	2022 Revenue Forecast. The $92 thousand decrease in projected 2022 revenues from this customer group between the Initial Projections and the Updated June Projections was due to significant depreciation in the Eur0 compared to the U.S. dollar during this period and its impact on our revenues in U.S. dollars with respect to a purchase order denominated in Euro. The $139 thousand decrease in projected 2022 revenues between the June Updated Projections and the September Updated Projections was primarily due to an unanticipated decrease in orders and resulting revenues in the amount of $83 thousand from one of our customers in Turkey. There was significant depreciation of the Turkish Lira against the U.S. dollar during the interim period, which impacted the customer’s budget. While this customer’s contract with Avanseus is denominated in U.S. dollars, we determined that we would need to take some steps that would involve delaying the purchase order or providing a discount to the customer, which is reflected in the downward revision of the projected revenue figure. In addition, there was an unexpected decrease of $56 thousand in revenues from one of our customers in Sri Lanka during this period due to civil unrest in the country that caused the delay of payment from the customer by a few months.

●	2023 Revenue Forecast. There was no change in projected 2023 revenues from this customer group between the Initial Projections and the June Updated Projections. The $186 thousand decrease in projected 2023 revenue between the June Updated Projections and the September Updated Projections was primarily due to our downward revision of the forecasted order and related anticipated revenues from the customer in Turkey. This customer remains a current customer of Avanseus but we are taking a more conservative position with respect to projected revenues from orders from this customer for 2023.

For “Customers in 2022,” that is, customers who entered or that we anticipate will enter into contracts with Avanseus during 2022:

●	The order and revenue forecast for these existing and potential customers are our own subjective evaluations based on our sales and technical teams’ engagement with them. The sales team and technical teams will also work with our resellers to engage their end-customers. We included anticipated revenues from these customers and potential customers in our revenue projections once the customer indicated a firm interest in our solution, which is typically indicated by their request to proceed with a trial after a demonstration of our solution(s).

●	2022 Revenue Forecast. The $252 thousand decrease in projected 2022 revenues from this customer group between the Initial Projections and the June Updated Projections resulted from our removal of some of our anticipated North American indirect customers, all of whom were end-customers of the same reseller, during the interim period. We removed anticipated revenues from these customers from projected 2022 revenues for various reasons, including one of them indicating that Avanseus’s product offerings did not meet their requirements and that our engagement of the rest of them is not progressing fast enough for us to be comfortable including them in the 2022 revenue projections. Most of these

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customers are large, complex organizations, and due to our current limited resources in North America we would need to prioritize our resources to focus on the potential customers that can move to engage us more quickly. We decreased projected revenue from these customers in the June Updated Projections by $1.25 million. This was partially offset by an increase in our forecast of order and revenue in Europe due to our potential $1.0 million upsell of a new use case to one of our indirect customers in Europe.

The $2.9 million decrease in projected 2022 revenues for this customer group between the June Updated Projections and the September Updated Projections was due to a worsening of the global political and economic situation during the interim period, resulting in our observation that customers were becoming increasingly more conservative in their investment spending at least for this year. Given our assessment that there will be delays for most of these potential customers, we decreased projected 2022 revenues for the September Updated Projections for all the main regions, i.e., $1.1 million from Europe, $1.3 million from the Asia-Pacific region, and $500 thousand from North America.

●	2023 Revenue Forecast. The $405 thousand decrease in projected 2023 revenues for this customer group between the Initial Projections and the June Updated Projections was due to the projected decreases in 2023 revenues from this customer group by $2.2 million in North American and $600 thousand in Latin America, partially offset by projected revenue increases of $1.0 million in Europe and $1.4 million in the Asia-Pacific region (including Japan). The decrease in projected 2023 revenue from North American customers was due to the same reasons outlined above for the decrease in projected 2022 revenue. The decrease in projected 2023 revenue from Latin America was primarily due to the removal of one of our potential customers in Latin America due to a change in its senior management resulting in uncertainty in the progression of this account, as well as an indicated decrease in order value for another Latin American customer. The increase in projected revenues from Europe was due to the same reason outlined for projected 2022 revenue — potential upside to one of our indirect customers in Europe for a new use case. The increase in projected 2023 revenues from the Asia-Pacific region was primarily due to the addition of three potential new customers in the region as well as an increase in projected revenues from one of our potential customers located in Japan.

Projected 2023 revenue from this customer group increased $1.2 million between the June Updated Projections and the September Updated Projections, mainly due to anticipated increases in order and revenues of $1.0 million from potential customers in the Asia-Pacific region (including Japan) and $200 thousand from potential customers in the Middle East and Africa due to interest from these customers to increase the scope of deployment to cover more of their networks and/or geographical areas.

For “New Customers after 2022,” that is, customers who we expect to enter into contracts with Avanseus in 2023:

●	2023 Revenue Forecast. There was no change in projected 2023 revenues from this customer group between the Initial Projections and the June Updated Projections. The $1.4 million decrease between the June Updated Projections and the September Updated Projections was primarily due to delays in anticipated engagements with potential customers in North America, the Middle East, and Africa.

None of FATP, Avanseus, nor any of their respective affiliates intends to, and each of them expressly disclaims any obligation to, further update or revise the projections to reflect circumstances existing or arising after the date such projections were prepared or to reflect the occurrence of subsequent events, even in the event that any or all of the assumptions underlying the projections are shown to be in error or any of the projections otherwise would not be realized, in each case except to the extent required by applicable law.

FATP and Avanseus, in addition to various email communication about due diligence requests, held 10 video conference due diligence sessions to discuss Avanseus’ forecasts. Apart from discussions with Avanseus’ management, FATP and its advisors also conducted independent due diligence on growth potential and market size of the industry in each operating market, market shares of Avanseus in each operating market and underlying business and operation assumptions, including but not limited to, number of agents, number of subscribers, average revenue per agent, agent renewal rates, new business initiatives and products, and marketing spend.

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THE ARTICLES AMENDMENT PROPOSAL

General

If the Business Combination is consummated, the Existing FATP Articles will effectively be replaced by the Amended Articles.

The Amended Articles differ materially from the Existing FATP Articles. Following is a summary of the material changes that will be effected by the adoption of the Amended Articles to replace the Existing FATP Articles.

●	Name Change: change the corporate name from “Fat Projects Acquisition Corp” to “Avanseus Holdings Corporation”;

●	Authorized Share Capital: decrease the total number of shares of all classes of authorized capital shares from $33,100 divided into 300,000,000 Class A ordinary shares with a nominal or par value of $0.0001, 30,000,000 Class B ordinary shares with a nominal or par value of $0.0001, and $1,000,000 preference shares with a nominal or par value of $0.0001, to $30,100 divided into 300,000,000 ordinary shares with a nominal or par value of $0.0001 and 1,000,000 preference shares with a nominal or par value of $0.0001;

●	Rights of Shares: include wording explaining the rights attached to the ordinary shares and the preference shares;

●	Untraceable Members: introduce standard provisions dealing with untraceable shareholders;

●	Authentication and Destruction of Documents: introduce standard provisions dealing with authentication and the destruction of company documents;

●	Information: introduce standard provisions dealing with shareholder information rights; and

●	Blank Check Company: remove the provisions relating to FATP’s status as a blank check company.

The foregoing description of the material differences between the Existing FATP Articles and the Amended Articles is qualified by reference to the complete text of the Amended Articles, attached to this proxy statement/prospectus as Annex B. We encourage FATP shareholders to read the Amended Articles in their entirety for a more complete description of their terms. Additionally, we encourage shareholders to carefully review the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Amendments

The following is a summary of the reasons for the key changes to be effected by the replacement of the Existing FATP Articles with the Amended Articles:

●	Name Change: changing the post-combination company name from “Fat Projects Acquisition Corp” to “Avanseus Holdings Corporation” is desirable to reflect the business combination with Avanseus and to more closely align the name of the publicly traded entity with the name of the existing operating business of Avanseus;

●	Authorized Share Capital and Share Rules: the Amended Articles provide for the changes necessary to consummate the Business Combination and also provides flexibility for future issuances of ordinary shares and preference shares if determined by the board of directors of New Avanseus to be in the best interests of New Avanseus and its shareholders, including, without limitation, to support New Avanseus’ growth and for future corporate needs (including, if needed, as part of financing for future growth acquisitions), without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance;

●	Untraceable Members, Authentication and Destruction of Documents, and Information: these are standard provisions found in similar publicly listed entities and have been introduced to reflect modern practices; and

●	Blank Check Company: the amendment will eliminate provisions specific to FATP’s status as a blank check company that will serve no purpose following the consummation of the Business Combination.

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Resolutions to be Voted Upon

The full text of the resolution to be proposed for approval by FATP shareholders at the General Meeting is as follows:

RESOLVED that the shareholders of FATP hereby adopt the following as a special resolution:

(a)	the name of the Company be changed from Fat Projects Acquisition Corp to Avanseus Holdings Corporation;

(b)	in accordance with sections 10 and 24 of the Cayman Companies Act, the amended and restated memorandum and articles of association be adopted in the form annexed hereto (the “Amended Articles”); and

(c)	the registered agent of FATP be and is hereby authorized and directed to file the Amended Articles with the Cayman Registrar of Companies Affairs in accordance with the Act, together with any other notices as required pursuant to the laws of the Cayman Islands.

The existence of financial and personal interests of one or more of FATP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FATP and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the Articles Amendment Proposal. In addition, FATP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of FATP’s Directors and Officers in the Business Combination” of this proxy statement/prospectus for a further discussion of these considerations.

Vote Required for Approval

The approval of the Articles Amendment Proposal will require a special resolution, which means a resolution passed by at least two-thirds of the votes cast by those shareholders of FATP who, being entitled to do so, attend, in person or by proxy, and vote thereupon at the General Meeting.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination Transactions. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the FATP shareholders for a vote.

An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the General Meeting and therefore will have no effect on the outcome of the vote on this proposal.

A signed, dated and returned proxy card that does not indicate a voting preference will be voted FOR each of the proposals presented at the General Meeting. If a shareholder fails to return their proxy card or fails to instruct their bank, broker or other nominee how to vote, and does not attend the General Meeting in person, the effect will be, among other things, that such shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the General Meeting. If a shareholder of record attends the General Meeting and wishes to vote in person, they may withdraw their proxy and vote in person.

Recommendation of the FATP Board

THE FATP BOARD UNANIMOUSLY RECOMMENDS THAT THE FATP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ARTICLES AMENDMENT PROPOSAL.

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THE SHARE ISSUANCE PROPOSAL

Overview

For purposes of complying with Nasdaq Listing Rule 5635(a), (b) and (d), FATP shareholders are being asked to approve the issuance of up to [●] FATP Class A Ordinary Shares and up to [●] FATP Preference Shares in connection with the Business Combination. Notwithstanding the approval of the Share Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Share Issuance Proposal will not be effected.

Why FATP Needs Shareholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b) and (d).

As described above, FATP will issue (i) up to [●] FATP Class A Ordinary Shares to Avanseus shareholders and holders of Unvested Restricted Shares and (ii) up to [●] FATP Preference Shares and up to $35 million of FATP Class A Ordinary Shares to the PIPE Investors.

Under Nasdaq Listing Rule 5635(a), FATP must obtain shareholder approval prior to its issuance of the FATP Class A Ordinary Shares that it will issue in the Exchange because such issuance is in connection with the acquisition of another company, such FATP Class A Ordinary Shares will not be issued in a public offering for cash, and (i) such FATP Class A Ordinary Shares will have, upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before such issuance and (ii) such FATP Class A Ordinary Shares will be equal to or in excess of 20% of the number of FATP Class A Ordinary Shares outstanding before the issuance of the FATP Class A Ordinary Shares in the Exchange.

Pursuant to Nasdaq Listing Rule 5635(b), FATP must obtain shareholder approval prior to its issuance of the FATP Class A Ordinary Shares in the Exchange because the issuance will result in a “change of control” of FATP. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Pursuant to Nasdaq Listing Rule 5635(d), FATP must obtain shareholder approval prior to its issuance of the FATP Class A Ordinary Shares in the Exchange because such issuance will be pursuant to a transaction other than a public offering involving the issuance of the FATP Class A Ordinary Shares at a price that, we believe, may be less than the lower of the Nasdaq Official Closing Price (as reflected on Nasdaq.com) of the FATP Class A Ordinary Shares immediately preceding the signing of the Business Combination Agreement or the average Nasdaq Official Closing Price of the FATP Class A Ordinary Shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the Business Combination Agreement and the number of such FATP Class A Ordinary shares to be issued will or may be equal to 20% or more of the FATP Class A Ordinary Shares, or 20% or more of the voting power, outstanding before such issuance in the Exchange.

Effects of Proposal on Current FATP Shareholders

If the Share Issuance Proposal is approved, FATP may issue FATP Class A Ordinary Shares in connection with the Business Combination, representing 64.5% of the FATP Class A Ordinary Shares outstanding on the date hereof. The issuance of such shares would result in significant dilution to FATP shareholders and result in FATP shareholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of FATP.

Resolution to be Voted Upon

The full text of the resolution to be proposed for approval by FATP shareholders at the General Meeting is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with Nasdaq Listing Rule 5635(a), (b) and (d), the issuance by FATP of an aggregate of [●] FATP Class A Ordinary Shares to the Avanseus shareholders and holders of Unvested Restricted Shares and an aggregate of [●] FATP Class A Ordinary Shares and an aggregate of [●] FATP Preference Shares to be issued to the PIPE Investors pursuant to the Business Combination Agreement be approved.”

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Vote Required for Approval

Pursuant to Nasdaq Listing Rule 5635(e), the approval of the Share Issuance Proposal will require approval by the holders of a majority of the total votes cast on the proposal at the General Meeting (being an ordinary resolution). Therefore, the failure to submit a proxy or to vote in person at the General Meeting and abstentions from voting will have no effect on the outcome of the vote on the Share Issuance Proposal.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination Transactions. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the FATP shareholders for a vote.

An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the General Meeting and therefore will have no effect on the outcome of the vote on this proposal.

A signed, dated and returned proxy card that does not indicate a voting preference will be voted FOR each of the proposals presented at the General Meeting. If a shareholder fails to return their proxy card or fails to instruct their bank, broker or other nominee how to vote, and does not attend the General Meeting in person, the effect will be, among other things, that such shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the General Meeting. If a shareholder of record attends the General Meeting and wishes to vote in person, they may withdraw their proxy and vote in person.

The existence of financial and personal interests of one or more of FATP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FATP and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the Share Issuance Proposal. In addition, FATP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of FATP’s Directors and Officers in the Business Combination” of this proxy statement/prospectus for a further discussion of these considerations.

Recommendation of the FATP Board

THE FATP BOARD RECOMMENDS THAT THE FATP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL

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THE INCENTIVE PLAN PROPOSAL

Overview

FATP is asking its shareholders to adopt and approve the New Avanseus Incentive Plan, which provides for the issuance of restricted share awards for up to 2,000,000 FATP Class A Ordinary Shares. The FATP Board approved the New Avanseus Incentive Plan prior to the General Meeting, subject to FATP shareholder approval at the General Meeting. If FATP shareholders approve the Incentive Plan Proposal, the New Avanseus Incentive Plan will become effective on the consummation of the Business Combination. Notwithstanding the approval of the Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Incentive Plan Proposal will not be effected. A copy of the New Avanseus Incentive Plan is attached to this proxy statement/prospectus as Annex C.

Purpose of the New Avanseus Incentive Plan

The purpose of the New Avanseus Incentive Plan is to promote the interests of New Avanseus by providing its seven most senior officers with an appropriate incentive to encourage them to continue in the employ of New Avanseus and to improve the growth, profitability and financial success of New Avanseus. Generally, equity-based awards are also intended to further align the interests of award recipients and shareholders.

Summary of Material Terms of the New Avanseus Incentive Plan

The principal terms of the New Avanseus Incentive Plan are summarized below. Capitalized terms in this section not otherwise defined in this proxy statement/prospectus have the meanings given such terms in the New Avanseus Incentive Plan. The following summary is qualified in its entirety by the full text of the New Avanseus Incentive Plan, which is attached as Annex C to this proxy statement/prospectus.

Administration

New Avanseus’ board of directors has the right to appoint a committee to administer the New Avanseus Incentive Plan, which can be the compensation committee or another committee of the board (the “Committee”). The Committee (within its delegated authority) may delegate its authority to grant share awards to an officer or committee of officers, subject to reasonable limits and guidelines established by the Committee at the time of such delegation and subject to applicable law. All decisions of the Committee shall be final, binding and conclusive.

The Committee has the power under the New Avanseus Incentive Plan, in its absolute discretion and subject to applicable law, to:

●	determine the eligible individuals to whom grants of New Avanseus Ordinary Shares (“Share Awards”) under the New Avanseus Incentive Plan shall be made;

●	determine the time or times when grants of Share Awards will be made;

●	determine the allocation methodology to be used for calculating the number of New Avanseus Ordinary Shares to be subject to each grant of Share Awards;

●	determine, modify or waive the terms and conditions of any grant of Share Awards;

●	prescribe the form and terms and conditions of any instrument granting Share Awards, so long as such terms and conditions are not otherwise inconsistent with the terms of the New Avanseus Incentive Plan;

●	adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the New Avanseus Incentive Plan;

●	construe and interpret the New Avanseus Incentive Plan, such rules and regulations and the instruments evidencing grants of Share Awards;

●	reconcile any inconsistency, correct any defect and/or supply any omission in the New Avanseus Incentive Plan or any instrument evidencing any grant of Share Awards; and

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●	make all other determinations necessary or advisable for the administration of the New Avanseus Incentive Plan and otherwise do all things necessary to carry out the purposes of the New Avanseus Incentive Plan.

Eligibility

Persons eligible to receive awards under the New Avanseus Incentive Plan include solely the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Product Officer, Chief Operations Officer or Chief Delivery Officer, Chief Revenue Officer and Chairman, or person(s) performing the equivalent function of any of the foregoing positions regardless of title, as well as any permitted transferees, of New Avanseus.

Term

The Committee may not grant any Share Awards under the New Avanseus Incentive Plan on or after the 10th anniversary of the effective date of the New Avanseus Incentive Plan. All Share Awards that remain outstanding after such date will continue to be governed by the New Avanseus Incentive Plan and the applicable grant agreement(s).

Grants

The Committee may offer to grant Share Awards to such eligible individuals as it may select in its absolute discretion at any time during the period where the New Avanseus Incentive Plan is in force, provided that such power shall be subject to applicable law. Each Share Award offered pursuant to the New Avanseus Incentive Plan will be subject to terms and conditions established by the Committee consistent with the New Avanseus Incentive Plan.

Subject to the specific terms of the Share Award grant agreement, each Share Award will represent an unfunded unsecured promise to pay to the holder thereof a number of New Avanseus Ordinary Shares as set out in the applicable grant agreement, subject to such trading and dealing restrictions (if any) as may be specified by the Committee in its absolute discretion, in the grant agreement.

Vesting of Share Awards

Subject to the terms of the New Avanseus Incentive Plan and any conditions specified by the Committee in its sole discretion in the applicable grant agreement, as soon as practicable upon the valid acceptance of the Share Award by the recipient, New Avanseus will issue or, as the case may be, transfer to the recipient such number of New Avanseus Ordinary Shares as determined in accordance with the grant agreement, subject to such trading and dealing restrictions (if any) as may be specified by the Committee in its absolute discretion in the relevant grant agreement (“Restricted Securities”). The applicable grant agreement may, but the Committee is not be required to, provide for conditions upon which the Restricted Securities will become vested pursuant to such conditions as the Committee shall deem appropriate in its sole discretion, and upon such vesting, the trading and dealing restrictions shall lapse.

Time-Based Restricted Securities

The Committee may provide in the applicable grant agreement that part or all of the New Avanseus Ordinary Shares issued or, as the case may be, transferred pursuant to a Share Award granted under the New Avanseus Incentive Plan are Restricted Securities subject to time-based vesting conditions as set forth therein. Unless the Committee provides otherwise, vesting of such Restricted Securities may be suspended during any leave of absence.

Performance-Based Restricted Securities

The Committee may provide in the applicable grant agreement that part or all of the New Avanseus Ordinary Shares issued or, as the case may be, transferred pursuant to a Share Award granted under the New Avanseus Incentive Plan are Restricted Securities that vest in accordance with the performance conditions set forth therein. The Committee may in its absolute discretion also additionally impose time-based vesting conditions on such Restricted Securities, which shall be set forth in the applicable grant agreement. In addition, the Committee may, in its absolute discretion, adjust the performance conditions to some or all of such Restricted Securities as set forth in the applicable grant agreement in the event of exceptional circumstances outside of management’s control that may materially affect New Avanseus’s performance such that the grantees do not receive or suffer an undue advantage or disadvantage (as the case may be).

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Accelerated Vesting Upon a Change of Control

Except as otherwise provided in the applicable grant agreement or unless otherwise determined by the Committee in its absolute discretion, upon the occurrence of a Change of Control (as defined in the New Avanseus Incentive Plan) or where a Change of Control is likely to occur (as determined by the Committee in its absolute discretion), all of the outstanding unvested time-based and/or performance-based Restricted Securities will immediately vest prior to a Change of Control.

Certain Adjustments

In the event of a corporate acquisition or similar corporate transaction involving New Avanseus, its subsidiaries or their affiliates, the Committee may, in its absolute discretion, make various adjustments to Share Awards as set forth in the New Avanseus Incentive Plan, including adjustments with respect to the payment of Share Awards, substitution of property for New Avanseus Ordinary Shares, and the termination and vesting of Share Awards.

Resolution to be Voted Upon

The full text of the resolution to be proposed for approval by FATP shareholders at the General Meeting is as follows:

“RESOLVED, as an ordinary resolution, that the New Avanseus 2022 Equity Incentive Plan and the material terms thereunder be approved and adopted.”

Vote Required for Approval

The Incentive Plan Proposal will be approved and adopted if the holders of a majority of the FATP Ordinary Shares represented in person or by proxy and voted thereon at the General Meeting vote “FOR” approval of the Incentive Plan Proposal. Failure to vote by proxy or to vote in person, an abstention from voting, or a broker non-vote will not count towards the threshold for voting with respect to the Incentive Plan Proposal and will have no effect on the outcome of the vote for this proposal.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination Transactions. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the FATP shareholders for a vote.

An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the General Meeting and therefore will have no effect on the outcome of the vote on this proposal.

A signed, dated and returned proxy card that does not indicate a voting preference will be voted FOR each of the proposals presented at the General Meeting. If a shareholder fails to return their proxy card or fails to instruct their bank, broker or other nominee how to vote, and does not attend the General Meeting in person, the effect will be, among other things, that such shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the General Meeting. If a shareholder of record attends the General Meeting and wishes to vote in person, they may withdraw their proxy and vote in person.

Recommendation of the FATP Board

THE FATP BOARD RECOMMENDS THAT THE FATP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE Incentive Plan PROPOSAL

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THE ADJOURNMENT PROPOSAL

General

Holders of FATP Shares are being asked to approve the Adjournment Proposal.

The Adjournment Proposal, if approved, will allow the Chairman of the General Meeting to adjourn the General Meeting to a later date or dates, if necessary, to permit further solicitation of additional proxies in the event that there are not sufficient votes at the time of the meeting to approve the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, and/or the Incentive Plan Proposal. In no event will FATP solicit proxies to adjourn the General Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing FATP Articles and the Cayman Islands Companies Act.

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is presented to the meeting and is not approved by the shareholders, the Chairman of the General Meeting may not be able to adjourn the General Meeting to a later date or dates. In such event, the Business Combination would not be completed.

Resolution to be Voted Upon

The full text of the resolution to be proposed for approval by FATP shareholders at the General Meeting is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the General Meeting to a later date or dates to be determined by the Chairman of the General Meeting, if necessary, to permit further solicitation and vote of proxies is hereby confirmed, ratified and approved in all respects.”

Vote Required for Approval

The approval of the Adjournment Proposal will require the consent of the meeting, which means a simple majority of the votes that are cast by those shareholders of FATP who are present, in person or by proxy, and vote thereupon at the General Meeting.

An abstention or broker non-vote with respect to this proposal will be counted towards the quorum requirement but will not count as a vote cast at the General Meeting and therefore will have no effect on the outcome of the vote on this proposal.

A signed, dated and returned proxy card that does not indicate a voting preference will be voted FOR each of the proposals presented at the General Meeting. If a shareholder fails to return their proxy card or fails to instruct their bank, broker or other nominee how to vote, and does not attend the General Meeting in person, the effect will be, among other things, that such shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the General Meeting. If a shareholder of record attends the General Meeting and wishes to vote in person, they may withdraw their proxy and vote in person.

Recommendation of FATP Board

THE FATP BOARD UNANIMOUSLY RECOMMENDS THAT THE FATP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

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MATERIAL TAX CONSIDERATIONS

Singapore Tax Considerations

The following is a summary of the material Singapore income tax considerations to Singapore resident shareholders of FATP Series A Ordinary Shares and FATP Warrants. Please note that this is not a comprehensive summary of the tax issues and Singapore residents should consult their own tax advisors to understand the tax implications of an investment in FATP Series A Ordinary Shares.

Dividend Distributions

Singapore operates under a one-tier system where the tax on corporate profits is final and dividends paid by a Singapore-resident company are tax exempt in the hands of a shareholder, regardless of whether the shareholder is a company or an individual.

No dividend withholding tax is imposed on dividend payments made to non-Singapore tax resident shareholders.

Gains Arising From Disposal Of FATP Shares and FATP Warrants

Singapore Tax Resident Individual Investors

There is no capital gain tax in Singapore and there is no specific law or regulation in Singapore dealing with the characterization of a gain as income or capital in nature. Gains arising on disposal or redemption of FATP Series A Ordinary Shares and the FATP Warrants should be tax-exempt in the hands of the individual investors where such gains are regarded as capital in nature.

However, to the extent that gains derived by individual investors are regarded as revenue in nature, such gains would be taxable in Singapore at the personal income tax rates. A Singapore tax resident individual is taxed at progressive rates ranging from 0.0% to 22.0%. The top end of the range is set to increase to 24% from income year 2023.

Singapore Tax Resident Non-Individual Investors

Singapore does not impose tax on capital gains. There are no specific laws or regulations that deal with the characterization of whether a gain is income or capital in nature. Gains arising from the disposal of the FATP Series A Ordinary Shares and the FATP Warrants may be construed to be of an income nature and subject to Singapore income tax at the rate of 17%, especially if they arise from activities which the Comptroller of Income Tax regards as the carrying on of a trade or business in Singapore. Such gains may also be considered income in nature even if they do not arise from an activity in the ordinary course of trade or business or an ordinary incident of some other business activity if the intention of the investor was not to hold the FATP Series A Ordinary Shares or FATP Warrants as long-term investments but to make a profit from the sale or otherwise disposal of the FATP Series A Ordinary Shares or FATP Warrants.

Any profits from the disposal of the FATP Series A Ordinary Shares or FATP Warrants, or from the redemption of FATP Warrants, if regarded as capital gains by the Comptroller, are not taxable in Singapore. The determination of whether a gain is income or capital in nature is made by reference to case law based on the circumstances of each case, and reference may be made to a number of factors that are indicative of a person’s intention.

Section 13W (previously Section 13Z) of the Singapore Income Tax Act provides tax exemption to corporate shareholders on gains from disposal of ordinary shares in a company which takes place between June 1, 2012 and December 31, 2027 (both dates inclusive) where immediately prior to the disposal, the divesting company has at all times during a continuous period of at least 24 months, legally and beneficially owned at least 20% of the ordinary shares in the investee company.

There are certain exclusions to the applicability of the above. Where conditions under Section 13W are not fulfilled, the tax implications on the gains will be determined as described above in precedent paragraph.

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Stamp Duty

There is no stamp duty payable on the subscription, allotment or holding of the FATP Series A Ordinary Shares. Stamp duty is payable on executed share transfer instrument at the rate of 0.2% on the amount of consideration paid or market value of the shares transferred, whichever is higher. The purchaser is liable for stamp duty unless there is an agreement to the contrary. No stamp duty is payable in respect of the transfer of FATP Series A Ordinary Shares.

GST

The purchase of FATP Series A Ordinary Shares and FATP Warrants should not attract any GST. Any GST incurred directly by a GST-registered investor in making the purchase is generally not recoverable as an input tax credit by the investor.

The sale of FATP Series A Ordinary Shares and FATP Warrants by a GST-registered investor belonging in Singapore to another person belonging in Singapore or via the Singapore exchange, is an exempt supply that is not subject to GST. Any GST incurred directly by the investor in making the exempt sale is generally not recoverable as an input tax credit by the investor.

Where the FATP Series A Ordinary Shares and FATP Warrants are sold by a GST-registered investor in the course of or furtherance of a business carried on by such investor via an overseas exchange or contractually to a person belonging in a country other than in Singapore and directly benefitting a person belonging in a country other than Singapore or a person belonging in Singapore but registered for GST in Singapore, and the contractual person is outside Singapore when the sale is executed, the sale should be considered a taxable supply subject to GST at zero-rate. Any GST incurred directly by a GST-registered investor in making the zero-rated supply should be recoverable as an input tax credit subject to the normal input tax recovery rules.

Services such as brokerage, handling, clearing, and professional services rendered by a GST-registered person to an investor belonging in Singapore in connection with the investor’s purchase, sale or holding of FATP Series A Ordinary Shares and FATP Warrants will be subject to GST at the prevailing rate, which is currently 7.0% and would be increased to 9.0% between 2022 and 2025. Similar services rendered contractually to a person belonging in a country other than in Singapore and directly benefitting a person belonging outside Singapore or a person belonging in Singapore but registered for GST in Singapore should, subject to the satisfaction of certain conditions, generally be zero-rated for Singapore GST purposes.

Services such as brokerage, handling, clearing, and professional services rendered by a person belonging outside Singapore to an investor belonging in Singapore in connection with the investor’s purchase, sale or holding of FATP Series A Ordinary Shares and FATP Warrants in the course of or furtherance of a business carried on by the investor (“Business Investor”), may be subject to reverse charge under certain circumstances.

Investors should seek their own tax advice on the recoverability of GST incurred on expenses in connection with the purchase, sale and holding of FATP Series A Ordinary Shares and FATP Warrants as well as the reverse charge implications if expenses are incurred by a Business Investor from a service provider belonging in a country other than in Singapore.

Estate Duty

Singapore estate duty has been abolished effective February 15, 2008.

United States Federal Income Tax Considerations

The following is a discussion of certain material U.S. federal income tax considerations of the acquisition, ownership and disposition of the Units, FATP Class A Ordinary Shares and FATP Warrants, which we refer to collectively as our securities, that are held as capital assets for U.S. federal income tax purposes.

This summary is based upon U.S. federal income tax laws as of the date of this proxy statement/prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances,

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including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

●	financial institutions or financial services entities;

●	broker-dealers;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies;

●	real estate investment trusts;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own five percent or more (by vote or value) of our shares;

●	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	insurance companies;

●	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

●	persons holding the securities as part of a “straddle,” constructive sale, hedge, conversion or other integrated transaction or similar transaction;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such entities;

●	tax-exempt entities;

●	controlled foreign corporations; and

●	passive foreign investment companies.

If you are a partnership (including an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes), the U.S. federal income tax treatment of your partners, members or other beneficial owners will generally depend on the status of your partners, members or other beneficial owners and your activities, in addition to certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership (including an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our securities.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

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THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of the FATP Class A Ordinary Shares or FATP Warrants who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

The Cayman Islands does not generally tax Cayman Islands companies or their shareholders, so no Cayman Islands tax consequences are expected. Thus, for U.S. holders, the only tax consequences are those arising under the U.S. tax laws.

Taxation of Distributions. Although there is no current plan to pay any dividends in the foreseeable future, if we pay distributions in cash or other property (other than certain distributions of our shares or rights to acquire our shares) to U.S. holders, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our ordinary shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the ordinary shares and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of the FATP Class A Ordinary Shares and FATP Warrants” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at preferential long-term capital gains rates. It is unclear whether the redemption rights with respect to the FATP Class A Ordinary Shares described in this prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

FATP is not a U.S. corporation and does not expect to be subject to U.S. federal income tax as a resident entity that is engaged in a U.S. trade or business. As a result, FATP’s U.S. tax compliance obligations and actions will be extremely limited. One consequence of this is that we might not compute “earnings and profits” in accordance with the Code, which means that in general, any dividends you receive (although none are planned) should be reported as ordinary dividends. Another consequence is that we do not plan to send shareholders IRS Form’s 1099 reporting any U.S. tax information, which means that U.S. holders will be required to compute and report their own U.S. tax consequences.

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Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of the FATP Class A Ordinary Shares and FATP Warrants. Generally, the amount of gain or loss recognized by a U.S. holder on a sale, exchange, or redemption of their FATP Class A Ordinary Shares or their FATP Warrants is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in his, her, or its FATP Class A Ordinary Shares or FATP Warrants so disposed of. A U.S. holder’s adjusted tax basis in his, her, or its FATP Class A Ordinary Shares or FATP Warrants generally will equal the U.S. holder’s acquisition cost less, in the case of a one ordinary share, any prior distributions treated as a return of capital.

Redemption of FATP Class A Ordinary Share. In the event that a U.S. holder’s FATP Class A Ordinary Share is redeemed or if we purchase a U.S. holder’s FATP Class A Ordinary Share in an open market transaction (each of which we refer to as a “redemption”), the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the FATP Class A Ordinary Share under Section 302 of the Code. If the redemption qualifies as a sale of FATP Class A Ordinary Share, the U.S. holder will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of the FATP Class A Ordinary Share and FATP Warrants” above. If the redemption does not qualify as a sale of FATP Class A Ordinary Share, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described above under “U.S. Holders — Taxation of Distributions.” Whether a redemption qualifies for sale treatment will depend largely on the total number of the FATP Class A Ordinary Shares treated as held by the U.S. holder (including any FATP Class A Share constructively owned by the U.S. holder as a result of owning FATP Warrants) relative to all of our shares outstanding both before and after the redemption. The redemption of FATP Class A Ordinary Share generally will be treated as a sale of the FATP Class A Ordinary Share (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only the FATP Class A Ordinary Shares actually owned by the U.S. holder, but also FATP Class A Ordinary Shares that are constructively owned by it. A U.S. holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any shares the U.S. holder has a right to acquire by exercise of an option, which would generally include FATP Class A Ordinary Shares that could be acquired pursuant to the exercise of the FATP Warrants. In order to meet the substantially disproportionate test, the percentage of the outstanding FATP Class A Ordinary Shares actually and constructively owned by the U.S. holder immediately following the redemption of FATP Class A Ordinary Shares must, among other requirements, be less than 80% of the percentage of our outstanding FATP Class A Ordinary Shares actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either (i) all of FATP Class A Ordinary Shares actually and constructively owned by the U.S. holder are redeemed or (ii) all of FATP Class A Ordinary Shares actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. holder does not constructively own any other shares (including any shares constructively owned by the U.S. holder as a result of owning warrants). The redemption of the FATP Class A Ordinary Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption of any FATP Class A Ordinary Shares will be treated as a corporate distribution and the tax effects will be as described under “U.S. Holders — Taxation of Distributions,” above. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed FATP Class A Ordinary Shares will be added to the U.S. holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other shares constructively owned by it.

Exercise, Lapse or Redemption of a Warrant. A U.S. holder generally will not recognize taxable gain or loss on the acquisition of FATP Class A Ordinary Shares upon exercise of a FATP Warrant for cash. The U.S. holder’s tax basis in the FATP Class A Ordinary Shares received upon exercise of the warrant generally will be an amount equal to the

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sum of the U.S. holder’s initial investment in the warrant (i.e., the portion of the U.S. holder’s purchase price for a unit that is allocated to the warrant, as described above under “Allocation of Purchase Price and Characterization of a Unit”) and the exercise price. It is unclear whether the U.S. holder’s holding period for the FATP Class A Ordinary Shares received upon exercise of the FATP Warrants will begin on the date following the date of exercise or on the date of exercise of the warrants; in either case, the holding period will not include the period during which the U.S. holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to [ find rest of paragraph] [Please finish this paragraph before filing.]

The tax consequences of a cashless exercise of a FATP Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s basis in the FATP Class A Ordinary Shares received would equal the holder’s basis in the FATP Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the FATP Class A Ordinary Shares would be treated as commencing on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the FATP Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the FATP Class A Ordinary Shares would include the holding period of the FATP Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered a number of FATP Warrants equal to the number of FATP Class A Ordinary Shares having an aggregate fair market value equal to the exercise price for the total number of FATP Warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the FATP Class A Ordinary Shares received in respect of the FATP Warrants deemed surrendered and the U.S. holder’s tax basis in such FATP Warrants. Such gain or loss would be long-term or short-term, depending on the U.S. holder’s holding period in the FATP Warrants deemed surrendered. In this case, a U.S. holder’s aggregate tax basis in the FATP Class A Ordinary Shares received would equal the sum of the U.S. holder’s initial investment in the FATP Warrants deemed exercised (i.e., the portion of the U.S. holder’s purchase price for the units that is allocated to the FATP Warrants, as described above under “Allocation of Purchase Price and Characterization of a Unit”) and the exercise price of such FATP Warrants. It is unclear whether a U.S. holder’s holding period for a FATP Class A Ordinary Share would commence on the date following the date of exercise or on the date of exercise of the FATP Warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the FATP Class A Ordinary Share received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem FATP Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Securities — Redeemable Warrants — Public Shareholders’ Warrants” or if we purchase FATP Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of FATP Class A Ordinary Shares and FATP Warrants.”

Possible Constructive Distributions. The terms of each FATP Warrant provide for an adjustment to the number of FATP Class A Ordinary Shares for which the FATP Warrant may be exercised or to the exercise price of the FATP Warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities — Redeemable Warrants — Public Shareholders’ Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the FATP Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of FATP Class A Ordinary Shares or to such exercise price increases the FATP Warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of FATP Class A Ordinary Shares that would be obtained upon exercise or through a decrease in the exercise price of the FATP Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of FATP Class A Ordinary Shares, or as a result of the issuance of a share dividend to holders of FATP Class A Ordinary Shares, in each case, which

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is taxable to the U.S. holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under “U.S. Holders — Taxation of Distributions” in the same manner as if the U.S. holders of the FATP Warrants received a cash distribution from us equal to the fair market value of such increased interest.

PFIC Rules. A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents, and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Once Avanseus is acquired by FATP, it is expected that its’ high proportion of active business income and assets (relative to passive income and passive assets) should prevent FATP from being characterized as a PFIC, but there is no assurance that this will be the case.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of FATP Class A Ordinary Shares who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

●	a foreign corporation; or

●	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of FATP Class A Ordinary Shares. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

If you are a Non-U.S. holder, because FATP is not a U.S. corporation and does not expect to be subject to U.S. federal income tax as a resident entity that is engaged in a U.S. trade or business, virtually no U.S. tax obligations will be imposed on you. The Cayman Islands does not generally tax Cayman Islands companies or their shareholders, so no Cayman Islands tax consequences are expected. Because Non-U.S. holders are not expected to be subject to U.S. or Cayman Island tax, their sole tax consequences are likely to be those imposed by their home countries. Thus, non-U.S. holders should consult with their own tax advisors to understand their particular tax consequences from owning our shares.

Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of FATP/New Avanseus. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of FATP/New Avanseus securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of warrants. An instrument of transfer in respect of a FATP Warrant is stampable if executed in or brought into the Cayman Islands.

No stamp duty is payable in respect of the issue of ordinary shares or on an instrument of transfer in respect of such shares.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of FATP and Avanseus, adjusted to give effect to the Business Combination and related transactions.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2022 combines the historical unaudited consolidated balance sheet of Avanseus as of June 30, 2022, with the historical unaudited balance sheet of FATP as of September 30, 2022, giving pro forma effect to the Business Combination Transactions as if they had occurred as of September 30, 2022.

The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 combines the historical unaudited statement of operations of Avanseus for the nine months ended June 30, 2022 and the historical unaudited statement of operations of FATP for the nine months ended September 30, 2022 on a pro forma basis as if the Business Combination had occurred on January 1, 2021, the beginning of the earliest period presented.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical statements of operations of Avanseus and FATP for such period on a pro forma basis as if the Business Combination had occurred on January 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022, has been derived from:

●	the historical unaudited financial statements of FATP as of September 30, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

●	the historical unaudited consolidated financial statements of Avanseus as of June 30, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022, has been derived from:

●	the historical unaudited financial statements of FATP for the nine months ended September 30, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

●

The historical unaudited financial statements of Avanseus for the six months ended June 30, 2022, included elsewhere in this proxy statement/prospectus, combined with the historical unaudited financial statements of Avanseus for the three months ended December 31, 2021, not included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, has been derived from:

●	the historical audited financial statements of FATP for the year ended December 31, 2021, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

●	the historical audited consolidated financial statements of Avanseus for the year ended December 31, 2021, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates Transaction Accounting Adjustments. Avanseus and FATP have elected not to present any estimates related to potential synergies and other transaction effect that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of Avanseus and FATP included in this proxy statement/prospectus and Avanseus’ and FATP’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

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Description of the Transactions

Business Combination

On August 26, 2022, FATP and Avanseus entered into the Business Combination Agreement. The Business Combination Agreement provides for a series of transactions, pursuant to which, among other things, Avanseus’ shareholders will exchange all of their outstanding Avanseus Shares for newly issued FATP Class A Ordinary Shares, subject to the conditions set forth in the Business Combination Agreement, with Avanseus thereby becoming a wholly owned subsidiary of FATP. In connection with the Business Combination, FATP will change its corporate name to “Avanseus Holdings Corporation.”

On October 3, 2022, FATP and Avanseus entered into an amendment to the Business Combination Agreement to add a new Closing condition that holders of FATP Class A Ordinary Shares shall have duly, properly and timely elected to have FATP redeem an aggregate of at least 5,200,000 FATP Class A Ordinary Shares for the parties to be obligated to consummate the Business Combination Transactions.

The parties expect the Business Combination is expected to close in the first quarter of 2023, following the receipt of the required approval by FATP’s shareholders and the fulfillment of other customary closing conditions.

Business Combination Consideration

In accordance with the terms and subject to the conditions of the Business Combination Agreement,

(i)	each issued and outstanding Avanseus Ordinary Share and Avanseus Non-Voting Share will be exchanged for 0.318496 newly issued FATP Class A Ordinary Shares; and

(ii)	each Avanseus Restricted Share Award outstanding immediately prior to the Effective Time that includes Avanseus Ordinary Shares or Avanseus Non-Voting Shares that will not be vested at the Effective Time shall be amended so that FATP assumes and replaces Avanseus as the grantor of unvested shares and the grantee becomes entitled to receive 0.318496 FATP Class A Ordinary Shares in place of each Unvested Grant Share if and when vesting occurs.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

The exchange of Avanseus Ordinary Shares and Avanseus Non-Voting Share for newly issued FATP Class A Ordinary Shares, as described above under (i), is adjusted in the unaudited pro forma condensed combined financial information.

The amendment to Avanseus Unvested Restricted Share Award to entitle the grantee to receive FATP Class A Ordinary Shares, as described above under (ii), is not adjusted in the unaudited pro forma condensed combined financial information because the amended Restricted Share Award have the same terms and conditions set forth in the original Avanseus Unvested Restricted Share Award.

PIPE Investment

The Business Combination Agreement provides that FATP will use its reasonable commercial efforts to enter into and consummate the PIPE Subscription Agreements pursuant to which the PIPE Investors will agree to purchase up to an aggregate of $35 million of (i) FATP Preference Shares, which shares will be convertible into FATP Class A Ordinary Shares, and (ii) FATP Class A Ordinary Shares, with such purchases to be consummated prior to or substantially currently with the closing of the Exchange. None of the PIPE Subscription Agreements are executed as of November [14], 2022. The Company will effect the impact of PIPE Investment into the unaudited pro forma condensed combined financial information once the PIPE Subscription Agreements are executed.

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Support Pool

In addition to the PIPE Investment, the Business Combination Agreement also allows FATP to issue in one or more private placements (each, a “Pool Offering”) to investors mutually reasonably acceptable to FATP and Avanseus (each, a “Pool Investor”) FATP Class A Ordinary Shares and/or any combination of FATP Preference Shares convertible into FATP Class A Ordinary Shares or warrants, options or rights that are exercisable for FATP Class A Ordinary Shares (“Pool Securities”), all in an aggregate amount equal, on a fully-diluted basis, of up to 1,000,000 FATP Class A Ordinary Shares for purposes that are mutually reasonably acceptable to FATP and Avanseus and pursuant to subscription agreements and other related private placement documents in form and substance mutually reasonably acceptable to FATP and Avanseus (“Pool Subscription Documents”). The Pool Subscription Documents may provide that the Pool Securities offered pursuant thereto may be issued before, at or after the Closing as may be mutually reasonably acceptable to FATP and Avanseus. None of the Pool Subscription Documents are executed as of November [14], 2022. The Company will effect the impact of Pool Securities into the unaudited pro forma condensed combined financial information once the Pool Subscription Documents are executed.

Crystal Technology Warrant

Crystal Technology currently holds warrants to acquire Avanseus Ordinary Shares under the Old Crystal Technology Services Warrant. All of the remaining currently unvested warrants under the Old Crystal Technology Services Warrant will expire un-exercisable as a consequence of the closing of the Exchange. The Business Combination Agreement provides for FATP and Crystal Technology to enter into the New Crystal Technology Services Warrant that provides for the issuance to Crystal Technology of warrants to acquire FATP Class A Ordinary Shares subject to vesting criteria set forth therein and requires Crystal Technology to confirm the termination of the Old Crystal Technology Services Warrant. If all of the warrants under the New Crystal Technology Services Warrant vest, Crystal Technology will be entitled to exercise the warrants for an aggregate of 1,000,000 FATP Class A Ordinary Shares subject to customary adjustments, such as for share splits, as provided therein. The Company determined that the New Crystal Technology Services Warrant will be accounted for as equity because it does not contain any cash-settlement provision.

Accounting for the Business Combination

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, FATP would be expected to be treated as the “acquired” company for financial reporting purposes, and Avanseus will be the accounting “acquirer”. This determination was primarily based on the assumption that:

●	Avanseus’ current shareholders will hold a majority of the voting power of the New Avanseus post Business Combination;

●	Avanseus’ operations will substantially comprise the ongoing operations of New Avanseus;

●	Avanseus is the larger entity in terms of substantive operations and employee base; and

●	Avanseus’ senior management will comprise the senior management of New Avanseus.

Another determining factor was that FATP does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of FATP will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to FATP over the fair value of FATP’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

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FATP has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of FATP public shares into cash as more fully described below:

●	Scenario 1 — Minimum Redemption Scenario: FATP public shareholders holding 5,200,000 FATP Class A Ordinary Shares will exercise their redemption rights for $52.4 million upon consummation of the Business Combination at a redemption price of approximately $10.07 per share.

●	Scenario 2 — Maximum Redemption Scenario: This presentation assumes that the FATP public shareholders holding 8,066,376 FATP Class A Ordinary Shares will exercise their redemption rights for $81.2 million upon consummation of the Business Combination at a redemption price of approximately $10.07 per share. The Business Combination Agreement contains a condition to the closing of the Business Combination Transactions that FATP will have cash and cash equivalents comprising working capital to be used for general corporate purposes, including funds remaining in the trust account (after giving effect to the completion and payment of the redemption of the FATP public shares) and the proceeds of any PIPE Investment, after giving effect to the payment of the FATP’s and Avanseus’ expenses in connection with the Business Combination Transactions, in an amount equal to at least $25 million.

Ownership

The following table sets out share ownership of New Avanseus on a pro forma basis assuming the Minimum Redemption Scenario and the Maximum Redemption Scenario and is based on Avanseus Shares outstanding as of September 30, 2022:

	Minimum Redemption Scenario	Maximum Redemption Scenario
Avanseus shareholders	9,350,307	9,350,307
FATP public shareholders	6,300,000	3,433,624
Sponsor’s Shareholders, Anchor Investors (FATP Class B Ordinary Shares), and underwriter	2,990,000	2,990,000
Total	18,640,307	15,773,931

In addition, the following table illustrates varying ownership levels in FATP Ordinary Shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders, on a fully diluted basis, showing full exercise and conversion of all securities that may be outstanding as of the Closing of the Business Combination or issuable under equity compensation plans existing as of the Closing of the Business Combination, including (i) the Public Warrants and Private Warrants, (ii) all Avanseus Unvested Restricted Share Awards, (iii) all FATP Ordinary Shares issuable under the New Incentive Equity Plan, (iv) the New Crystal Technology Service Warrant, and (v) the full Support Pool:

Additional Dilution Sources (1)	Assuming Minimum Redemption (2)	% of Total (3)	Assuming 75% Redemption (4)	% of Total (3)	Assuming Maximum Redemption (5)	% of Total (3)
Shares underlying FATP Private Warrants(5)	2,865,000	13.3%	2,865,000	13.9%	2,865,000	15.4%
Shares underlying FATP Public Warrants(6)	11,500,000	38.2%	11,500,000	39.3%	11,500,000	42.2%
Shares underlying Avanseus Unvested Restricted Share Award(7)	149,693	0.8%	149,693	0.8%	149,693	0.9%
Shares issuable under New Incentive Equity Plan(8)	2,000,000	9.7%	2,000,000	10.1%	2,000,000	11.3%
Shares underlying New Crystal Technology Service Warrant(9)	1,000,000	5.1%	1,000,000	5.3%	1,000,000	6.0%
Shares issued from Support Pool(10)	1,000,000	5.1%	1,000,000	5.3%	1,000,000	6.0%

(1)	All share numbers and percentages for the Additional Dilution Sources are presented without the potential reduction of any amounts paid by the holders of the given Additional Dilution Sources and therefore may overstate the presentation of dilution.

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(2)	Assumes that 5,200,000 of FATP’s outstanding public shares are redeemed in connection with the Business Combination, which is the minimum amount of redemptions that will satisfy the conditions to the consummation of the Business Combination in the Merger Agreement

(3)	The Percentage of Total with respect to each Additional Dilution Source set forth below, including the Total Additional Dilutive Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the illustrative redemption scenario, the Percentage of Total with respect to the FATP Ordinary Shares underlying the FATP Private Warrants would be calculated as follows: (a) 2,865,000 shares issued pursuant to the Private Warrants; divided by (b) (i) 18,640,307 shares (the number of shares outstanding prior to any issuance pursuant to the shares underlying the Private Warrants) plus (ii) 2,865,000 shares issued pursuant to the shares underlying the Private Warrants.

(4)	Amount shown represents share redemption levels reflecting 75% of the redeemable public shares outstanding (approximately 6,049,782 shares).

(5)	Assumes that approximately 8,066,376 of FATP’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum permitted amount of redemptions while still satisfying the conditions to the consummation of the Business Combination in the Merger Agreement.

(6)	Assumes exercise of all Private Warrants to purchase 2,865,000 FATP Class A Ordinary Shares.

(7)	Assumes exercise of all Public Warrants to purchase 11,500,000 FATP Class A Ordinary Shares.

(8)	Assumes vesting and exercise of all Avanseus Unvested Restricted Share Awards for 149,693 FATP Class A Ordinary Shares.

(9)	Assumes vesting of all share awards under the New Incentive Equity Plan for 2,000,000 FATP Class A Ordinary Shares.

(10)	Assumes vesting and exercise of all New Crystal Technology Service Warrants to purchase 1,000,000 FATP Class A Ordinary Shares.

(11)	Assumes the issuance of all Pool Securities as 1,000,000 FATP Class A Ordinary Shares.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of our public shares.

The following table shows the dilutive effect and the effect on the per share value of FATP Ordinary Shares held by non-redeeming holders of FATP Class A Ordinary Shares under a range of redemption scenarios and dilutive securities exercise scenarios:

	Minimum Redemptions(1)		Assuming 75% Redemptions(2)		Maximum Redemptions(3)
	(shares in thousands)
	Shares	Value Per Share(4)	Shares	Value Per Share(5)	Shares	Value Per Share(6)
Base Scenario(7)	18,640	$3.14	17,791	$2.81	15,774	$1.88
Excluding Sponsor Shares(8)	15,765	$3.71	14,916	$3.35	12,899	$2.30
Exercising FATP Public Warrants(9)(10)	30,140	$1.94	29,291	$1.71	27,274	$1.09
Exercising FATP Private Warrants(9)(10)	21,505	$2.72	20,656	$2.42	18,639	$1.59
Exercising All FATP Warrants(9)(10)	33,005	$1.77	32,156	$1.55	30,139	$0.98
Exercising Avanseus Unvested Restricted Share Awards(11)	18,790	$3.12	17,940	$2.79	15,924	$1.86
Vesting of share awards under the New Incentive Equity Plan(12)	20,640	$2.84	19,791	$2.53	17,774	$1.67
Exercising New Crystal Technology Service Warrant(13)	19,640	$2.98	18,791	$2.66	16,774	$1.77
Issuance of the total Support Pool(14)	19,640	$2.98	18,791	$2.66	16,774	$1.77

(1)	Assumes that 5,200,000 FATP Class A Ordinary Shares are redeemed.

(2)	Assumes that 6,049,782 FATP Class A Ordinary Shares are redeemed.

(3)	Assumes that 8,066,376 FATP Class A Ordinary Shares are redeemed.

(4)	Based on a post-transaction equity value of the Combined Company of $58.5 million.

(5)	Based on a post-transaction equity value of the Combined Company of $50.0 million.

(6)	Based on a post-transaction equity value of the Combined Company of $29.7 million.

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(7)	Represents the post-Closing share ownership of the Combined Company assuming various levels of redemption by holders of FATP Class A Ordinary Shares.

(8)	Represents the Base Scenario excluding the FATP Class B Ordinary Shares held by the Sponsor’s Shareholders and FATP Public Shareholders (the Anchor Investors and any transferees of the FATP Class B Ordinary Shares issued to them) and excluding the Private Warrants held by Sponsor, and which we collectively refer to in this table as “Sponsor Shares.”

(9)	Represents the Base Scenario plus the full exercise of the FATP Warrants. FATP Warrants are exercisable up to 14,365,000 FATP Ordinary Shares. Of these, FATP Public Warrants are exercisable for 11,500,000 shares, and FATP Private Warrants are exercisable for 2,865,000 shares. FATP Public Warrants and Private Warrants are only exercisable after the consummation of the Business Combination. Assumes no redemption of FATP Warrants. See “Description of Securities of the Combined Company —Warrants” for more information, including the terms for redemption of the Public Warrants, which, among other things, are only redeemable after the Business Combination and if the price of The Combined Company Common Stock exceeds $18.00 per share for a specified period of time.

(10)	Does not account for proceeds paid to New Avanseus or the Combined Company, if any, in connection with payment of the exercise prices for warrants, which may be exercisable, in the case of our Public Warrants, by payment either of an exercise price or on a cashless basis under certain circumstances. See “Description of Securities of The Combined Company —Warrants” for more information.

(11)	Represents the Base Scenario plus the full vesting and exercise of Avanseus Unvested Restricted Share Awards. Avanseus Unvested Restricted Share Awards are exercisable up to 149,693 FATP Ordinary Shares.

(12)	Represents the Base Scenario plus the full vesting of restricted share awards under the New Incentive Equity Plan. The New Incentive Equity Plan permits the issuance of restricted share awards for up to 2,000,000 FATP Ordinary Shares.

(13)	Represents the Base Scenario plus the full vesting and exercise of the New Crystal Technology Service Warrants. The New Crystal Technology Service Warrants are exercisable for up to 1,000,000 FATP Ordinary Shares.

(14)	Represents the Base Scenario plus the issuance of the full Support Pool of 1,000,000 FATP Ordinary Shares.

The following unaudited pro forma condensed combined statement of financial position as of September 30, 2022 and the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 and the year ended December 31, 2021 are based on (i) the unaudited interim condensed consolidated financial statements of Avanseus as of and for the six months ended June 30, 2022, the unaudited condensed consolidated financial statements of Avanseus for the three months ended December 31, 2021, and the audited consolidated financial statements of Avanseus for the year ended December 31, 2021, and (ii) the unaudited financial statements of FATP as of and for the nine months ended September 30, 2022 and the audited financial statements of FATP for the period from April 16, 2021 (inception) to December 31, 2021. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements:

154

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2022(1)

(In thousands)

	Historical			Scenario 1: Minimum Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Avanseus (IFRS Historical)	FATP (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and bank balances	$5,892	$244	$-	$115,803	A	$59,756	$(28,864)	F	$30,892
				(4,025)	B
				(5,795)	C
				(52,363)	F

Trade receivables	333	-	-	-		333	-		333
Prepaid and other current assets	171	156	-	-		327	-		327
Total current assets	6,396	400	-	53,620		60,416	(28,864)		31,552

Non-current assets
Property, plant and equipment, net	100	-	-	-		100	-		100
Intangible asset, net	3	-	-	-		3	-		3
Deferred income tax assets	43	-	-	-		43	-		43
Long term prepaid expense	-	5	-	-		5	-		5
Investments held in the trust account	-	115,803	-	(115,803)	A	-	-		-
Total non-current assets	146	115,808	-	(115,803)		151	-		151
Total assets	$6,542	$116,208	$-	$(62,183)		$60,567	$(28,864)		$31,703

(1)	The unaudited pro forma condensed combined balance sheet as of September 30, 2022 combines the historical unaudited consolidated balance sheet of Avanseus as of June 30, 2022, with the historical unaudited balance sheet of FATP as of September 30, 2022.

155

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2022 — (Continued)(1)

(In thousands)

	Historical			Scenario 1: Minimum Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Avanseus (IFRS Historical)	FATP (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
LIABILITIES
Current liabilities
Trade and other payables	$421	$-	$1,167	$(988)	C	$600	$-	$600
Contract liabilities	599	-	-	-		599	-	599
Accrued expenses	-	1,167	(1,167)	-		-	-	-
Total current liabilities	1,020	1,167	-	(988)		1,199	-	1,199

Non-current liabilities
Post-employment benefits	103	-	-	-		103	-	103
Deferred underwriting commissions	-	4,025	-	(4,025)	B	-	-	-
Warrant liabilities	-	-	717	-		717	-	717

Class A ordinary shares subject to possible redemption	-	-	115,803	(115,803)	F	-	-	-
Total non-current liabilities	103	4,025	116,520	(119,828)		820	-	820
Total Liabilities	1,123	5,192	116,520	(120,816)		2,019	-	2,019

Commitments and contingencies
Class A ordinary shares subject to possible redemption, 11,500,000 shares at redemption value	-	115,803	(115,803)	-		-	-	-

(1)	The unaudited pro forma condensed combined balance sheet as of September 30, 2022 combines the historical unaudited consolidated balance sheet of Avanseus as of June 30, 2022, with the historical unaudited balance sheet of FATP as of September 30, 2022.

156

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2022 — (Continued)(1)

(In thousands)

	Historical			Scenario 1: Minimum Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Avanseus (IFRS Historical)	FATP (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Equity
Avanseus issued share capital	$9,241	$-	$-	$(9,241)	D	$-	$-		$-
FATP preference shares	-	-	-	-		-	-		-
FATP Class A Ordinary Shares	-	-	-	1	D	2	(1)	F	1
				1	F

FATP Class B Ordinary Shares	-	-	-	-		-	-		-
Additional paid-in capital	-	-	-	(944)	C	101,845	(28,863)	F	72,982
				9,240	D		-)	G
				(9,447)	E
				63,439	F
				39,477	G
				80	H

Other reserves	1,584	-	-	-		1,584	-		1,584
Accumulated losses	(5,406)	(4,787)	(717)	(3,863)	C	(44,883)	-	G	(44,883)
				9,447	E
				(39,477)	G
				(80)	H
Equity attributable to owners of the company	5,419	(4,787)	(717)	58,633		58,548	(28,864)		29,684
Non-controlling interests	-	-	-	-		-	-		-
Total equity (deficit)	5,419	(4,787)	(717)	58,633		58,548	(28,864)		29,684
Total equity and liabilities	$6,542	$116,208	$-	$(62,183)		$60,567	$(28,864)		$31,703

(1)	The unaudited pro forma condensed combined balance sheet as of September 30, 2022 combines the historical unaudited consolidated balance sheet of Avanseus as of June 30, 2022, with the historical unaudited balance sheet of FATP as of September 30, 2022.

157

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022(1)

(in thousands, except share and per share amounts)

	Historical			Scenario 1: Minimum Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Avanseus (IFRS Historical)	FATP (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenue	$4,780	$-	$-	$-		$4,780	$-	$4,780
Cost sales	(492)	-	-	-		(492)	-	(492)
Gross profit	4,288	-	-	-		4,288	-	4,288
Operating expenses
Other operating expenses	(2,474)	-	(1,706)	90	BB	(4,090)	-	(4,090)
Other income	34	-	793	(793)	AA	34	-	34
Other losses	(126)	-	-	-		(126)	-	(126)
Formation and operating costs	-	(1,706)	1,706	-		-	-	-
Total operating expenses	(2,566)	(1,706)	793	(703)		(4,182)	-	(4,182)
Operating profit/(loss)	1,722	(1,706)	793	(703)		106	-	106
Non-operating income
Change in fair value of warrant liabilities	-	-	4,670	-		4,670	-	4,670
Interest earned on investments held in the trust account	-	793	(793)	-		-	-	-
Total non-operating income	-	793	3,877	-		4,670	-	4,670
Profit/(loss) before income tax	1,722	(913)	4,670	(703)		4,776	-	4,776
Income tax expense	(49)	-	-	-		(49)	-	(49)
Net profit/(loss)	$1,673	$(913)	$4,670	$(703)		$4,727	$-	$4,727

Basic earnings per share	$0.07
Diluted earnings per share	$0.06
Basic and diluted net loss per share, Class A ordinary shares subject to possible redemption		$(0.06)
Basic and diluted net loss per share, non-redeemable Class A and Class B ordinary shares		$(0.06)
Pro forma weighted average shares outstanding – basic and diluted						18,640,307 (2)		15,773,931 (1)
Pro forma earnings per share – basic and diluted						$0.25		$0.30

(1)	The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 combines the historical unaudited statement of operations of Avanseus for the nine months ended June 30, 2022 and the historical unaudited statement of operations of FATP for the nine months ended September 30, 2022.
(2)	Please refer to Note 8 — Net Earnings (Loss) per Share for details.

158

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share amounts)

	Historical			Scenario 1: Minimum Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Avanseus (IFRS Historical)	FATP (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$4,013	$-	$-	$-		$4,013	$-		$4,013
Cost sales	(801)	-	-	-		(801)	-		(801)
Gross profit	3,212	-	-	-		3,212	-		3,212
Operating expenses
Other operating expenses	(2,285)	-	(242)	26	BB	(41,978)	-	CC	(41,978)
				(39,477)	CC

Other income	18	-	11	(11)	AA	18	-		18
Other losses	(72)	-	-	-		(72)	-		(72)
Formation and operating costs	-	(242)	242	-		-	-		-
Total operating expenses	(2,339)	(242)	11	(39,462)		(42,032)	-		(42,032)
Operating profit/(loss)	873	(242)	11	(39,462)		(38,820)	-		(38,820)
Non-operating income
Change in fair value of warrant liabilities	-	-	1,810	-		1,810	-		1,810
Interest earned on investments held in the trust account	-	11	(11)	-		-	-		-
Total non-operating income	-	11	1,799	-		1,810	-		1,810
Profit/(loss) before income tax	873	(231)	1,810	(39,462)		(37,010)	-		(37,010)
Income tax expense	(48)	-	-	-		(48)	-		(48)
Net profit/(loss)	$825	$(231)	$1,810	$(39,462)		$(37,058)	$-		$(37,058)

Basic earnings per share	$0.04
Diluted earnings per share	$0.03
Basic and diluted net loss per share, Class A ordinary shares subject to possible redemption		$(0.04)
Basic and diluted net loss per share, non-redeemable Class A and Class B ordinary shares		$(0.04)
Pro forma weighted average shares outstanding – basic and diluted						18,640,307 (1)			15,773,931 (1)
Pro forma loss per share – basic and diluted						$(1.99)			$(2.35)

(1)	Please refer to Note 8 — Net Earnings (Loss) per Share for details.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions

On August 26, 2022, FATP and Avanseus entered into the Business Combination Agreement. The Business Combination Agreement provides for a series of transactions, pursuant to which, among other things, Avanseus’ shareholders will exchange all of their outstanding Avanseus shares in consideration for newly issued FATP Class A Ordinary Shares, subject to the conditions set forth in the Business Combination Agreement, with Avanseus thereby becoming a wholly owned subsidiary of FATP. In connection with the Business Combination, FATP will change its corporate name to “Avanseus Holdings Corporation.”

On October 3, 2022, FATP and Avanseus entered into an amendment to the Business Combination Agreement to add a new Closing condition that holders of FATP Class A Ordinary Shares shall have duly, properly and timely elected to have FATP redeem an aggregate of at least 5,200,000 FATP Class A Ordinary Shares for the parties to be obligated to consummate the Business Combination Transactions.

The Business Combination is expected to close in the first quarter of 2023, following the receipt of the required approval by FATP’s shareholders and the fulfillment of other customary closing conditions.

Business Combination Consideration

In accordance with the terms and subject to the conditions of the Business Combination Agreement,

(i)	each issued and outstanding Avanseus Ordinary Share and Non-Voting share will be exchanged for 0.318496 newly issued FATP Class A Ordinary Shares; and

(ii)	each Avanseus Restricted Share Award outstanding immediately prior to the Share Exchange Effective Time that includes Avanseus Ordinary Shares or Non-Voting Shares that will not be vested at the effective time of the Exchange shall be amended so that FATP assumes and replaces Avanseus as the grantor of unvested shares and the grantee becomes entitled to receive 0.318496 FATP Class A Ordinary Shares in place of each Unvested Grant Share if and when vesting occurs.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that New Avanseus will experience. Avanseus and FATP have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and present the Management’s Adjustments. FATP has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

FATP does not meet the definition of a “business” pursuant to IFRS 3 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of IFRS 3, Business Combinations; rather, the Business Combination will be accounted for as a capital reorganization in accordance with IFRS 2, Share-Based Payments. See Note 3-Accounting for the Business Combination for more details.

160

The historical financial statements of Avanseus have been prepared in accordance with IFRS as issued by the IASB. The historical financial statements of FATP have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by Avanseus. Two adjustments required to convert FATP’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to (i) reclassify FATP Class A Ordinary Shares subject to redemption to non-current financial liabilities under IFRS 2, and (ii) reclassify FATP Warrants to non-current financial liabilities under IAS 32.

FATP has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of FATP public shares into cash as more fully described below:

●	Scenario 1 — Minimum Redemption Scenario: FATP public shareholders holding 5,200,000 FATP Class A Ordinary Shares will exercise their redemption rights for $52.4 million upon consummation of the Business Combination at a redemption price of approximately $10.07 per share.

●	Scenario 2 — Maximum Redemption Scenario: This presentation assumes that FATP public shareholders holding 8,066,376 FATP Class A Ordinary Shares will exercise their redemption rights for $81.2 million upon consummation of the Business Combination at a redemption price of approximately $10.07 per share. The Business Combination Agreement contains a condition to the closing of the Business Combination Transactions that FATP will have cash and cash equivalents comprising working capital to be used for general corporate purposes, including funds remaining in the trust account (after giving effect to the completion and payment of the redemption of the FATP public shares) and the proceeds of any PIPE Investment, after giving effect to the payment of the FATP’s and Avanseus’ expenses in connection with the Business Combination Transactions in an amount equal to at least $25 million.

After the Business Combination, FATP’s current public shareholders, the FATP Class B Ordinary Shares held by the Anchor Investors combined with the Sponsor’s Shareholders (but not including any FATP Class A Ordinary Shares held by Anchor Investors, which are included with the FATP public shareholders), and current Avanseus shareholders, under the different redemption scenarios would be expected to own approximately the following percentages of New Avanseus Ordinary Shares:

Ownership percentage post-Business Combination	Minimum Redemption Scenario		Maximum Redemption Scenario
Avanseus shareholders	9,350,307	50.2%	9,350,307	59.3%
FATP public shareholders	6,300,000	33.8%	3,433,624	21.7%
Sponsor’s Shareholders, Anchor Investors (FATP Class B Ordinary Shares), and underwriter	2,990,000	16.0%	2,990,000	19.0%
Total shares	18,640,307	100.0%	15,773,931	100.0%

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

The share amounts and ownership percentages set forth above are not indicative of voting percentages and do not take into account (i) FATP Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter, (ii) equity awards issued at Closing upon rollover of the Unvested Grant Shares, and (iii) the New Crystal Technology Services Warrants.

Note 3 — Accounting for the Business Combination

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, FATP would be expected to be treated as the “acquired” company for financial reporting purposes, and Avanseus will be the accounting “acquirer”. This determination was primarily based on the assumption that:

●	Avanseus’ current shareholders will hold a majority of the voting power of the New Avanseus post Business Combination;

●	Avanseus’ operations will substantially comprise the ongoing operations of New Avanseus;

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●	Avanseus is the larger entity in terms of substantive operations and employee base; and

●	Avanseus’ senior management will comprise the senior management of New Avanseus.

Another determining factor was that FATP does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of FATP will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to FATP over the fair value of FATP’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Note 4 — IFRS Conversion and Presentation Alignment

The historical financial information of FATP has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. Two adjustments required to convert FATP’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to (i) reclassify FATP Class A Ordinary Shares subject to redemption to non-current financial liabilities under IFRS 2, and (ii) reclassify FATP Warrants to non-current financial liabilities under IAS 32.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align FATP’s historical financial information in accordance with the presentation of Avanseus’ historical financial information.

Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2022

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of September 30, 2022 are as follows:

A.	Reflects the liquidation and reclassification of $115.8 million of funds held in the trust account to cash and bank balances that becomes available following the Business Combination.

B.	Reflects the settlement of deferred underwriting commissions upon the closing of the Business Combination.

C.

Represents preliminary estimated transaction costs expected to be incurred by FATP and Avanseus of approximately $5.0 million and $1.0 million, respectively, for legal, accounting and printing fees incurred as part of the Business Combination.

For the FATP Transaction Costs, $0.1 million of these fees have been paid and $1.0 million have been accrued as of the pro forma balance sheet date. The remaining amount of $3.9 million is reflected as an adjustment to accumulated losses. The FATP estimated transaction costs excludes the deferred underwriting commissions included in (B) above.

For the Avanseus Transaction Costs, $0.1 million of these fees have been paid as of the pro forma balance sheet date. The remaining $0.9 million is included as an adjustment to additional paid-in capital.

D.	Represents the exchange of outstanding Avanseus shares into 9,350,307 FATP Class A Ordinary Shares at par value of $0.0001 per share upon the Business Combination.

E.	Represents the elimination of FATP’s historical accumulated losses after recording the transaction costs to be incurred by FATP as described in (C) above and the recognition of share-based compensation by FATP as described in (H) below.

F.

The Minimum Redemption Scenario reflects the minimum redemption of 5,200,000 FATP Class A Ordinary Shares for aggregate redemption payments of $52.4 million at a redemption price of approximately $10.07 per share. The Maximum Redemption Scenario reflects the redemption of 8,066,376 FATP Class A Ordinary Shares for aggregate redemption payments of $81.2 million at a redemption price of approximately $10.07 per share. The Business Combination Agreement contains conditions to the closing of the Business Combination Transactions that (i) FATP will have cash and

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cash equivalents comprising working capital to be used for general corporate purposes, including funds remaining in the trust account (after giving effect to the completion and payment of the redemption of the FATP public shares) and the proceeds of any PIPE Investment, after giving effect to the payment of FATP’s and Avanseus’ expenses in connection with the Business Combination Transactions equal to at least $25 million, and (ii) at least 5,200,000 FATP Class A Ordinary Shares will be redeemed by FATP’s public shareholders.

G.

In the Minimum Redemption Scenario, represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by Avanseus and the fair value of FATP’s identifiable net assets at the date of the Business Combination, resulting in a $39.5 million increase to accumulated loss. In the Maximum Redemption Scenario, represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by Avanseus and the fair value of FATP’s identifiable net assets at the date of the Business Combination, resulting in a $39.5 million increase to accumulated loss. The fair value of shares issued was estimated based on a market price of $10.07 per share (as of November 22, 2022). The value is preliminary and will change based on fluctuations in the share price of the FATP Ordinary Shares through the Closing Date. In the Minimum Redemption Scenario, a one percent change in the market price per share would result in a change of $0.9 million in the estimated expense. In the Maximum Redemption Scenario, a one percent change in the market price per share would result in a change of $0.6 million in the estimated expense

	Minimum Redemption Scenario		Maximum Redemption Scenario
	Shares	(in 000s)	Shares	(in 000s)
FATP shareholders
Class A shareholders	6,415,000		3,548,624
Class B shareholders	2,875,000		2,875,000
Deemed costs of shares to be issued to FATP shareholders		$93,550		$64,686
Net assets of FATP as of September 30, 2022		111,016		111,016
Less: FATP Transaction Costs		(3,863)		(3,863)
Less: FATP Warrant liabilities		(717)		(717)
Less: Effect of redemption of FATP Class A Ordinary Shares		(52,363)		(81,227)
Adjusted net assets of FATP as of September 30, 2022		54,073		25,209
Difference – being IFRS 2 charge for listing services		$39,477		$39,477

H.	Reflects the vesting of the 55,000 Founder Shares that were transferred to directors, in an aggregate value of approximately $0.1 million, upon the Business Combination.

Note 6 — Unaudited Avanseus Statement of Operations for the Nine Months Ended June 30, 2022

The following table sets forth the calculation for Avanseus’ unaudited statement of operations for the nine months ended June 30, 2022 used in the pro forma calculation. Avanseus’ unaudited statement of operations for nine months ended June 30, 2022 is derived from Avanseus’ unaudited statement of operations for six month ended June 30, 2022, included elsewhere in this proxy statement/prospectus, combined with Avanseus’ unaudited statement of operations for three months ended December 31, 2021 (not included elsewhere in this proxy statement/prospectus).

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AVANSEUS UNAUDITED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED JUNE 30, 2022

(in thousands)

	Three months ended December 31, 2021 (unaudited)	Six months ended June 30, 2022 (unaudited)	Nine months ended June 30, 2022 (unaudited)
Revenue	$1,910	$2,870	$4,780
Cost sales	(288)	(204)	(492)
Gross profit	1,622	2,666	4,288
Operating expenses
Other operating expenses	(501)	(1,973)	(2,474)
Other income	24	10	34
Other losses	(72)	(54)	(126)
Total operating expenses	(549)	(2,017)	(2,566)
Operating profit before income tax	1,073	649	1,722
Income tax expense	(20)	(29)	(49)
Net profit/(loss)	$1,053	$620	$1,673

Note 7 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement Of Operations for the Nine Months Ended September 30, 2022 and for the Year Ended December 31, 2021

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 are as follows:

AA.	Reflect the elimination of interest income generated from the investments held in the trust account.

BB.	Reflect the elimination of office and administrative support fees paid by FATP to the Sponsor.

CC.	Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of shares issued by Avanseus over the fair value of FATP’s identifiable net assets at the date of the Business Combination.

Note 8 — Net Earnings (Loss) per Share

Represents the earnings (loss) per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings (loss) per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of FATP’s public shares:

	For the nine months ended September 30, 2022 and for the year ended December 31, 2021
	Minimum Redemption Scenario	Maximum Redemption Scenario
Weighted average shares outstanding – basic and diluted
Avanseus shareholders	9,350,307	9,350,307
FATP public shareholders	6,300,000	3,433,624
Sponsor’s Shareholders, Anchor Investors (FATP Class B Ordinary Shares), and underwriter	2,990,000	2,990,000
Total	18,640,307	15,773,931

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INFORMATION RELATED TO FATP

Introduction

We are a blank check company incorporated on April 16, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. Based on our business activities, FATP is a “shell company” as defined under the Exchange Act, because we have no operations and nominal assets consisting almost entirely of cash.

Initial Public Offering

On October 15, 2021, we consummated our initial public offering of 11,500,000 Units at a price of $10.00 per Unit, generating gross proceeds of $115,000,000. Simultaneously with the closing of the FATP IPO, we consummated the sale of 2,865,000 Private Warrants to the Sponsor at a price of $1.00 per Warrant, generating gross proceeds of $2,865,000.

FATP placed a total of $115,000,000, comprised of the proceeds from the FATP IPO (which amount includes $4,025,000 of the deferred underwriting compensation) and $2,865,000 of the proceeds of the sale of the Private Warrants, into the trust account.

The Sponsor

Fat Projects SPAC Pte. Ltd., a Singapore private company limited by shares, is the Sponsor. Fat Projects Pte. Ltd., an affiliate of the Sponsor, founded in 2015 by FATP’s Co-Chief Executive Officers, has invested in over half a dozen of companies in Southeast Asia, including ipaymy.com, panamericana.sg, mums.sg, bamboobowls.com, and squiggler.com.au. Mr. Andrada and Mr. Lo bring a combined 40 years of senior global banking and entrepreneurship experience. These complimentary skill sets coupled with a deep understanding of how big companies work, the importance of agile and lean thinking to move, solve problems and scale fast, come together to provide a transformative approach to building and scaling businesses. Mr. Andrada and Mr. Lo also co-founded ipaymy.com, which is now a Series-A company backed by Beenext, an early stage venture capital firm with investments in 180 companies across 17 countries and five continents, and DG Ventures, an investment arm of Digital Garage Group, a company listed on the Tokyo Stock Exchange (Tokyo Stock Exchange 4819).

Our Past Blank Check Experience and Conflicts of Interest

Mr. Lo, Mr. Andrada, and Mr. Michaelis are officers and directors of Aura FAT Projects Acquisition Corp, a special purpose acquisition company that completed its initial public offering in April 2022, generating aggregate proceeds of approximately $117,300,000. Aura FAT Projects Acquisition Corp is currently seeking a target with operations or prospective operations in the technology, financial technology and services, or entertainment sectors in Southeast Asia with which to complete its initial business combination.

Mr. Lo serves as the Co-Chief Executive Officer and Chairman of the Board for Aura FAT Projects Acquisition Corp. Mr. Andrada serves as Co-Chief Executive Officer, Chief Financial Officer, and director of Aura FAT Projects Acquisition Corp. Mr. Michaelis serves as President, Chief Operating Officer, and Head of Mergers and Acquisition to Aura FAT Projects Acquisition Corp.

Our officers and directors may have conflicts of interest with other entities to which they owe fiduciary or contractual obligations with respect to business combination opportunities, including those FATP directors with respect to Aura FAT Projects Acquisition Corp. Other than with Aura FAT Projects Acquisition Corp, none of our officers or directors, the Sponsor, nor any of FATP’s or Aura FAT Projects Acquisition Corp’s respective officers, directors, employees, or affiliates, have had previous management experience with blank check companies or special purpose acquisition companies in the past. In order to minimize potential conflicts of interest that may arise from multiple affiliations, our directors who are also directors of Aura FAT Projects Acquisition Corp may be required to present all suitable target businesses to Aura FAT Projects Acquisition Corp prior to presenting them to FATP in the event the Business Combination is not consummated, unless such opportunity is expressly offered to such individual solely in his capacity as an officer of FATP and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent such individual is permitted to refer that opportunity to us without violating another legal obligation.

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Although conflicts of interest in pursuing an acquisition target may arise between Aura FAT Projects Acquisition Corp and FATP if the Business Combination is not consummated, we do not believe that any potential conflicts would materially affect our ability to complete our Business Combination.

Effecting a Business Combination

Fair Market Value of Avanseus’ Business

FATP’s initial business combination must occur with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the assets held in our trust account (net of amounts disbursed to management for working capital purposes and excluding the deferred underwriting compensation and taxes payable on the interest earned on the trust account) at the time of signing a definitive agreement to enter into a business combination. FATP will not complete a business combination unless the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. The FATP Board determined that this test was met in connection with the Business Combination.

Sponsor Consent Right

In connection with the FATP IPO, FATP agreed that it would not enter into a definitive agreement regarding an initial business combination without the prior written consent of the Sponsor. The Sponsor has consented to our entry into the Business Combination Agreement.

Redemption Rights for Public FATP Shareholders upon Completion of the Business Combination

Our public shareholders may redeem all or a portion of their FATP Shares upon our initial business combination’s completion at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days before the closing of the initial business combination, including interest earned on the funds held in the trust account (net of taxes payable), if any, divided by the number of then issued and outstanding public shares, subject to the limitations described herein. We anticipate that the amount in the trust account will initially be $10.00 per public share. The per share amount that we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting compensation that we will pay to the underwriters of the FATP IPO. The redemption rights require that a beneficial holder must identify itself in order to validly redeem its shares. Further, we will not proceed with redeeming our public shares, even if a public FATP shareholder has properly elected to redeem its shares, if a business combination does not close. The Business Combination Agreement provides that the obligation of each party to close the Business Combination Transactions is conditioned on FATP public shareholders requesting redemption of at least an aggregate of 5,200,000 FATP Class A Ordinary Shares. See the section titled “General Meeting of FATP Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

The Sponsor, the Sponsor’s Shareholders, the Anchor Investors, and our senior advisors, directors and officers have entered into agreements pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares (and in the case of the Sponsor any public shares) they hold in connection with the completion of our initial business combination.

Limitations on Redemption Rights

The Existing FATP Articles provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 either before or upon closing of an initial business combination (so that we do not then become subject to the SEC’s “penny stock” rules). In the event that the aggregate cash consideration we would be required to pay for all FATP Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to us, we will not complete the business combination or redeem any shares, and all FATP Class A Ordinary Shares submitted for redemption will be returned to the holders thereof. A holder of FATP Class A Ordinary Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), may not seek to have more than 15% of the aggregate FATP Shares redeemed without the consent of FATP. In addition, the Business Combination Agreement provides that the obligation of each party to close the Business Combination Transactions is conditioned on FATP public shareholders requesting redemption of at least an aggregate of 5,200,000 FATP Class A Ordinary Shares.

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Redemption of Public Shares and Liquidation if No Business Combination

The Existing FATP Articles provide that we will have only until the Final Redemption Date to consummate an initial business combination. If we have not consummated an initial business combination by the Final Redemption Date, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public FATP shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the FATP Board, liquidate and dissolve, subject to our obligations under the laws of the Cayman Islands to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to FATP Warrants, which will expire worthless if we fail to consummate an initial business combination by the Final Redemption Date.

The Sponsor, the Sponsor’s Shareholders, the Anchor Investors, and our senior advisors, officers and directors have entered into agreements pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares (and in the case of the Sponsor public shares) they hold in connection with the Business Combination and their rights to liquidating distributions from the trust account with respect to any Founder Shares they hold if we fail to consummate an initial business combination by the Final Redemption Date (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame).

The Sponsor and our officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing FATP Articles (i) that would modify the substance or timing of our obligation to provide holders of FATP Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by the Final Redemption Date or (ii) with respect to any other provision relating to the rights of holders of FATP Shares, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 either before or upon the closing of an initial business combination (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, any executive officer or director, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining held outside the trust account plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of the FATP IPO and the sale of the Private Warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be approximately $10.00. The proceeds we deposited in the trust account could, however, become subject to the claims of our creditors, which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would

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be prevented from bringing claims against the trust account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Marcum, our independent registered public accounting firm, and the underwriters in the FATP IPO, did not and will not execute agreements with us waiving such claims to the monies held in the trust account.

In addition, there is no guarantee that any such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriters of the FATP IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of FATP. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our income tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. We have not asked the Sponsor to reserve for such indemnification obligations and we cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

We have sought and will continue to seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the FATP IPO against certain liabilities, including liabilities under the Securities Act. We will have access to the funds held outside of the trust account to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors.

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If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the trust account, we cannot assure you we will be able to return $10.00 per public share to our public shareholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, the FATP Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public FATP shareholders from the trust account before addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public shareholders will be entitled to receive funds from the trust account only upon the earlier of (i) the completion of our initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing FATP Articles to (a) modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by the Final Redemption Date or (b) with respect to any other provision relating to shareholders’ rights or pre-business combination activity and (iii) the redemption of all of our public shares if we are unable to complete our initial business combination by the Final Redemption Date. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights described above.

See “Risk Factors — Risks Relating to FATP and the Business Combination.”

Director Independence

Nasdaq listing standards require that a majority of the FATP Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the FATP Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The FATP Board has determined that Ms. Wyer and Messrs. Alexandre, Sugarman, Bono and Addamine are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our audit committee is entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Properties

Our executive office is located at 27 Bukit Manis Road, Singapore, 099892 and our telephone number is +65 8590 2056. Our executive offices are leased from the Sponsor for $10,000 per month. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Competition

In identifying, evaluating and selecting a target business for the Business Combination, we encountered intense competition from other entities having a business objective similar to ours, including other blank check companies, private equity groups and leveraged buyout funds, and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses is limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with our public shareholders who exercise their redemption rights may reduce the resources available to us for the Business Combination.

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FATP’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of FATP’s financial condition and results of operations should be read in conjunction with FATP’s audited consolidated financial statements and the related notes to those statements included elsewhere in this proxy statement/prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that involve risks and uncertainties. FATP’s actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Forward-Looking Statements”, which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company incorporated on April 16, 2021 as a Cayman Islands exempted company and formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. While our efforts to identify a target business may span many industries and regions worldwide, we focus our search for prospects within the supply chain, transportation, logistics, finance, sustainability/ESG, food, agriculture, e-commerce, and/or big data sectors. We intend to effect our initial business combination using cash from the proceeds of the FATP IPO and the private placement of the Private Units, the proceeds of the sale of the FATP Class A Ordinary Shares in connection with our initial business combination, shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.

We expect to continue to incur significant costs in the pursuit of our initial business combination. We cannot assure you that our plans to complete our initial business combination will be successful.

Proposed Business Combination

On August 26, 2022, we entered into the Business Combination Agreement with Avanseus, and Amendment No. 1 thereto.

The Business Combination Agreement and the Business Combination Transactions were approved by the FATP Board and the Avanseus board of directors (other than the PIPE Investment as described below, which will require further approval of both boards of directors), subject to the approval of our shareholders.

The Business Combination Agreement provides that the Company will use its commercially reasonable efforts to enter into and consummate the PIPE Subscription Agreements in form and substance mutually acceptable to the Company and Avanseus with investors mutually reasonably acceptable to the Company and Avanseus pursuant to which such investors will agree to purchase up to an aggregate of $35 million of (i) FATP Preference Shares, which shares will be convertible into FATP Class A Ordinary Shares, and/or (ii) the FATP Class A Ordinary Shares, with such purchases to be consummated prior to or substantially currently with the closing of the Exchange.

The parties expect the Business Combination to be consummated in the first quarter of 2023, following the receipt of the required approval by our shareholders and the fulfillment of other customary closing conditions.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception through September 30, 2022, were organizational activities, those necessary to prepare for the FATP IPO and, after the FATP IPO, identifying a target company for an initial business combination, negotiating the Business Combination Agreement and the preparation and filing on October 5, 2022 with the SEC the registration statement on Form S-4 of which this proxy statement/prospectus is a part. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses and expenses incurred in connection with negotiating the Business Combination Agreement and preparing and filing the registration statement on Form S-4 of which this proxy statement/prospectus is a part.

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For three months ended September 30, 2022, we had a net loss of $676,820, which consisted of formation and operating costs $1,254,482, offset by interest earned on investments held in the trust account of $577,662.

For nine months ended September 30, 2022, we had a net loss of $913,423, which consisted of formation and operating costs of $1,706,360, offset by interest earned on investments held in the trust account of $792,937.

For the three months ended September 30, 2021, we had a net loss of $43,886, which consisted primarily of formation and operating costs.

For the period from April 16, 2021 (inception) to September 30, 2021, we had a net loss of $50,293, which consisted primarily of formation and operating costs.

Liquidity, Capital Resources and Going Concern

We generated gross proceeds of $115,000,000 in the FATP IPO. Simultaneously with the closing of the FATP IPO, we consummated the sale of 2,865,000 Private Warrants to the Sponsor at a price of $1.00 per Private Warrant, generating gross proceeds of $2,865,000.

For nine months ended September 30, 2022, cash used in operating activities was $510,902. Our net loss of $913,423 resulted from formation and operating costs of $1,706,360 partially offset by interest earned on investments held in the trust account of $792,937. Changes in operating assets and liabilities provided $1,125,458 of cash from operating activities.

For period from April 16, 2021 (inception) through September 30, 2021, cash used in operating activities was $36,198. Our net loss of $50,293 resulted from formation and operating costs of $50,772 partially offset by formation and operating costs paid by sponsor of $479. Changes in operating assets and liabilities provided $13,616 of cash from operating activities.

As of September 30, 2022, we had investments of $115,803,480 held in the trust account. We intend to use substantially all of the funds held in the trust accounts, including any amounts representing interest earned on the trust account (less taxes paid and deferred underwriting commissions) to complete our initial business combination. We may withdraw interest to pay taxes. During the period ended September 30, 2022, we did not withdraw any interest earned on the trust account. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2022, we had cash of $243,991 outside of the trust account. We intend to use the funds held outside the trust account primarily to structure, negotiate and complete our initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with our initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust Account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the Private Warrants, at a price of $1.00 per warrant at the option of the lender.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has and will continue to incur significant costs in pursuit of its acquisition plans which raises substantial doubt about the Company’s ability to continue as a going concern. Moreover, we may need to obtain additional financing either to complete our initial Business Combination or because we become obligated to redeem a significant number of our public shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust accounts. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

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In addition, management has determined that the mandatory liquidation and subsequent dissolution, should the Company be unable to complete a business combination, raises substantial doubt about the Company’s ability to continue as a going concern. The Company has until October 15, 2022, which was automatically extended to January 15, 2023 when we originally filed the registration statement on Form S-4 of which this proxy statement/prospectus is a part on October 5, 2022, to consummate a business combination unless the Company further extends the period of time to consummate a business combination, or unless the Company’s shareholders approve of a further extension, in each case in accordance with the Company’s amended and restated memorandum and articles of association. It is uncertain that the Company will be able to consummate a business combination by this time. If the Company does not consummate a business combination by this date, there will be a mandatory liquidation and subsequent dissolution of the Company unless there are further extensions as described above. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 15, 2023 (assuming no further extensions).

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, that would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee up to $10,000 for office space, utilities and secretarial and administrative support services. We began incurring these fees on October 12, 2021 and will continue to incur these fees monthly until the earlier of the completion of a business combination and our liquidation.

The underwriters in the FATP IPO are entitled to a deferred fee of $4,025,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that the Company completes a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies and Significant Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our unaudited financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these unaudited financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our unaudited financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Offering Costs

We comply with the requirements of the ASC 340-10-S99-1. Offering costs consists of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the FATP IPO, and fair value in excess of consideration paid with respect to the Founder Shares sold to the Anchor Investors. Offering costs are allocated to the separable financial instruments issued in the FATP IPO based on a relative fair value basis, compared to total proceeds received. Upon closing of the FATP IPO on October 15, 2021, offering costs associated with the FATP Class A Ordinary Shares were charged to temporary equity. Offering costs associated with the Public Warrants were changed to equity. The Sponsor sold 75,000 Founder Shares to each Anchor Investor (750,000 Founder Shares in the aggregate) at approximately $0.009 per share. The Company accounted for the fair value in excess of

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consideration paid with respect to the number of Founder Shares sold to the Anchor Investors as an offering cost reflected as an increase to additional paid in capital offset by a reduction of the offering proceeds upon completion of the FATP IPO. The fair value of each Founder Share was determined to be $6.75.

Ordinary Shares Subject to Possible Redemption

We account for the FATP Ordinary Shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” FATP Ordinary Shares subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally redeemable FATP Ordinary Shares (including FATP Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The FATP Class A Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, all FATP Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheet.

Net Loss Per Ordinary Share

We comply with the accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of FATP Ordinary Shares outstanding during the period, excluding FATP Ordinary Shares subject to forfeiture. At September 30, 2022 and December 31, 2021, we did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of us. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the period presented.

Financial Instruments

We account for FATP Warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the FATP Warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the FATP Warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the FATP Ordinary Shares and whether the FATP Warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment is conducted at the time of FATP Warrant issuance and as of each subsequent annual period end date while the FATP Warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the FATP Warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified FATP Warrants that do not meet all of the criteria for equity classification, the FATP Warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for the outstanding FATP Warrants as equity-classified.

Recent Accounting Standards

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Quantitative and Qualitative Disclosures about Market Risk

As of September 30, 2022, we were not subject to any market or interest rate risk. Following the consummation of the FATP IPO, we placed the net proceeds therefrom into the trust account and they have been invested in U.S. government treasury bills, notes or bonds with a maturity of 185 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

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AVANSEUS’ BUSINESS

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of Avanseus and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Avanseus Holdings Pte. Ltd. and its subsidiaries following the consummation of the Business Combination.

History and Overview

Avanseus, headquartered in Singapore, was founded in 2015. The principal founder was Bhargab Mitra, who had more than two decades of experience in the telecommunications industry. In forming Avanseus, Mr. Mitra was focused on the coming roll-out and mass adoption of the 5th generation mobile network, or 5G, a new high-speed, more reliable global wireless standard designed to connect virtually everyone and everything, including machines, objects, and devices, together, which he believed would be driven by companies in the telecommunications industry upgrading their technology to 5G in order to enable more advanced services. Mr. Mitra’s initial aim in forming Avanseus was to focus on addressing the maintenance of telecommunications and other networking equipment, which was a slow and rather inefficient process at that time, with repairs made to equipment as the equipment failed. The Company’s solution was to introduce artificial intelligence into this process.

Avanseus is a software company specializing in building enterprise solutions enabled by analytics (that is, the ability to extract valuable business information from data sets), artificial intelligence, machine learning (the application of complex algorithms to infer patterns of data behavior that would otherwise be challenging for humans to identify), and cognitive computing (the application of the aforementioned methodologies to enable computing machines to self-perform without human intervention). Our current focus is predictive operations and maintenance software, primarily in the telecommunications sector but also in the manufacturing and industrial sectors. We have developed and own proprietary technology that can scale across various industries (e.g., telecommunications, utilities, manufacturing, data centers, and IT).

In mid-2015 we began raising funds from family, friends, and angel investors.

In August 2015 we established a subsidiary based in Bengaluru (Bangalore), India, through which we operate our research and development function and part of the process by which we combine various components of our products in development into larger components, subsystems, or final products, also known as product integration.

In October 2016 the Company signed its first customer contract and began earning revenue from its software sales.

In December 2016 we established a subsidiary in the United States, Avanseus LLC. The entity was set up at the time to support our U.S.-based employee who covered the North and South American markets.

In mid-2018 Avanseus was designated a Gartner Cool Vendor, which helped us generate a much higher profile in the industry. Gartner is a major information technology research and consultancy firm.

In January 2019, we raised $1.3 million in a convertible note offering in Singapore.

In September 2019 we established a subsidiary in Italy, Avanseus Srl. The entity was set up to support new Avanseus personnel based in Italy. We also considered it necessary to support future European growth, which has now occurred.

In June 2020, we raised $3.4 million pursuant to an offering of our Series A Preference Shares, the conversion of $1.3 million of previously-issued convertible notes, and by converting $1.1 million of unpaid accrued salaries into 765,006 ordinary shares.

In December 2020, Avanseus was a finalist for Emerging Enterprise Award category of the Singapore Emerging Enterprise Awards, which is jointly presented by The Business Times and OCBC Bank and “honors the bold ambition of Singapore’s young businesses under ten years old.” The nomination recognized our achievements to date and provided good publicity for Avanseus, including press and radio coverage.

In July 2019, we released an upgraded version of our predictive software solution, marketed to the telecommunications industry as “Cognitive Assistance for Networks,” that we called “CAN 4.0.” We released additional upgraded versions, CAN 5.0 and CAN 5.5, in August 2020 and August 2021, respectively. The upgrade to CAN 5.5 was a significant development for us, changing the structure of our main software solution to be focused on operating within a cloud-based environment.

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In the fourth quarter of 2021, we announced plans to open the Avanseus Use Case Design Studio, an advanced software development center with personnel to be based in Singapore, Italy, and the United States, and we have been ramping up that organization ever since. We expect the Design Studio to commence formal operations in approximately the fourth quarter of 2023. Our Design Studio personnel will be involved in various aspects of our solution development, including business analysis, technical design, and software development across different use cases (that is, how the user of a particular solution would use it to accomplish a particular goal), architectures, and technologies. These teams will use artificial intelligence, deep learning, and cloud architecture to create new and innovative products and product enhancements to meet our customers’ changing needs and develop additional solutions that will allow Avanseus to expand its current telecommunications-central product portfolio and move into new customer industries.

During the year ended December 31, 2021, the Company reported a net profit for the first time.

Industry Background/Market Opportunity

The traditional maintenance approach, often using statistical-based techniques to identify degrading signals, is resource-intensive, time consuming, and prone to errors. With the advent of artificial intelligence methodologies, however, the mode of operation based on waiting for machines to fail and then initiating repairs is being replaced by condition-based monitoring of industrial equipment, prediction of upcoming failure events, and preventive intervention to eliminate the likely root cause of such events, otherwise known as predictive maintenance.

A typical example would be network elements in a large telecommunication infrastructure, where equipment failure can result in the loss of service for multiple end users. Under the traditional approach to maintenance, such failures need to occur before they are corrected, and hence the service failure becomes an inevitable part of the correction process — you correct after failure happens. Some failures can be mitigated by planned maintenance, trying to keep the equipment fit by regularly checking at specific time intervals, typically every six or 12 months. The approach Avanseus enables, however, is using predictions of failure events that can then be corrected before they turn into actual failures.

The same concept applies in any environment where persons and entities rely on specific pieces of technological equipment to ensure the availability of one or more particular services and the failure of such equipment results in failure in a supported service as well. Other such environments include technology infrastructures, such as those used in data centers, utilities infrastructures, manufacturing and industrial plants, and digital platforms used across a variety of industries.

The ability to implement a preventive approach to the maintenance of a technology infrastructure can be further enriched by expanding the scope to monitoring performance, planning, and designing and managing the operational expenses incurred when operating such an infrastructure. Avanseus has thus recently reorganized and extended its focus to address the wider scope of operations and maintenance as a natural extension of its existing operations, resulting in its current three-pronged product portfolio, articulated across the following solution areas:

●	Augmented Operations, which consists of our current predictive maintenance application, including our fault prediction application that performs sheer detection of foreseen failures and an application that we refer to as “topology discovery,” that is, the ability to automatically recognize the logical connections between the different parts of an infrastructure and provide a representation of those logical connections that our software can use to better cross-correlate events.

●	Health and Performance Management, which is related to our predictive maintenance application but focuses more on monitoring performance overall instead of focusing solely on whether equipment is likely to fail. Thus, these applications address the need to monitor infrastructure performance generally, predicting its future behavior and enabling more accurate planning of infrastructure expansion and a better use of the deployed technology assets (that is, avoiding the addition of new assets if more value can be still extracted from existing ones).

●	Energy Management, which focuses on applications that help enterprises improve efficiency in their consumption of an increasingly-costly resource.

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We believe that Avanseus is well-positioned for growth and success. Adoption of predictive methodologies for operations and maintenance and cloud infrastructure is growing quickly. We believe that the coming introduction of 5G technology will catalyze the convergence of cloud utilization, artificial intelligence, and telecommunications as well as allow larger and more complex networks to deliver more advanced business and operational value to companies and end users. Further, we believe that the adoption of 5G, and eventually its currently planned-successor, 6G, technology will unleash new use cases and requirements — for example, computer networks that are optimized to process a very high volume of data messages with minimal delay (known as “low latency”) that are needed for new services, such as cars that can communicate bidirectionally with other systems outside of the car (known as “connected cars”) and remote surgery, that will make preventive maintenance even more important in their operations. The level of sophistication of such new use cases will oblige technology infrastructure providers to upgrade their operational systems and processes to react much faster to possible failures, resulting in the necessity to monitor the infrastructure more accurately, react more promptly to performance degradations, and intervene faster when failures occur. For example, any failure in the infrastructure supporting connected and autonomous cars will need to be detected and resolved in quasi-real time to avoid incidents that can be life-threatening. This speed of reaction in the face of a higher level of technological sophistication requires the adoption of novel techniques that augment operations teams’ (that is, the personnel involved in running the performance monitoring, operations, and maintenance of a technology infrastructure) capabilities in order to perform more actions in a fully automated manner. The acceleration of the level of process automation and virtualization will similarly increase the importance of preventive processes as systems will need to operate with less human oversight and users expect a seamless experience that is not interrupted by breakdowns or otherwise unavailable when and where they desire.

All of these developments are expected to increase the market opportunities for our solutions. In this regard, the global market for predictive maintenance for Internet of Things is expected to grow to $27.8 billion by 2027.1 Further, the global markets for artificial intelligence-based management solutions and data center infrastructure management are expected to grow to $14.92 billion and $3.0 billion,3 respectively, by 2027, while the global market for application performance management, that is, the ability to manage business and leisure applications and services, including real time decision making based on automated correlation of different data sets, for activities such as advanced cloud gaming, is expected to reach $12.0 billion by 2026.4 The solutions we have in our portfolio and the ones we plan to further develop are contributing to a portion of the sum of the aforementioned total markets that we estimate to be in the range of $8.0 to $10.0 billion, giving Avanseus and its proposition ample potential for growth.

Meanwhile, the global energy management software market is expected to reach $75 billion by 2027.5 Continuing rising global demand for energy efficiency, resulting from increasing demand for energy due to both economic and population growth as well as the growing awareness that fossil fuel usage is contributing to climate change and government policies to address this, along with the rising adoption of digital transformation and automation, has and are expected to continue driving growth and opportunities in this market.

We believe that we have a strong foundation that will position us to capitalize on the significant opportunities that these market developments will present. Please see “— Competitive Strengths/Technology Differentiators.”

Our Products

We offer a suite of software applications that use artificial intelligence, including a suite of our artificial intelligence-based proprietary algorithms, to continuously analyze data, both structured and unstructured, to predict network failures, performance degradations, and equipment failures before they occur and provides a root cause analysis and recommended actions and preventive measures. This supports our customers in planning the activities of their operations teams so that an increased number of remedial actions can be grouped and executed in the same maintenance “time window” (that is, either a planned maintenance timeframe or the timeframe of a trip to the physical location where the relevant pieces of equipment requiring maintenance are located), thus reducing the

[1]	Next Move Strategy Consulting “Predictive Maintenance Market by Component — Global Opportunity Analysis and Industry Forecast, 2022-2030” (July 2022).
[2]	Valuates “Global AI in Telecommunication Market Size, Status and Forecast 2021-2027” (June 2021).
[3]	BlueWeave Consulting “Data Center Infrastructure Management (DCIM) Market — Industry Trends & Forecast Report 2028 (May 2022).
[4]	ReportLinker “Global Application performance Management (APM) Industry” (Feb. 2022).
[5]	Markets&Markets “Energy Management Systems Market” (June 2022).

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cost of field-related travels and providing more time to the operations teams to analyze the remedial actions needed before they implement them, leading to a better quality and fit for purpose of the performed remedial actions. In addition, our software solutions have built-in machine learning capabilities to continuously improve their predictive efficiency. The prediction model is based on correlation with internal, enterprise-level data together with external data such as weather conditions, temperature, and pieces of equipment in out-of-service status. Root cause analysis and prioritization of recommended resolutions improve the precision of service planning and preventive action.

We have also recently developed applications in the related field of health and performance management, which monitor infrastructure performance generally and predict future behavior to enable more accurate planning of infrastructure expansion and a better use of deployed technology assets. In addition, we are developing a new suite of applications that will help enterprises better manage their energy use.

Our solutions are cloud native, can run in any cloud environment regardless of the provider or host, and are vendor agnostic, thus allowing for maximum deployment flexibility.

The multi-platform accessible system, which can be accessed using either Android or IOS smartphones, tablets, laptops, and desktop computers, can be deployed in multiple different industries including telecommunications, manufacturing, and utilities, although our current focus is on the telecommunications and, to a lesser extent, data center and manufacturing sectors. Our solution can integrate with spare parts inventory systems and manage work order scheduling based on availability and performance of engineers.

We discuss our specific product offerings below.

Avanseus Augmented Operations

The Avanseus Augmented Operations solution is our artificial intelligence-based software designed to provide analytic capabilities to enterprises embracing the challenge of transforming their operations from reactive to predictive and preventive. Avanseus’ solution analyzes the performance data of different components (i.e., pieces of equipment) of an entity’s technology infrastructure, both in real-time and historically, and predicts the health status of such components up to seven days in advance. As a result, customers using this solution have a reasonable opportunity to receive an objective assessment of their infrastructure status and either replace or reconfigure the components predicted to fail before they actually do so, saving them from unplanned outages and, depending on the industry, potentially related safety issues.

We designed the Avanseus Augmented Operations Solution keeping in mind the challenges faced by different environments where a technology infrastructure is core to delivering business value. A few examples of such challenges, and the way our solution can address them, are:

●	Gradual degradation in the performance of an optical fiber connection, which can eventually lead to loss of service for multiple households. In many cases such degradation, often tied to wear of the fiber connectors, is virtually impossible for humans to detect, but typically there are early signals that such degradation is happening that can be detected by an artificial intelligence–based algorithm.

●	Failure of an engine in a line of production in a manufacturing plant, which can potentially result in the need to stop production to rectify the failure or even injure the plant’s human operators. In this case also our software can detect early signals of the deterioration so that the plant operator can undertake necessary preventive intervention(s) to ensure that the engine does not actually fail.

●	Overheating of a data center rack of equipment resulting from improper functioning or the complete failure of the air conditioning in the rack room. This could cause some of the equipment in the rack to fail, which could result in a loss of service for those customers whose data is hosted on such equipment. Our solution’s ability to monitor data from sensors attached to the air conditioners and correlate such data with the performance of the rack equipment can alert operators to such an imminent failure as well as the preventive measures to avoid it.

●	Predicting the type of equipment problems that occur only rarely and over long durations is a typical challenge in some industrial environments, such as the semiconductor manufacturing industry. Our solution reduces unplanned outages and periodic maintenance downtimes by gathering and analyzing distress signals from the equipment that would not have been possible using other monitoring methods, with the expectation that it will help prevent production stoppages or delays resulting from such events.

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Avanseus’ Augmented Operations solution includes a user-friendly interface that provides users with the ability, among other things, to have the software highlight only those problems that are deserving of the highest attention, drill down to the specific part of each piece of equipment that is predicted to fail, and automatically cluster the degradation signals that correlate and contribute to a predicted failure. Further, automated triggering of the necessary corrective actions is an integral part of our solution, enabling so called “zero-touch” operations (that is, a way to run operations that requires fewer humans as recommended actions can be executed by software). The dashboard shows different pieces of the customer’s equipment categorized according to their individual health status. Customers can understand each piece of equipment’s current and future health status along with the history of its failures with just a single click. The Avanseus Augmented Operations solution can be used as a platform for centralized operations complementing existing other platforms that support full automation of large technology infrastructure operations.

The key benefits experienced by companies that implement our Augmented Operations solution are reduced maintenance costs, extended equipment life, less downtime, fewer service disruptions (telecommunications customers), and improved product quality (manufacturing customers).

Avanseus Health and Performance Management

Today’s technology infrastructure operating companies face ever-increasing performance issues as technology expands and becomes more complex. Our Health and Performance Management software application helps these companies meet such challenges by continuously analyzing data to predict potential infrastructure failure, such as the disruption of a network-delivered service like basic smartphone connectivity, driven by failure in one or more specific network hardware or software elements and performance degradations before they occur and provide a root cause analysis and recommended preventive measures. Such measures can include tuning of some parameters, re-arranging the connections between different components of the infrastructure, or the addition of further components to re-establish the expected performance level.

Our software can analyze key performance values and provide users with a comprehensive health index that provides both the historical and current health status of each equipment component. Using artificial intelligence, it compares the technology infrastructure’s key performance indicators (“KPIs”) (that is, indicators that are indicative of the performance of the technology pieces of equipment themselves), which are commonly used by the technical experts in our customers’ organizations and/or are normally provided by infrastructure equipment vendors, and the alarms that indicate potential failures or threshold crossing, normally collected by external platforms and sent as an input to our software, to provide critical insights on equipment performance and health. Users can even configure thresholds in the health index or KPIs to initiate corrective actions whenever any of the monitored KPIs exceeds or falls below a given threshold value. The typical details provided to human users of the software is a trendline showing the performance of the KPIs or their aggregation against given threshold values, including not only the historical and actual data points but also a predictive extension of the trend, thus enabling preventive monitoring and, if needed, the implantation of preventive course-correction actions.

Use of this solution can also enable the extension of the lifetime of specific pieces of equipment. In manufacturing and industrial plants, the lifetime of any deployed piece of equipment is usually tied to the manufacturer’s recommendation, which is normally part of the product documentation and tied to an expected average span of time in which that product, under certain average conditions, will perform as expected. Monitoring the performance of the piece of equipment on a continuous basis, and therefore detecting early signals of wear that enable more regular and timely maintenance, will typically allow the user to extend the lifetime of the piece of equipment, enabling less frequent updates and the related cost of replacement.

Product in Development — Avanseus Energy Management

With dramatically soaring costs and pressure by customers, employees, and society generally to “green” their operations, the consumption of energy is becoming even more of a core challenge for any technology infrastructure operation; we expect an increasing demand for solutions that adopt advanced analytics techniques to monitor and provide options for reducing energy consumption.

Traditional approaches to energy management for large technology infrastructures either address subsets of such infrastructures (in other word, a group of similar elements of a particular infrastructure, for example, just the active pieces of equipment like servers and racks in a data center, or passive infrastructure like air conditioning and

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back-up batteries in a manufacturing plant) or attempt to combine different subsets into one dashboard but with a limited ability to compare consumption across different subsets and analyze whether that consumption level is consistent with the energy use levels that would normally be expected in order to deliver the service level that such infrastructure must guarantee to its end users in order for the infrastructure to perform in the manner that the end users would expect.

Another approach, typical of incumbent product vendors (that is, the companies supplying the products that constitute the technology infrastructure overall), is to provide enhancements to existing product portfolios that allow such products to self-control their energy consumption, implementing software functionalities as simple as switching off the piece of equipment when not needed or more sophisticated ones like switching off some of its functionalities while taking into consideration the required performance to serve users in a specific moment in time. The limiting factor of such an approach is that it takes into consideration single pieces of equipment rather than the overall infrastructure they belong to, thus missing out on the potential additional savings that can be deducted by the additional cross-functional information.

Such traditional approaches do further the common goal of reducing energy consumption, resulting in a reduced cost of operations as well as improving the energy footprint and increasing the sustainability of the companies that implement them — an increasingly relevant competitive advantage. Yet, as far as these partial approaches can go, they fall short of providing a truly holistic approach to energy consumption, that is, one where as many as possible components of the overall operation that consume energy are jointly considered, including their mutual interactions and correlations and the match against the performance level that needs to be guaranteed at any point in time by the technology infrastructure, taking advantage of fluctuations in such needs that can offer opportunities for further energy savings.

Avanseus’ Energy Management solution will address this multi-domain challenge, automating the monitoring of energy consumption across different technology domains and leveraging those functionalities that our customers have already deployed to start reducing their carbon footprint. We believe that our experience in supporting large-scale operational environments and the adoption of artificial intelligence to detect and predict patterns of performance, correlating across different subsets of an applicable infrastructure, particularly qualifies us to develop software that will accomplish this.

Among the key applications of our Energy Management solution will be:

●	Energy Consumption Optimization: to monitor the consumed energy of the infrastructure matched against the required activity or level of service that the infrastructure is expected to deliver, adjusting dynamically the level of performance of the infrastructure and hence its energy consumption. AI algorithms are learning how to modulate capacity, power, and speed of the different elements of the technology infrastructure, providing the right configuration and parameter settings (both hardware and software components) in order to keep system performances at the required level while at the same time limiting energy consumption.

●	Energy Consumption Benchmarking: to benchmark equipment energy consumption with respect to other equipment with the same capacity and performance, detecting outliers (that is, equipment that is exceeding its expected energy consumption threshold), and triggering in-depth analysis to identify the root cause for such outliers, including the provision of suggestions for correcting the anomalous behavior. Possible root causes for such inconsistencies are faulty pieces of equipment or parts thereof, degrading pieces of equipment that require more energy to provide a given level of performance, faulty and/or incorrectly calibrated energy monitoring meters, and energy theft by third parties who illegally connect their own external equipment to the customer’s systems. This application will also be able to detect potential mistakes in the customer’s energy bills, which may save the customer additional money.

We expect that Avanseus’ Energy Management solution will positively impact our customers’ technology infrastructure’s energy consumption by providing insights from their running operations, helping to correlate consumption across their different sources, and matching against the expected performance outcome of the technology infrastructure itself. We have tested our capabilities to provide such insights on specific parts of a large-scale telecommunications infrastructure in Asia and we will continue to develop such capabilities, testing and honing them with the support of prospect customers, with the current goal of bringing a first application in this regard to market during the first quarter of 2023.

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Planned Upgrades to Existing Applications

During the next 12 to 24 months we intend to upgrade our Augmented Operations solution with new functionalities aimed at improving its level of automation in order for our customers to further reduce their personnel’s efforts in the operations and maintenance process. In this regard, we are:

●	Enriching the root cause analysis capability of our software by extending the amount of cross-correlated events monitoring, improving the accuracy of the events filtering vis-à-vis their potential impact so that the focus of the remedial actions can be further narrowed;

●	Automatically clustering the needed remedial actions into different categories (that is, grouping the remedial actions so that all those having the same characteristics — for instance remedial actions that required a field visit versus those that could be performed remotely — can be filtered for additional, more in-depth analysis) for more thorough visibility into what remedial actions operations personnel have undertaken and so that the software can better determine what additional remedial actions are still required when it detects any residual problems after the initial recommended remedial actions have been performed;

●	Implementing real-time anomaly detection capabilities to extend the scope of the remedial actions from predicted events to reactive events (that is, those events that are not being predicted but still occur). Customers embracing the adoption of predictive maintenance are expecting the same analysis capabilities that our solution provides on the predicted events to be applied to the residual non-predicted events, so that their overall operations process does not need to distinguish between the two for the action-taking; and

●	Developing new dashboards tuned to the needs of other industrial environments besides telecommunication, including manufacturing, data centers, and utilities.

We are enriching our Health and Performance Management solution, which currently focuses on technology infrastructure KPIs, with the ability to predict key quality and performance indicators based on end user quality of experience and behavior predictions (that is, indicators that are indicative of the perceived quality of the service delivered by the infrastructure or that are taking into consideration how the end users actually use the service). An example of this would be an indicator that infers the quality perceived by a person when watching a streaming video on his/her smartphone, including distinguishing between whether the end user is motionless or is, for example, on a high-speed train), and adjusting the signal level provided by the infrastructure accordingly. The augmented visibility and the consequent ability to cross-correlate between infrastructure performance and the quality perceived by the end users of such infrastructure enables the operator of the infrastructure to take actions, such as changing its working parameters and/or topology, to adapt to the dynamically-changing needs of its end users in a more continuous manner. This capability enables infrastructure maintenance to evolve from a more standard approach where the control parameters of the infrastructure are modified in selected “optimization” windows using statistics from actual behaviors collected over a period of time and combining them with the expected future requirements, so that the infrastructure can be tuned to the needs and expectations of the end-users on a more continuous basis. The adoption of artificial intelligence in this activity is in its early stage and Avanseus is positioning itself in this space as an early entrant.

Competitive Strengths/Technology Differentiators

Our predictive operations software solutions include a number of features that distinguish them from most similar products offered by our competitors for a number of reasons that we consider competitive strengths, to wit:

●	Our proprietary prediction algorithms:

●	use very few resources in terms of storage and computational power, reducing the cost of running such algorithm compared to similar offerings; this is particularly important when running large-scale operations as is typical of telecommunications networks and data centers, two of the industries that we consider part of our target market;

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●	do not require additional “training” after it is deployed as it is able to “learn” continuously and adapt to changing patterns in the data sets that it must gather and absorb for analysis, a process generally referred to as “data ingestion”;[6] and

●	are “universal,” that is, capable of producing consistently-accurate predictions regardless of the context that originates the data sets it is exposed to. This is of particular importance when, like with our applications, solutions must be able to deliver the same business outcome (e.g., event predictions) in domains that are as different as, for example, telecommunications networks and manufacturing plants. A similar challenge addressed by the same capability is that of ingesting data from equipment that is similar but purchased from different vendors; the ability to perform “multi-vendor” is a strong asset and differentiates our applications from more “domain-focused” product vendors that have less interest in making products that interface seamlessly with those of their direct competitors.

●	Our root cause analysis powered by the ability to rebuild the logical connections of the different pieces of equipment within the infrastructure (also known as “topological discovery”), which enables cross-correlated analysis (that is, the ability to relate the occurrence of one event to the combined effect of multiple smaller events that occur in different parts of the infrastructure and are apparently uncorrelated to one another), providing users with a deeper understanding of the characteristics of the predicted events. In our experience this is unique in the industry, and as a result the competing products we are aware of are much less accurate and difficult to use. Accurate root cause analysis is a prerequisite for making an AI-based solutions fully effective in an operational environment. Avanseus’ proposition is focused on providing a business outcome by enabling more efficient operations, which requires more capabilities, such as this, compared to competing products that simply deliver sheer AI-based predictions and leave to the customer the challenge of successfully making use of those predictions.

●	Our cloud-native software, ensuring fit to the cloud-based architectures that are becoming prevalent in a wide variety of industrial environments.

●	Our solutions have been adopted by companies that are leaders in their industry, including Vodafone, Bharti Airtel, and Telefonica. Our industry is new, developing rapidly, and changing on almost a day-to-day basis, dominated by relatively new and not well-known providers who come and go at a rapid pace. The lack of historical data with respect to the operations of the companies and their product offerings in this market provides potential users with little on which to judge them and make a decision as to which vendors to use when they look to purchase such products. As a result, many consider what the leaders in their industry are doing in that regard and give that significant weight in making a decision as to their own purchases. Therefore, having these large, global companies as our customers is a competitive advantage.

●	A solid product-installed base, with our solutions currently running on approximately one million pieces of equipment worldwide.

●	Proven performance with clients,[7] delivering significant reduction in the number of trouble tickets (30%-35% for reactive tickets), reducing the average time to correct failures (up to 50%) as well as the number of high priority alarms (in the range of 15-20%).

●	Solid network operations and performance know-how, with more than 60 engineering resources including data scientists, data engineers and architects, cloud software developers, and subject matter experts with strong experience in operating telecommunications networks and/or developing software for managing such networks. Such personnel are developing our software solutions, involved in deploying such solutions in customers’ operational environments, training customer personnel in using the solutions they have purchased, and supporting the transformation of our customers’ legacy operational

[6]	Artificial intelligence-based prediction algorithms need to be “trained before they are put in live operations — training is normally done using a set of historical data from the same operational environment; the challenge of catering for new data patterns that did not appear in the training set is a major challenge when trying to secure continuous “fit” of the algorithm to the new ingested data.

[7]	Measured in selected commercial deployments where data is made available from the customers.

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processes in order to make the best use of our products and achieve the best return on their investment. The transition in managing technology infrastructures from a reactive-based approach, where operators solve problems that have already occurred and monitor past behavior to infer future behavior, to a predictive-based approach that involves solving problems that have not yet occurred and monitoring based on behaviors predicted by a machine, is particularly challenging as it requires a significant shift in what the operators and their personnel are used to doing. As a result, such transition is not only one of technology but, due to the natural human tendency to resist change, is much more so one of mindset, requiring in-depth training, hand holding in the early stage of the adoption, and providing hard evidence demonstrating the benefits before the customer can fully rely on the system. Our personnel are trained and skilled in all such activities, and part of our proposition involves a thorough engagement to make sure that the required changes are implemented. We provide on-call support as a standard service once new processes are in place.

Customer Acquisition, Retention, and Expansion

We are focused on continuing to grow our customer base (acquisition), retaining existing customers (contract and stickiness), and expanding customers’ usage of our products (innovate and grow), as discussed below.

Acquisition

Our prediction capable software is transformative. We take our value proposition to the CEO, CFO, CTIO level. Always supported by a customer-specific business case — cost, revenue, and impact, including customer satisfaction, and brand. Our customers’ typical expectation with respect to implementing our solutions is to reduce the cost of running their technology infrastructure, both in terms of number of required resources, the cost of needed equipment, and the cost of the energy to run it. A positive side effect of becoming more predictive in operating an infrastructure is that fewer failures reach the stage of becoming impactful, resulting in an average improvement in the quality of service delivered by the infrastructure itself; this impacts how the service is perceived by the end users of that infrastructure, who end up raising fewer complaints, thus improving the brand value of the customer.

Contract and Stickiness

Our solutions provide quality improvements and operational efficiency, which ultimately leads to increased customer satisfaction and retention. When we initially deploy our solution, we start transforming network operations and reveal weak points within the network and its operation, and then help to solve these issues. With 5G (low latency/high speed requirements), the transformation of network operations and performance from the legacy network era to a cloud-native 5G environment is critical. It allows our customers to secure high performance, scalability, and versatility of their technology infrastructure.

The Avanseus solution works on legacy through fully cloud-native networks, helping customers smooth the transition of their business as they upgrade their technological systems. As such, once implemented, it is difficult for an operator to change their predictive operations to another vendor because our software not only brings quality and cost reduction in operations, but also transforms the way the whole network operation process works.

Innovate and Grow

Our software solutions come pre-integrated with several typical data sources from operations domains, including ticketing systems, alarm monitoring systems, KPI tools, and software automation platforms. This is important as a means to accelerate the deployment of the solutions in the operational environment — our software can be deployed in a complex environment in a matter of few weeks, delivering business outcomes very shortly after such deployment.

The ability to integrate several sources of data in a relatively seamless manner means our solutions can quickly and easily be applied to activate additional use cases, solving additional operational problems without significant additional effort. In fact, as the software is already ingesting data from such sources, it is easy to add more functionalities that require the same data sources, thus giving a fast track to scope expansion on the same customer footprint. In this way, we can grow our relevance within the same customer with little inconvenience to the customer or expense on our part.

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In addition, our customers often operate in multiple locations, meaning we can expand within the customer group into other countries. To further support this, we are increasing the number of our partnerships with large corporations that have a presence in multiple geographies and that are seeking solutions like ours to serve their own customer base. These companies are typically large system integrators whose partnership with us gives us exposure and customer engagement capacity where we would otherwise be challenged in this regard, as our presence, geography-wise, is limited due to our current size.

Growth Strategy

Technology development and product innovation are central to our growth strategy. We have been investing in ways to deliver to the fast-growing and evolving needs of customers across different industries, through targeted investments by focusing on portfolio diversification, expanding our strategic partnerships, and merger and acquisition activity.

Portfolio Diversification

As previously mentioned, we are developing a design studio to ideate more software applications addressing an increased number of customer pain points; we often refer to such applications as “use cases.” This organization will (i) take responsibility for Avanseus’ product portfolio, (ii) define its evolution strategy, including by collecting requirements from customers and partners, (iii) create a presence of the Avanseus brand with relevant industry analysts by contributing to their research programs, attending their industry events, and working to have Avanseus and our solutions featured in such analysts’ industry reports, which are widely read by our target customers, and (iv) coordinate and cooperate with Avanseus’ research and development personnel to develop the software needed to deliver on identified needs.

The design studio organization will also seek to expand Avanseus’ portfolio of solutions to increase our presence and/or expand into additional industry domains, including data centers and manufacturing. As described above, our capabilities can be leveraged across several industries and in general all those that are enabled by large technology infrastructures that require complex organizations for their operations.

Strategic Partnerships

An integral part of our expansion plans requires partnerships with large players, like global system integrators, that can give us exposure in those parts of the world where we may have no or a limited presence and/or with those customers with whom our sales personnel may have challenges engaging.

This shift from direct (i.e., Avanseus’ sales personnel directly engaging with potential customers) to indirect sales (i.e., selling our software solutions via system integrators) is an important strategic repositioning of our “Go To Market” strategy shift leading to a different model of engagement and an increased focus on having third parties selling and operating our products rather than using our own resources and efforts.

The ability of our portfolio of solutions to provide tangible benefits to our customers is attracting significant attention from these types of companies. To date we have established partnerships with TechMahindra, Tata Communications Transformation Services, and Tata Consulting Services, all of which are Indian multinational information technology services and consulting companies, and we are steadily progressing into expanding our presence and partnership with additional players around the globe.

As we are particularly focused on cloud-enabled solutions, we are also engaging with large cloud infrastructure providers (so called “hyper-scaler” companies) in order to ensure that our software is seamlessly operating within their own environments and has the further potential to become an integral part of their ecosystems (that is, being featured in their marketplaces and becoming part of their sales proposition). This would provide the additional benefits of leveraging their massive global footprint to expand our own.

We intend to leverage such partnerships to also reduce our average timelines for customer engagement, as the incumbent presence of our partners with a prospective customer avoids the need for some of the early discussions that are typical of completely fresh engagements.

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M&A Activity

While we have built solutions that are largely neutral to the industry and can be applied across different industry domains, our focus has been primarily on the telecommunications sector in this early part of our journey. Our expertise in the telecommunications domain is very strong, giving us credibility in our customer engagements in this industry. As we plan to extend our presence into other industries with more determination, we are conscious of the need to attain a similar level of expertise in order for us to be able to prove strong domain-specific competence. We believe that a merger or acquisition of another company or its business and/or personnel can be one pragmatic way to fast-track such acquisition of presence and competence.

To this end, we have engaged in some preliminary discussions with prospective target companies, primarily looking for players that have anchor capabilities in artificial intelligence and cloud-based software, strong domain expertise, and the right customer presence in their industry. When looking for potential merger partners or acquisitions, we look for companies that we believe will add value and help us in executing our business and growth plans. In this regard, we look for companies or businesses: (i) that have strategies that are consistent with the objectives of our expansion plans, portfolio (industry, geography), and/or capability; (ii) that complement our current business with minimal, if any, overlap with our current offerings and operations; and (iii) where the integration of such company or business with our own would be more efficient than organic growth or independently developing similar offerings.

We note that these discussions have been preliminary, we currently have no agreements to acquire any other companies, businesses, or their personnel, and there can be no guarantee that we will consummate any such merger or acquisition in the future.

Plan Going Forward

Moving forward, we intend to implement the following actions by 2025 as part of our continuing growth strategy:

●	Pivot to a software subscription-based business. While we currently sell our software solutions primarily via licenses, we recognize that the “software license” model may eventually come under pressure as more industries adopt the “software-as-a-service” model whereby users pay for software applications based on their usage (that is, for the time users actually use the applications, also referred to as “consumption based”), rather than “right of use” (that is, paid for an agreed time period, typically one or more years, regardless of how much such applications are used and how many computational resources this use entails), and pursuant to which we will deliver our solutions through our own infrastructure and third-party cloud provider, instead of having them operate wholly within the customers’ or users’ network as is the case under our current licensing model (except in limited circumstances where we run the software on our own systems and charge the customer fees for doing so). This transition, which is consistent with the massive adoption of (public) cloud infrastructures, requires a new software architecture, which we have already started working on.

●	Expand partner channels for shorter sales cycles and market reach, described above under “— Strategic Partnerships.”

●	Seek opportunity in operations centric adjacent domains. We believe that our solid presence in the telecommunications domain offers significant opportunities to expand into adjacent industries — those that are either using a telecommunications-like network to support their operations (for example utilities, cell tower companies) or that adopt operations models that are similar to those of telecommunications companies (such as data centers). In some cases a telecommunications customer can function as a vehicle to foster such expansion as the adjacent domains are operated by the customer itself.

●	Keep abreast of the technology evolution by partnering with key players in cloud and artificial intelligence. We intend to remain abreast of the latest evolutions in those technology areas that strongly underpin our value. Hyper-scaler companies are an obvious target for cooperation as they are leading the way in those technology areas, often times “creating” an innovation that entire industries wind up adopting. At the same time, hyper-scaler companies are constantly seeking to enrich their own ecosystem with products from companies like Avanseus that have the specific domain expertise that they lack and can complement their offering(s), offering us an opportunity to play an important role in such ecosystems.

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●	Enrich our use case library with partnerships and the creation of a collaborative Design Studio, as discussed under “— Portfolio Diversification.”

●	Expand scope and use cases in predictive operations, predictive performance, and predictive energy management, as discussed above under “— Products and Services — Planned Upgrades to Existing Applications.”

●	Create a software-as-a-service proposition leveraging core capabilities of universal prediction and anomaly detection. As we gradually pivot towards a subscription-based model and evolve our software architecture to best fit the hyper-scalers’ evolving ecosystems, as discussed above, we open the opportunity to expand our business model and sell some of our core capabilities, like universal prediction and anomaly detection, for customers to leverage in a consumption-based model (that is, a service provision and payment scheme in which the customer pays according to the resources used). This approach would serve the needs of those customers that are undertaking massive recruitment efforts to hire their own software developers to self-build the applications they need to run their business (a trend that may become more prevalent as hyper-scalers’ infrastructures expand further into our target industries) and some large system integrators that may choose to self-build some of those applications to better serve their own customers. This business model, which we will initially seek opportunistically, may evolve to become more prevalent depending on how the industries we are moving into evolve as a result of the massive “cloudification” driven by hyper-scalers.

Three Phases to Delivering on our Vision in the Next 24 Months

We have broken down the actions we intend to take to execute on our growth plan into three phases, as follows:

●	Within the next three to six months, we intend to:

●	Continue to prepare for our intended expansion into telecommunications-adjacent industries;

●	Execute global agreements with strategic channel partners;

●	Prepare the “Go to Market” transformation (that is, pivoting towards a more “indirect” sales approach as depicted in the above under “— Strategic Partnerships”);

●	Make key hires to build business (business development, software-as-a-service) and functions as required (e.g., finance); and

●	Continue to identify acquisition targets.

●	During the first six to 12 months after consummation of the business combination with FATP, we intend to:

●	Launch the new “Go to Market” model and expand in key new markets with senior hires;

●	Launch the Avanseus Use Case Design Studio;

●	Win first contracts with new use cases from the Design Studio;

●	Fine-tune our acquisition strategy (targets, markets, capabilities) and begin executing; and

●	Secure our first contract in partnership with a hyper-scaler.

●	After 12 months post-consummation we will:

●	Expand solutions and win new clients across additional industries and use cases;

●	Execute more strategic partnerships;

●	Accelerate the execution of our acquisition strategy;

●	Continue to build out key teams with a focus on accelerating the software-as-a-service model; and

●	Secure more customers across Asia, Europe, and the United States.

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Customers

Our customers are located primarily in Asia, the United Kingdom, Europe, and South America. We are not dependent on any one customer or group of customers for a significant portion of our revenues.

Sales and Marketing

More than 90% or our total revenues is generated through the licensing of our software and the sale of our right-to-use software, inclusive of annual software maintenance fees (bug corrections, research and development, and continued support), with the balance coming from service fees, consisting of fees related to the installation, integration, and early support for use of our software solutions.

As discussed above, we sell licenses to our solutions through direct sales and marketing channels as well as indirectly through resellers, including those who resell licenses to our solutions to their own customers and systems integrators that use our software as one element of a broader operations transformation proposition that includes additional scope and normally additional software platforms and cloud marketplaces, including through the VMware Marketplace and Red Hat Marketplace. We have been, and plan to continue, increasing sales through indirect channels, which will support shorter sales cycles and drive higher growth. The pace of adoption of our software solutions by customers engaged via large global partners is expected to be faster than for those customers we engage directly, primarily as a result of the sheer global presence of such partners, which results in wider distribution of our solutions than what we can achieve by way of our relatively small sales group, even including planned headcount additions. The internal marketing within each large system integrator across their sales teams in different parts of the world acts as a multiplier of this effect as well; the solution gets known with much less effort on our part, supported by customer references, and there is always an incentive to sell what is already tested and directly proven to deliver customer value. This is a quite common way for small software companies to expand their global reach.

Our contracts with our direct customers are typically for a term of three to five years, with license fees paid to us on an annual basis. Our contracts with our resellers provide them with a perpetual license that generally includes upgrades to the software but only for an initial term, generally five years, after which the license is only for the most recent version of the software at the end of such term and not for any future upgrades to such software. Our reseller customers must purchase a separate license to our software solutions for each of their customers to whom they resell our solutions, and for customers with operations in more than one country, a separate license for use in each individual country.

Intellectual Property

Our patent strategy is to focus on producing relevant patents, not on quantity. We are highly selective and concentrate on fundamental patents related to machine learning, cognitive computing, and other areas of artificial intelligence that are defensible and represent true innovation. We have a number of potentially patentable inventions that we choose not to patent and publish as we have assessed the cost of filing to exceed the expected return, but instead rely on trade secret or similar protection, but that are fully used in our solutions.

We currently own four U.S. patents and have four U.S. pending patents.

Research and Development

Avanseus’ research and design function and Use Case Design Studio (so far) are composed of highly-skilled software developers, data scientists and data engineers, product managers, and software architects.

The focus of our research and development function is:

●	The addition of new intellectual property rights, by studying and coding new algorithms that will make our software solutions more automated and self-learning;

●	The embedding of machine learning and cognitive computing to support the operators of technology infrastructure or improve their performance, reducing human error and enabling human operators to focus on the most critical and difficult-to-solve operational issues;

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●	Improving the architectural setup of our products in order to secure continuous adoption of the most up-to-date cloud technologies; and

●	Securing maximum serviceability of our products, thereby reducing the effort of third parties like system integrator partners in deploying and operating our products and thus improving the level of adoption of our solution.

The focus of our Design Studio is on:

●	Adding new use cases to our product portfolio, thereby expanding opportunities for customer engagement:

●	Driving our software-as-a-service agenda to secure full leverage of massive industries cloudification and virtualization;

●	Complementing our research and development strategy to create sustained value to customers by systematically collecting and prioritizing requirements for development and maintaining a market-fit portfolio roadmap for the Company; and

●	Securing mindshare gains via publications, prime industry analyst’s interaction, and specialized forums’ active participation.

Competition

The market for artificial intelligence-based predictive operations software is fragmented and rapidly evolving. We believe that there are two main classes of our competitors. First, there are large-scale product vendors in the telecommunications industry, including Nokia, Ericsson, Huawei, and Cisco, that have some portfolio solutions aimed at improving the efficiency of telecommunications’ networks’ operations, though we seldom view them as strong competitors as their primary focus tends to be on core telecommunications hardware products such as radio base stations and routers. The same applies to major incumbent vendors in the manufacturing domain, such as Siemens AG, ABB Ltd and Rockwell Automation, Inc., which primarily focus on mainstream products to implement and run production plants and tend to leave the operations side of the market to system integrators or more niche-solution companies. The second group consists of smaller companies with artificial intelligence-enabled or rule-based enabled capabilities that provide monitoring and/or predictive maintenance similar to our solutions, though most of these companies’ products provide solely monitoring, as opposed to predictive, capabilities.

In addition to the above, there is a class of companies, IBM being the primary one we see active in the market, that can be both competitors and partners depending on the specific customer ask and expectation. IBM products in the operations domain are a standard source of data that we ingest to deliver our solutions, yet at times they promote solutions that are similar to some of the Avanseus-addressed use cases developed by some smaller custom software developers.

The energy management software market is in the early stages and continuing to develop. While there are some key players in this market, including General Electric, Honeywell International, Inc., IBM, Cisco Systems, Inc., SAP SE, Schneider Electric, ICONICS, and CA Technologies, it is dominated by a number of small entities developing products similar to ours. There are also a number of open-source platforms for energy management software that are available for free on the internet, which could decrease the attractiveness of our energy management solution to potential customers.

Many of our competitors, particularly the large software companies named above, have longer operating histories, significantly greater financial, technical, marketing, distribution, professional services, and/or other resources and greater name recognition than we do. We expect competition to increase as other established and emerging companies enter this market to take advantage of the anticipated expanding opportunities.

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We believe the principal competitive factors in our market include:

●	ease of use;

●	platform features, quality, functionality, reliability, performance, and effectiveness;

●	ability to automate analytical tasks or processes;

●	ability to integrate with other technology infrastructures;

●	vision for the market and product innovation;

●	ability to support process transformation from reactive to preventive;

●	software analytics expertise;

●	total cost of ownership;

●	strength of sales and marketing efforts;

●	brand awareness and reputation; and

●	customer experience, including support.

We believe we compete favorably with our competitors on the basis of the factors described above.

Employees

As of August 31, 2022, we had 66 employees, including four in Singapore, 58 in India, and four in Italy, and 24 consultants working in a similar capacity to employees in countries in which we do not have a legal entity formed, all of which are full-time. Of such employees and consultants, nine work as part of our sales function, 26 are in research and development, six are Design Studio personnel, 41 are in delivery and services, and eight are part of our general and administration functions. None of our employees are represented by a labor union or covered by a collective bargaining agreement, except in Italy where our Italian subsidiary, Avanseus SRL, is registered with the National Collective Labour Agreement for Trade Companies and, as a result, all employees located in Italy are governed by those regulations. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

Legal Proceedings

From time to time, we may become involved in actions, claims, suits, and other legal proceedings arising in the normal course of our business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties, or employment-related matters. We are not currently a party to any actions, claims, suits, or other legal proceedings the outcome of which, in management’s opinion, would, if determined adversely to us, individually or in the aggregate have a material adverse effect on our business, financial condition, or results of operations.

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AVANSEUS MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Avanseus and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Avanseus and its subsidiaries following the consummation of the Business Combination.

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Historical Financial Data of Avanseus” and the historical audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2022 and 2021, and the related notes thereto included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Avanseus is a software company specializing in building enterprise solutions enabled by analytics, artificial intelligence, machine learning, and cognitive computing. Our current focus is predictive operations and maintenance software, primarily in the telecommunications sector but also in the manufacturing and industrial sectors. We have developed and own proprietary technology that can scale across various industries.

More than 90% or our total revenues is generated through the licensing of our software and the sale of our right-to-use software, inclusive of annual software maintenance fees (bug corrections, research and development, and continued support), with the balance coming from service fees, consisting of fees related to the installation, integration, and early support for use of our software solutions.

We sell licenses to our solutions through direct sales and marketing channels as well as indirectly through partners such as systems integrators that use our software as one element of a broader operations transformation proposition that includes additional scope and normally additional software platforms and cloud marketplaces, including through the VMware Marketplace and Red Hat Marketplace. We have been, and plan to continue, increasing sales through indirect channels. Currently, approximately 75% of our sales are generated through indirect channels.

Key Performance Metrics

We use the following key business metrics to evaluate our business and measure Company performance. The information is also an important input to business decision making and strategic planning.

Revenue Growth

We measure revenue growth as an important indicator of our performance.

We derive more than 90% of our revenue from the licensing of our software. Current revenue growth comes from sales of software licenses to new customers and additional licenses to existing customers.

We utilize two main sales channels, direct and indirect. Direct sales require Avanseus to directly approach the customer and sell our solution directly, often with related services of installation and early support for use of our software solution. Avanseus also sells to resellers who then resell our software solution to their customers, with some resellers packaging our software solutions as part of their other services and/or other products. Avanseus’ strategy is to increase our sales through the resellers who already have their own large customer base and to reduce the service component of our revenue.

Throughout 2022 the Company is expanding its reseller network in different countries and working with current resellers to expand their offerings to operators.

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Portfolio of use cases

Avanseus currently has five use cases in predictive operations and telecommunications focus in its portfolio as offerings to customers. Each uses the same basic software, that is, our predictive maintenance solution (fault prediction, root cause analysis, automated topology discovery, and automated recommendations) at its core, but is tailored beyond that for each specific technology domain that it was developed to focus on. The fundamental difference for each use case is in the area of application, for example, which type of particular equipment is generally used in that domain and the problems, tailored to the specific domain, that each focuses on addressing. Our current five use cases, and each use case’s approximate time of initial commercial availability, are as follows:

●	Predictive Maintenance for Transport Network (second quarter 2018) — prediction and preventive correction of faults and outages for the part of the network that transmits signals across distant locations; failures in a transport network can be particularly severe as they may cause large parts of the network to go out of service, potentially impacting thousands of network users – for this reason this is typically the entry use case for telecommunications customers.

●	Predictive Maintenance for Radio Network (third quarter 2017) — the prediction and preventive correction of network faults and outages that are impacting mobile network users (e.g., smartphone users) in neighboring locations.

●	Predictive Maintenance for Fixed Network (second quarter 2017) — the prediction and preventive correction of faults and outages that are impacting users of fiber or other broadband connections (e.g., when using connected devices at home).

●	Predictive Maintenance for Core Network (first quarter 2021) — the prediction and preventive correction of failures in those pieces of equipment that manage the interworking of different network domains, connect the entire customer network to the internet, etc. Though failures in this domain are relatively uncommon, they may have a very negative impact should they occur. We have found that predicting and taking preventive actions to avoid such incidents is extremely valuable for our customers.

●	Predictive Maintenance for Enterprise Customers (third quarter 2021) — the prediction and preventive correction of faults in the pieces of equipment supporting connectivity in office and other enterprise customer site locations. This use case is supporting our customers in complying with any service level agreement they commit to with their own enterprise customers.

We believe that one of the main ways we can increase revenue and add new customers would be to provide additional use cases for our solutions. Avanseus has continued improving the level of automation of its solutions based on continuous customer interaction since the first installation of its first use case in a customer network; as such, each use case has grown in terms of operational impact and value-add throughout its life cycle.

The addition of use cases focused on different network domains has allowed, and further expansion will continue to allow, Avanseus to engage commercially with new customers that focus on one technology domain for which we previously did not have a use case addressing their domain while at the same time expanding its footprint with existing customers that operate in multiple network domains, where such a customer would typically start by purchasing a use case focused on one of their operating domains (for example, Predictive Maintenance for Transport Network) and, once satisfied with such initial purchase, will go on to purchase additional use cases targeting one or more of their other domains (for example, by adding Predictive Maintenance for Radio Network or Predictive Maintenance for Core Network).

Our Design Studio is a function we created in the beginning of 2022 with the primary objective of increasing Avanseus’ portfolio of new use cases in both telecommunications and non-telecommunications through identification of the market and customer needs. During 2022, we have been expanding into AI-driven energy management and AI-driven data center operation, both with telecommunications operators. The decision to focus on these two areas of portfolio development is linked to ongoing dialogue with existing and prospective customers.

With respect to the focus on energy management, beginning in the third quarter of 2022, our existing European customers started expressing severe concerns about the rising cost of energy and revising their plans regarding operational expenditures and further capital investments in order to divert funds now needed to pay their increasing

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energy bills. In this regard, some of Avanseus’ customers asked us to evaluate the possibility of using some of our core capabilities (e.g., universal prediction, anomaly detection) to monitor and predict the energy consumption of their infrastructure. During the third quarter of 2022, we decided to divert an existing development team to focus on the development of such a solution, and we are continuing to add personnel and research and development funds to our current efforts to create such product. Please see “Avanseus’ Business — Our Products — Product in Development — Avanseus Energy Management” for additional information. We are engaged in ongoing discussions with two potential customers for our energy management solution and are developing use cases for this solution to address their concerns; while we do not have contracts in place with these entities, based on our ongoing discussions with them we do expect both of them to purchase this solution when it becomes available. As noted above, our current intention is to bring a first application in this regard to market during the first quarter of 2023, which would enable us to close on one or both of these commercial engagements. Since we started to develop this product, additional existing and potential customers have expressed the need for such a solution as energy prices remain high, and we expect this solution will be of interest to a wide variety of companies besides the two we are actively engaged with in this regard. We intend to continue to invest in this line of software solutions in the short/medium term. Our starting use case, as discussed above, is the detection of energy consumption outliers in the customer’s networks, enabling them to focus on priority sites and/or equipment based on energy bills (energy consumption optimization and benchmarking). In the longer-term, we expect to develop additional use cases that we are currently considering, such as an energy management solution that generates a particular triggering action or shifts operations to different pieces of equipment based on an analysis of the results of the energy consumption optimization and benchmarking function.

Our expansion into data center operations grew out of discussions with an existing European customer and a prospective customer/channel partner in India. As noted above, the proposition of predictive maintenance is to a great extent applicable to any technology infrastructure, and we began testing use cases for data centers during the second quarter of 2022. While the testing process is ongoing, in the short-term we have decided to focus on our existing solutions and our energy management solution in development as we have existing and more solid potential customers for these solutions. Therefore, while we have allocated resources to complete this initial testing phase, we have deferred further development of data center use cases until such time as we believe that we have sufficient funds to focus on developing such use cases in addition to the ongoing improvement and development or our other solutions and use cases.

Recent Developments

Coronavirus (“COVID-19”) Impact

During the year ended December 31, 2021 and the six months ended June 30, 2022, the COVID-19 pandemic continued to have a significant impact on local and world economies. Set out below is the impact of COVID-19 on the Company’s financial performance reflected in this set of financial statements for the year ended December 31, 2021 and the six months ended June 30, 2022.

i)	The Company has assessed that the going concern basis of preparation for this set of financial statements remains appropriate.

ii)	The Company has considered the market conditions (including the impact of COVID-19) as at the balance sheet date, in making estimates and judgements on the recoverability of assets at December 31, 2021 and June 30, 2022.

The Company will continue to keep a vigilant watch on the challenges that may arise from the ongoing COVID-19 pandemic and uncertainties in the wider macro environment.

Business Combination and Public Company Costs

On June 13, 2022, the Company and FATP entered into a term sheet with respect to the Business Combination.

We expect that the Business Combination will be accounted for as a “reverse recapitalization.” Under this method of accounting, FATP will be treated as the acquired company for financial accounting and reporting purposes under GAAP.

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As a result of the Business Combination, Avanseus will become the successor to an SEC reporting company with securities listed on Nasdaq, which will require Avanseus to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Avanseus expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased audit and legal fees.

Key Components of the Results of Operations

Revenue — The Company derives revenue from the licensing of its software and services fees. Revenue from licensing reflects the revenue recognized from sales of licenses of and subscriptions to our solutions to new customers as well as existing customers.

With respect to our direct customers, that is, the customers to whom we directly sell licenses through our internal sales team, our license generally have terms ranging from one to three years and are billed annually in advance. Subscriptions are generally non-cancelable during the subscription term and subscription fees are non-refundable. Our subscription agreements provide for unspecified future updates, upgrades, and enhancements, and technical product support.

The license agreements with our reseller customers provide them with a perpetual license that generally includes upgrades to the licensed software but only for an initial term, generally five years, after which the license is only for the most recent version of the software at the end of such term and not for any future upgrades to such software. Our reseller customers must purchase a separate license to our software solutions for each of their customers to whom they resell our solutions, and for such customers with operations in more than one country, a separate license for use in each separate country. Generally, a reseller only purchases a license from us once they have a customer to whom they intend to resell our solutions. We recognize revenues from licensing our software to resellers upon delivery of the software to the reseller.

Service fees are fees that we charge to integrate our software with our customers’ operations/infrastructure. We recognize revenue from service fees when services are rendered. Service fees constituted less than 10% of our revenues during the years ended December 31, 2021 and 2020 and the six-month periods ended June 30, 2022 and 2021.

Cost of Sales — Cost of sales primarily consists of direct costs involved in delivering the services to the customers. These costs primarily consist of third-party hosting costs and commissions paid to employees and consultants.

Other Operating Expenses — Other operating expenses primarily consists of personnel-related expenses such as salaries and related benefits for personnel that are not directly related to delivering services, consultant fees, rent, and depreciation.

Results of Operations for the Six Months Ended June 30, 2022 Compared to the Six Months Ended June 30, 2021, and for the Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

The following table sets forth Avanseus’ consolidated statements of operations for the periods indicated:

	For the six months ended June 30,			For the year ended December 31,
	2022	2021	Change	2021	2020	Change
Revenue	$2,870,441	$1,395,727	$1,474,714	$4,012,815	$3,165,357	$847,458
Cost Sales	(204,005)	(349,264)	145,259	(800,896)	(726,453)	(74,443)
Gross Profit	2,666,436	1,046,463	1,619,973	3,211,919	2,438,904	773,015
Other Operating Expenses	(1,972,650)	(1,133,743)	(838,907)	(2,284,819)	(2,669,908)	385,089
Other income	9,765	1,319	8,446	17,841	50,570	(32,729)
Other (losses)/gains	(54,101)	(10,894)	(43,207)	(72,090)	197,589	(269,679)
Profit before income tax	649,450	(96,855)	746,305	872,851	17,155	855,696
Income tax expense	(29,380)	(19,172)	(10,208)	(48,049)	(45,974)	(2,075)
Net profit/(loss)	620,070	(116,027)	736,097	824,802	(28,819)	853,621

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Revenue

Revenue increased by $1.5 million, or 105.7%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021, primarily due to the sale of a license to a large indirect customer in Germany deploying the Avanseus software solution through one of our resellers (indirect channel partner). As this was a sale through a reseller, we recognized revenue upon delivery of the software to the reseller, resulting in a significant increase in sales for the six-month period ended June 30, 2022, compared to the same period last year.

Throughout 2022 the Company is expanding its reseller network in different countries and working with current resellers to expand their customer base.

Revenue increased by $847 thousand, or 26.8%, for the year ended December 31, 2021, compared to the year ended December 31, 2020, primarily due to the sales of additional licenses to a large indirect customer located in the United Kingdom through one of our resellers (indirect channel partner) so that such indirect customer can use the Avanseus software solution in additional parts of its network infrastructure.

Consistent with our current business plan, we expect sales of licenses through resellers to increase going forward, which may lead to greater variations in revenues between fiscal periods as we recognize revenues from these license sales upon delivery of the licensed solutions to the reseller customer instead of over the term of the license agreement. On the other hand, our intended pivot to a software-as-a-service model should eventually mitigate some of this impact as under such model customers will pay for their use of our solutions as they use them, and we will recognize such revenues when we receive them.

Cost of Sales

Cost of sales decreased by $145 thousand, or 41.6%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021, primarily due to a $100 thousand decrease in commissions paid. Such decreased commissions resulted from the decrease in the percentage of sales for which we pay a commission for the six months ended June 30, 2022, which decreased to 24% compared to 98% for the six months ended June 30, 2021. We do not pay any commissions in connection with sales of our solutions to resellers.

Cost of sales increased by $74 thousand, or 10.2%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a $114 thousand increase in commissions. The increase in commissions was primarily the result of a $63 thousand increase in commissions as a result of the $500 thousand increase in commission-based revenue during 2021 and a $51 thousand performance fee that we paid to our Global Head of Sales in 2021 pursuant to the terms of his consultancy agreement; we did not have a Global Head of Sales or a similar performance fee payment arrangement with any other employee or consultant during 2020. These increases were partially offset by a $40 thousand decrease in hosting fees as more customers who were having us operate on our own systems the solutions they had licensed decided to host the software in their own servers instead.

Other Operating Expenses

Other operating expenses increased by $839 thousand, or 74.4%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021, primarily due to increases of $315 thousand, or 43%, in salaries and $375 thousand, or 211%, in fees paid to consultants, both of which are primarily attributable to increases in the numbers of our employees and consultants during the six months ended June 30, 2022 compared to the corresponding period of 2021. Consultants are engaged in lieu of employees in countries in which Avanseus has no legal entity organized, but they are functionally equivalent to employees. We expect continued increases in salaries and consulting fees as we continue to increase our headcounts.

Other operating expenses decreased $385 thousand, or 14.4%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to higher costs for share-based compensation in 2020 of $264 thousand due to fluctuations in valuations and a $60 thousand, or 9%, increase in legal and advisory fees associated with our capital raising activities during 2020, for which there was no corresponding expense during 2021 as we did not conduct any capital raises during 2021.

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Other Income

Other income, which primarily consists of earnings on cash balances maintained in financial institutions, increased by $8 thousand, or 640.3%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021, primarily as a result of an increase in interest income resulting from higher cash balances maintained during the 2022 period.

Other income decreased by $33 thousand, or 64.7%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a decrease in government grants of $48 thousand, partially offset by a $13 thousand increase in interest income as a result of increased cash balances. The government grant we received in 2020 was to subsidize salaries due to COVID 19 impacts, which the government did not pay in 2021.

Other (Losses)/Gains

Other losses increased by $43 thousand, or 396.6%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021, primarily due to currency exchange losses.

Other (losses)/gains changed from a gain of $198 thousand for the year ended December 31, 2020 to a loss of $72 thousand for the year ended December 31, 2021, primarily due to a fair value gain on derivative financial instruments of $128 thousand during 2020, for which there was no such gain in 2021, and the change in foreign exchange gains and losses from a gain in 2020 of $69 thousand to a loss in 2021 of $72 thousand.

Income Tax Expense

Income tax expense increased by $10 thousand for the six months ended June 30, 2022 compared to the six months ended June 30, 2021 and by $2 thousand for the year ended December 31, 2021 compared to the year ended December 31, 2020. In 2021 and for the six months ended June 30, 2022, the Company’s statutory tax rate was 17% and its effective tax rate was 5.5% and 4.5%, respectively. The difference between statutory and effective tax rates are primarily related to accumulated tax losses that can be used as offset against current profits.

Liquidity and Capital Resources

As of June 30, 2022, the Company had cash and cash equivalents of $5.9 million. Avanseus’ existing cash and cash equivalents balance, together with cash generated from operations, will be sufficient to meet Avanseus’ liquidity needs for at least the next 12 months. Avanseus’ future capital requirements will depend on many factors including Avanseus’ revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance these opportunities, Avanseus may need to raise additional financing. If such financing is needed, Avanseus intends to raise such capital through the proposed business combination, as well as through issuances of additional equity and debt. If additional financing is required from outside sources, Avanseus may not be able to raise it on terms acceptable to Avanseus or at all. If Avanseus is unable to raise additional capital when desired, Avanseus’ business, results of operations and financial condition could be materially and adversely affected.

Historically the Company has funded its liquidity needs without using bank financing, and it does not expect to use such financing in the foreseeable future, although it may need to reevaluate obtaining bank financing depending on its growth, expenses, needs for cash, and other relevant circumstances at the time. There is no assurance that, should such financing be required, that it would be available on acceptable terms or at all.

Cash Flows

The following table summarizes Avanseus’ cash flows for the period indicated:

	Six Months ended June 30,		Year Ended December 31,
	2022	2021	2021	2020
Net cash provided by operating activities	$418,176	$743,025	$1,497,124	$205,166
Net cash used in investing activities	(3,448)	(73,460)	(87,608)	(10,159)
Net cash provided by financing activities	2,108,000	-	-	1,000,000

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Cash Flows Provided Operating Activities

Net cash provided by operating activities for the six months ended June 30, 2022 was $418 thousand, primarily related to net income for the period as well as noncash adjustments offset by changes in our working capital accounts. The net cash used in changes in Avanseus’ net operating assets and liabilities of $315 thousand was primarily related to a $703 thousand decrease in contract liabilities offset by a $422 thousand decrease in accounts receivable.

Net cash used in operating activities for six months ended June 30, 2021 was $743 thousand, primarily related to changes in our working capital accounts offset by the net loss for the period. The net cash provided by changes in recognized working capital accounts of $791 thousand was primarily related to a $1.6 million decrease in accounts receivable offset by a $760 thousand decrease in contract liabilities.

Net cash provided by operating activities for 2021 was $1.5 million, primarily related to net income for the period as well as changes in our working capital accounts. The net cash provided by changes in Avanseus’ net operating assets and liabilities of $500 thousand was primarily related to a $1.4 million decrease in accounts receivable offset by an $892 thousand decrease in contract liabilities.

Net cash provided by operating activities for 2020 was $205 thousand, primarily related to our net loss for the period adjusted for shares-based payment expense of $391,000 offset by a gain on derivative financial instruments of $128,000.

Cash Flows Used by Investing Activities

Net cash used in investing activities for the six months ended June 30, 2022 and 2021 was $3 thousand and $73 thousand, respectively, and for 2021 and 2020 $87 thousand and $10 thousand, respectively, in each case driven by purchases of computer and other office equipment.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2022 was $2.1 million, consisting primarily of the net proceeds from the issuance of ordinary shares.

Net cash provided by financing activities during 2020 was $1.0 million, consisting primarily of the net proceeds from the issuance of preference shares.

Contractual Obligations and Commitments

As of June 30, 2022 and December 31, 2021, Avanseus did not have any contractual obligations or commitments to make future payments.

Off-Balance Sheet Arrangements

As of June 30, 2022 and December 31, 2021, Avanseus did not have any off-balance sheet arrangements or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with IFRS requires management to exercise its judgement in the process of applying the Company’s accounting policies. It also requires the use of certain critical accounting estimates and assumptions. The are no areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements.

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Quantitative and Qualitative Disclosures about Market Risk

Avanseus is exposed to market risks in the ordinary course of its business. Market risk represents the risk of loss that may impact Avanseus’ financial position due to adverse changes in financial market prices and rates. Avanseus’ market risk exposure is primarily the result of fluctuations in foreign currency. Currency risk arises within entities in the Company when transactions are denominated in foreign currencies such as United States Dollar, Singapore Dollar, and Indian Rupee.

Credit Risk

Credit risk refers to the risk that counterparty will default on its contractual obligations resulting in financial loss to the Company. It is the Company’s policy to deal only with customers of appropriate history and market reputation, and to obtain sufficient security, where appropriate, to mitigate credit risk.

Credit exposure to an individual customer is restricted by the credit limit approved by the management. Management continuously monitors customers’ payment profile and credit exposure.

As the Company does not hold any collateral, the maximum exposure to credit risk for each class of financial instruments is the carrying amount of that class of financial instruments presented on the balance sheet. At December 31, 2021, the Company’s trade receivable is primarily attributable to one debtor that represented 99% of trade receivables.

Emerging Growth Company Status

Section 107(b) of the JOBS Act, enacted in 2012, provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. FATP initially elected, and now Avanseus has elected, to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, Avanseus will not be subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of Avanseus’ financials to those of other public companies more difficult.

Avanseus also intends to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as it qualifies as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

Additionally, the combined company following the Business Combination will qualify as a “smaller reporting company” as defined in Rule12b-2 of the Exchange Act and may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements.

Recent Accounting Pronouncements

Certain mandatory new and revised standards and amendments to existing standards that have been published are effective for the Company’s accounting period beginning 1 January 2022, which the Company has not early adopted. Management anticipates that the adoption of these new and revised IFRS amendments will not have a material impact on the financial statements of the Company in the period of their initial adoption.

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MANAGEMENT OF NEW AVANSEUS FOLLOWING THE BUSINESS COMBINATION

Directors and Executive Officers

The following table sets forth certain information relating to the executive officers and directors of New Avanseus immediately after the consummation of the Business Combination.

Name	Age	Position/Title
Bhargab Mitra	64	Chief Executive Officer, Director
Chiranjib Bhandary	52	Chief Technology Officer
Mei Lan Ng	54	Head of Finance
Dennis Lorenzin	56	Chief Product Officer
Arun Goel	58	Chief Delivery Officer
David Andrada	41	Chief Financial Officer
Giuseppe Donagemma	56	Chairman

Bhargab Mitra co-founded Avanseus and has served as its Chief Executive Officer since 2015. He also serves as a Director of the Company’s Indian and Italian subsidiaries. Prior to helping to found Avanseus, he had more than two decades of experience in the telecommunications industry, including more than six years at Nokia, where among other roles he served as Global Head of Managed IT and, before that, as Head of Consulting and Systems Integration APAC, and more than nine years at Ericsson, where his final position was Vice President — Sales Support and Technical Solutions. While Mr. Mitra oversees Avanseus’ business operations generally, he specializes in innovation and outsourcing functions.

Chiranjib Bhandary co-founded and served as Avanseus’ Head of Technology from 2015 to January 2022, and has served as Avanseus’ Chief Technology Officer since January 2022. He also serves as a director of our Indian subsidiary. Mr. Bhandary is responsible for Avanseus’ product development and technology planning. Prior to joining Avanseus he was founder and served as Chief Executive Officer of Zinnia Systems, a provider of high-quality customer management and billing solutions including software products, consulting, installation and integration services, and support, located in Bengaluru (Bangalore), India. Mr. Bhandary holds a Bachelor of Engineering degree from the Indian Institute of Engineering Science and Technology, Shibpur, West Bengal, and a Post Graduate Diploma in Industrial Engineering (PGDIE) from the National Institute of Industrial Engineering in Mumbai, Maharashtra.

Mei Lan Ng has served as Avanseus’ Head of Finance since 2015. In this role she is responsible for overseeing Avanseus’ accounting, finance, and treasury functions and managing the budgeting and forecasting of Avanseus’ financial performance. Ms. Ng has more than 20 years of audit and financial management experience. Prior to joining Avanseus, she had held a number of senior finance positions at various companies, including Group Financial Controller at Cellos Software, Finance Director at Aviat Networks, APAC Finance Manager at Harris Stratex (currently known as Aviat Networks), and Business Controller at Nokia & Nokia Siemens. Ms. Ng holds a Bachelor of Commerce degree, majoring in Accountancy, from the University of Canterbury and is a CA with Chartered Accountants Australia and New Zealand.

Dennis Lorenzin joined Avanseus as Chief Product Officer in January 2022. In this role, he drives the product vision, strategy, and road map for Avanseus so as to enable scalability, growth, and penetration into new markets. Mr. Lorenzin is an experienced senior executive with expertise in analytics and artificial intelligence/machine learning-enabled business. Prior to joining Avanseus he was a freelance Board Advisor in Singapore, specifically supporting Avanseus’ leadership team in shaping up Avanseus’ strategy and contributing to the start of its fundraising activities, and Italy, where he supported Autoware, a company developing and selling software for manufacturing, and specifically the company CEO to refresh the strategy and tie partnerships with other system integrators in the manufacturing industry. Prior to that he was with Nokia for almost 25 years, serving in a variety of positions including (i) Senior Vice President, Network Cognitive Services Unit, Nokia, where he was responsible for heading the Analytics, AI/machine learning-enabled business within Nokia Global Services, (ii) Vice President — Network Planning & Optimization Business Line, pursuant to which he was accountable for the business line’s financial and operational performance including portfolio and product management, delivery model definition, and implementation, and (iii) Head of Business Line Network Implementation, where he was responsible for network

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rollouts and project management service product portfolio and strategy, accountable for the business line financial results Mr. Lorenzin holds a Master of Science degree in Electronic Engineering from the Università degli Studi di Padova in Padua, Italy.

Arun Goel joined Avanseus as its Chief Delivery Officer on September 19, 2022. In this role, Mr. Goel is responsible for maintaining customer relationships and resolving customer service issues and managing Avanseus’ service and delivery teams, including recruiting. Prior to joining Avanseus, he was Chief Operating Officer for Managed Services — Indosat Account at Ericsson Indonesia, since May 2020, where he was accountable for the efficient operations of the mobility network to ensure success of Indosat business and superior network experience for their subscribers. Prior to that he was Vice President and Partner with IBM India Private Limited, where he was responsible for business development and delivery of professional services for Vodafone Idea Limited, which includes services in the domain of cognitive enterprise, cloud applications and development, and business process transformation, among others, and Chief Operating Officer — Managed Services at Bharti Airtel, a mobile network service provider located in India, where he led the center responsible for the business development, operations, and growth of the services delivery business for Bharti’s mobility network.

Giuseppe Donagemma has served as Chairman of Avanseus since February 2016. He is a global executive who has had leading positions during last 20 years in both large corporate organizations, entrepreneurial companies, and emerging technology start-ups. He is also Chairman of the Board of Innogest Capital, currently the largest venture capital firm in Italy focused on seed and early stage ventures, and Chairman and Co-Founder of Lifeed, a digital program for enterprises willing to transform the transitions’ experience of their employees into an opportunity to develop soft skills that are key for productivity and success. He is also a Board member of Telebit S.p.A. a telecommunications contractor located in Treviso, Veneto, Italy, and Satispay, a developer of a mobile payment app also located in Italy. Mr. Donagemma holds a Master of Science degree in Electronics from the Università degli Studi di Padova in Padua, Italy, and an executive master (non degree) in strategy and leadership from The International Institute for Management Development (IMD), an independent academic institution located in Switzerland.

David Andrada serves as FATP’s Co-Chief Executive Officer and Chief Financial Officer. He will serve as a contract Chief Financial Officer to New Avanseus for an interim period. The specifics of the engagement terms, including compensation, have not yet been determined. Since January 28, 2022, Mr. Andrada has served as the Co-Chief Executive Officer, Chief Financial Officer, and director of Aura FAT Projects Acquisition Corp. Since May 2015, Mr. Andrada has served a Managing Partner of Fat Projects Pte. Ltd., an affiliate of the Sponsor, where he helps guide the firm’s capital raisings and M&A activity. Since September 2020, Mr. Andrada has served as the Chief Financial Officer of Clean Eats & Co Pte. Ltd., a Singapore company focusing on food technology, and as a non-executive director for ipaymy.com, a financial technology company headquartered in Singapore with operations in Malaysia, Hong Kong and Australia. Mr. Andrada also advises several small/mid cap companies in Southeast Asia on corporate finance projects, go-public and mergers and acquisitions strategies in industries including technology, telecommunications, energy and infrastructure. Mr. Andrada is a seasoned and globally recognized banking executive having held senior positions with HSBC Group from September 2014 through August 2020, and Bank of America Merrill Lynch across Sydney, Singapore and the United States. His last role at HSBC was Global Sector Head (from September 2017 through August 2020), spending most time between Houston and London, where he was globally responsible for the firm’s institutional relationships in the oil & gas, metals & mining, chemicals and utilities sectors managing corporate investments, post-M&A treasury integration, digitization and treasury transformation projects. He led a team of senior banking professionals across Europe, Americas, Asia Pacific and Middle East covering some of the world’s largest companies for their corporate treasury service’s needs. Prior to moving to Houston, Mr. Andrada was based out of Singapore where he was Asia Pacific Sector Head for the firm from 2014 through September 2017. Prior to this, he was Vice President at Bank of America Merrill Lynch in Sydney helping multinational companies in Asia Pacific with their digital transformation programs in treasury and supply chain. Mr. Andrada holds a Bachelor of Commerce, Major in Management of Financial Institutions from De La Salle University, and took further post-graduate studies at The University of Sydney Business School.

There are no family relationships between any of the persons who will serve as directors or executive officers of New Avanseus.

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Board of Directors

The board of directors of New Avanseus will initially consist of seven directors immediately after the consummation of the Business Combination. Of these initial seven directors, four will be independent. The Amended Articles provide that New Avanseus may by ordinary resolution of shareholders from time to time fix the maximum and minimum number of directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of directors shall be one and the maximum number of directors shall be unlimited.

Duties of Directors

Under the laws of the Cayman Islands, New Avanseus directors owe certain fiduciary duties to the company. In certain circumstances, a shareholder may have the right to seek damages if a duty owed by the directors is breached.

Under Cayman Islands law, directors owe the following fiduciary duties:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

●	directors should not improperly fetter the exercise of future discretion;

●	duty to exercise powers fairly as between different sections of shareholders;

●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

●	duty to exercise independent judgment.

In addition to the above, under Cayman Islands law, directors owe a duty of care that is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As stated above, under Cayman Islands law, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Amended Articles or alternatively by shareholder approval at general meetings.

Appointment and Removal of Directors

New Avanseus may by ordinary resolution of its shareholders, from time to time, fix the maximum and minimum number of directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of directors will be one and the maximum number of directors will be unlimited.

There will be no shareholding qualification for directors.

New Avanseus may by ordinary resolution (of all shareholders of New Avanseus entitled to vote) appoint or remove any director in accordance with the Amended Articles.

The directors by affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, may appoint any person to be a director, either to fill a vacancy or as an additional director; provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Amended Articles as the maximum number of directors.

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Terms of Directors

Any director appointed will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor will have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of directors is increased or decreased, the board of directors will determine the class or classes to which the increased or decreased number of directors will be apportioned; provided, however, that no decrease in the number of directors will shorten the term of any incumbent director.

Compensation of Directors and Executive Officers

The following table sets forth a summary of certain information concerning the compensation paid by Avanseus to its executive officers who will continue to serve in such capacities for New Avanseus after consummation of the Business Combination for their services rendered in all capacities during the year ended December 31, 2021. Mr. Andrada did not receive any compensation for his service as FATP’s Co-Chief Executive Officer and Chief Financial Officer during the year ended December 31, 2021.

	Salary				Non-equity incentive plan compensation(5)		All other compensation(6)
Name and Principal Position	In home country currency(1)		In $(2)		In home country currency(1)	In $(2)	In home country currency(1)	In $(2)
Bhargab Mitra, Chief Executive Officer	90,000		67,029		7,500	5,474	9,777	7,280
Chiranjib Bhandary, Chief Technology Officer	3,000,000	(3)	40,637	(3)	250,000	3,29	-	-
Mei Lan Ng, Head of Finance	90,000		67,029		7,500	5,474	15,537	11,571
Giuseppe Donagemma, Chairman	27,480	(4)	32,755	(4)	-	-	-	-

(1)	Home country currency is the Singapore dollar for Mr. Mitra and Ms. Ng, the Indian rupee for Mr. Bhandary, and the Euro for Mr. Donagemma.

(2)	Conversion from home currency to U.S. dollars is based on the average of the month-end exchange rates during 2021.

(3)	Includes a 165,600 (Indian rupee), or $2,243, contribution to the India Employer Provident Fund with respect to Mr. Bhandary. While such payments are required to be made under applicable law, they are contributed to an individual account allocated to Mr. Bhandary.

(4)	Consists solely of consulting fees. See “—Employment and Consulting Agreements” immediately below.

(5)	Each of Messrs. Mitra and Bhandary’s and Ms. Ng’s annual bonuses are based on annual company-wide performance as set by the remuneration committee of Avanseus’ board of directors and communicated to Avanseus’ employees and consultants. Amounts reflected were paid in February 2022 based on 2021 performance.

(6)	Consists of: (i) S$3,297 in health allowance payments Avanseus began paying to each Singapore-based employee beginning in June 2021; and (ii) contributions to the Central Provident Fund of Singapore; while such payments are required to be made under applicable law, they are contributed to individual accounts allocated to each such executive.

Employment and Consulting Agreements

Each of its executive officers is party to an employment agreement with Avanseus, except for Mr. Lorenzin, who is a party to an employment agreement with Avanseus’ Italian subsidiary, and Mr. Goel, who is a party to an employment agreement with Avanseus’ Indian subsidiary. The employment of the executive officers under these employment agreements is for an indefinite period but may be terminated under conditions set forth therein.

Each of Messrs. Mitra and Bhandary’s and Ms. Ng’s employment agreements provide for an annual base salary and a bonus in accordance with any applicable bonus structure policy adopted by Avanseus for the applicable calendar year; Mr. Bhandary’s employment agreement also provided for a grant of 2.4 million ordinary shares and 1.6 million non-voting shares of Avanseus, all of which have vested and been issued. Each such employment agreement may be terminated by Avanseus or the executive at any time with three months’ notice to the other party; Avanseus may elect to pay salary in lieu of such notice if it terminates the agreement. Each such agreement also terminates automatically if the executive is unable for any reason to render full-time services to Avanseus for a total of three months over any consecutive 12-month period or immediately upon serious misconduct. Finally, Avanseus may terminate each such employment agreement upon one month’s notice in the event of redundancy (i.e., where the executive’s position is no longer required by Avanseus).

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While neither Mr. Mitra’s nor Ms. Ng’s employment agreement provides for health insurance or other medical benefits, pursuant to approval of its board of directors, Avanseus began paying its Singapore-based employees an annual “health allowance” beginning in June 2021. The purpose of this payment is to provide a health benefit to Singapore-based employees as these employees do not currently receive any healthcare benefits, while Avanseus’ employees in other locations do. As purchasing health insurance for Avanseus’ Singapore-based employees was deemed not cost-effective or feasible, the board instead approved an annual payment of $2,500 (equivalent in local dollars) per employee, payable over 12 months. As Singapore-based employees, Mr. Mitra and Ms. Ng are eligible for, and receive, this payment.

Mr. Lorenzin’s employment agreement provides for (i) an annual base salary of at least €115,000 (approximately $125,724 based on average month-end exchange rates for the first six months of 2022), (ii) a monthly cash payment during 2022 only for work related to Series B funding activities and a cash commission on any funds raised, (iii) a cash performance incentive tied to certain performance measures as set forth therein, and (iv) up to 150,000 Avanseus Ordinary Shares upon the satisfaction of certain performance measures. The agreement also provides that Avanseus will provide Mr. Lorenzin with a company-leased car for personal and business use in an amount not to exceed €14,000 per year. In addition, under the terms of his employment agreement Mr. Lorenzin will be entitled to 450,000 Avanseus Non-Voting Shares upon consummation of the Business Combination, which will immediately convert into 143,323 New Avanseus Ordinary Shares.

Mr. Lorenzin’s employment agreement provides that, in accordance with Italian law, either party “may withdraw from the employment contact without notice if a cause arises that does not allow the relationship to continue” (just cause). In addition, Mr. Lorenzin can withdraw from the agreement with 60 days’ notice to Avanseus, and Avanseus can terminate the agreement upon six months’ notice to Mr. Lorenzin. The parties can also agree on payment in lieu of the notice period. If the agreement is terminated for just cause or by Mr. Lorenzin’s voluntary resignation, the Series B funding commission, cash performance incentive, and share grant based on performance measures will only be paid until the effective date of his termination.

Mr. Goel’s employment agreement provides for (i) a gross annual salary, consisting of various elements including basic pay, medical, housing, conveyance, and leave travel allowances, and other earnings, of 13,246,096 Indian Rupees (“INR”) (approximately $173,136 based on average month-end exchange rates for the first six months of 2022), (ii) retirement benefits in accordance with Indian law, including an annual contribution to the Provident Fund of INR 773,904 (approximately $10,115 based on average month-end exchange rates for the first six months of 2022), (iii) eligibility to participate in the corporate bonus program eligible to all employees, which has a target bonus of up to two months’ salary tied to corporate and/or personal performance targets, (iv) a 5% commission on purchase orders in India above $1 million (in place through 2024, at which time it will be reviewed by the remuneration committee), (v) 250,000 Avanseus Non-Voting Shares, one-third of which vest on each of August 31, 2023, August 31, 2024, and August 31, 2025, and (vi) up to 250,000 Avanseus Non-Voting Shares upon the satisfaction of certain performance measures.

Mr. Goel’s employment agreement provides that it may be terminated by either party upon two months’ notice, though Avanseus can elect to pay Mr. Goel salary in lieu of such notice. It also provides that Mr. Goel’s employment will be immediately terminated, without notice, in the case of serious misconduct.

The employment agreements also include provisions with respect to the disclosure and assignment to Avanseus of intellectual property developed during the employment period and confidentiality restrictions that apply during and after employment. Each of Messrs. Lorenzin’s and Goel’s employment agreements also includes non-solicitation restrictions that apply during the term of his employment and for one year following termination of his employment.

Avanseus and Giuseppe Donagemma are parties to a contact for services pursuant to which he serves as Non-executive Chairman of Avanseus. The original contact, which provided for a four-year term ending on January 31, 2020, was renewed for an additional four-year term and is currently scheduled to terminate on January 31, 2024. Under the terms of the original contract Mr. Donagemma received 400,000 ordinary shares and 400,000 Avanseus Non-Voting Shares, all of which were fully vested as of December 31, 2019. Under the terms of the renewal, Mr. Donagemma is entitled to receive 185,000 Avanseus Non-Voting Shares upon consummation of the Business Combination, which will immediately convert into 58,921 New Avanseus Ordinary Shares. Under the contract Mr. Donagemma’s appointment as Chairman may be terminated by either party upon eight weeks’ notice. In addition, if his appointment is not renewed, the contact provides that Mr. Donagemma will resign as Chairman. The contact also contains confidentiality provisions.

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Avanseus and Apollo Consulting Srl, of which Mr. Donagemma is the sole Director and sole beneficial owner, are parties to a consulting agreement pursuant to which Mr. Donagemma, through Apollo Consulting, provides consulting serves to Avanseus in the areas of capital raising and securing purchase orders and sales for a monthly fee, which was $2,500 during 2021 and is currently $3,750, although both parties have agreed that such amounts would be €2,290 and €3,750, respectively, as Apollo Consulting does not have a U.S. bank account. Under the terms of the consulting agreement he will also be entitled to (i) a one-time fee of up to a maximum of 5% (a may be adjusted as set forth therein if a third party is involved and entitled to a commission) of any funds raised by Avanseus or, after consummation of the Business Combination, New Avanseus, in a “Series A Round” capital financing, and (ii) a fee for every accumulated amount of purchase orders that Mr. Donagemma generates that has a total commercial value of $1.0 million or more in an amount of $100,000 per total $1.0 million in purchase orders and prorated for orders above $1.0 million, with the option to receive up to 300,000 Avanseus Non-Voting Shares in lieu of cash fees (after which the fee will be paid solely in cash). The consulting agreement is for an indefinite period but can be terminated by either party with two months’ written notice to the other party. The consulting agreement also contains confidentiality provisions.

Equity Incentive Arrangements

Avanseus does not have a formal equity compensation plan. It does, however, grant equity compensation to its employees, including its executive officers, pursuant to resolutions adopted by Avanseus’ board of directors and shareholders approving the Company’s adoption of various “employee share schemes” (“ESS”) pursuant to which it may grant awards of shares or options to purchase shares of Avanseus to employees and authorizing the board of directors to establish and administer, and modify and/or amend, such ESS and award such share and option grants to individual employees. The board of directors and shareholders approved the issuance under one or more such ESS of up to 15% of the total issued and outstanding share capital of Avanseus (both voting and non-voting shares) as of October 15, 2015, in 2015, and up to an additional 2,507,170 shares in 2020.

Avanseus issued share grants to employees on a broad basis under an ESS it adopted March 2016 and a second ESS it adopted in April 2020. The terms of each such grant were set forth in individual letters to employees informing them of their share grant and the terms of such grants, including the number and class of shares they were eligible to receive and any applicable vesting conditions. Avanseus also periodically grants share awards from the existing authorizations to advisors and individual senior hires, the terms of which are set forth in their individual employment agreements.

Compensation of Directors and Executive Officers — FATP

None of FATP’s executive officers or directors have received any cash compensation for services rendered to it. The Sponsor and FATP’s executive officers and directors, and their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on FATP’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. FATP’s independent directors review, on a quarterly basis, all payments that FATP made to the Sponsor, FATP’s officers and directors, and their affiliates.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the expected beneficial ownership of New Avanseus Ordinary Shares immediately following the consummation of the Business Combination by:

●	each person who is expected to beneficially own 5.0% or more of the outstanding New Avanseus Ordinary Shares; and

●	the executive officers and directors of each of FATP and Avanseus individually and as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.

The expected beneficial ownership of shares of New Avanseus Ordinary Shares immediately following the consummation of the Business Combination assumes three scenarios:

1.	The Minimum Redemption Scenario;

2.	The 75% Redemption Scenario; and

3.	The Maximum Redemption Scenario.

If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

	Pre-Business Combination (as of September 30, 2022)		Post-Business Combination
	Number	Percent	Number	Percent of New Avanseus Ordinary Shares
Name of Beneficial Owner(1)	of New Avanseus Ordinary Shares	of New Avanseus Ordinary Shares	of New Avanseus Ordinary Shares	Minimum Redemption Scenario	75% Redemption Scenario	Maximum Redemption Scenario
5% Holders
Boothbay Fund Management LLC Boothbay Absolute Return Strategies Ari Glass (1) 140 East 45th Street, 14th Floor New York, NY 10017	1,025,000	7.07%	1,025,000	5.50%	5.76%	6.50%
Mangrove Partners Master Fund, Ltd. Mangrove Partners c/o Maples Corporate Services, Ltd. PO Box 309, Ugland House South Church Street George Town, Grand Cayman Cayman Islands KY1-1104 Nathanial August (2) 645 Madison Avenue, 14th Floor New York, New York 10022	1,025,000	7.07%	1,025,000	5.50%	5.76%	6.50%
Saba Capital Management, L.P. Boaz R. Weinstein Saba Capital Management GP, LLC (3) 405 Lexington Avenue, 58th Floor New York, New York 10174	928,480	6.41%	928,490	5.04%	5.28%	5.96%
D.E. Shaw Valence Portfolios, L.L.C. D.E. Shaw & Co., L.L.C. D.E. Shaw & Co., L.P. David E. Shaw (4) 1166 Avenue of the Americas, 9th Floor New York, NY 10174	1,100,000	7.59%	1,100,000	5.90%	6.18%	6.97%
Polar Asset Management Partners Inc. (5) 16 York Street, Suite 2900 Toronto, ON Canada M5J OE6	1,025,000	7.07%	1,025,000	5.50%	5.76%	6.50%
ATW SPAC Management LLC Antonio Ruiz-Gimenez (6) 7969 NW 2nd Street, #401 Miami, FL 33126	950,000	6.5%	950,000	5.10%	5.34%	6.02%

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	Pre-Business Combination (as of September 30, 2022)		Post-Business Combination
	Number	Percent	Number	Percent of New Avanseus Ordinary Shares
Name of Beneficial Owner(1)	of New Avanseus Ordinary Shares	of New Avanseus Ordinary Shares	of New Avanseus Ordinary Shares	Assuming 5,200,000 redemptions	Assuming 75% of redemptions	Assuming maximum redemptions
FATP Directors & Executive Officers
Tristan Lo (7)	816,411	5.63%	816,411	4.38%	4.59%	5.18%
David Andrada (7)	816,411	5.63%	816,411	4.38%	4.59%	5.18%
Nils Michaelis (8)	88,542	0.61%	88,542	0.48%	0.50%	0.56%
Abel Alexandre (9)	88,542	0.61%	88,542	0.48%	0.50%	0.56%
Tina Wyer (10)	88,542	0.61%	88,542	0.48%	0.50%	0.56%
Stanton Sugarman (11)	88,542	0.61%	88,542	0.48%	0.50%	0.56%
Samir Addamine (12)	177,083	1.22%	177,083	0.95%	1.00%	1.12%
Alex Bono (13)	129,404	0.89%	129,404	0.69%	0.73%	0.82%
All FATP executive officers and directors as a group (8 individuals)	1,477,066	10.19%	1,477,066	7.92%	8.30%	9.37%

Avanseus Directors & Executive Officers
Giuseppe Donagemma	0	0%	658,619	3.53%	3.70%	4.18%
Bhargab Mitra	0	0%	1,283,462	6.89%	7.21%	8.14%
MeiLan Ng	0	0%	1,280,069	6.87%	7.20%	8.12%
Darryl Mark Rodrigues	0	0%	636,992	3.42%	3.58%	4.04%
Chiranjib Bhandary	0	0%	1,215,371	6.52%	6.83%	7.70%
Rajedra Narayan Panda	0	0%	1,236,487	6.63%	6.95%	7.84%
All Avanseus executive officers and directors as a group (6 individuals)	0	0%	6,861,783	36.81%	38.57%	43.51%

*	Less than 1%.

Notes:

(1)	Includes 75,000 FATP Class B Ordinary Shares and FATP Class A Ordinary Shares included in a Schedule 13G dated October 13, 2021. The Schedule 13G states that these shares are held by one or more private funds, which are managed by Boothbay Fund Management, LLC, a Delaware limited liability company. Ari Glass is the Managing Member of Boothbay Fund Management, LLC. The Schedule 13G indicates that Boothbay Absolute Return Strategies LP shares beneficial ownership of 636,500 of these shares.

(2)	Includes 75,000 FATP Class B Ordinary Shares and FATP Class A Ordinary Shares included in a Schedule 13G dated October 13, 2021. The Schedule 13G states that these shares are held by the Mangrove Partners Master Fund, Ltd. Beneficial ownership of the shares is also claimed by Mangrove Partners, which serves as the investment manager of Mangrove Partners Master Fund, Ltd., and Nathaniel August who is the principal of Mangrove Partners.

(3)	Includes 75,000 FATP Class B Ordinary Shares and FATP Class A Ordinary Shares included in a Schedule 13G dated October 13, 2021. The Schedule 13G states that these persons have entered into a Joint Filing Agreement, dated October 22, 2021, pursuant to which the reporting persons have agreed to file the Schedule 13G and any subsequent amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Exchange Act. The filing of the statement should not be construed as an admission that any of the reporting persons is, for the purposes of Section 13 of the Exchange Act, the beneficial owner of the securities reported herein.

(4)	Includes 75,000 FATP Class B Ordinary Shares and FATP Class A Ordinary Shares included in a Schedule 13G dated October 15, 2021. The Schedule 13G states that David E. Shaw does not own any shares directly. By virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the investment adviser of D. E. Shaw Valence Portfolios, L.L.C., and by virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of

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D. E. Shaw & Co., L.L.C., which in turn is the manager of D. E. Shaw Valence Portfolios, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 1,025,000 shares as described above and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 1,025,000 shares.

(5)	Includes 75,000 FATP Class B Ordinary Shares and FATP Class A Ordinary Shares included in a Schedule 13G dated December 31, 2021. The Schedule 13G states that it is filed by Polar Asset Management Partners Inc., a company incorporated under the laws of Ontario, Canada, which serves as the investment advisor to Polar Multi-Strategy Master Fund, a Cayman Islands exempted company with respect to the shares directly held by Polar Asset Management Partners Inc.

(6)	Includes FATP Class A Ordinary Shares included in a Schedule 13G dated December 31, 2021. The Schedule 13G states that the shares are held by one or more separately managed accounts managed by ATW SPAC Management LLC, a Delaware limited liability company, which has been delegated exclusive authority to vote and/or direct the disposition of such shares held by such separately managed accounts, which are sub-accounts of one or more pooled investment vehicles managed by a Delaware limited liability company. Antonio Ruiz-Gimenez is the Managing Member of ATW SPAC Management LLC.

(7)	The shares listed for each of Mr. Lo and Mr. Andrada are the same shares and are FATP Class B Ordinary Shares held of record by Aura Principal Investments (Singapore), which is controlled by Mr. Lo and Mr. Andrada.

(8)	These shares are FATP Class B Ordinary Shares and are held of record by Haller Bay Pte. Ltd., which is controlled by Mr. Michaelis.

(9)	These shares are FATP Class B Ordinary Shares and are held of record by Melody Investments & Advisory Pte. Ltd., which is controlled by Mr. Alexandre.

(10)	These shares are FATP Class B Ordinary Shares and are held of record by Wyer Investments Pty. Ltd., which is controlled by Ms. Wyer.

(11)	These shares are FATP Class B Ordinary Shares and are held of record by Sugarmilk Pte. Ltd., which is controlled by Mr. Sugarman.

(12)	These shares are FATP Class B Ordinary Shares and are held of record by Lafayette I SPV Pte. Ltd., which is controlled by Mr. Addamine.

(13)	These shares are FATP Class B Ordinary Shares. 40,862 shares are held of record by Mr. Bono, and the other 88,542 shares are held of record by SPAC Ventures and Investments Pte. Ltd., which is controlled by Mr. Bono.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

FATP Relationships and Related Party Transactions

FATP Class B Ordinary Shares

In September 2021, FATP received expressions of interest from the Anchor Investors to purchase Units in the FATP IPO. Prior to the closing of the FATP IPO, FATP and the Sponsor entered into agreements with the Anchor Investors providing that the Sponsor would sell 75,000 of its FATP Class B Ordinary Shares at a purchase price of approximately $0.009 per share (which is the same price that the Sponsor paid FATP at the original issuance of such shares) to each Anchor Investor that purchased 990,000 Units in the FATP IPO. As all 10 Anchor Investors purchased their 990,000 Unit allotments, the Sponsor sold 75,000 of its FATP Class B Ordinary Shares to each Anchor Investor (for a total of 750,000 shares) at the closing of the FATP IPO. The Company accounted for the fair value in excess of consideration paid with respect to the number of Founder Shares sold to the Anchor Investors as an offering cost reflected as an increase to additional paid in capital offset by a reduction of the offering proceeds upon completion of the FATP IPO. The fair value of each Founder Share was determined to be $6.75. None of the Anchor Investors are affiliates of FATP, the Sponsor or any of the directors or officers of FATP. The Anchor Investors are:

1.	Boothbay Fund Management LLC on behalf of Boothbay Absolute Return Strategies LP and Boothbay Diversified Alpha Master Fund LP;

2.	D.E. Shaw Valence Portfolios LLC

3.	Feis Equities LLC

4.	Meteora Capital Partners LP and Glazer Special Opportunities Fund I LP

5.	The K2 Principal Fund LP

6.	Kepos Alpha Master Fund L.P. and Kepos Special Opportunities Master Fund L.P.

7.	Polar Multi-Strategy Master Fund

8.	Saba Capital Management LP

9.	Space Summit Opportunities Fund I LP

10.	The Mangrove Partners Master Fund Ltd.

Promptly following the completion of the FATP IPO, the Sponsor distributed all of its remaining Founder Shares to the Sponsor’s Shareholders as described below. Therefore, the Sponsor itself no longer holds any FATP Shares, and all of the Founder Shares are held by the Anchor Investors or the Sponsor’s Shareholders.

Private Warrants

The Sponsor purchased an aggregate of 2,865,000 Private Warrants for a purchase price of $1.00 per whole warrant, or $2,865,000 in the aggregate, in a private placement that occurred simultaneously with the closing of the FATP IPO. Each Private Warrant entitles the holder to purchase one FATP Class A Ordinary Share at $11.50 per share, subject to adjustment. The Private Warrants (including the FATP Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of the Business Combination. In accordance with one of the permitted exceptions to the restrictions on transfer of the Private Warrants, promptly after the completion of the FATP IPO, the Sponsor distributed all of the Private Warrants to its shareholders as described below. Therefore, the Sponsor itself no longer holds any of the Private Warrants, and all of the Private Warrants are held by the Sponsor’s Shareholders.

Sponsor Distribution of FATP Class B Ordinary Shares and Private Placement Warrants to its Shareholders

Prior to the FATP IPO, the Sponsor raised capital to fund transaction expenses for the FATP IPO by issuing redeemable preference shares in the Sponsor that entitled the investors to proceeds from the sale by the Sponsor of FATP Class B Ordinary Shares, Private Warrants or FATP Class A Ordinary Shares upon the exercise of the Private

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Warrants after the consummation of FATP’s initial business combination. In consultation with their tax advisors, the Sponsor and its investors determined that it would be advantageous for the Sponsor’s investors’ tax purposes if the Sponsor distributed its FATP Class B Ordinary Shares and Private Warrants to the Sponsor’s investors promptly after the FATP IPO closing, so accordingly promptly after the FATP IPO closing the Sponsor distributed all its remaining FATP Class B Ordinary Shares and all of its Private Warrants to its investors in a non-cash transaction.

Working Capital Loan

In order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor or certain of FATP’s officers and directors may, but are not obligated to, loan FATP funds as may be required. If FATP completes the Business Combination, it may repay such loaned amounts. In the event that the Business Combination does not close, such loans may be repaid only out of funds held outside the trust account. The loans would either be repaid upon consummation of a business combination or, at the lender’s discretion, up to $1,500,000 of such loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant. Such warrants would be identical to the Private Warrants. The terms of such loans by the Sponsor or an affiliate of the Sponsor or certain of FATP’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. As of September 30, 2022 FATP had no outstanding borrowings from the Sponsor or its affiliates.

Expense Reimbursement

No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid to the Sponsor, officers and directors, or their respective affiliates, prior to, or in connection with any services rendered in order to effectuate the consummation of the Business Combination or another initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on FATP’s behalf such as identifying potential target businesses and performing due diligence on Avanseus or other suitable potential targets in other business combinations. FATP does not have a policy that prohibits the Sponsor, officers or directors, or their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. FATP’s audit committee will review on a quarterly basis all payments that were made by us to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on FATP’s behalf.

Other Relationships

If any of FATP’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us, subject to his or her fiduciary duties under Cayman Islands law. FATP’s officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

FATP currently maintains its executive offices at 27 Bukit Manis Road, Singapore, 099892, which is leased from the Sponsor for a fee of $10,000 per month.

After the closing of the Business Combination, members of FATP’s management team who remain with New Avanseus may be paid consulting, management or other fees from New Avanseus. We do not know, however, what the amounts or terms of such compensation will be.

Registration Rights Agreement

FATP and the Sponsor have entered into a registration rights agreement with respect to the FATP Class B Ordinary Shares, the Private Warrants and warrants issued upon conversion of working capital loans (if any), which was terminated and replaced in its entirety by the Registration Rights Agreement. Please see “— Registration Rights Agreement” for more information.

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Indemnity Agreements

FATP has entered into indemnity agreements with each of FATP’s officers and directors. These agreements require FATP to indemnify these individuals and entity to the fullest extent permitted under applicable Cayman Islands law and to hold harmless, exonerate and advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

New Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, FATP, the Sponsor and certain Avanseus shareholders entered into the Registration Rights Agreement. For additional information, see “The Business Combination Proposal; Terms of the Business Combination — Related Agreements — Registration Rights Agreement.”

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, FATP, the Sponsor and Avanseus entered into the Sponsor Support Agreement. For additional information, The Business Combination Proposal; Terms of the Business Combination — Related Agreements — Sponsor Support and Lock-Up Agreement.”

Avanseus Relationships and Related Party Transactions

Consulting Agreement

Avanseus and Apollo Consulting Srl, of which Mr. Donagemma is the sole Director and sole beneficial owner, are parties to a consulting agreement pursuant to which Mr. Donagemma, through Apollo Consulting, provides consulting serves to Avanseus in the areas of capital raising and securing purchase orders and sales for a monthly fee and pursuant to which he is eligible to receive additional payments. See “Management of New Avanseus following the Business Combination — Employment and Consulting Agreements.” Pursuant to this agreement, Avanseus paid Apollo Consulting €27,300 ($29,568) in 2022 (through August 30, 2022), €27,480 ($32,755) in 2021, €27,255 ($30,702) in 2020, and €48,960 ($52,371) (payment of €22,500 of which was deferred and paid in ordinary shares of Avanseus in 2021) in 2019.

Avanseus and Studio Consultenti Aziendali Associati srl (“SCAA”), a company headquartered in Italy of which Mr. Donagemma’s sibling, one of the three Directors and partners of SCAA, and Avanseus Holdings Pte Ltd, Avanseus’ Italian subsidiary, are parties to an agreement pursuant to which SCAA provides accounting and payroll services for the subsidiary, for a current annual fee of €7,500. Pursuant to this agreement, Avanseus Holdings Pte Ltd, through its subsidiary in Italy, has paid to SCAA €8,598.36 in 2022 (through August 30, 2022), €8,912.00 in 2021, €8,376.30 in 2020, and €1,875.00 in 2019.

Crystal Technology

As previously discussed, both FATP and Avanseus consider Crystal Technology to be a key channel partner of Avanseus and want Crystal Technology to remain a motivated key channel partner after Closing, so the Business Combination Agreement provides for FATP to enter into the New Crystal Technology Services Warrant with Crystal Technology, which provides for the issuance to Crystal Technology of warrants to acquire FATP Class A Ordinary Shares subject to vesting criteria set forth therein. In addition, FATP expects to retain Crystal Technology as a finder in connection with the offering described in the section entitled “The Business Combination Proposal; Terms of the Business Combination — Certain Engagements in Connection with the Business Combination and Related Transactions.”

Other Employment and Consulting Arrangements

The Compensation Committee of the FATP Board has approved a prospective post-closing compensation program for New Avanseus’ seven most senior officers — its chief executive officer, its chief financial officer, its chief technology officer, its chief product officer, its chief operating officer, its chief research officer and the chairman of its board of directors. This compensation program is comprised of three components — base salary, an annual cash bonus under an annual cash incentive plan, and equity compensation grants issued under the New Avanseus Incentive Plan being submitted to FATP’s shareholders for their approval at the General Meeting.

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The compensation program contemplates base salaries that are adjusted upward from the current base salaries of Avanseus’ senior officers to bring them in line with the base salaries of senior officers at comparable public companies and to reflect the increased responsibilities of these officers as officers of a growing public company.

The compensation program contemplates an annual cash incentive program pursuant to which the Compensation Committee selects metrics, targets for those metrics and maximum bonuses for each senior officer during the first quarter of the fiscal year. The metrics may include company-wide performance metrics, individual performance metrics or both at the Compensation Committee’s discretion. Achievement of the metrics is intended to be purely formulaic — i.e. there will be no discretion on the part of the Compensation Committee or anyone else in determining whether the targets are achieved — achievement will be determined in the first quarter of the following fiscal year based on the audited financial statements for the year for which the payments pertain. Payouts would be in cash when finally determined.

If FATP’s shareholders approve the Incentive Plan Proposal at the General Meeting, the compensation program contemplates equity compensation grants pursuant to that New Avanseus Incentive Plan. The compensation program currently anticipates aggregate annual grants of 500,000 shares per year for four years allocated among the seven senior officers at the discretion of the Compensation Committee. Annual grants are not intended to be automatic for any individual but would be based on performance, and vesting may also be based on performance. The compensation program contemplates each grant vesting in two equal tranches on the first and second anniversary of each grant date, and vesting may be performance-based with performance criteria that can be company-wide, grantee specific or a combination thereof and that can vary from grantee to grantee. Each grantee would be responsible for the payment of any income taxes arising from the grants.

As the foregoing compensation program was approved by the Compensation Committee, it can be revised or repealed at any time by the Compensation Committee, so the foregoing description should not be considered binding on New Avanseus.

See “Management of New Avanseus following the Business Combination — Employment and Consulting Agreements.”

Avanseus Holders Support Agreements

Concurrently with the execution of the Business Combination Agreement, FATP and certain Avanseus shareholders of Avanseus, including Giuseppe Donagemma, its Chairman, Apollo Consulting Srl, which is wholly-owned by Mr. Donagemma, Bhargab Mitra, Avanseus’ Chief Executive Officer, Ng Mei Lan, Avanseus’ Head of Finance, and Chiranjib Bhandary, Avanseus’ Chief Technology Officer entered into the Avanseus Holders Support Agreement. For additional information, see “The Business Combination Proposal; Terms of the Business Combination — Related Agreements — Avanseus Holders Support Agreement.”

Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, FATP, the Sponsor, and certain shareholders of Avanseus, including Giuseppe Donagemma, its Chairman, Apollo Consulting Srl, which is wholly-owned by Mr. Donagemma, Bhargab Mitra, Avanseus’ Chief Executive Officer, Ng Mei Lan, Avanseus’ Head of Finance, and Chiranjib Bhandary, Avanseus’ Chief Technology Officer, Darryl Rodrigues, Rajendra Panda, and Crystal Technology entered into the Registration Rights Agreement. For additional information, see “The Business Combination Proposal; Terms of the Business Combination — Related Agreements — Registration Rights Agreement.”

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DESCRIPTION OF NEW AVANSEUS SECURITIES

A summary of the material provisions governing New Avanseus’ share capital immediately following consummation of the Business Combination is described below. This summary is not complete and should be read together with the Amended Articles. The proposed Amended Articles is described in “The Articles Amendment Proposal” and the full text of the Amended Articles is attached as Annex B to this proxy statement/prospectus.

New Avanseus is a Cayman Islands exempted company with limited liability and immediately following consummation of the Business Combination its affairs will be governed by the Amended Articles, the Cayman Islands Companies Act and the common law of the Cayman Islands.

New Avanseus’ authorized share capital consists of $30,100 divided into 300,000,000 ordinary shares with a nominal or par value of $0.0001 and 1,000,000 preference shares with a nominal or par value of $0.0001. All New Avanseus Ordinary Shares issued and outstanding at the consummation of the Business Combination will be fully paid and non-assessable.

The Amended Articles will become effective at the effective time of the Exchange. The following are summaries of material provisions of the Amended Articles and the Cayman Islands Companies Act insofar as they relate to the material terms of the New Avanseus Ordinary Shares.

Ordinary Shares

General

New Avanseus Ordinary Shares entitle the holder, subject to any other share of New Avanseus having any preferred, deferred, redemption or other special rights, to:

(a)	receive notice of, attend and vote at any general meeting of New Avanseus and on any ordinary resolution or special resolution;

(b)	an equal share in any dividend or other distribution paid by New Avanseus; and

(c)	an equal share in the distribution of the surplus assets of New Avanseus.

New Avanseus will maintain a register of its shareholders and a shareholder will only be entitled to a share certificate if the board of directors of New Avanseus resolves that share certificates be issued.

Dividends

The holders of New Avanseus Ordinary Shares will be entitled to such dividends as may be declared by the board of directors of New Avanseus and that it may in its discretion lawfully declare from time to time. The Amended Articles provide that dividends may be declared and paid out of New Avanseus’ profits, realized or unrealized, out of the share premium account or as otherwise permitted by law. Except as otherwise provided by the rights attached to any New Avanseus Ordinary Shares, dividends and other distributions may be paid in any currency. The board of directors of New Avanseus may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

Voting Rights

An ordinary resolution to be passed by the shareholders will require a simple majority of votes cast, including by all holders of a specific class of shares, if applicable, while a special resolution will require not less than two-thirds of the votes cast.

Holders of New Avanseus Ordinary Shares will be entitled to one vote for each New Avanseus Ordinary Share held at a general meeting of New Avanseus.

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Transfer of Ordinary Shares

Subject to applicable laws, including securities laws, and the restrictions contained in the Amended Articles and to any lock-up agreements to which a New Avanseus shareholder may be a party, any New Avanseus shareholders may transfer all or any of their New Avanseus Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by the board of directors of New Avanseus.

If the New Avanseus Ordinary Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Amended Articles on terms that one cannot be transferred without the other, the directors of New Avanseus will refuse to register the transfer of any such New Avanseus Ordinary Shares without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

Redemption of Ordinary Shares

Subject to the provisions of the Cayman Islands Companies Act, New Avanseus may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or New Avanseus. The redemption of such shares will be effected in such manner and upon such other terms as New Avanseus may, by special resolution, determine before the issue of the shares.

Variations of Rights of Shares

If at any time the share capital of New Avanseus is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights. Otherwise, any such variation will be made only with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a resolution passed by at least two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

General Meetings of Shareholders

New Avanseus will hold an annual general meeting at such time and place as the board of directors of New Avanseus will determine. At least five calendar days’ notice shall be given for any general meeting. The directors of New Avanseus may call general meetings. The holders of a majority of the New Avanseus Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum for all purposes.

Inspection of Books and Records

The board of directors of New Avanseus will determine whether, to what extent, at what times and places and under what conditions or regulations the accounts and books of New Avanseus will be open to the inspection by New Avanseus shareholders, and no New Avanseus shareholder will otherwise have any right of inspecting any account or book or document of New Avanseus except as required by the Cayman Islands Companies Act or authorized by New Avanseus shareholders at a general meeting.

Changes in Capital

New Avanseus may from time to time by ordinary resolution:

●	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution will prescribe;

●	convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination;

●	subdivide its existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or

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●	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

New Avanseus may by special resolution reduce its share capital or any capital redemption reserve in any manner permitted by law.

Exempted Company

New Avanseus is an exempted company with limited liability incorporated under the laws of Cayman Islands. The Cayman Islands Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue no par value shares;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

Preference Shares

The Amended Articles authorize 1,000,000 preference shares and provide that preference shares may be issued from time to time in one or more series. The board of directors of New Avanseus will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors of New Avanseus will be able to, without approval of holders of New Avanseus Ordinary Shares, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of the board of directors of New Avanseus to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of New Avanseus or the removal of existing management.

Enforceability of Civil Liability under Cayman Islands Law

FATP has been advised by Harneys that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against New Avanseus judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (ii) in original actions brought in the Cayman Islands, to impose liabilities against New Avanseus predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment

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must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Anti-Money Laundering — Cayman Islands

Shareholders of New Avanseus will be subject to the Cayman Islands’ anti-money laundering laws.

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report will not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

New Avanseus will be a Cayman Islands company and therefor (as a person in the Cayman Islands) will be obliged to comply with the obligations set out above which, in turn, falls on its directors and shareholders.

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COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

This section describes the material differences between the rights of FATP shareholders and Avanseus shareholders before the consummation of the Exchange and the rights of New Avanseus shareholders after the Exchange. These differences in shareholder rights result from the differences between the respective governing documents of FATP and Avanseus, on the one hand, and New Avanseus, on the other hand.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. We urge FATP shareholders and Avanseus shareholders to carefully read the relevant provisions of the Amended Articles that will be in effect as of effective time of the Exchange (which form is included as Annex B to this proxy statement/prospectus). References in this section to the Amended Articles are references thereto as they will be in effect upon the effective time of the Exchange. However, the Amended Articles may be amended at any time prior to the effective time of the Exchange by mutual agreement of FATP and Avanseus or after the effective time of the Exchange by amendment in accordance with their terms. If the Amended Articles are amended, the below summary may not accurately reflect the Amended Articles as so amended.

FATP	New Avanseus	Avanseus

Authorized Share Capital
FATP’s authorized share capital is $33,100 divided into 300,000,000 Class A Ordinary Shares with a nominal or par value of $0.0001, 30,000,000 Class B ordinary shares with a nominal or par value of $0.0001, and 1,000,000 preference shares with a nominal or par value of $0.0001.	New Avanseus’ authorized share capital will be $30,100 divided into 300,000,000 ordinary shares with a nominal or par value of $0.0001 and 1,000,000 preference shares with a nominal or par value of $0.0001.	There is no concept of authorized share capital or par value under Singapore law. Therefore, Avanseus governing documents do not provide for an authorized number of shares of its capital stock or assign such capital stock a par value.

Rights of Preference Shares
The FATP Board is authorized to provide, out of unissued shares, for series of preference shares and to establish the number of shares to constitute such series and any voting, dividend, redemption, conversion, preference, participating, special and other rights of such series.	The board of directors of New Avanseus will be authorized to provide, out of unissued shares, for series of preference shares and to establish the number of shares to constitute such series and any voting, dividend, redemption, conversion, preference, participating, special and other rights of such series.	Avanseus may, with the sanction of an ordinary resolution, issue and allot preference shares in the capital of Avanseus, which will confer on the holders thereof dividend, redemption, liquidation preference, conversion, anti-dilution, voting, and other general rights.

Number and Qualifications of Directors
The FATP Board must consist of not less than one person; provided that the number of directors may be increased or reduced by ordinary resolution.	The minimum and maximum number of directors of New Avanseus may be fixed by ordinary resolution, provided that the board of directors must consist of not less than one person.

The Avanseus board of directors must have at least one director who is ordinarily resident in Singapore. Where Avanseus has only one member, that sole Avanseus director may also be the sole member of Avanseus.

No person other than a natural person who has attained the age of 18 and who is otherwise of full legal capacity will be a director of Avanseus.

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FATP	New Avanseus	Avanseus

Every Avanseus director, who under Avanseus’ Articles is required to hold a specified share qualification and who is not already qualified, must obtain his qualification within two months after his appointment or such shorter period as is fixed by Avanseus’ Articles.

Election/Removal of Directors
Prior to the closing of a business combination, FATP may appoint or remove any director by ordinary resolution of the holders of FATP Class B Ordinary Shares.	The directors of New Avanseus may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Amended Articles as the maximum number of directors. New Avanseus may by ordinary resolution appoint any person to be a director or remove any director.	The Avanseus directors have the power at any time, and from time to time, to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing Avanseus directors, but so that the total number of directors will not at any time exceed the number fixed in accordance with Avanseus’ Articles. Avanseus may by ordinary resolution remove any Avanseus director before the expiration of his period of office (if any).

Voting

Cumulative Voting
Holders of FATP Ordinary Shares do not have cumulative voting rights.		Holders of New Avanseus Ordinary Shares will not have cumulative voting rights.		There are no equivalent provisions in Singapore under the Singapore Companies Act.

Vacancies on the Board of Director
The office of a director will be vacated, if the director:		The office of a director will be vacated, if the director:		The office of an Avanseus director will be vacated if the director:

(a)	becomes bankrupt or makes any arrangement or composition with his or her creditors;	(a)	becomes bankrupt or makes any arrangement or composition with his or her creditors;	(a)	ceases to be a director by virtue of the Singapore Companies Act;

(b)	dies or is found to be or becomes of unsound mind;	(b)	dies or is found to be or becomes of unsound mind;	(b)	becomes bankrupt or makes any arrangement or composition with his or her creditors generally;

(c)	resigns his or her office by notice in writing to FATP;	(c)	resigns his or her office by notice in writing to the New Avanseus;	(c)	becomes prohibited from being a director by reason of any order made under the Singapore Companies Act;

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FATP		New Avanseus		Avanseus
(d)	prior to the closing of an initial business combination, is removed from office by ordinary resolution of the holders of the FATP Class B Ordinary Shares (only);	(d)	is removed from office by ordinary resolution of all shareholders entitled to vote; or	(d)	becomes disqualified from being a director by virtue of his or her disqualification or removal or the revocation of his or her appointment as a director, as the case may be, under — the Singapore Companies Act; the Banking Act 1970; the Finance Companies Act 1967; the Financial Advisers Act 2001; the Insurance Act 1966; the Monetary Authority of Singapore Act 1970; the Payment Services Act 2019; the Securities and Futures Act 2001; or the Trust Companies Act 2005;

(e)	following the closing of an initial business combination, is removed from office by ordinary resolution of all shareholders entitled to vote; or	(e)	is removed from office pursuant to any other provision of the Amended Articles.	(e)	being a director of a Registered Fund Management Company as defined in the Securities and Futures (Licensing and Conduct of Business) Regulations, he or she has been removed by the Registered Fund Management Company as director in accordance with those regulations;

(f)	is removed from office pursuant to any other provision of the Existing FATP Articles.	(f)	becomes mentally disordered and incapable of managing himself or herself or his or her affairs or a person whose person or estate is liable to be dealt with in any way under the law relating to mental capacity;

		(g)	subject to the Singapore Companies Act, resigns his or her office by notice in writing to Avanseus;

		(h)	for more than six months is absent without permission of the Avanseus directors from meetings of the Avanseus directors held during that period;

		(i)	without the consent of Avanseus in a general meeting, holds any other office of profit under the company except that of managing director or manager; or

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FATP	New Avanseus	Avanseus
		(j)	is directly or indirectly interested in any contract or proposed contract with Avanseus and fails to declare the nature of his or her interest in manner required by the Singapore Companies Act.

Amendment to Memorandum and Articles of Association
Pursuant to the Cayman Islands Companies Act, the Existing FATP Articles may only be amended by a special resolution of FATP shareholders.	Pursuant to the Cayman Islands Companies Act, the Amended Articles may only be amended by a special resolution of New Avanseus shareholders.

Avanseus may by special resolution alter Avanseus’ Articles with respect to the objects of the company, except that any entrenching provision in Avanseus’ Articles may be removed or altered only if all members of Avanseus agree. For these purposes, the term “entrenching provision” means a provision of the constitution of a company to the effect that other specified provisions of the constitution: (a) may not be altered in the manner provided by the Singapore Companies Act; or (b) may not be so altered except by a resolution passed by a specified majority greater than 75.0%, or where other specified conditions are met.

Class Action Suits

Where there is a group of claimants with a common interest and a common grievance, in some circumstances it may be possible for one or more of them to issue and continue a representative action on behalf of all of the members of that group.

Any judgment or order made in a representative action will be binding on all persons within the representative group but cannot be enforced against any person who is not a party to the proceedings, except with leave of the court.

Where there is a group of claimants with a common interest and a common grievance, in some circumstances it may be possible for one or more of them to issue and continue a representative action on behalf of all of the members of that group.

Any judgment or order made in a representative action will be binding on all persons within the representative group but cannot be enforced against any person who is not a party to the proceedings, except with leave of the court.

Under Singapore law, a number of Avanseus shareholders may begin representative proceedings on behalf of themselves and other Avanseus shareholders who have the same interest whom they represent.

Shareholder Derivative Suits
Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability of such actions. In most cases, FATP will be the proper plaintiff in any claim based on a breach of duty owed to FATP, as applicable, and a claim against (for example) FATP’s officers or directors usually may not be brought by a	Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability of such actions. In most cases, New Avanseus will be the proper plaintiff in any claim based on a breach of duty owed to New Avanseus, as applicable, and a claim against (for example):	Section 216A of the Singapore Companies Act prescribes a procedure enabling shareholders to apply to the court for leave to bring a derivative action or commence an arbitration on behalf of a Singapore-incorporated company. This statutory procedure is available to, amongst others, a shareholder of a company and any other person who,

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FATP		New Avanseus		Avanseus
shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and could be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances including where:		New Avanseus’ officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and could be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances including where:

in the discretion of the court, is a proper person to make an application under Section 216A. Derivative actions are also allowed under common law and is not limited to Singapore-incorporated companies.

(a)	a company is acting, or proposing to act, illegally or beyond the scope of its authority;	(d)	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

(b)	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or	(e)	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

(c)	those who control the company are perpetrating a “fraud on the minority.”	(f)	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may, in some circumstances, have a direct right of action against FATP where the individual rights of that shareholder have been infringed or are about to be infringed.		A shareholder may, in some circumstances, have a direct right of action against New Avanseus where the individual rights of that shareholder have been infringed or are about to be infringed.

Rights to Inspect Corporate Books and Records
Shareholders of Cayman Islands exempted companies like FATP have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, a list of the current directors of the company and the register of mortgages and charges). FATP directors have discretion under the Existing FATP Articles to determine whether or not, and under what conditions, FATP corporate records may be inspected by its shareholders, but FATP is not obliged to make them available to the shareholders (subject to limited circumstances in which an inspector may be appointed to report on the affairs of FATP).	Shareholders of Cayman Islands exempted companies like New Avanseus have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, a list of the current directors of the company and the register of mortgages and charges). New Avanseus’ directors will have discretion under the Amended Articles to determine whether or not, and under what conditions, New Avanseus’ corporate records may be inspected by its shareholders, but New Avanseus is not obliged to make them available to the shareholders (subject to limited circumstances in which an inspector may be appointed to report on the affairs of New Avanseus).

Avanseus directors have the right to inspect Avanseus’ corporate books and records under Avanseus’ Articles and section 199 of the Singapore Companies Act, unless there is some kind of abuse of process or privilege which underlies the request for inspection. Under the Singapore Companies Act, Avanseus shareholders are only entitled to audited financial statements presented to them at general meetings.

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FATP	New Avanseus	Avanseus

Rights to Inspect the Shareholder List
Shareholders of Cayman Islands exempted companies like FATP have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, a list of the current directors of the company and the register of mortgages and charges). FATP directors have discretion under the Existing FATP Articles to determine whether or not, and under what conditions, FATP corporate records may be inspected by its shareholders, but FATP is not obliged to make them available to the shareholders (subject to limited circumstances in which an inspector may be appointed to report on the affairs of FATP).	Shareholders of Cayman Islands exempted companies like New Avanseus have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, a list of the current directors of the company and the register of mortgages and charges). New Avanseus’ directors will have discretion under the Amended Articles to determine whether or not, and under what conditions, New Avanseus’ corporate records may be inspected by its shareholders, but New Avanseus is not obliged to make them available to the shareholders (subject to limited circumstances in which an inspector may be appointed to report on the affairs of New Avanseus).

Under the Singapore Companies Act, ACRA is to keep and maintain an electronic register of members of a private company. Details such as members’ names, shareholder information, date of allotment, and type of shares are included in the electronic report, which can be inspected by the public upon payment of a fee of S$20.00, or by the private company’s member for free.

Under the Singapore Companies Act, public companies may keep their register of members at their registered office, office of the public company where the register was prepared, or the office of the person that the public company engages to prepare the register. The register of members must be open to the inspection of any member of the company without charge and of any other person on payment for each inspection of S$1 or such less sum as the public company requires, but only in respect of the names, addresses, number of shares held and amount paid on shares.

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SHARES ELIGIBLE FOR FUTURE SALE

Registration Rights

We anticipate that, pursuant to the PIPE Subscription Agreements, New Avanseus will be required to file a registration statement within [●] days after the consummation of the Business Combination registering up to [●] New Avanseus Ordinary Shares held by the PIPE Investors and use commercially reasonable efforts to have declared effective and maintain the effectiveness of such registration statement.

Concurrently with the signing of the Business Combination Agreement, FATP entered into the Registration Rights Agreement pursuant to which New Avanseus must use its reasonable best efforts to file and have declared effective the Form S-1 Shelf, among other registration provisions. See “The Business Combination Proposal; Terms of the Business Combination — Related Agreements — Registration Rights Agreement.”

Rule 144

Pursuant to Rule 144 a person who has beneficially owned restricted New Avanseus Ordinary Shares or any New Avanseus warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of New Avanseus’ affiliates at the time of, or at any time during the 90 days preceding, such sale and (ii) New Avanseus is subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Avanseus Ordinary Shares or any New Avanseus warrants for at least six months but who are New Avanseus’ affiliates at the time of, or at any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	one percent of the total number of New Avanseus Ordinary Shares then issued and outstanding; or

●	the average weekly reported trading volume of the New Avanseus Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by New Avanseus’ affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Avanseus.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

●	at least one year has elapsed from the time that the issuer filed Form 10 type information with the SEC, which is expected to be filed promptly after consummation of the Business Combination, reflecting its status as an entity that is not a shell company.

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PRICE RANGE OF SECURITIES AND DIVIDEND INFORMATION

FATP Units are traded on Nasdaq under the symbol “FATPU,” FATP Class A Ordinary Shares are traded on Nasdaq under the symbol “FATP” and the Public Warrants are traded on Nasdaq under the symbol “FATPW.” The closing price of the FATP Class A Ordinary Shares on August 25, 2022, the last trading day before announcement of the execution of the Business Combination Agreement, was $9.96. As of [●], 2022, the record date for the General Meeting, the most recent closing price for the FATP Class A Ordinary Share was $[●].

Holders of FATP Shares should obtain current market quotations for their securities. The market price of FATP’s securities could vary at any time before the Business Combination.

Historical market price information regarding Avanseus is not provided because there is no public market for their securities.

Holders

As of [●], there were [●] holders of record of FATP Class A Ordinary Shares, [●] holders of record of FATP Class B Ordinary Shares and [●] holders of record of FATP Warrants. As of [●], there were [●] holders of record of Avanseus Shares. See “Beneficial Ownership of Securities.”

Dividend Policy

FATP has not paid any cash dividends on FATP Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of any cash dividends after consummation of the Business Combination shall be dependent upon the revenue, earnings and financial condition of New Avanseus from time to time. The payment of any dividends subsequent to the Business Combination shall be within the discretion of the board of directors of New Avanseus.

Material Cayman Regulations

Cayman Islands Data Protection

FATP/New Avanseus have certain duties under the DPA based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts New Avanseus’ members on notice that through your investment in New Avanseus you will provide New Avanseus with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to New Avanseus and its affiliates and/or delegates, except where the context requires otherwise.

Investor Data

New Avanseus will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. New Avanseus will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct its activities on an ongoing basis or to comply with legal and regulatory obligations to which New Avanseus is subject. New Avanseus will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In its use of this personal data, New Avanseus will be characterized as a “data controller” for the purposes of the DPA, while its affiliates and service providers who may receive this personal data from New Avanseus in the conduct of its activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to New Avanseus.

221

New Avanseus may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a member and/or any individuals connected with a member as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the member’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides New Avanseus with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How New Avanseus May Use a Member’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

●	where this is necessary for the performance of its rights and obligations under any purchase agreements;

●	where this is necessary for compliance with a legal and regulatory obligation to which the company is subject (such as compliance with anti-money laundering and Foreign Account Tax Compliance Act/Common Reporting Standard requirements); and/or

●	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should New Avanseus wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), it will contact you.

Why New Avanseus May Transfer Your Personal Data

In certain circumstances New Avanseus may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

New Avanseus anticipates disclosing personal data to persons who provide services to the company and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on its behalf.

The Data Protection Measures New Avanseus Takes

Any transfer of personal data by New Avanseus or its duly authorized affiliates and/or delegates outside of the Cayman Islands will be in accordance with the requirements of the DPA.

New Avanseus and its duly authorized affiliates and/or delegates will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

New Avanseus will notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

222

ANNUAL MEETING SHAREHOLDER PROPOSALS

If the Business Combination is consummated, you will be entitled to attend and participate in New Avanseus’ annual meetings of shareholders. If New Avanseus holds a 2022 annual meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2022 annual meeting will be held.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the FATP Board, any committee chairperson or the non-management directors as a group by writing to the FATP Board or committee chairperson in care of FATP, at 27 Bukit Manis Road, Singapore, 099892. Following the Business Combination, such communications should be sent in care of New Avanseus, at 230 Victoria Street, #15-01/08, Bugis Junction, Singapore 188024. Each communication will be forwarded, depending on the subject matter, to the FATP Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Certain legal matters relating to the validity of the FATP Class A Ordinary Shares to be issued hereunder and certain other legal matters related to this proxy statement/prospectus will be passed upon for FATP by Harney Westwood & Riegel LP. Nelson Mullins Riley & Scarborough LLP, Harney Westwood & Riegel LP and Pinsent Masons MPillay LLP have acted as counsel for FATP, and Lucosky Brookman LLP and Eng and Co. LLC have acted as counsel to Avanseus.

INDEPENDENT AUDITORS

The financial statements of FATP as of December 31, 2021 and for the period from April 16, 2021 (inception) through December 31, 2021 included in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of FATP to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Avanseus as of and for the years ended December 31, 2021 and December 31, 2020, included in this proxy statement/prospectus have been so included in reliance on the report of BF Borgers CPA PC, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, FATP and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of FATP’s annual report to shareholders and FATP’s proxy statement. Upon written or oral request, FATP will deliver a separate copy of the annual report to shareholder and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that FATP deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that FATP deliver single copies of such documents in the future. Shareholders may notify FATP of their requests by writing FATP at its principal executive offices at FATP, at 27 Bukit Manis Road, Singapore, 099892. Following the Business Combination, such requests should be made in writing to New Avanseus at its principal executive office at 230 Victoria Street, #15-01/08, Bugis Junction, Singapore 188024.

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WHERE YOU CAN FIND MORE INFORMATION

You may access information on FATP at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to FATP has been supplied by FATP, and all such information relating to Avanseus has been supplied by Avanseus. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

Avanseus does not file any annual, quarterly or current reports, proxy statements or other information with the SEC.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing FATP’s proxy solicitation agent at the following address, telephone number and email:

Individuals call toll-free (tolls apply if calling from outside the United States): +1[(917) 886-3351]

Banks and brokers call: +1[(917) 886-3351]

Email: [dackerly@laurelhill.com]

If you are a FATP shareholder and would like to request documents, please do so by [●], 2022 to receive them before the FATP General Meeting of shareholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

Neither FATP nor Avanseus has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that is contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

224

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read FATP’s SEC filings, including this proxy statement/prospectus, over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document FATP files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the General Meeting, you should contact FATP by telephone, in writing or by electronic mail at:

27 Bukit Manis Road

Singapore, 099892

Telephone No.: +65 8590 2056

investor@fatprojects.com

You may also obtain these documents by requesting them in writing or by telephone from FATP’s proxy solicitation agent at the following address and telephone number:

Laurel Hill

2 Robbins Lane

Suite 201

Jericho, NY 11753.

Telephone No: +1 (855) 414-2266

FATP@laurelhill.com

If you are a stockholder of FATP and would like to request documents, please do so by [●], 2022, in order to receive them before the General Meeting. If you request any documents from FATP, FATP will mail them to you by first class mail, or another equally prompt means or send you PDF copies by electronic mail.

All information contained or incorporated by reference in this proxy statement/prospectus relating to FATP has been supplied by FATP, and all such information relating to Avanseus has been supplied by Avanseus. Information provided by either FATP or Avanseus does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of FATP for the General Meeting. Neither FATP nor Avanseus has authorized anyone to give any information or make any representation about the Business Combination, FATP or Avanseus that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

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INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of Fat Projects Acquisition Corp

Report of Independent Registered Public Accounting Firm (PCAOB ID #688)	F-2
Financial Statements:
Balance Sheet as of December 31, 2021.	F-3
Statement of Operations for the period from April 16, 2021 (inception) through December 31, 2021	F-4
Statement of Changes in Shareholders’ Deficit for the period from April 16, 2021 (inception) through December 31, 2021.	F-5
Statement of Cash Flows for the period from April 16, 2021 (inception) through December 31, 2021	F-6
Notes to the Financial Statements	F-7

Unaudited Condensed Financial Statements of Fat Projects Acquisition Corp as of and for the Quarter Ended September 30, 2022

Condensed Balance Sheet as of September 30, 2022 (unaudited) and December 31, 2021	F-22
Condensed Statements of Operations for the three and nine months ended September 30, 2022 and for the period from April 16, 2021 (Inception) through September 30, 2022	F-23
Condensed Statements of Changes in Shareholders’ (Deficit) Equity for the three and nine months ended September 30, 2022 and for the period from April 16, 2021 (inception) through September 30, 2021	F-24
Condensed Statements of Cash Flows for the nine months ended September 30, 2022 and for the period from April 16, 2021 (Inception) through September 30, 2021	F-25
Notes to Condensed Financial Statements (unaudited)	F-26

Audited Financial Statements of Avanseus Holdings Pte. Ltd.

Report of Independent Registered Public Accounting Firm (PCAOB ID #5041)	F-43
Balance Sheets as of December 31, 2021 and December 31, 2020	F-44
Statement of Operations for the Years Ended December 31, 2021 and 2020	F-45
Statement of Changes in Shareholder’s Equity for the Years Ended December 31, 2021 and 2020	F-46
Statement of Cash Flows for the Years Ended December 31, 2021 and 2020	F-47
Notes to Audited Financial Statements	F-48

Unaudited Consolidated Financial Statements of Avanseus Holdings Pte. Ltd. as of and for the Quarter Ended June 30, 2022

Condensed Balance Sheet as of June 30, 2022 (unaudited) and December 31, 2021	F-77
Condensed Statements of Operations for the three and six months ended June 30, 2022 and 2021	F-78
Condensed Statements of Changes in Shareholders’ (Deficit) Equity for the three and six month period Ended June 30, 2022 and 2021	F-79
Condensed Statements of Cash Flows for the six months ended June 30, 2022 and 2021	F-80
Notes to Condensed Financial Statements (unaudited)	F-81

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Fat Projects Acquisition Corp

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Fat Projects Acquisition Corp (the “Company”) as of December 31, 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the period from April 16, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from April 16, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Hartford, CT

April 28, 2022

F-2

FAT PROJECTS ACQUISITION CORP

BALANCE SHEET

December 31,
2021
Assets:
Current assets:
Cash	$754,893
Due from related party	50,000
Prepaid expenses	164,955
Total current assets	969,848
Long term prepaid expense	110,682
Investments held in Trust Account	115,010,543
Total assets	116,091,073

Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Due to related party	$26,129
Accrued expenses	110,342
Total current liabilities	136,471
Deferred underwriting commissions	4,025,000
Total liabilities	4,161,471

Commitments and Contingencies (Note 6)
Ordinary shares subject to possible redemption, 11,500,000 shares at redemption value of $10.00	115,000,000

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; 115,000 shares issued and outstanding, excluding 11,500,000 shares subject to redemption	12
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 2,875,000 shares issued and outstanding	288
Additional paid-in capital	-
Accumulated deficit	(3,070,698)
Total shareholders’ deficit	(3,070,398)
Total Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$116,091,073

The accompanying notes are an integral part of these financial statements.

F-3

FAT PROJECTS ACQUISITION CORP

STATEMENTS OF OPERATIONS

For the period from
April 16, 2021
(Inception) to
December 31,
2021
Formation and operating cost	$241,834
Loss from operations	(241,834)

Other income
Interest earned on investments held in Trust Account	10,543
Total other income	10,543

Net loss	$(231,291)

Weighted average shares outstanding, Class A ordinary share subject to possible redemption	3,450,000
Basic and diluted net loss per share, Class A ordinary share subject to possible redemption	$(0.04)
Weighted average shares outstanding, Non-redeemable Class A and Class B ordinary share	2,589,308
Basic and diluted net loss per share, Non-redeemable Class A and Class B ordinary share	$(0.04)

The accompanying notes are an integral part of these financial statements.

F-4

FAT PROJECTS ACQUISITION CORP

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Class A Ordinary			Class B Ordinary		Additional
	Shares			Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount		Shares	Amount	Capital	Deficit	Deficit
Balance as of April 16, 2021 (Inception)	-		-	-	-	-	-	-
Class B ordinary share issued to initial shareholder		$		2,875,000	$288	$24,712	-	$25,000
Sale of 2,865,000 Private Placement Warrants						2,865,000	-	2,865,000
Issuance of 115,000 representative shares	115,000		12			1,092,368		1,092,380
Proceeds allocated to Public Warrants	-		-	-	-	5,750,000	-	5,750,000
Excess fair value of Anchor Investors	-		-	-	-	5,062,500	-	5,062,500
Offering costs allocated to warrants	-		-	-	-	(599,740)	-	(599,740)
Net loss	-		-	-	-	-	(231,291)	(231,291)
Ordinary shares subject to redemption	-		-	-	-	(14,194,840)	(2,839,407)	(17,034,247)
Balance as of December 31, 2021	115,000		$12	2,875,000	$288	$-	$(3,070,698)	$(3,070,398)

The accompanying notes are an integral part of these financial statements.

F-5

FAT PROJECTS ACQUISITION CORP

STATEMENT OF CASH FLOWS

For the period from
April 16, 2021
(Inception) to
December 31,
2021
Cash flows from operating activities:
Net loss	$(231,291)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investments held in Trust Account	(10,543)
Formation and operating costs paid by sponsor	4,096
Changes in current assets and liabilities:
Prepaid expenses	(275,637)
Due to related party	26,129
Accrued expenses	110,342
Net cash used in operating activities	(376,904)

Cash flows from investing activities:
Investments held in Trust Account	(115,000,000)
Net cash used in investing activities	(115,000,000)

Cash flows from financing activities:
Proceeds from initial public offering, net of costs	113,850,000
Proceeds from private placement	2,865,000
Proceeds from sale of ordinary shares to initial shareholder	25,000
Payments to related party	(133,824)
Proceeds from issuance of promissory note to related party	163,398
Payment of promissory note to related party	(163,398)
Payment of deferred offering costs	(474,379)
Net cash provided by financing activities	116,131,797

Net change in cash	754,893
Cash, beginning of the period	-
Cash, end of the period	$754,893

Supplemental disclosure of noncash investing and financing activities:
Deferred underwriting commissions	$4,025,000
Deferred offering costs paid by related party	21,384
Fair value of capital contribution by Sponsor to Anchor Investors	5,062,500
Offering costs in equity	599,740
Fair value of representative shares	1,092,380
Issuance of representative shares	12
Remeasurement of ordinary shares subject to redemption	$17,034,247

The accompanying notes are an integral part of these financial statements.

F-6

FAT PROJECTS ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern

Fat Projects Acquisition Corp (the “Company”) was incorporated as a Cayman Islands exempted company on April 16, 2021. The Company was incorporated for the purpose of effecting a merger, capital share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has not selected any specific Business Combination target and the Company has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target. The Company will not be limited to a particular industry or geographic region in its identification and acquisition of a target company.

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from April 16, 2021 (inception) through December 31, 2021, relates to the Company’s formation and the Initial Public Offering (“IPO”) described below and since the closing of the IPO, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.

The Company’s sponsor is Fat Projects SPAC Pte Ltd, a Singapore corporation (the “Sponsor”).

The registration statement for the Company’s IPO was declared effective on October 12, 2021 (the “Effective Date”). On October 15, 2021, the Company’s consummated the IPO of 11,500,000 units at $10.00 per unit (the “Units”) (including the underwriters’ over-allotment option), which is discussed in Note 3 (the “IPO”), and the sale of 2,865,000 warrants (the “Private Placement Warrants”), each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor that closed simultaneously with the IPO.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement in connection with the initial Business Combination. However, the Company will complete the initial Business Combination only if the post-Business Combination company in which its public shareholders own shares will own or acquire 50% or more of the outstanding voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Following the closing of the IPO, management has agreed that an amount equal to at least $10.00 per Unit sold in the IPO, including the proceeds of the Private Placement Warrants, is being held in a trust account (“Trust Account”) and will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations and up to $100,000 of interest that may be used for its dissolution expenses, the proceeds from the IPO and the sale of the placement warrant will not be released from the Trust Account until the earliest to occur of: (a) the completion of the initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or certain amendments to the Company’s charter prior thereto or to redeem 100% of the public shares if the Company does not complete its initial Business Combination within 12 months from the closing of the IPO (October 15, 2022) (or 15 months if the Company has filed a proxy statement, (January 15, 2023) registration statement or similar filing for an initial business combination within 12 months from the consummation of the IPO but have not completed the initial business combination within such 12-month period, or up to 21 months (July 15, 2023) if we extend the period of time to consummate a business combination, or during any extended time in which the Company has to consummate a Business Combination beyond the aforementioned period as a result of a shareholder vote to amend the Company’s amended and restated

F-7

FAT PROJECTS ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern (cont.)

memorandum and articles of association (“Extension Period”) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, and (c) the redemption of the public shares if the Company is unable to complete its initial Business Combination within 12 months from the closing of the IPO (October 15, 2022) (or during any Extension Period), subject to applicable law.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a shareholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under applicable law or share exchange listing requirements.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is initially $10.00 per public share, however, there is no guarantee that investors will receive $10.00 per share upon redemption. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters.

All ordinary shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company has only 12 months from the closing of the IPO (or 15 months if we have filed a proxy statement, registration statement or similar filing for an initial business combination within 12 months from the consummation of the IPO but has not completed the initial business combination within such 12-month period, or up to 21 months if we extend the period of time to consummate a business combination, or as extended by the Company’s shareholders in accordance with our amended and restated memorandum and articles of association) to complete the initial Business Combination. If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under the laws of Cayman Islands to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial Business Combination within Combination Period.

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to any Founder Shares and public shares held by them in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to any Founder Shares and public shares held by them in connection with a shareholder vote to approve

F-8

FAT PROJECTS ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern (cont.)

an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or certain amendments to the Company’s charter prior thereto or to redeem 100% of the public shares if the Company does not complete its initial Business Combination within 12 months from the closing of the IPO (or during any Extension Period), or (B) with respect to any other provision relating to any other provision relating to the rights of holders of the Company’s Class A ordinary shares and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete its initial Business Combination within 12 months (or during any Extension Period) from the closing of the IPO, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete its initial Business Combination within the prescribed time frame.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the independent public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the Trust Account, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

The anchor investors will not be entitled to (i) redemption rights with respect to any Founder Shares held by them in connection with the completion of the initial Business Combination, (ii) redemption rights with respect to any Founder Shares held by them in connection with a shareholder vote to amend amended and restated memorandum and articles of association in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or (iii) rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period).

Subject to each anchor investor purchasing 100% of the units allocated to it, in connection with the closing of the IPO the Sponsor sold 75,000 founder shares to each anchor investor (750,000 founder shares in the aggregate) at their original purchase price of approximately $0.009.

Liquidity, Capital Resources and Going Concern

As of December 31, 2021, the Company had $754,893 in its operating bank account and working capital of $833,377.

The Company’s liquidity needs up to December 31, 2021 had been satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the founder shares to cover certain offering costs, the loan under an unsecured promissory note from the Sponsor of up to $300,000 (see Note 5), and borrowings from related parties (see Note 5). In order to finance transaction costs in connection with a Business Combination, the Sponsor, initial shareholders, officers, directors or their affiliates may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5). As of December 31, 2021, there were no amounts outstanding under any Working Capital Loans.

F-9

FAT PROJECTS ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern (cont.)

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has and will continue to incur significant costs in pursuit of its acquisition plans which raises substantial doubt about the Company’s ability to continue as a going concern. Moreover, we may need to obtain additional financing either to complete our initial Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial Business Combination. If we are unable to complete our initial Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Accounts. In addition, following our initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

In addition, management has determined that the mandatory liquidation and subsequent dissolution, should the Company be unable to complete a business combination, raises substantial doubt about the Company’s ability to continue as a going concern. The Company has until October 15, 2022 to consummate a Business Combination (or July 15, 2023 if extended). It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 2022.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, and the results of its operations and its cash flows.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act

F-10

FAT PROJECTS ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non- emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $754,893 and no cash equivalents at December 31, 2021.

Investments Held in Trust Account

At December 31, 2021, the assets held in the Trust Account consist of United States Treasury securities. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. During the period from April 16, 2021 (inception) through December 31, 2021, the Company did not withdraw any of the interest income from the Trust Account to pay its tax obligations.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry in which the investee operates.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion are included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

The carrying value, excluding gross unrealized holding loss and fair value of held to maturity securities on December 31, 2021 are as follows:

	Carrying			Fair Value
	Value as of	Gross	Gross	as of
	December 31,	Unrealized	Unrealized	December 31,
	2021	Gains	Losses	2021
U.S. Treasury Securities	$115,010,543	$2,237	$-	$115,012,390

F-11

FAT PROJECTS ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. As of October 15, 2021, the Company had not experienced losses on this account and management believes the Company was not exposed to significant risks on such account.

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs consisted of legal, accounting, underwriting fees, other costs incurred through the IPO that were directly related to the IPO, and fair value in excess of consideration paid with respect to the Founder Shares sold to the anchor investors. The Company incurred offering costs amounting to $11,883,987 as a result of the IPO consisting of $1,150,000 of underwriting commissions, $1,092,380 fair value of Representative Shares, $4,025,000 of deferred underwriting commissions, $554,107 of other offering costs and $5,062,500 of fair value in excess of consideration paid with respect to the Founder Shares sold to the anchor investors. Of the total offering costs, $11,284,247 was charged to temporary equity upon the completion of the IPO and $599,740 was charged to equity.

Income Taxes

The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2021, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statement.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Remeasurement adjustments associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted loss per share does not consider the effect of the warrants issued in connection with the (i) IPO, and (ii) the private placement because the warrants are contingently exercisable, and the contingencies have not yet been met. The warrants are exercisable to purchase 14,365,000 Class A ordinary shares in the aggregate. As of December 31, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

F-12

FAT PROJECTS ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. No warrants were exercised during the year ended December 31, 2021. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the period. Accretion of the carrying value of Class A ordinary shares to redemption value is excluded from net loss per ordinary share because the redemption value approximates fair value.

For the period from
April 16, 2021
(Inception) to
December 31, 2021
Redeemable Class A Ordinary Share
Net loss allocable to Redeemable Class A Ordinary Share	$(132,127)
Basic and diluted weighted average shares outstanding, Redeemable Class A ordinary share	3,450,000
Basic and diluted net loss per ordinary share	$(0.04)
Non-Redeemable Class A and Class B Ordinary Share
Net loss allocable to Non-Redeemable Share	$(99,164)
Denominator: Weighted Average Non-Redeemable share
Basic and diluted weighted average shares outstanding	2,589,308
Basic and diluted net loss per ordinary share	$(0.04)

Ordinary Shares Subject to Possible Redemption

The 11,500,000 Public Warrants and 2,865,000 Private Placement Warrants were issued in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants meet the criteria for equity treatment thereunder, each warrant will be recorded as equity. The Company accounts for its outstanding warrants as equity-classified instruments based on such guidance.

All of the 11,500,000 ordinary shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Public Shares have been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

The Company issued to Hutton and/or its designees, 115,000 Class A ordinary shares upon the consummation of the IPO. Hutton has agreed (i) to waive its redemption rights with respect to such ordinary shares in connection with the completion of the initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such ordinary shares if the Company fails to complete its initial Business Combination within 12 months (or during any Extension Period) (See Note 6).

F-13

FAT PROJECTS ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

As of December 31, 2021, the ordinary shares subject to possible redemption reflected on the balance sheet are reconciled in the following table:

Gross proceeds from IPO	$115,000,000
Less:
Proceeds allocated to Public Warrants	(5,750,000)
Ordinary share issuance costs	(11,284,247)
Plus:
Remeasurement adjustment of carrying value to redemption value	17,034,247
Ordinary shares subject to possible redemption	$115,000,000

Share Based Compensation

The Company complies with ASC 718 Compensation — Stock Compensation regarding interest in founder shares acquired by directors of the Company at prices below fair value. The interest in acquired shares shall vest upon the Company consummating an initial Business Combination (the “Vesting Date”). If prior to the Vesting Date, the director ceases to be a director, the interest in the founder shares will be forfeited. The interest in the founder shares owned by the director (1) may not be sold or transferred, until 180 days after the consummation of a Business Combination, and (2) may not be entitled to redemption from the funds held in the Trust Account, or any liquidating distributions. The Company has 12 months (or up to 21 months if extended) from the date of the IPO to consummate a Business Combination, and if a Business Combination is not consummated, the Company will liquidate and the interest in the founder shares will become worthless (see Note 5).

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature. The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’ own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Level 1 —	Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —	Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

F-14

FAT PROJECTS ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Financial Instruments

The Company will account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment is conducted at the time warrant issuance and as of each subsequent annual period end date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for its outstanding warrants as equity-classified.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The update simplifies the accounting for convertible instruments by removing certain separation models in Subtopic 470-20, Debt—Debt with Conversion and Other Options for convertible instruments and introducing other changes. As a result of ASU No. 2020-06, more convertible debt instruments will be accounted for as a single liability measured at its amortized cost and more convertible preferred stock will be accounted for as a single equity instrument measured at its historical cost, as long as no features require bifurcation and recognition as derivatives. The amendments are effective for smaller reporting companies for fiscal years beginning after December 15, 2023, including annual periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASCU No. 2020-06 upon its incorporation. The impact to the balance sheet was not material.

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statement.

Note 3 — Initial Public Offering

Public Units

On October 15, 2021, the Company sold 11,500,000 Units at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one redeemable warrant (the “Public Warrants”).

Ten qualified institutional buyers or institutional accredited investors which are not affiliated with the Company, the Sponsor, the directors or any member of the Company’s management (the “anchor investors”) have purchased 950,000 Units each, or 9,500,000 in the aggregate, in the IPO at the offering price of $10.00 per Unit. There can be no assurance that the anchor investors will retain their shares, if any, prior to or upon the consummation of the initial Business Combination.

Following the closing of the IPO on October 15, 2021, $115,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was deposited into the Trust Account, invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

F-15

FAT PROJECTS ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

Note 3 — Initial Public Offering (cont.)

Public Warrants

Each warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary share during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 12 months from the closing of the IPO or the completion of the Company’s initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has not registered the Class A ordinary shares issuable upon exercise of the warrants at this time. However, the Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective within 60 business days following the initial Business Combination and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will has failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of warrants. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the Class A ordinary share equals or exceeds $18.00 per share (as adjusted for share subdivision, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending 3 business days before the Company sends the notice of redemption to the warrant holders.

F-16

FAT PROJECTS ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Company’s Sponsor purchased an aggregate of 2,865,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrants, for an aggregate purchase price of $2,865,000. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. The placement warrants (including the Class A ordinary shares issuable upon exercise of the placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination, subject to certain exceptions.

The Private Placement Warrants and the warrants included in the units sold in the offering are redeemable by the Company and exercisable by the holders on the same terms.

Note 5 — Related Party Transactions

Founder Shares

On April 22, 2021, the Sponsor paid, $25,000, or approximately $0.009 per share, to cover certain offering costs and expenses in consideration for 2,875,000 Class B ordinary shares, par value $0.0001. Up to 375,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. The underwriters fully exercised their over-allotment option at the IPO resulting in no Founder Shares subject to forfeiture.

The Sponsor, directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares until earliest of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

In September 2021, the Company received expressions of interest from anchor investors to purchase Units in the IPO. Subject to each anchor investor purchasing 100% of the Units allocated to it, in connection with the closing of the IPO the Sponsor sold 75,000 founder shares to each anchor investor (750,000 founder shares in the aggregate) at their original purchase price of approximately $0.009 per share. The Company accounted for the fair value in excess of consideration paid with respect to the number of Founder Shares sold to the anchor investors as an offering cost reflected as an increase to additional paid in capital offset by a reduction of the offering proceeds upon completion of the IPO. The fair value of each Founder Share was determined to be $6.75 per share or approximately $5,062,500 (see note 6). Valuation of the Founder Shares was determined using an internal valuation model driven primarily by the initial issuance price of our Class A ordinary shares, an assumed value of $1.00 for the warrants included in the Units, and a 75% probability of successfully completing an initial Business Combination.

Share Based Compensation

In April and May 2021 the Company’s sponsor transferred interest in a total of 55,000 Founder Shares to directors.

The Company has determined the valuation of the Class B ordinary shares as of the Grant Dates. The valuation resulted in a fair value of approximately $1.45 per share as of the Grant Dates, or an aggregate of $79,821 for the 55,000 shares. As vesting of Founder Shares to directors is contingent upon an initial Business Combination, a performance condition is not probable of occurring at December 31, 2021. Upon consummation of an initial Business Combination the Company will recognize $79,821 in compensation expense.

F-17

FAT PROJECTS ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Due from related party

Since April 16, 2021 (inception), related parties have paid for certain offering costs and expenses on behalf of the Company. At December 31, 2021 an excess of $50,000 was repaid to those related parties and was due back to the Company. On April 26, 2022, the Company was repaid all amount due the Company from the related parties.

Promissory Note—Related Party

On May 6, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and due at the earlier of October 31, 2021 or the closing of the IPO. At December 31, 2021, no amount was outstanding on the promissory note. The promissory note has expired and no borrowings are permitted on this note.

Working Capital Loans

In order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021, the Company had no borrowings under the Working Capital Loans.

Office Space, Secretarial and Administrative Services

Commencing on the date that the Company’s securities are first listed on the NASDAQ through the earlier of consummation of the initial Business Combination and the liquidation, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. As of December 31, 2021, the expense for office space, secretarial and administrative services was $26,129. At December 31, 2021, these amounts were unpaid and reported on the balance sheet as due to related party.

Note 6 — Commitments & Contingencies

Registration Rights

The holders of the Founder Shares, the representative shares, Placement Warrants (including component securities contained therein) and warrants (including securities contained therein) that may be issued upon conversion of Working Capital Loans, any Class A ordinary shares issuable upon the exercise of the Placement Warrants and any Class A ordinary shares and warrants (and underlying Class A ordinary share) that may be issued upon exercise of the warrants as part of the Working Capital Loans and Class A ordinary share issuable upon conversion of the Founder Shares, will be entitled to registration rights pursuant to a registration rights agreement signed on October 12, 2021, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A ordinary share). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement

F-18

FAT PROJECTS ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments & Contingencies (cont.)

does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to an additional 1,500,000 units to cover over-allotments, if any. At the IPO, the underwriters fully exercised their option to purchase the additional 1,500,000 units

The underwriters were paid a cash underwriting discount of one percent (1%) of the gross proceeds of the IPO, or $1,150,000. Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO, or $4,025,000, upon the completion of the Company’s initial Business Combination.

Anchor Investors

The Sponsor entered into an agreement with ten strategic investors (each referred to as an “anchor investor”) for the purchase of 75,000 Founder Shares each at the same price the Sponsor paid ($0.009 per share). The anchor investors purchased 9,500,000 Units in the IPO.

The Company accounted for the fair value in excess of consideration paid with respect to the number of Founder Shares sold to the anchor investors as an offering cost reflected as an increase to additional paid in capital offset by a reduction of the offering proceeds upon completion of the IPO. The fair value of each Founder Share was determined to be $6.75 per share or approximately $5,062,500 (see note 5). Valuation of the Founder Shares was determined using an internal valuation model and classified as a Level 3 valuation. The valuation was driven primarily by the initial issuance price of the Public Units, an assumed value of $1.00 for the warrants included in the Units, and a 75% probability of successfully completing an initial Business Combination.

Representative Shares

The Company issued to Hutton and/or its designees (“Representatives”) 115,000 Class A ordinary shares upon the consummation of the IPO. Hutton has agreed not to transfer, assign or sell any such ordinary shares until the completion of the initial Business Combination. In addition, Hutton has agreed (i) to waive its redemption rights with respect to such ordinary shares in connection with the completion of the initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such ordinary shares if the Company fails to complete its initial Business Combination within 12 months (or during any Extension Period).

The ordinary shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the commencement of sales of the registration statement of which the IPO forms a part pursuant to Rule 5110(e)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), these securities may not be sold, transferred, assigned, pledged or hypothecated or the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which the IPO forms a part, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the commencement of sales of the IPO except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners, registered persons or affiliates or as otherwise permitted under Rule 5110(e)(2).

F-19

FAT PROJECTS ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments & Contingencies (cont.)

The Company accounted for the fair value of the Class A ordinary shares issued to the Representatives as an offering cost reflected as an increase to additional paid in capital offset by a reduction of the offering proceeds upon completion of the IPO. The fair value of each Class A ordinary shares was determined to be $9.00 per share or approximately $1,092,380. Valuation of the Class A ordinary shares was determined using an internal valuation model and classified as a Level 3 valuation. The valuation was driven primarily by the initial issuance price of the Public Units, and an assumed value of approximately $0.50 for the warrants included in the Units.

Note 7 — Shareholders’ Deficit

Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021, there were no preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2021, there were 115,000 Class A ordinary shares issued or outstanding, excluding 11,500,000 ordinary shares subject to possible redemption.

Class B ordinary shares — The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. At December 31, 2021, there were 2,875,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable share exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by the Company’s shareholders.

The Class B ordinary shares and will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the trust account if the Company does not consummate an initial Business Combination) at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the completion of the IPO, plus (ii) the total number of Class A ordinary shares issued, deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued or to be issued to any seller in the initial Business Combination and any Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans, unless the holders of a majority of the then-outstanding Class B ordinary shares agree to waive such adjustment with respect to such issuance or deemed issuance at the time thereof. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

F-20

FAT PROJECTS ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the financial statements were issued. Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On April 26, 2022 the amounts outstanding as of December 31, 2021 and subsequent activity through April 26, 2022, associated with due to and due from related party were repaid in full.

F-21

FAT PROJECTS ACQUISITION CORP

CONDENSED BALANCE SHEETS

	September 30, 2022	December 31, 2021
	(unaudited)
Assets:
Current assets:
Cash	$243,991	$754,893
Prepaid expenses	156,201	164,955
Due from related party	-	50,000
Total current assets	400,192	969,848
Long term prepaid expense	4,659	110,682
Investments held in Trust Account	115,803,480	115,010,543
Total assets	116,208,331	116,091,073

Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accrued expenses	$1,167,152	$110,342
Due to related party	-	26,129
Total current liabilities	1,167,152	136,471
Deferred underwriting commissions	4,025,000	4,025,000
Total liabilities	5,192,152	4,161,471

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, 11,500,000 shares at $10.07 and $10.00 redemption value as of September 30, 2022 and December 31, 2021, respectively	115,803,480	115,000,000

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; 115,000 shares issued and outstanding, excluding 11,500,000 shares subject to redemption at September 30, 2022 and December 31, 2021	12	12
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 2,875,000 shares issued and outstanding at September 30, 2022 and December 31, 2021	288	288
Additional paid-in capital	-	-
Accumulated deficit	(4,787,601)	(3,070,698)
Total shareholders’ deficit	(4,787,301)	(3,070,398)
Total Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$116,208,331	$116,091,073

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-22

FAT PROJECTS ACQUISITION CORP

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30, 2022	For the Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2022	For the period from April 16, 2021 (inception) through September 30, 2021
Formation and operating costs	$1,254,482	$43,886	$1,706,360	$50,293
Loss from operations	(1,254,482)	(43,886)	(1,706,360)	(50,293)

Other income:
Interest earned on investments held in Trust Account	577,662	-	792,937	-
Total other income	577,662	-	792,937	-

Net loss	$(676,820)	$(43,886)	$(913,423)	$(50,293)
Weighted average shares outstanding, Class A ordinary share subject to possible redemption	11,500,000	-	11,500,000	-
Basic and diluted net loss per share, Class A ordinary share subject to possible redemption	$(0.05)	$-	$(0.06)	$-
Weighted average shares outstanding, Non-redeemable Class A and Class B ordinary share(1)	2,990,000	2,500,000	2,990,000	2,500,000
Basic and diluted net loss per share, Non-redeemable Class A and Class B ordinary share	$(0.05)	$(0.02)	$(0.06)	$(0.02)

(1)	As of September 30, 2021, the over-allotment option was not exercised, hence the weighted average shares outstanding for the three months ended September 30, 2021 and for the period from April 16, 2021(inception) through September 30, 2021 exclude an aggregate of up to 375,000 Class B ordinary shares subject to forfeiture.

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-23

FAT PROJECTS ACQUISITION CORP

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY

FOR THE THREE AND NINE MONTHS ENDED AS OF SEPTEMBER 30, 2022

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2022	115,000	$12	2,875,000	$288	$-	$(3,070,698)	$(3,070,398)
Net loss		-		-	-	(158,139)	(158,139)
Balance as of March 31, 2022	115,000	$12	2,875,000	$288	$-	$(3,228,837)	$(3,228,537)
Net loss	-	-	-	-	-	(78,464)	(78,464)
Remeasurement of Class A ordinary shares subject to possible redemption	-	-	-	-	-	(225,818)	(225,818)
Balance as of June 30, 2022	115,000	$12	2,875,000	$288	$-	$(3,533,119)	$(3,532,819)
Net Loss	-	-	-	-	-	(676,820)	(676,820)
Remeasurement of Class A ordinary shares subject to possible redemption	-	-	-	-	-	(577,662)	(577,662)
Balance as of September 30, 2022	115,000	$12	2,875,000	$288	$-	$(4,787,601)	$(4,787,301)

FOR THE PERIOD FROM APRIL 16, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2021

	Class A		Class B		Additional
	Ordinary Shares		Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of April 16, 2021	-	$-	-	$-	$-	$-	$-
Class B ordinary shares issued to Sponsor	-	-	2,875,000	288	24,712	-	25,000
Net loss	-	-	-	-	-	(6,407)	(6,407)
Balance as of June 30, 2021	-	$-	2,875,000	$288	$24,712	$(6,407)	$18,593
Net loss	-	-	-	-	-	(43,886)	(43,886)
Balance as of September 30, 2021	-	$-	2,875,000	$288	$24,712	$(50,293)	$(25,293)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-24

FAT PROJECTS ACQUISITION CORP

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

	For the nine months ended September 30,	For the Period from April 16, 2021 (inception) through September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(913,423)	$(50,293)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Formation and operating costs paid by sponsor	-	479
Interest earned on investments held in Trust Account	(792,937)	-
Changes in current assets and liabilities:
Due to/from related party, net	23,871	-
Prepaid expenses	114,777	-
Accrued expenses	1,056,810	-
Accrued offering costs and expenses	-	13,616
Net cash (used in) provided by operating activities	(510,902)	36,198

Cash flows from Financing Activities:
Proceeds from issuance of promissory note to related party	-	164,198
Repayment of promissory note to related party	-	(83,824)
Payment of deferred offering costs	-	(44,001)
Net cash provided by financing activities	-	36,373

Net change in cash	(510,902)	175
Cash, beginning of the period	754,893	-
Cash, end of the period	$243,991	$175

Supplemental disclosure of non-cash investing and financing activities:
Remeasurement of Class A ordinary shares subject to possible redemption	$803,480	$-
Deferred offering costs paid by Sponsor under the promissory note	$-	$58,345
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$-	$21,384
Deferred offering costs included in accrued offering costs and expenses	$-	$28,173

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-25

FAT PROJECTS ACQUISITION CORP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern

Fat Projects Acquisition Corp (the “Company”) was incorporated as a Cayman Islands exempted company on April 16, 2021. The Company was incorporated for the purpose of effecting a merger, capital share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). As described below, the Company has selected a target for its initial Business Combination and entered into a Business Combination Agreement with that target.

As of September 30, 2022, the Company had not commenced any operations. All activity for the period from April 16, 2021 (inception) through September 30, 2022, relates to the Company’s formation and the Initial Public Offering (“IPO”) described below and since the closing of the IPO, the search for a prospective initial Business Combination, the negotiation of the Business Combination Agreement described below and the preparation and filing on October 5, 2022 with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 with respect to the Business Combination (the “Form S-4”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.

The Company’s sponsor is Fat Projects SPAC Pte Ltd, a Singapore corporation (the “Sponsor”).

The registration statement for the Company’s IPO was declared effective on October 12, 2021 (the “Effective Date”). On October 15, 2021, the Company’s consummated the IPO of 11,500,000 units at $10.00 per unit (the “Units”) (including the underwriters’ over-allotment option), which is discussed in Note 3 (the “IPO”), and the sale of 2,865,000 warrants (the “Private Placement Warrants”), each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor that closed simultaneously with the IPO.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement in connection with the initial Business Combination. However, the Company will complete the initial Business Combination only if the post-Business Combination company in which its public shareholders own shares will own or acquire 50% or more of the outstanding voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Following the closing of the IPO, management has agreed that an amount equal to at least $10.00 per Unit sold in the IPO, including the proceeds of the Private Placement Warrants, is being held in a trust account (“Trust Account”) and will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations and up to $100,000 of interest that may be used for its dissolution expenses, the proceeds from the IPO and the sale of the placement warrants will not be released from the Trust Account until the earliest to occur of: (a) the completion of the initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or certain amendments to the Company’s charter prior thereto or to redeem 100% of the public shares if the Company does not complete its initial Business Combination within the Combination Period as defined below or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, and (c) the redemption of the public shares if the Company is unable to complete its initial Business Combination within the Combination Period subject to applicable law.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a shareholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the

F-26

FAT PROJECTS ACQUISITION CORP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern (cont.)

Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under applicable law or share exchange listing requirements.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is initially $10.00 per public share, however, there is no guarantee that investors will receive $10.00 per share upon redemption. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters.

All ordinary shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company’s amended and restated memorandum and articles of association provide that the Company has only 12 months from the closing of the IPO (which was automatically extended to January 15, 2023 upon the filing of Form S-4 on October 5, 2022), or up to 21 months if the Company further extends the period of time to consummate a business combination, or if the Company’s shareholders further extend the time period, in each case in accordance with the Company’s amended and restated memorandum and articles of association) to complete the initial Business Combination (the “Combination Period”). If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under the laws of Cayman Islands to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial Business Combination within Combination Period.

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to any Founder Shares and public shares held by them in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to any Founder Shares and public shares held by them in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or certain amendments to the Company’s charter prior thereto or to redeem 100% of the public shares if the Company does not complete its initial Business Combination within the Combination Period, or (B) with respect to any other provision relating to any other provision relating to the rights of holders of the Company’s Class A ordinary shares and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete its initial Business Combination within the

F-27

FAT PROJECTS ACQUISITION CORP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern (cont.)

Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete its initial Business Combination within the prescribed time frame.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the independent public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the Trust Account, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

The anchor investors will not be entitled to (i) redemption rights with respect to any Founder Shares held by them in connection with the completion of the initial Business Combination, (ii) redemption rights with respect to any Founder Shares held by them in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or (iii) rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period).

Subject to each anchor investor purchasing 100% of the units allocated to it, in connection with the closing of the IPO the Sponsor sold 75,000 founder shares to each anchor investor (750,000 founder shares in the aggregate) at their original purchase price of approximately $0.009 (See Note 6).

Merger

On August 26, 2022, the Company entered into a Business Combination Agreement with Avanseus Holdings Pte. Ltd., a Singapore private company limited by shares (“Avanseus”) (as may be amended and/or restated from time to time, the “Business Combination Agreement”).

The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of the Company and Avanseus (other than the PIPE Investment as defined below, which will require further approval of each board of directors), subject to the approval of the Company’s shareholders.

The Business Combination Agreement provides for a series of transactions, pursuant to which, among other things, Avanseus’ shareholders will exchange all of their outstanding Avanseus shares in consideration for newly issued Company Class A Ordinary Shares (the “Share Exchange”), subject to the conditions set forth in the Business Combination Agreement, with Avanseus thereby becoming a wholly owned subsidiary of the Company (the Share Exchange and the other transactions contemplated by the Business Combination Agreement, together, the “Business Combination” or the “Proposed Transaction”). In connection with the Business Combination, the Company will change its corporate name to “Avanseus Holdings Corporation” (“New Avanseus”).

F-28

FAT PROJECTS ACQUISITION CORP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern (cont.)

The Business Combination Agreement provides that the Company will use its commercially reasonable efforts to enter into and consummate subscription agreements in form and substance mutually acceptable to the Company and Avanseus with investors mutually reasonably acceptable to the Company and Avanseus pursuant to which such investors will agree to purchase up to an aggregate of $35 million of (i) the Company’s Series A Convertible Preference Shares, which shares will be convertible into the Company’s Class A Ordinary Shares, and/or (ii) the Company’s Class A Ordinary Shares, with such purchases to be consummated prior to or substantially currently with the closing of the Share Exchange (the “PIPE Investment”).

The Business Combination is expected to close in the first quarter of 2023, following the receipt of the required approval by the Company’s shareholders and the fulfillment of other customary closing conditions.

On October 3, 2022, the Company and Avanseus entered into a First Amendment to Business Combination Agreement (the “BCA Amendment”) to amend the previously announced Business Combination Agreement dated August 26, 2022. The BCA Amendment amended the Original Business Combination Agreement to (1) add a mutual condition to the obligations of the Company and Avanseus to close the transactions contemplated in the Business Combination Agreement that holders of the Company’s Class A Ordinary Shares redeem an aggregate of at least 5,200,000 of such shares so that Avanseus will be the acquiror for accounting purposes at both the minimum and maximum redemption levels required to be disclosed in the Registration Statement on Form S-4 to be filed with the Commission pursuant to the Business Combination Agreement, (2) replace the form of Incentive Equity Plan attached to the Original Business Combination Agreement with an amended Incentive Equity Plan to conform the eligible participants in the plan to the eligible participants listed in the Original Business Combination Agreement, (3) improve the description of the Nasdaq listing process in the Business Combination Agreement for the Company Class A Ordinary Shares to be issued to Avanseus’ shareholders and pursuant to the Incentive Equity Plan and (4) provide that subscription agreements for PIPE investors be mutually reasonably acceptable to Avanseus as well as the Company. On October 5, 2022, the Company filed the Form S-4 with SEC with respect to the Business Combination.

Liquidity, Capital Resources and Going Concern

As of September 30, 2022, the Company had $243,991 in its operating bank account and working capital deficit of $766,960.

The Company’s liquidity needs prior to IPO, had been satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the founder shares to cover certain offering costs, the loan under an unsecured promissory note from the Sponsor of up to $300,000 (see Note 5), and borrowings from related parties (see Note 5). Subsequent from the consummation of the IPO, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the IPO and the Private Placement held outside of the Trust Account.

In order to finance transaction costs in connection with a Business Combination, the Sponsor, initial shareholders, officers, directors or their affiliates may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5). As of September 30, 2022, there were no amounts outstanding under any Working Capital Loans.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has and will continue to incur significant costs in pursuit of its acquisition plans which raises substantial doubt about the Company’s ability to continue as a going concern. Moreover, we may need to obtain additional financing either to complete our initial Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial Business Combination. If we are unable to complete

F-29

FAT PROJECTS ACQUISITION CORP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern (cont.)

our initial Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Accounts. In addition, following our initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

In addition, management has determined that the mandatory liquidation and subsequent dissolution, should the Company be unable to complete a business combination, raises substantial doubt about the Company’s ability to continue as a going concern. The Company has until October 15, 2022, to consummate a Business Combination, which was automatically extended to January 15, 2023 upon the filing of the Form S-4 on October 5, 2022 unless the Company further extends the period of time to consummate a business combination, or unless the Company’s shareholders approve of a further extension, in each case in accordance with the Company’s amended and restated memorandum and articles of association. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution unless there are further extensions as described above. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 15, 2023 (assuming no further extensions). Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Additionally, as a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. Further, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 and Article 10 of Regulation S-X of the Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the period presented. The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on April 28, 2022, and the Form S-4 filed with SEC on October 5, 2022.

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FAT PROJECTS ACQUISITION CORP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

The interim results for the three and nine months ended September 30, 2022, are not necessarily indicative of the results to be expected for the year ending December 31, 2022, or for any future periods.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non- emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $243,991 and $754,893 and no cash equivalents as of September 30, 2022 and December 31, 2021, respectively.

Investments Held in Trust Account

On September 30, 2022 and December 31, 2021, the assets held in the Trust Account consist of United States Treasury securities. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. During the three and nine months ended September 30, 2022 and the period from April 16, 2021 (inception) through December 31, 2021, the Company did not withdraw any of the interest income from the Trust Account to pay its tax obligations.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to

F-31

FAT PROJECTS ACQUISITION CORP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry in which the investee operates. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion are included in the “interest income” line item in the statement of operations. Interest income is recognized when earned.

The carrying value, excluding gross unrealized holding loss and fair value of held to maturity securities on September 30, 2022, and December 31, 2021, are as follows:

	Carrying Value as of September 30, 2022	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value As of September 30, 2022
U.S. Treasury Securities	$115,803,480	$12,715	$-	$115,816,195

	Carrying Value as of December 31, 2021	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2021
U.S. Treasury Securities	$115,010,543	$2,237	$-	$115,012,390

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. As of September 30, 2022 and December 31, 2021, the Company had not experienced losses on this account and management believes the Company was not exposed to significant risks on such account.

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs consisted of legal, accounting, underwriting fees, other costs incurred through the IPO that were directly related to the IPO, and fair value in excess of consideration paid with respect to the Founder Shares sold to the anchor investors. The Company incurred offering costs amounting to $11,883,987 as a result of the IPO consisting of $1,150,000 of underwriting commissions, $1,092,380 fair value of Representative Shares, $4,025,000 of deferred underwriting commissions, $554,107 of other offering costs and $5,062,500 of fair value in excess of consideration paid with respect to the Founder Shares sold to the anchor investors. Of the total offering costs, $11,284,247 was charged to temporary equity upon the completion of the IPO and $599,740 was charged to equity.

Income Taxes

The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2022. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and

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FAT PROJECTS ACQUISITION CORP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2022 and December 31, 2021, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Remeasurement adjustments associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted loss per share does not consider the effect of the warrants issued in connection with the (i) IPO, and (ii) the private placement because the warrants are contingently exercisable, and the contingencies have not yet been met. The warrants are exercisable to purchase 14,365,000 Class A ordinary shares in the aggregate. As of September 30, 2022 and December 31, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. No warrants were exercised during the three and nine months ended September 30, 2022, for the period from April 16, 2021 (inception) through September 30, 2021, and the three months ended September 30, 2021. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the period. In connection with the underwriters exercise of their over-allotment option on October 15, 2021, 375,000 Class B ordinary shares were no longer subject to forfeiture. These shares were excluded from the calculation of weighted average shares outstanding until they were no longer subject to forfeiture. Accretion of the carrying value of Class A ordinary shares to redemption value is excluded from net loss per ordinary share because the redemption value approximates fair value.

The following table reflects the calculation of basic and diluted net loss per ordinary share:

	For the Three Months Ended		For the Three Months Ended
	September 30, 2022		September 30, 2021
	Class A ordinary shares subject to possible redemption	Non-redeemable Cass A and Class B ordinary shares	Class A ordinary shares subject to possible redemption	Non-redeemable Cass A and Class B ordinary shares
Basic and diluted net loss per share
Numerator:
Allocation of net loss	$(537,159)	$(139,661)	$-	$(43,886)

Denominator:
Weighted-average shares outstanding	11,500,000	2,990,000	-	2,500,000
Basic and diluted net loss per share	$(0.05)	$(0.05)	$-	$(0.02)

F-33

FAT PROJECTS ACQUISITION CORP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

	For the Nine Months Ended		For the Period from April 16, 2021 (inception) through
	September 30, 2022		September 30, 2021
	Class A ordinary shares subject to possible redemption	Non-redeemable Cass A and Class B ordinary shares	Class A ordinary shares subject to possible redemption	Non-redeemable Cass A and Class B ordinary shares
Basic and diluted net loss per share
Numerator:
Allocation of net loss	$(724,939)	$(188,484)	$-	$(50,293)

Denominator:
Weighted-average shares outstanding	11,500,000	2,990,000	-	2,500,000
Basic and diluted net loss per share	$(0.06)	$(0.06)	$-	$(0.02)

Ordinary Shares Subject to Possible Redemption

The 11,500,000 Public Warrants and 2,865,000 Private Placement Warrants were issued in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants meet the criteria for equity treatment thereunder, each warrant is recorded as equity. The Company accounts for its outstanding warrants as equity-classified instruments based on such guidance.

All of the 11,500,000 ordinary shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Public Shares have been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

The Company issued to Hutton and/or its designees, 115,000 Class A ordinary shares upon the consummation of the IPO. Hutton has agreed (i) to waive its redemption rights with respect to such ordinary shares in connection with the completion of the initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such ordinary shares if the Company fails to complete its initial Business Combination within the Combination Period (See Note 6).

F-34

FAT PROJECTS ACQUISITION CORP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

As of September 30, 2022 and December 31, 2021, the ordinary shares subject to possible redemption reflected on the balance sheet are reconciled in the following table:

Gross proceeds from IPO	$115,000,000
Less:
Proceeds allocated to Public Warrants	(5,750,000)
Ordinary share issuance costs	(11,284,247)
Plus:
Remeasurement adjustment of carrying value to redemption value	17,034,247
Ordinary shares subject to possible redemption at December 31, 2021	115,000,000
Plus:
Accretion of carrying value to redemption value	803,480
Ordinary shares subject to possible redemption at September 30, 2022	115,803,480

Share Based Compensation

The Company complies with ASC 718 Compensation — Stock Compensation regarding interest in founder shares acquired by directors of the Company at prices below fair value. The interest in acquired shares shall vest upon the Company consummating an initial Business Combination (the “Vesting Date”). If prior to the Vesting Date, the director ceases to be a director, the interest in the founder shares will be forfeited. The interest in the founder shares owned by the director (1) may not be sold or transferred, until 180 days after the consummation of a Business Combination, and (2) may not be entitled to redemption from the funds held in the Trust Account, or any liquidating distributions. The Company has 12 months, which was automatically extended to 15 months with respect to the filing of Form S-4 on October 5, 2022, (or up to 21 months if the Company further extends the period of time to consummate a business combination, or if the Company’s shareholders approve an extension, in each case in accordance with the Company’s amended and restated memorandum and articles of association) from the date of the IPO to consummate a Business Combination, and if a Business Combination is not consummated, the Company will liquidate and the interest in the founder shares will become worthless (see Note 5).

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature. The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’ own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

F-35

FAT PROJECTS ACQUISITION CORP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Financial Instruments

The Company will account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment is conducted at the time warrant issuance and as of each subsequent annual period end date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for its outstanding warrants as equity-classified.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

Public Units

On October 15, 2021, the Company sold 11,500,000 Units at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one redeemable warrant (the “Public Warrants”).

Ten qualified institutional buyers or institutional accredited investors which are not affiliated with the Company, the Sponsor, the directors or any member of the Company’s management (the “anchor investors”) have purchased 950,000 Units each, or 9,500,000 in the aggregate, in the IPO at the offering price of $10.00 per Unit. There can be no assurance that the anchor investors will retain their shares, if any, prior to or upon the consummation of the initial Business Combination.

Following the closing of the IPO on October 15, 2021, $115,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was deposited into the Trust Account, invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

Public Warrants

Each warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary share during the 20 trading day period starting on the trading day prior to the day on which the Company

F-36

FAT PROJECTS ACQUISITION CORP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Initial Public Offering (cont.)

consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 12 months from the closing of the IPO or the completion of the Company’s initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has not registered the Class A ordinary shares issuable upon exercise of the warrants at this time. However, the Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective within 60 business days following the initial Business Combination and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will has failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of warrants. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the Class A ordinary share equals or exceeds $18.00 per share (as adjusted for share subdivision, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending 3 business days before the Company sends the notice of redemption to the warrant holders.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Company’s Sponsor purchased an aggregate of 2,865,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrants, for an aggregate purchase price of $2,865,000. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable (except to certain permitted transferees) until 30 days after the completion of the initial Business Combination and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. In accordance with one of the permitted exceptions to the restrictions on transfer of the Private Warrants, promptly after the completion of the IPO, the Sponsor distributed all of the Private Warrants to its shareholders. Therefore, the Sponsor itself no longer holds any of the Private Warrants, and all of the Private Warrants are held by the Sponsor’s Shareholders (the “Sponsor’s Shareholders”).

F-37

FAT PROJECTS ACQUISITION CORP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Private Placement (cont.)

The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. The placement warrants (including the Class A ordinary shares issuable upon exercise of the placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination, subject to certain exceptions.

The Private Placement Warrants and the warrants included in the units sold in the offering are redeemable by the Company and exercisable by the holders on the same terms.

Note 5 — Related Party Transactions

Founder Shares

On April 22, 2021, the Sponsor paid, $25,000, or approximately $0.009 per share, to cover certain offering costs and expenses in consideration for 2,875,000 Class B ordinary shares, par value $0.0001. Up to 375,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. The underwriters fully exercised their over-allotment option at the IPO resulting in no Founder Shares subject to forfeiture.

The Sponsor, directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares (or Class A ordinary shares issuable upon conversion thereof) until the earlier of (A) six months after the date of the Company’s initial Business Combination or (B) subsequent to the Company’s initial Business Combination, (x) if the reported last sale price of the Company’s Class A ordinary shares equals or exceeds US $12.00 per share (as adjusted for share subdivisions, share dividends, right issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our shareholders having the right to exchange their shares for cash, securities or other property.

In September 2021, the Company received expressions of interest from anchor investors to purchase Units in the IPO. Subject to each anchor investor purchasing 100% of the Units allocated to it, in connection with the closing of the IPO the Sponsor sold 75,000 founder shares to each anchor investor (750,000 founder shares in the aggregate) at their original purchase price of approximately $0.009 per share. The Company accounted for the fair value in excess of consideration paid with respect to the number of Founder Shares sold to the anchor investors as an offering cost reflected as an increase to additional paid in capital offset by a reduction of the offering proceeds upon completion of the IPO. The fair value of each Founder Share was determined to be $6.75 per share or approximately $5,062,500 (see note 6). Valuation of the Founder Shares was determined using an internal valuation model driven primarily by the initial issuance price of our Class A ordinary shares, an assumed value of $1.00 for the warrants included in the Units, and a 75% probability of successfully completing an initial Business Combination.

On October 18, 2021, the Sponsor transferred 2,070,000 Class B ordinary shares held by it to its Sponsor’s Shareholders, which include all of the Company’s directors and executive officers or companies controlled by them.

Share Based Compensation

In April and May 2021, the Company’s sponsor transferred interests in a total of 55,000 Founder Shares to directors.

The Company has determined the valuation of the Class B ordinary shares as of the Grant Dates. The valuation resulted in a fair value of approximately $1.45 per share as of the Grant Dates, or an aggregate of $79,821 for the 55,000 shares. As vesting of Founder Shares to directors is contingent upon the closing of an initial Business Combination, a performance condition is not probable of occurring at September 30, 2022 and December 31, 2021. Upon consummation of an initial Business Combination the Company will recognize $79,821 in compensation expense.

F-38

FAT PROJECTS ACQUISITION CORP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Due from related party

Since April 16, 2021 (inception), related parties have paid for certain offering costs and expenses on behalf of the Company. For the three months ended March 31, 2022, no payment was made. At December 31, 2021 an excess of $50,000 was repaid to those related parties and was due back to the Company. As of March 31, 2022, the unpaid balance is $90,000. On April 26, 2022, the Company was repaid all amounts due to the Company from the related parties.

Promissory Note — Related Party

On May 6, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and due at the earlier of October 31, 2021, or the closing of the IPO. On September 30, 2022, and December 31, 2021, no amount was outstanding on the promissory note. The promissory note has expired, and no borrowings are permitted on this note.

Working Capital Loans

In order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of September 30, 2022, and December 31, 2021, the Company had no borrowings under the Working Capital Loans.

Office Space, Secretarial and Administrative Services

Commencing on the date that the Company’s securities are first listed on the NASDAQ through the earlier of consummation of the initial Business Combination and the liquidation, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. For the three and nine months ended September 30, 2022, the expense for office space, secretarial and administrative services was $30,000 and $90,000, respectively. On September 30, 2022, and December 31, 2021, the unpaid balance was $0 and $26,129, respectively, and reported on the balance sheet as due to related party.

Note 6 — Commitments & Contingencies

Registration Rights

The holders of the Founder Shares, the representative shares, Placement Warrants (including component securities contained therein) and warrants (including securities contained therein) that may be issued upon conversion of Working Capital Loans, any Class A ordinary shares issuable upon the exercise of the Placement Warrants and any Class A ordinary shares and warrants (and underlying Class A ordinary share) that may be issued upon exercise of the warrants as part of the Working Capital Loans and Class A ordinary share issuable upon conversion of the Founder Shares, will be entitled to registration rights pursuant to a registration rights agreement signed on October 12, 2021, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A ordinary shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination and rights to require the Company to

F-39

FAT PROJECTS ACQUISITION CORP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments & Contingencies (cont.)

register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to an additional 1,500,000 units to cover over-allotments, if any. At the IPO, the underwriters fully exercised their option to purchase the additional 1,500,000 units.

The underwriters were paid a cash underwriting discount of one percent (1%) of the gross proceeds of the IPO, or $1,150,000. Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO, or $4,025,000, upon the completion of the Company’s initial Business Combination.

Anchor Investors

The Sponsor entered into an agreement with ten strategic investors (each referred to as an “anchor investor”) for the purchase of 75,000 Founder Shares each at the same price the Sponsor paid ($0.009 per share). The anchor investors purchased 9,500,000 Units in the IPO.

The Company accounted for the fair value in excess of consideration paid with respect to the number of Founder Shares sold to the anchor investors as an offering cost reflected as an increase to additional paid in capital offset by a reduction of the offering proceeds upon completion of the IPO. The fair value of each Founder Share was determined to be $6.75 per share or approximately $5,062,500 in the aggregate for all 750,000 Founder Shares transferred to the anchor investors (see note 5). Valuation of the Founder Shares was determined using an internal valuation model and classified as a Level 3 valuation. The valuation was driven primarily by the initial issuance price of the Public Units, an assumed value of $1.00 for the warrants included in the Units, and a 75% probability of successfully completing an initial Business Combination.

Representative Shares

The Company issued to Hutton and/or its designees (the “Representatives”) 115,000 Class A ordinary shares upon the consummation of the IPO. Hutton has agreed not to transfer, assign or sell any such ordinary shares until the completion of the initial Business Combination. In addition, Hutton has agreed (i) to waive its redemption rights with respect to such ordinary shares in connection with the completion of the initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such ordinary shares if the Company fails to complete its initial Business Combination within the Combination Period.

The ordinary shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the commencement of sales of the registration statement of which the IPO forms a part pursuant to Rule 5110(e)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), these securities may not be sold, transferred, assigned, pledged or hypothecated or the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which the IPO forms a part, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the commencement of sales of the IPO except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners, registered persons or affiliates or as otherwise permitted under Rule 5110(e)(2).

F-40

FAT PROJECTS ACQUISITION CORP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments & Contingencies (cont.)

The Company accounted for the fair value of the Class A ordinary shares issued to the Representatives as an offering cost reflected as an increase to additional paid in capital offset by a reduction of the offering proceeds upon completion of the IPO. The fair value of each Class A ordinary share was determined to be $9.00 per share or approximately $1,092,380. Valuation of the Class A ordinary shares was determined using an internal valuation model and classified as a Level 3 valuation. The valuation was driven primarily by the initial issuance price of the Public Units, and an assumed value of approximately $1 for the warrants included in the Units.

Note 7 — Shareholders’ Deficit

Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2022, and December 31, 2021, there were no preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of September 30, 2022, and December 31, 2021, there were 115,000 Class A ordinary shares issued or outstanding, excluding 11,500,000 ordinary shares subject to possible redemption.

Class B ordinary shares — The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. On September 30, 2022, and December 31, 2021, there were 2,875,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable share exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by the Company’s shareholders.

The Class B ordinary shares and will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the trust account if the Company does not consummate an initial Business Combination) at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the completion of the IPO, plus (ii) the total number of Class A ordinary shares issued, deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued or to be issued to any seller in the initial Business Combination and any Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans, unless the holders of a majority of the then-outstanding Class B ordinary shares agree to waive such adjustment with respect to such issuance or deemed issuance at the time thereof. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

F-41

FAT PROJECTS ACQUISITION CORP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the unaudited condensed financial statements were issued. Based on this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On October 5, 2022, the Company filed Form 8-K with SEC, to announce the First Amendment to the previously announced Business Combination Agreement dated August 26, 2022.

On October 5, 2022, the Company filed Form -S-4 with SEC with respect to the Business Combination. In connection with the filing of Form S-4, the Company’s Business Combination Period was automatically extended to January 15, 2023.

F-42

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Avanseus Holdings Pte. Ltd.

Opinion on the Financial Statements

We have audited the accompanying statements of financial position of Avanseus Holdings Pte. Ltd. (the “Company”), as of December 31, 2021 and 2020, the related statements of comprehensive loss, changes in shareholders’ equity (deficit) and cash flows for the years then ended, and related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years ended December 31, 2021 and 2020, in conformity with the International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

Served as Auditor since 2022

Lakewood, CO

October 3, 2022

F-43

Avanseus Holdings Pte. Ltd.

Consolidated Balance Sheets

As at 31 December 2021 and 2020

	Note	2021	2020
		US$	US$
ASSETS
Current assets
Cash and bank balances		3,408,708	2,010,415
Trade receivables		629,050	2,094,579
Prepaid and other current assets	9	296,810	191,923
		4,334,568	4,296,917

Non-current assets
Property, plant and equipment, net	11	76,705	19,896
Intangible asset, net	12	3,255	3,576
Deferred income tax assets	13	26,657	27,741
		106,617	51,213
Total assets		4,441,185	4,348,130

LIABILITIES
Current liabilities
Trade and other payables	14	419,563	392,131
Contract liabilities	3	1,301,495	2,193,904
		1,721,058	2,586,036

Non-current liabilities
Post-employment benefits	15	109,431	105,901
		109,431	105,901
Total liabilities		1,830,489	2,691,936

NET ASSETS		2,610,696	1,656,194

EQUITY
Capital and reserves attributable to equity holders of the Company
Issued share capital	16(a)	7,133,322	6,997,822
Other reserves	17(a)	1,503,803	1,509,603
Accumulated losses		(6,026,484)	(6,851,276)
		2,610,641	1,656,149
Non-controlling interests		55	45
Total equity		2,610,696	1,656,194

The accompanying notes form an integral part of these consolidated financial statements.

F-44

Avanseus Holdings Pte. Ltd.

Consolidated Statements of Profit and Loss and Comprehensive Income

for the years ended 31 December 2021 and 2020

	Note	2021	2020
		US$	US$
Revenue	3	4,012,815	3,165,357
Cost Sales		(800,896)	(726,453)
Gross Profit		3,211,919	2,438,904
Other Operating Expenses		(2,284,819)	(2,669,908)
Other income	4	17,841	50,570
Other (losses)/gains	5	(72,090)	197,589
Profit before income tax		872,851	17,155
Income tax expense	7	(48,049)	(45,974)
Net profit/(loss)		824,802	(28,819)

Other comprehensive (loss)/income, net of tax
Items that may be reclassified subsequently to profit or loss:
Currency translation differences arising from consolidation
- (Losses)/gains		(871)	33,082
Total comprehensive income		823,931	4,263

Net profit/(loss) attributable to:
Equity holders of the Company		824,792	(28,829)
Non-controlling interests		10	10
		824,802	(28,819)

Total comprehensive income attributable to:
Equity holders of the Company		823,921	4,253
Non-controlling interests		10	10
		823,931	4,263

Earnings/(loss) per share (US$)	8
Basic		$0.04	$(0.00)
Diluted		$0.03	$(0.00)
Weighted Average number of shares outstanding (millions)
Basic		22,636,535	22,099,062
Diluted		26,886,652	22,099,062

The accompanying notes form an integral part of these consolidated financial statements.

F-45

Avanseus Holdings Pte. Ltd.

Consolidated Statements of Changes in Equity

for the years ended 31 December 2021 and 2020

	Note	Issued share capital	Share-based payment reserve(a)	Translation reserve(a)	Accumulated losses	Total	Non-controlling interest	Total equity
		US$	US$	US$	US$	US$	US$	US$
Balance at January 1, 2020		3,267,915	1,505,162	(11,180)	(6,822,447)	(2,060,550)	35	(2,060,515)
Issuance of new shares		3,355,711	-	-	-	3,355,711	-	3,355,711
Total comprehensive loss for the financial year		-	-	33,082	(28,829)	4,253	10	4,263
Share-based payment
- Provision for the current financial year	17(b)	-	356,735	-	-	356,735	-	356,735
- Transfer from/(to)	17(b)	374,196	(374,196)	-	-	-	-	-
Balance at December 31, 2020		6,997,822	1,487,701	21,902	(6,851,276)	1,656,149	45	1,656,194
Total comprehensive income for the financial year		-	-	(871)	824,792	823,921	10	823,931
Share-based payment
- Provision for the current financial year	17(b)	-	130,571	-	-	130,571	-	130,571
- Transfer from/(to)	17(b)	135,500	(135,500)	-	-	-	-	-
Balance at December 31, 2021		7,133,322	1,482,772	21,031	(6,026,484)	2,610,641	55	2,610,696

(a)	Not available for distribution.

The accompanying notes form an integral part of these consolidated financial statements.

F-46

Avanseus Holdings Pte. Ltd.

Consolidated Statement of Cash Flows

for the years ended 31 December 2021 and 2020

	Note	2021	2020
		US$	US$
Cash flows from operating activities
Net profit/(loss)		824,802	(28,819)
Adjustments for:
- Income tax expense	7	48,049	45,974
- Interest income	4	(12,686)	-
- Amortisation of intangible assets	12	263	226
- Depreciation of property, plant and equipment	11	30,149	7,441
- Property, plant and equipment written off		-	246
- Fair value (gains)/loss on derivatives financial instrument		-	(128,115)
- Share-based payment expense	17(b)
- Value of directors’ services		-	196,250
- Value of employee’ services		89,805	81,693
- Value of advisors’ services		40,766	78,792
- Unrealised currency translation difference		10,486	34,618
		1,031,634	288,306
Change in working capital:
- Trade and other receivables		1,360,641	(84,829)
- Trade and other payables		27,434	(89,555)
- Contract liabilities		(892,409)	118,750
- Post-employment benefits		4,566	28,471
Cash generated from operations		1,531,866	261,143
Interest received		12,686	-
Income tax paid		(47,428)	(55,987)
Net cash provided by operating activities		1,497,124	205,156

Cash flows from investing activities
Additions to property, plant and equipment	11	(87,608)	(10,017)
Additions to intangible assets	12	-	(142)
Net cash used in investing activities		(87,608)	(10,159)

Cash flows from financing activity
Proceeds from preference shares		-	1,000,000
Net cash provided by financing activity		-	1,000,000

Net increase in cash and bank balances		1,409,516	1,194,997

Cash and bank balances
Beginning of financial year		2,010,415	816,250
Effects of currency translation on cash and bank balances		(11,223)	(832)
End of financial year	8	3,408,708	2,010,415

The accompanying notes form an integral part of these consolidated financial statements.

F-47

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

These notes form an integral part of and should be read in conjunction with the accompanying financial statements.

1	General information

Avanseus Holdings Pte. Ltd. And the subsidiaries it controls (collectively the “Company”) is incorporated and domiciled in Singapore on 18 June 2015. The address of its registered office and principal place of business is at 230 Victoria Street, #15-01/08, Bugis Junction, Singapore 188024.

The principal activities of the Company are that of development of software and programming activities in the area of artificial intelligence predictive analytics and wholesale of computer hardware and peripheral equipment. The principal activities of the subsidiary corporations are described in Note 10 to the financial statements.

2	Summary of significant accounting policies

Basis of preparation

The accompanying Consolidated Financial Statements present our historical financial position, results of operations, comprehensive income/(loss), and cash flows in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), including the basis of preparation as described in this Note and with the selected accounting policies as described in Note 3 to these Consolidated Financial Statements.

The preparation of financial statements in conformity with IFRS requires management to exercise its judgement in the process of applying the Company’s accounting policies. It also requires the use of certain critical accounting estimates and assumptions. The are no areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements.

Basis of Consolidation

Subsidiaries

Subsidiary corporations are all entities (including structured entities) over which the Company has control. The Company controls an entity when the Company is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiary corporations are fully consolidated from the date on which control is transferred to the Company. They are deconsolidated from the date on that control ceases.

In preparing the consolidated financial statements, intercompany transactions and balances and unrealised gains on transactions between the Company’s entities are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment indicator of the transferred asset. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Company.

Non-controlling interests comprise the portion of a subsidiary corporation’s net results of operations and its net assets, which is attributable to the interests that are not owned directly or indirectly by the equity holders of the Company. They are shown separately in the consolidated statement of comprehensive income, statement of changes in equity, and balance sheet. Total comprehensive income is attributed to the non-controlling interests based on their respective interests in a subsidiary corporation, even if this results in the non-controlling interests having a deficit balance.

Acquisitions

The acquisition method of accounting is used to account for business combinations entered into by the Company.

The consideration transferred for the acquisition of a subsidiary corporation or business comprises the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Company. The consideration transferred also includes any contingent consideration arrangement and any pre-existing equity interest in the subsidiary corporation measured at their fair values at the acquisition date.

F-48

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

2	Summary of significant accounting policies (cont.)

Acquisition-related costs are expensed as incurred.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are, with limited exceptions, measured initially at their fair values at the acquisition date.

On an acquisition-by-acquisition basis, the Company recognises any non-controlling interest in the acquiree at the date of acquisition either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s identifiable net assets.

The excess of (i) the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the (ii) fair value of the identifiable net assets acquired, is recorded as goodwill.

Disposals

When a change in the Company’s ownership interest in a subsidiary corporation result in a loss of control over the subsidiary corporation, the assets and liabilities of the subsidiary corporation including any goodwill are derecognised. Amounts previously recognised in other comprehensive income in respect of that entity are also reclassified to profit or loss or transferred directly to retained profits if required by a specific Standard.

Transactions with non-controlling interests

Changes in the Company’s ownership interest in a subsidiary that do not result in a loss of control over the subsidiary are accounted for as transactions with equity owners of the Company. Any difference between the change in the carrying amounts of the non-controlling interest and the fair value of the consideration paid or received is recognised within equity attributable to the equity holders of the Company.

Coronavirus (“COVID-19”) Impact

Since the last financial year ended 31 December 2020, the Coronavirus (“COVID-19”) continued to have a significant impact on local and world economies. Set out below is the impact of COVID-19 on the Company’s financial performance reflected in this set of financial statements for the financial year ended 31 December 2021.

i)	The Company has assessed that the going concern basis of preparation for this set of financial statements remains appropriate.

ii)	The Company has considered the market conditions (including the impact of COVID-19) as at the balance sheet date, in making estimates and judgements on the recoverability of assets as at 31 December 2021.

The Company will continue to keep a vigilant watch on the challenges that may arise from the ongoing COVID-19 pandemic and uncertainties in the wider macro environment.

Revenue recognition

Revenue is measured based on the consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to customers.

Revenue is recognised when the Company satisfied a performance obligation by transferring a promised goods and services to the customer, which is when the customer obtains control of the goods and services. A performance obligation is satisfied at a point in time or over time. The amount of revenue recognised is the amount allocated to the satisfied performance obligation.

F-49

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

2	Summary of significant accounting policies (cont.)

Licensing of software

Revenue from licensing of software is recognised in the accounting period in which services are rendered. This is determined based on monthly amortisation of the licensing period relative to the total length of licensing subscription period.

If the payments exceed the value of the services rendered, a contract liability is recognised.

Revenue is recognized based on the following five step model in accordance with ASC 606, Revenue from Contracts with Customers:

●	Identification of the contract with a customer

●	Identification of the performance obligations in the contract

●	Determination of the transaction price

●	Allocation of the transaction price to the performance obligations in the contract

●	Recognition of revenue when, or as, the Company satisfies a performance obligation

Performance obligations under our contracts consist of perpetual licenses, subscriptions revenue and service fees within a single operating segment.

Subscriptions Revenue

The Company’s software solutions are available for use as hosted application arrangements under subscription fee agreements without licensing perpetual rights to the software. These are sold through direct contracts with customers. Subscriptions are generally non-cancelable during the subscription term and subscription fees are non-refundable. Our subscription agreements provide for unspecified future updates, upgrades, and enhancements, and technical product support. Subscription fees from these applications are recognized over time on a ratable basis over the customer agreement term beginning on the date the Company’s solution is made available to the customer. As our customers have access to use our solutions over the term of the contract agreement we believe this method of revenue recognition provides a faithful depiction of the transfer of services provided. Our subscription contracts are generally 1 to 3 years in length and are billed annually in advance. Amounts that have been invoiced are recorded in accounts receivable and deferred revenue or subscription and support revenue, depending on whether the revenue recognition criteria have been met.

Perpetual License Revenue

The Company records revenue from the sales of proprietary software products under perpetual licenses generally sold to their resellers. Sales are recognised when control of the products has transferred to the customers (resellers), being when the products are delivered to the customers. The customers have full discretion over usage of the software and there is no unfulfilled obligation that could affect the customer’s acceptance of the product. Delivery occurs when the products have been shipped to the specific location, the risks of obsolescence and loss have been transferred to the customers, and either the customers has accepted the products in accordance with the sales contract, the acceptance provisions have lapsed, or the Company has objective evidence that all criteria for acceptance have been satisfied. The Company’s products do not require significant customization.

Service fee

Service fees are fees that we charge to integrate our software with our customers’ operations/infrastructure. The Company’s integration services do not involve significant customization of the software and are not considered essential to the functionality. Revenue for fixed price services are generally recognized over time applying input methods to estimate progress to completion. Revenue for consumption-based services are generally recognized as the services are performed. Service fees constituted less than 10% of our revenues during the years ended

F-50

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

2	Summary of significant accounting policies (cont.)

December 31, 2021 and 2020. For those contracts where we sell the service fees with subscription revenue or perpetual license revenue, the Company records individual performance obligations separately by allocating the contract’s total transaction price to each performance obligation in an amount based on the relative standalone selling price (“SSP”) of each distinct good or service in the contract. Judgment is required to determine the SSP for each distinct performance obligation. We determine the SSP based on our overall pricing objectives, taking into consideration market conditions and other factors, including the value of our contracts, historical standalone sales, customer demographics, geographic locations, and the number and types of users within our contracts.

Government grants

Grants from the government are recognised as a receivable at their fair value when there is reasonable assurance that the grant will be received and the Company will comply with all the attached conditions.

Government grants receivable are recognised as income over the periods necessary to match them with the related costs which they are intended to compensate, on a systematic basis. Government grants relating to expenses are shown separately as other income.

Government grants relating to assets are deducted against the carrying amount of the assets.

Property, plant and equipment

Measurement

Property, plant and equipment are initially recognised at cost and subsequently carried at cost less accumulated depreciation and accumulated impairment losses.

The cost of an item of property, plant and equipment initially recognised includes its purchase price and any cost that is directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

Depreciation

Depreciation of property, plant and equipment is calculated using the straight-line method to allocate their depreciable amounts over their estimated useful lives as follows:

Useful lives
Computers	3 years
Office equipment	3-5 years
Networking equipment	6 years

The residual values, estimated useful lives and depreciation method of property, plant and equipment are reviewed, and adjusted as appropriate, at each balance sheet date. The effects of any revision are recognised in profit or loss when the changes arise.

Subsequent expenditure

Subsequent expenditure relating to property, plant and equipment that has already been recognised is added to the carrying amount of the asset only when it is probable that future economic benefits associated with the item will flow to the entity and the cost of the item can be measured reliably. All other repair and maintenance expenses are recognised in profit or loss when incurred.

Disposal

On disposal of an item of property, plant and equipment, the difference between the disposal proceeds and its carrying amount is recognised in profit or loss within “Other (losses)/gains”.

F-51

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

2	Summary of significant accounting policies (cont.)

Intangible assets

Trademarks

Trademarks acquired are initially recognised at cost and are subsequently carried at cost less accumulated amortisation and accumulated impairment losses. These costs are amortised to profit or loss using the straight-line method over 10 years.

The amortisation period and amortisation method are reviewed at least at each balance sheet date. The effects of any revision are recognised to profit or loss when the changes arise.

Impairment of non-financial assets

Intangible assets

Property, plant and equipment

Intangible assets, property, plant and equipment and investments in subsidiary corporations are tested for impairment whenever there is any objective evidence or indication that these assets may be impaired.

For the purpose of impairment testing, the recoverable amount (i.e. the higher of the fair value less cost to sell and the value-in-use) is determined on an individual asset basis unless the asset does not generate cash inflows that are largely independent of those from other assets. If this is the case, the recoverable amount is determined for the cash-generating units (“CGU”) to which the asset belongs.

If the recoverable amount of the asset (or CGU) is estimated to be less than its carrying amount, the carrying amount of the asset (or CGU) is reduced to its recoverable amount.

The difference between the carrying amount and recoverable amount is recognised as an impairment loss in profit or loss.

An impairment loss for an asset other than goodwill is reversed only if, there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognised. The carrying amount of this asset is increased to its revised recoverable amount, provided that this amount does not exceed the carrying amount that would have been determined (net of any accumulated amortisation or depreciation) had no impairment loss been recognised for the asset in prior years.

A reversal of impairment loss for an asset other than goodwill is recognised in profit or loss.

Financial assets

Classification and measurement

The Company classifies its financial assets at amortised cost. The classification depends on the Company’s business model for managing the financial assets as well as the contractual terms of the cash flows of the financial asset.

The Company reclassifies debt instruments when and only when its business model for managing those assets changes.

At initial recognition

At initial recognition, the Company measures a financial asset at its fair value.

F-52

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

2	Summary of significant accounting policies (cont.)

At subsequent measurement

Debt instruments mainly comprise of cash and bank balances and trade and other receivables.

Debt instruments that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortised cost. A gain or loss on a debt instrument that is subsequently measured at amortised cost and is not part of a hedging relationship is recognised in profit or loss when the asset is derecognised or impaired. Interest income from these financial assets is included in interest income using the effective interest rate method.

Impairment

The Company assesses on a forward looking basis the expected credit losses associated with its debt financial assets carried at amortised cost. The impairment methodology applied depends on whether there has been a significant increase in credit risk. Note 18 details how the Company determines whether there has been a significant increase in credit risk.

For trade receivables, the Company applies the simplified approach, which requires expected lifetime losses to be recognised from initial recognition of the receivables.

For cash and bank balances and other receivables, the general 3 stage approach is applied. Credit loss allowance is based on 12-month expected credit loss if there is no significant increase in credit risk since initial recognition of the assets. If there is a significant increase in credit risk since initial recognition, lifetime expected credit loss will be calculated and recognised.

Recognition and derecognition

Regular way purchases and sales of financial assets are recognised on trade date — the date on which the Company commits to purchase or sell the asset.

Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

On disposal of a debt instrument, the difference between the carrying amount and the sale proceeds is recognised in profit or loss. Any amount previously recognised in other comprehensive income relating to that asset is reclassified to profit or loss.

Other payables

Other payables represent liabilities for goods and services provided to the Company prior to the end of financial year which are unpaid. They are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). Otherwise, they are presented as non-current liabilities.

Other payables are initially recognised at fair value, and subsequently carried at amortised cost using the effective interest method.

Leases

When the Company is the lessee

At the inception of the contract, the Company assesses if the contract contains a lease. A contract contains a lease if the contract convey the right to control the use of an identified asset for a period of time in exchange for consideration. Reassessment is only required when the terms and conditions of the contract are changed.

F-53

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

2	Summary of significant accounting policies (cont.)

●	Short-term and low-value leases

The Company has elected to not recognised right-of-use assets and lease liabilities for short-term leases that have lease terms of 12 months or less and leases of low value leases. Lease payments relating to these leases are expensed to profit or loss on a straight-line basis over the lease term.

Income taxes

Current income tax for current and prior periods is recognised at the amount expected to be paid to or recovered from the tax authorities, using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions, where appropriate, on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognised for all temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements except when the deferred income tax arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and affects neither accounting nor taxable profit or loss at the time of the transaction.

A deferred income tax liability is recognised on temporary differences arising on investments in subsidiary corporations, except where the Company is able to control the timing of the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

A deferred income tax asset is recognised to the extent that it is probable that future taxable profit will be available against which the deductible temporary differences and tax losses can be utilised.

Deferred income tax is measured:

(i)	at the tax rates that are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date; and

(ii)	based on the tax consequence that will follow from the manner in which the Company expects, at the balance sheet date, to recover or settle the carrying amounts of its assets and liabilities.

Current and deferred income taxes are recognised as income or expense in profit or loss.

Provisions for other liabilities and charges

Provisions for other liabilities and charges are recognised when the Company has a present legal or constructive obligation as a result of past events, it is more likely than not that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated. Provisions are not recognised for future operating losses.

Other provisions are measured at the present value of the expenditure expected to be required to settle the obligation using a pre-tax discount rate that reflects the current market assessment of the time value of money and the risks specific to the obligation. The increase in the provision due to the passage of time is recognised in the statement of comprehensive income as finance expense.

Employee compensation

Employee benefits are recognised as an expense, unless the cost qualifies to be capitalised as an asset.

Defined benefit and defined contribution plans

The Company operates both defined benefit and defined contribution post-employment benefit plans.

F-54

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

2	Summary of significant accounting policies (cont.)

Defined contribution plans are post-employment benefit plans under which the Company pays fixed contributions into separate entities such as the Central Provident Fund on a mandatory, contractual or voluntary basis. The Company has no further payment obligations once the contribution has been paid.

Defined benefit plans are post-employment benefit pension plans. The Company has a defined benefit gratuity scheme for the employees recruited in India. The liability recognised in the balance sheet in respect of a defined benefit pension plan is the present value of the defined benefit obligation at the balance sheet date less the fair value of plan assets, together with adjustments for unrecognised past-service costs. The defined benefit obligation is calculated annually by management using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using market yields of high quality corporate bonds that are denominated in the currency in which the benefits will be paid, and have tenures approximating to that of the related post-employment benefit obligations.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to equity in other comprehensive income in the period when they arise.

Past service costs are recognised immediately in profit or loss.

Performance shares

Benefits to employees including the directors are provided in the form of share-based payment transactions, whereby employees render services in exchange for shares or rights over shares (“equity-settled transactions”). The fair value of the employee services rendered is determined by reference to the fair value of the shares awarded or rights granted, excluding the impact of any non-market vesting conditions. These are fair valued based on the market price of the entity’s share on grant date. This fair value is charged to profit or loss over the vesting period of the share-based payment scheme, with the corresponding increase in equity. The value of the charge is adjusted in profit or loss over the remainder of the vesting period to reflect expected and actual quantities vested, with the corresponding adjustment made in equity.

Cancellations of grants of equity instruments during the vesting period (other than a grant cancelled by forfeiture when the vesting conditions are not satisfied) are accounted for as an acceleration of vesting, therefore any amount unrecognised that would otherwise have been charged is recognised immediately in profit or loss.

Employees leave entitlement

Employee entitlements to annual leave are recognised when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the balance sheet date.

Currency translation

Functional and presentation currency

Items included in the financial statements of each entity in the Company are measured using the currency of the primary economic environment in which the entity operates (“functional currency”). The consolidated financial statements are presented in United States Dollar (US$), which is the Company’s functional currency.

Transactions and balances

Transactions in a currency other than the functional currency (“foreign currency”) are translated into the functional currency using the exchange rates at the dates of the transactions. Currency exchange differences resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at the closing rates at the balance sheet date are recognised in profit or loss. However, in the consolidated financial statements, currency translation differences arising from borrowings in foreign currencies and other currency instruments designated and qualifying as net investment hedges and net investment in foreign operations, are recognised in other comprehensive income and accumulated in the currency translation reserve.

F-55

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

2	Summary of significant accounting policies (cont.)

When a foreign operation is disposed of or any loan forming part of the net investment of the foreign operation is repaid, a proportionate share of the accumulated currency translation differences is reclassified to profit or loss, as part of the gain or loss on disposal.

Foreign exchange gains and losses that relate to borrowings are presented in the income statement within “Finance expense”. All other foreign exchange gains and losses impacting profit or loss are presented in the income statement within “Other (losses)/gains”.

Non-monetary items measured at fair values in foreign currencies are translated using the exchange rates at the date when the fair values are determined.

Translation of Subsidiary entities’ financial statements

The results and financial position of all the subsidiary entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

(i)	assets and liabilities are translated at the closing exchange rates at the reporting date;

(ii)	income and expenses are translated at average exchange rates (unless the average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated using the exchange rates at the dates of the transactions); and

(iii)	all resulting currency translation differences are recognised in other comprehensive income and accumulated in currency translation reserve. These currency translation differences are reclassified to profit or loss disposal or partial disposal of the entity giving rise to such reserves.

Cash and bank balances

For the purpose of presentation in the consolidated statement of cash flows, cash and bank balances include cash on hand, deposits with financial institutions which are subject to an insignificant risk of change in value.

Share capital

The Company has three classes of shares, ordinary, non-voting and preference shares. Except for voting rights, the non-voting shares rank pari passu with the ordinary shares. Together, these shares are classified as equity. Incremental costs directly attributable to the issuance of new ordinary shares are deducted against the share capital account.

The Company’s Series A preference shares shall not be redeemable are classified as equity, because they do not contain any obligations to deliver cash or other financial assets and do not require settlement in a variable number of the Company’s equity instruments.

Segment reporting

The Company has determined that it has one operating and one reportable segment based on the information reviewed by the Chief Executive Officer (the Copmany’s “Chief Operating Decision Maker” as defined in IFRS 8 — Operating Segments) in making decisions regarding the allocation of resources and to assess performance.

Earnings/(loss) per share

Basic earnings/(loss) per share is based on the weighted average number of common shares outstanding. Diluted earnings/(loss) per share is based on the weighted average number of common shares outstanding and all dilutive potential common shares outstanding.

F-56

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

3	Revenue from contracts with customers

(a)	Disaggregation of revenue from contracts with customers

The Company derives revenue from licensing of software, sale of right-to-use software and services fee.

	Over time	Point in time	Total
	US$	US$	US$
2021
Perpetual license revenue	2,821,963	930,374	3,752,337
Subscription revenue	-	112,299	112,299
Service fee	31,350	116,829	148,179
	2,853,313	1,159,502	4,012,815
2020
Perpetual License revenue	2,220,710	836,513	3,057,223
Service fee	34,200	73,934	108,134
	2,254,910	910,447	3,165,357

(b)	Disaggregation of revenue by geography

	2021	2020
	US$	US$
Brazil	2,207,896	2,109,353
United Kingdom	981,625	246,275
India	552,245	358,069
Europe (excluding United Kingdom)	-	453,660
Turkey	270,000	-
Others	1,048	2,001
	4,012,814	3,165,358

(c)	Contract liabilities

The contract liabilities relate to consideration received/receivables from customer for the unsatisfied performance obligation in providing licensing of software for a period of one year. Revenue will be recognised when the licensing of software is rendered to the customers.

	2021	2020
	US$	US$
Contract liabilities:
- Licensing of software	1,301,495	2,193,904

Unsatisfied performance obligations

Aggregated amount of transaction price allocated to contracts that are partially or fully unsatisfied as at 31 December	1,301,495	2,193,904

Management expects that 100% of the transaction price allocated to the unsatisfied performance obligation as of 31 December 2021 may be recognised as revenue during the next reporting period.

F-57

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

4	Other income

	2021	2020
	US$	US$
Government grants(1)	5,034	47,849
Interest income	12,686	-
Others	121	2,721
	17,841	50,570

(1)	Government grants pertain to Wage Credit Scheme, Special Employment Credit and Jobs Support Scheme.

The Company received Wage Credit Scheme from the government as support to manage rising labour cost.

The Special Employment Credit was introduced by government to support employers, and to raise the employability of older low-wage Singaporeans

The Jobs Support Scheme (“JSS”) was introduced to provide wage support to employers in Singapore to retain local employees during the period of economic uncertainty.

5	Other (losses)/gains

	2021	2020
	US$	US$
Fair value gains on derivatives financial instruments	-	128,115
Currency exchange (losses)/gains – net	(72,090)	69,474
	(72,090)	197,589

6	Employee compensation

Employee compensation for the years ended December 31, 2021 and 2020 is included in other operating expenses.

	2021	2020
	US$	US$
Salaries and wages	1,135,379	1,195,191
Employer’s contribution to defined contribution plans	189,858	165,948
Share-based payment (Note 17(b))	188,803	277,943
Post-employment benefits (Note 15)	9,820	28,471
	1,523,860	1,667,553

7	Income taxes

	2021	2020
	US$	US$
Income tax expense attributable to profit is made up of:
- Loss for the financial year
Current income tax – foreign	47,428	54,238
Deferred income tax – foreign (Note 13)	621	(8,264)
	48,049	45,974

F-58

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

7	Income taxes (cont.)

The tax on the Company’s profit before income tax differs from the theoretical amount that would arise using the Singapore standard rate of income tax as follows:

	2021	2020
	US$	US$
Profit before income tax	639,726	17,155

Tax calculated at tax rate of 17% (2020: 17%)	108,753	2,915
Effects of:
- Different tax rates in other country	14,550	23,178
- Expenses not deductible for tax purposes	26,300	217
- Utilisation of previously unrecognised tax losses	(105,045)	-
- Deferred tax assets not recognised	3,491	19,664
Tax charge	48,049	45,974

8	Earnings Per Share

Basic earnings per share

Basic earnings per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of common shares issued and outstanding during the period.

The following table provides the amounts used in the calculation of basic earnings per share for the years ended December 31, 2021 and 2020:

	For the year ended December 31,
	2021	2020
Profit (loss) attributable to equity holders of the Company	824,792	(28,829)
Weighted average number of common shares for basic earnings per common share	22,636,535	22,099,062
Basic earnings per common share	$0.04	$(0.00)

Diluted earnings per share

For the years ended December 31, 2021, the weighted average number of shares for diluted earnings per share was increased to take into consideration conversion of the preference shares and the theoretical effect of the potential common shares that would be issued for the Company’s employee share schemes. For the year ended December 31, 2020, the weighted average number of shares for diluted earnings per share was not increased as the effect would have been anti-dilutive. See Note 16 “Share capital” for additional details related to the Company’s preference shares and the Company’s employee share schemes.

The following table provides the amounts used in the calculation of diluted earnings per share for the years ended December 31, 2021 and 2020:

	For the year ended December 31,
	2021	2020
Profit attributable to equity holders of the Company	824,792	(28,829)
Weighted average number of common shares for diluted earnings per common share	26,886,652	22,099,062
Diluted earnings per common share	$0.03	$(0.00)

F-59

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

9	Prepaids and other current assets

	2021	2020
	US$	US$
Other receivables	53,935	137,464
Deposits	45,080	40,170
Prepayments	197,795	14,289
	296,810	191,923

10	Investment in subsidiary corporations

The Company had the following subsidiary corporations as at 31 December 2021 and 2020:

Name	Principal activities	Country of business/ incorporation	Proportion of ordinary shares directly held by the Company		Proportion of ordinary shares held by non- controlling interests
			2021	2020	2021	2020
			%	%	%	%
Avanseus Technologies Pvt Ltd	Research and development and sales support activities	India	99.99	99.99	0.01	0.01

Avanseus Limited Liability Company(2)	Development and marketing of data driven, context aware enterprise solutions	United States of America	100	100	-	-

Avanseus S.R.L	Dormant	Italy	100	100	-	-

11	Property, plant and equipment

	Computers	Office equipment	Networking equipment	Total
	US$	US$	US$	US$
2021
Cost
Beginning of financial year	48,430	2,477	11,500	62,407
Addition	86,017	86	1,505	87,608
Currency translation differences	(1,521)	(42)	(193)	(1,756)
End of financial year	132,926	2,521	12,812	148,259

Accumulated depreciation
Beginning of financial year	32,340	1,904	8,267	42,511
Depreciation charge	28,426	205	1,518	30,149
Currency translation differences	(906)	(30)	(170)	(1,106)
End of financial year	59,860	2,079	9,615	71,554

Net book value
End of financial year	73,066	442	3,197	76,705

F-60

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

11	Property, plant and equipment (cont.)

	Computers	Office equipment	Networking equipment	Total
	US$	US$	US$	US$
2020
Cost
Beginning of financial year	44,716	2,416	11,788	58,920
Addition	9,897	120	-	10,017
Written off	(4,919)	-	-	(4,919)
Currency translation differences	(1,264)	(59)	(288)	(1,611)
End of financial year	48,430	2,477	11,500	62,407

Accumulated depreciation
Beginning of financial year	32,530	1,566	6,603	40,699
Depreciation charge	5,239	377	1,825	7,441
Written off	(4,673)	-	-	(4,673)
Currency translation differences	(756)	(39)	(161)	(956)
End of financial year	32,340	1,904	8,267	42,511

Net book value
End of financial year	16,090	573	3,233	19,896

12	Intangible assets

	2021	2020
Trademark	US$	US$
Carrying amount
Beginning of financial year	5,559	5,451
Additions	-	142
Currency translation differences	(93)	(34)
End of financial year	5,466	5,559

Accumulated amortisation
Beginning of financial year	1,983	1,796
Amortisation charges	263	226
Currency translation differences	(35)	(39)
End of financial year	2,211	1,983

Net book value
End of financial year	3,255	3,576

F-61

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

13	Deferred income taxes

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current income tax assets against current income tax liabilities and when the deferred income taxes relate to the same fiscal authority. The amounts, determined after appropriate offsetting, are shown on the balance sheet as follows:

	2021	2020
	US$	US$
Deferred income tax assets
- To be recovered after one year	26,657	27,741

Movement in deferred income tax account is as follows:

	Accelerated tax depreciation	Post-employment benefits	Other	Total
	US$	US$	US$	US$
2021
Beginning of financial year	367	27,374	-	27,741
Tax credited to profit or loss (Note 7)	(242)	(619)	240	(621)
Currency translation differences	(5)	(456)	(2)	(463)
End of financial year	120	26,299	238	26,657

2020
Beginning of financial year	446	19,380	-	19,826
Tax credited to profit or loss (Note 7)	(134)	8,398	-	8,264
Currency translation differences	55	(404)	-	(349)
End of financial year	367	27,374	-	27,741

Deferred income tax assets are recognised for accelerated tax depreciation and post-employment benefits carried forward to the extent that realisation of the related tax benefits through future taxable profits is probable. The Company has unrecognised tax losses of US$6,311,487 (2021: US$6,767,700) at the balance sheet date which can be carried forward and used to offset against future taxable income subject to meeting certain statutory requirements by those companies with unrecognised tax losses in their respective countries of incorporation.

14	Trade and other payables

	2021	2020
	US$	US$
Trade payables	43,044	42,944

Other payables
- Non-related parties	166,003	259,566
Accruals for operating expenses	210,516	89,621
	419,563	392,131

F-62

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

15	Post-employment benefits

The Company has a defined benefit gratuity scheme for its employees in India. This gratuity scheme provides for lump sum payment in accordance with the provisions of Payment of Gratuity Act, 1972 to vested employees at retirement or death while in employment or on termination of employment of an amount equivalent to 15 days basic salary payable for each completed year of service or part thereof in excess of six months subject to a limit of INR1,000,000 (equivalent to US$15,668). Vesting occurs upon completion of 5 years of continuous service.

	2021	2020
	US$	US$
Obligation recognised in balance sheet for:
Defined pension benefits
Beginning of the financial year	105,901	67,444
Benefits paid	(7,326)	-
Expenses charged to profit or loss (Note 6)	9,820	28,471
Currency translation differences	1,036	9,986
End of the financial year	109,431	105,901

Present value of unfunded obligation/liability recognised in the balance sheet	109,431	105,901

16	Share capital

(a)	Share issued

	Preference Shares	Ordinary Shares	Non- Voting Shares	Total	Preference Shares	Ordinary Shares	Non- Voting Shares	Total
		Number of Shares			US$	US$	US$	US$
2021
Beginning of financial year	2,414,600	14,365,006	8,163,500	24,943,106	2,433,342	3,092,989	1,471,491	6,997,822
Share-based payment to advisors and directors	-	-	135,500	135,500	-	-	135,500	135,500
End of financial year	2,414,600	14,365,006	8,299,000	25,078,606	2,433,342	3,092,989	1,606,991	7,133,322

2020
Beginning of financial year	-	13,500,000	7,885,500	21,385,500	-	2,070,674	1,197,241	3,267,915
Share-based payment to advisors and directors	-	865,006	278,000	1,143,006	-	1,022,315	274,250	1,296,565
Issuance of shares pursuant to convertible loans	2,414,600	-	-	2,414,600	2,433,342	-	-	2,433,342
End of financial year	2,414,600	14,365,006	8,163,500	24,943,106	2,433,342	3,092,989	1,471,491	6,997,822

All issued ordinary shares and non-voting shares are fully paid. There is no par value for these shares.

Fully paid ordinary shares carry one vote per share and carry a right to dividends as and when declared by the Company.

FY2021

(i)	On 15 March 2021, the Company has allotted 135,500 non-voting shares valued at US$135,500 to its advisors and employees.

F-63

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

16	Share capital (cont.)

In December 2021, the Company signed a warrant agreement with a customer. The agreement determines the number of warrants and provides that the warrants become exercisable in three tranches provided that the exercise conditions for each tranche are met (see details in the table below). On 27 June 2022, the conditions for Tranche 1 were met and the customer exercised all such warrants for an aggregate cash payment of $2,108,000 to purchase 1,729,323 ordinary shares thereunder. The conditions for the Tranche 2 and Tranche 3 warrants have not been met and as a result the number of warrants outstanding and exercisable at June 30, 2022 for those tranches was zero.

	Tranche 1	Tranche 2	Tranche 3
Exercise Period	Subject to the “Exercise Conditions set forth below,” from 17 December 2021 through 30 September 2022. Any Tranche 1 warrants not exercised by 30 September 2022 expire.

Subject to the “Exercise Conditions set forth below,” from 17 December 2021 through 31 December 2023, in three sub-tranches as further described below. Any Tranche 2 warrants not exercised by 31 December 2023 expire.

Subject to the “Exercise Conditions set forth below,” from 17 December 2021 through 30 June 2024, in three sub-tranches as described below. Any Tranche 3 warrants not exercised by 30 June 2024 expire.

Exercise Price	US$1.33 or, if the Company completed a Series B fundraising round, 77.5% of the subscription price per share (the “Discounted Series B Price”) in such offering (the “Tranche 1 Exercise Price”).	The Discounted Series B Price.	Other than as set forth under “Exercise Conditions” below, the Discounted Series B Price.

Maximum number of Shares Underlying the Warrants	The number of shares not exceeding an aggregate exercise price of €2.0 million. [Alternative: The number of shares equal to the Tranche 1 Exercise Price divided by €2.0 million.]	On an aggregate basis, the number of shares not exceeding an aggregate exercise price of €2.0 million. For each sub-tranche, the number of shares not exceeding an aggregate exercise price equal to one-third of €2.0 million.	On an aggregate basis, the number of shares with an aggregate exercise price not exceeding 25% of the Actual Tranche 3 Purchase Order Revenue (as defined below), provided that the maximum number of shares purchased upon the exercise of the Tranche 3 warrants shall not result in the aggregate purchase price exceeding US$2.7 million. For each of sub-tranches 1 and 2, such number of shares not exceeding an aggregate exercise price equal to 37.5% of the maximum aggregate exercise price of the Tranche 3 warrants, and for sub-tranche 3, such number of shares not exceeding 25.0% of the maximum aggregate exercise price of the Tranche 3 warrants.

F-64

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

16	Share capital (cont.)

	Tranche 1	Tranche 2	Tranche 3
Exercise Conditions

Exercisable upon the Company’s receipt of at least €2.0 million in revenue (exclusive of any applicable goods and service tax) in cash from the warrant holder (“Holder Purchase Order Revenue”) by (i) 31 March 2022 or (ii) in the event of a Series B fundraising round by the Company, 30 September 2022.

If the Company has completed a Series B fundraising round but not a Series C fundraising round and no Liquidity Event, as set forth below, has occurred, each sub-tranche becomes exercisable as follows:

(i) first sub-tranche: upon the Company’s receipt of an additional (i.e. above the €2.0 million Holder Purchase Order Revenue that triggers the exercisability of the Tranche 1 warrants) €2.0 million Holder Purchase Order Revenue; (ii) second sub-tranche: upon the Company’s receipt of an additional €4.0 million Holder Purchase Order Revenue; and (ii) third sub-tranche: upon the Company’s receipt of an additional €6.0 million Holder Purchase Order Revenue. If a Liquidity Event has occurred (as determined by the Company) or the Company determines to do a Series C fundraising round and the Company has received less than an additional €6.0 million Holder Purchase Order Revenue, the Company must notify the warrant holder in writing and specify a deadline (being not less than 45 days from the date of such notice) by which the warrant holder may exercise such proportion of the Tranche 2 warrants for such number of shares calculated as follows:

A=((additional Holder Purchase order Revenue received divided by €6.0 million) multiplied by the maximum number of shares for which the tranche or sub-tranche is exercisable)−B.

If there has not been a Liquidity Event and the Company has completed a Series B fundraising round, each sub-tranche becomes exercisable as follows:

(i) first sub-tranche: upon the Company’s receipt of US$3.0 million in revenue (exclusive of any applicable goods and service tax) as a result of purchase orders from customers (other than the warrant holder) procured by the warrant holder (“Customer Purchase Order Revenue”); (ii) second sub-tranche: upon the Company’s receipt of US$6.0 million Customer Purchase Order Revenue; and (iii) third sub-tranche: upon the Company’s receipt of US$8.0 million Customer Purchase Order Revenue (such aggregate Customer Purchase Order Revenue received by the Company the “Actual Tranche 3 Purchase Order Revenue”). If the Company determines it will have a Series C fundraising round or that a Liquidity Event has occurred and the Company has received less than US$10.8 million in Customer Purchase Order Revenue, the Company must notify the warrant holder in writing and specify a deadline (being not less than 45 days from the date of such notice) by which the warrant holder may exercise such proportion of Tranche 3 warrants for such number of shares calculated as follows, provided that the exercise price shall be equal to 77.5% of the per-share subscription price in the Company’s most recent fundraising round:

F-65

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

16	Share capital (cont.)

Tranche 1	Tranche 2	Tranche 3
Where “A” equals the number of shares to be issued pursuant to the exercise of the warrants and “B” equals the number of shares already issued pursuant to any exercise of the Tranche 2 warrants.

A=((Tranche 3 Customer Purchase order received divided by US$10.8 million) multiplied by the maximum number of shares for which the tranche or sub-tranche is exercisable)−B.

Where “A” equals the number of shares to be issued pursuant to the exercise of the Tranche 3 warrants and “B” equals the number of shares already issued pursuant to any exercise of the Tranche 3 warrants.

If the Company determines that there will be a Liquidity Event and Actual Tranche 3 Purchase Order Revenue is at least US$7.2 million but less than US$10.8 million, then: (i) the Company must notify the warrant holder in writing and grant the warrant holder the option to exercise the relevant portion of the unexercised warrants by paying the Company the aggregate exercise price referred to in the following clause (ii) by such date (being not less than 45 days from the date of such notice) as the Company sets forth in writing; and

(ii) the unexercised warrants shall be exercisable for a number of shares at an exercise price per share equal to 77.5% of the per-share subscription price in the Company’s most recent fundraising round, provided that the total number of shares purchased pursuant to Tranche 3 shall together not result in an aggregate exercise price exceeding US$2.7 million.

F-66

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

16	Share capital (cont.)

In each case, provided that the per-share exercise price may not be less than US$1.206 without the prior written approval of the lead investor.

A “Liquidity Event” means any of the following:

a)	a sale, lease, transfer, exclusive license (without retaining any rights other than the right to license fees) or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all of the assets of the Company, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company;

b)	an acquisition, whether by merger, amalgamation, restructuring, reconstruction, consolidation or other reorganisation, in which: (i) the Company is a constituent party; (ii) a subsidiary of the Company is a constituent party and the Company issues shares in the capital of the Company pursuant to such transaction, and shareholders of the Company immediately prior to such transaction will, immediately after such transaction, hold less than 50% of the voting shares in the capital of the surviving or resulting corporation; or (iii) a sale, in a single transaction or series of related transactions, of 50% or more of the voting shares in the capital of the Company; or

c)	the Company entering into a listing agreement with Singapore Exchange Securities Trading Limited or other national stock exchange of similar or better standing.

FY2020

(ii)	On 13 March 2020, the Company has allotted 108,000 non-voting shares valued at US$104,250 to its advisors and allotted 100,000 ordinary shares and 100,000 non-voting shares with total value of US$200,000 to its director.

(iii)	On 1 June 2020, the Company has allotted 70,000 non-voting shares valued at US$70,000 to its ex-employee.

(iv)	On 11 June 2020, the Company has introduced new class of shares to SEED Capital PL and TNB Spring PL, to invest US$1 million by subscribing 829,440 Series A Preference Shares. The Company had also converted the convertible loans to 1,585,160 Series A Preference Shares. Besides that, the Company had converted unpaid accrued salaries of Directors in aggregate amount of US$1,124,233 into 765,006 ordinary shares to the founders, excluding Darryl Mark Rodrigues.

(b)	Pioneer Share Grant Award March 2016

The Company has implemented the “Pioneer Share Grant Award March 2016” (“PSGA”) approved by its members at an Extraordinary General Meeting (“EGM”) on 15 October 2015 for the purpose of setting aside up to 15% of its equity for its employees, non-executive directors and/or advisors.

Arising from this, the first tranche of PSGA for non-executive directors, advisors and employees of the Company who joined before 31 March 2016 was approved. The PSGA is designed to provide an opportunity for employees, non-executive directors and/or advisors to participate in the equity of the Company so as to motivate them to greater dedication, loyalty and higher standards of performance and to give recognition to those who have contributed to the success and development of the Company.

The PSGA is administered by the directors of the Company which comprise Bhargab Mitra and Giuseppe Donagemma.

F-67

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

16	Share capital (cont.)

The Company may deliver shares pursuant to awards granted under the PSGA by way of:-

(i)	issuance of new shares; and/ or

(ii)	delivery of existing shares purchased from the market or shares held in treasury.

During the financial year ended 31 December 2021, the Company awards share grant of 135,500 of non-voting shares (2020: 45,000 of non-voting shares) to its advisors, director and employees valued at US$135,500 (2020: US$45,000) as payment for their professional services with reference to the fair value of the services rendered and shares issued in the most recent share transaction. Under this share grant, the shares are to be vested over a period of 2-4 years and some are to be vested based on the performance as stated.

(c)	Employee Share Scheme Grant 2

The Company has implemented the second scheme of employee share scheme under Employee Share Scheme Grant 2 (“ESS Grant 2”) for Non-Voting Shares and the ESS Grant 2 shall be applicable to eligible employees and all such persons as may be decided and approved by the Board with a vesting period of 3 years commencing on 1 April 2020.

The ESS Grant 2 was being introduced as another form of compensation for the employees and given at no cost to employees. These provides the employees with a stake in the Company and as a recognition for their contributions to the Company.

(d)	Pioneer Shares Grant Award 2016 and Employee Share Scheme 2

During the financial year ended 31 December 2020, these fair values were calculated using the Black-Scholes-Merton option pricing model. The fair value of share option granted in 2020 was estimated to be US$1,419.

During the financial year ended 31 December 2021, these fair values were calculated using the Black-Scholes-Merton option pricing model. The fair value of share option granted in 2021 was estimated to be US$1,430,480.

The input into the option pricing model for the respective shares option granted are as follows:

	2021	2020
Share price	US$0.401	US$0.005
Expected volatility	40.35%	40.35%
Expected life	5 years	5 years
Risk free rates	0.765%	0.765%

Expected volatility was determined by the average of the Information Technologies (“IT”) sector covering internet, software and applications. The expected life used in the model is based on the management representation’s estimation based on the Initial Public Offering in 5 years time in the year of 2026.

F-68

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

16	Share capital (cont.)

(e)	Pioneer Share Grant Award March 2016 and Employee Share Scheme Grant 2

Details of the shares awarded to employees, non-executive directors and/or advisors of the Company pursuant to the PSGA and ESS Grant 2 were as follows:

Categories	Date of grant	At 1.1.2021	No. of shares awarded during the financial year	No. of shares forfeited during the financial year	Vested during the financial year	At 31.12.2021	Vesting periods	Exercise Price (US$)
Director of the Company

Giuseppe Donagemma	01.02.2016	185,000	-	-	-	185,000	01.02.2016 to 31.01.2020**	1.00

Advisors of the Company

Advisors	24.02.2017	-	-	-	-	-	24.02.2017 to 23.02.2019**	1.00
	01.12.2017	7,500	-	-	-	7,500	01.12.2017 to 30.11.2019**	1.00
	01.02.2018	12,500	-	-	-	12,500	01.02.2018 to 31.01.2020**	1.00
	23.02.2018	12,500	-	-	-	12,500	23.02.2018 to 22.02.2020**	1.00
	24.09.2018	-	-	-	-	-	24.09.2018 to 23.09.2019**	1.00
	24.02.2019	37,500	-	-	-	37,500	24.02.2019 to 23.02.2021**	1.00
	07.03.2019	37,500	-	-	-	37,500	07.03.2019 to 06.03.2021**	1.00
	23.02.2020	25,000	-	-	-	25,000	23.02.2020 to 22.02.2023	1.00
	01.02.2021	-	60,000	-	-	60,000	01.02.2021 to 31.01.2024	1.00
	07.03.2021	-	25,000	-	-	25,000	07.03.2021 to 06.03.2024	1.00
	01.07.2021	-	50,000	-	-	50,000	01.07.2021 to 30.06.2024	1.00
	01.08.2021	-	30,000	-	-	30,000	01.08.2021 to 31.12.2021**	1.00

F-69

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

16	Share capital (cont.)

Categories	Date of grant	At 1.1.2021	No. of shares awarded during the financial year	No. of shares forfeited during the financial year	Vested during the financial year	At 31.12.2021	Vesting periods	Exercise Price (US$)
Employees of the Company

Employees	01.04.2016	188,500	-	-	-	188,500	01.04.2016 to 31.03.2019**	1.00
	10.06.2016	110,000	-	-	-	110,000	10.06.2016 to 09.06.2019**	1.00
	02.01.2017	180,000	-	-	-	180,000	02.01.2017 to 01.01.2020**	1.00
	01.04.2017	50,000	-	-	-	50,000	01.04.2017 to 31.03.2020**	1.00
	02.10.2017	3,000	-	-	-	3,000	02.10.2017 to 01.10.2020**	1.00
	12.12.2017	18,462	-	-	-	18,462	15.05.2017 to 31.12.2017**	1.00
	01.05.2019	50,000	-	-	-	50,000	01.05.2019 to 30.04.2022	1.00
	01.10.2019	75,000	-	-	-	75,000	01.10.2019 to 30.09.2022	1.00
	01.06.2020	20,000	-	-	-	20,000	01.06.2020 to 31.05.2023	1.00
	01.04.2020	264,000	-	-	-	264,000	01.04.2020 to 31.03.2023	1.00
	01.04.2020	8,000	-	-	-	8,000	01.04.2020 to 31.03.2023	1.00
	02.01.2021	-	330,000	-	-	330,000	02.01.2021 to 01.01.2024	1.00
	15.02.2021	-	30,000	-	-	30,000	15.02.2021 to 14.02.2024	1.00
	01.10.2021	-	30,000	-	-	30,000	01.10.2021 to 30.09.2024	1.00
	16.11.2021	-	600,000	-	-	600,000	Various vesting periods*	1.00
		1,284,462	1,155,000	-	-	2,439,462

*	Vesting period is based on the performance basis that was being performed.
**	Approval granted to extend the vesting period.

F-70

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

17	Other reserves

		2021	2020
		US$	US$
(a)	Composition:
	Share-based payment reserve	1,482,772	1,487,701
	Currency translation reserve	21,031	21,902
		1,503,803	1,509,603

(b)	Movements:
	(i) Share-based payment reserve
	Beginning of financial year	1,487,701	1,505,162
	Employee share scheme
	- Value of directors services(Note 6)	-	196,250
	- Value of employee services(Note 6)	89,805	81,693
	- Value of advisor services	40,766	78,792
		130,571	356,735
	- Shares issued during the financial year (Note 16(a))	(135,500)	(374,196)
	End of financial year	1,482,772	1,487,701

	(ii) Currency translation reserve
	Beginning of financial year	21,902	(11,180)
	Net currency translation differences of financial statements of foreign subsidiary corporations	(871)	33,082
	End of financial year	21,031	21,902

18	Financial risk management

Financial risk factors

The Company’s activities expose it to market risk (including currency risk, price risk and interest rate risk), credit risk, liquidity risk and capital risk. The Company’s overall risk management strategy seeks to minimise any adverse effects from the unpredictability of financial markets on the Company’s financial performance. It is, and has been throughout the financial year, the Company’s policy that no trading in derivative financial instruments shall be undertaken.

The Board of Directors is responsible for setting the objectives and underlying principles of financial risk management for the Company. This includes establishing detailed policies such as authority levels, oversight responsibilities, risk identification and measurement and exposure limits.

F-71

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

18	Financial risk management (cont.)

(a)	Market risk

(i)	Currency risk

Currency risk arises within entities in the Company when transactions are denominated in foreign currencies such as United States Dollar (“USD”), Singapore Dollar (“SGD”) and Indian Rupee (“INR”).

The Company’s currency exposure based on the information provided to key management is as follows:

	USD	SGD	INR	EUR	Total
	US$	US$	US$	US$	US$
2021
Financial assets
Cash and bank balances	2,007,979	990,578	349,210	60,941	3,408,708
Trade and other receivables	632,237	-	89,263	6,565	728,065
	2,640,216	990,578	438,473	67,506	4,136,773
Financial liabilities
Trade and other payables	314,618	-	115,933	56,143	486,694

Net financial assets	2,325,598	990,578	322,540	11,363	3,650,079

Less: financial assets denominated in respective entities’ functional currencies	2,325,598	-	322,540	11,363	2,659,501

Net currency exposure of financial liabilities net of those denominated in the respective entities’ functional currencies	-	990,578	-	-	990,578

2020
Financial assets
Cash and bank balances	1,853,121	123,970	33,324	-	2,010,415
Trade and other receivables	2,101,610	-	168,031	2,572	2,272,213
	3,954,731	123,970	201,355	2,572	4,282,628

Financial liabilities
Trade and other payables	277,085	-	70,189	44,856	392,130
	277,085	-	70,189	44,856	392,130

Net financial assets/(liabilities)	3,677,646	123,970	131,166	(42,284)	3,890,498

Less: financial assets/(liabilities) denominated in respective entities’ functional currencies	3,677,646	-	131,166	(42,284)	3,766,528

Net currency exposure of financial liabilities net of those denominated in the respective entities’ functional currencies	-	123,970	-	-	123,970

F-72

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

18	Financial risk management (cont.)

If the SGD changed against the USD by 2% (2020: 5%), with all other variables including tax rate is being held constant, the effects arising from the net financial liabilities/assets position will be as follows:

Increase/ (decrease)
US$
2021
SGD against USD
- strengthened	19,812
- weakened	(19,812)

2020
SGD against USD
- strengthened	6,199
- weakened	(6,199)

(i)	Price risk

The Company do not have exposure to equity price risk as it does not hold equity financial assets.

(ii)	Cash flow and fair value interest rate risk

Cash flow interest rate risk is the risk that the future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Fair value interest rate risk is the risk that the fair value of a financial instrument will fluctuate due to changes in market interest rates. As the Company has no significant interest-bearing assets and liabilities, the Company’s income is substantially independent of changes in market interest rates.

(b)	Credit risk

Credit risk refers to the risk that counterparty will default on its contractual obligations resulting in financial loss to the Company. The Company adopts the policy of dealing only with customers of appropriate history and market reputation, and obtaining sufficient security where appropriate to mitigate credit risk.

Credit exposure to an individual customer is restricted by the credit limit approved by the management. Customers’ payment profile and credit exposure are continuously monitored by the management.

As the Company does not hold any collateral, the maximum exposure to credit risk for each class of financial instruments is the carrying amount of that class of financial instruments presented on the balance sheet. As at 31 December 2021, the Company’s trade receivable comprise of 1 debtor (2020: 1 debtor) that represented 99% (2020: 99%) of trade receivables.

Trade receivables

The Company uses a provision matrix to measure the lifetime expected credit loss (“ECL”) allowance for trade receivables.

In measuring the expected credit losses, trade receivables are grouped based on their shared credit risk characteristics and days past due.

F-73

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

18	Financial risk management (cont.)

In calculating the expected credit loss rates, the Company considers historical loss rates for each category of customers and adjust to reflect current and forward-looking information affecting the ability of the customers to settle the receivables.

Trade receivables are written off when there is no reasonable expectation of recovery, such as a debtor failing to engage in a repayment plan with the Company. The Company categorises trade receivable for potential write-off when the counterparty fails to make contractual payment more than 180 days past due which are derived based on the Company’s historical information. Where receivables are written-off, the Company continues to engage in enforcement activity to attempt to recover the receivables due. Where recoveries are made, these are recognised in profit or loss.

During the financial years ended 31 December 2022 and 2021, no loss allowances have been recognised.

Other financial assets, at amortised cost

The Company’s other financial assets recognised at amortised cost mainly comprised of cash and cash equivalents, non-trade receivables and deposits. These other financial assets are subject to immaterial credit loss.

In determining the ECL, management has taken into account the historical default experience and the financial position of the counterparties, adjusted for factors that are specific to these receivables in estimating the probability of default of each of these other financial assets.

For the purpose of impairment assessment, loss allowance is generally measured at an amount equal to 12-month ECL as there is low risk of default and strong capability to meet contractual cash flows. When the credit quality deteriorates and the resulting credit risk of other financial assets increase significantly since its initial recognition, the 12-month ECL would be replaced by lifetime ECL.

Other financial assets are written-off when there is no reasonable expectation of recovery. Indicators that there is no reasonable expectation of recovery include, amongst others, the failure of other receivables to engage in a repayment plan with the Company, and a failure to make contractual payments.

No allowance against other financial assets, at amortised cost is recognised as management believes that the amounts are collectible, based on historical payment behaviour and credit-worthiness of these receivables.

(c)	Liquidity risk

Prudent liquidity risk management includes maintaining sufficient cash and the availability of funding through an adequate amount of committed credit facilities. At the balance sheet date, assets held by the Company for managing liquidity risk included cash and bank balances as disclosed in Note 8.

Management monitors its liquidity risk and maintains a level of cash and bank balances deemed adequate by management to finance the Company’s operations and to mitigate the effects of fluctuation in cash flows.

The table below analyses non-derivatives financial liabilities of the Company into relevant maturity groupings based on remaining period from the balance sheet date to the contractual maturity date. The amount disclosed in the table are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying amounts as the impact of discounting is not significant.

F-74

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

18	Financial risk management (cont.)

	Less than 1 year	Between 1 and 2 years	Total
	US$	US$	US$
As at 31 December 2021
Trade and other payables	486,694	-	486,694

As at 31 December 2020
Trade and other payables	392,130	-	392,130

(d)	Capital risk

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern and to maintain an optimal capital structure so as to maximise shareholder value. In order to maintain or achieve an optimal capital structure, the Company may adjust the amount of dividend payment, return capital to shareholders, issue new shares, buy back issued shares, obtain new borrowings or sell assets to reduce borrowings.

Management reviews its capital structure at least annually to ensure that the Company will be able to continue as going concern.

The Company are not subject to any externally imposed capital requirements for the financial years ended 31 December 2021 and 31 December 2020.

(e)	Fair value measurements

The carrying amounts of receivables and payables are assumed to approximate their fair values.

(f)	Financial instruments by category

The carrying amounts of the different categories of financial instruments is as follows:

	2021	2020
	US$	US$
Financial assets, at amortised cost	4,136,773	4,282,628
Financial liabilities at amortised cost	419,563	392,131

19	Related party transactions

No transactions took place between the Company and related parties other than those disclosed elsewhere in the financial statements.

Key management personnel compensation is as follows:

	2021	2020
	US$	US$
Salaries and wages	107,984	99,019
Employer’s contribution to defined contribution plans	6,892	4,698
Share-based payment	-	196,250
	114,876	299,967

F-75

Avanseus Holdings Pte. Ltd.
Notes to the Consolidated Financial Statements
for the years ended 31 December 2021 and 2020

20	New or revised accounting standards and interpretations

Certain mandatory new and revised standards and amendments to existing standards that have been published are effective for the Company’s accounting period beginning 1 January 2022 which the Company has not early adopted. The management anticipates that the adoption of these new and revised IFRS amendments will not have a material impact on the financial statements of the Company in the period of their initial adoption.

21	Events occurring after balance sheet date

On 13 June 2022, an initial term sheet was signed between the Company and FAT Projects Acquisition Corp, a NASDAQ-listed Cayman Islands exempted company (NASDAQ: FATP) (“FAT”) to enter into a business combination involving FAT and the Company.

22	Authorisation of financial statements

These financial statements were authorised for issue in accordance with a resolution of the Board of Directors of Avanseus Holdings Pte. Ltd. on 05 August 2022.

F-76

Avanseus Holdings Pte. Ltd.

Condensed Consolidated Balance Sheets

	Note	June 30, 2022 (Unaudited)	December 31, 2021
		US$	US$
ASSETS
Current assets
Cash and bank balances		5,892,029	3,408,708
Trade receivables	16(b)	332,500	629,050
Prepaid and other current assets	8	171,482	296,810
		6,396,011	4,334,568

Non-current assets
Property, plant and equipment, net	10	99,875	76,705
Intangible asset, net	11	3,038	3,255
Deferred income tax assets		42,974	26,657
		145,887	106,617
Total assets		6,541,898	4,441,185

LIABILITIES
Current liabilities
Trade and other payables	12	421,225	419,563
Contract liabilities	3	598,618	1,301,495
		1,019,843	1,721,058

Non-current liabilities
Post-employment benefits	13	102,600	109,431
		102,600	109,431
Total liabilities		1,122,443	1,830,489

NET ASSETS		5,419,455	2,610,696

EQUITY
Capital and reserves attributable to equity holders of the Company
Issued share capital	14(a)	9,241,322	7,133,322
Other reserves	15(a)	1,584,492	1,503,803
Accumulated losses		(5,406,414)	(6,026,484)
		5,419,400	2,610,641
Non-controlling interests		55	55
Total equity		5,419,455	2,610,696

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-77

Avanseus Holdings Pte. Ltd.
Condensed Consolidated Statements of Profit and Loss and Comprehensive Income
for the six months ended 30 June 2022 and 2021

	Note	2022	2021
		US$	US$
Revenue	3	2,870,441	1,395,727
Cost Sales		(204,005)	(349,264)
Gross Profit		2,666,436	1,046,463
Other Operating Expenses		(1,972,650)	(1,133,743)
Other income	4	9,765	1,319
Other (losses)/gains	5	(54,101)	(10,894)
Profit before income tax		649,450	(96,855)
Income tax expense		(29,380)	(19,172)
Net profit/(loss)		620,070	(116,027)

Other comprehensive (loss)/income, net of tax
Items that may be reclassified subsequently to profit or loss:
Currency translation differences arising from consolidation
- (Losses)/gains		(31,921)	5,958
Total comprehensive income		588,149	(110,069)

Net profit/(loss) attributable to:
Equity holders of the Company		620,070	(116,027)
Non-controlling interests		-	-
		620,070	(116,027)

Total comprehensive income attributable to:
Equity holders of the Company		588,149	(110,069)
Non-controlling interests		-	-
		588,149	(110,069)

Earnings/(loss) per share (US$)	7
Basic		$0.03	$(0.01)
Diluted		$0.02	$(0.01)
Weighted Average number of shares outstanding (millions)
Basic		22,692,669	22,608,608
Diluted		28,371,758	22,608,608

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-78

Avanseus Holdings Pte. Ltd.

Condensed Consolidated Statements of Changes in Equity

As of 30 June 2022 and 2021

	Note	Issued share capital	Share-based payment reserve(a)	Translation reserve(a)	Accumulated losses	Total	Non-controlling interest	Total equity
		US$	US$	US$	US$	US$	US$	US$
Balance at January 1, 2021		6,997,822	1,487,701	21,902	(6,851,276)	1,656,149	45	1,656,194
Share based payment	15(b)	-	51,467	-	-	51,467	-	51,467
Total comprehensive loss for the financial year		-	-	5,958	(116,027)	(110,069)	-	(110,069)
Balance at June 30, 2021		6,997,822	1,539,168	27,860	(6,967,303)	1,597,547	45	1,597,592
Total comprehensive income for the financial year		-	-	(6,829)	940,819	933,990	10	882,533
Share-based payment
- Provision for the current financial year	15(b)	-	79,104	-	-	79,104	-	79,104
- Transfer from/(to)	15(b)	135,500	(135,500)	-	-	-	-	-
Balance at December 31, 2021		7,133,322	1,482,772	21,031	(6,026,484)	2,610,641	55	2,610,696
Issuance of new shares		2,108,000	-	-	-	2,108,000	-	2,108,000
Share based payment	15(b)	-	112,610	-	-	112,610	-	112,610
Total comprehensive income for the financial year		-	-	(31,921)	620,070	588,149	-	588,149
Balance at June 30, 2022		9,241,322	1,595,382	(10,890)	(5,406,414)	5,419,400	55	5,419,455

(b)	Not available for distribution.

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-79

Avanseus Holdings Pte. Ltd.

Condensed Consolidated Statement of Cash Flows

for the six months ended 30 June 2022 and 2021

	Note	2022	2021
		US$	US$
Cash flows from operating activities
Net profit/(loss)		620,070	(116,027)
Adjustments for:
- Income tax expense		(16,780)	2,489
- Interest income	4	(6,170)	-
- Amortisation of intangible assets	11	132	132
- Depreciation of property, plant and equipment	10	14,649	13,339
- Share-based payment expense	15(b)	112,610	51,467
- Unrealised currency translation difference		2,082	1,027
		726,593	(47,573)
Change in working capital:
- Trade and other receivables		421,878	1,593,134
- Trade and other payables		(33,189)	(38,268)
- Contract liabilities		(702,877)	(760,494)
- Post-employment benefits		(399)	(3,774)
Cash generated from operations		412,006	743,025
Interest received		6,170	-
Income tax paid		-	-
Net cash provided by operating activities		418,176	743,025

Cash flows from investing activities
Additions to property, plant and equipment	10	(3,448)	(73,630)
Net cash used in investing activities		(3,448)	(73,630)

Cash flows from financing activity
Proceeds from ordinary shares		2,108,000	-
Net cash provided by financing activity		2,108,000	-

Net increase in cash and bank balances		2,522,728	669,395

Cash and bank balances
Beginning of financial year		3,408,708	2,010,415
Effects of currency translation on cash and bank balances		(39,407)	5,958
End of financial year		5,892,029	2,685,768

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-80

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

These notes form an integral part of and should be read in conjunction with the accompanying financial statements.

1	General information

Avanseus Holdings Pte. Ltd. And the subsidiaries it controls (collectively the “Company”) is incorporated and domiciled in Singapore on 18 June 2015. The address of its registered office and principal place of business is at 230 Victoria Street, #15-01/08, Bugis Junction, Singapore 188024.

The principal activities of the Company are that of development of software and programming activities in the area of artificial intelligence predictive analytics. The principal activities of the subsidiary corporations are described in Note 9 to the financial statements.

On 13 June 2022, an initial term sheet was signed between the Company and FAT Projects Acquisition Corp, a NASDAQ-listed Cayman Islands exempted company (NASDAQ: FATP) (“FAT”) to enter into a business combination involving FAT and the Company.

2	Summary of significant accounting policies

Basis of preparation

The condensed consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). These interim financial statements for the six months ended June 30, 2022 have been prepared in accordance with IAS 34 Interim Financial Reporting, and should be read in conjunction with the Company’s last annual consolidated financial statements as at and for the year ended December 31, 2021. They do not include all of the information required for a complete set of financial statements prepared in accordance with IFRS Standards. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Company’s financial position and performance since the last annual financial statements.

The preparation of financial statements in conformity with IFRS requires management to exercise its judgement in the process of applying the Company’s accounting policies. It also requires the use of certain critical accounting estimates and assumptions. The are no areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements.

Basis of Consolidation

Subsidiaries

Subsidiary corporations are all entities (including structured entities) over which the Company has control. The Company controls an entity when the Company is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiary corporations are fully consolidated from the date on which control is transferred to the Company. They are deconsolidated from the date on that control ceases.

In preparing the consolidated financial statements, intercompany transactions and balances and unrealised gains on transactions between the Company’s entities are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment indicator of the transferred asset. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Company.

Non-controlling interests comprise the portion of a subsidiary corporation’s net results of operations and its net assets, which is attributable to the interests that are not owned directly or indirectly by the equity holders of the Company. They are shown separately in the consolidated statement of comprehensive income, statement of changes in equity, and balance sheet. Total comprehensive income is attributed to the non-controlling interests based on their respective interests in a subsidiary corporation, even if this results in the non-controlling interests having a deficit balance.

F-81

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

2	Summary of significant accounting policies (cont.)

Acquisitions

The acquisition method of accounting is used to account for business combinations entered into by the Company.

The consideration transferred for the acquisition of a subsidiary corporation or business comprises the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Company. The consideration transferred also includes any contingent consideration arrangement and any pre-existing equity interest in the subsidiary corporation measured at their fair values at the acquisition date.

Acquisition-related costs are expensed as incurred.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are, with limited exceptions, measured initially at their fair values at the acquisition date.

On an acquisition-by-acquisition basis, the Company recognises any non-controlling interest in the acquiree at the date of acquisition either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s identifiable net assets.

The excess of (i) the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the (ii) fair value of the identifiable net assets acquired, is recorded as goodwill.

Disposals

When a change in the Company’s ownership interest in a subsidiary corporation result in a loss of control over the subsidiary corporation, the assets and liabilities of the subsidiary corporation including any goodwill are derecognised. Amounts previously recognised in other comprehensive income in respect of that entity are also reclassified to profit or loss or transferred directly to retained profits if required by a specific Standard.

Transactions with non-controlling interests

Changes in the Company’s ownership interest in a subsidiary that do not result in a loss of control over the subsidiary are accounted for as transactions with equity owners of the Company. Any difference between the change in the carrying amounts of the non-controlling interest and the fair value of the consideration paid or received is recognised within equity attributable to the equity holders of the Company.

Coronavirus (“COVID-19”) Impact

Since the last financial year ended 31 December 2020, the Coronavirus (“COVID-19”) continued to have a significant impact on local and world economies. Set out below is the impact of COVID-19 on the Company’s financial performance reflected in this set of financial statements for the financial year ended 31 December 2021.

iii)	The Company has assessed that the going concern basis of preparation for this set of financial statements remains appropriate.

iv)	The Company has considered the market conditions (including the impact of COVID-19) as at the balance sheet date, in making estimates and judgements on the recoverability of assets as at 31 December 2021.

The Company will continue to keep a vigilant watch on the challenges that may arise from the ongoing COVID-19 pandemic and uncertainties in the wider macro environment.

F-82

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

2	Summary of significant accounting policies (cont.)

Revenue recognition

Revenue is measured based on the consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to customers.

Revenue is recognised when the Company satisfied a performance obligation by transferring a promised goods and services to the customer, which is when the customer obtains control of the goods and services. A performance obligation is satisfied at a point in time or over time. The amount of revenue recognised is the amount allocated to the satisfied performance obligation.

Revenue is recognized based on the following five step model in accordance with ASC 606, Revenue from Contracts with Customers:

●	Identification of the contract with a customer

●	Identification of the performance obligations in the contract

●	Determination of the transaction price

●	Allocation of the transaction price to the performance obligations in the contract

●	Recognition of revenue when, or as, the Company satisfies a performance obligation

Performance obligations under our contracts consist of perpetual licenses, subscriptions revenue and service fees within a single operating segment.

Subscriptions Revenue

The Company’s software solutions are available for use as hosted application arrangements under subscription fee agreements without licensing perpetual rights to the software. These are sold through direct contracts with customers. Subscriptions are generally non-cancelable during the subscription term and subscription fees are non-refundable. Our subscription agreements provide for unspecified future updates, upgrades, and enhancements, and technical product support. Subscription fees from these applications are recognized over time on a ratable basis over the customer agreement term beginning on the date the Company’s solution is made available to the customer. As our customers have access to use our solutions over the term of the contract agreement we believe this method of revenue recognition provides a faithful depiction of the transfer of services provided. Our subscription contracts are generally 1 to 3 years in length and are billed annually in advance. Amounts that have been invoiced are recorded in accounts receivable and deferred revenue or subscription and support revenue, depending on whether the revenue recognition criteria have been met.

Perpetual License Revenue

The Company records revenue from the sales of proprietary software products under perpetual licenses generally sold to their resellers. Sales are recognised when control of the products has transferred to the customers (resellers), being when the products are delivered to the customers. The customers have full discretion over usage of the software and there is no unfulfilled obligation that could affect the customer’s acceptance of the product. Delivery occurs when the products have been shipped to the specific location, the risks of obsolescence and loss have been transferred to the customers, and either the customers has accepted the products in accordance with the sales contract, the acceptance provisions have lapsed, or the Company has objective evidence that all criteria for acceptance have been satisfied. The Company’s products do not require significant customization.

F-83

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

2	Summary of significant accounting policies (cont.)

Service fee

Service fees are fees that we charge to integrate our software with our customers’ operations/infrastructure. The Company’s integration services do not involve significant customization of the software and are not considered essential to the functionality. Revenue for fixed price services are generally recognized over time applying input methods to estimate progress to completion. Revenue for consumption-based services are generally recognized as the services are performed. Service fees constituted less than 10% of our revenues during the years ended December 31, 2021 and 2020. For those contracts where we sell the service fees with subscription revenue or perpetual license revenue, the Company records individual performance obligations separately by allocating the contract’s total transaction price to each performance obligation in an amount based on the relative standalone selling price (“SSP”) of each distinct good or service in the contract. Judgment is required to determine the SSP for each distinct performance obligation. We determine the SSP based on our overall pricing objectives, taking into consideration market conditions and other factors, including the value of our contracts, historical standalone sales, customer demographics, geographic locations, and the number and types of users within our contracts.

Government grants

Grants from the government are recognised as a receivable at their fair value when there is reasonable assurance that the grant will be received and the Company will comply with all the attached conditions.

Government grants receivable are recognised as income over the periods necessary to match them with the related costs which they are intended to compensate, on a systematic basis. Government grants relating to expenses are shown separately as other income.

Government grants relating to assets are deducted against the carrying amount of the assets.

Property, plant and equipment

Measurement

Property, plant and equipment are initially recognised at cost and subsequently carried at cost less accumulated depreciation and accumulated impairment losses.

The cost of an item of property, plant and equipment initially recognised includes its purchase price and any cost that is directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

Depreciation

Depreciation of property, plant and equipment is calculated using the straight-line method to allocate their depreciable amounts over their estimated useful lives as follows:

Useful lives
Computers	3 years
Office equipment	3-5 years
Networking equipment	6 years

The residual values, estimated useful lives and depreciation method of property, plant and equipment are reviewed, and adjusted as appropriate, at each balance sheet date. The effects of any revision are recognised in profit or loss when the changes arise.

F-84

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

2	Summary of significant accounting policies (cont.)

Subsequent expenditure

Subsequent expenditure relating to property, plant and equipment that has already been recognised is added to the carrying amount of the asset only when it is probable that future economic benefits associated with the item will flow to the entity and the cost of the item can be measured reliably. All other repair and maintenance expenses are recognised in profit or loss when incurred.

Disposal

On disposal of an item of property, plant and equipment, the difference between the disposal proceeds and its carrying amount is recognised in profit or loss within “Other (losses)/gains”.

Intangible assets

Trademarks

Trademarks acquired are initially recognised at cost and are subsequently carried at cost less accumulated amortisation and accumulated impairment losses. These costs are amortised to profit or loss using the straight-line method over 10 years.

The amortisation period and amortisation method are reviewed at least at each balance sheet date. The effects of any revision are recognised to profit or loss when the changes arise.

Impairment of non-financial assets

Intangible assets

Property, plant and equipment

Intangible assets, property, plant and equipment and investments in subsidiary corporations are tested for impairment whenever there is any objective evidence or indication that these assets may be impaired.

For the purpose of impairment testing, the recoverable amount (i.e. the higher of the fair value less cost to sell and the value-in-use) is determined on an individual asset basis unless the asset does not generate cash inflows that are largely independent of those from other assets. If this is the case, the recoverable amount is determined for the cash-generating units (“CGU”) to which the asset belongs.

If the recoverable amount of the asset (or CGU) is estimated to be less than its carrying amount, the carrying amount of the asset (or CGU) is reduced to its recoverable amount.

The difference between the carrying amount and recoverable amount is recognised as an impairment loss in profit or loss.

An impairment loss for an asset other than goodwill is reversed only if, there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognised. The carrying amount of this asset is increased to its revised recoverable amount, provided that this amount does not exceed the carrying amount that would have been determined (net of any accumulated amortisation or depreciation) had no impairment loss been recognised for the asset in prior years.

A reversal of impairment loss for an asset other than goodwill is recognised in profit or loss.

F-85

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

2	Summary of significant accounting policies (cont.)

Financial assets

Classification and measurement

The Company classifies its financial assets at amortised cost. The classification depends on the Company’s business model for managing the financial assets as well as the contractual terms of the cash flows of the financial asset.

The Company reclassifies debt instruments when and only when its business model for managing those assets changes.

At initial recognition

At initial recognition, the Company measures a financial asset at its fair value.

At subsequent measurement

Debt instruments mainly comprise of cash and bank balances and trade and other receivables.

Debt instruments that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortised cost. A gain or loss on a debt instrument that is subsequently measured at amortised cost and is not part of a hedging relationship is recognised in profit or loss when the asset is derecognised or impaired. Interest income from these financial assets is included in interest income using the effective interest rate method.

Impairment

The Company assesses on a forward looking basis the expected credit losses associated with its debt financial assets carried at amortised cost. The impairment methodology applied depends on whether there has been a significant increase in credit risk. Note 18 details how the Company determines whether there has been a significant increase in credit risk.

For trade receivables, the Company applies the simplified approach, which requires expected lifetime losses to be recognised from initial recognition of the receivables.

For cash and bank balances and other receivables, the general 3 stage approach is applied. Credit loss allowance is based on 12-month expected credit loss if there is no significant increase in credit risk since initial recognition of the assets. If there is a significant increase in credit risk since initial recognition, lifetime expected credit loss will be calculated and recognised.

Recognition and derecognition

Regular way purchases and sales of financial assets are recognised on trade date — the date on which the Company commits to purchase or sell the asset.

Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

On disposal of a debt instrument, the difference between the carrying amount and the sale proceeds is recognised in profit or loss. Any amount previously recognised in other comprehensive income relating to that asset is reclassified to profit or loss.

F-86

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

2	Summary of significant accounting policies (cont.)

Other payables

Other payables represent liabilities for goods and services provided to the Company prior to the end of financial year which are unpaid. They are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). Otherwise, they are presented as non-current liabilities.

Other payables are initially recognised at fair value, and subsequently carried at amortised cost using the effective interest method.

Leases

When the Company is the lessee

At the inception of the contract, the Company assesses if the contract contains a lease. A contract contains a lease if the contract convey the right to control the use of an identified asset for a period of time in exchange for consideration. Reassessment is only required when the terms and conditions of the contract are changed.

●	Short-term and low-value leases

The Company has elected to not recognised right-of-use assets and lease liabilities for short-term leases that have lease terms of 12 months or less and leases of low value leases. Lease payments relating to these leases are expensed to profit or loss on a straight-line basis over the lease term.

Income taxes

Current income tax for current and prior periods is recognised at the amount expected to be paid to or recovered from the tax authorities, using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions, where appropriate, on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognised for all temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements except when the deferred income tax arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and affects neither accounting nor taxable profit or loss at the time of the transaction.

A deferred income tax liability is recognised on temporary differences arising on investments in subsidiary corporations, except where the Company is able to control the timing of the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

A deferred income tax asset is recognised to the extent that it is probable that future taxable profit will be available against which the deductible temporary differences and tax losses can be utilised.

Deferred income tax is measured:

(iii)	at the tax rates that are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date; and

(iv)	based on the tax consequence that will follow from the manner in which the Company expects, at the balance sheet date, to recover or settle the carrying amounts of its assets and liabilities.

Current and deferred income taxes are recognised as income or expense in profit or loss.

F-87

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

2	Summary of significant accounting policies (cont.)

Provisions for other liabilities and charges

Provisions for other liabilities and charges are recognised when the Company has a present legal or constructive obligation as a result of past events, it is more likely than not that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated. Provisions are not recognised for future operating losses.

Other provisions are measured at the present value of the expenditure expected to be required to settle the obligation using a pre-tax discount rate that reflects the current market assessment of the time value of money and the risks specific to the obligation. The increase in the provision due to the passage of time is recognised in the statement of comprehensive income as finance expense.

Employee compensation

Employee benefits are recognised as an expense, unless the cost qualifies to be capitalised as an asset.

Defined benefit and defined contribution plans

The Company operates both defined benefit and defined contribution post-employment benefit plans.

Defined contribution plans are post-employment benefit plans under which the Company pays fixed contributions into separate entities such as the Central Provident Fund on a mandatory, contractual or voluntary basis. The Company has no further payment obligations once the contribution has been paid.

Defined benefit plans are post-employment benefit pension plans. The Company has a defined benefit gratuity scheme for the employees recruited in India. The liability recognised in the balance sheet in respect of a defined benefit pension plan is the present value of the defined benefit obligation at the balance sheet date less the fair value of plan assets, together with adjustments for unrecognised past-service costs. The defined benefit obligation is calculated annually by management using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using market yields of high quality corporate bonds that are denominated in the currency in which the benefits will be paid, and have tenures approximating to that of the related post-employment benefit obligations.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to equity in other comprehensive income in the period when they arise.

Past service costs are recognised immediately in profit or loss.

Performance shares

Benefits to employees including the directors are provided in the form of share-based payment transactions, whereby employees render services in exchange for shares or rights over shares (“equity-settled transactions”). The fair value of the employee services rendered is determined by reference to the fair value of the shares awarded or rights granted, excluding the impact of any non-market vesting conditions. These are fair valued based on the market price of the entity’s share on grant date. This fair value is charged to profit or loss over the vesting period of the share-based payment scheme, with the corresponding increase in equity. The value of the charge is adjusted in profit or loss over the remainder of the vesting period to reflect expected and actual quantities vested, with the corresponding adjustment made in equity.

Cancellations of grants of equity instruments during the vesting period (other than a grant cancelled by forfeiture when the vesting conditions are not satisfied) are accounted for as an acceleration of vesting, therefore any amount unrecognised that would otherwise have been charged is recognised immediately in profit or loss.

F-88

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

2	Summary of significant accounting policies (cont.)

Employees leave entitlement

Employee entitlements to annual leave are recognised when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the balance sheet date.

Currency translation

Functional and presentation currency

Items included in the financial statements of each entity in the Company are measured using the currency of the primary economic environment in which the entity operates (“functional currency”). The consolidated financial statements are presented in United States Dollar (US$), which is the Company’s functional currency.

Transactions and balances

Transactions in a currency other than the functional currency (“foreign currency”) are translated into the functional currency using the exchange rates at the dates of the transactions. Currency exchange differences resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at the closing rates at the balance sheet date are recognised in profit or loss. However, in the consolidated financial statements, currency translation differences arising from borrowings in foreign currencies and other currency instruments designated and qualifying as net investment hedges and net investment in foreign operations, are recognised in other comprehensive income and accumulated in the currency translation reserve.

When a foreign operation is disposed of or any loan forming part of the net investment of the foreign operation is repaid, a proportionate share of the accumulated currency translation differences is reclassified to profit or loss, as part of the gain or loss on disposal.

Foreign exchange gains and losses that relate to borrowings are presented in the income statement within “Finance expense”. All other foreign exchange gains and losses impacting profit or loss are presented in the income statement within “Other (losses)/gains”.

Non-monetary items measured at fair values in foreign currencies are translated using the exchange rates at the date when the fair values are determined.

Translation of Subsidiary entities’ financial statements

The results and financial position of all the subsidiary entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

(iv)	assets and liabilities are translated at the closing exchange rates at the reporting date;

(v)	income and expenses are translated at average exchange rates (unless the average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated using the exchange rates at the dates of the transactions); and

(vi)	all resulting currency translation differences are recognised in other comprehensive income and accumulated in currency translation reserve. These currency translation differences are reclassified to profit or loss disposal or partial disposal of the entity giving rise to such reserves.

F-89

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

2	Summary of significant accounting policies (cont.)

Cash and bank balances

For the purpose of presentation in the consolidated statement of cash flows, cash and bank balances include cash on hand, deposits with financial institutions which are subject to an insignificant risk of change in value.

Share capital

The Company has three classes of shares, ordinary, non-voting and preference shares. Except for voting rights, the non-voting shares rank pari passu with the ordinary shares. Together, these shares are classified as equity. Incremental costs directly attributable to the issuance of new ordinary shares are deducted against the share capital account.

The Company’s Series A preference shares shall not be redeemable are classified as equity, because they do not contain any obligations to deliver cash or other financial assets and do not require settlement in a variable number of the Company’s equity instruments.

Segment reporting

The Company has determined that it has one operating and one reportable segment based on the information reviewed by the Chief Executive Officer (the Copmany’s “Chief Operating Decision Maker” as defined in IFRS 8 — Operating Segments) in making decisions regarding the allocation of resources and to assess performance.

Earnings/(loss) per share

Basic earnings/(loss) per share is based on the weighted average number of common shares outstanding. Diluted earnings/(loss) per share is based on the weighted average number of common shares outstanding and all dilutive potential common shares outstanding.

3	Revenue from contracts with customers

(a)	Disaggregation of revenue from contracts with customers

The Company derives revenue from licensing of software, sale of right-to-use software and services fee.

	Over time	Point in time	Total
	US$	US$	US$
For the six months ended June 30, 2022
Perpetual License Revenue	136,678	772,433	909,111
Subscription Revenue	-	1,960,440	1,960,440
Service fee	-	890	890
	136,678	2,733,763	2,870,441
For the six months ended June 30, 2021
Perpetual License revenue	1,252,600	-	1,252,600
Service fee	-	143,127	143,127
	1,252,600	143,127	1,395,727

F-90

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

3	Revenue from contracts with customers (cont.)

(b)	Disaggregation of revenue by geography

	For the six months ended June 30,
	2022	2021
	US$	US$
Brazil	304,052	1,054,683
United Kingdom	-	27,225
India	388,389	313,819
Turkey	2,178,000	-
	2,870,441	1,395,727

(c)	Contract liabilities

The contract liabilities relate to consideration received/receivables from customer for the unsatisfied performance obligation in providing licensing of software for a period of one year. Revenue will be recognised when the licensing of software is rendered to the customers.

	June 20, 2022	December 31, 2021
	US$	US$
Contract liabilities:
- Licensing of software	598,618	1,301,495

Unsatisfied performance obligations
Aggregated amount of transaction price allocated to contracts that are partially or fully unsatisfied	598,618	1,301,495

Management expects that 100% of the transaction price allocated to the unsatisfied performance obligation as of 30 June 2022 and 31 December 2021 may be recognised as revenue during the next reporting period.

4	Other income

	For the six months ended June 30,
	2022	2021
	US$	US$
Government grants(1)	3,155	(1,784)
Interest income	6,170	-
Others	440	3,103
	9,765	1,319

(1)	Government grants pertain to Wage Credit Scheme, Special Employment Credit and Jobs Support Scheme.

The Company received Wage Credit Scheme from the government as support to manage rising labour cost.

The Special Employment Credit was introduced by government to support employers, and to raise the employability of older low-wage Singaporeans

The Jobs Support Scheme (“JSS”) was introduced to provide wage support to employers in Singapore to retain local employees during the period of economic uncertainty.

F-91

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

5	Other (losses)/gains

	For the six months ended June 30,
	2022	2021
	US$	US$
Penalties, late charges	(1,230)	-
Currency exchange (losses)/gains – net	(52,871)	(10,894)
	(54,101)	(10,894)

6	Employee compensation

Employee compensation for the six months ended June 30, 2022 and 2021 is included in other operating expenses.

	For the six months ended June 30,
	2022	2021
	US$	US$
Salaries and wages	925,640	647,658
Employer’s contribution to defined contribution plans	130,221	93,233
Share-based payment (Note 15(b))	112,610	51,467
	1,168,471	792,358

7	Earnings Per Share

Basic earnings per share

Basic earnings per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of common shares issued and outstanding during the period.

The following table provides the amounts used in the calculation of basic earnings per share for the six months ended June 30, 2022 and 2021:

	For six months ended June 30,
	2022	2021
Profit (loss) attributable to equity holders of the Company	620,070	(116,027)
Weighted average number of common shares for basic earnings per common share	22,692,669	22,608,608
Basic earnings per common share	$0.03	$(0.01)

Diluted earnings per share

For the six months ended June 30, 2022, the weighted average number of shares for diluted earnings per share was increased to take into consideration conversion of the preference shares and the theoretical effect of the potential common shares that would be issued for the Company’s employee share schemes. For the six months ended June 30, 2021 the weighted average number of shares for diluted earnings per share was not increased as the effect would have been anti-dilutive. See Note 14 “Share capital” for additional details related to the Company’s preference shares and the Company’s employee share schemes.

F-92

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

7	Earnings Per Share (cont.)

The following table provides the amounts used in the calculation of diluted earnings per share for the six months ended June 30, 2022 and 2021:

	For the six months ended June 30,
	2022	2021
Profit attributable to equity holders of the Company	620,070	(116,027)
Weighted average number of common shares for diluted earnings per common share	28,371,758	22,608,608
Diluted earnings per common share	$0.02	$(0.01)

8	Prepaids and other current assets

	June 30, 2022	December 31, 2021
	US$	US$
Other receivables	39,657	53,935
Deposits	16,315	45,080
Prepayments	115,510	197,795
	171,482	296,810

9	Investment in subsidiary corporations

The Company had the following subsidiary corporations as at 30 June 2022 and 31 December 2021:

Name	Principal activities	Country of business/ incorporation	Proportion of ordinary shares directly held by the Company		Proportion of ordinary shares held by non-controlling interests
			2022	2021	2022	2021
			%	%	%	%
Avanseus Technologies Pvt Ltd	Research and development and sales support activities	India	99.99	99.99	0.01	0.01

Avanseus Limited Liability Company	Development and marketing of data driven, context aware enterprise solutions	United States of America	100	100	-	-

Avanseus S.R.L	Dormant	Italy	100	100	-	-

F-93

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

10	Property, plant and equipment

	Computers	Office equipment	Networking equipment	ROU Assets – Vehicles	Total
	US$	US$	US$	US$	US$
June 30, 2022
Cost
Beginning of financial year	132,926	2,521	12,812	-	148,259
Addition	3,384	64	-	34,849	38,297
Currency translation differences	(3,734)	(147)	(753)	-	(4,634)
End of financial year	132,576	2,438	12,059	34,849	181,922

Accumulated depreciation
Beginning of financial year	59,860	2,079	9,615	-	71,554
Depreciation charge	14,101	103	445	-	14,649
Currency translation differences	(2,297)	(1,285)	(574)	-	(4,156)
End of financial year	71,664	897	9,486	-	82,047

Net book value
End of financial year	60,912	1,541	2,573	34,849	99,875

December 31, 2021
Cost
Beginning of financial year	48,430	2,477	11,500	-	62,407
Addition	86,017	86	1,505	-	87,608
Currency translation differences	(1,521)	(42)	(193)	-	(1,756)
End of financial year	132,926	2,521	12,812	-	148,259

Accumulated depreciation
Beginning of financial year	32,340	1,904	8,267	-	42,511
Depreciation charge	28,426	205	1,518	-	30,149
Currency translation differences	(906)	(30)	(170)	-	(1,106)
End of financial year	59,860	2,079	9,615	-	71,554

Net book value
End of financial year	73,066	442	3,197	-	76,705

F-94

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

11	Intangible assets

	June 30, 2022	December 31, 2021
Trademark	US$	US$
Carrying amount
Beginning of financial year	5,466	5,559
Additions	-	-
Currency translation differences	(225)	(93)
End of financial year	5,241	5,466

Accumulated amortisation
Beginning of financial year	2,211	1,983
Amortisation charges	132	263
Currency translation differences	(140)	(35)
End of financial year	2,203	2,211

Net book value
End of financial year	3,038	3,255

12	Trade and other payables

	June 30, 2022	December 31, 2021
	US$	US$
Trade payables	7,692	43,044

Lease obligation	34,849	-

Other payables
- Non-related parties	318,377	166,003
Accruals for operating expenses	60,307	210,516
	421,225	419,563

13	Post-employment benefits

The Company has a defined benefit gratuity scheme for its employees in India. This gratuity scheme provides for lump sum payment in accordance with the provisions of Payment of Gratuity Act, 1972 to vested employees at retirement or death while in employment or on termination of employment of an amount equivalent to 15 days basic salary payable for each completed year of service or part thereof in excess of six months subject to a limit of INR1,000,000 (equivalent to US$15,668). Vesting occurs upon completion of 5 years of continuous service.

	June 30, 2022	December 31, 2021
	US$	US$
Obligation recognised in balance sheet for:
Defined pension benefits
Beginning of the financial year	109,431	105,901
Benefits paid	(399)	(7,326)
Expenses charged to profit or loss	-	9,820
Currency translation differences	(6,432)	1,036
End of the financial year	102,600	109,431

Present value of unfunded obligation/liability recognised in the balance sheet	102,600	109,431

F-95

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

14	Share capital

(b)	Share issued

	Preference Shares	Ordinary Shares	Non-Voting Shares	Total	Preference Shares	Ordinary Shares	Non-Voting Shares	Total
		Number of Shares			US$	US$	US$	US$
2022
Beginning of financial year	2,414,600	14,365,006	8,299,000	25,078,606	2,433,342	3,092,989	1,606,991	7,133,322
Issuance of ordinary shares	-	1,729,323	-	1,729,323	-	2,108,000	-	2,108,000
June 30, 2022	2,414,600	16,094,329	8,299,000	26,807,929	2,433,342	5,200,989	1,606,991	9,241,322

2021
Beginning of financial year	2,414,600	14,365,006	8,163,500	24,943,106	2,433,342	3,092,989	1,471,491	6,997,822
Share-based payment to advisors and directors	-	-	135,500	135,500	-	-	135,500	135,500
End of financial year	2,414,600	14,365,006	8,299,000	25,078,606	2,433,342	3,092,989	1,606,991	7,133,322

All issued ordinary shares and non-voting shares are fully paid. There is no par value for these shares.

Fully paid ordinary shares carry one vote per share and carry a right to dividends as and when declared by the Company.

FY2022

In December 2021, the Company signed a warrant agreement with a customer. The agreement determines the number of warrants and provides that the warrants become exercisable in three tranches provided that the exercise conditions for each tranche are met (see details in the table below). On 27 June 2022, the conditions for Tranche 1 were met and the customer exercised all such warrants for an aggregate cash payment of $2,108,000 to purchase 1,729,323 ordinary shares thereunder. The conditions for the Tranche 2 and Tranche 3 warrants have not been met and as a result the number of warrants outstanding and exercisable at June 30, 2022 for those tranches was zero.

	Tranche 1	Tranche 2	Tranche 3
Exercise Period	Subject to the “Exercise Conditions set forth below,” from 17 December 2021 through 30 September 2022. Any Tranche 1 warrants not exercised by 30 September 2022 expire.

Subject to the “Exercise Conditions set forth below,” from 17 December 2021 through 31 December 2023, in three sub-tranches as further described below. Any Tranche 2 warrants not exercised by 31 December 2023 expire.

Subject to the “Exercise Conditions set forth below,” from 17 December 2021 through 30 June 2024, in three sub-tranches as described below. Any Tranche 3 warrants not exercised by 30 June 2024 expire.

Exercise Price	US$1.33 or, if the Company completed a Series B fundraising round, 77.5% of the subscription price per share (the “Discounted Series B Price”) in such offering (the “Tranche 1 Exercise Price”).	The Discounted Series B Price.	Other than as set forth under “Exercise Conditions” below, the Discounted Series B Price.

F-96

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

14	Share capital (cont.)

	Tranche 1	Tranche 2	Tranche 3
Maximum number of Shares Underlying the Warrants	The number of shares not exceeding an aggregate exercise price of €2.0 million. [Alternative: The number of shares equal to the Tranche 1 Exercise Price divided by €2.0 million.]	On an aggregate basis, the number of shares not exceeding an aggregate exercise price of €2.0 million. For each sub-tranche, the number of shares not exceeding an aggregate exercise price equal to one-third of €2.0 million.	On an aggregate basis, the number of shares with an aggregate exercise price not exceeding 25% of the Actual Tranche 3 Purchase Order Revenue (as defined below), provided that the maximum number of shares purchased upon the exercise of the Tranche 3 warrants shall not result in the aggregate purchase price exceeding US$2.7 million. For each of sub-tranches 1 and 2, such number of shares not exceeding an aggregate exercise price equal to 37.5% of the maximum aggregate exercise price of the Tranche 3 warrants, and for sub-tranche 3, such number of shares not exceeding 25.0% of the maximum aggregate exercise price of the Tranche 3 warrants.

Exercise Conditions

Exercisable upon the Company’s receipt of at least €2.0 million in revenue (exclusive of any applicable goods and service tax) in cash from the warrant holder (“Holder Purchase Order Revenue”) by (i) 31 March 2022 or (ii) in the event of a Series B fundraising round by the Company, 30 September 2022.

If the Company has completed a Series B fundraising round but not a Series C fundraising round and no Liquidity Event, as set forth below, has occurred, each sub-tranche becomes exercisable as follows:

(i) first sub-tranche: upon the Company’s receipt of an additional (i.e. above the €2.0 million Holder Purchase Order Revenue that triggers the exercisability of the Tranche 1 warrants) €2.0 million Holder Purchase Order Revenue; (ii) second sub-tranche: upon the Company’s receipt of an additional €4.0 million Holder Purchase Order Revenue; and (ii) third sub-tranche:

If there has not been a Liquidity Event and the Company has completed a Series B fundraising round, each sub-tranche becomes exercisable as follows:

(i) first sub-tranche: upon the Company’s receipt of US$3.0 million in revenue (exclusive of any applicable goods and service tax) as a result of purchase orders from customers (other than the warrant holder) procured by the warrant holder (“Customer Purchase Order Revenue”); (ii) second sub-tranche: upon the Company’s receipt of US$6.0 million Customer Purchase Order Revenue; and (iii) third sub-tranche: upon the Company’s receipt of US$8.0 million

F-97

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

14	Share capital (cont.)

Tranche 1	Tranche 2	Tranche 3

upon the Company’s receipt of an additional €6.0 million Holder Purchase Order Revenue. If a Liquidity Event has occurred (as determined by the Company) or the Company determines to do a Series C fundraising round and the Company has received less than an additional €6.0 million Holder Purchase Order Revenue, the Company must notify the warrant holder in writing and specify a deadline (being not less than 45 days from the date of such notice) by which the warrant holder may exercise such proportion of the Tranche 2 warrants for such number of shares calculated as follows:

A=((additional Holder Purchase order Revenue received divided by €6.0 million) multiplied by the maximum number of shares for which the tranche or sub-tranche is exercisable)−B.

Where “A” equals the number of shares to be issued pursuant to the exercise of the warrants and “B” equals the number of shares already issued pursuant to any exercise of the Tranche 2 warrants.

Customer Purchase Order Revenue (such aggregate Customer Purchase Order Revenue received by the Company the “Actual Tranche 3 Purchase Order Revenue”). If the Company determines it will have a Series C fundraising round or that a Liquidity Event has occurred and the Company has received less than US$10.8 million in Customer Purchase Order Revenue, the Company must notify the warrant holder in writing and specify a deadline (being not less than 45 days from the date of such notice) by which the warrant holder may exercise such proportion of Tranche 3 warrants for such number of shares calculated as follows, provided that the exercise price shall be equal to 77.5% of the per-share subscription price in the Company’s most recent fundraising round:

A=((Tranche 3 Customer Purchase order received divided by US$10.8 million) multiplied by the maximum number of shares for which the tranche or sub-tranche is exercisable)−B.

Where “A” equals the number of shares to be issued pursuant to the exercise of the Tranche 3 warrants and “B” equals the number of shares already issued pursuant to any exercise of the Tranche 3 warrants.

F-98

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

14	Share capital (cont.)

Tranche 1	Tranche 2	Tranche 3

If the Company determines that there will be a Liquidity Event and Actual Tranche 3 Purchase Order Revenue is at least US$7.2 million but less than US$10.8 million, then: (i) the Company must notify the warrant holder in writing and grant the warrant holder the option to exercise the relevant portion of the unexercised warrants by paying the Company the aggregate exercise price referred to in the following clause (ii) by such date (being not less than 45 days from the date of such notice) as the Company sets forth in writing; and

(ii) the unexercised warrants shall be exercisable for a number of shares at an exercise price per share equal to 77.5% of the per-share subscription price in the Company’s most recent fundraising round, provided that the total number of shares purchased pursuant to Tranche 3 shall together not result in an aggregate exercise price exceeding US$2.7 million.

In each case, provided that the per-share exercise price may not be less than US$1.206 without the prior written approval of the lead investor.

A “Liquidity Event” means any of the following:

a)	a sale, lease, transfer, exclusive license (without retaining any rights other than the right to license fees) or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all of the assets of the Company, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company;

b)	an acquisition, whether by merger, amalgamation, restructuring, reconstruction, consolidation or other reorganisation, in which: (i) the Company is a constituent party; (ii) a subsidiary of the Company is a constituent party and the Company issues shares in the capital of the Company pursuant to such transaction, and shareholders of the Company immediately prior to such transaction will, immediately after such transaction, hold less than 50% of the voting shares in the capital of the surviving or resulting corporation; or (iii) a sale, in a single transaction or series of related transactions, of 50% or more of the voting shares in the capital of the Company; or

c)	the Company entering into a listing agreement with Singapore Exchange Securities Trading Limited or other national stock exchange of similar or better standing.

F-99

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

14	Share capital (cont.)

FY2021

(v)	On 15 March 2021, the Company has allotted 135,500 non-voting shares valued at US$135,500 to its advisors and employees.

(g)	Pioneer Share Grant Award March 2016

The Company has implemented the “Pioneer Share Grant Award March 2016” (“PSGA”) approved by its members at an Extraordinary General Meeting (“EGM”) on 15 October 2015 for the purpose of setting aside up to 15% of its equity for its employees, non-executive directors and/or advisors.

Arising from this, the first tranche of PSGA for non-executive directors, advisors and employees of the Company who joined before 31 March 2016 was approved. The PSGA is designed to provide an opportunity for employees, non-executive directors and/or advisors to participate in the equity of the Company so as to motivate them to greater dedication, loyalty and higher standards of performance and to give recognition to those who have contributed to the success and development of the Company.

The PSGA is administered by the directors of the Company which comprise Bhargab Mitra and Giuseppe Donagemma.

The Company may deliver shares pursuant to awards granted under the PSGA by way of:-

(i)	issuance of new shares; and/ or

(ii)	delivery of existing shares purchased from the market or shares held in treasury.

During the financial year ended 31 December 2021, the Company awards share grant of 135,500 of non-voting shares (2020: 45,000 of non-voting shares) to its advisors, director and employees valued at US$135,500 (2020: US$45,000) as payment for their professional services with reference to the fair value of the services rendered and shares issued in the most recent share transaction. Under this share grant, the shares are to be vested over a period of 2-4 years and some are to be vested based on the performance as stated.

(h)	Employee Share Scheme Grant 2

The Company has implemented the second scheme of employee share scheme under Employee Share Scheme Grant 2 (“ESS Grant 2”) for Non-Voting Shares and the ESS Grant 2 shall be applicable to eligible employees and all such persons as may be decided and approved by the Board with a vesting period of 3 years commencing on 1 April 2020.

The ESS Grant 2 was being introduced as another form of compensation for the employees and given at no cost to employees. These provides the employees with a stake in the Company and as a recognition for their contributions to the Company.

(i)	Pioneer Shares Grant Award 2016 and Employee Share Scheme 2

During the financial year ended 31 December 2021, these fair values were calculated using the Black-Scholes-Merton option pricing model. The fair value of share option granted in 2021 was estimated to be US$1,430,480.

During the financial year ended 30 June 2022, these fair values were calculated using the Black-Scholes-Merton option pricing model. The fair value of share option granted in 2022 was estimated to be US$445,110.

F-100

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

14	Share capital (cont.)

The input into the option pricing model for the respective shares option granted are as follows:

	June 30, 2022	December 31, 2021
Share price	US$0.401	US$0.401
Expected volatility	40.35%	40.35%
Expected life	5 years	5 years
Risk free rates	0.765%	0.765%

Expected volatility was determined by the average of the Information Technologies (“IT”) sector covering internet, software and applications. The expected life used in the model is based on the management representation’s estimation based on the Initial Public Offering in 5 years time in the year of 2026.

(j)	Pioneer Share Grant Award March 2016 and Employee Share Scheme Grant 2

Details of the shares awarded to employees, non-executive directors and/or advisors of the Company pursuant to the PSGA and ESS Grant 2 were as follows:

Categories	Date of grant	At 31.12.2021	No. of shares awarded during the financial year	No. of shares forfeited during the financial year	Vested during the financial year	At 30.06.2022	Vesting periods	Exercisable as of 6/30/2022	Exercise Price (US$)
Director of the Company

Giuseppe Donagemma	01.02.2016	185,000	-	-	-	185,000	01.02.2016 to 31.01.2020**		1.00

Advisors of the Company

Advisors	24.02.2017	-	-	-	-	-	24.02.2017 to 23.02.2019**		1.00
	01.12.2017	7,500	-	-	(7,500)	-	01.12.2017 to 30.11.2019**		1.00
	01.02.2018	12,500	-	-	(12,500)	-	01.02.2018 to 31.01.2020**		1.00
	23.02.2018	12,500	-	-	(12,500)	-	23.02.2018 to 22.02.2020**		1.00
	24.09.2018	-	-	-	-	-	24.09.2018 to 23.09.2019**		1.00
	24.02.2019	37,500	-	-	(37,500)	-	24.02.2019 to 23.02.2021**		1.00
	07.03.2019	37,500	-	-	(37,500)	-	07.03.2019 to 06.03.2021**		1.00
	23.02.2020	25,000	-	-	(25,000)	-	23.02.2020 to 22.02.2023		0.401
	01.02.2021	60,000	-	-	-	60,000	01.02.2021 to 31.01.2024	30,000	0.401
	07.03.2021	25,000	-	-	-	25,000	07.03.2021 to 06.03.2024	12,500	0.401
	01.07.2021	50,000	-	-	-	50,000	01.07.2021 to 30.06.2024	25,000	0.401
	01.08.2021	30,000	-	-	-	30,000	01.08.2021 to 31.12.2021**	30,000	0.401
	20.01.2022	-	50,000	-	-	50,000	20.01.2022 to 20.01.2023		0.401

F-101

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

14	Share capital (cont.)

Categories	Date of grant	At 31.12.2021	No. of shares awarded during the financial year	No. of shares forfeited during the financial year	Vested during the financial year	At 30.06.2022	Vesting periods	Exercisable as of 6/30/2022	Exercise Price (US$)
Employees of the Company

Employees	01.04.2016	188,500	-	-	-	188,500	01.04.2016 to 31.03.2019**	188,500	1.00
	10.06.2016	110,000	-	-	-	110,000	10.06.2016 to 09.06.2019**	110,000	1.00
	02.01.2017	180,000	-	-	-	180,000	02.01.2017 to 01.01.2020**	180,000	1.00
	01.04.2017	50,000	-	-	-	50,000	01.04.2017 to 31.03.2020**	50,000	1.00
	02.10.2017	3,000	-	-	-	3,000	02.10.2017 to 01.10.2020**		1.00
	12.12.2017	18,462	-	-	-	18,462	15.05.2017 to 31.12.2017**	18,462	1.00
	01.05.2019	50,000	-	-	-	50,000	01.05.2019 to 30.04.2022	50,000	1.00
	01.10.2019	75,000	-	-	-	75,000	01.10.2019 to 30.09.2022	50,000	1.00
	01.06.2020	20,000	-	-	-	20,000	01.06.2020 to 31.05.2023	6,500	0.005
	01.04.2020	264,000	-	(39,497)	-	224,503	01.04.2020 to 31.03.2023	154,836	0.005
	01.04.2020	8,000	-	-	-	8,000	01.04.2020 to 31.03.2023	5,33	0.005
	02.01.2021	330,000	-	-	-	330,000	02.01.2021 to 01.01.2024	110,000	0.005
	15.02.2021	30,000	-	-	-	30,000	15.02.2021 to 14.02.2024	3,333	0.401
	01.10.2021	30,000	-	-	-	30,000	01.10.2021 to 30.09.2024	10,000	0.401
	16.11.2021	600,000	-	-	-	600,000	Various vesting periods*		0.401
	01.03.2022	-	110,000	-	-	110,000	Various vesting periods*		0.401
	02.05.2022	-	150,000	-	-	150,000	Various vesting periods*		0.401
	16.05.2022	-	180,000	-	-	180,000	Various vesting periods*		0.401
		2,439,462	49,000	(39,497)	(135,500)	2,754,365		1,034,465

*	Vesting period is based on the performance basis that was being performed.
**	Approval granted to extend the vesting period.

F-102

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

15	Other reserves

		June 30, 2022	December 31, 2021
		US$	US$
(a)	Composition:
	Share-based payment reserve	1,595,382	1,482,772
	Currency translation reserve	(10,890)	21,031
		1,584,492	1,503,803

(b)	Movements:
	(i) Share-based payment reserve
	Beginning of financial year	1,482,772	1,487,701
	- Employee share scheme	112,610	130,571
	- Shares issued during the financial year (Note 16(a))	-	(135,500)
	End of financial year	1,595,382	1,482,772

	(ii) Currency translation reserve
	Beginning of financial year	21,031	21,902
	Net currency translation differences of financial statements of foreign subsidiary corporations	(31,921)	(871)
	End of financial year	(10,890)	21,031

16	Financial risk management

Financial risk factors

The Company’s activities expose it to market risk (including currency risk, price risk and interest rate risk), credit risk, liquidity risk and capital risk. The Company’s overall risk management strategy seeks to minimise any adverse effects from the unpredictability of financial markets on the Company’s financial performance. It is, and has been throughout the financial year, the Company’s policy that no trading in derivative financial instruments shall be undertaken.

The Board of Directors is responsible for setting the objectives and underlying principles of financial risk management for the Company. This includes establishing detailed policies such as authority levels, oversight responsibilities, risk identification and measurement and exposure limits.

(a)	Market risk

(i)	Currency risk

Currency risk arises within entities in the Company when transactions are denominated in foreign currencies such as United States Dollar (“USD”), Singapore Dollar (“SGD”) and Indian Rupee (“INR”).

F-103

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

16	Financial risk management (cont.)

The Company’s currency exposure based on the information provided to key management is as follows:

	USD	SGD	INR	EUR	Total
	US$	US$	US$	US$	US$
June 30, 2022
Financial assets
Cash and bank balances	5,162,595	143,127	421,361	164,946	5,892,029
Trade and other receivables	332,500	-	-	-	332,500
	5,495,095	143,127	421,361	164,946	6,224,529
Financial liabilities
Trade and other payables	172,838	-	73,057	175,330	421,225

Net financial assets	5,322,257	143,127	348,304	(10,384)	5,803,304

Less: financial assets denominated in respective entities’ functional currencies	5,322,257	-	348,304	(10,384)	5,660,177

Net currency exposure of financial liabilities net of those denominated in the respective entities’ functional currencies	-	143,127	-	-	143,127

December 31, 2021
Financial assets
Cash and bank balances	2,007,979	990,578	349,210	60,941	3,408,708
Trade and other receivables	629,050	-	-	-	629,050
	2,637,029	990,578	349,210	60,941	4,037,758
Financial liabilities
Trade and other payables	206,661	-	131,680	81,222	419,563

Net financial assets/(liabilities)	2,430,368	990,578	217,530	(20,281)	3,618,195

Less: financial assets/(liabilities) denominated in respective entities’ functional currencies	2,430,368	-	217,530	(20,281)	2,627,617

Net currency exposure of financial liabilities net of those denominated in the respective entities’ functional currencies	-	990,578	-	-	990,578

F-104

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

16	Financial risk management (cont.)

If the SGD changed against the USD by 5% (2021: 2%), with all other variables including tax rate is being held constant, the effects arising from the net financial liabilities/assets position will be as follows:

Increase/ (decrease)
US$
June 30, 2022
SGD against USD
- strengthened	7,156
- weakened	(7,156)

December 31, 2021
SGD against USD
- strengthened	19,812
- weakened	(19,812)

(i)	Price risk

The Company do not have exposure to equity price risk as it does not hold equity financial assets.

(ii)	Cash flow and fair value interest rate risk

Cash flow interest rate risk is the risk that the future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Fair value interest rate risk is the risk that the fair value of a financial instrument will fluctuate due to changes in market interest rates. As the Company has no significant interest-bearing assets and liabilities, the Company’s income is substantially independent of changes in market interest rates.

(b)	Credit risk

Credit risk refers to the risk that counterparty will default on its contractual obligations resulting in financial loss to the Company. The Company adopts the policy of dealing only with customers of appropriate history and market reputation, and obtaining sufficient security where appropriate to mitigate credit risk.

Credit exposure to an individual customer is restricted by the credit limit approved by the management. Customers’ payment profile and credit exposure are continuously monitored by the management.

As the Company does not hold any collateral, the maximum exposure to credit risk for each class of financial instruments is the carrying amount of that class of financial instruments presented on the balance sheet. As at 30 June 2022, the Company’s trade receivable comprise of 1 debtor that represented 100% of trade receivables. As at 31 December 2021, the Company’s trade receivable comprise of 1 debtor that represented 99% of trade receivables.

Trade receivables

The Company uses a provision matrix to measure the lifetime expected credit loss (“ECL”) allowance for trade receivables.

In measuring the expected credit losses, trade receivables are grouped based on their shared credit risk characteristics and days past due.

F-105

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

16	Financial risk management (cont.)

In calculating the expected credit loss rates, the Company considers historical loss rates for each category of customers and adjust to reflect current and forward-looking information affecting the ability of the customers to settle the receivables.

Trade receivables are written off when there is no reasonable expectation of recovery, such as a debtor failing to engage in a repayment plan with the Company. The Company categorises trade receivable for potential write-off when the counterparty fails to make contractual payment more than 180 days past due which are derived based on the Company’s historical information. Where receivables are written-off, the Company continues to engage in enforcement activity to attempt to recover the receivables due. Where recoveries are made, these are recognised in profit or loss.

During the six months ended 30 June 2022 and 2021, no loss allowances have been recognised.

Other financial assets, at amortised cost

The Company’s other financial assets recognised at amortised cost mainly comprised of cash and cash equivalents, non-trade receivables and deposits. These other financial assets are subject to immaterial credit loss.

In determining the ECL, management has taken into account the historical default experience and the financial position of the counterparties, adjusted for factors that are specific to these receivables in estimating the probability of default of each of these other financial assets.

For the purpose of impairment assessment, loss allowance is generally measured at an amount equal to 12-month ECL as there is low risk of default and strong capability to meet contractual cash flows. When the credit quality deteriorates and the resulting credit risk of other financial assets increase significantly since its initial recognition, the 12-month ECL would be replaced by lifetime ECL.

Other financial assets are written-off when there is no reasonable expectation of recovery. Indicators that there is no reasonable expectation of recovery include, amongst others, the failure of other receivables to engage in a repayment plan with the Company, and a failure to make contractual payments.

No allowance against other financial assets, at amortised cost is recognised as management believes that the amounts are collectible, based on historical payment behaviour and credit-worthiness of these receivables.

(h)	Liquidity risk

Prudent liquidity risk management includes maintaining sufficient cash and the availability of funding through an adequate amount of committed credit facilities. At the balance sheet date, assets held by the Company for managing liquidity risk included cash and bank balances.

Management monitors its liquidity risk and maintains a level of cash and bank balances deemed adequate by management to finance the Company’s operations and to mitigate the effects of fluctuation in cash flows.

The table below analyses non-derivatives financial liabilities of the Company into relevant maturity groupings based on remaining period from the balance sheet date to the contractual maturity date. The amount disclosed in the table are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying amounts as the impact of discounting is not significant.

F-106

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

16	Financial risk management (cont.)

	Less than 1 year	Between 1 and 2 years	Total
	US$	US$	US$
As at 30 June 2022
Trade and other payables	421,225	-	421,225

As at 31 December 2021
Trade and other payables	419,563	-	419,563

(i)	Capital risk

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern and to maintain an optimal capital structure so as to maximise shareholder value. In order to maintain or achieve an optimal capital structure, the Company may adjust the amount of dividend payment, return capital to shareholders, issue new shares, buy back issued shares, obtain new borrowings or sell assets to reduce borrowings.

Management reviews its capital structure at least annually to ensure that the Company will be able to continue as going concern.

The Company are not subject to any externally imposed capital requirements as of 30 June 2022 and 31 December 2021.

(j)	Fair value measurements

The carrying amounts of receivables and payables are assumed to approximate their fair values.

(k)	Financial instruments by category

The carrying amounts of the different categories of financial instruments is as follows:

	June 30, 2022	December 31, 2021
	US$	US$
Financial assets, at amortised cost	6,224,529	4,037,758
Financial liabilities at amortised cost	421,225	419,563

17	Related party transactions

No transactions took place between the Company and related parties other than those disclosed elsewhere in the financial statements.

Key management personnel compensation is as follows:

	For the six months ended June 30,
	2022	2021
	US$	US$
Salaries and wages	424,749	268,341
Employer’s contribution to defined contribution plans	62,339	28,267
Share-based payment	34,555	72,149
	521,643	368,757

F-107

Avanseus Holdings Pte. Ltd.

Notes to the Condensed Consolidated Financial Statements

for the six months ended June 30, 2022

18	Events occurring after balance sheet date

On August 26, 2022, FAT entered into a Business Combination Agreement with the Company (as may be amended and/or restated from time to time, the “Business Combination Agreement”). The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of FAT and the Company, subject to the approval of FAT shareholders and save for the Subscription Agreements which will be entered into upon completion of separate transactions entered into by FAT and Pipe Investors, but which in any event are agreed to occur prior to closing under the Business Combination Agreement.

The Business Combination Agreement provides for a series of transactions, pursuant to which, among other things, the Company’s shareholders will exchange all of their outstanding Avanseus shares in consideration for newly issued FAT Class A Ordinary Shares, subject to the conditions set forth in the Business Combination Agreement, with the Company thereby becoming a wholly owned subsidiary of FAT. In connection with the Business Combination, FAT will change its corporate name to “Avanseus Holdings Corporation” (“New Avanseus”).

The Business Combination is expected to close in the first quarter of 2023, following the receipt of the required approval by FAT’s shareholders and the fulfillment of other customary closing conditions.

F-108

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

FAT PROJECTS ACQUISITION CORP

and

AVANSEUS HOLDINGS PTE. LTD.

dated as of August 26, 2022

A-i

A-ii

A-iii

Page
Section 13.14.	Severability	A-62
Section 13.15.	Jurisdiction; Waiver of Jury Trial	A-62
Section 13.16.	Enforcement	A-62
Section 13.17.	Non-Recourse	A-63
Section 13.18.	Non-Survival of Representations, Warranties and Covenants	A-63
Section 13.19.	Conflicts and Privilege	A-63

Exhibits

Exhibit A	Form of Share Exchange Agreement

Exhibit B	Acquiror Amended & Restated Charter

Exhibit C	Company Holders Support Agreement

Exhibit D	Sponsor Support Agreement

Exhibit E	Registration Rights Agreement

Exhibit F	Form of Unvested Restricted Share Amendment

Exhibit G	New Crystal Technology Services Warrant Agreement

Exhibit H	Form of Incentive Equity Plan

Exhibit I	Form of Restrictive Covenant Agreement

A-iv

INDEX OF DEFINED TERMS

$	Section 1.1
Acquiror	Section 1.1, Preamble
Acquiror Acquisition Proposal	Section 1.1
Acquiror A&R Charter	Section 3.1
Acquiror Board	Section 10.2(b)(iii)
Acquiror Board Recommendation	Section 10.2(b)(iii)
Acquiror Class A Ordinary Shares	Section 1.1
Acquiror Class B Ordinary Shares	Section 1.1
Acquiror Cure Period	Section 12.1(g)
Acquiror Disclosure Letter	Article VI
Acquiror Financial Statements	Section 6.6(c)
Acquiror Fundamental Representations	Section 1.1
Acquiror Indemnified Parties	Section 10.9(a)
Acquiror Ordinary Shares	Section 1.1
Acquiror SEC Filings	Section 6.5
Acquiror Share Redemption	Section 1.1
Acquiror Shareholder Approval	Section 1.1
Acquiror Shareholders	Section 1.1
Acquiror Shareholders’ Meeting	Section 10.2(b)(i)
Acquiror Shares	Section 6.12(a)
Acquiror Transaction Expenses	Section 1.1
Acquiror Warrants	Section 1.1
ACRA	Section 1.1
Action	Section 1.1
Affiliate	Section 1.1
Aggregate Exchange Consideration	Section 1.1
Agreement	Preamble
Agreement End Date	Section 12.1(e)
AICPA	Section 1.1
Alternative Proposal	Section 1.1
Amended Restricted Share Award	Section 4.1(b)
Anti-Bribery Laws	Section 1.1
Anticorruption Laws	Section 5.25(a)
Anti-Money Laundering Laws	Section 1.1
Assignment, Assumption and Amendment Agreement	Recitals
Audited Financial Statements	Section 5.9(a)
Avanseus Group	Section 13.19(b)
Business Combination	Section 1.1
Business Day	Section 1.1
Cayman Companies Act	Section 1.1
Cayman Registrar	Section 1.1
Closing	Section 3.4(a)
Closing Date	Section 3.4(a)
Code	Section 1.1
Company	Preamble
Company Benefit Plan	Section 1.1
Company Cure Period	Section 12.1(e)
Company Disclosure Letter	Article V
Company Fundamental Representations	Section 1.1
Company H1 Financial Statements	Section 8.3(c)

A-v

Company Holders Support Agreement	Recitals
Company Incentive Plans	Section 1.1
Company Indemnified Parties	Section 10.9(a)
Company Material Adverse Effect	Section 1.1
Company Non-Voting Shares	Section 1.1
Company Ordinary Shares	Section 1.1
Company Preference Shares	Section 1.1
Company Registered Intellectual Property	Section 5.21(a)
Company Related Party	Section 1.1
Company Shareholders	Section 1.1
Company Shares	Section 1.1
Company Transaction Expenses	Section 1.1
Confidentiality Agreement	Section 1.1
Contracts	Section 1.1
Copyleft License	Section 1.1
COVID-19	Section 1.1
COVID-19 Measures	Section 1.1
D&O Indemnified Parties	Section 10.9(a)
Disclosure Letter	Section 1.1
Dollars	Section 1.1
DTC	Section 1.1
Effective Time	Section 3.4(b)
Eng and Co.	Section 13.19(b)
Environmental Laws	Section 1.1
Equity Securities	Section 1.1
Events	Section 1.1
Exchange	Section 3.2
Exchange Act	Section 1.1
Exchange Agent	Section 4.2(a)
Exchange Consideration	Section 4.1(a)
Exchange Objection	Section 10.4(d)
Exchange Ratio	Section 4.1(a)
Fat Projects Group	Section 13.19(a)
Financial Statements	Section 5.9(a)
GAAP	Section 1.1
Governing Documents	Section 1.1
Government Official	Section 1.1
Governmental Authority	Section 1.1
Governmental Authorization	Section 5.5
Governmental Order	Section 1.1
Hazardous Material	Section 1.1
IFRS	Section 1.1
Incentive Equity Plan	Section 9.8(a)
Indebtedness	Section 1.1
Intellectual Property	Section 1.1
Intended Tax Treatment	Recitals
Interim Period	Section 8.1
International Trade Laws	Section 1.1
Investment Company Act	Section 1.1
IPO	Section 13.1
IRS	Section 1.1

A-vi

JOBS Act	Section 1.1
Key Executive	Section 1.1
Law	Section 1.1
Leased Real Property	Section 1.1
Legal Proceedings	Section 5.11
Letter of Transmittal	Section 4.2(b)
Licenses	Section 1.1
Lien	Section 1.1
Material In-Licenses	Section 5.13(a)(xi)
Nasdaq	Section 3.5(a)(ii)
Nelson Mullins	Section 13.19(a)
New Crystal Technology Warrant Agreement	Section 1.1
Non-Recourse Parties	Section 13.17(b)
Old Crystal Technology Warrant Agreement	Section 1.1
Open Source License	Section 1.1
Open Source Materials	Section 1.1
PCAOB	Section 1.1
Permitted Liens	Section 1.1
Person	Section 1.1
PIPE Investment	Recitals
PIPE Investors	Recitals
Pool Investors	Section 9.12
Pool Offering	Section 9.12
Pool Securities	Section 9.12
Pool Shares	Section 9.12
Pool Subscription Documents	Section 9.12
Pro Rata Share	Section 1.1
Prospectus	Section 13.1
Proxy/Registration Statement	Section 10.2(a)(i)
Public Shareholders	Section 13.1
Q1 Financial Statements	Section 5.9(a)
Real Property Leases	Section 5.20(b)
Registration Rights Agreement	Recitals
Regulation S-X	Section 1.1
Regulatory Approvals	Section 10.1(a)
Related Party Agreements	Section 5.13(a)(vi)
Released Claims	Section 13.1
Representatives	Section 1.1
Requisite Company Shareholders	Section 1.1
restraint	Section 11.1(f)
Restricted Person	Section 1.1
Restricted Share Award	Section 1.1
Restrictive Covenant Agreement	Section 1.1
Sanctioned Jurisdiction	Section 1.1
Sanctioned Person	Section 1.1
Sanctions	Section 1.1
Sarbanes-Oxley Act	Section 1.1
SEC	Section 1.1
Securities Act	Section 1.1
Singapore	Section 1.1
Singapore Companies Act	Recitals

A-vii

Share Exchange Agreement	Section 1.1
Sponsor	Section 1.1
Sponsor Support Agreement	Recitals
Subscription Agreements	Recitals
Subsidiary	Section 1.1
Tax Return	Section 1.1
Taxes	Section 1.1
Terminating Acquiror Breach	Section 12.1(g)
Terminating Company Breach	Section 12.1(e)
Top Vendors	Section 5.28(a)
Transaction Document	Section 1.1
Transaction Proposals	Section 10.2(a)(i)
Transactions	Section 1.1
Transfer Taxes	Section 10.5
Treasury Regulations	Section 1.1
Trust Account	Section 13.1
Trust Agreement	Section 6.8
Trustee	Section 6.8
Units	Section 6.12(a)
Unvested Grant Share	Section 4.1(b)
Unvested Restricted Share Amendment	Section 4.1(b)
U.S. Benefit Plan	Section 1.1
Working Capital Loans	Section 1.1

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of August 26, 2022 (this “Agreement”), is made and entered into by and among Fat Projects Acquisition Corp, a Cayman Islands exempted company limited by shares, with company registration number 374480 (“Acquiror”) and Avanseus Holdings Pte. Ltd., a Singapore private company limited by shares, with company registration number 201526265R (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, the parties hereto desire and intend to effect a business combination transaction whereby upon the terms and subject to the conditions of this Agreement, in accordance with Section 126 of the Companies Act 1967 of Singapore (the “Singapore Companies Act”), as soon as practicable following the Effective Time (as defined below) and pursuant to or in connection with the Exchange, (i) each Company Share (as defined below) issued and outstanding immediately prior to the Effective Time (as defined below) shall be transferred to the Acquiror in exchange for the right of each Company Shareholder to receive, such number of newly issued Acquiror Shares as determined in accordance with this Agreement, (ii) each Restricted Share Award (as defined below) outstanding as of immediately prior to the Effective Time shall be amended so that the Acquiror replaces the Company as the grantor of unvested Company Shares and the grantee is entitled to receive a number of restricted Acquiror Class A Ordinary Shares instead of Company Shares as determined in accordance with this Agreement, (iii) the Old Crystal Technology Services Warrant will be terminated and the Acquiror will issue to Crystal Technology Services Pte. Ltd. the New Crystal Technology Services Warrant attached hereto as Exhibit G (defined below);

WHEREAS, each of the parties hereto acknowledges that the Exchange has not been structured to constitute a tax-free transaction under any applicable Law (the “Intended Tax Treatment”);

WHEREAS, the board of directors of Acquiror has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders;

WHEREAS, the board of directors of the Company has (i) determined that it is advisable for the Company to enter into this Agreement and the documents contemplated hereby and (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the business combination contemplated under this Agreement and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding Acquiror Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, effective upon the execution and delivery of this Agreement, the Requisite Company Shareholders (as defined below) have each executed and delivered to Acquiror the Company Holders Support Agreement in the form attached hereto as Exhibit C (the “Company Holders Support Agreement”), pursuant to which (i) the Requisite Company Shareholders have agreed, among other things, to (a) to vote against any proposals at any meeting of the Company’s Shareholders and withhold any written consent to any proposal that would impede in any material respect the Transactions and the other transactions contemplated hereby and thereby and (b) not to transfer any Company Shares held by such Requisite Company Shareholders; and (ii) the Requisite Company Shareholders have agreed to a lock-up of the Acquiror Shares they will receive pursuant to the Exchange (subject to certain exceptions) for a period of 180 days following the Closing;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, each Key Executive (as defined below) (except for Giuseppe Donagemma) is entering into a Restrictive Covenant Agreement with Acquiror which will automatically become effective upon the Closing;

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WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement in the form attached hereto as Exhibit D (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed to, among other things, (i) appear at the Acquiror Shareholders’ Meeting for purposes of constituting a quorum, and (ii) vote to adopt and approve this Agreement and the other documents contemplated hereby (including the business combination contemplated under this Agreement) and the transactions contemplated hereby and thereby;

WHEREAS, during the Interim Period (as defined below), Acquiror will use its commercially reasonable efforts to enter into subscription agreements in form and substance mutually acceptable to Acquiror and the Company (the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors will agree to purchase from Acquiror Class A Ordinary Shares and/or Acquiror Preference Shares convertible into Acquiror Class A Ordinary Shares, for a total amount of up to $35,000,000, such purchases to be consummated prior to or substantially concurrently with the Closing (collectively, the “PIPE Investment”);

WHEREAS, effective upon the execution of this Agreement, Acquiror, the Sponsor, certain Company Shareholders and their respective Affiliates, entered into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit E, which shall be effective as of the Closing; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Acquisition Proposal” means (i) any Business Combination, in one transaction or a series of transactions, involving Acquiror or any of its current or future controlled affiliates or involving all or a material portion of the assets, equity securities or businesses of Acquiror or its current or future controlled affiliates (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (ii) any equity or similar investment in or by Acquiror and/or any of its controlled affiliates, in each case, other than the Transactions.

“Acquiror Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 6.1 (Acquiror Organization), Section 6.2 (Due Authorization), Section 6.10 (Absence of Changes), Section 6.12 (Capitalization of Acquiror) and Section 6.13 (Brokers’ Fees).

“Acquiror Ordinary Shares” means Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Ordinary Shares to have the Acquiror redeem all or a portion of the Acquiror Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Shareholder Approval” means (a) the approval of the Transactions, this Agreement and the other Transaction Documents by Ordinary Resolution (as defined in Acquiror’s Governing Documents), and (b) the approval of any other proposals as the SEC (or staff member thereof) indicates (i) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (ii) are required to be approved by the shareholders of Acquiror in order for the Closing to be consummated.

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“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Effective Time.

“Acquiror Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by Acquiror, Sponsor or its Affiliates (whether or not billed or accrued for) as a result of or in connection with Acquiror’s negotiation, documentation and consummation of the Transactions, including (a) all fees (excluding fees of the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, (b) any and all filing fees to the Governmental Authorities in connection with the Transactions, and (c) all amounts accrued and outstanding under any Working Capital Loan as of the Closing.

“Acquiror Warrants” means the warrants to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of $11.50 issued to the Sponsor prior to the date of this Agreement or to be issued to the Sponsor following the date of this Agreement in respect of any Working Capital Loans.

“ACRA” means the Singapore Accounting and Corporate Regulatory Authority.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Exchange Consideration” means the sum of all Acquiror Class A Ordinary Shares receivable by the Company Shareholders pursuant to Section 4.1.

“AICPA” means the American Institute of Certified Public Accountants.

“Alternative Proposal” means, with respect to the Company and its Subsidiaries, (i) any acquisition or purchase by any third party, directly or indirectly, of any shares of any class of outstanding voting or equity securities of the Company or any of its subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any third-party beneficially owning any shares of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (ii) any merger, acquisition, amalgamation, consolidation, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 10% or more of the net revenues, net income or assets of the Company or any of its subsidiaries, (iii) retaining advisors, selecting underwriters, or otherwise commencing any work in relation to an initial public offering, or resolving to make, or making, any filing or submission for an initial public offering with any stock exchange or regulator or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 10% or more of the net revenues, net income or assets of the Company or any of its Subsidiaries.

“Anti-Bribery Laws” means the anti-bribery and accounting provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means, the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which the Company or any of its Subsidiaries operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Governmental Authority.

“Business Combination” has the meaning set forth in Article 1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Hong Kong, Singapore, or New York or Governmental Authorities in the Cayman Islands are customarily closed.

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“Cayman Companies Act” means The Companies Act (as amended) of the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Company Benefit Plan” means any plan, policy, program, practice, or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program, practice or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) in writing or (ii) funded, but excluding in each case any statutory plan, program, practice or arrangement that is required under applicable law and maintained by any Governmental Authority.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), the first sentence of Section 5.2 (Subsidiaries), Section 5.3 (Due Authorization), Section 5.6 (Capitalization of the Company), Section 5.7 (Capitalization of Subsidiaries), Section 5.24 (Absence of Changes) and Section 5.33 (Brokers’ Fees).

“Company Incentive Plans” means collectively the various employee share schemes in respect of up to 2,700,000 shares of the Company approved by the directors and shareholders of the Company on 15 October 2015, and the new employee share scheme in respect of up to 2,507,170 shares of the Company approved by the directors and shareholders of the Company on 30 June 2020 (which includes for the avoidance of doubt the Pioneer Share Grant Award March 2016 scheme and the Company’s Employee Share Scheme Grant 2 scheme).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would in all likelihood be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Company to consummate the Transactions; provided, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an Event under clause (i) of the definition of a “Company Material Adverse Effect”: (a) any change in applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure in and of itself of the Company to meet any projections or forecasts (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except where such Event is otherwise excluded under any of clauses (a) through (e) or clauses (g) through (j) of this definition), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate, or (h) any action taken by, or at the request of, Acquiror, (i) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with third parties (other than such impact on licenses with Governmental Authorities, which impact shall not be excluded); provided, further, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent such Event disproportionately and materially adversely affects the business, assets, liabilities, results of operations or condition of the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which such Persons operate shall not be excluded from and shall be taken into account in the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to such similarly situated participants.

“Company Non-Voting Shares” means the non-voting shares in the capital of the Company, as defined in the Company’ Governing Documents as of the date hereof.

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“Company Ordinary Shares” means the ordinary shares in the capital of the Company, as defined in the Company’s Governing Documents as of the date hereof.

“Company Series A Preference Shares” means, the Series A Preference Shares in the capital of the Company and as defined in the Company’s Governing Documents as of the date hereof.

“Company Related Party” means any:

(a) member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of the Company or any of its Subsidiaries, or

(b) any director, officer or employee of the Company or any of its Subsidiaries with a title of Director (for the avoidance of doubt such title does not refer to a member of the board of directors) or higher or any immediate family member of the foregoing Persons, in each case of clauses (a) and (b), excluding the Company and any of its Subsidiaries.

“Company Shareholders” means any holder of any Company Shares.

“Company Shares” means, collectively, the Company Ordinary Shares, the Company Non-Voting Shares and the Company Series A Preference Shares.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries or Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, and (b) any and all filing fees payable by the Company or any of its Subsidiaries or Affiliates to the Governmental Authorities in connection with the Transactions.

“Confidentiality Agreement” means the confidentiality agreement, dated as of 28 April, 2022, between Acquiror and the Company.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee.

“COVID-19” means SARS-CoV-2 or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, direction or guidelines promulgated by any Governmental Authority, including the Singapore Ministry of Health, U.S. Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with or in response to COVID-19 for similarly situated companies.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“DTC” means Depository Trust Company.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Securities” means, with respect to any Person, any capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly

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convertible into, or exercisable or exchangeable for, such capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Singapore company limited by shares are its certificate of incorporation and constitution, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a Cayman Islands exempted company limited by shares are its memorandum and articles of association.

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), any candidate for political office, or any employee of a government owned or controlled entity.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, or (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under IFRS, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to intellectual property of any type or nature, throughout the world, including all: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names and social media handles, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, processes, and other confidential information or proprietary rights.

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“International Trade Laws” means all export, import, customs, anti-boycott, and other trade Laws or programs administered, enacted or enforced by any relevant Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, customs, anti-boycott, or other trade Laws or programs in any relevant jurisdiction to the extent they are applicable to the Company or any of its Subsidiaries.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Key Executive” means any of Giuseppe Donagemma, Bhargab Mitra, Chiranjib Bhandary, Dennis Lorenzin or Ng Mei Lan.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, rights of pre-emption, leases, subleases, licenses, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“New Crystal Technology Services Warrant Agreement” means the Warrant Agreement between the Acquiror and Crystal Technology Services Pte. Ltd., a Singapore private company limited by shares in the form attached hereto as Exhibit G

“Old Crystal Technology Services Warrant Agreement” means that certain Share Warrant Agreement dated 17 December 2021 between the Company and Crystal Technology Services Pte. Ltd., a Singapore private company limited by shares.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with IFRS (with respect to the Company) or GAAP (with respect to Acquiror), (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business

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consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business consistent with past practice with respect to the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (x) other Liens incurred in the ordinary course of business consistent with past practice that do not, individually or in the aggregate, materially and adversely affect the use of the property affected by such Lien, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, or the Acquiror (as applicable).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Pro Rata Share” means with respect to each Company Shareholder, a fraction expressed as a percentage equal to (i) the total number of Company Ordinary Shares and Company Non-Voting Shares held by that Company Shareholder, divided by (ii) the total number of Company Ordinary Shares and Company Non-Voting Shares, in each case outstanding immediately prior to the Effective Time after giving effect to the conversion of Company Series A Preference Shares contemplated in Section 10.2(c) and Section 11.2(c).

“Regulation S-X” means 17 CFR Part 210.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives of such Person or its Affiliates.

“Requisite Company Shareholders” means: (a) Giuseppe Donagemma (b) Darryl Mark Rodrigues; (c) Bhargab Mitra; (d) Ng Mei Lan; (e) Apollo Consulting Srl; (f) Rajendra Narayan Panda; (g) Crystal Technology Services Pte. Ltd; and (h) Chiranjib Bhandary.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List.

“Restricted Share Award” means an award of restricted Company Ordinary Shares and/or Company Non-Voting Shares granted under a Company Incentive Plan.

“Restrictive Covenant Agreement” means an agreement by and between Acquiror and an officer of Acquiror in the form attached hereto as Exhibit I.

“Sanctioned Jurisdiction” means any country or territory subject to comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Russia, Syria and the Crimea region).

“Sanctioned Person” means any Person that is (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) included on any list of Persons subject to Sanctions (including, but not limited to, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List; or any similar list maintained or administered by the United Nations Security Council, HM Treasury of the United Kingdom, the European Union, any European Union member state, or any other Governmental Authority where the Company or any of its Subsidiaries operates), or (c) owned fifty percent (50%) or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) or (b).

“Sanctions” means those trade, economic and financial sanctions Laws, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including through the Department of the Treasury’s Office of Foreign Assets Control or the Department of State), (b) the European Union or any European Union member state, (c) the United Nations Security Council, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority where the Company or any of its Subsidiaries operates.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

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“Share Exchange Agreement” means an agreement between a Company Shareholder and Acquiror in substantially the form attached hereto as Exhibit A or in other form and substance acceptable to Acquiror in good faith providing for the exchange of that Company Shareholder’s Company Shares for Acquiror Class A Ordinary Shares at the Closing as contemplated below in this Agreement.

“Singapore” means the Republic of Singapore.

“Sponsor” means Fat Projects SPAC Pte. Ltd, a Singapore private company limited by shares.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the Equity Securities or equity interests is owned, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member or has the power to direct the policies, management and affairs of such entity, and a subsidiary is a “wholly-owned Subsidiary” of such Person when substantially all of the voting power of its Equity Securities or equity interests is owned or controlled by such Person.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, Equity Securities, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Company Holders Support Agreement, the Sponsor Support Agreement, the Subscription Agreements, the Registration Rights Agreement, the Share Exchange Agreements, the Restrictive Covenant Agreements and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression

“Transaction Document” means any one of them.

“Transactions” means, collectively, the Exchange and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, loan agreement or similar document, for the purpose of financing costs, expenses and other obligations incurred by Acquiror.

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

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Section 1.3. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company or words of similar import shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror or words of similar import shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of reasonable inquiries of direct reports.

ARTICLE II
[RESERVED]

ARTICLE III
EXCHANGE

Section 3.1. Amendment & Restatement of Acquiror Charter. At the Effective Time, Acquiror’s Governing Documents, as in effect immediately prior to the Effective Time, shall have been amended and restated to read in their entirety in the form of the amended and restated memorandum and articles of association of Acquiror attached hereto as Exhibit B (the “Acquiror A&R Charter”), and, as so amended and restated, the Acquiror A&R Charter shall be the memorandum and articles of association of Acquiror, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

Section 3.2. The Exchange. Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, each Company Shareholder shall deliver to the Exchange Agent a Share Exchange Agreement duly executed by that Shareholder, surrender all of his, her or its original certificates for the Company Shares and deliver such other documents reasonably requested by the Acquiror and in exchange the Acquiror shall issue and cause the Exchange Agent to deliver to each Company Shareholder the amount of Acquiror Class A Ordinary Shares determined in accordance with the provisions of Section 4.1 below (the “Exchange”).

Section 3.3. Effects of the Exchange. At and after the Effective Time (as defined below), the Company Shareholders shall be shareholders of Acquiror and the Company shall continue as a wholly-owned Subsidiary of Acquiror.

Section 3.4. Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Exchange (the “Closing”) shall take place as soon as practicable following the time at which the conditions set forth in Section 11.1, Section 11.2 and Section 11.3 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Section 11.1, Section 11.2 and Section 11.3, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror and the Company shall execute, and as applicable, cause to be lodged with ACRA, such documents as may be required in accordance with the applicable provisions of the Singapore Companies Act or by any other applicable Law. The registration for the transfer of shares shall become effective once the electronic register of members of the Company is updated by the ACRA under section 196A(5) of the Singapore Companies Act (the “Effective Time”).

Section 3.5. Closing Deliverables.

(a) At the Closing, Acquiror will deliver or cause to be delivered to the Company:

(i)	the written resignations of all of the directors and officers of Acquiror other than one incumbent director of the Acquiror to be selected by the Acquiror, effective as of the Effective Time;

(ii)	a resolution of Acquiror appointing the Chairman and the Chief Executive Officer of the Company as of immediately prior to the Effective Time and four persons who constitute independent directors” within the meaning of Rule 5605(a)(2) of the Nasdaq Stock Market LLC (“Nasdaq”) and who are mutually acceptable to Acquiror and the Company as the directors of Acquiror, effective as of the Effective Time; and

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(iii)	a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.3(a) and Section 11.3(b) have been fulfilled.

(b) At the Closing, Acquiror will deliver or cause to be delivered to the Exchange Agent the Aggregate Exchange Consideration for further distribution to the Company Shareholders, pursuant to Section 4.2.

(c) At the Closing Date, substantially concurrently with the Closing, the Company shall pay or cause to be paid by wire transfer of immediately available funds (i) all accrued and unpaid Company Transaction Expenses; and (ii) all accrued and unpaid Acquiror Transaction Expenses, as set forth on a written statement to be delivered to the Company by Acquiror not less than three (3) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof.

ARTICLE IV
EFFECTS OF THE EXCHANGE ON ACQUIROR AND COMPANY EQUITY SECURITIES

Section 4.1. Exchange Consideration and Conversion of Company Securities. As consideration for the Exchange, the Company Shareholders collectively shall be entitled to receive from the Acquiror in the aggregate 9,350,307 Acquiror Class A Ordinary Shares, which Acquiror and the Company hereby agree are valued at $10 per share for an aggregate value equal to ninety three million five hundred and three thousand and seventy and no/100s dollars ($93,503,070) (the “Aggregate Exchange Consideration”):

(a) Company Shares. Each Company Shareholder shall be entitled to receive, as consideration for such Company Shareholder’s Company Shares, upon delivery of the Letter of Transmittal in accordance with Section 4.2 (if required by the Exchange Agent in accordance with Section 4.2(b)), 0.318496 (the “Exchange Ratio”) Acquiror Class A Ordinary Shares (rounded down to the nearest whole share) for each Company Share (the “Exchange Consideration”). As of the Effective Time, each Company Shareholder, upon receiving Exchange Consideration, shall cease to have any other rights in and to the Company.

(b) Company Restricted Share Awards. Separately from the Exchange but as of the Effective Time, each Restricted Share Award which provides for the issuance of Company Ordinary Shares and/or Company Non-Voting Shares that have not fully vested as of the Effective Time (each such nonvested share contemplated in each such Restricted Share Award, whether a Company Ordinary Share or a Company Non-Voting Share, an “Unvested Grant Share” which number 470,000 Company Shares in the aggregate) shall be assumed by Acquiror and amended pursuant to an amendment substantially the form attached hereto as Exhibit F (each, an “Unvested Restricted Share Amendment” and the Restricted Share Award as amended thereby, the “Amended Restricted Share Award”) to provide that the number of Unvested Grant Shares receivable thereunder shall be converted to a number of Acquiror Class A Ordinary Shares equal to the number of Unvested Grant Shares multiplied by the Exchange Ratio (rounded down to the nearest whole share) for a total number of 149,693 Acquiror Class A Ordinary Shares in the aggregate for all such Amended Restricted Share Awards. Each Amended Restricted Share Award will otherwise have and be subject to substantially the same terms and conditions (including vesting, settlement and termination-related terms) as were applicable to such Restricted Share Award immediately prior to the Effective Time.

(c) Company Warrants. Separately from the Share Exchange and on the condition that Closing under this Agreement has occurred, as of the date of this Agreement, the Old Crystal Technology Services Warrant Agreement will be terminated and each warrant exercisable for Company Shares thereunder shall be cancelled, and the Acquiror shall issue to Crystal Technology Services Pte. Ltd., a Singapore private company limited by shares, the New Crystal Technology Services Warrant Agreement.

(d) No Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of an Acquiror Class A Ordinary Share will be issued by virtue of the Exchange or the other Transactions, and each Person who would otherwise be entitled to a fraction of an Acquiror Class A Ordinary Shares (after aggregating all fractional Acquiror Class A Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Acquiror Class A Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Acquiror Class A Ordinary Share and such Person shall receive cash in lieu of any fractional share in an amount equal to the value of such fraction share based on a share value of $10.00 per share.

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Section 4.2. Share Exchange Procedures

(a) Prior to the Closing, Acquiror shall appoint Continental Stock Transfer & Trust Company (the “Exchange Agent”) to act as the agent for the purpose of issuing the Exchange Consideration to each of the Company Shareholders that transfer the Company Shares. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of Acquiror Class A Ordinary Shares comprising the Aggregate Exchange Consideration.

(b) If the Exchange Agent requires that, as a condition to receive the Exchange Consideration, any holder of Company Shares deliver a letter of transmittal to the Exchange Agent, then at or as promptly as practicable following the Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, to each Company Shareholder a letter of transmittal (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon the surrender of the Company Shareholder’s original certificates for the Company Shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of Company Shares that have been transferred in exchange for the right to receive a portion of the Aggregate Exchange Consideration (as applicable), pursuant to Section 4.1 shall be entitled to receive such portion of the Aggregate Exchange Consideration upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal (if required by the Exchange Agent in accordance with Section 4.2(b)) and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d) Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Exchange Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of Company Shares as of immediately prior to the Effective Time that has not exchanged such Company Shares for an applicable portion of the Aggregate Exchange Consideration in accordance with this Section 4.2 prior to the date that is one (1) year after the Effective Time, may provide evidence of former ownership of such Company Shares satisfactory to Acquiror, and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Exchange Consideration (as applicable) without any interest thereupon. None of Acquiror, the Company or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Exchange Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article IV would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto.

Section 4.3. Tax Withholding. Notwithstanding any other provision of this Agreement, each of Acquiror and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as may be required to be deducted and withheld from such amounts under any applicable Tax Law (as reasonably determined by Acquiror or the Exchange Agent, respectively). Other than in respect of amounts subject to compensatory withholding, Acquiror or the Exchange Agent, as applicable, shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made at least thirty (30) Business Days prior to making any such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. Acquiror and the Exchange Agent, as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter delivered to Acquiror by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 13.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article V) and (b) as otherwise explicitly contemplated by this Agreement, the Company represents and warrants to Acquiror as of the date hereof as follows:

Section 5.1. Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete and the Company has complied with Governing Documents of the Company in all material respects. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 5.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities (including respective numbers and percentages), as applicable, is set forth on Section 5.2 of the Company Disclosure Letter, and is true, complete and accurate in all material respects and not misleading in any material respect. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company and each of the Company’s Subsidiaries have complied with their respective Governing Documents in all material respects. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

Section 5.3. Due Authorization.

(a) The Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 5.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) No vote or consent of any of the Company Shareholders is necessary in connection with entry into this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby, including the Closing.

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(c) On or prior to the date of this Agreement, the board of directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are in the best interests of, the Company and its shareholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Transactions.

Section 5.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5 and except as set forth in Section 5.4 of the Company Disclosure Letter, the execution of, and performance of the transactions contemplated under, this Agreement or any document referred to or contemplated in connection with this Agreement, will not: (a) result in the Company or any of its Subsidiaries losing any right, privilege, claim, asset, grant, subsidy or other benefit it presently enjoys under any Contract of the type described in Section 5.13(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, (b) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (c) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (d) relieve any person of any material obligation owed to the Company or any of its Subsidiaries (whether contractual or otherwise), or enable any person to avoid, revoke, determine or reduce the scope or extent of any such material obligation or any material right or material benefit enjoyed by the Company or any of its Subsidiaries, or to act in a materially adverse manner in respect of such the Company or any of its Subsidiaries or its assets (including without limitation, to revise or accelerate any obligation, create any Lien, enforce any security or demand any payment, or give rise to any right of termination or cancellation), (e) require the consent of any party not expressly named in this Agreement and/or the Share Exchange Agreements (other than from which consent or waiver is obtained prior to the Effective Time) or give rise to, or cause to become exercisable, any right over the Equity Securities other than contemplated under this Agreement and/or the Share Exchange Agreements, (f) trigger, or constitute a default under any Contract of the type described in Section 5.13(a) to which the Company or any of its Subsidiaries is a party or by which a the Company or any of its Subsidiaries and/or its assets are bound (other than where appropriate consent or waiver is obtained prior to the Effective Time), or (g) result in a breach of any applicable Laws, except, in the case of clauses (a) and (c) through (g), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform their respective obligations under this Agreement, or (ii) be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole), with such materiality assessed with respect to a Company Material Adverse Effect.

Section 5.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) the filings listed in Section 5.5 of the Company Disclosure Letter, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement, or (ii) be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole), and (c) the registration of the share transfers pursuant to the Share Exchange Agreements with ACRA in accordance with the Singapore Companies Act.

Section 5.6. Capitalization of the Company.

(a) As of the date of this Agreement, (i) the issued and outstanding share capital of the Company consists of 16,094,329 Company Ordinary Shares, 8,299,000 Company Non-Voting Shares and 2,414,600 Company Series A Preference Shares, and (ii) there are Restricted Share Awards outstanding that provide for the future issuance of currently unvested 3,019,715 Company Non-Voting Shares. Set forth in Section 5.6(a) of the Company Disclosure Letter is a true, correct and complete list of each legal owner of Company Shares or other Equity Securities of the Company and the number of Company Shares or other Equity Securities held by each such holder as of the date hereof. Except as set forth in Section 5.6(a) of the Company Disclosure Letter, as of the date hereof there are no

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other ordinary shares, preferred shares or other Equity Securities of the Company authorized, reserved for issuance, issued or outstanding. All of the issued and outstanding Company Shares have been duly authorized and validly issued and allotted and are fully paid or credited as fully paid-up and contributions were not paid back; have been offered, issued, sold and transferred in compliance with applicable Law, including the Singapore Companies Act and federal and state securities Laws, and including any filings and returns required under any applicable Law to be delivered or made by the Company in respect of such offer, sale, transfer or issuance, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance or allotment of such securities; are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and are free and clear of any Liens.

(b) Immediately prior to the Effective Time, (i) no Company Series A Preference Shares shall be outstanding, (ii) the only Equity Securities of the Company outstanding shall be 18,508,929 Company Ordinary Shares and 8,299,000 Company Non-Voting Shares, (iv) there will be Restricted Share Awards outstanding that provide for the future issuance of currently unvested 3,019,715 Company Non-Voting Shares, of which 2,549,715 will vest at and as a consequence of the Closing and (iv) the Company Series A Preference Shares shall have been converted into Company Ordinary Shares in compliance with the Company’s Governing Documents and the terms of such Company Series A Preference Shares.

(c) As of the date of this Agreement, Restricted Share Awards with respect to 3,019,715 Company Non-Voting Shares are outstanding, 2,549,715 of which will vest at and as a consequence of the Closing and 470,000 of which will remain unvested at Closing. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Restricted Share Award, including the number of Company Ordinary Shares and/or Company Non-Voting Shares subject thereto, the vesting schedule and expiration date thereof and, if applicable, the exercise price thereof. All Restricted Share Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Restricted Share Award is subject to terms that are materially different from those set forth in such forms in any material respect. Each Restricted Share Award was validly issued and properly approved by the board of directors of the Company (or appropriate committee thereof).

(d) As of the date of this Agreement, the only warrants for Company Shares that are issued and outstanding are the Tranche 2 Warrants and Tranche 3 Warrants as defined and contemplated in the Old Crystal Technology Services Warrant Agreement. All of the Tranche 1 Warrants as defined and contemplated in the Old Crystal technology Services Warrant Agreement have been exercised and Company Ordinary Shares have been issued pursuant to such exercise in accordance with the Old Crystal Technology Services Warrant Agreement. All outstanding warrants for Company Shares (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, Singapore securities Laws, and all requirements set forth in (1) the Company’s Governing Documents, (2) any other applicable Contracts governing the issuance of such securities and (3) the Old Crystal Technology Services Warrant Agreement, a true, complete and accurate copy of which has been provided to Acquiror; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Company’s Governing Documents or any Contract to which the Company is a party or otherwise bound.

(e) Except as otherwise set forth in this Section 5.6(a) or in Section 5.6(e) of the Company Disclosure Letter, the Company has not issued, granted, and is not otherwise bound by or subject to any outstanding subscriptions, options, warrants, rights or other securities (including debt securities) convertible, exercisable or exchangeable for Company Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares.

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Section 5.7. Capitalization of Subsidiaries.

(a) The outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and allotted, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold, issued and allotted in compliance with applicable Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance or allotment of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) Except as set forth in Section 5.7(b) of the Company Disclosure Letter, the Company owns on record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) Except as set forth in Section 5.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any Equity Securities of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other Equity Securities of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.

(d) There are no written agreements, proxies or trusts to which any Subsidiary of the Company is a party with respect to the voting or transfer of the securities in the capital of that Subsidiary.

Section 5.8. Statutory Registers. (a) Except as set forth in Section 5.8 of the Company Disclosure Letter, all physical and electronic registers, statutory books, books of account and other corporate records of the Company are up-to-date, duly maintained in accordance with all applicable Laws on a proper and consistent basis, contain complete and accurate records of all matters required to be dealt with therein, and have attached to them copies of all such resolutions and agreements as are required by Law to be filed. There is no information omitted from such books and records which would render such books and records misleading and all such books and all material records and documents (including any documents of title and copies of all subsisting agreements to which the Company is a party) are in the possession and/or control of the Company. The Company has not received any notice of any application or intended application under any applicable Laws for the rectification of its statutory records, registers and/or books

Section 5.9. Financial Statements; Internal Controls.

(a) Attached as Section 5.9(a) of the Company Disclosure Letter are: true and complete copies of (i) the audited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2021 and December 31, 2020, together with the auditor’s reports thereon (collectively, the “Audited Financial Statements”) and (ii) the unaudited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the three-month period ending March 31, 2022 (the “Q1 Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements, to normal year-end adjustment and the absence of footnotes), (ii) were prepared in conformity with all applicable Laws and IFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of the Q1 Financial Statements, to normal year-end adjustment and the absence of footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries

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and (iv) in the case of the Audited Financial Statements comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Neither the Company nor any director or officer of the Company or any of its Subsidiaries, nor to the knowledge of the Company, any independent auditor of the Company or its Subsidiaries, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(d) The Company maintains a system of internal accounting controls, policies and procedures (whether formal or informal) which is reasonably sufficient to provide reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations, (ii) that transactions are recorded, and records are maintained in reasonable detail as necessary to permit preparation of accurate financial statements in conformity with IFRS, which fairly reflect the transactions and disposition of assets of each of the Company and its Subsidiaries and to maintain asset accountability, (iii) that access to assets is permitted only in accordance with management’s general or specific authorization, (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) that information required to be disclosed by each of the Company and its Subsidiaries is recorded and reported on a timely basis, and (vi) regarding prevention or timely detection of unauthorized acquisitions, misappropriation, use or disposition of the Company’s, or its Subsidiaries’, assets that could have a material effect on its financial statements (such materiality assessed with respect to a Company Material Adverse Effect).

(e) The books and records of the Company have been, and are being, maintained in all material respects in accordance with IFRS and any other applicable legal and accounting requirements.

(f) The Company, and each of its Subsidiaries, do not have any outstanding loan capital and has not engaged in nor agreed to engage in any financing or other transaction or act of a type which would not be required to be shown or reflected in the Financial Statements.

Section 5.10. Undisclosed Liabilities.

(a) Except as set forth in Section 5.10 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (i) reflected or reserved for on the Audited Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the date of the most recent statement of financial position included in the Audited Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (iii) that will be discharged or paid off prior to or at the Closing.

(b) The Company and each of its Subsidiaries, have not received any written notice (i) to repay any borrowings or Indebtedness under any agreement relating to any borrowing (or Indebtedness in the nature of borrowing) which are repayable on demand, or (ii) that any event of default has occurred or is outstanding under any agreement relating to any borrowing (or Indebtedness in the nature of borrowing) or other credit facility of the Company or its Subsidiaries, and to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to such repayment or event of default

(c) Neither the Company, not any of its Subsidiaries, have (i) any outstanding loan capital or any money borrowed or raised (other than under its bank facilities or normal trade credits), (ii) lent any money which is due to be repaid and has not been repaid and the Company, or its Subsidiaries, do not own the benefit of any debt, other than debts accrued in the ordinary course of its business, (iii) made a loan to any third Person (not being a Company Related Party) which remains outstanding or agreed to provide such a loan (in each case, other than trade credit arising in the normal course of business), or (iv) given any guarantee, indemnity or security interest in respect of any obligation or liability of any third Person (not being a Company Related Party) which remains outstanding.

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Section 5.11. Litigation and Proceedings. Except as set forth in Section 5.11 of the Company Disclosure Letter, as of the date hereof:

(a) There are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets, and to the Company’s knowledge, there is no fact or circumstance exists which is likely to give rise to a civil, criminal, administrative or other dispute, claim, charge, prosecution or proceeding (including any mediation, litigation, arbitration or other form of civil dispute resolution process) involving the Company or its Subsidiaries or any person for whose acts or defaults the Company or its Subsidiaries may be vicariously liable (other than involvement as plaintiff in the collection of debts arising in the ordinary course of business).

(b) There is no outstanding or unsatisfied decision, judgment, order, award or decree of any court, tribunal, arbitrator, mediator or any statutory, regulatory, administrative, supervisory or Governmental Authority against the Company or any of its Subsidiaries, its assets or to the Company’s knowledge, any person for whose acts or defaults or the Company or its Subsidiaries may be vicariously liable.

(c) Neither the Company nor any of its Subsidiaries is engaged whether as plaintiff or defendant or otherwise in any civil, criminal or arbitration proceedings or any proceedings including regulatory or administrative action, claim, investigation or other proceeding or suit relating to laws and regulations applicable to its business activities and to the Company’s knowledge, no such proceedings (including any mediation, litigation, arbitration, or other form of dispute resolution process) is pending or threatened by or against the Company, any of its Subsidiaries or any person for whose acts or defaults the Company, or its Subsidiaries, may be vicariously liable.

(d) Neither the Company, nor any of its Subsidiaries have received written notice that it is the subject of any ongoing official investigation or inquiry or proceedings brought by any Governmental Authority, and to the Company’s knowledge, no fact or circumstance exists which is likely to give rise to any of the foregoing.

(e) Neither the Company, nor any of its Subsidiaries are bankrupt or insolvent and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to the insolvency or bankruptcy in relation to the Company or any of its Subsidiaries.

Section 5.12. Legal Compliance.

(a) The Company and its Subsidiaries have carried on, and is carrying on, its business and operations in accordance with the applicable Laws.

(b) Neither the Company, nor any of its Subsidiaries, have received any written notice of (i) any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit relating to any applicable Laws and/or regulations which is likely to have a material adverse effect on its business activities (such materiality assessed with respect to a Company Material Adverse Effect) or been charged with, the violation of any Laws, except where such violation has not been and would not be material to the business of the Company and its Subsidiaries, taken as a whole.

(c) All returns and documents that the Company, or any of its Subsidiaries is obliged to provide to any Governmental Authority in the last five years have been accurate in all material respects and submitted in accordance with any relevant deadline (such materiality assessed with respect to a Company Material Adverse Effect). No requests for such returns or other information relating to such returns are due and outstanding.

(d) No material fines or penalties (such materiality assessed with respect to a Company Material Adverse Effect) have been imposed or threatened by any Governmental Authority in any jurisdiction in which business is conducted by the Company or its Subsidiaries and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such fine or penalty.

(e) Neither the Company, nor any of its Subsidiaries have been the subject of any formal inquiry or investigation by a Governmental Authority (other than routine supervisory visits or equivalent inspections).

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(f) Neither the Company, nor any of its Subsidiaries have received written notice of any, and there are no, current on-going regulatory investigations by any Governmental Authority that could result in any disciplinary action being taken against the Company or any of its Subsidiaries and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such investigation.

(g) No person who is, or was, a director, commissioner, officer, employee, consultant or agent of the Company or its Subsidiaries at the relevant time, has (in their capacity as such) been the subject of a formal inquiry or investigation by a Governmental Authority (other than routine supervisory visits or equivalent inspections) and no fine, sanction or other penalty has been imposed on such persons (in their capacity as such) by a Governmental Authority and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such fine, sanction or penalty.

(h) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Laws by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective Representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

Section 5.13. Contracts; No Defaults.

(a) Section 5.13(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xviii) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Incentive Plan. True, correct and complete copies of the Contracts required to be listed in Section 5.13(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its Representatives, together with all amendments thereto.

(i)	Each Contract involving obligations (contingent or otherwise), payments or revenues in excess of $200,000 in the last twelve months prior to the date of this Agreement or expected obligations (contingent or otherwise), payments or revenues in excess of $200,000 in the next twelve months after the date of this Agreement, which for the avoidance of doubt shall not include any Company Transaction Expenses;

(ii)	Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by, or other Indebtedness of, the Company or any of the Company’s Subsidiaries, including any other agreement or commitment for future loans, credit or financing, in each case, in excess of $100,000;

(iii)	Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years, in each case, involving payments in excess of $100,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) solely between the Company and its wholly-owned Subsidiaries;

(iv)	Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $200,000 in any calendar year;

(v)	Each Contract involving the formation, establishment, contribution to, or operation of a (A) partnership, (B) corporation, limited liability company or other entity, or (C) joint venture, alliance or similar entity or arrangement, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, Equity Securities or assets of any person involving payments of an amount higher than $100,000 (excluding, in the case of clauses (A) and (B), any wholly-owned Subsidiary of the Company);

(vi)	Contracts between the Company or any of its Subsidiaries, on the one hand, and any Company Related Party, on the other hand, which are currently, or were any time in the past three (3) years, in force or under which any party thereto has or had outstanding obligations (collectively, “Related Party Agreements”), other than (i) Contracts with respect to a Company Related Party’s employment

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or other similar engagement and confidentiality agreements, and (ii) end-user, consumer, client or customer agreements entered into on an arm’s length basis, or (iii) other agreements of a similar nature, in each case with the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice;

(vii)	Contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries with a title of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or higher that provide annual base compensation (excluding bonus and other benefits) in excess of $200,000;

(viii)	Contracts that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of any of the transactions contemplated hereby;

(ix)	Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business in any geographic area in any material respect;

(x)	Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xi)	Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person the exclusive right to use Intellectual Property of the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, or (B) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries taken as a whole (other than Contracts granting non-exclusive rights to use commercially available off-the-shelf software and Open Source Licenses) (collectively, the Contracts within the scope of this clause (B), the “Material In-Licenses”);

(xii)	Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $100,000 in any calendar year;

(xiii)	Any Contract that grants to any third Person any “most favored nation rights”;

(xiv)	Any Contract that grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and which requires aggregate future payments to the Company and its Subsidiaries in excess of $100,000 in any calendar year;

(xv)	Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire Equity Securities in the Company or any of the Company’s Subsidiaries;

(xvi)	Contracts in connection with the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration involving an Action, claim or proceeding in an amount higher than $100,000;

(xvii)	Contracts with a Governmental Authority or sole-source supplier of any product or service (other than utilities), in each case involving payments of an amount higher than $100,000; and

(xviii)	Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xv) of this Section 5.13(a).

(b) Except as stated in Section 5.13(b) of the Company Disclosure Letter or in the Audited Financial Statements: (i) there is no outstanding Indebtedness (other than trade credit arising in the normal course of business) owing by the Company or any of its Subsidiaries on the one hand, to any Company Related Party or any director or commissioner

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(if any) of the Company or its Subsidiaries or any persons controlled by any of them, on the other hand (or vice versa), or any outstanding commitment or Contract by any person in respect of any such Indebtedness. (ii) there is no guarantee, indemnity or security document given by the Company, or any of its Subsidiaries, in favor of any Company Related Party in respect of such Indebtedness (or vice versa); and (iii) there is no outstanding Contract or transaction between the Company, or any of its Subsidiaries, on the one hand, and a Company Related Party or any director or commissioner (if any) of the Company, or any of its Subsidiaries or any persons controlled by any of them, on the other hand (or vice versa).

(c) Neither the Company, nor any of its Subsidiaries, is or has been a party to any contract, commitment, arrangement, transaction or understanding which is outside the ordinary and usual course of business.

(d) Save for those entered into in the ordinary course of business, there is no outstanding guarantee, indemnity, suretyship or comfort (whether or not legally binding) given by the Company or any of its Subsidiaries.

(e) Save as required under this Agreement, neither the Company nor any of its Subsidiaries are a party to any Contract, commitment, arrangement, transaction, understanding, or obligation which prohibits or requires consent to the transactions contemplated in this Agreement for which waiver or consent has not been obtained prior to the Closing Date.

(f) Neither the Company, nor any of its Subsidiaries, nor to the Company’s knowledge, any director, officer, employee or affiliate of the Company or its Subsidiaries is subject to any sanctions administered by any Governmental Authority whether in Singapore or elsewhere and, neither the Company nor any of its Subsidiaries are, or have been involved in any business or other dealings with any party who is subject to any sanctions administered by any Governmental Authority whether in Singapore or elsewhere.

(g) Except as set forth in Section 5.13(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries are a party to or subject to any material Contract, transaction, arrangement, understanding or obligation which (i) is not valid, binding and enforceable against the other parties thereto in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other applicable Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) may be terminated at the option of the counterparty or any third party without reference to any fact, matter or circumstance within the Company’s, or its Subsidiaries’, control, or for convenience or no cause (excluding any option to terminate upon occurrence of a force majeure event), (iii) contains any exclusivity provisions or restricts the Company’s, or its Subsidiaries’, freedom to engage in any business with, or render any services whatsoever to, any counterparty’s direct or indirect competitors, (iv) is not in the ordinary course of Business and/or not on arms-length terms, and (v) commits the Company or any of its Subsidiaries to minimum purchases of certain products or services over any period of time.

(h) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 5.13(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (A) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 5.13(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (B) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (C) to the knowledge of the Company, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or a default under any such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

(i) Except as set forth in Section 5.13(i) of the Company Disclosure Letter, as at the date of this Agreement, neither the Company nor any of its Subsidiaries have issued and delivered, or received, a written notice to terminate or vary any material Contract, transaction, arrangement, understanding or obligation to which it is subject or a party to; and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to such notice to terminate or vary under.

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(j) Neither the Company, nor any of its Subsidiaries are party to or subject to any undocumented contract, agreement or arrangement which could singly or in the aggregate, result in a Company Material Adverse Effect.

(k) Except as set forth in Section 5.13(k) of the Company Disclosure Letter, neither the Company, nor any of its Subsidiaries, are or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than a recognized trade association) or other profit, or income sharing arrangement.

Section 5.14. Company Benefit Plans.

(a) Section 5.14(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not in writing, a written summary of its material terms) and, as applicable, all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, if any, (C) the most recent annual reports (or equivalent filings or audits required to be made by applicable Law), if any, required by applicable Law to be filed with a Governmental Authority with respect to Taxes in connection with each Company Benefit Plan, (D) the most recent determination or opinion letter, or equivalent materials, from the applicable taxing authority with respect to each Company Benefit Plan, if any, and (E) the most recent actuarial report or other financial statement relating to such Company Benefit Plan.

(b) Except as set forth in Section 5.14(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been established, operated, funded, maintained and administered in compliance with its terms and all applicable Laws, except where failure to comply would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by IFRS.

(c) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material actions, suits or claims.

(d) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond the cessation of their employment with the Company or any Subsidiary (as the case may be) for any reason, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(e) No Company Benefit Plan is, and the Company has never sponsored, maintained or contributed to, a U.S. Benefit Plan.

(f) Except as set forth in Section 5.14(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Restricted Share Award.

(g) All Company Restricted Share Awards have been granted in accordance with the terms of the Company Incentive Plans. The Company has made available to Acquiror accurate and complete copies of (i) the Company Incentive Plans, (ii) the forms of standard award agreement under the Company Incentive Plans and (iii) a list of all outstanding equity and equity-based awards granted under any Company Incentive Plans, together with the material terms thereof (including, but not limited to, grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award).

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Section 5.15. Labor Relations; Employees.

(a) Except as set forth in Section 5.15(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries in the past three (3) years. In the past three (3) years, to the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries and there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other labor dispute against or affecting the Company or any Subsidiary of the Company.

(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws in all material respects (such materiality assessed with respect to a Company Material Adverse Effect) relating to the employment of labour, including, but not limited to, those related to wages, hours, holiday pay and the calculation of holiday pay, collective bargaining, equal employment opportunity, disability rights or benefits, occupational health and safety, immigration, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, individual and collective consultation, equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance, notice of termination, and redundancy, and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such liability respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance and contributions required to be made with respect to any statutory plan, program, practice or arrangement that is required under applicable Laws and maintained by any Governmental Authority, except where the failure to comply would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(c) No material liability (such materiality assessed with respect to a Company Material Adverse Effect) has been incurred by the Company or any of its Subsidiaries for breach of any contract of service or for services, for redundancy payments (including protective awards) or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such liability.

(d) There have not been and are no claims or proceedings pending, and to the Company’s knowledge, threatened against the Company or any of its Subsidiaries by an employee or workman or third party, in respect of their employment or appointment including in respect of an accident or injury which is not covered by insurance or by an employee in relation to their terms and conditions of employment or appointment and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such claim.

(e) Every employee who requires an employment pass or other required permit to work in Singapore or in each jurisdiction the Company or its Subsidiaries carries on business, has a current employment pass or such other required permit and permission to work in Singapore or such other jurisdiction.

(f) Except as set forth in Section 5.6(a) and Section 5.6(e) of the Company Disclosure Letter and save to give effect to, and as contemplated by, the provisions of this Agreement, the execution and completion of this Agreement will not enable any directors, officers or employees of the Company or any of its Subsidiaries to terminate their employment or receive any bonus, incentive, payment or other benefit that is triggered by a change in control of the Company.

(g) There are not in existence any contracts of service with the directors, officers or employees of the Company or any of its Subsidiaries which cannot be terminated by three (3) months’ notice or less without giving rise to any claim for damages or compensation (other than payment in lieu of the relevant notice period or payment required under applicable Laws).

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(h) Except as set forth in Section 5.6(a) and Section 5.6(e) of the Company Disclosure Letter, and save to give effect to, and as contemplated by, the provisions of this Agreement neither the Company nor any of its Subsidiaries currently has or in the past had, or is proposing or bound to introduce, any share incentive, share option, profit sharing, bonus, commission or other incentive or benefit scheme for any of its present or former directors, officers or employees, save as contemplated under this Agreement or in discussion solely with the Acquiror.

(i) Neither the Company nor any of its Subsidiaries have in place any redundancy policies where the severance benefits or retrenchment benefits offered thereunder to employees of the Company, or its Subsidiaries, are in excess of the amounts required to be offered under applicable Laws.

(j) Save as required under applicable Laws, there is no obligation, agreement or arrangement (whether funded or unfunded), including any pension plans, retirement schemes, employee benefit plan, social security, social fund or similar schemes, which the Company, or any of its Subsidiaries, contributes to or has contributed to or to the Company’s knowledge, may become liable to contribute to or to satisfy under, which benefits are payable on termination, retirement or on death of any employee (or ex-employee) of the Company, or its Subsidiaries. Neither the Company nor any of its Subsidiaries has or have had any liability or obligation with respect to any defined benefit plan or arrangement with respect to any employees, former employees or the dependents of each of them and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such liability or obligation.

(k) Neither the Company nor any of its Subsidiaries have entered into any written collective bargaining agreement applicable to the employees employed by the Company or its Subsidiaries and, to the Company’s knowledge, none are being presently negotiated.

(l) In the last three (3) years, neither the Company, nor any of its Subsidiaries, have been involved in any material industrial or trade dispute (such materiality assessed with respect to a Company Material Adverse Effect) with its employees or its works council or any other employee representative body and, in the same period, neither the Company nor any of its Subsidiaries have experienced any strike, slow down or work stoppage.

(m) All salary components paid to employees (in cash, benefits in kind or otherwise) by the Company or its Subsidiaries have been duly declared and reported, in accordance with applicable Laws.

(n) All accruals for unpaid vacation pay, premiums for employment insurance, health insurance premiums, pension plans and retirement scheme premiums, accrued wages, salaries and commissions and employee benefit plan payments (including any social security, social fund or similar contributions) of the Company and each Subsidiary for the last five (5) years have been properly reflected in the books and records of the Company and each of its Subsidiaries.

(o) The Company and each of its Subsidiaries have paid all vacation pay, accrued wages, salaries and commissions, employee benefit plan payments and contribution (including Central Provident Fund and any social security, social fund or similar contributions) as may be required under legally binding contracts and/or applicable Laws and has made all deductions required by applicable Laws to be made from employees, officers and directors or commissioners’ salaries or other remuneration and have remitted all such deductions to the relevant Governmental Authority.

(p) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other material complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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(q) No present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in violation of (i) any restrictive covenant, non-disclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information.

(r) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or above. In the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or above.

(s) Since January 1, 2021, the Company and its Subsidiaries have not engaged in layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

Section 5.16. Taxes.

(a) All Tax Returns, accounts, computations, notices, particulars, resolutions and other documents required by applicable Laws to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions) or delivered to the relevant Governmental Authority in the relevant jurisdiction (including the Singapore Accounting and Corporate Regulatory Authority), all such Tax Returns (taking into account all amendments thereto), accounts, particulars, resolutions and other documents are true, correct and complete in all material respects, and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, and all charges in favor of the Company or its Subsidiaries have (if appropriate) been registered in accordance with applicable Laws.

(b) The Company and each of its Subsidiaries have paid all Tax which is assessable or due for payment on and the Company and each of its Subsidiaries have not been liable to any material penalty or interest in respect of any such Tax.

(c) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(d) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(e) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid, and to the Company’s knowledge there is no fact, matter or circumstance which is reasonably likely to give rise to any such dispute or to any liability as to Taxes not provided for in the Audited Financial Statements or Financial Statements in respect of any accounting period for any Tax purposes ending on or before the Effective Time.

(f) There is no Tax audit or other examination or enquiry of the Company or any of its Subsidiaries presently in progress with respect to any Taxes, nor has the Company or any of its Subsidiaries been notified in writing of any request or threat for such an audit, enquiry or other examination (including a non-routine visit by any Governmental Authority), and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries or facts which are reasonably likely to cause such an investigation, enquiry, audit or non-routine visit to be instituted.

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(g) Neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with a Governmental Authority whereby it is assessed to or accounts for Tax other than in accordance with the applicable Laws.

(h) Neither the Company nor any of its Subsidiaries has made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes. Neither the Company nor any of its Subsidiaries has made a change of any method of accounting with respect to any Taxes.

(i) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(j) Within the past three (3) years, no written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) The Company and each of its Subsidiaries have kept and preserved those records which it has been required to keep and preserve for the purposes of Tax legislations or any relevant Law, including without limitation copies of all Tax Returns, registrations, elections, notices, and any other documents submitted to the relevant Governmental Authority and all such records remain true, complete and accurate.

(l) Within the past three (3) years, neither the Company nor any of its Subsidiaries have been, liable to pay any fine, interest, surcharge or penalty in relation to Tax (including in respect of any failure to make any return, give any notice or supply any information to any relevant Tax authority, or any failure to keep or preserve any records or to pay Tax on the due date for payment), or involved in any dispute with, or the subject of an enquiry or investigation by, the relevant Governmental Authority.

(m) The Company, and each of its Subsidiaries, is, and always has been, resident only in their respective jurisdiction of incorporation for Tax purposes (and has never been treated as resident outside such place of incorporation for any Tax purposes). Neither the Company, or its Subsidiaries, is liable to pay and has at no time incurred any liability to Taxation chargeable under the laws of any jurisdiction other than in their respective jurisdiction of incorporation.

(n) Except as contemplated by this Agreement and the Transactions contemplated hereby, neither the Company nor any of its Subsidiaries has taken any action or agreed to take any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could prevent the Transactions from qualifying for the Intended Tax Treatment.

(o) Except as set forth in Section 5.16(o) of the Company Disclosure Letter, to the Company’s knowledge, no liability to income tax (disregarding any statutory right to make any election, or to claim any allowance or relief) will or may arise to the Company or any of its Subsidiaries or be increased as a result of or in consequence of the entry into this Agreement and/or the Transactions contemplated pursuant to this Agreement.

(p) Except as set forth in Section 5.16(p) of the Company Disclosure Letter, no relief which singly or in the aggregate, would result in a Company Material Adverse Effect (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, repayment or allowance or otherwise) from, against or in respect of any Tax has been claimed, arisen by operation of law and/or given to the Company or its Subsidiaries which could or might be, so far as the Company is aware, effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring prior to or on the Effective Time.

(q) Where applicable, the Company and each of its Subsidiaries, (i) is registered for the purposes of GST in its place of incorporation, for the purposes of legislation relating to applicable GST and is not registered and is not required to register in any other jurisdictions in respect of GST, (ii) has complied fully with and observed in all material respects the terms of GST legislation, (iii)_has maintained and obtained at all times all material records, invoices and other documents (as the case may be) which are accurate and up-to-date in all material respects, appropriate or requisite for the purposes of GST legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by GST legislation, (iv) obtains credit correctly for all input tax paid or suffered by it, (v) is not and has not been treated as a member of a group for the purposes of GST legislation, and has

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not applied for such treatment, and (vi) is not and has not been subject under GST legislation to any penalty liability notice, written warning of failure to comply, surcharge liability notice or requirement to give security as a condition of making taxable supplies.

(r) Since the date of the most recent statement of financial position included in the Audited Financial Statements, neither the Company nor any of its Subsidiaries have incurred or become liable to incur, and there is no continuing obligation to pay, any amount which will not be wholly deductible in computing taxable profits.

(s) All Related Party Agreements have been disclosed in Section 8.4 of the Company Disclosure Letter and are on an arm’s length basis and in compliance with applicable transfer pricing requirements.

(t) Save as set forth in Section 8.4 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any transaction or arrangement with a Company Related Party.

(u) Neither the Company nor any of its Subsidiaries are, or have been party to, or otherwise involved in any transaction: (i) which could give rise to a liability to Tax under any legislation introduced to counter tax avoidance, (ii) where the sole or main purpose or one of the main purposes was the avoidance of Tax or the obtaining of a tax advantage, whether as part of a scheme, arrangement, series of transactions or otherwise, and/or (iii) in relation to which the Company or its Subsidiaries considered or were advised that there was a risk of a liability or increased liability to Tax in accordance with principles established in relation to tax avoidance in case law.

Section 5.17. Insurance.

(a) Section 5.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation, nonrenewal or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed in Section 5.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last two (2) years.

(b) The Company, and each Subsidiary of the Company, is in compliance in all material terms with the terms and provisions of its insurance policies and, neither the Company nor the Subsidiaries of the Company have done anything or omitted to do anything which might make any of the insurance policies void or voidable or might entitle any insurer not to pay all or part of any claim under any of the insurance policies.

(c) No notice of any claim has been made by or against the Company or any of the Company’s Subsidiaries, which is outstanding under any of the insurance policies and to the Company’ knowledge, there are no facts, matters or circumstances which is likely to give rise to a claim.

Section 5.18. Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets substantially in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 5.18 of the Company Disclosure Letter. Section 5.18 of the Company Disclosure Letter sets forth a true, correct and complete list of all material Licenses held by the Company or its Subsidiaries. To the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to (i) give rise to such violation or default, or (ii) to give rise to a revocation, suspension, cancellation, variation or non-renewal of a license.

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Section 5.19. Equipment and Other Tangible Property.

(a) The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are, to the knowledge of the Company, structurally sound and in good and safe operating condition and repair (ordinary wear and tear expected), are suitable for their present use and are suitable in all material respects for the purposes for which they are used and intended and none are in a dangerous condition or in need of renewal or replacement (fair wear and tear excepted).

(b) Neither the Company, nor any of its Subsidiaries own, or have agreed to acquire shares or any other interest in any other corporation and does not have any branch, agency, division, establishment or operations outside Singapore, India, USA and Italy.

(c) The property, rights and assets owned or leased by the Company and its Subsidiaries, and the facilities and services to which the Company and/or its Subsidiaries has a contractual right comprise in all material respects, all the property, rights, assets, facilities and services necessary for the carrying on of its business fully and effectively in and to the extent and in the manner which it is presently conducted.

(d) Save in the ordinary course of business and for any warranty or guarantee implied by law, neither the Company, nor any of its Subsidiaries, have given any guarantee or warranty or made any representation in respect of goods or services supplied or contracted to be supplied by it save in relation to any Contract of the type described in Section 5.13(a).

Section 5.20. Real Property. Section 5.20 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the term and rental payment amounts pertaining to each such parcel of Leased Real Property, (iv) the current use of each such parcel of Leased Real Property and (v) the Real Property Lease associated with each Leased Real Property. Neither the Company nor its Subsidiaries owns, occupies or otherwise uses any real property other than the Leased Real Property in connection with its business. With respect to each parcel of Leased Real Property:

(a) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(b) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company or any of its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(c) The Company’s and its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed, and there are no material disputes with respect to such Real Property Leases (such materiality assessed with respect to a Company Material Adverse Effect).

(d) No party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(e) The Company and each if its Subsidiaries, have complied in all material respects with the terms of the Real Property Leases and all applicable Laws regarding the use of the Leased Real Property (such materiality assessed with respect to each Lease).

(f) There is no actual or pending action, dispute, claims or demands against the Company or any of its Subsidiaries under or in connection with the Real Property Leases and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to such action, dispute, claim, demand or Action. No material defaults by (A) the Company or its Subsidiaries or (B) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exist under any Real Property Lease.

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(g) The Company and each of its Subsidiaries have paid in full all applicable government taxes, fees and other payments if and to the extent due and payable by the Company or its Subsidiaries in relation to the Real Property Lease.

Section 5.21. Intellectual Property.

(a) Section 5.21(a) of the Company Disclosure Letter contains a true, correct and complete list of each item of Intellectual Property that is registered or applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (“Company Registered Intellectual Property”), and proprietary software owned by the Company or one of the Company’s Subsidiaries. The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and all such Company Registered Intellectual Property is subsisting and is valid and enforceable.

(b) The Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary or material for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof, without the need for the Company or its Subsidiaries to acquire or license any other intellectual property rights.

(c) Neither the Company, nor any of its Subsidiaries, have any material trade secrets other than proprietary software, algorithms and pricing data, which is maintained in the form of confidential information that is adequately and properly documented to enable the Company and its Subsidiaries to acquire and retain its full benefit.

(d) None of the current officers, employees or consultants of the Company or any Subsidiary (at the time of their employment or engagement by the Company or such Subsidiary) has been or is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of the Company or such Subsidiary or that would conflict with the business of the Company or such Subsidiary as presently conducted or as proposed to be conducted or that would prevent such officers, employees or consultants from assigning to the Company or such Subsidiary, inventions conceived or reduced to practice in connection with services rendered to the Company or such Subsidiary.

(e) In respect of any In-Licenses granting the Company or any of its Subsidiaries the right to use any Intellectual Property necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof (including all amendments, novations, supplements or replacements to such Material In-Licenses): (i) such Material In-Licenses are in full force and effect, with no termination notice having been received or given by the Company or any of its Subsidiaries thereunder; (ii) no circumstances exist or have existed which entitle the licensor party to terminate or vary in any way such Material In-Licenses; (iii) the obligations of the Company and its Subsidiaries under such Material In-Licenses have been complied with in all material respects; (iv) there is no fact, matter or circumstance that is reasonably likely to entitle a party to terminate or unilaterally vary such Material In-Licenses which would singly, or in the aggregate, result in a Company Material Adverse Effect; and (v) there are no outstanding contingent liabilities in respect of any current written licensing agreement or other arrangement involving any Intellectual Property.

(f) The Company and its Subsidiaries have not, within the last three (3) years, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, and there is no action pending to which the Company or any of the Company’s Subsidiaries is a named party, or as to which the Company or any of its Subsidiaries has received a threat in writing, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, and to the Company’s knowledge, there are no circumstances likely to give rise to any such claim.

(g) Except as set forth in Section 5.21(g) of the Company Disclosure Letter, (i) to the knowledge of the Company no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company or any of the Company’s Subsidiaries in any material respect, (ii) the Company and its Subsidiaries have not sent to any Person within the last three (3) years any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of the Company’s Subsidiaries, and (iii) to the Company’s knowledge, there are no circumstances likely to give rise to any such claim.

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(h) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of trade secrets and other confidential information included in their Intellectual Property that are material to the business of the Company and its Subsidiaries, taken as a whole. There has not been any unauthorized disclosure of or unauthorized access to any material trade secrets or other material confidential information of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(i) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Intellectual Property owned by the Company or any of the Company’s Subsidiaries and used in connection with the business.

(j) With respect to the software used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

(k) The Company’s and its Subsidiaries’ use and distribution of (i) software developed by or on behalf of the Company or any Subsidiary, and (ii) Open Source Materials, is in compliance with all Open Source Licenses applicable thereto. Neither the Company nor any Subsidiary has used any Open Source Materials in a manner that requires any material software or Intellectual Property owned by the Company or any of the Company’s Subsidiaries to be subject to Copyleft Licenses.

(l) No licenses to any Intellectual Property have been granted by the Company or any of its Subsidiaries to any third party save for those non-exclusive licenses granted in the ordinary course of the Company’s, or its Subsidiaries’, business.

(m) Neither the Company, nor any of its Subsidiaries, have transferred ownership of or granted any exclusive rights in, and will not be obliged to transfer ownership of or grant any exclusive rights in, any Intellectual Property to any third party.

(n) Neither the Company, nor any of its Subsidiaries, have or will do or omit to do anything which is likely to materially and prejudicially affect any goodwill in the Intellectual Property (such materiality assessed with respect to a Company Material Adverse Effect).

(o) The Company, and each of its Subsidiaries, own (or in the case of software, is licensed to use) all computer hardware or software or any other information technology equipment which is necessary for the carrying on of its business in and to the extent and in the manner which it is presently conducted.

(p) All of the Company’s and its Subsidiaries’ information technology assets are in functional working order and operate and perform in all material respects in conformance with the applicable specifications and documentation for such information technology assets, and all security patches or updates reasonably necessary for the Company or its Subsidiaries to carry on in their business, and that are generally available for the Company’s or its Subsidiaries’ information technology have been implemented or updated in accordance with its corresponding schedules.

(q) To the Company’s knowledge, there have been no errors, security breaches, malfunctions, failures, breakdowns or unauthorized uses of or access to any information technology (or the data within) used by the Company, or its Subsidiaries, within the last two years which has caused (i) a material (such materiality assessed with respect to a Company Material Adverse Effect) loss, disclosure or unauthorized use of business information or data of the Company or any of its Subsidiaries, (ii) a material (such materiality assessed with respect to a Company Material Adverse Effect) permanent inability to recover data; or (iii) a material (such materiality assessed with respect to a Company Material Adverse Effect) disruption to the operations of the business.

(r) There are currently in place procedures which are reasonably designed to (i) prevent unauthorized access to and the introduction of viruses and other contaminants into the information technology used by the Company or its Subsidiaries, (ii) take and store back-up copies of the software and data of the information technology used by the Company or its Subsidiaries, and (iii) manage and mitigate risks which may affect the business operations of the

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Company and its Subsidiaries in the event of malfunctions, failures, breakdown or material performance reduction of the information technology used by the Company or its Subsidiaries or material loss of data, whether due to natural disaster, power failure or otherwise.

(s) None of the bespoke software used by the Company or its Subsidiaries, (i) contains any restrictions on use (ii) will expire before the end of the current calendar year and cannot be renewed on substantially the same terms (iii) allows for third party owner to increase any license fee during the term of the agreement and/or (iv) allows any third party to vary or terminate the terms of the agreement.

Section 5.22. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain and are in compliance with, and during the last three (3) years have maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, including the Personal Data Protection Act 2012 of Singapore, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems. There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party, or as to which the Company or any of its Subsidiaries has received a threat in writing, alleging a violation of any third Person’s privacy or personal information rights.

(b) Except as set forth in Section 5.22(b) of the Company Disclosure Letter, during the last three (3) years (i) there have been, no material breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) there have been no disruptions in any information technology systems that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has (A) experienced any incident in which such information was stolen or improperly accessed, including in connection with a material breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries, save as would not materially adversely affect the Company’s and its Subsidiaries’ business or operations.

Section 5.23. Environmental Matters.

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws in force from time to time, and neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws (such materiality assessed with respect to a Company Material Adverse Effect).

(b) There has been no material release of any Hazardous Materials by the Company or its Subsidiaries at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property.

Section 5.24. Absence of Changes.

(a) Since the date of the most recent statement of financial position included in the Audited Financial Statements, (i) there has not been any Company Material Adverse Effect, or (ii) any occurrence, fact, condition, circumstance or event which has resulted in a material alteration in the nature, scope or manner of the Company’s business, or the business of each of its Subsidiaries.

(b) Except as set forth in Section 5.24 of the Company Disclosure Letter, the Company has, in all material respects, lawfully carried on its business as a going concern in the ordinary and usual course and there has been no occurrence, fact, condition, circumstance or event which has resulted in a Company Material Adverse Effect on, or resulted in a material alteration in the nature, scope or manner of conducting the business of the Company, and each of its Subsidiaries.

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(c) Neither the Company, nor any of its Subsidiaries, have entered into any transaction, assumed or incurred any liabilities (including contingent liabilities), made any payment, or agreed to do any of the foregoing, in each case, which is not in the ordinary and usual course of business.

(d) No dividend or other distribution has been, or agreed to be, declared, made or paid to the Company’s members except as provided for in the Audited Financial Statements.

Section 5.25. Anti-Corruption Compliance.

(a) Neither the Company nor its Subsidiaries, nor any of their directors or officers, nor to the knowledge of the Company, any of the Company or its Subsidiaries’ respective, employees, agents, commissioners (if any), Representatives or other Persons acting for or on behalf of the Company or any of its Subsidiaries has: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible), or taken any action that would be unlawful under any applicable Anti-Bribery Laws, whether governmental or commercial (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or commercial entity to obtain a business advantage such as the Prevention of Corruption Act 1960 of Singapore, the Foreign Corrupt Practices Act of 1977, as amended, or the U.K. Bribery Act 2010 (collectively, “Anticorruption Laws”); (ii) been in violation of any Anticorruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anticorruption Law.

(b) Each of the Company and its Subsidiaries have implemented and maintains reasonable procedures to manage risks of non-compliance by each agent, director, commissioner, officer or employee of such Person with applicable Anticorruption Laws, and has instituted and maintained internal controls, policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(c) Neither the Company nor its Subsidiaries, nor any of their directors or officers, nor to the knowledge of the Company, any of the Company or its Subsidiaries’ respective, employees, agents, commissioners (if any), Representatives or other Persons acting for or on behalf of the Company or any of its Subsidiaries has been or is, the subject of any internal investigations, or third-party investigations (including by any Governmental Authority), or internal or external audits, or proceedings, that address any allegations or information concerning possible violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

(d) There have been no false or fictitious entries made in the books and records of the Company, or any of its Subsidiaries, relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and the Company, and its Subsidiaries, have not established or maintained a secret or unrecorded fund.

Section 5.26. Anti-Money Laundering, Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries, each of their respective directors and officers, and to the knowledge of the Company, each of their respective employees, agents, commissioner (if any), Representatives and other Persons acting on behalf of the Company or any of the Company’s Subsidiaries (i) are, and have been, in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws in all material respects (such materiality assessed with respect to a Company Material Adverse Effect), and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws.

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(b) Neither the Company, nor any of its Subsidiaries, (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking or terrorist related activities, in violation of any Anti-Money Laundering Laws, Sanctions, or International Trade Laws; or (ii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws, Sanctions, or International Trade Law, and there are and have been no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

(c) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, nor to the knowledge of the Company, any employees, agents, Representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has, been a Sanctioned Person or a Restricted Person, (ii) is acting, or has acted, on behalf of or for the benefit of any Sanctioned Person or a Restricted Person, or (iii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

(d) The Company and its Subsidiaries have implemented and maintains reasonable procedures to manage risks of non-compliance by each agent, director, commissioner, officer or employee of such Person with applicable Anti-Money Laundering Laws, Sanctions and International Trade Laws, and has instituted and maintained internal controls, policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith (including policies and procedures in relation to procurement).

(e) As far as the Company is aware, no Governmental Official nor Governmental Authority presently owns or shall receive an interest, whether direct or indirect, legal or beneficial, in the Company or its Subsidiaries (other than any sovereign wealth funds as limited partners or co-investors in investment funds, or in any other similar capacities) or has or will receive any legal or beneficial interest, other than as required by applicable Laws, in any payments made pursuant to this Agreement.

Section 5.27. Proxy/ Registration Statement. The information supplied by the Company or its Subsidiaries in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) and/or pursuant to Section 14A or declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the Acquiror Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the Acquiror Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.28. Vendors.

(a) Section 5.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, up to the top twenty (20) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending June 30, 2022 (the “Top Vendors”) but only to the extent such transaction volume during the applicable period was $200,000 or more.

(b) Except as set forth in Section 5.28(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 5.29. Government Contracts. Except as set forth in Section 5.29 of the Company Disclosure Letter, the Company is not party to (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services.

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Section 5.30. Sufficiency of Assets. The tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary in all material respects for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course.

Section 5.31. Investment Company. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 5.32. Investigation. Notwithstanding anything contained in this Agreement, each of the Company, its Subsidiaries and Company Shareholders has made its own investigation of Acquiror and acknowledges that neither Acquiror nor any of its equity holders, partners, members and Representatives, including Sponsor and its Affiliates, is making any representation or warranty whatsoever, express or implied, other than those expressly given by Acquiror in Article VI.

Section 5.33. Brokers’ Fees. Except as set forth in Section 5.33 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates with respect to which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 5.34. No Additional Representations or Warranties.

(a) Except as provided in this Agreement, this Article V (including the Company Disclosure Letter) and Section 13.1, neither the Company, nor any of its Affiliates, nor any of their respective directors, commissioners, managers, officers, employees, equity holders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

(b) All documents, information, materials or answers contained in this Agreement and the Company Disclosure Letter or provided to the Acquiror or its Affiliates in written form is true and accurate and there is nothing omitted from any such document, information, material or answer or the Company Disclosure Letter which would render such document, information, material or answer contained in this Agreement and the Company Disclosure Letter misleading in any material respect (such materiality assessed with respect to a Company Material Adverse Effect). To the Company’s knowledge, there is no fact or matter not disclosed which is likely to affect the willingness of the Acquiror to proceed with the Transactions on the terms upon which the Acquiror would be willing to proceed.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as set forth in (a) any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact or factual matters, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 6.8, Section 6.12 or Section 6.15), (b) the disclosure letter delivered by Acquiror to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 13.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article VI), and (c) as otherwise explicitly contemplated by this Agreement, Acquiror represents and warrants to the Company as of the date hereof as follows:

Section 6.1. Acquiror Organization. Acquiror has been duly incorporated and is validly existing as an exempted company in good under the Laws the Cayman Islands and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Acquiror is duly licensed or qualified and in good standing as a foreign

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company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have or reasonably be expected to have, a material adverse effect on Acquiror.

Section 6.2. Due Authorization.

(a) Acquiror has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by the board of directors of Acquiror and (B) determined by the board of directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror is necessary to authorize this Agreement and the documents contemplated hereby other than the Acquiror Shareholder Approval. This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by Acquiror, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present, each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 10.2(a)(i), shall require approval by an Ordinary Resolution (as defined in the Acquiror’s Governing Documents), which requires an affirmative vote of the holders of at least a majority of the issued and outstanding Acquiror Shares entitled to vote who attend (in person or by proxy) and vote (in person or by proxy) thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose.

(c) The foregoing votes (which include the Acquiror Shareholder Approval) are the only votes of any of Acquiror’s Shares necessary in connection with entry into this Agreement by Acquiror and the consummation of the transactions contemplated hereby, including the Closing.

(d) At a meeting duly called and held, the board of directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 6.3. No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and the other documents contemplated hereby by Acquiror and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror is a party or by which Acquiror may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Acquiror, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing does not or would not, individually or in the aggregate, prevent or materially adversely affect the ability of Acquiror to consummate the Transactions.

Section 6.4. Litigation and Proceedings. As of the date hereof (a) there are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or its properties or assets; and (b) there is no outstanding Governmental Order imposed upon Acquiror, nor are any properties or assets of Acquiror or its business bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, be or reasonably be expected to be material to the business of Acquiror.

Section 6.5. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since June 16, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such

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filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.6. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to (i) ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and (ii) be effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is reasonably sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) To the knowledge of Acquiror, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) The Acquiror SEC Filings contain true and complete copies of (i) the audited balance sheet as of December 31, 2021, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from April 16, 2021 (inception) through December 31, 2021, together with the auditor’s reports thereon and (ii) the unaudited balance sheet as of June 30, 2022, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from January 1, 2022 through June 30, 2022 (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings or as otherwise set forth in Section 6.6 of the Acquiror Disclosure Letter, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the Acquiror Financial Statements as of and for the six months ended June 30, 2022, to normal year-end adjustment and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and subject, in the case of the Acquiror Financial Statements as of and for the six months ended June 30, 2022, to normal year-end adjustment and the absence of footnotes), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror nor any director or officer of Acquiror nor, to the knowledge of Acquiror, any employee of Acquiror or Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

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Section 6.7. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of Acquiror with respect to Acquiror’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) as otherwise disclosed in Section 6.7 of the Acquiror Disclosure Letter, (b) for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement and (c) the filing of the Proxy/Registration Statement with the SEC.

Section 6.8. Trust Account. As of the date of this Agreement, Acquiror has at least $115,000,000 in the Trust Account (including, if applicable, an aggregate of approximately $4,025,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of October 12, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Ordinary Shares initially sold in Acquiror’s initial public offering who shall have elected to redeem their Acquiror Ordinary Shares pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, in breach or delinquent in performance or any other respect (to the knowledge of Acquiror, claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby (other than use of the funds in the Trust Account for Acquiror Share Redemptions and to pay the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions). To the knowledge of Acquiror, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount in the Trust Account except to the extent such Acquiror Shareholder has exercised an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Acquiror does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date (other than use of the funds in the Trust Account for Acquiror Share Redemptions and to pay the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions).

Section 6.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.10. Absence of Changes. Since March 31, 2022, (a) there has not been any event or occurrence that has, or would reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of Acquiror to consummate the Transactions and (b) except as set forth in Section 6.10 of the Acquiror Disclosure Letter, Acquiror has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 6.11. No Undisclosed Liabilities. Except for any Acquiror Transaction Expenses, there is no liability, debt or obligation of or claim or judgment against Acquiror (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror, or (c) which would not be, or would not reasonably be expected to be, material to the business of Acquiror.

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Section 6.12. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror consists of (i) 300,000,000 Acquiror Class A Ordinary Shares, 11,500,000 of which are issued and outstanding as of the date of this Agreement, 256,668 of which remain in unseparated units issued in Acquiror’s initial public offering (“Units”) and 11,243,332 of which have separated from Units and are trading separately on the Nasdaq Global Market, (ii) 30,000,000 Acquiror Class B Ordinary Shares, of which 2,875,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Shares”). The foregoing represents all of the issued and outstanding Acquiror Shares as of the date of this Agreement. All issued and outstanding Acquiror Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) As of the date of this Agreement, 14,365,000 Acquiror Warrants are issued and outstanding, 14,108,332 of which have separated from the Units and 356,668 of which remain in unseparated Units. The Acquiror Warrants are not exercisable until thirty (30) days after the closing of a Business Combination. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Shares.

(c) Except as set forth in this Section 6.12 or as contemplated by this Agreement or the other documents contemplated hereby (including the PIPE Investment), Acquiror has not granted any outstanding options, warrants, rights or other securities convertible, exercisable or exchangeable for Acquiror Shares, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Shares or the value of which is determined by reference to the Acquiror Shares, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Shares.

(d) The Acquiror has no Subsidiaries, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 6.13. Brokers’ Fees. Except for fees described in Section 6.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 6.14. Indebtedness. Except as set forth in Section 6.14 of the Acquiror Disclosure Letter or as permitted by Section 9.4 after the date hereof, Acquiror does not have any Indebtedness exceeding $100,000.

Section 6.15. Taxes.

(a) All material Tax Returns required to be filed by or with respect to Acquiror have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

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(b) Acquiror has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against Acquiror that remains unpaid.

(e) There is no material Tax audit or other examination of Acquiror presently in progress with respect to any material Taxes, nor has Acquiror been notified in writing of any request or threat for such an audit or other examination, and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror.

(f) The Acquiror has not made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes. The Acquiror has not made a change of any method of accounting with respect to any Taxes.

(g) The Acquiror is not a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) Within the past three (3) years, no written claim has been made by any Governmental Authority where the Acquiror does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(i) Except as contemplated by this Agreement and the Transactions, Acquiror has not taken any action or agreed to take any action, nor to the knowledge of Acquiror are there any facts or circumstances, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 6.16. Business Activities.

(a) Since formation, Acquiror has not conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror.

(b) Except for the transactions contemplated by this Agreement and the other Transaction Documents, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to or bound by, and does not have its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the other Transaction Documents to which it is party and the other documents and transactions contemplated hereby and thereby (including with respect to Acquiror Transaction Expenses) and contracts with the underwriters of Acquiror’s initial public offering, Acquiror is not party to any Contract with any other Person that would require payments by Acquiror after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract (or in the aggregate with any series of related Contracts) other than Working Capital Loans. As of the date of this Agreement, the aggregate amount outstanding under the Working Capital Loans is $0.

Section 6.17. Nasdaq Stock Market Listing. The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed on the Nasdaq Global Market under the symbol “FATP”. Acquiror is in compliance in all material respects with the rules of Nasdaq and there is no Action or proceeding pending or, to the

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knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or terminate the listing of Acquiror Class A Ordinary Shares on Nasdaq. None of Acquiror nor any of its Affiliates or Representatives has taken any action to terminate the registration of the Acquiror Class A Ordinary Shares under the Exchange Act except as expressly contemplated by this Agreement or any other Transaction Document.

Section 6.18. Proxy/Registration Statement. The information supplied by Acquiror in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) and/or pursuant to Section 14A or declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Acquiror Shareholders, and (c) the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.19. Reserved.

Section 6.20. No Outside Reliance. Notwithstanding anything contained in this Article VI or any other provision hereof, each of Acquiror and any of its respective directors, managers, officers, employees, equity holders, partners, members or Representatives acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its Representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Section 6.21. Statutory Registers. (a) Except as set forth on Section 6.21 of the Acquiror Disclosure Letter, all registers, statutory books, books of account and other corporate records of the Acquiror are up-to-date, maintained in accordance with applicable Law on a proper and consistent basis, contain complete and accurate records of all matters required to be dealt with in such books and records, and have attached to them copies of all such resolutions and agreements as are required by Law to be filed.

Section 6.22. Legal Compliance.

(a) Except as would not be material to the business of the Acquiror, Acquiror is in compliance with all applicable Laws in all material respects.

(b) Since its inception, Acquiror has not received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been and would not be material to the business of Acquiror.

(c) Acquiror maintains a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violations of applicable Law by any of Acquiror’s directors, officers, employees or Representatives or other Persons, acting on behalf of Acquiror will be prevented, detected and deterred.

Section 6.23. Anti-Corruption Compliance.

(a) Neither Acquiror, nor any of its directors or officers, nor to the knowledge of the Acquiror, any of Acquiror’s employees, agents, Representatives or other Persons acting for or on behalf of Acquiror has, in the past four (4) years: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anticorruption (governmental or commercial)

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laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or commercial entity to obtain a business advantage such as the Foreign Corrupt Practices Act of 1977, as amended, or the U.K. Bribery Act 2010 (collectively, “Anticorruption Laws”); (ii) been in violation of any Anticorruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting Acquiror, or any agent or any other Person acting for or on behalf of Acquiror, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anticorruption Law.

(b) Acquiror has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) As of the date hereof, to the knowledge of Acquiror, there are no current or pending internal investigations, or third-party investigations (including by any Governmental Authority), or internal or external audits, that address any allegations or information concerning possible violations of the Anti-Bribery Laws related to Acquiror.

Section 6.24. Anti-Money Laundering, Sanctions and International Trade Compliance.

(a) Acquiror, its directors and officers, and to the knowledge of Acquiror, each of its employees, agents, Representatives and other Persons acting on behalf of Acquiror (i) are, and have been for the past four (4) years, in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws. There are and have for the past four (4) years been no pending or, to the knowledge of Acquiror, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against Acquiror related to any Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

(b) Neither Acquiror nor any of its directors or officers, nor to the knowledge of Acquiror, any employees, agents, Representatives or other Persons acting on behalf of Acquiror, (i) is, or has during the past four (4) years, been a Sanctioned Person or a Restricted Person, or (ii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

(c) Acquiror has in place written policies, procedures, controls, and systems designed to ensure compliance with all applicable Anti-Money Laundering Laws, Sanctions and International Trade Laws.

Section 6.25. No Additional Representation or Warranties. Except as expressly provided in this Article VI, none of Acquiror, any of its Affiliates, or any of their respective directors, managers, officers, employees, shareholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror and its respective Subsidiaries and, except as provided in this Article VI, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or any of its respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror and its respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or Representatives or otherwise.

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ARTICLE VII
[RESERVED]

ARTICLE VIII
COVENANTS OF THE COMPANY

Section 8.1. Company Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XII (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents, (ii) as required by Law or (iii) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (A) use reasonable best efforts to operate its business in the ordinary course consistent with past practice; and (B) comply with its Governing Documents. Without limiting the generality of the foregoing, except as set forth on Section 8.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the other Transaction Documents or required by Law:

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries;

(b) make or declare any dividend or distribution to the shareholders of the Company or make any other distributions in respect of any of the Company Shares or other Equity Securities of the Company;

(c) (i) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ Equity Securities, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction; or (ii) amend any term or alter any rights of any of its outstanding Equity Securities;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital or outstanding Equity Securities of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares or Equity Securities of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests in accordance with the terms of the applicable Company Incentive Plan as in effect on the date hereof and (ii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed in Section 5.13(a) of the Company Disclosure Letter, other than (i) in the ordinary course of business consistent with past practice or as required by Law or (ii) in connection with the payment or discharge of obligations to creditors of the Company in furtherance of the consummation of the Exchange;

(f) sell, assign, transfer, convey, lease, exclusively license or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g) except as otherwise required by Law or pursuant to the Contracts listed in Section 5.13(a) of the Company Disclosure Letter, (i) grant any equity or equity based awards or other severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee in the ordinary course of business consistent with past practice and pursuant to existing Company Incentive Plans as in effect on the date hereof, (ii) make any change in the key management structure of the Company, including the hiring of additional officers (other than such hiring in the ordinary course of business consistent with past practice) or the termination of existing officers, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any Key Executive except in the ordinary course of business consistent with past practice and pursuant to existing Company Benefit Plans as in effect on the date hereof, (v) increase the cash component or bonus opportunity of any officer or director except in the ordinary course of business consistent with past practice and pursuant to existing Company Benefit Plans as in effect on the date hereof, (vi) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vii) except in the ordinary course of business consistent with past practice, take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries;

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(h) (i) acquire (whether by merger, consolidation, amalgamation, scheme or similar transaction, purchase of securities of or otherwise) any corporation, partnership, association, joint venture or other business organization or division thereof; or (ii) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, contributions to capital, or loans or advances, with a value or purchase price in excess of $100,000 individually or $200,000 in the aggregate, other than in the ordinary course funding and cash management by the Company or its Subsidiaries of the Company’s Subsidiaries;

(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur, assume or guarantee or otherwise become liable for any Indebtedness, except (i) borrowings under credit agreements disclosed in Section 8.1 of the Company Disclosure Letter, in the form that exists on the date hereof, or (ii) the ordinary course funding and cash management by the Company or the Company’s Subsidiaries;

(j) except in the ordinary course of business consistent with past practice, (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries, and customary commercial Contracts not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or with respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(k) except as contemplated by this Agreement and the Transactions contemplated hereby, take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(l) issue any additional Company Shares, Equity Securities or securities exercisable for or convertible or exchangeable into Company Shares or other Equity Securities of the Company;

(m) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Exchange);

(n) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate;

(o) grant to, or agree to grant to, any Person rights to any Intellectual Property or software that is material to the Company and its Subsidiaries, taken as a whole, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

(p) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth in Section 8.1(p) of the Company Disclosure Letter, in the aggregate;

(q) manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(r) terminate without replacement, or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(s) waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(t) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant

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any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(u) terminate without replacement or amend in a manner materially adverse to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring any risks of the business of the Company or any of the Company’s Subsidiaries;

(v) make any material change in its accounting principles or methods unless required by IFRS or applicable Law or, to the extent applicable to the Company or a Subsidiary, applicable local accounting standards; or

(w) enter into any agreement to do any action prohibited under this Section 8.1.

Section 8.2. Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to their respective properties, books, Contracts, Tax Returns, legal proceedings, commitments, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession or control of the Company or its Subsidiaries as such representatives may reasonably request, for the purposes of and in connection with the Transactions. All information obtained by Acquiror or its Representatives pursuant to this Section 8.2 shall be subject to the Confidentiality Agreement.

Section 8.3. Preparation and Delivery of Additional Company Financial Statements.

(a) If the Effective Time has not occurred prior to September 30, 2022, as soon as reasonably practicable following September 30, 2022, the Company shall deliver to Acquiror the unaudited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the six-month period ended June 30, 2022, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Company H1 Financial Statements”). Upon delivery of the Company H1 Financial Statements, the representations and warranties set forth in Section 5.9 shall be deemed to apply to the Company H1 Financial Statements in the same manner as the Q1 Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 5.9 as of the date of this Agreement. Upon delivery of the H1 Pro Forma Financial Statements, the representations and warranties set forth in Section 5.9(c) shall be deemed to apply to such H1 Pro Forma Financial Statements in the same manner as the Pro Forma Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 5.9 as of the date of this Agreement.

(b) Each of the Company and Acquiror shall each use its reasonable best efforts to (i) assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, any of its Subsidiaries, or Acquiror, in preparing in a timely manner other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by Acquiror or the Company with the SEC in connection with the Transactions, and (ii) to obtain the consent of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

Section 8.4. Related Party Agreements. All Related Party Agreements set forth in Section 8.4 of the Company Disclosure Letter, which for the avoidance of doubt shall not include Related Party Agreements with respect to a Company Related Party’s employment, consultation or other similar engagement and incentive arrangements, shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 8.4 of the Company Disclosure Letter.

Section 8.5. Alternative Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article XII, the Company and its Subsidiaries shall not, and shall direct its controlled, controlling and common control Affiliates, and its and their respective Representatives not to, directly or indirectly,

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(a) solicit, initiate or pursue any inquiry, indication of interest, proposal or offer relating to an Alternative Proposal, (b) participate in or continue any discussions or negotiations with any third party with respect to, or furnish or make available, any information concerning the Company or any of its Subsidiaries to any third party relating to an Alternative Proposal or provide to any third-party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case for the purpose of encouraging or facilitating an Alternative Proposal, or (c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Alternative Proposal, or (d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Alternative Proposal. From and after the date hereof, the Company shall, and shall instruct its officers and directors to, and the Company shall instruct and cause its Representatives, Subsidiaries and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than Acquiror and its Representatives) with respect to an Alternative Proposal.

Section 8.6. Nasdaq Listing. From the date of this Agreement through the earlier of the Closing and termination of this Agreement, the Company shall provide all reasonable assistance reasonably required by Acquiror in order for the review of any “Listing of Additional Shares Notification Form” filed by Acquiror with Nasdaq pursuant to Section 9.2 to be completed prior to the Effective Time.

Section 8.7. Notice of Developments. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event prior to the Closing) notify Acquiror in writing, upon the Company or any of its Subsidiaries becoming aware (awareness being determined with reference to the knowledge of the Company) of: (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied, (b) any breach of a representation or warranty given by the Company in Article V or (c) any notice or other communication from any Governmental Authority which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 8.7 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, Acquiror.

Section 8.8. No Trading. The Company acknowledges and agrees that it is aware, and that its Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not and shall cause its Subsidiaries and its and their directors, officers and other Affiliates not to purchase or sell any securities of Acquiror in violation of such Laws.

Section 8.9. Shareholder Litigation. Without limiting Section 8.1: (a) in the event that any litigation related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries or the board of directors of the Company or any of its Subsidiaries by any Company Shareholders prior to the Closing, the Company shall promptly after becoming aware of such litigation notify Acquiror of such litigation and keep Acquiror reasonably informed with respect to the status thereof; and (b) the Company shall provide Acquiror Sub the opportunity to participate in (at its own cost and expense and subject to a customary joint defense agreement), but not control, the defense of any such litigation and shall consider in good faith Acquiror’s suggestions with respect to such litigation, and shall not settle any such litigation without the prior written consent of Acquiror, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 8.10. Encouragement of Company Shareholders to Exchange Shares. As soon as practicable following the date that the Proxy/Registration Statement has been declared effective by the SEC, the Company will distribute copies of the Prospectus/Proxy Statement contained therein to the Company Shareholders and exert its commercially reasonable best efforts to encourage (i) all of the Company Shareholders to irrevocably submit their duly executed Share Exchange Agreements and Company Shares duly endorsed for transfer for exchange to Acquiror and (ii) each holder of Unvested Grant Shares to submit to Acquiror and the Company a duly executed Unvested Restricted Share Amendment, in each case by the date of the Acquiror Shareholders’ Meeting.

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ARTICLE IX
COVENANTS OF ACQUIROR

Section 9.1. Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article XI and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions and pay to the underwriters of Acquiror’s initial public offering all outstanding deferred underwriting commissions, and (B) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein.

Section 9.2. Nasdaq. From the date of this Agreement through the Closing, Acquiror shall use its reasonable best efforts to ensure that the Acquiror Ordinary Shares remain listed on the Nasdaq Global Market. In addition, to the extent required, Acquiror shall timely file a “Listing of Additional Shares Notification Form” with Nasdaq with respect to the Acquiror Class A Ordinary Shares to be issued in connection with the Transactions, including pursuant to the Exchange, and to use its reasonable best efforts to have the review of such form completed prior to the Effective Time.

Section 9.3. No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article XII, Acquiror shall not, and shall direct the Sponsor and its controlled Affiliates and its and their respective officers, directors and Representatives not to, directly or indirectly (a) solicit, initiate, or pursue any inquiry, indication of interest, proposal or offer relating to an Acquiror Acquisition Proposal, (b) participate in or continue any discussions or negotiations with any third-party with respect to, or furnish or make available, any information concerning Acquiror to any third party relating to an Acquiror Acquisition Proposal, or provide to any third-party access to the businesses, properties, assets or personnel of Acquiror, in each case for the purpose of encouraging or facilitating an Acquiror Acquisition Proposal or (c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Acquiror Acquisition Proposal, or (d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Acquiror Acquisition Proposal. From and after the date hereof, Acquiror shall, and shall direct the Sponsor and its controlled Affiliates and its and their respective officers, directors and Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than the Company and its Representatives) with respect to an Acquiror Acquisition Proposal.

Section 9.4. Conduct of Business. During the Interim Period, Acquiror shall, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents (including as contemplated by any PIPE Investment consented to by the Company in accordance with Section 9.10 or any Pool Offering consented to by the Company in accordance with Section 9.11), (ii) as required by Law, (iii) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (iv) as set forth in Section 9.4 of the Acquiror Disclosure Letter, (A) use reasonable best efforts to operate its business in the ordinary course consistent with past practice; and (B) comply in all material respects with its Governing Documents. Without limiting the generality of the foregoing, except as set forth in Section 9.4 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, except as otherwise contemplated by this Agreement or the other Transaction Documents or as required by Law:

(a) change, modify or amend the Trust Agreement or its Governing Documents, or seek any approval from its shareholders to do so, except as contemplated by the Transaction Proposals;

(b) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

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(c) (A) make or declare any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities, (B) split, combine, reclassify or otherwise amend any terms of its Equity Securities, or (C) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, other than, redemptions of Acquiror Class A Ordinary Shares made as part of the Acquiror Share Redemptions;

(d) except in the ordinary course of business consistent with past practice, (A) make or change any material election in respect of material Taxes, (B) materially amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts not primarily related to Taxes), (E) settle any claim or assessment in respect of material Taxes, or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or with respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(e) except as contemplated by this Agreement or the Transactions, take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(f) other than as expressly required by the Sponsor Support Agreement or any other Transaction Document, enter into, renew or amend in any material respect, any Contract with Sponsor or an Affiliate of Acquiror (including (i) any Person in which the Sponsor has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater and (ii) any Person who has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater in the Sponsor) other than a Working Capital Loan;

(g) incur, guarantee or otherwise become liable for any Indebtedness, other than (i) liabilities incurred in the ordinary course of business and in an amount, individually or in the aggregate, not to exceed $100,000 and (ii) any Acquiror Transaction Expenses;

(h) (A) issue any Equity Securities or securities exercisable for or convertible into Equity Securities (other than the issuance of Equity Securities pursuant to the PIPE Investment and issuances of new Acquiror Warrants issued to Sponsor in respect of any Working Capital Loans or issuances of Acquiror Shares issuable upon, or subject to, the exercise or settlement of the Acquiror Warrants and the issuance of the Aggregate Exchange Consideration and the assumption of the Unvested Grant Shares), (B) grant any options, warrants or other equity-based awards with respect to any Equity Securities not outstanding on the date hereof, or (C) other than pursuant to the Transaction Documents, amend, modify or waive any of the terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(i) make any change in its accounting principles or methods unless required by GAAP or applicable law;

(j) form any Subsidiary;

(k) liquidate, dissolve, reorganize or otherwise wind-up its business and operations; or

(l) enter into any agreement to do any action prohibited under this Section 9.4.

Section 9.5. Acquiror Public Filings. From the date hereof through the Effective Time or the earlier termination of this Agreement, Acquiror will use reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws. All such SEC reports (including any financial statements or schedules included therein) (i) shall be prepared in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) shall not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. As used in this Section 9.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. Any Additional SEC reports which discuss or refer to the Company, this Agreement or the Transactions shall be subject to the prior review and approval of the Company (not to be unreasonably withheld, delayed or conditioned).

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Section 9.6. Shareholder Litigation. Without limiting Section 9.4, in the event that any litigation related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the board of directors of Acquiror by any Acquiror Shareholders prior to the Closing, Acquiror shall promptly after becoming aware of such litigation notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (at its own cost and subject to a customary joint defense agreement), but not control, the defense of any such litigation, and shall consider in good faith the Company’s suggestions with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 9.7. Section 16 Matters. Prior to the Closing Date, Acquiror shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of Acquiror Class A Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to Acquiror, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 9.8. Employee Matters.

(a) Incentive Equity Plan. Prior to the effectiveness of the Registration Statement, the board of directors of Acquiror shall approve and adopt the Equity Incentive Plan which shall be solely for the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Product Officer, Chief Operations Officer or Chief Delivery Officer, Chief Revenue Officer and Chairman, or the role title equivalent for each of the roles performed (the “Incentive Equity Plan”), in the form attached hereto as Exhibit H and in the manner prescribed under applicable Laws, effective as of the Closing Date, which will provide that the total awards under such Incentive Equity Plan will be 2,000,000 Acquiror Class A Ordinary Shares.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 9.8 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any Company Benefit Plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equity holder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 9.9. Post-Closing Directors and Officers of Acquiror. Subject to the terms of Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the board of directors of Acquiror shall consist of (i) one director of Acquiror continuing in office from prior to the Effective Time who will be selected by Acquiror, (ii) the Chairman and the Chief Executive Officer of the Company as of immediately prior to the Effective Time and (iii) four persons who constitute independent directors within the meaning of Nasdaq Rule 5605(a)(2) and who are mutually acceptable to Acquiror and the Company; and

(b) the officers of Acquiror shall consist of the officers of the Company as of immediately prior to the Effective Time, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 9.10. PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Acquiror shall use its reasonable commercial efforts to enter into and consummate Subscription Agreements with investors relating to a PIPE Investment, and Acquiror and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Acquiror). The Acquiror shall use its reasonable best efforts to satisfy the conditions of the PIPE Investors’ closing

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obligations contained in the Subscription Agreements and consummate the transactions contemplated thereby. The Acquiror shall not terminate, amend or waive in any manner materially adverse to the Acquiror, any Subscription Agreement without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned), other than (i) as expressly provided for by the terms of the Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements. Each of the Acquiror and, as applicable, the Company, shall, and shall cause its Affiliates to, use commercially reasonable efforts to avoid being in breach or default under the Subscription Agreements. Additionally, during the Interim Period, the Acquiror may, but shall not be required to, enter into and consummate additional Subscription Agreements with additional PIPE Investors, including in the event that there is an actual or threatened material breach or default by a PIPE Investor under a Subscription Agreement, or the Acquiror reasonably believes in good faith that such PIPE Investor otherwise is not willing or able to consummate the transactions contemplated thereby upon the satisfaction of the conditions of such PIPE Investor’s closing obligations thereunder, which additional Subscription Agreements shall become part of the PIPE Investment hereunder; provided, that the terms of such additional Subscription Agreements shall not, without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned), be on materially less favorable terms to the Acquiror or the Company than those set forth in existing Subscription Agreements. If the Acquiror elects to seek such additional Subscription Agreements (with, solely with respect to any additional Subscription Agreements containing terms that are substantially different from the terms of Subscription Agreements then in effect, the Company’s prior written consent, not to be unreasonably withheld, delayed or conditioned), the Acquiror and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such additional Subscription Agreements and use their respective reasonable efforts to cause such additional Subscription Agreements to be executed and the transactions contemplated thereby to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the Acquiror). The Acquiror will deliver to the Company true, correct and complete copies of each Subscription Agreement entered into by the Acquiror and any other Contracts between the Acquiror and PIPE Investors that could affect the obligation of such PIPE Investors to contribute to the Acquiror their applicable portion of the aggregate gross proceeds of the PIPE Investment as set forth in the Subscription Agreement of such PIPE Investor. The Company shall not enter into any Contract with a PIPE Investor during the Interim Period without the prior written consent of the Acquiror, not to be unreasonably withheld, delayed or conditioned.

Section 9.11. Support Pool. Without limiting anything to the contrary contained herein, during the Interim Period, Acquiror shall be entitled to issue in one or more private placements (each a “Pool Offering”) to investors mutually reasonably acceptable to Acquiror and the Company (each a “Pool Investor”) Class A Ordinary Shares and/or any combination of Preference Shares convertible into Class A Ordinary Shares or warrants, options or rights that are exercisable for Class A Ordinary Shares (“Pool Securities”) all in an aggregate amount equal on a fully-diluted basis to one million (1,000,000) Class A Ordinary Shares (the “Pool Shares”) for purposes that are mutually reasonably acceptable to Acquiror and the Company and pursuant to subscription agreements and other related private placement documents in form and substance mutually reasonably acceptable to Acquiror and the Company (“Pool Subscription Documents”). The Pool Subscription Documents may provide that the Pool Securities offered pursuant thereto may be issued before, at or after the Closing as may be mutually reasonably acceptable to Acquiror and the Company. The Acquiror and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such Pool Offerings and use their respective reasonable efforts to cause such Pool Subscription Documents to be executed and the transactions contemplated thereby to occur (including having the Company’s senior management participate in any Pool Investor meetings and roadshows as reasonably requested by the Acquiror). The Acquiror will deliver to the Company true, correct and complete copies of all Pool Subscription Documents entered into by the Acquiror and any other Contracts between the Acquiror and Pool Investors that could affect the obligation of such Pool Investors to contribute to the Acquiror their applicable portion of the aggregate gross proceeds of the Pool Offering as set forth in the Pool Subscription Documents of such Pool Investor.

Section 9.12. Notice of Developments. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Acquiror shall promptly (and in any event prior to the Closing) notify the Company in writing, upon Acquiror becoming aware (awareness being determined with reference to the knowledge of Acquiror) of: (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied, (b) any breach of a representation or warranty given by Acquiror in Article VI or (c) any notice or other communication from any Governmental Authority which is reasonably likely,

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individually or in the aggregate, to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 9.12 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to the Company.

ARTICLE X
JOINT COVENANTS

Section 10.1. Regulatory Approvals; Other Filings.

(a) Each of the Company and Acquiror shall use its commercially reasonable efforts to cooperate in good faith with any Governmental Authority and use its commercially reasonable efforts to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as reasonably practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company and Acquiror shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as reasonably possible after the execution of this Agreement.

(b) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate in good faith with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall (and shall cause its Subsidiaries to) promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other party an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that neither party shall extend any waiting period or comparable period or enter into any agreement with any Governmental Authority without the written consent of the other party. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(c) Subject to Section 13.6, the Company, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and other related fees in connection with the Regulatory Approvals.

Section 10.2. Preparation of Proxy/Registration Statement; Acquiror Shareholders’ Meeting and Approvals.

(a) Proxy/Registration Statement and Prospectus.

(i)	As promptly as reasonably practicable after the execution of this Agreement, the Company and Acquiror shall prepare, and Acquiror shall file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including a proxy statement, the “Proxy/Registration Statement”) among other things, registering the Acquiror Class A Ordinary Shares issuable to the Company Shareholders pursuant to this Agreement and relating to the Acquiror Shareholders’ Meeting to approve and adopt:

A.	this Agreement, the other Transaction Documents, and the business combination contemplated in this Agreement (and, to the extent required, the issuance of any shares in connection with the PIPE Investment),

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B.	the approval of the Acquiror Amended & Restated Charter,

C.	the approval for purposes of complying with applicable listing rules of Nasdaq, of the issuance of Acquiror’s Class A Ordinary Shares and Series A Convertible Preference Shares as contemplated in this Agreement and the PIPE Investment;

D.	the adoption and approval of the Incentive Equity Plan in the form attached hereto as Exhibit H which will provide that the total awards under such Equity Plan will be 2,000,000 Acquiror Class A Ordinary Shares,

E.	the adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or any proposal in (E), and

F.	any other proposals as the SEC (or a staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals in (A) through (E), collectively, the “Transaction Proposals”).

(ii)	Acquiror and the Company shall (and the Company shall cause each of its Subsidiaries to) each use its commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, each of the Company and Acquiror shall (and the Company shall cause each of its Subsidiaries to) use its commercially reasonable efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Acquiror Class A Ordinary Shares pursuant to this Agreement. Each of the Company and Acquiror also agrees to (and shall cause each of its Subsidiaries to) use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company and its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action.

(iii)	Each of Acquiror and the Company shall furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions.

(iv)	Subject to Section 13.6, the Company, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees.

(v)	Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by Acquiror and the Company. Acquiror will advise the Company promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of any Acquiror Class A Ordinary Shares to be issued or issuable in connection with this Agreement (or upon exercise of any warrant under the New Crystal Technology Services Warrant Agreement) for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company or Acquiror (as applicable) a reasonable opportunity to provide comments and

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amendments to any such filing. Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(vi)	Each of Acquiror and the Company shall ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in (A) the Proxy/Registration Statement will, at the time the Proxy/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Proxy/Registration Statement, as amended or supplemented pursuant to Section 10.2(a)(vii), will, at the date it is first mailed to the Acquiror Shareholders or mailed or otherwise provided to the Company Shareholders, and at the time of the Acquiror Shareholders’ Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(vii)	If at any time prior to the Effective Time the Company or Acquiror becomes aware that the Proxy/Registration Statement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and the Acquiror and the Company shall cooperate to prepare and have Acquiror promptly file with the SEC an appropriate amendment or supplement to the Proxy/Registration Statement that corrects such misstatement or omission and, to the extent required by Law, shall disseminate such amendment or supplement to the Acquiror Shareholders and Company Shareholders.

(b) Acquiror Shareholder Approval.

(i)	After the Proxy/Registration Statement is declared effective under the Securities Act, Acquiror shall (A) within ten (10) Business Days thereof, mail the Proxy/Registration Statement to the Acquiror Shareholders (which shall set forth a record date for, duly call and give notice of a meeting of the Acquiror Shareholders (including any adjournment or postponement thereof, the “Acquiror Shareholders’ Meeting”)) and (B) no later than thirty (30) Business Days after the mailing of the Proxy/Registration Statement to the Acquiror Shareholders, or such other date as may be agreed by Acquiror and the Company, acting reasonably, hold such Acquiror Shareholders’ Meeting for the purpose of voting on the Transaction Proposals, obtaining the Acquiror Shareholders’ Approval (including if necessary any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), and providing Acquiror Shareholders with the opportunity to elect to effect an Acquiror Share Redemption and such other matters as may be mutually agreed by Acquiror and the Company.

(ii)	Acquiror will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the Acquiror Shareholders’ Approval, and (B) obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules and the Acquiror’s Governing Documents. Acquiror (A) shall consult with the Company regarding the record date and the date of the Acquiror Shareholders’ Meeting, and (B) shall not adjourn or postpone the Acquiror Shareholders’ Meeting more than twice (and in that event, for no more than thirty (30) days in the aggregate) without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that Acquiror shall not be required to adjourn or propose to adjourn the Acquiror Shareholders’ Meeting.

(iii)	The Proxy/Registration Statement shall include a statement to the effect that the board of directors of Acquiror (the “Acquiror Board”) has unanimously recommended that the Acquiror Shareholders vote in favor of the Transaction Proposals at the Acquiror Shareholders’ Meeting (such statement, the “Acquiror Board Recommendation”) and neither the Acquiror Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Acquiror Board Recommendation.

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(c) Company Preference Conversion. If and to the extent that any Company Preference Shares remain outstanding as of a date five (5) Business Days prior to the date of Exchange, the Company shall with reasonable promptness (and in any event prior to the Exchange) procure that all Company Preference Shares, and any other preferred shares in the capital of the Company, are duly converted into Company Ordinary Shares in accordance with the Company’s Governing Documents.

Section 10.3. Support of Transaction. Without limiting any covenant contained in Article VIII or Article IX, Acquiror and the Company shall each, and each shall cause its Subsidiaries to, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror or the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article XI or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable; provided that the Company shall not be required to act or omit to take any action that would constitute a breach of Section 8.1 and Acquiror shall not be required to act or omit to take any action that would constitute a breach of Section 9.4.

Section 10.4. Further Actions.

(a) Prior to the Closing, each of the Company and Acquiror shall take all such actions as are reasonably necessary so that the Transactions shall be consummated in accordance with the terms and subject to the conditions set forth in this Agreement. Without limiting the generality of the foregoing:

(i)	to the extent applicable, as soon as practicable following the execution of this Agreement, each of the Company and Acquiror shall contact and engage with its secured creditors (if any) and such other creditors of the Company and/or Acquiror as may be agreed between Acquiror and the Company and use its reasonable best efforts to obtain the written consent of such creditors to the Exchange and the Transactions on terms satisfactory to the Company and the Acquiror, both acting reasonably;

(ii)	as soon as practicable before or following (as applicable) the effectiveness of the Proxy/Registration Statement each of the Company and Acquiror shall so far as they are lawfully able, exercise their powers to cause the boards of directors of each of Acquiror and the Company, respectively, to approve the Transactions;

(iii)	as soon as practicable, the Acquiror shall arrange for the payment of applicable stamp duty incurred in relation to any transfer of the Company’s shares pursuant to the Exchange to be made to the Inland Revenue Authority of Singapore; and

(iv)	the Company shall provide to Acquiror the updated electronic register of members of the Company following the filing of the transfer of existing shares with ACRA showing the Acquiror as the shareholder of all of the shares in the Company, which shall confirm that the existing shares have been successfully transferred to the Acquiror; provided that, for the purposes of determining satisfaction of the conditions in Article XI as they relate to the performance of the covenants in this Section 10.4(a)(iii), the words “in all material respects” in Section 11.2(b) shall be disregarded for purposes of determining whether the covenants set forth in this Section 10.4(a)(iii) have been performed.

(b) If at any time prior to the Effective Time the Company or Acquiror becomes aware that any Company Shareholder or Acquiror Shareholder, respectively, or any other person to whom the Company or Acquiror, respectively, is under an obligation, intends to object or has objected to the Exchange or any of the transactions contemplated under this Agreement (or the notification of publication thereof) (each, an “Exchange Objection”), (i) Acquiror and the Company shall discuss in good faith how to address any such Exchange Objection and each of Acquiror and the Company shall use its reasonable efforts to deal with such Exchange Objection so that no Company Shareholder or Acquiror Shareholder, or other person to whom the Company or Acquiror is under an obligation, is able to delay the Transactions or cause the Transactions not to be consummated and (ii) neither the Company nor Acquiror shall agree to any material settlement or accommodation in respect of any Exchange Objection without the prior written consent of the other (not to be unreasonably withheld, conditioned or delayed).

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Section 10.5. Transfer Taxes. With the exception of all stamp duty arising in connection with the transfer of shares pursuant to the Exchange which shall be borne by the Acquiror as an Acquiror Transaction Expense, all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement or the other Transaction Documents shall constitute Company Transaction Expenses.

Section 10.6. No Tax Free Reorganization. The Company and the Acquiror acknowledge and agree that they have not structured this Agreement or the Transactions to be a non-taxable event pursuant to any applicable Tax Laws.

Section 10.7. Cooperation; Consultation.

(a) Prior to the Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement (including the PIPE Investment) the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date hereof until the Effective Time, except to the extent inconsistent with applicable Laws or any confidentiality obligations to third parties, each of Acquiror and the Company shall keep the other reasonably informed from time to time upon reasonable request with respect to the PIPE Investment, including by consulting and cooperating with, and considering in good faith any feedback from, the other or its financial advisors (if any) engaged for the purposes of the Transactions with respect to such matters.

Section 10.8. PIPE Investments. During the Interim Period, each of Acquiror and the Company shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (a) satisfy on a timely basis all conditions and covenants applicable to it in the Subscription Agreements and otherwise comply with its obligations thereunder; (b) in the event that all conditions in the Subscription Agreements (other than conditions that another of them or its Affiliates controls the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to the Closing; (c) confer with the other party regarding timing of the expected Closing Date (as defined in the Subscription Agreements); (d) deliver notices to the counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Subscription Agreements; and (e) cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the applicable Subscription Agreement in accordance with their terms. Acquiror shall take all actions required under the Subscription Agreements with respect to the timely book-entry or issuance and delivery of any physical certificates evidencing Acquiror Class A Ordinary Shares as and when required under any such Subscription Agreements.

Section 10.9. Indemnification and Insurance.

(a) From and after the Effective Time, each of Acquiror and the Company agrees that it shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director and officer of the (i) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company) (the “Company Indemnified Parties”) and (ii) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding,

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whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and each of their respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror and the Company shall, and shall cause their Subsidiaries to (A) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s, Acquiror’s and their Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (B) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Company, Acquiror or their respective Representatives, as applicable) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Company be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2022; provided, that (i) the Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 10.9 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, (i) this Section 10.9 shall survive the Closing indefinitely and shall be binding, jointly and severally, on Acquiror and the Company and all of their respective successors and assigns; and (ii) in the event that Acquiror or the Company or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or Company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, each of Acquiror and the Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror and the Company, as applicable, shall succeed to the obligations set forth in this Section 10.9.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

(e) The provisions of this Section 10.9: (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on Acquiror and the Company and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise, and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the prior written consent of such D&O Indemnified Party.

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ARTICLE XI
CONDITIONS TO OBLIGATIONS

Section 11.1. Conditions to Obligations of Acquiror and the Company at Closing. The obligations of Acquiror and the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by either or both parties:

(a) the Acquiror Shareholder Approval shall have been obtained;

(b) all of the Company Shareholders shall have irrevocably submitted a duly executed Share Exchange Agreement and all of his, her or its original certificates for the Company Shares for exchange for Acquiror Class A Ordinary Shares in the Exchange to Acquiror and each holder of Unvested Grant Shares shall have submitted to Acquiror and the Company a duly executed Unvested Restricted Share Amendment, in each case in accordance with the terms and provisions of this Agreement no later than the date of the Acquiror Shareholders’ Meeting;

(c) the Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) To the extent required, Nasdaq shall have completed its review of the “Listing of Additional Shares Notification Form” filed by Acquiror with Nasdaq with respect to the Acquiror Class A Ordinary Shares to be issued in connection with the Transactions;

(e) no Exchange Objection shall have been raised, or any such Exchange Objection which has been raised shall have been addressed such that no member or creditor of the Company or Acquiror, or other person to whom the Company or Acquiror is under an obligation, shall have the ability to delay the Exchange or cause the Exchange not to be consummated;

(f) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions (any of the foregoing, a “restraint”), other than any such restraint that is immaterial, or for which the relevant Governmental Authority does not have jurisdiction over either of the parties hereto with respect to the Transactions;

(g) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) including funds remaining in the Trust Account after accounting for Acquiror Share Redemptions and the proceeds of any PIPE Investment; and

(h) Acquiror shall have cash and cash equivalents comprising working capital to be used for general corporate purposes, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Acquiror Share Redemption) and the proceeds of any PIPE Investment introduced by the Acquiror, after giving effect to the payment of the Acquiror Transaction Expenses and the Company Transaction Expenses pursuant to the terms of Section 3.5(c) hereof, at least equal to Twenty-Five Million U.S. Dollars ($25,000,000).

(i) Crystal Technology Services Pte. Ltd. shall have executed and delivered to the Company and Acquiror its duly signed counterparts of the New Crystal Technology Warrant Agreement and the Termination of Share Warrant Agreement Dated 17 December 2021 attached as Schedule 3 thereto.

Section 11.2. Conditions to Obligations of Acquiror at Closing. The obligations of Acquiror to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) (i) The representations and warranties of the Company contained in Section 5.6 shall be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, (ii) the Company Fundamental Representations (other than Section 5.6 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects, in each case

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as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, and (iii) each of the representations and warranties of the Company contained in Article V of this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct at and as of such date, except for, in each case under this Section 11.2(a)(iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) all Company Preference Shares, and any other preference shares in the capital of the Company, shall have been converted into Company Ordinary Shares;

(d) Each of the Restrictive Covenant Agreements with each of the Key Executives (other than Giuseppe Donagemma) shall be in full force and effect in accordance with the terms thereof as of the Closing; and

(e) if the Effective Time shall occur on a date following September 30, 2022, the Company H1 Financial Statements shall have been provided pursuant to Section 8.3(c).

Section 11.3. Conditions to the Obligations of the Company at Closing. The obligation of the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of Acquiror contained in Section 6.12 shall be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement; (ii) the Acquiror Fundamental Representations (other than Section 6.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, and (iii) each of the representations and warranties of Acquiror contained in this Agreement other than the Acquiror Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct at and as of such date, except for, in each case under this Section 11.3(a)(iii), inaccuracies or omissions that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement; and

(b) each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects.

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ARTICLE XII
TERMINATION/EFFECTIVENESS

Section 12.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions, other than any such restraint that is immaterial;

(c) by the Company or the Acquiror if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by the Company if the Acquiror Board has publicly announced its proposal, or has publicly announced its resolution, to withhold or withdraw, or to qualify, amend or modify in a manner detrimental to obtaining the Acquiror Shareholders’ Approval, the Acquiror Board Recommendation;

(e) by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 11.2(a) or Section 11.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the date falling 180 days after the date of this Agreement (the “Agreement End Date”), unless Acquiror is in material breach of this Agreement;

(f) by Acquiror if (i) original certificates for less than one hundred percent (100%) of the Company Shares duly endorsed for transfer to Acquiror have been submitted for exchange along with duly executed Share Exchange Agreements from the Company Shareholders or (ii) all holders of Unvested Grant Shares shall not have submitted to Acquiror and the Company a duly executed Unvested Restricted Share Amendment, in each case by the date of the Acquiror Shareholders’ Meeting; or

(g) by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 11.3(a) and Section 11.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach of this Agreement.

Section 12.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company or Acquiror, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of Section 10.5, this Section 12.2 and Article XIII and the Confidentiality Agreement shall survive any termination of this Agreement.

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ARTICLE XIII
MISCELLANEOUS

Section 13.1. Trust Account Waiver. The Company hereby represents and warrants that it has read the final prospectus of Acquiror, dated as of October 12, 2021 and filed with the SEC (File No. 333-257126) on October 14, 2021 (the “Prospectus”) available at www.sec.gov, and understands that Acquiror has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public shareholders (including the public shareholders of the overallotment shares acquired by Acquiror’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the Prospectus, Acquiror may disburse monies from the Trust Account only: (a) to the Public Shareholders with respect to Acquiror Share Redemptions, (b) to the Public Shareholders if Acquiror fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension by an amendment to Acquiror’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses or (d) to Acquiror after or concurrently with the consummation of a Business Combination. The Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement (other than in Section 9.1), neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom) in connection with any claim that arises as a result of, in connection with, or relating to this Agreement or any other Transaction Document, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability under any Transaction Document (collectively, the “Released Claims”). The Company, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) in connection with any Released Claims (including for an alleged breach of this Agreement or any other Transaction Document). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its Affiliates to induce Acquiror to enter into the Transaction Documents, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which action or proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, the Company hereby acknowledges and agrees that the Company’s and each of its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company or any of its Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief or otherwise, Acquiror and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates the associated legal fees and costs in connection with any such action, in the event Acquiror or its Representatives, as applicable, prevails in such action or proceeding.

Section 13.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 13.3. Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other party). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next

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Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt); and (d) if sent by registered post, five (5) days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a)	If to Acquiror, to:
Fat Projects Acquisition Corp 27 Bukit Manis Road Singapore 099892
Attention:	David Andrada & Nils Michaelis
Email:	david@fatprojects.com;
nils@fatprojects.com

with copies to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW, Suite 900 Washington, DC 20001
Attention:	Andrew M. Tucker, Esq.
Eric K. Graben, Esq.
Email:	andy.tucker@nelsonmullins.com
eric.graben@nelsonmullins.com

(b)	If to the Company, to:
Avanseus Holdings Pte. Ltd.
230 Victoria Street, #15-01/08 Bugis Junction
Singapore 188024
Attention:	Bhargab Mitra
MeiLan Ng
Email:	bhargab.mitra@avanseus.com
Meilan.ng@avanseus.com

with copies to (which shall not constitute notice):

Eng and Co. LLC 7 Straits View, #11-01 Marina One East Tower
Singapore 018936
Attention:	Rachel Eng
Andrew Heng
Email:	rachel.eng@mail.engandcollc.com Andrew.heng@mail.engandcollc.com

and

Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Iselin, New Jersey 08830
Attn:	Joseph Lucosky
Email:	jlucosky@lucbro.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 13.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party and any such transfer without the prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

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Section 13.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, that (a) the D&O Indemnified Parties may enforce Section 10.9; and (b) the Non-Recourse Parties may enforce Section 13.17.

Section 13.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, the Company shall pay or cause to be paid the Acquiror Transaction Expenses and the Company Transaction Expenses at the Closing in accordance with Section 3.5(d).

Section 13.7. Governing Law. This Agreement shall be deemed to have been executed and to be performed within the State of New York, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, that the fiduciary duties of the board of directors of the Company and the Exchange shall in each case be governed by the laws of Singapore and the fiduciary duties of the board of directors of Acquiror shall be governed by the laws of the Cayman Islands.

Section 13.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.9. Electronic Execution of the Agreement and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any Transaction Document (including, without limitation, any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable Law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 13.10. Company and Acquiror Disclosure Letters. Each of the Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter only if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 13.11. Entire Agreement. This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or between the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the other Transaction Documents.

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Section 13.12. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the parties to this Agreement in the same manner as this Agreement and which makes reference to this Agreement; provided, that after the Acquiror Shareholder Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the Acquiror Shareholders without such approval having been obtained.

Section 13.13. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld or delayed by any party; provided, that no party shall be required to obtain consent pursuant to this Section 13.13(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 13.13(a).

(b) The restriction in Section 13.13(a) shall not apply to the extent the public announcement is required by applicable Law, any Governmental Authority or stock exchange rule; provided, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval under applicable Law and to make any related filing shall be deemed not to violate this Section 13.13.

Section 13.14. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 13.15. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must first be brought in the federal courts located in the City and State of New York and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 13.15.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.16. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

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Section 13.17. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s fraud:

(a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company and Acquiror as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of the Company or Acquiror and (ii) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of any of the foregoing (collectively, the “Non-Recourse Parties”) shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Acquiror under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 13.18. Non-Survival of Representations, Warranties and Covenants. Except (a) as otherwise contemplated by Section 12.2 or (b) in the case of claims against a Person in respect of such Person’s knowing and intentional fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each such representation, warranty, covenant, obligation, agreement and provision shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (i) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (ii) this Article XIII.

Section 13.19. Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the shareholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Fat Projects Group”), on the one hand, and (ii) any member of the Avanseus Group, on the other hand, any legal counsel, including Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), Harney, Westwood & Riegels LP (“Harneys”) and Pinsent Masons (“Pinsent Masons”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Fat Projects Group in such dispute even though the interests of such Persons may be directly adverse to the Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or the Sponsor. Acquiror and the Company and, on behalf of their respective successors and assigns (including, after the Closing, Acquiror), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Fat Projects Group, on the one hand, and Nelson Mullins, Harneys and/or Pinsent Masons, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the Fat Projects Group after the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company.

(b) Acquiror and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror) (collectively, the “Avanseus Group”), on the one hand, and (ii) the Acquiror and/or any member of the Fat Projects Group, on the other hand, any legal counsel, including Eng and Co. LLC (“Eng and Co.”) and Lucosky Brookman LLP (“LB”), that represented the Company prior to the Closing may represent any member of the Avanseus Group in such dispute even though the interests of such Persons may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Acquiror and

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the Company, on behalf of their respective successors and assigns, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Avanseus Group, on the one hand, and Eng and Co. and/or LB, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the Avanseus Group after the Closing, and shall not pass to or be claimed or controlled by the Company. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

FAT PROJECTS ACQUISITION CORP

By:	/s/ David Andrada

Name:	David Andrada

Title:	Co-CEO, CFO and Director

AVANSEUS HOLDINGS PTE. LTD.

By:	/s/ Bhargab Mitra

Name:	Bhargab Mitra

Title:	Director

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EXHIBIT A

FORM OF SHARE EXCHANGE AGREEMENT

Strictly Private and Confidential

To:

[●]

[To be updated with shareholder details]

[insert address]

[Attention: [●]]

(“Seller”)

From:

FAT PROJECTS ACQUISITIONS CORP

27 Bukit Manis Road

Singapore, 099892

Sentosa Golf Club

Attention: [●]

(“Acquiror”)

Date:

SALE OF ALL SHARES IN AVANSEUS HOLDINGS PTE. LTD. TO FAT PROJECTS ACQUISITION CORP

Dear Seller,

1.	Pursuant to the business combination agreement entered into between Avanseus Holdings Pte. Ltd. (“Avanseus”) and the Acquiror dated [insert date] (the “BCA”), the Seller as legal and beneficial owner of the Subject Shares (as defined below in paragraph 3) has agreed to sell to the Acquiror, and the Acquiror has agreed to purchase the Subject Shares from the Seller at and subject to the occurrence of the Closing (as defined in paragraph 5 below) on the terms and conditions as set out in this share exchange agreement (the “Agreement”).

2.	The Seller acknowledges and agrees that Seller has received a copy of the BCA (including all exhibits thereto) and a copy of the Proxy Statement/Prospectus of Acquiror dated [●] (the “Prospectus”) included in the registration statement on Form S-4 filed by the Acquiror with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on [●] (Commission File No. [●])

3.	Subject Shares: The Seller is the legal and beneficial owner of the shares issued in the share capital of Avanseus set out below (the “Subject Shares”). Seller represents and warrants to Acquiror that the Subject Shares represent all of the Avanseus shares owned by Seller.

Class of Shares	Number of Shares
[to insert]	[to insert]

4.	Conversion of Series A preference shares into ordinary shares: To the extent that any of the Subject Shares are Series A preference shares, the Seller hereby agrees to the conversion of each and every Series A preference share issued in the share capital of Avanseus held by the Seller, with each such Series A preference share being converted into one (1) ordinary share issued in the share capital of Avanseus on a date to be notified by Avanseus to the Seller on or prior to Closing (as defined in paragraph 5 below). For the avoidance of doubt, any such ordinary shares issued in the share capital of Avanseus to the Seller upon conversion of the Series A preference shares held by such Seller shall be included in the definition of “Subject Shares”.

5.	Subject Shares shall be free of Encumbrances: The Subject Shares shall be free from all claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing (“Encumbrances”) and shall be transferred with all rights, title and benefits attaching to them at or after closing of the sale and purchase of the Subject Shares in accordance with the terms and conditions of this Agreement (“Closing”).

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6.	Waiver: The Seller waives all rights of pre-emption and other restrictions on transfer over the Subject Shares (or any other shares in the capital of the Avanseus) conferred on it so as to permit the sale and purchase of the Subject Shares (and the sale and purchase of any other shares in the capital of the Avanseus, where the Acquiror is the person acquiring such shares).

7.	Consideration for sale and purchase of Subject Shares: The consideration for the transfer of the Subject Shares by the Seller to the Acquiror shall be the amount of [US$3.187 per share, which shall be satisfied by the Acquiror allotting and issuing [0.3187] Class A ordinary shares in the capital of the Acquiror to the Seller for each Subject Share (the “Consideration Shares”). The Consideration Shares shall, when issued to the Seller, be free from all Encumbrances and shall rank pari passu in all respects with all ordinary shares then in issue in the capital of the Acquiror.

8.	Conditions precedent to exchange: Closing is conditional upon satisfaction of the following conditions on or before the date that is [●] Business Days after the date of the Prospectus (where “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Hong Kong, Singapore, or New York or Governmental Authorities in the Cayman Islands are customarily closed):

a.	the Seller shall deliver to Acquiror a copy of the instrument of transfer (attached hereto as Annex A) duly executed by the Seller; and

b.	the Seller shall deliver to Acquiror:

i.	the original share certificate(s) issued by Avanseus to the Seller for the Subject Shares to hold pending Closing and for cancellation upon Closing; or

ii.	if such share certificate(s) have been lost or destroyed, the duly executed share certificate indemnity form (the form of which may be requested from Avanseus).

9.	Closing: Subject to the satisfaction or waiver by Acquiror or Avanseus, as applicable, of all of the conditions in the BCA to the obligations of the Acquiror and Avanseus to close the transactions contemplated in the BCA and the conditions precedent set out in paragraph 8 above (together, the “Conditions”) being satisfied, Closing shall take place at such time and in such manner stipulated by the BCA or such other date as notified to the Seller by Avanseus. The Seller shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary for the purposes of the satisfaction of the Conditions.

10.	Acquiror’s and Seller’s Closing Obligations: On Closing and subject to the satisfaction of the Conditions, the Acquiror shall initiate the procedures set forth in Section 4.2 of the BCA for the issuance of the Consideration Shares to the Seller in accordance with the provisions of such Section 4.2 and Seller shall execute and deliver to the Exchange Agent (as defined in such Section 4.2) such letters of transmittal and agents messages and other deliverables as the Exchange Agent may request as a condition to Seller’s receipt of the Consideration Shares.

11.	Seller’s Warranties: The Seller warrants and represents to the Acquiror as of the date of this Agreement and on Closing that:

a.	if the Seller owns any Series A preference shares issued in the share capital of Avanseus, the Seller shall procure that these Series A preference shares shall be validly converted into ordinary shares and comprise the Subject Shares at Closing;

b.	the Seller has the legal right and full power and authority to enter into and perform this Agreement and any other ancillary documents to which it is a party, which when executed will constitute valid and binding obligations of the Seller, in accordance with their respective terms;

c.	the execution and delivery of, and the performance by, the Seller of its obligations under this Agreement and the ancillary documents to which it is a party will not:

i.	if applicable, result in a breach of any provision of the constitution or equivalent constitutional document of the Seller; or

ii.	result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the Seller is a party or by which the Seller or any of its assets is bound;

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d.	the Seller is and will on Closing be beneficially entitled to or is otherwise able to procure the transfer of the Subject Shares to the Acquiror;

e.	the Subject Shares, and the transfer thereof to Acquiror as contemplated herein, are and will on Closing be free from any and all Encumbrances whatsoever.

f.	If the Seller is an affiliate of Acquiror immediately following the Closing, Seller acknowledges and agrees that the Consideration Shares will, for purposes of US securities laws, represent control securities and may not be offered or sold except pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an available exemption from registration or in a transaction not subject to the registration requirements of the Securities Act and in accordance with applicable securities laws.

12.	Acquiror’s Warranties: The Acquiror warrants and represents to the Seller as of the date of this Agreement and on Closing that:

a.	the Acquiror is a company duly incorporated and validly existing under the laws of the Cayman Islands;

b.	the Acquiror has the legal right and full power and authority to enter into and perform this Agreement and any other ancillary documents to which it is a party, which when executed will constitute valid and binding obligations of the Acquiror, in accordance with their respective terms;

c.	the execution and delivery of, and the performance by, the Acquiror of its obligations under, this Agreement and the ancillary documents to which it is a party will not:

i.	result in a breach of any provision of the constitution or equivalent constitutional document of the Acquiror; or

ii.	result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the Acquiror is a party or by which the Acquiror or any of its assets is bound;

d.	the Consideration Shares are and will on Closing:-

i.	be free from any and all Encumbrances whatsoever;

ii.	rank pari passu in all respects with all ordinary shares then in issue in the share capital of the Acquiror; and

iii.	be validly issued, allotted and credited as fully paid-up;

e.	all consents (if required) for the purchase of the Subject Shares and for the allotment and issuance of the Consideration Shares have been obtained or will be obtained by Closing.

13.	Covenants: If the Seller defaults on the terms of this Agreement, Avanseus shall have the right (but not the obligation) to transfer the Subject Shares (or any part thereof) to the Acquiror at the price as set out in paragraph 7 of this Agreement. In the event of such a transfer, any director or the secretary of Avanseus shall be deemed to be appointed as the Seller’s attorney with full power to do all such acts, matters, and things and to execute transfers and other documents on the Seller’s behalf to effect compliance of the Seller’s obligations under this Agreement. The Seller hereby ratifies and confirms all such actions carried out on his/her/its behalf by the attorney(s). Issuance of the Consideration Shares in the Seller’s name shall be good discharge to the Acquiror. Nothing in this paragraph shall prejudice any other legal or equitable remedy which is available to the Acquiror.

14.	Stamp duty: The Acquiror shall bear the cost of all stamp duty arising in connection with this Agreement and the transfer of shares contemplated in this Agreement.

15.	Termination: In the event that the BCA is terminated for any reason without the occurrence of the Closing, this Agreement shall be automatically terminated with immediate effect, and neither Seller nor Acquiror shall have any liability under or in connection with this Agreement to the other or to any other person.

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16.	General provisions:

a.	The Seller and the Acquiror (the “Parties”) agree that the agreements made by the Parties pursuant to this Agreement are irrevocable.

b.	The Seller acknowledges, agrees and authorises any director or the secretary of Avanseus to date and release any documents executed by the Seller for the purpose of the sale and purchase of the Subject Shares pursuant to this Agreement, including for the avoidance of doubt, any instrument of transfer executed by the Seller in relation to the Subject Shares.

c.	This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party.

d.	If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable by any legislation to which it is subject, it shall be rendered void, illegal or unenforceable to that extent and no further and shall not affect the validity, legality or enforceability of any other provision of this Agreement.

e.	No variation of this Agreement shall be effective unless in writing and signed by both Parties.

f.	This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which, when so executed, shall be an original, but all counterparts shall together constitute one and the same document. Signatures may be exchanged by e-mail, with original signatures to follow. Each Party agrees to be bound by its own electronic signature and that it accepts the electronic signature of the other Parties.

g.	This Agreement shall constitute the entire agreement and understanding between the Parties relating to the subject matter of this Agreement and shall supersede and replace any previous written or oral agreement among the Parties in relation to the same.

h.	A person who is not party to this Agreement, other than Avanseus, has no rights under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any term of this Agreement. Avanseus may enforce any right explicitly granted to Iit herein as though it were a party to this Agreement

i.	This Agreement shall be governed by, and construed in accordance with, the laws of Singapore. The Parties agree to submit to the non-exclusive jurisdiction of the courts of Singapore.

Signatures on following page.

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Acquiror

For and on behalf of

FAT PROJECTS ACQUISITION CORP

Name:
Title:

Seller

[Execution block to be updated]

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ANNEX A

TRANSFER

I/We	[insert name of shareholder] ([Company Registration No. / Identification No.]: [●]) of [Address]

hereinafter called the said Transferor

In consideration of the sum of US$[3.187] per Ordinary Share or Non-Voting Share of Avanseus Holdings Pte. Ltd. for a total of US$[●]

satisfied by	FAT PROJECTS ACQUISITIONS CORP (Company Registration No.: 374480),
a Cayman Islands exempted company limited by shares of
27 Bukit Manis Road, Sentosa Golf Club, Singapore 099892

hereinafter called the said Transferee,

allotting and issuing [0.3187] Class A ordinary shares in the Transferee for each Ordinary Share or Non-Voting Share of Avanseus Holdings Pte. Ltd. in our name for a total of [●] Class A ordinary shares in Transferee

Do hereby bargain, sell, assign and transfer to the said Transferee

[insert number of shares] Ordinary Shares fully paid; and

[insert number of shares] Non-Voting Shares fully paid

of and in the undertaking called the AVANSEUS HOLDINGS PTE. LTD. (Company Registration No.: 201526265R)

TO HOLD unto the said Transferee Executors, Administrators, and Assigns, subject to several conditions on which held the same immediately before the execution hereof, and the said Transferee, do hereby agree to accept the said share(s) subject to the conditions aforesaid.

Date:

Transferor	Signature
Name:
Title:

Transferee	Signature
Name:
Title:

Note: This share transfer instrument may be executed in counterparts and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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EXHIBIT B

ACQUIROR AMENDED & RESTATED CHARTER

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES
AMENDED AND RESTATED Memorandum OF association

of

AVANSEUS HOLDINGS corporation

(ADOPTED BY SPECIAL RESOLUTION DATED [TBC] AND EFFECTIVE ON [tbc]
(BEING the date of closing))

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THE COMPANIES act (AS AMENDED)

COMPANY LIMITED BY SHARES

amended and restated MEMORANDUM of ASSOCIATION

OF

AVANSEUS HOLDINGS corporation

(ADOPTED BY SPECIAL RESOLUTION DATED [TBC] AND EFFECTIVE ON [tbc]
(BEING THE DATE OF closing))

1.	The name of the company is Avanseus Holdings Corporation (the “Company”).

2.	The registered office of the Company will be situated at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240 Grand Cayman ky1-1002 or at such other location as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.	The authorised share capital of the Company is US$30,100 divided into 300,000,000 ordinary shares with a nominal or par value of US$0.0001 and 1,000,000 preference shares with a nominal or par value of US$0.0001 provided that subject to the Companies Act and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

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THE COMPANIES act (AS AMENDED)

COMPANY LIMITED BY SHARES

amended and restated Articles OF association

of

AVANSEUS HOLDINGS

(ADOPTED BY SPECIAL RESOLUTION DATED [TBC] AND EFFECTIVE ON [tbc]
(BEING THE DATE of closing))

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THE COMPANIES act (AS AMENDED)

Company Limited by Shares

amended and restated ARTICLES OF ASSOCIATION

OF

AVANSEUS HOLDINGS CORPORATION

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to Avanseus Holdings Corporation (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

Interpretation

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Audit Committee” means the audit committee of the Company formed pursuant to Article 137 hereof, or any successor audit committee.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Business Combination Agreement” means that certain Business Combination Agreement among the Company (f/k/a Fat Projects Acquisition Corp), Fat Amalgamation Sub Pte. Ltd, a Singapore private company limited by shares, and Avanseus Holdings Pte. Ltd, a Singapore private company limited by shares, dated as of [TBC].

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Closing” means the closing of the Exchange.

“Companies Act” means the Companies Act (as amended) of the Cayman Islands.

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Company’s securities are traded, including but not limited to The Nasdaq Stock Market LLC, The NYSE MKT LLC, The New York Stock Exchange LLC or any OTC market.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Electronic Facility” means without limitation, website addresses and conference call systems, and any device, system, procedure, method or other facility whatsoever providing an electronic means of venue for a general meeting of the Company.

“Exchange” has the meaning ascribed to such term in the Business Combination Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar United States federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Office” means the registered office of the Company as required by the Companies Act.

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“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:

(a)	passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Ordinary Shares” means the Ordinary Shares in the capital of the Company of US$0.0001 nominal or par value designated as Ordinary Shares, and having the rights provided for in these Articles.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Preference Shares” means the Preference Shares in the capital of the Company of US$0.0001 nominal or par value designated as Preference Shares, and having the rights provided for in these Articles.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“SEC” means the United States Securities and Exchange Commission.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Series” means a series of a Class as may from time to time be issued by the Company.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)	passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

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(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender, and vice versa, and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or US$ (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

Preliminary

4.	The business of the Company may be commenced at any time after incorporation.

5.	The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.	The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.	The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act; provided that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act and the rules or requirements of any Designated Stock Exchange.

Shares

8.	Subject to these Articles, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

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(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.	Where the Directors issue a Share having no preferred, deferred, redemption or other special rights, it shall be issued as an Ordinary Share and entitle the holder, subject to any other Share having any preferred, deferred, redemption or other special rights, to:

(a)	receive notice of, attend and vote at any general meeting of the Company and on any Ordinary Resolution or Special Resolution;

(b)	an equal share in any dividend or other Distribution paid by the Company; and

(c)	an equal share in the distribution of the surplus assets of the Company.

10.	The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

The Directors may provide, out of the unissued shares, for a series of Preference Shares. Before any Preference Shares of any such series are issued, the Directors shall fix, by resolution or resolutions, the following provisions of the Preference Shares thereof, if applicable:

a.	the designation of such series, the number of Preference Shares to constitute such series and the subscription price thereof if different from the par value thereof;

b.	whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

c.	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of Preference Shares;

d.	whether the Preference Shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

e.	the amount or amounts payable upon Preference Shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

f.	whether the Preference Shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the Preference Shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

g.	whether the Preference Shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of Preference Shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

h.	the limitations and restrictions, if any, to be effective while any Preference Shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of Preference Shares;

i.	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of Preference Shares; and

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j.	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The powers, preferences and relative, participating, optional and other special rights of each series of Preference Shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preference Shares shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

11.	The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and Series and sub-series and the different Classes and sub-classes and Series and sub-series shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes and Series (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

12.	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

13.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

Modification Of Rights

14.	Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class (other than with respect to a waiver of the provisions of Article 13 hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him or her. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders; provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

15.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or Shares with preferred rights or the redemption or purchase of any Shares of any Class by the Company.

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Certificates

16.	If so determined by the Directors, any Person whose name is entered as a member in the Register may receive a certificate in the form determined by the Directors. All certificates shall specify the Share or Shares held by that person and the amount paid up thereon; provided that in respect of a Share or Shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. All certificates for Shares shall be delivered personally or sent through the post addressed to the member entitled thereto at the Member’s registered address as appearing in the Register.

17.	Every share certificate of the Company shall bear legends required under the applicable laws, including the Exchange Act.

18.	Any two or more certificates representing Shares of any one Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in lieu of payment (if the Directors shall so require) of $1.00 or such smaller sum as the Directors shall determine.

19.	If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request subject to delivery of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

20.	In the event that Shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

Fractional Shares

21.	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

Lien

22.	The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he or she is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or her or his or her estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

23.	The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his or her death or bankruptcy.

24.	For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he or she shall not be bound to see to the application of the purchase money, nor shall his or her title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

25.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

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Calls On Shares

26.	Subject to the terms of the allotment and issue of any Shares, the Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

27.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

28.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

29.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

30.	The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

31.	The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him or her, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

Forfeiture Of Shares

32.	If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him or her requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

33.	The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

34.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

35.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

36.	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him or her to the Company in respect of the Shares forfeited, but his or her liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

37.	A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

38.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person

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to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his or her title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

39.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

Transfer Of Shares

40.	Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), a Shareholder may transfer all or any of his or her Shares. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

41.	The instrument of transfer of any Share shall be in:

k.	any usual or common form;

l.	such form as is prescribed by the Designated Stock Exchange; or

m.	in any other form the Directors may determine,

and shall be executed by or on behalf of the transferor (or otherwise as prescribed by the rules and regulations of the Designated Stock Exchange) and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

42.	Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

43.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

44.	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

Transmission Of Shares

45.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

46.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself or herself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

47.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he or she would be entitled if he or she were the registered Shareholder, except that he or she shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

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Alteration Of SHARE Capital

48.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

49.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

50.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

Redemption, Purchase and Surrender Of Shares

51.	Subject to the Companies Act and the rules of the Designated Stock Exchange, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

52.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

53.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

54.	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

Treasury Shares

55.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

56.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be declared or paid in respect of a Treasury Share.

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57.	The Company shall be entered in the Register as the holder of the Treasury Shares; provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

58.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

UNTRACEABLE MEMBERS

Without prejudice to the rights of the Company under Article 59, the Company may cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two consecutive occasions. However, the Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants after the first occasion on which such a cheque or warrant is returned undelivered.

The Company shall have the power to sell, in such manner as the Board thinks fit, any shares of a Member who is untraceable, but no such sale shall be made unless:

n.	all cheques or warrants in respect of dividends of the shares in question, being not less than three in total number, for any sum payable in cash to the holder of such shares in respect of them sent during the relevant period in the manner authorised by the Articles have remained uncashed;

o.	so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the Member who is the holder of such shares or of a person entitled to such shares by death, bankruptcy or operation of law; and

p.	the Company, if so required by the rules governing the listing of shares on the Designated Stock Exchange, has given notice to, and caused advertisement in newspapers to be made in accordance with the requirements of, the Designated Stock Exchange of its intention to sell such shares in the manner required by the Designated Stock Exchange, and a period of three (3) months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since the date of such advertisement.

For the purpose of the foregoing, the “relevant period” means the period commencing twelve (12) years before the date of publication of the advertisement referred to in paragraph (c) of this Article and ending at the expiry of the period referred to in that paragraph.

To give effect to any such sale the Board may authorise some person to transfer the said shares and an instrument of transfer signed or otherwise executed by or on behalf of such person shall be as effective as if it had been executed by the registered holder or the person entitled by transmission to such shares, and the purchaser shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds. No trust shall be created in respect of such debt and no interest shall be payable in respect of it and the Company shall not be required to account for any money earned from the net proceeds which may be employed in the business of the Company or as it thinks fit. Any sale under this Article shall be valid and effective notwithstanding that the Member holding the shares sold is dead, bankrupt or otherwise under any legal disability or incapacity.

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General Meetings

59.	The Directors may, whenever they think fit, convene a general meeting of the Company and, for the avoidance of doubt, Members shall not have the ability to call general meetings except as provided in Article 64. Members seeking to bring business before an annual general meeting or to nominate candidates for appointment as Directors at an annual general meeting must provide written notice of such business to the Company, and otherwise satisfy the procedures and eligibility requirements of Rule 14a-8 of the Exchange Act and any other applicable laws.

60.	For so long as the Company’s Shares are traded on a Designated Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting at such time and place (including any Electronic Facility) as may be determined by the Directors in accordance with the rules of the Designated Stock Exchange, unless such Designated Stock Exchange does not require the holding of an annual general meeting.

61.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

62.	If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

Notice Of General Meetings

63.	At least five clear days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place (including any Electronic Facility), the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

64.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

Proceedings At General Meetings

65.	All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

66.	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided in these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such other day, time and/or place (including any Electronic Facility) as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

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67.	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of any Electronic Facility/ a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

68.	The chairperson, if any, of the Directors shall preside as chairperson at every general meeting of the Company.

69.	If there is no such chairperson, or if at any general meeting he or she is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairperson, any Director or Person nominated by the Directors shall preside as chairperson, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairperson of that meeting.

70.	The chairperson may adjourn a meeting from time to time and from place to place (including any Electronic Facility) either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in his or her sole opinion, he or she considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all persons present in person or by proxy and having the right to speak and/or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

71.	A resolution put to the vote of the meeting shall only be decided on a poll in such manner as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the meeting.

72.	In the case of an equality of votes, the chairperson of the meeting shall be entitled to a second or casting vote.

Votes Of shareholders

73.	Except as otherwise provided in these Articles and subject to any rights and restrictions for the time being attached to any Share, every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, have one vote for each Share of which he or she or the Person represented by proxy is the holder.

74.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

75.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him or her, by his or her committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

76.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him or her in respect of Shares carrying the right to vote held by him or her have been paid.

77.	On a poll votes may be given either personally or by proxy.

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78.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his or her attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised or otherwise given in such other manner as the Directors may approve. A proxy need not be a Shareholder.

79.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

80.	The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

81.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

Corporations Acting By Representatives At Meetings

82.	Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as that corporation could exercise if it were an individual Shareholder or Director.

CLEARING HOUSES

83.	If a clearing house (or its nominee) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any Class of Members of the Company; provided that, if more than one person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he or she represents as that clearing house (or its nominee) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorisation.

Directors

84.	The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited. The remuneration of the Directors may be determined by the Directors.

85.	There shall be no shareholding qualification for Directors.

86.	The Company may by Ordinary Resolution (of all Shareholders entitled to vote) appoint or remove any Director in accordance with these Articles.

87.	The Directors by affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum, may appoint any person to be a Director, either to fill a vacancy or as an additional Director; provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of Directors is increased or decreased, the board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director.

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Alternate Director

88.	Any Director may in writing appoint another Person to be his or her alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him or her and where he or she is a Director to have a separate vote in addition to his or her own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him or her. Such alternate shall not be an Officer solely as a result of his or her appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him or her and the proportion thereof shall be agreed between them.

Powers And Duties Of Directors

89.	Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

90.	The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company (including, for the avoidance of doubt and without limitation, any Chairperson of the board of Directors, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Treasurer, or any other Officers as may be determined by the Directors), and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors.

91.	The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company.

92.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

93.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him or her.

94.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

95.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

96.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise

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the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

97.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

98.	The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

99.	The Directors shall have the authority to present a winding up petition on behalf of the Company without the sanction of a resolution passed by the Company in general meeting.

Borrowing Powers Of Directors

100.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

The Seal

101.	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors; provided that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

102.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors; provided that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

103.	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

Disqualification Of Directors

104.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his or her creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his or her office by notice in writing to the Company;

(d)	is removed from office by Ordinary Resolution of all Shareholders entitled to vote; or

(e)	is removed from office pursuant to any other provision of these Articles.

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Proceedings Of Directors

105.	The Directors may meet together (either within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairperson shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

106.	A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

107.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

108.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his or her interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he or she is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he or she may be interested therein and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

109.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his or her office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his or her office from contracting with the Company either with regard to his or her tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his or her interest, may be counted in the quorum present at any meeting of the Directors whereat he or she or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he or she may vote on any such appointment or arrangement.

110.	Any Director may act by himself or herself or his or her firm in a professional capacity for the Company, and he or she or his or her firm shall be entitled to remuneration for professional services as if he or she were not a Director; provided that nothing herein contained shall authorise a Director or his or her firm to act as auditor to the Company.

111.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

112.	When the chairperson of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

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113.	A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his or her appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his or her duly appointed alternate.

114.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

115.	The Directors may elect a chairperson of their meetings and determine the period for which he or she is to hold office but if no such chairperson is elected, or if at any meeting the chairperson is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairperson of the meeting.

116.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairperson of its meetings. If no such chairperson is elected, or if at any meeting the chairperson is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairperson of the meeting.

117.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairperson shall have a second or casting vote.

118.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

AUTHENTICATION OF DOCUMENTS

Any Director or the Secretary or any person appointed by the Board for the purpose may authenticate any documents affecting the constitution of the Company and any resolution passed by the Company or the Board or any committee, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts, and if any books, records, documents or accounts are elsewhere than at the Office or the head office the local manager or other officer of the Company having the custody thereof shall be deemed to be a person so appointed by the Board. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or of the Board or any committee which is so certified shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such minutes or extract is a true and accurate record of proceedings at a duly constituted meeting.

DESTRUCTION OF DOCUMENTS

The Company shall be entitled to destroy the following documents at the following times:

q.	any share certificate which has been cancelled at any time after the expiry of one (1) year from the date of such cancellation;

r.	any dividend mandate or any variation or cancellation thereof or any notification of change of name or address at any time after the expiry of two (2) years from the date such mandate variation cancellation or notification was recorded by the Company;

s.	any instrument of transfer of shares which has been registered at any time after the expiry of seven (7) years from the date of registration;

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t.	any allotment letters after the expiry of seven (7) years from the date of issue thereof; and

u.	copies of powers of attorney, grants of probate and letters of administration at any time after the expiry of seven (7) years after the account to which the relevant power of attorney, grant of probate or letters of administration related has been closed;

v.	and it shall conclusively be presumed in favour of the Company that every entry in the Register purporting to be made on the basis of any such documents so destroyed was duly and properly made and every share certificate so destroyed was a valid certificate duly and properly cancelled and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company. Provided always that:

i.	the foregoing provisions of this Article shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim;

ii.	nothing contained in this Article shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (i) above are not fulfilled; and

iii.	references in this Article to the destruction of any document include references to its disposal in any manner.

Notwithstanding any provision contained in these Articles, the Directors may, if permitted by Applicable Law, authorise the destruction of documents set out in sub-paragraphs (a) to (e) of Article 123 and any other documents in relation to share registration which have been microfilmed or electronically stored by the Company or by the share registrar on its behalf provided always that this Article shall apply only to the destruction of a document in good faith and without express notice to the Company and its share registrar that the preservation of such document was relevant to a claim.

Dividends

119.	Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

120.	Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

121.	The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

122.	Any dividend may be paid in any manner as the Directors may determine. If paid by check it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his or her registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such check shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

123.	The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

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124.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

125.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

126.	No dividend shall bear interest against the Company.

Accounts, Audit and annual return and declaration

127.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

128.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

129.	The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

130.	The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

131.	Without prejudice to the freedom of the Directors to establish any other committee, if the Shares are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an audit committee (the “Audit Committee”) as a committee of the board of Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange.

132.	The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

Capitalisation Of reserves

133.	Subject to the Companies Act and these Articles, the Directors may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

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(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

Share Premium Account

134.	The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

135.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price; provided that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

Notices

136.	Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his or her address as appearing in the Register, or by electronic mail, or by facsimile should the Directors deem it appropriate. Notice may also be served by electronic communication in accordance with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or by placing it on the Company’s website. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

137.	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

138.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service;

(d)	electronic mail or other electronic communication (such as transmission to any number, address or internet website (including the website of the SEC) or other electronic delivery methods as otherwise decided and approved by the Directors), shall be deemed to have been served immediately upon the time of the transmission by electronic mail or approved electronic communication, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; or

(e)	placing it on the Company’s website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s website.

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In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

139.	Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his or her death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his or her name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him or her) in the Share.

140.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his or her death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

Indemnity

141.	To the fullest extent permitted by law, every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions or proceedings whether threatened, pending or completed (a “Proceeding”), costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction:

w.	in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment);

x.	arising as a consequence of such Indemnified Person becoming aware of any business opportunity and failing to present such business opportunity to the Company or otherwise taking any of the actions or omitting to take any of the actions permitted by the Articles under the heading “Business Opportunities”;

y.	in the execution or discharge of his or her duties, powers, authorities or discretions; or

z.	in respect of any actions or activities undertaken by an Indemnified Person provided for and in accordance with the provisions set out above (inclusive) including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending or otherwise being involved in, (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Each Member agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his or her duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud, wilful default or wilful neglect which may attach to such Director.

142.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

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(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)	for any liability, obligation or duty to the Company that may arise as a consequence of such Indemnified Person becoming aware of any business opportunity and failing to present such business opportunity to the Company or otherwise taking any of the actions or omitting to take any of the actions permitted by the Articles under the heading “Business Opportunities”; or

(g)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction.

143.	The Company will pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under these Articles or otherwise.

144.	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

145.	The rights to indemnification and advancement of expenses conferred on any Indemnified Person as set out above will not be exclusive of any other rights that any Indemnified Person may have or hereafter acquire pursuant to an agreement with the Company or otherwise.

Non-Recognition Of Trusts

146.	Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register; provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

BUSINESS OPPORTUNITIES

147.	In recognition and anticipation of the facts that:

aa.	directors, managers, officers, members, partners, managing members, employees and/or agents of one or more other organizations (each of the foregoing, an “Officer and Director Related Person”) may serve as Directors and/or Officers of the Company; and

bb.	such organizations (the “Officer and Director Related Entities”) engage, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the Articles under this heading “Business Opportunities” are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Officer and Director Related Persons, and the powers, rights, duties and liabilities of the Company and its Officers, Directors and Members in connection therewith.

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148.	To the fullest extent permitted by law the Officer and Director Related Entities and the Officer and Director Related Persons shall have no duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company, except and to the extent expressly assumed by contract. To the fullest extent permitted by law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which:

cc.	may be a corporate opportunity for any of the Officer and Director Related Entities, on the one hand, and the Company, on the other; or

dd.	the presentation of which would breach an existing legal obligation of a Director or Officer to any other entity.

To the fullest extent permitted by law, the Officer and Director Related Entities and the Officer and Director Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Company and further, the Company hereby waives any claim or cause of action it may have with respect to the foregoing.

149.	Except as provided elsewhere in these Articles, to the fullest extent permitted by applicable law, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and another entity, including any of the Officer and Director Related Entity, about which a Director and/or Officer of the Company acquires knowledge.

150.	To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Winding Up

151.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he or she thinks fit in satisfaction of creditors’ claims.

152.	If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

Amendment Of Articles Of Association

153.	Subject to the Companies Act and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

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Closing of register or fixing record date

154.	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may, by any means in accordance with the requirements of any Designated Stock Exchange, provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

155.	In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

156.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

Registration By Way Of Continuation

157.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

INFORMATION

158.	No Member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading or any matter which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interests of the members of the Company to communicate to the Member or to the public.

Mergers and Consolidation

159.	The Company may merge or consolidate in accordance with the Companies Act.

160.	To the extent required by the Companies Act, the Company may by Special Resolution resolve to merge or consolidate the Company.

disclosure

161.	The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

This is the Form of Company Holder Support Agreement executed by Avanseus Holdings Pte. Ltd., Fat Projects Acquisition Corp and each of the following persons: Giuseppe Donagemma; Darryl Mark Rodrigues; Bhargab Mitra; Ng Mei Lan; Apollo Consulting Srl; Rajendra Narayan Panda; Crystal Technology Services Pte. Ltd; and Chiranjib Bhandary.

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EXHIBIT C

FORM OF Company Holders Support AGREEMENT

This COMPANY HOLDERS SUPPORT AGREEMENT, dated as of August 25, 2022, (this “Agreement”), is made and entered into by and among Avanseus Holdings Pte. Ltd., a Singapore private company limited by shares with company registration number: 201526265R (the “Company”), Fat Projects Acquisition Corp, an exempted company limited by shares incorporated under the laws of the Cayman Islands with company registration number 377480 (“Acquiror”), and the Person listed on Schedule A to this Agreement (a “Shareholder”).

WHEREAS, the Company and Acquiror are on or around the date of this Agreement entering into a Business Combination Agreement (as the same may be amended, restated or supplemented from time to time, the “Business Combination Agreement”), whereby among other matters, the shareholders of the Company will exchange all of the issued and outstanding share capital of the Company for Acquiror Class A Ordinary Shares, making the Company a wholly owned subsidiary of Acquiror (the “Share Exchange”), and in connection with the Share Exchange, the shareholders of the Company will be required to execute and deliver to Acquiror duly executed Share Exchange Agreements in the form attached as Exhibit A to the Business Combination Agreement;

WHEREAS, the Shareholder is, as of the date of this Agreement, the sole legal owner of the number of Company Shares and Company Warrants set forth opposite the Shareholder’s name on Schedule A hereto (such Company Shares, together with any Company Shares (a) issued or otherwise distributed to the Shareholder pursuant to any stock dividend or distribution, (b) resulting from any change in any of the Company Shares by reason of any share split, recapitalization, combination, exchange of shares or the like, (c) the legal ownership of which is acquired by the Shareholder, including by exchange or conversion of any other security, or (d) as to which the Shareholder acquires the right to vote or share in the voting, in each case after the date of this Agreement and during the term of this Agreement being collectively referred to herein as the “Subject Shares”);

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, inclusive of the Share Exchange, the Acquiror and the Company have requested that certain Shareholders enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. DEFINITIONS; INTERPRETATION; EFFECTIVE DATE

1.1 Definitions; Interpretation. Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Business Combination Agreement, and this Agreement shall be interpreted, construed and applied in accordance with the rules of construction set forth in Section 1.2 of the Business Combination Agreement.

1.2 Effective Date. This Agreement shall become effective on the date of the Business Combination Agreement, which date shall be notified to the Shareholder.

2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

The Shareholder hereby represents and warrants to Acquiror and the Company as of the date of this Agreement as follows:

2.1 Organization. If the Shareholder is not a natural person, the Shareholder has been duly incorporated and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Shareholder is duly licensed or qualified and in good standing (to the extent such concept is applicable in the Shareholder’s jurisdiction of organization) as a foreign corporation or company (or other entity, if applicable) in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept is applicable in the Shareholder’s jurisdiction of organization), as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Shareholder to consummate the transactions contemplated hereby.

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2.2 Due Authorization. If the Shareholder is not a natural person, the Shareholder has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. If the Shareholder is not a natural person, the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors (or an equivalent body) and/or shareholders of the Shareholder and no other company proceeding on the part of the Shareholder is necessary to authorize this Agreement and the documents contemplated hereby. If the Shareholder is a natural person, the Shareholder has full legal capacity, right and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Shareholder, and this Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. If the Shareholder is a natural person who is married and resides in a community property jurisdiction, then the Shareholder’s spouse has executed and delivered to the Company and Acquiror a spousal consent, in the form attached as Schedule B, concurrently with the execution and delivery of this Agreement.

2.3 No Conflict. The execution and delivery of this Agreement by the Shareholder and the other documents contemplated hereby by the Shareholder and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of the Shareholder (if the Shareholder is not a natural person);

(b) violate or conflict with any provision of, or result in the breach of, or default under, or require any consent, waiver, exemption or approval under, any applicable Law or Governmental Order applicable to the Shareholder;

(c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, require any consent, cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any Contract to which the Shareholder is a party or by which the Shareholder may be bound; or

(d) result in the creation of any Lien upon any of the properties or assets of the Shareholder;

except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Shareholder to consummate the transactions contemplated hereby.

2.4 Company Securities. The Shareholder is the sole legal and beneficial owner of the Company Shares and Company Warrants set forth opposite the Shareholder’s name on Schedule A hereto, and all such Company Shares and, if applicable, Company Warrants are owned by the Shareholder free and clear of all Liens, other than any forward purchase agreement or similar arrangements in existence as of the date of this Agreement and the material terms of which have been disclosed to Acquiror or its counsel or Liens pursuant to the Company’s Governing Documents, this Agreement or any other Transaction Document or applicable securities laws. The Shareholder does not own legally or beneficially any shares or warrants of the Company other than the Company Shares and, if applicable, Company Warrants set forth opposite the Shareholder’s name on Schedule A hereto. The Shareholder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by the Governing Documents of the Company, the Shareholders’ Agreement or this Agreement.

2.5 Business Combination Agreement. The Shareholder understands and acknowledges that Acquiror and the Company will be entering into the Business Combination Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder has received a copy of the substantially finalized Business Combination Agreement delivered to the Shareholder on August [●], 2022, is familiar with the provisions of the Business Combination Agreement, and has consented to (and hereby consents to) the Company’s entry into the Business Combination Agreement.

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2.6 Adequate Information. The Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as the Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Shareholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty to the Shareholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement or the other Transaction Documents. The Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by the Shareholder are irrevocable.

2.7 Restricted & Control Securities. The Shareholder understands that the Acquiror Shares that it may receive in connection with the Transactions, including upon exercise, settlement, conversion or exchange of any other securities received in connection with the Transactions, may be “restricted securities” under applicable U.S. federal and state securities laws and, if the Shareholder is an affiliate of Acquiror, “control securities” as such term is used under Rule 144 promulgated under the Securities Act, and that, pursuant to these laws, the Shareholder must hold such Acquiror Shares indefinitely unless (a) they are registered with the SEC and qualified by state authorities, or (b) an exemption from such registration and qualification requirements is available.

2.8 Litigation and Proceedings.

(a) There are no pending Legal Proceedings against the Shareholder; and

(b) There is no outstanding Governmental Order imposed upon the Shareholder or any of the Shareholder’s Subsidiaries (if applicable); nor are any properties or assets of the Shareholder or any of the Shareholder’s Subsidiaries’ respective businesses (if applicable) bound or subject to any Governmental Order;

except, in each case, as would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Shareholder to consummate the transactions contemplated hereby.

2.9 Brokers Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission from Acquiror, the Company or any of the Company’s Subsidiaries in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by the Shareholder or any of its Affiliates.

3. SUPPORT FOR BUSINESS COMBINATION

The Shareholder hereby covenants and irrevocably undertakes to the Company and Acquiror during the term of this Agreement as follows:

3.1 Agreement to Conversion of Preference Shares into Ordinary Shares. To the extent that the Shareholder holds any preference shares issued in the share capital of the Company, to irrevocably agree to the conversion of each and every preference share issued in the share capital of the Company held by the Shareholder into one ordinary share issued in the share capital of the Company on a date to be notified to the Shareholder by the Company (which shall be a date on or prior to the Closing Date).

3.2 Agreement to Vote in Favor of Transactions. At any meeting of the shareholders of the Company called, held or convened to seek the approval of the shareholders of the Company, or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which a vote, consent, waiver or other approval with respect to the Business Combination Agreement, the Share Exchange, or any other Transaction Document is sought or required (a “Company Shareholder Approval”), the Shareholder shall:

(a) if a meeting is held, appear at such meeting (in person or, where proxies are permitted, by proxy) or otherwise cause its Subject Shares to be counted as present at such meeting for purposes of establishing a quorum;

(b) vote or cause to be voted (including by class vote and/or written consent or resolution, if applicable) the Subject Shares in favor of granting the Company Shareholder Approval or, if there are insufficient votes in favor of granting the Company Shareholder Approval, in favor of the adjournment or postponement of such meeting of the shareholders of the Company to a later date; and

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(c) in other circumstances in which a vote, consent, election or approval is required or sought under the Governing Documents or any Contract of the Company or otherwise, in respect of any Transaction, so vote (in person or by proxy), consent, elect or approve including with respect to any conversion of its Subject Shares.

3.3 Agreement to Vote Against Other Matters. At any meeting of shareholders of the Company or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which the Shareholder’s vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against:

(a) any business combination agreement, merger agreement or amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any public offering of Equity Securities of the Company (in each case, other than in connection with the Business Combination Agreement, the Share Exchange and related Transactions;

(b) any Alternative Proposal; and

(c) any amendment of the Company’s Governing Documents or Contracts, or other proposal or transaction involving the Company, which amendment or other proposal or transaction would be reasonably likely to, in any such case materially impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company or Acquiror of, prevent or nullify any provision of the Business Combination Agreement or any other Transaction Document, the Share Exchange or change in any manner the voting rights of any class of the Company’s share capital.

3.4 Revoke Other Proxies. The Shareholder represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked.

3.5 Irrevocable Power of Attorney. The Shareholder hereby irrevocably and unconditionally grants to, and appoints, in the event that the Shareholder shall for whatever reason fail to perform any of its obligations under Section 3.2 or Section 3.3, the Company and any individual designated in writing by the Company, and each of them individually, as the Shareholder’s lawful attorney and proxy (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote the Subject Shares, or grant a written consent or approval in respect of the Subject Shares in a manner consistent with Section 3.2 or Section 3.3, as applicable (the “Irrevocable Power of Attorney”), and execute, deliver and take on each the Shareholder’s behalf and in the name of the Shareholder, all deeds, documents, and steps necessary for obtaining the Company Shareholder Approval as contemplated in Section 3.2. The Shareholder understands and acknowledges that Acquiror and the Company are entering into the Business Combination Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder hereby affirms that the Irrevocable Power of Attorney is given in connection with the execution of the Business Combination Agreement, and that such irrevocable power of attorney is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the Irrevocable Power of Attorney is coupled with a proprietary interest and may under no circumstances be revoked. The Shareholder hereby ratifies and confirms all that the Irrevocable Power of Attorney may lawfully do or cause to be done by virtue hereof. The Irrevocable Power of Attorney granted hereunder shall only terminate upon the termination of this Agreement.

3.6 Waiver of Dissent Rights. The Shareholder shall not apply to any Governmental Authority claiming that any Company Shareholder Approval, Business Combination Agreement or any other Transaction is oppressive or unfairly discriminatory to or otherwise prejudicial to, or undertaken without due regard to the interests of, any member, shareholder or holder of debentures of the Company or any other Person. The Shareholder shall not commence, join in, facilitate, assist or encourage any claim or action challenging the validity of this Agreement, or alleging any breach of any Law or duty in connection with the Transactions or alleging that any Company Shareholder Approval, Share Exchange, Business Combination Agreement or any other Transaction is oppressive or unfairly discriminatory to or otherwise prejudicial to, or undertaken without due regard to the interests of, any member, shareholder or holder of debentures of the Company or any other Person.

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3.7 No Pre-Closing Transfer. Other than pursuant to this Agreement or as expressly contemplated by the Business Combination Agreement, from the date hereof and until the Closing under the Business Combination Agreement or, if earlier, termination of this Agreement, the Shareholder shall not:

(a) directly or indirectly, (i) sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge, swap, convert or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or (ii) enter into any Contract, option or other binding arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person;

(b) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares) with respect to any Subject Shares, or enter into any other Contract with respect to any Subject Shares that would prohibit or prevent the satisfaction of its obligations pursuant to this Agreement;

(c) take any action that would make any representation or warranty of the Shareholder herein untrue or incorrect, or have the effect of preventing or disabling the Shareholder or the Company from performing its obligations hereunder;

(d) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying the Shareholder from performing any of its obligations hereunder; or

(e) publicly announce any intention to effect any such transaction specified in this sentence.

Any action attempted to be taken in violation of the preceding sentence will be null and void. The Shareholder agrees with, and covenants to, Acquiror and the Company (or any of its directors, secretaries or authorized representatives) that the Shareholder shall not request that the Company register the Transfer (by book-entry, by lodging a notice of transfer with the Accounting and Corporate Regulatory Authority of Singapore or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

3.8 No Solicitation by Shareholders. From the date hereof until the Closing Date or, if earlier, the termination of the Business Combination Agreement in accordance with Article XII thereof, the Shareholder shall not, and shall cause its Subsidiaries and direct its Representatives not to, directly or indirectly

(a) solicit, initiate or pursue any inquiry, indication of interest, proposal or offer relating to an Alternative Proposal;

(b) participate in or continue any discussions or negotiations with any third party with respect to, or furnish or make available, any information concerning the Company or any of its Subsidiaries to any third party relating to an Alternative Proposal or provide to any third-party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case for the purpose of encouraging or facilitating an Alternative Proposal;

(c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Alternative Proposal; or

(d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Alternative Proposal.

From and after the date hereof, the Shareholder shall, and shall instruct its officers and directors to, and the Shareholder shall instruct and cause its Representatives, Subsidiaries and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than Acquiror and its Representatives) with respect to an Alternative Proposal.

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4. POST-CLOSING LOCK-UP ARRANGEMENT

4.1 Certain Definitions. As used in this Article 4, notwithstanding the other provisions of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” shall have the meaning set forth in Rule 405 under the Securities Act;

(b) “Applicable Period” shall be the period commencing on the Closing Date and ending on the earlier of:

(i) the date falling 180 days after the Closing Date; or

(ii) the date on which Acquiror completes any amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction that results in all of Acquiror’s shareholders having the right to exchange their Acquiror Shares for cash, securities or other property following the Closing Date.

(c) “Immediate Family” shall mean, as to a natural person, such individual’s spouse, former spouse, domestic partner, child (including by adoption), father, mother, brother or sister, and lineal descendant (including by adoption) of any of the foregoing persons;

(d) “Lock-Up Securities” shall mean (i) any Acquiror Shares, Acquiror Warrants or other equity securities of Acquiror held by a Shareholder (or which a Shareholder is entitled to receive by virtue of the Transactions) immediately after the Closing, excluding any securities acquired in open market transactions after the Closing, (ii) any Acquiror Shares received by a Shareholder upon the exercise, conversion or settlement of options for Acquiror Shares or warrants for Acquiror Shares (including the Acquiror Warrants) or any securities convertible into or exercisable or exchangeable for Acquiror Shares, in any such case, held by a Shareholder immediately after the Closing and (iii) any other equity security of Acquiror issued or issuable to a Shareholder with respect to any securities referenced in clauses (i) or (ii) above by way of a share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction;

(e) “Lock-Up Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, with respect to, any Lock-Up Security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Security, whether or not any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii); and

4.2 Lock-Up Restriction. Subject to the consummation of the Share Exchange, the Shareholder covenants and agrees that it shall not, during the Applicable Period, without the prior written consent of the board of directors of Acquiror, effect, undertake, enter into or publicly announce any Lock-Up Transfer. For the avoidance of doubt, the Shareholder shall retain all of its rights as a shareholder of Acquiror with respect to the Lock-Up Securities during the Lock-Up Period, including, without limitation, the right to vote any Lock-Up Securities that are entitled to vote and the right to receive any dividends or distributions in respect of such Lock-Up Securities.

4.3 Authorization. The Shareholder hereby:

(a) authorizes Acquiror during the Applicable Period to cause its transfer agent for the Lock-Up Securities to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, such Lock-Up Securities for which the Shareholder is the record holder; and

(b) in the case of Lock-Up Securities for which the Shareholder is the beneficial but not the record holder, agrees during the Applicable Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, such Lock-Up Securities;

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in each case, if and to the extent such transfer would constitute a Lock-Up Transfer in breach of this Agreement. Acquiror agrees to instruct its transfer agent to remove any stop transfer restrictions on the share register and other records related to the Lock-Up Securities within 3 Business Days of a request by a Shareholder the expiration of the Applicable Period.

4.4 Legend. During the Applicable Period, each certificate evidencing any Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A COMPANY HOLDERS SUPPORT AGREEMENT, DATED AS OF AUGUST 25, 2022, BY AND AMONG AVANSEUS HOLDINGS PTE. LTD. (“COMPANY”), THE HOLDER NAMED THEREIN AND THE OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

4.5 Lock-Up Exceptions. Section 4.2 shall not apply to:

(a) Lock-Up Transfers to a partnership, limited liability company or other entity of which the Shareholder is the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(b) if the Shareholder is a natural person, (i) by bona fide gift to any member of the Shareholder’s Immediate Family, (ii) to a family trust, established for the exclusive benefit of the Shareholder or any of his Immediate Family for estate planning purposes, (iii) by virtue of laws of descent and distribution upon death of the Shareholder or (iv) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union;

(c) Lock-Up Transfers of Acquiror Shares acquired in open market transactions after the Closing; the exercise of share options or warrants to purchase Acquiror Shares (including Acquiror Warrants) and any related transfer of Acquiror Shares to Acquiror in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of any the options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, it being understood that all Acquiror Shares received upon such exercise, settlement, vesting or transfer will remain subject to the restrictions of this Article 4 during the Applicable Period;

(d) the entry, at any time after the Closing, into any trading plan providing for the sale of Acquiror Shares meeting the requirements of Rule 10b5-1(c) under the Exchange Act, provided that such plan does not provide for, or permit, the sale of any Acquiror Shares during the Applicable Period and no public announcement or filing is voluntarily made or required regarding such plan during the Applicable Period;

(e) Lock-Up Transfers in the event of completion of a bona fide amalgamation, merger, scheme of arrangement, business combination, consolidation, combination sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction which results in all of Acquiror’s security holders having the right to exchange their Acquiror Shares or Acquiror Warrants for cash, securities or other property;

(f) in the case of an entity, a Lock-Up Transfer (i) to another entity that is an affiliate of the Shareholder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Shareholder or affiliates of the Shareholder or who shares a common investment advisor with the Shareholder or (ii) as part of a distribution to members, partners or shareholders of the Shareholder;

(g) in the case of an entity, Lock-Up Transfers by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(h) Lock-Up Transfers to a director or advisor of the Shareholder or its affiliates as part of such director’s or advisor’s remuneration for services provided to the Shareholder, pursuant to remuneration arrangements in existence and disclosed to the Company prior to the date of this Agreement; and

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(i) Lock-Up Transfers made in connection with any forward purchase agreement or similar arrangements in existence prior to the date of this Agreement and the material terms of which have been disclosed to Acquiror or its counsel;

(j) Sales of Lock-Up Securities made solely to cover tax liabilities of the Shareholder arising solely from the execution of the Business Combination Agreement or the effectuation of the Share Exchange, which sales are subject to the prior written approval of Acquiror, which approval shall not be unreasonably withheld;

provided, however, that in the case of clauses (a), (b), and (f) to (i), these permitted transferees shall enter into a written agreement, in substantially the same form of this Article 4, agreeing to be bound by these Lock-Up Transfer restrictions prior to such Lock-Up Transfer.

4.6 Waiver of Other Shareholders. Except as otherwise provided herein, neither the Company nor Acquiror shall amend or waive, terminate, modify or abrogate (“Change”) the lock-up restriction agreed with the Shareholder hereunder, in each case, unless the Company and/or Acquiror extends such Change to all shareholders of the Company party to a similar company holders support agreement with the Acquiror and the Company, under the same terms and conditions (including, for the avoidance of doubt, the timing of any release from such lock-up restriction) and on a pro rata basis. The Company and/or Acquiror shall provide at least 10 Business Days advance written notice to all shareholders of the Company party to a similar company holders support agreement with the Acquiror and the Company of any such Change.

4.7 Effect of Article 4. If any Lock-Up Transfer is made or attempted contrary to the provisions of this Article 4, such purported Lock-Up Transfer shall be null and void ab initio.

5. OTHER AGREEMENTS

5.1 For avoidance of doubt, nothing in any Transaction Document shall affect the continuing validity, in accordance with their respective terms, of any rights that the Shareholder or the Company or its Subsidiaries may have in relation to (i) any employment agreements or arrangements between a Shareholder and the Company or any Subsidiary thereof, (ii) ordinary course agreements between the Company or any of its Subsidiaries and a Shareholder as a consumer of the Company’s services on arm’s length terms in ordinary course of business consistent with past practice, or (iii) any indemnification, advancement of expenses and exculpation rights of any party set forth in the documents described in the foregoing clauses (i) and (ii).

5.2 Disclosure.

(a) The Shareholder shall be bound by and comply with the Confidentiality Agreement, dated 28 April, 2022, by and Among Acquiror and the Company (the “Confidentiality Agreement”) and Section 13.13 (Publicity) of the Business Combination Agreement (including any relevant defined terms used in such Confidentiality Agreement and provision) as if the Shareholder was an original signatory to the Confidentiality Agreement and Business Combination Agreement with respect to such provisions.

(b) The Shareholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the Commission or pursuant to any applicable Law the Shareholder’s identity and ownership of Subject Shares and Lock-Up Securities, the nature of the Shareholder’s obligations under this Agreement and (if deemed appropriate by the Company and Acquiror) a copy of this Agreement. The Shareholder will promptly provide any information reasonably requested by the Company and Acquiror for any regulatory application or filing made or approval sought in connection with the Transactions.

5.3 Effectiveness; Termination.

(a) As regards the Company, the Acquiror and the Shareholder, this Agreement shall have effect from the date first written above.

(b) This Agreement shall terminate upon the earliest of (i) the Effective Time (provided, however, that upon such termination, Section 3.6 and Article 4 shall survive in accordance with its terms, and this Article 5 shall survive indefinitely) and (ii) the termination of the Business Combination Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination.

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5.4 Further Assurances. The Shareholder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and the other Transaction Documents and (ii) refrain from exercising any veto right, consent right or similar right under the Company’s Governing Documents which would materially impede, disrupt, prevent or otherwise adversely affect the consummation of the or any other Transaction. If any Shareholder acquires record or beneficial ownership of any Subject Shares following the date of this Agreement (or becomes aware, following the date hereof, of its record or beneficial ownership of any Subject Shares as of the date hereof, which shares are not already set forth on Schedule A), the Shareholder shall promptly notify the Company and Acquiror, and Schedule A shall be updated to reflect the Shareholder’s ownership of such additional Subject Shares.

5.5 Shareholder Parties. The Shareholder signs this Agreement solely in the Shareholder’s capacity as a shareholder of the Company, and not in any other capacity.

5.6 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Acquiror or the Company in accordance with Section 13.3 of the Business Combination Agreement and to the Shareholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

5.7 Miscellaneous. The provisions of Article XIII of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

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SCHEDULE A

Details of the Shareholder executing this Agreement

Name of Shareholder	Number and Class of Company Shares	Number of Company Warrants
[●]	[●]	[●]
[●]

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SCHEDULE B

FORM OF SPOUSAL CONSENT

Dated ___________________, 2022

The undersigned represents and warrants that the undersigned is the spouse of:

[Name of Shareholder]

and that the undersigned is familiar with the terms of (a) the Company Holders Support Agreement (the “Agreement”), dated as of August 25, 2022, by and among Avanseus Holdings Pte. Ltd. (Company Registration Number: 201526265R), a Singapore private company limited by shares (the “Company”), Fat Projects Acquisition Corp (Company Registration Number: 374480), an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Acquiror”), and the other parties signatory thereto from time to time, and (b) the Business Combination Agreement date as of August [●], 2022, by and among Acquiror and the Company.

The undersigned hereby agrees that the interest of the undersigned’s spouse in all property which is the subject of the Agreement shall be irrevocably bound by the terms of the Agreement and by any amendment, modification, waiver or termination signed by the undersigned’s spouse.

The undersigned further agrees that the undersigned’s community property interest or quasi community property interest in all property which is the subject of the Agreement shall be irrevocably bound by the terms of the Agreement, and that the Agreement shall be binding on the executors, administrators, heirs and assigns of the undersigned.

The undersigned further authorizes the undersigned’s spouse to amend, modify or terminate the Agreement, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by the undersigned’s spouse shall be binding on the community property interest or quasi community property interest of undersigned in all property which is the subject of the Agreement and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.

SIGNED by:

Signature:

Print Name:

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

The Acquiror:

FAT PROJECTS ACQUISITION CORP

By:	/s/ David Andrada

Name:	David Andrada

Title:	Co-CEO, CFO, and Director

The Company:

AVANSEUS HOLDINGS PTE. LTD.

By:	/s/ Bhargab Mitra

Name:	Bhargab Mitra

Title:	Director

The Shareholder:

By:	/s/ Signing Shareholder

Name:	Signing Shareholder

Title:

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EXHIBIT D

FORM OF SPONSOR SUPPORT AND LOCK-UP AGREEMENT

This SPONSOR SUPPORT AND LOCK-UP AGREEMENT, dated as of August 25, 2022, (this “Agreement”), is made and entered into by and among Avanseus Holdings Pte. Ltd., a Singapore private company limited by shares, with company registration number 201526265R (the “Company”), Fat Projects Acquisition Corp, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Acquiror”), and Fat Projects SPAC Pte. Ltd., a Singapore private company limited by shares with company registration number 202108160N (“Sponsor”).

WHEREAS, the Company and Acquiror are concurrently herewith entering into a Business Combination Agreement (as the same may be amended, restated or supplemented from time to time, the “Business Combination Agreement”), whereby among other matters, the Company Shareholders will exchange all of the issued and outstanding share capital of the Company for Acquiror Class A ordinary Shares, making the Company a wholly owned subsidiary of Acquiror (the “Share Exchange”), and in connection with the Share Exchange, the Company Shareholders will be required to execute and deliver to Acquiror duly executed Share Exchange Agreements in the form attached as Exhibit I to the Business Combination Agreement;

WHEREAS, Sponsor is, as of the date of this Agreement, the sole legal owner of such number of Acquiror Shares and Acquiror Warrants set forth opposite Sponsor’s name on Schedule A hereto (such Acquiror Shares, together with any Acquiror Shares (a) issued or otherwise distributed to Sponsor pursuant to any stock dividend or distribution, (b) resulting from any change in any of the Acquiror Shares by reason of any share split, recapitalization, combination, exchange of shares or the like, (c) the legal ownership of which is acquired by Sponsor, including by exchange or conversion of any other security, or (d) as to which Sponsor acquires the right to vote or share in the voting, in each case after the date of this Agreement and during the term of this Agreement being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, Acquiror, the Company have requested that Sponsor enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	DEFINITIONS; INTERPRETATION

Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Business Combination Agreement, and this Agreement shall be interpreted, construed and applied in accordance with the rules of construction set forth in Section 1.2 of the Business Combination Agreement.

2.	REPRESENTATIONS AND WARRANTIES OF SPONSOR

Sponsor hereby represents and warrants to Acquiror and the Company, as of the date of this Agreement as follows:

2.01 Organization. Sponsor has been duly organized and is validly existing as a private company limited by shares in good standing under the Laws of Singapore and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Sponsor is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Sponsor to consummate the transactions contemplated hereby.

2.02 Due Authorization. Sponsor has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of Sponsor. No other company proceeding on the part of Sponsor is necessary to authorize this Agreement and the documents contemplated

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hereby. This Agreement has been duly and validly executed and delivered by Sponsor, and this Agreement constitutes a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

2.03 No Conflict. The execution and delivery of this Agreement by Sponsor and the other documents contemplated hereby by Sponsor and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Sponsor;

(b) violate or conflict with any provision of, or result in the breach of, or default under, or require any consent, waiver, exemption or approval under, any applicable Law or Governmental Order applicable to Sponsor;

(c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, require any consent, cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any Contract to which Sponsor is a party or by which Sponsor may be bound, or terminate or result in the termination of any such Contract; or

(d) result in the creation of any Lien upon any of the properties or assets of Sponsor; except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Sponsor to consummate the transactions contemplated hereby.

2.04 Acquiror Securities. Sponsor is the sole legal and beneficial owner of the Acquiror Shares and Acquiror Warrants set forth opposite Sponsor’s name on Schedule A hereto, and all such Acquiror Shares and Acquiror Warrants are owned by Sponsor free and clear of all Liens, other than any forward purchase agreement or similar arrangements in existence as of the date of this Agreement and the material terms of which have been disclosed to the Company or its counsel or Liens pursuant to Acquiror’s Governing Documents, this Agreement or any other Transaction Document or applicable securities laws. Sponsor does not own legally or beneficially any shares or warrants of Acquiror other than the Acquiror Shares and Acquiror Warrants set forth opposite Sponsor’s name on Schedule A hereto. Sponsor has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement or the Governing Documents of Acquiror.

2.05 Business Combination Agreement. Sponsor understands and acknowledges that Acquiror and the Company are entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor has received a copy of the Business Combination Agreement, is familiar with the provisions of the Business Combination Agreement and has consented to (and hereby consents to) Acquiror’s entry into the Business Combination Agreement.

2.06 Adequate Information. Sponsor is a sophisticated shareholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. Sponsor acknowledges that Acquiror and the Company have not made and do not make any representation or warranty to Sponsor, whether express or implied, of any kind or character except as expressly set forth in this Agreement or the other Transaction Documents. Sponsor acknowledges that the agreements contained herein with respect to the Subject Shares held by Sponsor are irrevocable.

2.07 Restricted Securities. Sponsor understands that the Acquiror Shares that it may receive in connection with the Transactions, including upon exercise, settlement, conversion or exchange of any other securities received in connection with the Transactions, may be “restricted securities” under applicable U.S. federal and state securities laws and, if Sponsor is an affiliate of Acquiror, “control securities” as such term is used under Rule 144 promulgated under the Securities Act, and that, pursuant to these laws, Sponsor would be required to hold such Acquiror Shares indefinitely unless (a) they are registered with the SEC and qualified by state authorities, or (b) an exemption from such registration and qualification requirements is available.

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2.08 Litigation and Proceedings.

(a) There are no pending or, to the knowledge of the Sponsor, threatened, Legal Proceedings against the Sponsor or its properties or assets; and

(b) there is no outstanding Governmental Order imposed upon the Sponsor; nor are any properties or assets of the Sponsor or its businesses bound or subject to any Governmental Order;

except, in each case, as would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Sponsor to consummate the transactions contemplated hereby.

3.	REPRESENTATIONS AND WARRANTIES OF THE OTHER PARTIES

Each of the Company and Acquiror, severally and not jointly, hereby represents and warrants to each other party to this Agreement as follows:

3.01 Organization. It has been duly incorporated, organized or formed and is validly existing as a company or corporation in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. It is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (or equivalent status, to the extent that such concept exists) except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect its ability to consummate the transactions contemplated hereby.

3.02 Due Authorization. It has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder (other than, in respect of Acquiror, the Acquiror Shareholder Approval). The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by its Board of Directors. No other company proceeding on its part is necessary to authorize this Agreement and the documents contemplated hereby (other than, in respect of Acquiror, the Acquiror Shareholder Approval). This Agreement has been duly and validly executed and delivered by it, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.03 No Conflict. The execution and delivery of this Agreement by it and the other documents contemplated hereby by it and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under its Governing Documents, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to it, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which it is a party or by which it may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of its properties or assets, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect its ability to consummate the transactions contemplated hereby.

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4.	SUPPORT FOR BUSINESS COMBINATION

Sponsor hereby covenants and irrevocably undertakes to the Company and Acquiror during the term of this Agreement as follows:

4.01 Agreement to Vote in Favor of Transactions. At any meeting of the shareholders of Acquiror called to seek the Acquiror Shareholder Approval, or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of Acquiror or in any other circumstances upon which a vote, consent, waiver or other approval with respect to the Business Combination Agreement, any other Transaction Document or any other Transaction is sought or required, Sponsor shall:

(a) if a meeting is held, appear at such meeting (in person or, where proxies are permitted, by proxy) or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum;

(b) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the Acquiror Shareholder Approval, or, if there are insufficient votes in favor of granting the Acquiror Shareholder Approval, in favor of the adjournment or postponement of such meeting of the shareholders of Acquiror to a later date; and

(c) in other circumstances in which a vote, consent or approval is required or sought under the Governing Documents or any Contract of Acquiror or otherwise, in respect of any Transaction, so vote, consent or approve including with respect to the Subject Shares.

4.02 Agreement to Vote Against Other Matters. At any meeting of shareholders of Acquiror or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of Acquiror or in any other circumstances upon which Sponsor’s vote, consent or other approval is sought, Sponsor shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against:

(a) any business combination agreement, merger agreement or amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror or any public offering of Equity Securities of Acquiror (in each case, other than in connection with the Business Combination Agreement, the Merger and the other Transactions);

(b) any Acquiror Acquisition Proposal (other than in connection with the Business Combination Agreement and the other Transactions); and

(c) any amendment of Acquiror’s Governing Documents or Contracts, or other proposal or transaction involving Acquiror, which amendment or other proposal or transaction would be reasonably likely to, in any such case materially impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company or Acquiror of, prevent or nullify any provision of the Business Combination Agreement or any other Transaction Document or the Share Exchange or change in any manner the voting rights of any class of Acquiror’s share capital.

4.03 Revoke Other Proxies. Sponsor represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked.

4.04 Irrevocable Proxy. Sponsor hereby irrevocably and unconditionally grants to, and appoints, in the event that Sponsor shall for whatever reason fail to perform any of its obligations under Section 4.1 or 4.2, the Company and any individual designated in writing by the Company, and each of them individually, as Sponsor’s lawful attorney and proxy (with full power of substitution), for and in the name, place and stead of Sponsor, to vote the Subject Shares, or grant a written consent or approval in respect of the Subject Shares in a manner consistent with this Section 4. Sponsor understands and acknowledges that Acquiror and the Company are entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor hereby affirms that the irrevocable proxy set forth in this Section 4.4 is given in connection with the execution of the Business Combination Agreement, and that such irrevocable power of attorney is given to secure the performance of the duties of Sponsor under this Agreement. Sponsor hereby further affirms that the irrevocable proxy is coupled with a proprietary interest

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and may under no circumstances be revoked. Sponsor hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. The irrevocable proxy granted hereunder shall only terminate upon the termination of this Agreement.

4.05 No Pre-Closing Transfer. Other than pursuant to this Agreement or as expressly contemplated by the Business Combination Agreement, from the date hereof and until the Closing or, if earlier, termination of this Agreement, Sponsor shall not:

(a) directly or indirectly, (i) sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge, swap, convert or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or (ii) enter into any Contract, option or other binding arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person;

(b) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares) with respect to any Subject Shares, or enter into any other Contract with respect to any Subject Shares that would prohibit or prevent the satisfaction of its obligations pursuant to this Agreement;

(c) take any action that would make any representation or warranty of Sponsor herein untrue or incorrect, or have the effect of preventing or disabling Sponsor from performing its obligations hereunder;

(d) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying Sponsor from performing any of its obligations hereunder; or

(e) publicly announce any intention to effect any such transaction specified in this sentence.

Any action attempted to be taken in violation of the preceding sentence will be null and void. Sponsor agrees with, and covenants to, Acquiror and the Company that Sponsor shall not request that Acquiror register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

4.06 No Redemption. Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, Sponsor shall not elect to cause Acquiror to redeem any Subject Shares now or at any time legally or beneficially owned by Sponsor, or submit or surrender any of its Subject Shares for redemption, in connection with the transactions contemplated by the Business Combination Agreement or otherwise.

4.07 No Solicitation by Sponsor. From the date hereof until the Closing Date under the Busines Combination Agreement or, if earlier, the termination of the Business Combination Agreement in accordance with Article XII thereof, Sponsor shall not, and shall cause its Subsidiaries and direct its Representatives not to, directly or indirectly:

(a) solicit, initiate, or pursue any inquiry, indication of interest, proposal or offer relating to an Acquiror Acquisition Proposal;

(b) participate in or continue any discussions or negotiations with any third-party with respect to, or furnish or make available, any information concerning Acquiror to any third party relating to an Acquiror Acquisition Proposal, or provide to any third-party access to the businesses, properties, assets or personnel of Acquiror, in each case for the purpose of encouraging or facilitating an Acquiror Acquisition Proposal;

(c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Acquiror Acquisition Proposal; or

(d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Acquiror Acquisition Proposal.

From and after the date hereof, Sponsor shall, and shall instruct its officers and directors to, and Sponsor shall instruct and cause its Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than the Company and its Representatives) with respect to an Acquiror Acquisition Proposal.

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5.	POST-CLOSING LOCK-UP ARRANGEMENT

5.01 Certain Definitions. As used in this Article 5, notwithstanding the other provisions of this Agreement, the following terms shall have the following meanings:

(a) “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act;

(b) “Applicable Period” shall be the period commencing on the Closing Date and ending on the earlier of:

(i)	the date falling 180 days after the Closing Date; or

(ii)	the date on which Acquiror completes any amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction that results in all of Acquiror’s shareholders having the right to exchange their Acquiror Shares for cash, securities or other property following the Closing Date;

(c) “Lock-Up Securities” shall mean (i) any Acquiror Shares, Acquiror Warrants or other equity securities of Acquiror held by Sponsor (or which Sponsor is entitled to receive by virtue of the Transactions) immediately after the Closing and any Acquiror Shares acquired in open market transactions after the Closing, (ii) any Acquiror Shares received by Sponsor upon the exercise, conversion or settlement of options for Acquiror Shares or warrants for Acquiror Shares (including the Acquiror Warrants) or any securities convertible into or exercisable or exchangeable for Acquiror Shares, in any such case, held by Sponsor immediately after the Closing and (iii) any other equity security of Acquiror issued or issuable to Sponsor with respect to any securities referenced in clauses (i) or (ii) above by way of a share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; and

(d) “Lock-Up Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, with respect to, any Lock-Up Security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Security, whether or not any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

5.02 Lock-Up Restriction. Subject to the consummation of the Share Exchange, Sponsor covenants and agrees that it shall not, during the Applicable Period, without the prior written consent of the board of directors of Acquiror, effect, undertake, enter into or publicly announce any Lock-Up Transfer. For the avoidance of doubt, Sponsor shall retain all of its rights as a shareholder of Acquiror with respect to the Lock-Up Securities during the Lock-Up Period, including, without limitation, the right to vote any Lock-Up Securities that are entitled to vote and the right to receive any dividends or distributions in respect of such Lock-Up Securities.

5.03 Authorization. Sponsor hereby authorizes Acquiror during the Applicable Period to cause its transfer agent for the Lock-Up Securities to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, such Lock-Up Securities for which Sponsor is the record holder, in each case, if and to the extent such transfer would constitute a Lock-Up Transfer in breach of this Agreement. Acquiror agrees to instruct its transfer agent to remove any stop transfer restrictions on the share register and other records related to the Lock-Up Securities within 2 Business Days of a request by Sponsor following the expiration of the Applicable Period.

5.04 Legend. During the Applicable Period, each certificate evidencing any Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SPONSOR SUPPORT AND LOCK-UP AGREEMENT, DATED AS OF AUGUST 25, 2022, BY AND AMONG AVANSEUS HOLDINGS PTE. LTD. (“COMPANY”), THE HOLDER NAMED THEREIN AND THE OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

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5.05 Lock-Up Exceptions. Section 5.2 shall not apply to:

(a) Lock-Up Transfers to a partnership, limited liability company or other entity of which Sponsor is the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(b) Lock-Up Transfers of Acquiror Shares acquired in open market transactions after the Closing;

(c) the exercise of share options or warrants to purchase Acquiror Shares (including Acquiror Warrants) and any related transfer of Acquiror Shares to Acquiror in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of any such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, it being understood that all Acquiror Shares received upon such exercise, settlement, vesting or transfer will remain subject to the restrictions of this Section 5 during the Applicable Period;

(d) the entry, at any time after the Closing, into any trading plan providing for the sale of Acquiror Shares meeting the requirements of Rule 10b5-1(c) under the Exchange Act, provided that such plan does not provide for, or permit, the sale of any Acquiror Shares during the Applicable Period and no public announcement or filing is voluntarily made or required regarding such plan during the Applicable Period;

(e) Lock-Up Transfers in the event of completion of a bona fide amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction which results in all of Acquiror’s security holders having the right to exchange their Acquiror Shares or Acquiror Warrants for cash, securities or other property;

(f) in the case of an entity, a Lock-Up Transfer (i) to another entity that is an affiliate of Sponsor, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with Sponsor or affiliates of Sponsor or who shares a common investment advisor with the Sponsor or any of the foregoing or (ii) as part of a distribution to members, partners or shareholders of Sponsor;

(g) in the case of an entity, Lock-Up Transfers by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; or

(h) Lock-Up Transfers to an individual who, as of the date of this Agreement, is a director, officer or advisor of Sponsor or its affiliates as part of such director’s or advisor’s remuneration for services provided to Sponsor; and

(i) Lock-Up Transfers made in connection with a forward purchase agreement or similar arrangement in existence prior to the date of this Agreement and the material terms of which have been disclosed to the Company or its counsel;

provided, however, that in the case of clauses (a), and clauses (f) through (i), these permitted transferees shall enter into a written agreement, in substantially the form of this Article 5, agreeing to be bound by these Lock-Up Transfer restrictions prior to such Lock-Up Transfer.

5.06 Waiver of Other Lock-Up Shareholders. Neither the Company nor Acquiror shall amend or waive, terminate, modify or abrogate (“Change”) the lock-up restriction agreed with any of the Lock-Up Shareholders (as defined in the Company Holders Support Agreement) pursuant to Section 4 of the Company Holders Support Agreement, in each case, unless the Company and/or Acquiror extends such Change to Sponsor, under the same terms and conditions (including, for the avoidance of doubt, the timing of any release from such lock-up restriction) and on a pro rata basis. The Company and/or Acquiror shall provide at least 10 Business Day advance written notice to Sponsor of any such Change.

5.07 Termination of Existing Lock-Up Restriction. The parties hereto agree that the lock-up and transfer provisions in this Agreement shall supersede and replace Sponsor’s obligations in respect of lock-up and transfer provisions currently contained in the Sponsor Letter Agreement (as defined below) effective upon the Effective Time.

5.08 Effect of Article 5. If any Lock-Up Transfer is made or attempted contrary to the provisions of this Article 5, such purported Lock-Up Transfer shall be null and void ab initio.

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6.	OTHER AGREEMENTS

6.01 Sponsor Affiliate Agreements.

(a) Each of Sponsor and Acquiror hereby agrees that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary that certain letter agreement, dated October 12, 2021, by and among Sponsor and Acquiror (the “Sponsor Letter Agreement”), except as otherwise provided for under this Agreement or any Transaction Document.

(b) Each of Sponsor and Acquiror hereby agree that each agreement as of the Effective Time between Acquiror (or any of its Subsidiaries), on the one hand, and Sponsor or any of Sponsor’s Affiliates (other than Acquiror or any of Acquiror’s Subsidiaries), on the other hand, (but excluding any Transaction Document, the Sponsor Letter Agreement, and any agreements with respect to the indemnification of the Acquiror’s directors and officers, advancement of expense or exculpation or contribution of the Acquiror’s directors and officers, or relating to reimbursements for reasonable and necessary business expenses incurred prior to the Effective Time) (such agreements, together, the “Sponsor Affiliate Agreements”) will be terminated effective as of the Effective Time, and thereupon shall be of no further force or effect, without any further action on the part of any of Acquiror or Sponsor, and on and from the Effective Time, neither Acquiror, Sponsor, nor any of their respective Affiliates or Subsidiaries shall have any further rights, duties, liabilities or obligations under any of the Sponsor Affiliate Agreements and each of Acquiror and Sponsor (for and on behalf of its Affiliates and Subsidiaries) hereby releases in full any and all claims with respect thereto with effect on and from the Effective Time. Notwithstanding the foregoing of this Section 6.01(b), Sponsor and Acquiror shall, and shall ensure that their Affiliates shall, perform their respective duties, liabilities or obligations under and in accordance with the terms of the Sponsor Affiliate Agreements prior to the Effective Time. Additionally, Sponsor agrees that the lock-up and transfer provisions in this Agreement shall supersede and replace its obligations in respect of lock-up and transfer provisions currently contained in the Sponsor Letter Agreement effective upon the Effective Time.

6.02 Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time (provided, however, that upon such termination, Article 5 shall survive in accordance with its terms, and this Article 6 shall survive indefinitely) and (ii) the termination of the Business Combination Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination.

6.03 Further Assurances. Sponsor shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and the other Transaction Documents and (ii) refrain from exercising any veto right, consent right or similar right under Acquiror’s Governing Documents which would materially, impede, disrupt, prevent or otherwise adversely affect the consummation of the Share Exchange or any other Transaction. If Sponsor acquires record or beneficial ownership of any Subject Shares following the date of this Agreement (or becomes aware, following the date hereof, of its record or beneficial ownership of any Subject Shares as of the date hereof, which shares are not already set forth on Schedule A), Sponsor shall promptly notify the Company and Acquiror, and Schedule A shall be updated to reflect Sponsor’s ownership of such additional Subject Shares.

6.04 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Acquiror, or the Company in accordance with Section 13.3 of the Business Combination Agreement and to Sponsor at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

6.05 Miscellaneous. The provisions of Article XIII of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

Avanseus Holdings Pte. Ltd.,
a Singapore private company limited by shares, with company registration number 201526265R

By:	/s/ Bhargab Mitra

Name:	Bhargab Mitra

Title:	Director

Fat Projects Acquisition Corp,
an exempted company limited by shares incorporated under the laws of the Cayman Islands

By:	/s/ David Andrada

Name:	David Andrada

Title:	Co-CEO, CFO, and Director

Fat Projects SPAC Pte. Ltd.,
a Singapore private company limited by shares, with company registration number 202108160N

By:	/s/ David Andrada

Name:	David Andrada

Title:	Co-CEO, CFO, and Director

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SCHEDULE A

Name and Address of Sponsor:	Fat Projects SPAC Pte. Ltd.,
a Singapore private company limited by shares,
with company registration number 202108160N
27 Bukit Manis Road
Singapore 099892
Attention: David Andrada & Nils Michaelis
david@fatprojects.com
nils@fatprojects.com

Total Acquiror Warrants Held:	2,865,000

Total Acquiror Class B Ordinary Shares Held:	2,070,000

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EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of August 25, 2022 is made and entered into by and among Fat Projects Acquisition Corp, a Cayman Islands exempted company limited by shares, with company registration number 374480 (the “Acquiror”), Fat Projects SPAC Pte. Ltd., a Singapore private company limited by shares, with company registration number 202108160N (the “Sponsor”), the undersigned parties listed on the signature page hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the (“Holders”) and solely for the purposes of Section 5.10 Avanseus Holdings Pte. Ltd. (Company Registration Number: 201526265R), a Singapore private company limited by shares (the “Company.”).

WHEREAS, the Company and Acquiror are on or around the date of this Agreement entering into a Business Combination Agreement (as the same may be amended, restated or supplemented from time to time, the “Business Combination Agreement”), whereby among other matters, the shareholders of the Company will exchange all of the issued and outstanding share capital of the Company for Acquiror Class A Ordinary Shares, making the Company a wholly owned subsidiary of Acquiror (the “Share Exchange”), and in connection with the Share Exchange, the shareholders of the Company will be required to execute and deliver to Acquiror duly executed Share Exchange Agreements in the form attached as Exhibit A to the Business Combination Agreement;

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS, EFFECTIVE DATE

1.1 The terms defined in this Article 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Acquiror” shall have the meaning given in the Preamble.

“Acquiror Warrants” means the warrants to acquire Acquiror Shares pursuant to the warrant agreement in the form attached to the Business Combination Agreement as Exhibit G to be issued to Crystal Technology Services Pte. Ltd. a Singapore private company limited by shares, upon the termination of the Company Warrant Agreement at the Closing as contemplated in the Business Combination Agreement.

“Acquiror Shares” shall mean Acquiror’s Class A Ordinary shares, of US$ 0.0001 par value per share.

“Addendum Agreement” shall have the meaning given in subsection 5.2.6.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall have the meaning given in subsection 2.9.1.

“Board” shall mean the Board of Directors of Acquiror.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Day” shall mean a day on which commercial banks are open for business in New York, the Cayman Islands and the Republic of Singapore, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled).

“Closing” shall mean the completion of the Share Exchange.

“Commission” shall mean the Securities and Exchange Commission of the United States of America.

“Company” shall have the meaning given in the Recitals hereto.

“Company Ordinary Shares” means the ordinary shares in the capital of the Company.

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“Company Warrants” means the warrants to purchase Company Ordinary Shares contemplated in the Company Warrant Agreement.

“Company Warrant Agreement” means that certain Share Warrant Agreement dated 17 December 2021 between the Company and Crystal Technology Services Pte. Ltd., a Singapore private company limited by shares.

“Demanding Holder” shall have the meaning given in Section 2.4.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” shall mean such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the Commission.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3” shall mean such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Commission that permits forward incorporation of substantial information by reference to other documents filed by Acquiror with the Commission.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.3.

“Holder Indemnified Party” shall have the meaning given in subsection 4.1.

“IPO Prospectus” means the prospectus for the Acquiror’s initial public offering of its securities.

“IPO Warrant Agreement” means that certain Warrant Agreement dated October 12, 2021 by and between the Acquiror and Continental Stock Transfer & Trust Company.

“IPO Warrant Shares” means the shares of Acquiror issuable upon exercise of IPO Warrants.

“IPO Warrants” means the warrants exercisable for shares of the Acquiror included in the units issued in the Acquiror’s initial public offering of securities (including such warrants that have separated from such units and warrants that remain part of unseparated units).

“Holders” shall have the meaning given in the Preamble.

“Lock-Up Agreement” shall mean, as applicable, the agreements and undertakings of the Holder set forth in Section 4 of each Company Holder Support Agreement dated as of the date hereof, each by and among the Company, the Acquiror, and the other parties listed in Schedule A thereto, and Section 4 of that certain Sponsor Support Agreement dated as of the date hereof, by and among the Company, the Acquiror, and Sponsor, in each case pursuant to which a Holder has agreed (subject to certain exceptions) not to transfer the Registrable Securities held by such Holder for a certain period of time after the Closing.

“Maximum Number of Securities” shall mean, as to a given Underwritten Offering, the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering, in the reasonable determination of the managing Underwriter(s), without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Registration Statement” shall have the meaning given in subsection 2.2.1.

“Permitted Transferees” shall mean a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the lock-up period under the applicable Lock-Up Agreement, and to any transferee thereafter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

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“Piggyback Registration” shall have the meaning given in subsection 2.8.1.

“PIPE Securities” shall mean those securities issued pursuant to the PIPE Subscription Agreements.

“PIPE Subscription Agreements” shall mean the agreements in form and substance reasonably mutually acceptable to Acquiror and the Company that may be entered into by and among the Acquiror and the other parties thereto, pursuant to which such other parties will subscribe for Acquiror Shares in a private offering of public equity or PIPE, which shall close in conjunction with the Closing.

“Private Placement Warrants” shall mean the warrants exercisable for shares of the Acquiror issued pursuant to that certain Private Placement Warrants Purchase Agreement, dated October 12, 2021, between the Acquiror and the Sponsor.

“Pro Rata” shall mean, with respect to a given Registration, offering or Transfer of Registrable Securities pursuant to this Agreement, pro rata based on (A) the number of Registrable Securities that each Holder, as applicable, has requested or proposed to be included in such Registration, offering or Transfer and (B) the aggregate number of Registrable Securities that all Holders have requested or proposed to be included in such Registration, offering or Transfer.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” shall mean:

(A) any outstanding Acquiror Shares or the Acquiror Warrants that are held by a Holder as of immediately following the Closing;

(B) any Acquiror Shares that may be acquired by a Holder upon the exercise of an Acquiror Warrant or Private Placement Warrant (or any other option or right to acquire Acquiror Shares) that is held by a Holder as of immediately following the Closing; and

(C) any other equity security of Acquiror issued or issuable with respect to any securities referenced in clauses (A) or (B) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by Acquiror and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Underwritten Takedown, effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Acquiror Shares are then listed:

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for Acquiror;

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(E) reasonable fees and disbursements of all independent registered public accountants of Acquiror incurred specifically in connection with such Registration;

(F) Acquiror’s roadshow and travel expenses, if any;

(G) the fees and expenses of any special experts retained by Acquiror in connection with such Registration;

(H) Acquiror’s internal expenses (including, without limitation, all salaries and expenses of Acquiror’s and its subsidiaries’ officers and employees and all overhead costs of Acquiror and its subsidiaries);

(I) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Underwritten Takedown; and

(J) all other expenses of Registration, in each case, other than Underwriters’ commissions and any related transfer taxes attributable to the sale of Registrable Securities by a Holder in an Underwritten Takedown.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” shall have the meaning given in Section 2.5.

“SEC Guidance” shall have the meaning given in subsection 2.2.1.

“Securities Act” shall mean the United States Securities Act of 1933, as amended from time to time.

“Share Exchange” shall have meaning given in the Recitals hereto.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf, as the case may be.

“Shelf Registration” shall mean a Registration of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Sponsor” shall have the meaning given in the Recitals hereto.

“Sponsor Party” means the (A) Sponsor; and (B) (i) any Person to whom Sponsor Transfers Registrable Securities in accordance with the terms of any forward purchase agreement or similar arrangements in existence as of the date of this Agreement (the material terms of which have been disclosed to the Company or its counsel); and (ii) any Person to whom Sponsor has transferred Class B shares in the capital of Acquiror or Private Placement Warrants prior to the date of this Agreement.

“Sponsor Registration Rights Agreement” means that certain Registration Rights Agreement dated October 12, 2021 by and between Acquiror, the Sponsor and the other parties thereto.

“Sponsor Specific Rights” shall have the meaning in subsection 5.2.3.

“Subsequent Shelf” shall have the meaning given in subsection 2.3.2.

“Takedown Demand” shall have the meaning given in subsection 2.4.1.

“Takedown Threshold” shall have the meaning given in Section 2.4.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

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“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of Acquiror are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Takedown” shall mean an Underwritten Offering of Registrable Securities pursuant to the Shelf, as amended or supplemented.

1.2 Effective Date. This Agreement shall become effective on the date of the Business Combination Agreement, which date shall be notified to the Holder.

ARTICLE II

REGISTRATIONS

2.1 Resale Shelf Registration.

2.1.1 Acquiror shall use its reasonable best efforts to (a) file within 30 days following the Closing, and use reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) covering the resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis and (b) keep such Form S-1 Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as a Form S-3 Shelf is declared effective pursuant to Section 2.1.3.

2.1.2 Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein.

2.1.3 Following the filing of a Form S-1 Shelf, Acquiror shall use reasonable efforts to either (a) convert the Form S-1 Shelf (and each Subsequent Shelf) to a Shelf Registration on Form S-3 or (b) file and to cause to become effective a Shelf Registration on Form S-3 (in each case, the “Form S-3 Shelf”) as soon as practicable after Acquiror is eligible to use Form S-3.

2.2 Rule 415 Cutback.

2.2.1 Notwithstanding the registration obligations set forth in Section 2.1, in the event the Commission informs Acquiror that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, Acquiror agrees to promptly (a) inform each of the Holders and use its reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (b) withdraw the Shelf Registration and file a new Registration Statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to Acquiror for such Registration Statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, Acquiror shall use its reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including the Manual of Publicly Available Telephone Interpretations D.29.

2.2.2 Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that Acquiror used reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities and subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders, (a) Acquiror shall prioritize the Registration of all of the PIPE Securities on such Registration Statement, and (b) if all of the PIPE Securities (but not all of the Registrable Securities) may be registered on such Registration Statement, any remaining number of Registrable Securities permitted to be registered on such Registration Statement as a secondary offering shall be allocated Pro Rata among the other Holders.

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2.2.3 If Acquiror amends the Shelf Registration or files a New Registration Statement, as the case may be, under this Section 2.2, Acquiror shall use its reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities (a) that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement and (b) are no longer restricted by any Lock-Up Agreement.

2.3 Maintenance, Amendment, Supplement and Subsequent Shelf.

2.3.1 Acquiror shall use reasonable efforts to maintain each Shelf in accordance with the terms of this Agreement, and shall prepare and file with the Commission from time to time such amendments and supplements to the Shelf as may be necessary to keep the Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities.

2.3.2 If a Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, Acquiror shall, subject to Section 3.4 use reasonable efforts to as promptly as is reasonably practicable (a) cause such Shelf to again become effective under the Securities Act (including using reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), (b) amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf, or (c) prepare and file an additional Registration Statement for a Shelf Registration (a “Subsequent Shelf”) registering the resale of all Registrable Securities (determined as of two Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein.

2.3.3 If a Subsequent Shelf is filed pursuant to Section 2.3.2, Acquiror shall use reasonable efforts to (a) cause such Subsequent Shelf to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof, and (b) keep such Subsequent Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf shall be on Form S-3 to the extent that Acquiror is eligible to use such form and shall be an automatic shelf registration statement as defined in Rule 405 promulgated under the Securities Act if Acquiror is a well-known seasoned issuer as defined in Rule 405 promulgated under the Securities Act at the most recent applicable eligibility determination date.

2.4 Demand for Underwritten Takedown. Subject to the Lock-Up Agreements and to the provisions of this Section 2.4, Sections 2.5 and Article III, at any time and from time to time when an effective Shelf is on file with the Commission, either (y) Holders owning at least 50% of the then-outstanding number of Registrable Securities or (z) the Sponsor (acting on behalf of the Sponsor Parties) (in each case, the “Demanding Holders”) may request to sell all or a portion of their Registrable Securities in an Underwritten Takedown in accordance with this Section 2.4 (the “Demand Registration”); provided that, Acquiror shall only be obligated to effect an Underwritten Takedown if such Underwritten Offering shall include Registrable Securities proposed to be sold by the Demanding Holder with a total offering price reasonably expected to exceed, in the aggregate, either (x) US$ 15,000,000 or (y) where the Demanding Holder is the Sponsor (acting on behalf of the Sponsor Parties), all remaining Registrable Securities held by such Demanding Holder (the “Takedown Threshold”).

2.4.1 Takedown Demand Notice. All requests for an Underwritten Takedowns shall be made by giving written notice to Acquiror, which notice shall specify the number of Registrable Securities proposed to be sold in the Underwritten Takedown (such written notice, a “Takedown Demand”).

2.4.2 Underwriters. The majority-in-interest of the Demanding Holders initiating an Underwritten Takedown shall have the right to select the Underwriter(s) for such Underwritten Offering (which shall consist of one or more nationally recognized investment banks). Acquiror shall not be required to include any Holder’s Registrable Securities in such Underwritten Takedown unless such Holder accepts the terms of the underwriting as agreed between Acquiror and its Underwriter(s) in customary form and enters into and complies with an underwriting agreement with such Underwriter(s) in customary form (after having considered and taken reasonable account of comments of a single U.S. counsel for the Holders which are selling in the Underwritten Takedown). Notwithstanding anything to the contrary in this Agreement, Acquiror may effect any Underwritten Takedown pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

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2.4.3 Number and Frequency of Underwritten Takedowns. Notwithstanding anything to the contrary in this Section 2.4, under no circumstances shall Acquiror be obligated to effect (a) more than an aggregate of two (2) Underwritten Takedowns within the first year following the Closing, (b) for the period commencing one year after the Closing, more than one (1) Underwritten Takedown within any three-month period or (c) more than three (3) Underwritten Takedowns where the Sponsor (acting on behalf of the Sponsor Parties) is the sole or lead Demanding Holder.

2.5 Reduction of Underwritten Takedown. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to a Takedown Demand advises Acquiror and the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Offering (such Demanding Holders and other requesting Holders, the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Acquiror Shares or other equity securities that Acquiror desires to sell and the Acquiror Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the Maximum Number of Securities, then Acquiror shall include in such Underwritten Offering:

2.5.1 First, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) that can be sold without exceeding the Maximum Number of Securities (to be allocated Pro Rata among the Demanding Holders and Requesting Holders if the Registrable Securities desired to be sold by such Holders in the aggregate would exceed the Maximum Number of Securities);

2.5.2 Second, to the extent that the Maximum Number of Securities has not been reached under the foregoing subsection 2.5.1, the Acquiror Shares or other equity securities that Acquiror desires to sell, which can be sold without exceeding the Maximum Number of Securities; and

2.5.3 third, to the extent that the Maximum Number of Securities has not been reached under the foregoing subsections 2.5.1 and 2.5.2, any Acquiror Shares or other equity securities of other persons or entities that Acquiror is obligated to register pursuant to any separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.6 Effective Registration. Notwithstanding any other provision in this Agreement, a Registration will not count as an Underwritten Takedown until the Registration Statement filed with the Commission with respect to such Underwritten Takedown has been declared effective and Acquiror has complied with all of its obligations under this Agreement with respect to such Underwritten Takedown; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to such Underwritten Takedown is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority in interest of the Demanding Holders, thereafter elects to continue the offering; provided, further, that Acquiror shall not be obligated to file a second Registration Statement until the Registration Statement that has been previously filed with respect to such Demand Registration becomes effective or is subsequently terminated.

2.7 Withdrawal of Underwritten Takedown.

2.7.1 Prior to the filing of the applicable preliminary or “red herring” Prospectus used for marketing an Underwritten Takedown, a majority-in-interest of the relevant Demanding Holders shall have the right to withdraw from such Underwritten Takedown for any or no reason whatsoever upon written notification to Acquiror, each other Demanding Holder and Requesting Holder, and the applicable Underwriter(s).

2.7.2 Following the receipt of any notice of withdrawal pursuant to subsection 2.7.1, the other Demanding Holders and Requesting Holders, provided they collectively qualify as Demanding Holders pursuant to clauses (x), (y) or (z) of Section 2.4 and the Takedown Threshold would still be satisfied, may elect to continue with the Underwritten Offering and such continued Takedown Demand shall count as a Takedown Demand of the continuing Demanding Holders for purposes of subsection 2.4.3 and not of the withdrawing Demanding Holders.

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2.7.3 If following a request under subsection 2.7.1 an Underwritten Takedown is withdrawn and not continued pursuant to subsection 2.7.2, then the withdrawn Takedown Demand shall count as an Underwritten Takedown for purposes of subsection 2.4.3 (unless one or more of the Demanding Holders reimburse Acquiror for all Registration Expenses with respect to such Underwritten Takedown, in which case it shall not count as an Underwritten Takedown).

2.8 Piggyback Registration.

2.8.1 Piggyback Rights. If Acquiror or any Holder proposes to conduct a registered offering of, or if Acquiror proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of Acquiror (or by Acquiror and by the shareholders of Acquiror, including an Underwritten Takedown pursuant to Section 2.4 or a Block Trade pursuant to Section 2.9), other than a Registration Statement (a) filed in connection with any employee share option or other benefit plan, (b) for an exchange offer or offering of securities solely to Acquiror’s existing shareholders, (c) for an offering of debt that is convertible into equity securities of Acquiror, (d) for a dividend reinvestment plan or (e) for a rights offering, then Acquiror shall give written notice of such proposed filing or offering to all of the Holders of Registrable Securities as soon as practicable but not less than five (5) Business Days before the anticipated filing date of such Registration Statement, or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable preliminary “red herring” Prospectus or prospectus supplement used for marketing such offering, which notice shall (x) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (y) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) Business Days after receipt of such written notice (such Registration a “Piggyback Registration”). Subject to subsection 2.8.2, Acquiror shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.8.1 to be included in such Piggyback Registration on the same terms and conditions as any similar securities of Acquiror included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into and comply with an underwriting agreement in customary form with the Underwriter(s) duly selected for such Underwritten Offering.

2.8.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration advises Acquiror and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Acquiror Shares or other equity securities that Acquiror desires to sell, taken together with (x) the Acquiror Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (y) the Registrable Securities as to which registration has been requested pursuant to Section 2.8 hereof, and (z) the Acquiror Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of Acquiror, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for Acquiror’s account, Acquiror shall include in any such Registration or registered offering:

(i) first, the Acquiror Shares or other equity securities that Acquiror desires to sell, which can be sold without exceeding the Maximum Number of Securities;

(ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.8.1 that can be sold without exceeding the Maximum Number of Securities (to be allocated Pro Rata among such Holders if the Registrable Securities desired to be sold by such Holders in the aggregate, when combined with those desired to be sold by Acquiror, would exceed the Maximum Number of Securities); and

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(iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Acquiror Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other shareholders of Acquiror, which can be sold without exceeding the Maximum Number of Securities; and

(b) If the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then Acquiror shall include in any such Registration or registered offering:

(i) first, the Acquiror Shares or other equity securities, if any, of such demanding persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities;

(ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Acquiror Shares or other equity securities that Acquiror desires to sell, which can be sold without exceeding the Maximum Number of Securities;

(iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.8.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and

(iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Acquiror Shares or other equity securities for the account of other persons or entities that Acquiror is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

(c) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.4, then Acquiror shall include in any such Registration or registered offering securities pursuant to Section 2.5.

2.8.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to Acquiror and the Underwriter or Underwriters (if any) prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or in the case of a Shelf Registration, prior to the filing of the applicable preliminary or “red herring” Prospectus used for marketing of the relevant offering or takedown thereunder. Acquiror (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (excluding a Piggyback Registration by Holder(s) in connection with an Underwritten Takedown under Sections 2.1 to 2.6) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, Acquiror shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.8.3.

2.9 Block Trades.

2.9.1 Notwithstanding the foregoing (but subject to the Lock-Up Agreements and to Section 3.4), at any time and from time to time when an effective Shelf is on file with the Commission, if the Demanding Holders wish to engage in an underwritten or other coordinated registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) US$15,000,000 or (y) where the Demanding Holder is the Sponsor (acting on behalf of the Sponsor Parties), all remaining Registrable Securities held by the Sponsor (acting on behalf of the Sponsor Parties), then such Demanding Holders shall notify Acquiror, the other Demanding Holders and the Requesting Holders (if any) of the Block Trade at least five (5) Business Days prior to the day such offering is to commence and Acquiror shall as expeditiously as possible use reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use reasonable efforts to work with Acquiror and any Underwriters prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade.

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2.9.2 Prior to the filing of the applicable “red herring” Prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to withdraw upon written notification to Acquiror and the Underwriter or Underwriters (if any). Notwithstanding anything to the contrary in this Agreement, Acquiror shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.9.2.

2.9.3 Notwithstanding the time periods provided for in Section 2.8 in a Sponsor’s (acting on behalf of the Sponsor Parties), Demanding Holders’ or Requesting Holders’ exercise of Piggyback Registration rights in connection with a Block Trade, Acquiror and the Demanding Holders or Sponsor, as applicable, shall not be obligated to include the Sponsor’s (acting on behalf of the Sponsor Parties), Demanding Holders’ or Requesting Holders’, as applicable, Registrable Securities in such Block Trade unless requested to do so in writing within the Business Day immediately following the date on which notice of the Block Trade is given pursuant to subsection 2.9.1.

2.9.4 The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.9.5 Holders in the aggregate may demand no more than one (1) Block Trade pursuant to this Section 2.9 in any three (3) month period, and no more than three (3) Block Trades pursuant to this Section 2.9 within the first twelve (12) months following the Closing. For the avoidance of doubt, any Block Trade pursuant to this Section 2.9 shall not be counted as an Underwritten Takedown for purposes of subsection 2.4.3.

2.10 Market Stand-Off Agreement. Acquiror and each Holder given an opportunity to participate in an Underwritten Offering of equity securities of Acquiror pursuant to the terms of this Agreement agrees that it shall not Transfer any Acquiror Shares or other equity securities of Acquiror (other than those included in such offering pursuant to this Agreement), without the prior written consent of the managing Underwriters, during the 90-day period beginning on the date of pricing of such offering. Acquiror and each Holder agrees to execute a customary lock-up agreement in favor of the relevant Underwriters to such effect (in the case of a Holder, in each case on substantially the same terms and conditions as all such Holders).

ARTICLE III

ACQUIROR PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Underwritten Takedown, Acquiror shall use reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto Acquiror shall, as expeditiously as possible:

3.1.1 Prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use reasonable efforts to cause such Registration Statement to become effective and remain effective until such time as there are no longer any Registrable Securities;

3.1.2 Prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five (5.0%) percent of the Registrable Securities registered on such Registration Statement, or in the case of an Underwritten Takedown where the Sponsor (acting on behalf of the Sponsor Parties) is a Demanding Holder, the Sponsor (acting on behalf of the Sponsor Parties), or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by Acquiror or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 Prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

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3.1.4 Prior to any public offering of Registrable Securities, use reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Acquiror and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Acquiror shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action which would subject it to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 Cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by Acquiror are then listed;

3.1.6 Provide a transfer agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 Advise each seller of such Registrable Securities, promptly, and in no event later than one Business Day, after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly take all actions reasonably required to prevent the entry of any stop order or to obtain its withdrawal if such stop order should be entered;

3.1.8 At least five (5) Business Days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein) and thereafter, take reasonable account of comments of counsel to such seller;

3.1.9 Notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to promptly correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 Permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense (other than with respect to Registration Expenses), in the preparation of the Registration Statement, and cause Acquiror’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representative, or Underwriters enter into a confidentiality agreement, in customary form and substance reasonably satisfactory to Acquiror, prior to the release or disclosure of any such information;

3.1.11 Obtain a “comfort” letter from Acquiror’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 In the event of an Underwritten Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain (a) an opinion, dated such date, of counsel representing Acquiror for the purposes of such Registration, addressed to the participating Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority-in-interest of the participating Holders, and (b) a negative assurance (“10b-5”) letter, dated such date,

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of counsel representing Acquiror for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such 10b-5 letter is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such 10b-5 letters;

3.1.13 In the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 Make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of Acquiror’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 With respect to an Underwritten Offering pursuant to Section 2.4, use reasonable efforts to make available senior executives of Acquiror to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 Otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by Acquiror. It is acknowledged by the Holders that each Holder shall bear any Underwriters’ commissions and any related transfer taxes attributable to the sale of such Holder’s Registrable Securities in connection with any Underwritten Takedown.

3.3 Requirements for Participation in Underwritten Offerings. Each Holder shall provide such information as may reasonably be required by Acquiror, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Article 2 and in connection with Acquiror’s obligation to comply with federal and applicable state securities laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide such information, Acquiror may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if Acquiror determines, based on the advice of reputable external counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of Acquiror pursuant to a Registration initiated by Acquiror hereunder unless such person:

3.3.1 Agrees to sell such person’s securities on the basis provided in any customary underwriting arrangements approved by Acquiror (after having considered and taken reasonable account of comments of a single U.S. counsel for the Holders which are selling in the Underwritten Offering); and

3.3.2 Completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the Registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure. Notwithstanding any provision of this Agreement to the contrary, upon written notice to the Holders, Acquiror shall have the right to defer any registration of Registrable Securities hereunder or suspend the disposition of Registrable Securities pursuant to an existing Registration Statement covering such Registrable Securities for such period as may be applicable, in each case if Acquiror determines, in the good faith judgment of the Board of Directors of Acquiror (as certified to the Holders in a certificate signed by the Chairman of the Board), that it would be materially detrimental to Acquiror and its shareholders for such registration of Registrable Securities to be effected or for a party to dispose of Registrable Securities pursuant to an existing Registration Statement at such time; provided, however, that Acquiror shall not have the right to exercise the right set forth in this Section 3.4 more than twice or for more than 60 consecutive days or more than a total of 120 days in any 12-month period hereunder.

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3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, Acquiror, at all times covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Acquiror after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval system shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. Acquiror further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Acquiror Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, Acquiror shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification by Acquiror. To the extent permitted by law, Acquiror agrees to indemnify and hold harmless each Holder of Registrable Securities, its officers, employees, directors, affiliates, partners, members, attorneys and agents, and each person, if any, who controls such Holder (within the meaning of the Securities Act) (each, a “Holder Indemnified Party”), from and against all losses, judgments, claims, damages, liabilities and expenses (including without limitation reasonable outside attorneys’ fees), whether joint or several, arising out of or that are based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, or arising out of or that are based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Acquiror of the Securities Act or any rule or regulation promulgated thereunder applicable to Acquiror and relating to action or inaction required of Acquiror in connection with any such registration, Acquiror shall promptly reimburse the Holder Indemnified Party for any reasonable expenses properly incurred by such Holder Indemnified Party in connection with investigating and defending any proceeding or action to which this Section 4.1 applies (including the reasonable fees and disbursements of legal counsel), loss, judgment, claim, damage, liability or action, except insofar as the same are caused by or contained in any information furnished in writing to Acquiror by such Holder expressly for use therein. Acquiror shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder Indemnified Party.

4.2 Information Provided by Holders. To the extent permitted by law, each Holder shall indemnify and hold harmless Acquiror, its officers, employees, directors, affiliates, partners, members, attorneys and agents and each person, if any, who controls Acquiror (within the meaning of the Securities Act) from and against all losses, judgements, claims, damages, liabilities and expenses (including without limitation reasonable outside attorneys’ fees), whether joint or several, arising out of or that are based upon any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission was made in reliance upon and in conformity with information furnished in writing by such Holder to Acquiror expressly for use therein; provided, however that the obligation to indemnify shall be several, not joint or joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of Acquiror.

4.3 Indemnification Process.

4.3.1 Any person entitled to indemnification herein shall:

(a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party); and

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(b) permit an indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.

4.3.2 If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed).

4.3.3 The indemnified party shall have the right to employ separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the indemnifying party) to represent the indemnified party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the indemnified party against the indemnifying party, with the reasonably incurred fees and expenses of such counsel to be paid by such indemnifying party if the indemnified party and the indemnifying party are named as defendants and, based upon the written opinion of counsel of such indemnified party, representation of both the indemnified party and the indemnifying party by the same counsel would be inappropriate due to actual or potential differing interests between them.

4.3.4 No indemnifying party shall, without the prior written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement of any claim or pending or threatened proceeding in respect of which the indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party which (i) cannot be settled in all respects by the payment of money (and if any such money is required to be paid under such judgment or settlement it shall be so paid by the indemnifying party pursuant to the terms of such judgment or settlement), or (ii) settlement includes a statement or admission of fault or culpability on the part of an indemnified party or (iii) settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to such claim or litigation.

4.3.5 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

4.4 Contribution. If the indemnification provided under Sections 4.1, 4.2, and 4.3 from the indemnifying party is judicially determined to be unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any indemnifying party and any indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or omitted to be made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that the liability of any Holder under this subsection 4.4 shall be limited to the amount of the net proceeds actually received by such Holder in such offering giving rise to such liability, and no Holder shall have any liability for contribution to the extent that such Holder would not have been liable for indemnification pursuant to this Agreement. The amount paid or payable by an indemnified party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1, 4.2 and 4.3 above, legal or other fees, charges or out-of-pocket expenses reasonably incurred by such indemnified party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.4 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.4. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(1) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.4 from any person who was not guilty of such fraudulent misrepresentation.

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ARTICLE V

MISCELLANEOUS

5.1 Notices. All general notices, demands or other communications required or permitted to be given or made hereunder (“Notices”) shall be in writing and delivered personally or sent by courier or sent by electronic mail to the intended recipient thereof. Any such Notice shall be deemed to have been duly served (a) if given personally or sent by local courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; or (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt). Any notice or communication under this Agreement must be addressed, if to Acquiror, to: Fat Projects Acquisition Corp, 27 Bukit Manis Road, Singapore 099892, Attention: David Andrada and Nils Michaelis (email: david@fatprojects.com and nils@fatprojects.com, with a copy to Nelson Mullins Riley & Scarborough LLP, 101 Constitution Avenue, NW, Suite 900, Washington, DC 20001, Attention Andrew M. Tucker and Eric K. Graben, andy.tucker@nelsonmullins.com and eric.graben@nelsonmullins.com), and if to any Holder, at such Holder’s address or contact information as set forth under such Holder’s signature to this Agreement or to such Holder’s address as found in Acquiror’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1. Any Holder not desiring to receive Notices at any time and from time to time may so notify the other parties, who shall thereafter not make, give or deliver any Notice to such Holder until duly notified otherwise (or until the expiry of any period specified in such Holder’s notice).

5.2 Assignment; No Third Party Beneficiaries; Exercise of Sponsor Rights.

5.2.1 This Agreement and the rights, duties and obligations of Acquiror hereunder may not be assigned or delegated by Acquiror in whole or in part.

5.2.2 Prior to the expiration of the lock-up period applicable to such Holder pursuant to any Lock-Up Agreement, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the terms and conditions of this Agreement. After the expiration of the lock-up period applicable to such Holder pursuant to any Lock-Up Agreement, the Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any person to whom it transfers Registrable Securities; provided that such Registrable Securities remain Registrable Securities following such transfer, and such person agrees to be bound by the terms and conditions of this Agreement.

5.2.3 Where a reference is made to Sponsor exercising any right with respect to, or acting on behalf of the Sponsor Parties, the Sponsor shall have the right to exercise the rights of the Sponsor with respect to any or all Registrable Securities held by any or all of the Sponsor Parties and any threshold applicable to the exercise of such rights shall be deemed to include all such Registrable Securities held by any of the Sponsor Parties which are the subject to the relevant demand, exercise of rights or other action. Notwithstanding the provisions of Section 5.2.2, the rights set forth in this Agreement as rights of “the Sponsor (acting on behalf of the Sponsor Parties)”, including under Sections 2.4, 2.9 and 3.1 (the “Sponsor Specific Rights”) shall only be exercisable by the Sponsor (acting on behalf of the Sponsor Parties and for and with respect to any Registrable Securities of any of the Sponsor Parties) and not by any other Sponsor Party unless and until Sponsor no longer holds any Registrable Securities, following which time the Sponsor Party holding the largest number of Registrable Securities at any given time shall be deemed to have been assigned the Sponsor Specific Rights as “Sponsor” and such Sponsor Party shall be the sole Sponsor Party with the power to exercise the Sponsor Specific Rights as “Sponsor” for and on behalf of any then remaining Sponsor Parties, and the provisions of this sentence shall also apply subsequently if any such Sponsor Party ceases to hold Registrable Securities.

5.2.4 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.5 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

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5.2.6 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate Acquiror unless and until Acquiror shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in the form attached as an Exhibit A hereto (an “Addendum Agreement”), to be bound by the terms and conditions of this Agreement. Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void. The execution of an Addendum Agreement by the parties thereto shall constitute a permitted amendment of this Agreement notwithstanding the provisions of Section 5.8.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including by electronic means), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. Each party expressly agrees that this Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the applicable of laws of another jurisdiction. Any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court, waives any obligation it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of any cause of action may be heard and determined only in any such court, and agrees not to bring any cause of action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 5.4. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.5 Severability. The invalidity or unenforceability of any specific provision of this Agreement shall not invalidate or render unenforceable any of its other provisions. Any provision of this Agreement held invalid or unenforceable shall be deemed reformed, if practicable, to the extent necessary to render it valid and enforceable and to the extent permitted by law and consistent with the intent of the parties to this Agreement.

5.6 Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings among the parties with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

5.7 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive; (b) words in the singular include the plural, and in the plural include the singular; (c) the words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified; (d) the term “including” is not limiting and means “including without limitation”; (e) whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms; (f) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications or supplements thereto; and (g) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

5.8 Amendments and Modifications. Upon the written consent of Acquiror and the Holders of at least a majority of the Registrable Securities at the time in question and the Sponsor, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of Acquiror, in a

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manner that is materially different from the other Holders (in such capacity) shall require the prior written consent of the Holder so affected. No course of dealing between any Holder or Acquiror and any other party hereto or any failure or delay on the part of a Holder or Acquiror in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or Acquiror. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.9 Other Registration Rights. Acquiror represents and warrants that no person, other than (a) a Holder of Registrable Securities, (b) a holder of IPO Warrants or IPO Warrant Shares, (c) a holder of Founder Shares, Private Placement Warrants, Working Capital Warrants or Extension Warrants, each as defined in the Sponsor Registration Rights Agreement or (d) a holder of PIPE Securities, has any right to require Acquiror to register any securities of Acquiror for sale or to include such securities of Acquiror in any Registration filed by Acquiror for the sale of securities for its own account or for the account of any other person. The Holders hereby acknowledge that (i) holders of the IPO Warrants and IPO Warrant Shares have registration rights as contemplated in the IPO Prospectus and the IPO Warrant Agreement, (ii) holders of Founder Shares, Private Placement Warrants, Working Capital Warrants and Extension Warrants have the registration rights as contemplated in the Sponsor Registration Rights Agreement and (iii) Acquiror is entitled to grant resale registration rights to holders of PIPE Securities in the PIPE Subscription Agreements. As of the Closing there will not be any registration rights related to securities of Acquiror other than under this Agreement, the IPO Prospectus and the IPO Warrant Agreement, the Sponsor Registration Rights Agreement and the PIPE Subscription Agreements.

5.10 Termination of Prior Agreements and Effectiveness of this Agreement.

5.10.1 This Agreement shall take effect as of and from the Closing; provided, that if the Business Combination Agreement is terminated prior to the Closing, this Agreement shall not become effective and shall be deemed void.

5.10.2 With effect from the Closing, each party to this Agreement hereby irrevocably waives and agrees not to exercise or enforce any rights it may have in respect of the registration of Registrable Securities pursuant to any other agreement including, without limitation, any PIPE Subscription Agreement.

5.11 Term. This Agreement shall terminate, with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. Notwithstanding the foregoing, the provisions of Section 3.2, Section 3.5, and Section 4 shall survive any termination.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

FAT PROJECTS ACQUISITION CORP

By:	/s/ David Andrada

Name:	David Andrada

Title:	Co-CEO, CFO and Director

FAT PROJECTS SPAC PTE. LTD.

By:	/s/ David Andrada

Name:	David Andrada

Title:	Co-CEO, CFO, and Director

AVANSEUS HOLDINGS PTE. LTD.

By:	/s/ Bhargab Mitra

Name:	Bhargab Mitra

Title:	Director

HOLDER

APOLLO CONSULTING SRL

By:	/s/ Giuseppe Donagemma

Name:	Giuseppe Donagemma

Title:	Managing Director

HOLDER

BHARGAB MITRA

/s/ Bhargab Mitra

HOLDER

CHIRANJIB BHANDARY

/s/ Chiranjib Bhandary

HOLDER

CRYSTAL TECHNOLOGY SERVICES PTE. LTD.

By:	/s/ Srinivasan Thukkaram

Name:	Srinivasan Thukkaram

Title:	Director

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HOLDER

Darryl Mark Rodrigues

/s/ Darryl Mark Rodrigues

HOLDER

GIUSEPPE DONAGEMMA

/s/ Giuseppe Donagemma

HOLDER

NG MEI LAN (NG MEI CHIN)

/s/ Ng Mei Lan

HOLDER

RAJENDRA NARAYAN PANDA

/s/ Rajendra Narayan Panda

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EXHIBIT A

Addendum Agreement

This Addendum Agreement (“Addendum Agreement”) is executed on [●] by the undersigned (the “New Holder”) pursuant to the terms of that certain Registration Rights Agreement dated as of August 25, 2022 (the “Agreement”), by and among Fat Projects Acquisition Corp, a Cayman Islands exempted company limited by shares, Fat Projects SPAC Pte. Ltd., a Singapore private company limited by shares, certain parties identified as Holders therein, and solely for the purposes of Section 5.10 of the Agreement, Avanseus Holdings Pte. Ltd., a Singapore private company limited by shares, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement.

By the execution of this Addendum Agreement, the New Holder agrees as follows:

1. Acknowledgment. New Holder acknowledges that New Holder is acquiring certain Registrable Securities (as defined in the Agreement) as a transferee of such Registrable Securities from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered a “Holder” and a holder of Registrable Securities for all purposes under the Agreement.

2. Agreement. New Holder hereby (a) agrees that the Registrable Securities shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

ACCEPTED AND AGREED:

FAT PROJECTS ACQUISITION CORP

By:

Name:

Title:

NEW HOLDER

Name:

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EXHIBIT F

FORM OF UNVESTED RESTRICTED SHARE AMENDMENT

This Amendment (the “Amendment”) is entered into as of [●], 20[●] by and between:

1.	AVANSEUS HOLDINGS PTE. LTD. (Company Registration Number: 201526265R), a Singapore private company limited by shares, whose registered office is at 230 Victoria Street, #15-01/08, Bugis Junction, Singapore 188024 (the “Company”);

2.	FAT PROJECTS ACQUISITION CORP (Company Registration Number: 374480), a Cayman Islands exempted company limited by shares whose office address is at 27 Bukit Manis Road, Singapore 099892 and whose registered office is at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Acquiror”); and

3.	[Insert Grantee Name and Address] (“Grantee”);

(each a “Party” and together the “Parties”).

RECITALS

A.	The Company and Grantee are parties to that certain [insert agreement] dated [insert date of agreement] (the “Grant Agreement”) pursuant to which the Company granted to Grantee [●] restricted shares (“Restricted Shares”) of (i) the Non-Voting Shares and/or (ii) Ordinary Shares of the Company’s share capital subject to the vesting conditions set forth therein of which [●] Non-Voting Shares and [●] Ordinary Shares remain unvested as of the date hereof (the “Unvested Grant Shares”).

B.	Acquiror and the Company have entered into that certain Business Combination Agreement dated August [●], 2022 (as the same may be amended, restated or supplemented from time to time, the “Business Combination Agreement”), whereby among other matters, the holders of all of the Company’s outstanding shares will exchange all of the issued and outstanding share capital of the Company (including without limitation Restricted Shares that are vested or that will vest at the time of and as a consequence of the Closing but excluding all Restricted Shares that will not be vested at and after the Closing) for Acquiror Class A Ordinary Shares, making the Company a wholly owned subsidiary of Acquiror (the “Share Exchange”).

C.	Section 4.1(b) of the Business Combination Agreement provides that the Grant Agreement will be assumed by the Acquiror and amended at the Effective Time to provide that the number of Unvested Grant Shares receivable thereunder shall be converted to a number of Acquiror Class A Ordinary Shares equal to the number of Unvested Grant Shares multiplied by the Exchange Ratio set forth in the Business Combination Agreement (rounded down to the nearest whole share) but that the Grant Agreement will otherwise have and be subject to substantially the same terms and conditions (including vesting, settlement and termination-related terms) as were set forth therein immediately prior to the Effective Time.

D.	This Amendment is effective upon the Closing under the Business Combination Agreement (the “Effective Time”), and the Parties are entering into this Amendment to implement the assumption and amendment, at the Effective Time, of the Grant Agreement as contemplated in Section 4.1(b) of the Business Combination Agreement.

NOW THEREFORE, in consideration for the mutual covenants and agreements set forth in the Business Combination Agreement and set forth herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used in this Amendment and not otherwise defined in this Amendment have the meanings ascribed to such terms in the Business Combination Agreement. From and after the date of this Amendment, references to the Grant Agreement shall mean the Grant Agreement as amended by this Amendment.

2.	Amendments to Grant Agreement. Effective as of the Effective Time:

a.	Acquiror hereby assumes from the Company, and the Company hereby assigns to the Acquiror, all of the rights, obligations and liabilities of the Company under the Grant Agreement with respect to the

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obligation to issue securities upon the satisfaction of the vesting criteria applicable to the Unvested Grant Shares set forth in the Grant Agreement, and the Grantee hereby consents to such assignment and assumption and releases the Company from any and all obligation to issue additional shares under the Grant Agreement;

b.	The Grantee’s right to receive Unvested Grant Shares under the Grant Agreement upon the satisfaction of the vesting criteria with respect to the Unvested Grant Shares set forth therein is hereby replaced with the right to receive the number of Acquiror Class A Ordinary Shares equal to the number of Unvested Grant Shares multiplied by the Exchange Ratio; provided that no fraction of an Acquiror Class A Ordinary Share will be issued under the Grant Agreement, and instead the number of Acquiror Class A Ordinary Shares to be issued to the Grantee under the Grant Agreement as amended hereby shall be rounded down in the aggregate to the nearest whole Acquiror Class A Ordinary Shares and the Grantee shall receive cash in lieu of any fractional share in an amount equal to the value of such fraction share based on a share value of $10.00 per share.

3.	No other Amendments. Except as set forth in Section 2 of this Amendment above, the Grant Agreement remains in full force and effect and unamended.

4.	Termination: In the event that the Business Combination Agreement is terminated, this Amendment shall be automatically terminated with immediately effect, and the terms of the Grant Agreement shall continue in full force and effect and unamended.

5.	Governing Law. This Amendment shall be governed by the law that governs the Grant Agreement as set forth in the Grant Agreement, provided that if the Grant Agreement does not specify the law by which it is governed, this Amendment shall be governed by the laws of Singapore.

6.	Notices. All notices, demands or other communications required or permitted to be given or made under this Amendment shall be in writing and in the English language and shall be sent to the recipient at its address, or electronic mail address set out below, or as otherwise directed by the recipient by notice given in accordance with this Section 6:

The Company:	Avanseus Holdings Pty. Ltd.
230, Victoria Street, #15-01/08, Bugis
Junction, Singapore 188024
bhargab.mitra@avanseus.com
Attention: Chief Executive Officer

The Acquiror:	Fat Projects Acquisition Corp
27 Bukit Manis Road
Sentosa Golf Course
Singapore 099892
david@fatprojects.com; nils@fatporjects.com
Attention: Chief Executive Officer & Chief Operating Officer

The Grantee:	[insert name]
[insert address]
[insert e-mail address]

7.	Counterparts. This Amendment may be executed in multiple counterparts, either manually or electronically, such as by DocuSign®, each of which may be signed by one or more of the Parties and shall constitute an original but all of which together shall constitute but a single Amendment. A copy of this Amendment bearing the electronic or PDF, facsimile, photostatic or other copy of the signature of a Party shall be as valid for all purposes as a copy of this Amendment bearing that Party’s original manual signature.

Signatures on following page.

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IN WITNESS WHEREOF, the Parties to this Amendment have set their signatures below.

The Company:

For and on behalf of
AVANSEUS HOLDINGS PTE. LTD.
(Company Registration Number: 201526265R), a Singapore private company limited by shares

Name:

Title:

Acquiror:

For and on behalf of
FAT PROJECTS ACQUISITION CORP
(Company Registration Number: 374480) a Cayman Islands exempted company limited by shares

Name:

Title:

Grantee:

Signature

Print Name

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EXHIBIT G

NEW CRYSTAL TECHNOLOGY SERVICES WARRANT AGREEMENT

FAT PROJECTS ACQUISITION CORP

and

CRYSTAL TECHNOLOGY SERVICES PTE. LTD.

SHARE WARRANT AGREEMENT

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THIS AGREEMENT (the “Agreement”) is dated August [●] 2022 BETWEEN:

(1) FAT PROJECTS ACQUISITION CORP (Company Registration Number: 374480) a Cayman Islands exempted company limited by shares whose office address is at 27 Bukit Manis Road, Singapore 099892 and whose registered office is at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Company”); and

(2) CRYSTAL TECHNOLOGY SERVICES PTE. LTD. (Company Registration Number: 201802980W), a Singapore private company limited by shares, whose registered office is at 446 Hougang Avenue 08, #08-1633, Singapore 530446 (the “Warrantholder”),

(each a “Party” and together the “Parties”).

RECITALS:

(A) The Company is a Cayman Islands exempted company limited by shares.

(B) The Company has determined to create and issue Warrants to subscribe for Warrant Shares on the terms and subject to the conditions of this Agreement.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement and in the Schedules unless the context requires otherwise:

“Avanseus” means Avanseus Holdings Pte. Ltd. (Company Registration Number: 201526265R), a company incorporated under the laws of Singapore, whose registered office is at 230 Victoria Street, #15-01/08, Bugis Junction, Singapore 188024.

“Avanseus Solution” means artificial intelligence software written and developed by Avanseus (as defined below) that monitors a communications or manufacturing system and predicts pending failures so that they can be prevented before they fail instead of being fixed after they fail or that monitors inventory and customer demand and predicts customer demand to optimize inventory;

“Board” means the board of directors of the Company;

“Business Combination Agreement” means the Business Combination Agreement entered into on or about the date hereof between the Company and Avanseus;

“Business Day” means any day other than a Saturday, Sunday or day on which banks in Singapore are required or permitted to be closed;

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands;

“Change of Control” means any merger, acquisition, disposal, joint venture, reorganisation or other transaction that results in a (direct or indirect) change of control of the Company;

“Channel Partner” means a vendor of communications or manufacturing products, services or Solutions who is party to a contract or agreement with Avanseus pursuant to which the products, services or solutions of the vendor either (i) contain Embedded Avanseus Solutions and are marketed and sold through the joint efforts and cooperation of the vendor and Avanseus or (ii) are marketed and sold with Custom Avanseus Solutions through the joint efforts and cooperation of the vendor and Avanseus and such contract or agreement is referred to herein as a “Channel Partner Agreement”;

“Channel Partner Purchase Order” means Contracts and/or purchase orders received by Avanseus for sales of Custom Avanseus Solutions or products, services or solutions that contain Embedded Avanseus Solutions pursuant to a Channel Partner Agreement;

“Constitution” means the Third Amended and Restated Memorandum of Association of the Company;

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“Contract” means a binding contract or agreement between a vendor and a customer or a purchase order issued to a vendor by a customer that is binding on the customer if accepted without change by the vendor;

“Crystal Technology” means the initial Warrantholder to whom the Warrants were originally issued pursuant to this Agreement;

“Custom Avanseus Solutions” means an Avanseus Solution or other Avanseus services/solutions, including such solutions as envisaged under Clause 4.1(c)(i), that is designed and installed or implemented directly into a Customer’s existing software or existing communications, manufacturing, inventory control or other Customer system, for the provision of services/solutions as mutually agreed;

“Customer” means a legal entity who purchases as an end user, software, services or solutions from Avanseus or from a third-party vendor;

“C-level Officer” means an executive officer of an organization who is or reports directly to the organization’s chief executive officer, chief operating officer or chief marketing officer;

“Embedded Avanseus Solution” means an Avanseus Solution that is embedded in or integrated with a third-party software solution, such as but not limited to Amazon Web Services®, Microsoft Azure® or Google Cloud Platform®;

“Excluded Purchase Orders” has the meaning ascribed to it in Clause 4.1(d);

“Exercise Conditions” has the meaning ascribed to it in Clause 4.1;

“Exercise Notice” a notice in writing in the form, or substantially in the form, set out in Schedule 1;

“Expert Accountant” means an audit partner who at the relevant time is from Avanseus’ audit firm (or such other accounting professional as may be mutually agreed between the parties), acting as an arbitrator;

“Hyperscaler” means a provider of software, hardware and facilities that scale a distributed computing environment (where examples of Hyperscalers include but are not limited to Amazon Web Services®, Microsoft Azure® or Google Cloud Platform®);

“Liquidity Event” means any of the following:

(a)	a sale, lease, transfer, exclusive license (without retaining any rights other than the right to license fees) or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all of the assets of the Company, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company; or

(b)	an acquisition, whether by merger, amalgamation, restructuring, reconstruction, consolidation or other reorganization, in which:

(i) the Company is a constituent party;

(ii) a subsidiary of the Company is a constituent party and the Company issues shares in the capital of the Company pursuant to such transaction, and shareholders of the Company immediately prior to such transaction will, immediately after such transaction, hold less than fifty per cent. (50%) of the voting shares in the capital of the surviving or resulting corporation; or

(iii) a sale, in a single transaction or series of related transactions, of fifty per cent. (50%) or more of the voting shares in the capital of the Company;

“Ordinary Shares” means the Class A ordinary shares of the Company;

“Originate” means to introduce Avanseus to a third party and exert material commercial efforts on behalf of Avanseus that results in a Contract with Avanseus (which is evidenced by a written acknowledgement signed by a C-level Officer of Avanseus prior to the execution of such Contract, confirming the Warrantholder was to target and exert such efforts in respect of such Contract), and “Originated” and “Originates” and similar terms have correlative meanings;

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“Register” has the meaning ascribed to it in Clause 3.4;

“Representatives” has the meaning ascribed to it in Clause 9.1(c);

“Singapore Companies Act” means the Companies Act 1967 of Singapore;

“Subscription Price” means US$0.01 per share;

“Systems Integrator” means a company that specializes in implementing, planning, coordinating, scheduling, testing, improving and sometimes maintaining a computer system comprised of components from multiple unrelated suppliers. Examples of Systems Integrators include but are not limited to Capgemini, Cognizant, Deloitte, IBM, Accenture, Tata Consultancy Services, Infosys, Boomi, CGI and Aspire Systems;

“Telecommunications Manufacturer” means a manufacturer of telecommunications equipment;

“Telecommunications Company” means an operator of a telecommunications systems, as mutually agreed between the Company and the Warrantholder from time to time;

“Tranche” has the meaning ascribed to it in Clause 4.1;

“Tranche 1 Warrants” means 100,000 of the Warrants that become exercisable upon satisfaction of the Tranche 1 Vesting Criteria;

“Tranche 2 Warrants” means 50,000 of the Warrants that become exercisable upon satisfaction of the Tranche 2 Vesting Criteria;

“Tranche 3 Warrants” means 200,000 of the Warrants that become exercisable upon satisfaction of the Tranche 3 Vesting Criteria;

“Tranche 4 Warrants” means 650,000 of the Warrants that become exercisable in accordance with Clause 4.1(d);

“Tranche 4 Objection Statement” has the meaning ascribed to it in Clause 4.1(d)(i);

“Tranche 4 Quarterly Payment Amount” has the meaning ascribed to it in Clause 4.1(d)(i);

“Tranche 4 Vesting Notice” has the meaning ascribed to it in Clause 4.1(d)(i);

“Warrant” means each of the rights created by this Agreement entitling the Warrantholder to subscribe for one Warrant Share for the Subscription Price on the terms set out in this Agreement, comprising the Tranche 1 Warrants, Tranche 2 Warrants, Tranche 3 Warrants, Tranche 4 Warrants subject to adjustment as provided in this Agreement;

“Warrant Shares” means the Company’s Ordinary Shares; and

“US$” means United States dollars, the lawful currency of the United States of America.

1.2	Control: The word “control” (including its correlative meanings, “controlled by”, “controls” and “under common control with”) shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than 50 per cent of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

1.3	Clauses, Schedules, etc.: References to this Agreement include any Recitals and Schedules to it and references to Clauses and Schedules are to the clauses of, and schedules to, this Agreement. The Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.4	References to Subsidiaries and Related Corporations: The words “subsidiary” and “related corporation” shall have the same meanings in this Agreement as their respective definitions in the Singapore Companies Act.

1.5	Headings: The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

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1.6	Including: Unless a contrary indication appears, a reference in this Agreement to “including” shall not be construed restrictively but shall mean “including without prejudice to the generality of the foregoing” and “including, but without limitation”.

1.7	Interpretation Act: The Interpretation Act 1965 of Singapore, shall apply to this Agreement in the same way as it applies to an enactment.

1.8	Subsidiary Legislation: References to a statute or statutory provision include any subsidiary or subordinate legislation made from time to time under that statute or statutory provision.

1.9	Modification etc. of Statutes: References to a statute or statutory provision include that statute or statutory provision as from time to time modified, re-enacted or consolidated (whether before or after the date hereof), so far as such modification, re-enactment or consolidation applies or is capable of applying to any transaction entered into in accordance with this Agreement and (so far as liability thereunder may exist or can arise) shall also include any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which such statute or provision has directly or indirectly replaced.

1.10	Others

(a) References to “this Agreement” includes all amendments, additions, and variations thereto agreed between the relevant Parties in accordance with Clause 8.

(b) References to “day”, “month” or “year” is a reference to a day, month or year respectively in the Gregorian calendar.

(c) References to a person include any company, limited liability partnership, partnership, business trust or unincorporated association (whether or not having separate legal personality).

(d) Except where the context specifically requires otherwise, reference to a party or parties is to a Party or Parties.

(e) References to “writing” or “written” includes any non-transitory form of visible reproduction of words.

(f) Any thing or obligation to be done under this Agreement which is required or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

2.	EFFECTIVE DATE OF AGREEMENT

2.1	This Agreement shall only become effective (a) if the Closing (as defined in the Business Combination Agreement) occurs and (b) the Share Warrant Agreement dated 17 December 2021 between the Warrantholder and Avanseus (the “Old Warrant Agreement”) is terminated on the Closing Date (as defined in the Business Combination Agreement) without any further liability thereunder on the part of either party thereto other than provisions thereof that are intended to survive such termination. If the Closing occurs and the Old Warrant Agreement is terminated on the Closing Date, then this Agreement shall be effective as of the Closing Date. If (y) the Business Combination Agreement is terminated without the occurrence of the Closing or (z) the Old Warrant Agreement is not terminated on the Closing Date, this Agreement shall be null and void ab initio and of no force or effect. Warrantholder and the Company hereby agree that if the Closing occurs and this Agreement becomes effective, the Old Warrant Agreement shall be automatically terminated with effect from the date of the Business Combination Agreement, and Warrantholder shall execute and deliver to the Company and Avanseus Holdings Pte. Ltd. on the Closing Date a termination of the Old Warrant Agreement in substantially the form attached hereto as Schedule 3.

3.	CREATION AND ISSUE OF WARRANTS

3.1	The Company hereby constitutes the Warrants on the terms and subject to the conditions of this Agreement.

3.2	The Warrants shall confer the right (but not the obligation) on the Warrantholder to subscribe for Warrant Shares on the terms and subject to the conditions of this Agreement.

3.3	The Warrants shall be issued on the date of this Agreement to the Warrantholder.

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3.4	The Company shall maintain a register of Warrantholders (the “Register”) in accordance with Schedule 2.

4.	EXERCISE OF WARRANTS

4.1	The Warrants may be exercised by the Warrantholder in the following four (4) tranches (each, a “Tranche”), provided that the exercise conditions for each Tranche described in this Clause (the “Exercise Conditions”) are met:

Tranche 1:

(a)	Tranche 1 Vesting. The Tranche 1 Warrants will vest and become exercisable on the Tranche 1 Vesting Date provided the Tranche 1 Vesting Date occurs before the Tranche 1 Vesting Deadline.

(i)	“Tranche 1 Vesting Criteria” means the entry by Avanseus into a Contract Originated by Crystal Technology where (i) Avanseus partners with a Hyperscaler, and/or a Systems Integrator and/or Telecommunications Company, (ii) the Contract provides for minimum aggregate payments to Avanseus of US$1,000,000, and (iii) results in the provision of a Solution to a Telecommunications Company that contains an Embedded Avanseus Solution.

(ii)	“Tranche 1 Vesting Date” means the date of the receipt by Avanseus of the first payment pursuant to the Contract described in the Tranche 1 Vesting Criteria.

(iii)	“Tranche 1 Vesting Deadline” means December 31, 2023.

Tranche 2:

(b)	Tranche 2 Vesting. The Tranche 2 Warrants will vest and become exercisable on the Tranche 2 Vesting Date provided that the Tranche 2 Vesting Date occurs before the Tranche 2 Vesting Deadline.

(i)	“Tranche 2 Vesting Criteria” means Avanseus entering into a Contract for the provision of one or more Custom Avanseus Solutions to a Telecommunications Company which (i) is publicly announced by an official press release issued by the C-Level Officer of the Telecommunications Company (the content of which will need to be agreed with Avanseus) and (ii) was Originated by Crystal Technology.

(ii)	“Tranche 2 Vesting Date” means the date on which the Tranche 2 Vesting Criteria are satisfied.

(iv)	“Tranche 2 Vesting Deadline” means December 31, 2023.

Tranche 3:

(c)	Tranche 3 Vesting. Half of the Tranche 3 Warrants will vest and become exercisable on the Tranche 3 Vesting Date with respect to each of two Contracts described in the Tranche 3 Vesting Criteria provided that the Tranche 3 Vesting Date for that Contract occurs before the Tranche 3 Vesting Deadline.

(i)	“Tranche 3 Vesting Criteria” means Avanseus entering into a Contract with a Telecommunications Company/Channel Partner or a Systems Integrator for a solution to be deployed in one or more countries within the European Union, which Contract (i) is for the provision of one or more Custom Avanseus Solutions (A) for Data Centers within the operations infrastructure of the Telecommunications Company, (B) prediction of the degradation of the performance of one or more software applications of the Telecommunications Company, (C) for reducing the energy usage of the Telecommunications Company, (D) for detecting anomalies or outliers in the performance of the Telecommunications Company’s telecommunications network or (E) for the provision of services/solutions as mutually agreed (ii) provides for minimum aggregate payments to Avanseus of US$1,000,000 and (iii) was Originated by Crystal Technology.

(ii)	“Tranche 3 Vesting Date” means with respect to each Contract described in the Tranche 3 Vesting Criteria, the date of the receipt by Avanseus of the first payment pursuant to that Contract.

(iv)	“Tranche 3 Vesting Deadline” means December 31, 2024.

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Tranche 4:

(d)	Tranche 4 Vesting. Tranche 4 Warrants will vest at the rate of one (1) warrant for each US$30.7692 of Channel Partner Purchase Order payments actually received by Avanseus pursuant to Contracts entered into by Avanseus between the date of this Agreement and December 31, 2024 (excluding the first US$1,000,000 of payments received by Avanseus with respect to Contracts described in the Tranche 1 Vesting Criteria, and excluding the first US$1,000,000 of payments received by Avanseus with respect to Contracts described in the Tranche 3 Vesting Criteria (the “Excluded Purchase Orders”) subject to the requirements, provisions and limitations set forth in this Clause 4.1(d), and will be exercisable within a period of 30 days after the date upon which each Tranche 4 Quarterly Payment Amount is deemed final in accordance with this Clause 4.1(d)(i) to (v). Each Tranche 4 Warrant vested shall expire on the fifth anniversary of the date on which such Tranche 4 Warrant vested in accordance with this Clause 4.1(d) and upon expiry the relevant Tranche 4 Warrant shall be deemed forfeited.

(i)	Within fifteen (15) Business Days after the end of each calendar quarter, Avanseus will determine the amount of Channel Partner Purchase Order payments actually received by Avanseus (each a “Tranche 4 Quarterly Payment Amount”) and provide Crystal Technology with written notice of the amount of such Channel Partner Purchase Order for that calendar quarter, the calculation thereof in reasonable detail and the number of Tranche 4 Warrants that have vested for that calendar quarter as a result of Avanseus’ receipt of such payments (a “Tranche 4 Vesting Notice”). Unless Crystal Technology disputes the amount of any Tranche 4 Vesting Notice within ten (10) Business Days of its receipt of that Tranche 4 Vesting Notice by written notice to Avanseus (a “Tranche 4 Objection Statement”), Avanseus’ determination of the amount of Channel Partner Purchase Order payments received for the calendar quarter and the number of Tranche 4 Warrants that vest for that calendar quarter will be final and binding. If Crystal Technology delivers a Tranche 4 Objection Statement, Avanseus shall grant Crystal Technology and/or its representatives reasonable access during normal business hours to Avanseus’ books and records pertaining to Channel Partner Purchase Orders for the following 10 Business Days in order to verify Avanseus’ computations.

(ii)	If Avanseus and Crystal Technology cannot resolve any dispute with respect to any Tranche 4 Vesting Notice and a Tranche 4 Objection Statement within 20 Business Days following Crystal Technology’s timely delivery of the Objections Statement, all remaining objections will be resolved by the Expert Accountant. Avanseus and Crystal Technology will each be responsible for their own costs in resolving the objections and will evenly split the Expert Accountant’s fees and costs. The procedure for resolution of the objections shall be limited to (i) each of Avanseus and Crystal Technology making a single written submission to the Expert Accountant, and (ii) a single telephone conference call or virtual meeting among the Expert Accountant, Avanseus and Crystal Technology unless the Expert Accountant requests additional submissions or conferences, and Avanseus and Crystal Technology shall use reasonable efforts to cause the Expert Accountant to issue his or her written determination within 60 days after the dispute is submitted to the Expert Accountant. The Expert Accountant’s determination shall be final, binding and non-appealable and may be entered in any court of competent jurisdiction.

(iii)	The vesting of Tranche 4 Warrants shall be limited to the first US$20,000,000 of Channel Partner Purchase Order payments (excluding payments under the Excluded Purchase Orders) actually received by Avanseus pursuant to Contracts entered into by Avanseus between the date of this Agreement and December 31, 2024.

(iv)	Notwithstanding any other provision hereof to the contrary if by midnight on December 31, 2023, Avanseus has not entered into Contracts between the date of this Agreement and December 31, 2023 falling within Clause 4.1(d) above for Channel Partner Purchase Order payments to Avanseus of in aggregate at least US$10,000,000 (excluding the Excluded Purchase Orders) then the Warrantholder shall be deemed to have forfeited a number of Tranche 4 Warrants equal to: (A) the difference between US$10,000,000 and the aggregate amount of Channel Partner Purchase Order payments payable to Avanseus under such Contracts, divided by (B) US$30.7692.

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Example:

At 31 December 2023, if Avanseus has entered into Contracts between the date of this Agreement and December 31, 2023 for Channel Partner Purchase Order payments (excluding Excluded Purchase Orders) of in aggregate US$8M, then the number of Tranche 4 Warrants forfeited is: US$2M/US$30.7692 = 65,000.

(v)	Notwithstanding any other provision hereof to the contrary, if by midnight on December 31, 2024, Avanseus has not entered into Contracts between this Agreement date and December 31, 2024 falling within Clause 4.1(d) above for Channel Partner Purchase Order payments to Avanseus of in aggregate at least US$20,000,000 then the Warrantholder shall be deemed to have forfeited a number of Tranche 4 Warrants equal to: (A) the difference between US$20,000,000 and the aggregate amount of Channel Partner Purchase Order payments payable to Avanseus under such Contracts, divided by (B) US$30.7692. Any and all Warrants forfeited under Clause 4.1(d) (iv) above will be removed from the calculation of the USD 20,000,000 referred in this clause.

Example:

At December 31st, 2024, if Avanseus has entered into Contracts between the date of this Agreement and December 31st, 2024 for Channel Partner Purchase Order payments (excluding Excluded Purchase Orders) of in aggregate US$18M, then the number of Tranche 4 Warrants forfeited is: US$2M/US$30.7692 = 65,000.

4.2	Where applicable, the Parties shall discuss and negotiate in good faith mutually agreed terms for Channel Partner Purchase Order payments generated by the Warrantholder for Avanseus in excess of the first USD 20,000,000 (excluding the Excluded Purchase Orders) as referred to in Clause 4.1(d).

4.3	If an effective resolution is passed or an order is made for the winding up of the Company (otherwise than for the purposes of a reconstruction, consolidation, amalgamation or merger of the Company), all unexercised Warrants shall automatically lapse and cease to be exercisable on the date of that resolution or order.

4.4	The Warrantholder may exercise any vested Warrants on any number of occasions by lodging a duly completed Exercise Notice (the form of which is set out in Schedule 1) with the Company in accordance with Clause 13, together with any other documentation the Company may require (including but not limited to a share application form). Once lodged with the Company, an Exercise Notice shall be irrevocable save with the consent of the Board.

5.	ADJUSTMENTS

5.1	Shares Dividends; Subdivisions. If after the date hereof, the number of outstanding Ordinary Shares is increased by a capitalization or share dividend of Ordinary Shares, or by a sub-division of Ordinary Shares, or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding Ordinary Shares.

5.2	Aggregation of Shares. If after the date hereof, the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse sub-division or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse sub-division, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Ordinary Shares.

5.3	Adjustments in Exercise Price. Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Clauses 5.1 and 5.2 above, the Subscription Price shall be adjusted (to the nearest cent) by multiplying such Subscription Price immediately prior to such adjustment by a fraction (x) the number of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

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5.4	Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than a change covered by Clause 5.1 or 5.2 hereof or that solely affects the par value of the Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrantholder shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrantholder would have received if such Warrantholder had exercised his, her or its Warrant(s) immediately prior to such event. If any reclassification also results in a change in the Ordinary Shares covered by Clause 5.1 or 5.2, then such adjustment shall be made pursuant to Clauses 5.1, 5.2, and this Clause 5.4. The provisions of this Clause 5.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Subscription Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

5.6	Notices of Changes in Warrant. Upon every adjustment of the Subscription Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Subscription Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Clauses 5.1, 5.2, or 5.4, then, in any such event, the Company shall give written notice to Warrantholder, at the last address set forth for such holder in the Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

5.7	No Fractional Warrants or Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Clause 5, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number of Ordinary Shares to be issued to the Warrantholder.

5.8	Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subclauses of this Clause 5 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Clause 5, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Clause 5 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

6.	ISSUE OF WARRANT SHARES

6.1	Subject to the Constitution, the Cayman Companies Act and any applicable legal and regulatory requirements, completion of the allotment and issue of Warrant Shares following an exercise of the Warrants in accordance with Clause 4 shall take place at the registered office of the Company within twenty (20) Business Days (or such other place and date as mutually agreed by the Parties) after receipt by the Company of:

(a) all of the documents referred to in Clause 4.4; and

(b) payment by telegraphic transfer to the Company’s Bank Account (to be notified by the Company to the Warrantholder) of the relevant Subscription Price for the number of Warrant Shares specified in the relevant Exercise Notice.

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6.2	Upon completion of an allotment and issue of Warrant Shares, the Company shall, subject to the Constitution:

(a) Enter, or cause to be entered by the Company’s registrar and transfer agent, the Warrantholder (or its nominee, as appropriate) in the Company’s register of shareholders as the holder of the number of Warrant Shares issued to it; and

(b) Deliver, or cause to be delivered by the Company’s registrar and transfer agent, to the Warrantholder a duly executed share certificate for the number of Warrant Shares issued to it or make an appropriate entry into the electronic register of the Company’s shares and shareholders with confirmation of such entry to be delivered to the Warrantholder.

6.3	Upon the Company’s receipt of the Subscription Price therefore, the Warrant Shares issued upon exercise of vested Warrants shall be fully paid and non-assessable.

6.4	No fractions of a Warrant Share shall be allotted or issued on the exercise of any Warrants. If the exercise of any Warrants would require a fraction of a Warrant Share to be allotted, the aggregate number of Warrant Shares so allotted to a Warrantholder will be rounded down to the nearest whole Warrant Share. In the event of such rounding down for fractional shares, no refund will be made to the Warrantholder.

7.	LAPSE AND TERMINATION

This Agreement shall automatically lapse and terminate upon the earlier of:

(a) the full exercise of all the Warrants; or

(b) the expiry of all the Warrants (which have not already been exercised) in accordance with Clause 4;

provided that nothing in this Clause 7 shall release any Party from liability for breaches of this Agreement which occurred prior to its termination.

8.	VARIATION

The provisions of this Agreement may be amended, varied, replaced or otherwise changed in any way at any time with the prior written consent of the Company and the Warrantholder.

9.	CONFIDENTIALITY

9.1	Each Party undertakes to keep confidential and at all times not disclose publicly or to any third party without the prior written consent of the other Party the terms of this Agreement, the substance of any negotiations between the Parties relating to this Agreement and any other information received or obtained as a resulting of entering into this Agreement, unless and to the extent that:

(a) the disclosure or use is required by law, any governmental or regulatory body, or by any recognised securities exchange on which the shares of the Company is listed;

(b) the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;

(c) the disclosure is made to the bankers, professional advisers, consultants, related corporations or affiliates of any Party (collectively, the “Representatives”) for the purpose of this Agreement or for a purpose connected or related to the operation of this Agreement, on terms that each Representative receiving the information agrees to comply with the provisions of this Clause 9 in respect of such information as if it were a party to this Agreement;

(d) the disclosure is made by a Party to its existing or potential investors, on terms that each such investor receiving the information agrees to comply with the provisions of this Clause 9 in respect of such information as if it were a party to this Agreement;

(e) the information is or becomes publicly available (other than by breach of this Agreement);

(f) the Party whose information is to be disclosed or used has given prior written approval to the disclosure or use; or

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(g) the information is independently developed by the recipient or is lawfully in its possession prior to the disclosure to it of the information,

provided that prior to disclosure or use of any information pursuant to Clause 9.1(a), the Party concerned shall, to the extent permitted by law, promptly notify the other Party of such requirement.

9.2	Without prejudice to the generality of the foregoing, each Party shall take all reasonable steps to minimise the risk of disclosure of confidential information, by ensuring that only their employees, officers and directors whose duties will require them to possess any of such information, shall have access thereto, and that they shall be obliged to treat the same as confidential.

9.3	If a Party or any of its Affiliates or their respective Representatives have disclosed any confidential information in breach of any provisions of this Agreement, they shall immediately notify the other Party in writing of such breach.

9.4	The obligations contained in this Clause 9 shall endure, even after the termination of this Agreement, without limit in point of time except and until any confidential information enters the public domain as set out above.

10.	ASSIGNMENT OR TRANSFER

10.1	All rights and obligations hereunder, are personal to the Parties and a Party shall not assign or transfer all or part of its rights or obligations under this Agreement without the prior written consent of the other Party.

10.2	Unless the Warrantholder has obtained the prior written consent of the Company, the Warrantholder shall not assign, transfer, mortgage, charge, declare a trust over, or deal in any other manner with its Warrants or any of its rights under this Warrant.

11.	NO PARTNERSHIP

The relationship between the Parties shall not constitute a partnership.

12.	NO WAIVER

No failure on the part of any Party to exercise and no delay on the part of any Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it.

13.	NOTICES

All notices, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and in the English language and shall be sent to the recipient at its address, or electronic mail address set out below, or as otherwise directed by the recipient by notice given in accordance with this Clause 13.

The Company	Fat Projects Acquisition Corp

27 Bukit Manis Road, Singapore 099892

Email:	david@fatprojects.com / nils@fatprojects.com
Attention:	David Andrada / Nils Michaelis

With copy to:

Avanseus Holdings Pte. Ltd.

230, Victoria Street, #15-01/08, Bugis

Junction, Singapore 188024

Email:	bhargab.mitra@avanseus.com
Attention:	Chief Executive Officer

The Warrantholder	Crystal Technology Services Pte. Ltd.

446 Hougang Avenue 08, #08-1633,

Singapore 530446

Email:	thukkaram@crystalts.com
Attention:	The Board of Directors

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Any such notice, demand or communication shall be deemed to have been duly served immediately if hand delivered or one (1) Business Day after sending by local courier and in proving the same it shall be sufficient to show the receipt from the local courier showing that package was duly addressed and the date on which it was sent or (if given or made by electronic mail) immediately and in proving the same it shall be sufficient to show the electronic mail has been sent in full to the recipient’s electronic mail address.

14.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any provision of this Agreement.

15.	COSTS

The Parties to this Agreement shall bear their own costs and disbursements incurred in the negotiation and preparation of this Agreement and of matters incidental to this Agreement.

16.	ENTIRE AGREEMENT

This Agreement and any other documents delivered pursuant to this Agreement (i) contain the entire agreement of the Parties with respect to the subject matter hereof and (ii) supersede all prior agreements, arrangements, understanding, promises, covenants, representations and communications between the Parties, whether written or oral, with respect to the subject matter hereof. Each Party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each Party agrees that it shall have no claim for innocent or negligent misrepresentation based on any statement in this Agreement.

17.	GENERAL

17.1	As all Parties have participated in the drafting of this Agreement, the Parties agree that any Applicable Law or rule requiring the construction of this Agreement or any provision hereof against the Party drafting this Agreement shall not apply.

17.2	The illegality, invalidity or unenforceability of any provision (or part thereof) of this Agreement under the law of any jurisdiction shall not affect the legality, validity or enforceability of the remainder of such provision or any other provision.

18.	COUNTERPARTS

This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which, when so executed, shall be an original, but all counterparts shall together constitute one and the same document. Signatures may be exchanged by e-mail, with original signatures to follow. Each Party agrees to be bound by its own electronic signature and that it accepts the electronic signature of the other Parties.

19.	GOVERNING LAW AND DISPUTE RESOLUTION

19.1	This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

19.2	Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be Singapore. The Tribunal shall consist of one (1) arbitrator. The language of the arbitration shall be English.

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Schedule 1

FORM OF EXERCISE NOTICE

EXERCISE NOTICE

To:

[AVANSEUS HOLDINGS CORPORATION],

formerly known as Fat Projects Acquisition Corp

(the “Company”)

230 Victoria Street

#15-01/08 Bugis Junction

Singapore 188024

Date: [●]

This Exercise Notice is issued pursuant to Clause 4.4 of the Share Warrant Agreement dated [●] 2022 entered into between us and the Company (the “Agreement”). Terms defined in the Agreement have the same meanings when used in this Exercise Notice,

We hereby exercise the Tranche [1 / 2 / 3 / 4] Warrants in respect of [NUMBER] Warrant Shares, and confirm payment in the sum of [AMOUNT], being the aggregate Subscription Price payable for those Warrant Shares.

We direct the Company to:

1. procure the allotment of the Warrant Shares to us in accordance with the terms of the Agreement, to be held subject to the Constitution; and

2. enter our name, in the register of members of the Company and to issue a share certificate for the relevant number of Warrant Shares to us.

Signed by

Name: [●]

Title: [Director]

for and on behalf of

[NAME OF WARRANTHOLDER]

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Schedule 2

REGISTER

1.	The Company shall keep and maintain the Register and there shall be entered in the Register:

(a) the names and addresses of the Warrantholder;

(b) the number of Warrants held by the Warrantholder;

(c) the date on which the Warrantholder was registered as a Warrantholder;

(d) the date on which the Warrantholder exercises any Warrants and the number of Warrants Shares to be issued pursuant to such exercise;

(e) the date at which the Warrantholder ceased to be a Warrantholder.

2.	The Company shall amend the Register after receiving notice of a change in the Warrantholder’s details.

3.	The Warrantholder or any person authorised by a Warrantholder, shall be at liberty to request the Company to provide a copy of the Register for inspection.

4.	The Company shall be entitled to treat each person named in the Register as a Warrantholder as the absolute owner of a Warrant and, accordingly, shall not, except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any equitable or other claim to or interest in a Warrant on the part of any other person, whether or not it shall have express or other notice of such a claim.

5.	Every Warrantholder shall be recognised by the Company as entitled to its Warrants free from any equity, set-off or cross-claim against the original or an intermediate holder of such Warrants.

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Schedule 3

TERMINATION OF SHARE WARRANT AGREEMENT DATED 17 DECEMBER 2021

This Termination Agreement is entered into as of [●], 20[●] by and between:

(1) AVANSEUS HOLDINGS PTE. LTD. (Company Registration Number: 201526265R), a company incorporated under the laws of Singapore, whose registered office is at 230 Victoria Street, #15-01/08, Bugis Junction, Singapore 188024 (the “Company”); and

(2) CRYSTAL TECHNOLOGY SERVICES PTE. LTD. (Company Registration Number: 201802980W), a Singapore private company limited by shares, whose registered office is at 446 Hougang Avenue 08, #08-1633, Singapore 530446 (the “Warrantholder”),

In consideration of the mutual covenants and agreements set forth herein and the entry of Warrantholder and FAT PROJECTS ACQUISITION CORP into that certain new Share Warrant Agreement dated [●], 2022, the Warrantholder and the Company hereby agree that the old Share Warrant Agreement dated 17 December 2021 between the Company and Warrantholder is hereby terminated without any remaining liability on the part of either Warrantholder or the Company other than the obligation to continue to comply with the provisions thereof that expressly survive termination as provided therein.

IN WITNESS WHEREOF this Termination Agreement has been entered into on the date stated at the beginning.

AVANEUS HOLDINGS PTE. LTD.

a Singapore private company

limited by shares

Name:

Title:

CRYSTAL TECHNOLOGY SERVICES PTE. LTD.

a Singapore private company

limited by shares

Name:

Title:

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IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.

FAT PROJECTS ACQUISITION CORP,
a Cayman Islands exempted company
limited by shares

By:

Name:

Title:

CRYSTAL TECHNOLOGY SERVICES PTE. LTD.,
a Singapore private company
limited by shares

By:

Name:

Title:

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EXHIBIT H

FORM OF [AVANSEUS HOLDINGS CORPORATION] 2022 INCENTIVE EQUITY PLAN

1.	PURPOSE OF THE PLAN

The purpose of the [Avanseus Holdings Corporation] (the “Company”) Incentive Equity Plan (the “Incentive Equity Plan”) is to promote the interests of the Company by providing the seven most senior officers of the Company with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth, profitability and financial success of the Company.

A total of 2,000,000 of the Company’s Ordinary Shares are approved and reserved for issuance pursuant to awards made pursuant to the Incentive Equity Plan.

2.	DEFINITIONS

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person; provided, that no shareholder of the Company shall be deemed an Affiliate of any other shareholder solely by reason of any investment in the Company, as applicable. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” shall mean applicable laws, rules, regulations and requirements, any stock exchange rules, regulations or guidelines, the applicable laws, rules or regulations of any other country or jurisdiction where any Share Awards are granted under the Incentive Equity Plan, or where Participants reside or provide services, and the orders and requirements of governmental authorities in any such jurisdiction, as such laws, rules, regulations, orders and requirements shall be in effect from time to time.

“Articles” shall mean the memorandum and articles of association of the Company (as may be amended or restated from time to time).

“Bad Leaver” shall mean a termination of the Participant’s Employment by the Company or its subsidiary, as applicable, for Cause.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean, when used in connection with the termination of a Participant’s Employment, unless otherwise defined in the Participant’s employment agreement with the Company or any subsidiary of the Company or in the Participant’s Share Award Grant Agreement in which case such definition shall govern:

(a)	a material failure of the Participant to reasonably and substantially perform his or her duties to the Company or any of its Affiliates (other than as a result of physical or mental illness or injury);

(b)	the Participant’s willful misconduct or gross negligence which is injurious to the Company or any subsidiary of the Company or any of its Affiliates (whether financially, reputationally or otherwise);

(c)	the Participant’s unauthorized removal from the premises of the Company or any subsidiary of the Company of any document (in any medium or form) relating to the Company or any subsidiary of the Company, any of its Affiliates, or the customers of the Company;

(d)	the commission by the Participant of any felony or other serious crime;

(e)	a breach by the Participant of the terms of any agreement with the Company or any subsidiary of the Company or any material policies of the Company or any subsidiary of the Company applicable to the Participant, including without limitation any provision of the Incentive Equity Plan and/or the Share Award Grant Agreement; or

(f)	Competing.

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If, subsequent to the termination of a Participant’s Employment, it is discovered that the Participant engaged in conduct which the Committee determines in good faith could have resulted in Participant’s Employment being terminated for Cause, as such term is defined above, or if the Participant Competes, the Participant’s Employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

“Change of Control” shall mean (a) any sale, transfer or other disposition of Ordinary Shares, in a single transaction or series of related transactions, as a result of which a third party acquires more than 50% of the Ordinary Shares (and in such event, only with respect to Ordinary Shares actually sold), (b) a sale, transfer, exclusive licensing or other disposition, in a single transaction or series of related transactions, of more than 50% of the Company’s assets, including assets that are not and cannot be part of the asset side of the balance sheet, to a third party, (c) a merger or any reorganization whereby the Company is not the surviving entity (unless the holders of the share capital of the Company immediately prior to such event continue to hold more than 50% of the voting and economic interest of the surviving entity following such event) or (d) any other transaction resulting in a change of control of the Company (as used in this sub-clause (d), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise).

“Committee” shall mean the Compensation Committee of the Board or any other committee appointed by the Board pursuant to Section 3 from time to time to administer the Incentive Equity Plan, and if no such committee exists or has been appointed, the Board.

“Compete” shall mean any actions by a Participant that (i) are not authorized by the Company and are intended to further the business interests of a company that is in the same or a similar line of business as the Company, or (ii) are prohibited in (a) the Participant’s Employment agreement with the Company or any subsidiary of the Company, (b) the provisions in the Participant’s Share Award Grant Agreement, or (c) any other agreement entered into between the Company or any subsidiary of the Company with the Participant pursuant to which the Participant is subject to restrictive covenants. “Competed” and “Competing” shall have correlative meanings.

“Confidential Information” shall mean, unless more broadly defined in the Participant’s employment agreement with the Company or any subsidiary, all information regarding the Company or any of its subsidiaries or Affiliates, any activity of any of the Company, its subsidiaries or its Affiliates, the business of any of its Affiliates or any customer or supplier of the Company, its subsidiaries or its Affiliates that is not generally known by the public or to Persons not employed by the Company, its subsidiaries or its Affiliates, including, without limiting the foregoing, information that would not be known to the public but for the actions of or disclosure by, directly or indirectly, the Participant.

“Disability” shall mean with respect to any Participant, unless otherwise defined in the Participant’s Share Award Grant Agreement, a permanent disability as defined in the Company’s or its subsidiaries’ disability plans, or as defined from time to time by the Board, in its sole discretion.

“Eligible Individual” shall mean any of the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Product Officer, Chief Operations Officer or Chief Delivery Officer, Chief Revenue Officer and Chairman of the Company, or the person performing the equivalent function of any of the foregoing positions regardless of title.

“Employment” shall mean employment relationship with the Company or any of its subsidiaries and shall include the provision of services as an executive director for the Company or any of its subsidiaries. “Employee” and “Employed” shall have correlative meanings. Employment will be deemed to continue, unless the Committee expressly provides otherwise, so long as the Participant is employed by the Company or one of its subsidiaries. If a Participant’s Employment is with a subsidiary and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless otherwise determined by the Committee or if the Participant transfers Employment to the Company or one of its remaining subsidiaries.

“Fair Market Value” shall mean: (A) the closing price of the Ordinary Shares on the immediately preceding trading day (as reported on the relevant securities exchange) or (B) if not so reported, the average of the closing bid and ask prices on such day as reported on such securities exchange.

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“Good Leaver” shall mean with respect to any Participant the termination of his or her Employment by reason of: (a) redundancy, (b) retirement at the earlier of (i) 65 years of age, and (ii) the mandatory retirement age as stipulated under Applicable Law in the jurisdiction under which the Participant is employed, (c) retirement at the earlier of (i) 65 years of age, and (ii) the mandatory retirement age as stipulated under Applicable Law in the jurisdiction under which the Participant is employed, (d) death or Disability by the Participant, or (e) any other reason the Committee may determine in its absolute discretion.

“Leaver” shall mean a termination of the Participant’s Employment for reasons other than those set out in the definitions of Good Leaver and Bad Leaver.

“Ordinary Shares” shall mean ordinary shares in the share capital of the Company.

“Participant” shall mean an Eligible Individual to whom a grant of a Share Award has been made, and, where applicable, shall include Permitted Transferees.

“Performance-Based Restricted Securities” shall have the meaning set forth in Section 4.4.2.

“Permitted Transferee” shall mean a transferee of Restricted Securities (where applicable) from a Participant, having obtained prior written approval from the Committee (unless otherwise specified in the Participant’s Share Award Grant Agreement (where applicable)) and such transfer being in compliance with all applicable tax, securities and other laws for estate planning purposes or as may be necessary to fulfil a domestic relations order.

“Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Restricted Securities” shall have the meaning set forth in Section 4.4.

“Restricted Securities Vesting Notice” shall have the meaning set forth in Section 4.5.

“Share Award” shall mean a grant of Ordinary Shares made to any Participant under the Incentive Equity Plan.

“Share Award Grant Agreement” shall mean an agreement, substantially in the form attached hereto as Exhibit A, entered into by each Participant and the Company evidencing the grant of each Share Award pursuant to the Incentive Equity Plan, provided the Committee may make such changes to the form of the Share Award Grant Agreement for any particular grant as the Committee may determine in its absolute discretion, pursuant to its powers set forth in the Incentive Equity Plan.

“Share Award Grant Date” shall have the meaning set forth in Section 4.2.

“Time-Based Restricted Securities” shall have the meaning set forth in Section 4.4.1.

“Transfer” shall mean any transfer, sale, assignment, hedge, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest. “Transferee” and “Transferor” shall have correlative meanings.

3.	ADMINISTRATION OF THE PLAN

The Board shall have the right to establish the Committee to administer the Incentive Equity Plan under the terms of the Company’s constitution and to grant Share Awards. In addition, the Committee, in its absolute discretion, may delegate its authority to grant Share Awards to an officer or committee of officers of the Company, subject to reasonable limits and guidelines established by the Committee at the time of such delegation and subject to Applicable Law.

3.1.	Powers of the Committee. In addition to the other powers granted to the Committee under the Incentive Equity Plan, the Committee shall have the power, in its absolute discretion, to:

3.1.1.	determine the Eligible Individuals to whom grants of Share Awards shall be made;

3.1.2.	determine the time or times when grants of Share Awards shall be made;

3.1.3.	determine the allocation methodology to be used in respect of calculating the number of Ordinary Shares to be subject to each such grant of Share Awards;

3.1.4.	determine, modify or waive the terms and conditions of any grant of Share Awards;

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3.1.5.	prescribe the form and terms and conditions of any instrument evidencing a grant of Share Awards, so long as such terms and conditions are not otherwise inconsistent with the terms of the Incentive Equity Plan;

3.1.6.	adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Incentive Equity Plan;

3.1.7.	construe and interpret the Incentive Equity Plan, such rules and regulations and the instruments evidencing grants of Share Awards;

3.1.8.	reconcile any inconsistency, correct any defect and/or supply any omission in the Incentive Equity Plan or any instrument evidencing any grant of Share Awards; and

3.1.9.	make all other determinations necessary or advisable for the administration of the Incentive Equity Plan and otherwise do all things necessary to carry out the purposes of the Incentive Equity Plan, provided that such powers shall be subject to Applicable Law.

3.2.	Determinations of the Committee. Any grant, determination, prescription or other act of the Committee shall be final and conclusively binding upon all Persons (including for the avoidance of doubt, any decisions pertaining to disputes as to the interpretation of the Incentive Equity Plan or any rule, regulation or procedure hereunder or as to any rights under the Plan). The Committee shall not be required to furnish any reasons for any decision or determination made by it.

3.3.	Compliance with Applicable Law; Securities Matters; Effectiveness of Share Award Settlement. The Company shall be under no obligation to effect or procure the registration or effect similar compliance with respect to any applicable securities laws with respect to any awards or Ordinary Shares to be issued or transferred, as the case may be, hereunder. Any issuance or transfer, as the case may be, of Ordinary Shares to a Participant pursuant to the settlement of a Share Award shall only be effective once such Ordinary Shares have been registered in such Participant’s name in the Company’s Register of Members or recorded with the transfer agent or stock plan administrator of the Company for the benefit of the Participant (as the case may be). The Company may, in its sole discretion, defer the issuance or transfer of the Ordinary Shares pursuant to any Share Awards or to help ensure compliance under applicable securities laws and any exemptions therefrom on which the Company may be relying. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the issuance or transfer of the Ordinary Shares pursuant to any Share Award.

3.4.	Inconsistent Terms. In the event of a conflict between the terms of the Incentive Equity Plan and the terms of any Share Award Grant Agreement, the terms of the Incentive Equity Plan shall govern except as otherwise expressly provided herein.

3.5.	Incentive Equity Plan Term. The Committee shall not grant any Share Awards under the Incentive Equity Plan on or after the tenth anniversary of the Effective Date. All Share Awards which remain outstanding after such date shall continue to be governed by the Incentive Equity Plan and the applicable Share Award Grant Agreement(s).

4.	SHARE AWARDS

4.1.	Grant. The Committee may offer to grant Share Awards to such Eligible Individuals as it may select in its absolute discretion at any time during the period where the Incentive Equity Plan is in force, provided that such power shall be subject to Applicable Law. Each Share Award offered pursuant to the Incentive Equity Plan shall be subject to terms and conditions established by the Committee consistent with the Incentive Equity Plan.

4.1.1.	Offer of Grant. An offer to grant Share Awards to the Eligible Individual shall be made by sending to such Eligible Individual a Share Award Grant Agreement confirming the grant of Share Awards.

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4.1.2.	Acceptance of Grant. A grant of Share Awards offered to an Eligible Individual pursuant to Section 6.1.1 may only be accepted by the Eligible Individual within thirty (30) days after the relevant Share Award Grant Date and not later than 5.00 p.m. on the thirtieth (30th) day from such Share Award Grant Date (a) by completing, signing and returning to the Company the Share Award Grant Agreement, subject to such modification as the Committee may from time to time determine, accompanied by the payment required by the Company or Applicable Law, or such other amount and such other documentation as the Committee may require as consideration and (b) if, at the date on which the Company receives from the Eligible Individual the Share Award Grant Agreement in respect of the Share Award as aforesaid, he or she remains eligible to participate in the Incentive Equity Plan in accordance with the terms and conditions set out therein. The Eligible Individual may accept or refuse the whole or part of the offer. The Committee shall, within fifteen (15) business days of receipt of the Share Award Grant Agreement and consideration, acknowledge receipt of the same.

4.1.3.	Lapse of Grant. Unless the Committee determines otherwise, an offer of a grant of a Share Award shall automatically lapse and become null, void and of no effect and shall not be capable of acceptance if:

4.1.3.1.	it is not accepted in the manner as provided in Section 4.1.2 within the thirty (30) day period;

4.1.3.2.	the Eligible Individual dies prior to his or her acceptance of the Share Award;

4.1.3.3.	the Eligible Individual is adjudicated a bankrupt or enters into composition with his or her creditors prior to his or her acceptance of the Share Award;

4.1.3.4.	the Eligible Individual, being an Employee of the Company, ceases to be in the Employment of the Company for any reason whatsoever prior to his or her acceptance of the Share Award; or

4.1.3.5.	the Company is liquidated or wound-up prior to the Eligible Individual’s acceptance of the Share Award.

4.1.4.	Rejection of Acceptance. The Company shall be entitled to reject any purported acceptance of a grant of a Share Award made pursuant to Section 4.1 which does not strictly comply with the terms of the Incentive Equity Plan.

4.1.5.	Offer in Contravention of Law and Regulation. In the event that a grant of a Share Award results in the contravention of any Applicable Law, such grant shall be null and void and be of no effect and the relevant Participant shall have no claim whatsoever against the Company.

4.2.	Share Award Grant Date. The date of grant of the Share Awards shall be the date designated by the Committee and specified in the Share Award Grant Agreement as of the date the Share Award is granted (the “Share Award Grant Date”).

4.3.	Terms and Conditions. Subject to the specific terms of the Share Award Grant Agreement, each Share Award shall represent an unfunded unsecured promise to pay to the holder thereof a number of Ordinary Shares as set out in the Share Award Grant Agreement, subject to such trading and dealing restrictions (if any) as may be specified by the Committee in its absolute discretion, in the Share Award Grant Agreement.

4.4.	Acceptance of Share Awards and Vesting of Restricted Securities. Subject to the terms of the Incentive Equity Plan, Section 5.2 and any conditions specified by the Committee in its sole discretion in the Share Award Grant Agreement, as soon as practicable upon the valid acceptance of the Share Award by the Participant, the Company shall issue or, as the case may be, transfer to the Participant such number of Ordinary Shares as determined in accordance with the Share Award Grant Agreement, subject to such trading and dealing restrictions (if any) as may be specified by the Committee in its absolute discretion in the relevant Share Award Grant Agreement (“Restricted Securities”). Ordinary Shares issued by the Company in accordance with this Section 4.4 and the relevant Share Award Grant Agreement shall be issued fully paid as to par value (if applicable) and recorded as such in the Company’s Register of Members. The Share Award Grant Agreement may, but the Committee shall not be required to, provide for conditions upon which the Restricted Securities shall become vested pursuant to this Section 4.4 or pursuant to such other conditions as the Committee shall deem appropriate in its sole discretion, and upon such vesting, the trading and dealing restrictions shall lapse.

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4.4.1.	Time-Based Restricted Securities. The Committee may provide in the Share Award Grant Agreement that part or all of the Ordinary Shares issued or, as the case may be, transferred pursuant to a Share Award granted under the Incentive Equity Plan are Time-Based Restricted Securities. For the purposes of this plan, “Time-Based Restricted Securities” shall mean such number of Restricted Securities which are subject to time-based vesting conditions as set forth in the Share Award Grant Agreement. Unless the Committee provides otherwise, the vesting of the Time-Based Restricted Securities may be suspended during any leave of absence.

4.4.2.	Performance-Based Restricted Securities. The Committee may provide in the Share Award Grant Agreement that part or all of the Ordinary Shares issued or, as the case may be, transferred pursuant to a Share Award granted under the Incentive Equity Plan are Performance-Based Restricted Securities. For the purposes of this plan, “Performance-Based Restricted Securities” shall mean such number of Restricted Securities that vest in accordance with the performance conditions set forth in the applicable Share Award Grant Agreement. The Committee may in its absolute discretion also additionally impose time-based vesting conditions on such Performance-Based Restricted Securities, which shall be set forth in the Share Award Grant Agreement. In addition, the Committee may, in its absolute discretion, adjust the performance conditions to some or all of the Performance-Based Restricted Securities as set forth in the Share Award Grant Agreement in the event of exceptional circumstances outside of management’s control which may materially affect the Company’s performance such that the Participants do not receive or suffer an undue advantage or disadvantage (as the case may be).

4.4.3.	Accelerated Vesting upon occurrence of a Change of Control. Except as otherwise provided in the Share Award Grant Agreement or unless otherwise determined by the Committee in its absolute discretion pursuant to Section 4.4.4, upon the occurrence of a Change of Control or where a Change of Control is likely to occur (as determined by the Committee in its absolute discretion), all of the outstanding unvested Time-Based Restricted Securities and/or Performance-Based Restricted Securities shall immediately vest prior to the Change of Control.

4.4.4.	Certain Other Adjustments. In the event of a corporate acquisition or similar corporate transaction involving the Company, its subsidiaries or their Affiliates, the Committee may, in its absolute discretion (i) provide for the cancellation of any such Share Awards exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the settlement of the vested portion of such Share Awards or realization of the Participant’s rights under the vested portion of such Share Award, as applicable; provided that, if the amount that could have been obtained upon the settlement of the vested portion of such Share Awards or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Share Awards may be terminated without payment, (ii) provide that such Share Awards be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Committee in its absolute discretion, (iii) replace such Share Awards with other rights or property selected by the Committee in its absolute discretion, (iv) provide that the Share Awards will terminate and cannot vest, be exercised or become payable after the applicable event or (v) make such adjustments to the vesting conditions applicable to any outstanding Share Awards as it reasonably determines in good faith are appropriate to avoid distortion in the value of such Share Awards.

4.5.	Vesting Notice. Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (a) determined that the vesting conditions as set out in the Share Award Grant Agreement have been met or (b) waived the vesting conditions in respect of some or all of the Restricted Securities, the Committee will notify the Participant of the number of Restricted Securities that have vested via the issue of a vesting notice (the “Restricted Securities Vesting Notice”). The date of the Restricted Securities Vesting Notice will be the date the Restricted Securities vest in the Participant, and no Restricted Securities will vest until the Restricted Securities Vesting Notice has been issued. Upon vesting of some or

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all of the Restricted Securities, all trading and dealing restrictions as set out in the Incentive Equity Plan and the Share Award Grant Agreement in respect of the relevant Restricted Securities shall lapse and cease to be of effect. For the purposes of this Section 4.5, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

4.6.	Malus. In the event of any circumstances which (a) would lead the Participant receiving or being eligible to receive an unfair benefit, or (b) the Committee determines in its absolute discretion that a clawback of the Restricted Securities is otherwise warranted, the Committee may, in its absolute discretion, by written notice to the relevant Participant require that Participant (i) pay to the Company the prevailing after-tax cash value of the Restricted Securities (with such payment to be made within 30 business days of receipt of such notice); or (ii) pay to the Company the proceeds (net of tax) arising from an on-market sale of Restricted Securities, within 30 business days of receipt of such notice. For the purposes of clause (a) of this Section4.6, an unfair benefit may, in the absolute discretion of the Committee, be considered to arise where the relevant Restricted Securities, which would not have otherwise vested, vest, or remain capable of vesting as a result of such circumstances. For the purposes of clause (b) of this Section 4.6, such circumstances are limited to (A) fraud or dishonesty on the part of the Participant, (B) bankruptcy of the Participant, or (C) any material misstatement of financial accounts by the Participant.

4.7.	Termination of Employment. Unless otherwise specified in the Share Award Grant Agreement or unless the Committee determines otherwise, upon termination of the Participant’s Employment:

4.7.1.	where the Participant is a Leaver or Bad Leaver, all unvested outstanding Restricted Securities held by such Participant shall be immediately forfeited; and

4.7.2.	where the Participant is a Good Leaver, the Committee may, at its absolute discretion, permit him or her to retain a portion of his or her unvested Restricted Securities, such retained unvested Restricted Securities to be pro-rated for the portion of the vesting period served at the time of cessation of Employment, and to vest subject to the terms and conditions of the Share Award Grant Agreement to which the Restricted Securities were first granted.

4.8.	Limitation on Transfer. A Share Award granted to a Participant shall be personal to the Participant only and shall not be transferred to any other party other than the Participant’s personal representative on his or her death. Subject to the prior approval of the Committee, the Participant may assign or transfer his or her rights with respect to any or all of the Restricted Securities held by such Participant to a Permitted Transferee. In no event will transfers to a Person that the Committee determines provides services or financial or other support, directly or indirectly, to a competitor of the Company or a subsidiary of the Company be permitted. Unless otherwise determined by the Committee in its absolute discretion, all unvested Restricted Securities issued or transferred, as the case may be, to a Participant shall be subject to dealing and transfer restrictions as set out in the Incentive Equity Plan and Share Award Grant Agreement and which may, at the absolute discretion of the Committee, be enforced by a holding lock as administered by the Company’s share registry, which may require the Participant to hold the relevant Restricted Securities on the issuer sponsored sub-register or in such other manner as allows a holding lock to be applied to the relevant Restricted Securities. For the avoidance of doubt, Sections 4.8 and 4.9 and anything in relation to the dealing and transfer restrictions of unvested Restricted Securities do not apply to Restricted Securities which have vested pursuant to the terms and conditions set out in the Share Award Grant Agreement.

4.9.	Condition Precedent to Transfer of Any Unvested Restricted Securities. It shall be a condition precedent to any Transfer of any unvested Restricted Securities by any Participant that the Transferee shall agree prior to the Transfer in writing with the Company to be bound by the terms of the Incentive Equity Plan and the Share Award Grant Agreement as if he, she or it had been an original signatory thereto, except that any provisions of the Incentive Equity Plan based on the Employment (or termination thereof) shall continue to be based on the Employment (or termination thereof) of the original Participant.

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4.10.	Effect of Void Transfers. In the event of any purported Transfer of any Restricted Securities in violation of the provisions of the Incentive Equity Plan, such purported Transfer shall, to the extent permitted by Applicable Law, be void and of no effect.

4.11.	Forfeiture of Restricted Securities. Where the Committee, in its absolute discretion, has determined that such number of Restricted Securities are to be forfeited in accordance with the provisions of the Incentive Equity Plan and/or the Share Award Grant Agreement, the Participant must execute any document and do anything that the Participant will be required to do to effect such forfeiture under this Incentive Equity Plan. The Committee has the absolute discretion in effecting the forfeiture of such Restricted Securities, including, among others, by way of transfer of Restricted Securities to a third party nominated by the Committee (including a trust), (subject to Applicable Law) a buyback of the Restricted Securities by the Company, a sale on-market by the Participant (with the proceeds delivered to the Company after the transfer price is delivered to the Participant). The transfer price payable to the Participant in consideration for the Participant’s forfeited Restricted Securities shall be determined by the Committee in its reasonable discretion.

5.	MISCELLANEOUS

5.1.	Amendment of Terms of Share Awards. The Committee may, in its sole discretion, amend the Incentive Equity Plan or terms of any Share Award, provided, however, that any such amendment shall not impair or adversely affect the Participants’ existing rights under the Incentive Equity Plan in relation to outstanding grants or such Share Award without such Participant’s written consent, unless the Committee expressly reserved the right to make such amendment at the time the Share Award was granted. For purposes of this Section 5.1, the opinion of the Committee as to whether any amendment would impair or adversely affect the Participants’ existing rights under the Incentive Equity Plan in relation to outstanding grants of Share Awards shall be final, binding and conclusive.

5.2.	No Special Employment Rights. Nothing contained in the Incentive Equity Plan shall confer upon the Participants any right with respect to the continuation of their Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participants from the rate in existence at the time of grant.

5.3.	Tax Withholding. The Committee is authorized to withhold from any delivery of Ordinary Shares pursuant to the Incentive Equity Plan or any other payment to a Participant such amounts as are required to be withheld by applicable tax law in connection with any Share Award. Each Participant shall be responsible for the payment of applicable withholding and other taxes in cash that may become due in connection with the grant, exercise or settlement of a Share Award. The Committee may permit a Participant to satisfy such obligation through the delivery of Ordinary Shares to the Company that have a Fair Market Value equal to the amount required to be paid, to the extent that the Committee determines that so satisfying such obligation would not adversely impact the Company’s ability to meet its cash obligations.

5.4.	Coordination with Other Plans. Share Awards under the Incentive Equity Plan may be granted in tandem with, or in satisfaction of or substitution for, other grants under other plans or awards made under other compensatory plans or programs of the Company.

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5.5.	Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person or by electronic mail, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Company:

Avanseus Holdings Corporation

230 Victoria Street, #15-01/08

Bugis Junction

Singapore 188024

Attention:	Bhargab Mitra
MeiLan Ng
Email:	Bhargab.mitra@avanseus.com
Meilan.ng@avanseus.com

With copies to (which shall not constitute notice):

Eng and Co. LLC

7 Straights View, #11-01

Marina One East Tower

Singapore 018936

Attention:	Rachel Eng (SG)
Andrew Heng (SG)
Email:	Rachel.eng@mail.engandcollc.com
Andrew.heng@mail.engandcollc.com

If to the Participant, to its most recent address shown on records of the Company or their subsidiaries or in each case to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.6.	Descriptive Headings. The headings in the Incentive Equity Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

5.7.	Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company, its subsidiaries and the Participants shall be enforceable to the fullest extent permitted by law.

5.8.	Governing Law. The provisions of, and all claims or disputes arising out of or based upon the Incentive Equity Plan or any Share Award Grant Agreement or Share Award or relating to the subject matter hereof or thereof shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction.

5.9.	Limitation of Liability. Notwithstanding anything to the contrary in the Incentive Equity Plan, neither the Company, nor any subsidiary or Affiliate of the Company, nor the Board or the Committee, nor any person acting on behalf of the Company, any subsidiary or Affiliate of the Company, the Board or the Committee, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of a Share Award under any circumstances for any costs, losses, expenses and damages whatsoever and howsoever arising in any event or by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to the Share Award.

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5.10.	Collection, Use and Disclosure of Personal Data. For the purposes of implementing and administering the Incentive Equity Plan, and in order to comply with any Applicable Laws, the Company will collect, use and disclose the personal data of the Participants, as contained in each Share Award Grant Agreement and/or any other notice or communication given or received pursuant to the Incentive Equity Plan, and/or which is otherwise collected from the Participants (or their authorized representatives). By participating in the Incentive Equity Plan, each Participant consents to the collection, use and disclosure of his or her personal data for all such purposes, including disclosure of data to related corporations of the Company and/or third parties who provide services to the Company in any country or jurisdiction, and to the collection, use and further disclosure by such parties for such purposes. Each Participant also warrants that where he or she discloses the personal data of third parties to the Company in connection with the Incentive Equity Plan, he or she has obtained the prior consent of such third parties for the Company to collect, use and disclose their personal data for the abovementioned purposes, in accordance with Applicable Law. Each Participant shall indemnify the Company in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the Participant’s breach of this warranty.

5.11.	Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore. No person other than the Company or a Participant shall have any right to enforce any provision of the Incentive Equity Plan or any Share Award Grant Agreement and/or Share Award by virtue of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

End of Plan.

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EXHIBIT A

FORM OF SHARE AWARD GRANT AGREEMENT

THIS AGREEMENT, made as of this ___ day of __________, 20__ between [Avanseus Holdings Corporation], a Cayman Islands exempted company limited by shares, with company registration number 374480 (the “Company”) and (the “Participant”).

WHEREAS, The Company has adopted and maintains the [Avanseus Holdings Corporation] Incentive Equity Plan (the “Incentive Equity Plan”) to promote the interests of the Company by providing the seven most senior officers of the Company with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth, profitability and financial success of the Company, and the Incentive Equity Plan provides for the grant to Participants of Share Awards;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.	Grant of Share Awards. Pursuant to, and subject to, the terms and conditions set forth herein and in the Incentive Equity Plan, the Company hereby grants to the Participant a share award (the “Share Award”) with respect to [●] Ordinary Shares. [In consideration for the grant of Share Awards the Participant shall make a payment of [●] to the Company.] The Share Award comprises [(a) Time-Based Restricted Securities of up to [●] Restricted Securities (comprising approximately [●]% of this Share Award), and (b) Performance-Based Restricted Securities of up to [●] Restricted Securities (comprising approximately [●]% of this Share Award), in each case] as determined in Section 5 below.

2.	Grant Date. The Grant Date of the Share Award hereby granted is [●].

3.	Incorporation of Incentive Equity Plan. All terms, conditions and restrictions of the Incentive Equity Plan, as amended from time to time, are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Incentive Equity Plan and this Agreement, the terms and conditions of the Incentive Equity Plan, as interpreted by the Committee, shall govern, except to the extent this Agreement expressly changes the default provisions contained in the Incentive Equity Plan, in which case the provisions of this Agreement shall govern. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Incentive Equity Plan.

4.	Issuance of Restricted Securities. As soon as practicable upon the Participant’s acceptance of the Share Awards, the Participant will receive [●] Ordinary Shares.

5.	Additional Terms of the Restricted Securities.

(a)	In relation to the Time-Based Restricted Securities for up to [●] Restricted Securities: [●]

(b)	In relation to the Performance-Based Restricted Securities for up to [●] Restricted Securities: [●]

(c)	Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (i) determined that the vesting conditions as set out in this Agreement have been met or (ii) waived the vesting conditions in respect of some or all of the Restricted Securities, the Committee will notify the Participant of the number of Restricted Securities that have vested via the issue of a vesting notice (the “Restricted Securities Vesting Notice”). The date of the Restricted Securities Vesting Notice will be the date the Restricted Securities vest in the Participant, and no Restricted Securities will vest until the Restricted Securities Vesting Notice has been issued. Upon vesting of some or all of the Restricted Securities, all trading and dealing restrictions as set out in the Incentive Equity Plan and this Agreement in respect of the relevant Restricted Securities shall lapse and cease to be of effect.

For the purposes of this Section 5, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

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6.	Trading and Dealing Restrictions. The Participant agrees that he or she shall not cause or permit the unvested Restricted Securities or his or her interest in the unvested Restricted Securities to be transferred to any other party other than the Participant’s personal representative on his or her death. Subject to the prior approval of the Committee, the Participant may assign or transfer his or her rights with respect to any or all of the Restricted Securities held by such Participant to a Permitted Transferee. Each Permitted Transferee shall be subject to all the restrictions, obligations and responsibilities which apply to the Participant under the Incentive Equity Plan and this Agreement and shall be entitled to all the rights of the Participant under the Incentive Equity Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the Restricted Securities shall vest or forfeit based on the Employment and termination of Employment of the Participant.

7.	Compliance with Trading Moratorium. The Participant agrees that, in respect of any unvested Restricted Securities, notwithstanding anything in this Agreement and/or the Incentive Equity Plan to the contrary, he or she will:

(a)	comply with any Restricted Securities trading moratorium or restriction requirements (including a holding lock) that are necessary, desirable or expedient in connection with the unvested Restricted Securities, as determined by the Committee in its absolute discretion; and

(b)	not pledge, hedge, gift, hypothecate, sell, contract to sell, grant any option or other rights over or otherwise transfer or dispose of, directly or indirectly, any unvested Restricted Securities, options or other securities convertible into or exercisable or exchangeable for Restricted Securities, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Restricted Securities.

In the event of any purported Transfer of any Restricted Securities in violation of the provisions of the Incentive Equity Plan, such purported Transfer shall, to the extent permitted by Applicable Law, be void and of no effect.

8.	Forfeiture of Restricted Securities. Where the Committee, in its absolute discretion, has determined that such number of Restricted Securities are to be forfeited in accordance with the provisions of this Agreement and/or the Incentive Equity Plan, the Participant agrees that he or she will execute any document and do anything that the Participant will be required to do to effect such forfeiture under the Incentive Equity Plan.

9.	Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

10.	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

11.	Restrictive Covenants. In consideration of the Participant’s Employment with the Company and as a condition of the grant of a Share Award pursuant to this Agreement, the Participant makes the following covenants described in this Section 11. Notwithstanding anything in the Incentive Equity Plan or this Agreement to the contrary, in the event that the Participant violates any of the provisions of this Section 11, he or she shall forfeit the Restricted Securities in full (regardless of the extent to which the Restricted Securities are vested at the time of such violation).

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(a)	Non-Competition; Non-Solicitation; Confidential Information. In addition to what may otherwise be provided in the Participants’ Employment agreement with the Company or any subsidiary of the Company, the Participant, in consideration of the grant of Share Awards to him or her under the Incentive Equity Plan, undertakes that he or she shall not during the Participant’s Employment and for the 12-month period following the termination of the Participant’s Employment compete by doing or permitting any of the following without the prior written consent of the Company in countries where the Company has a business presence, and acknowledges and agrees that a violation of this restrictive covenant will entitle the Company to terminate all his or her rights under the Incentive Equity Plan and/or any outstanding grant:

(i)	become an employee, director, or independent contractor of, or a consultant to, or perform any services for or on behalf of, any Person engaging in any business activity that competes with the business of the Company or any subsidiary of the Company at such time;

(ii)	solicit (including any communication of any kind, regardless of by whom it is initiated) or hire or attempt to solicit or hire (x) any customer or supplier of the Company or any subsidiary of the Company in connection with any business activity that then competes with the Company or any subsidiary of the Company or to terminate or alter in a manner adverse to the Company or its Affiliates such customer’s or supplier’s relationship with the Company or its Affiliates, or (y) any Employee or individual who was an Employee within the six-month period immediately prior thereto to terminate or otherwise alter his or her Employment, provided that Participant’s employer’s or business organization’s conducting general advertising for employees shall not in and of itself be a violation of this clause (ii); or

(iii)	at any time during or following Employment, disclose or use any Confidential Information other than for the benefit of the Company and its Affiliates, except as required by legal process (provided that if the Participant receives legal process with regard to disclosure of such Confidential Information, he or she shall promptly notify the Company and cooperate with the Company in seeking a protective order with respect to such Confidential Information).

(b)	Non-Disparagement. The Participant shall not, directly or indirectly, disparage (i) the Company, (ii) any subsidiaries or Affiliates of the Company, (iii) any employee, officer, shareholder or director of any of the entities described in clauses (i) or (ii), or (iv) the business or properties or assets of the Company or any of its subsidiaries. Notwithstanding the foregoing, nothing herein shall preclude the Participant from making truthful statements or disclosures that are required by Applicable Law.

(c)	Enforceability of Covenants. The Participant acknowledges the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 11, and the Participant agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and the Participant hereby waives any such defense. The Participant further acknowledges that complying with the provisions contained in this Agreement will not preclude the Participant from engaging in a lawful profession, trade or business, or from becoming gainfully employed. The Participant agrees that the Participant’s covenants under this Section 11 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of the Participant’s covenants and obligations under this Section 11. The Participant agrees that any breach of any covenant under this Section 11 will result in irreparable damage and injury to the Company or one of its subsidiaries and that the Company and/or its subsidiaries will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

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(d)	Nonexclusive Remedy. In addition to any remedies that may be available in any agreement to which the Participant is a party, the remedies available for breach of any of the foregoing restrictive covenants shall include: (i) any rights or remedies available in law or in equity, (ii) the forfeiture of the Restricted Securities for no consideration; (iii) in respect of the Restricted Securities (or portion thereof) vested prior to any such breach or subsequent thereto and prior to the forfeiture of the Restricted Securities (or portion thereof) required by this Section 11, payment by the Participant to the Company of an amount equal to the higher of (1) the Fair Market Value of the Restricted Securities, and (2) the per-unit proceeds of any sale of Restricted Securities acquired upon such settlement multiplied by the number of Restricted Securities so sold; and (iv) payment by the Participant to the Company of an amount reimbursing the Company for all attorney’s fees it incurs enforcing its rights hereunder.

12.	Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Incentive Equity Plan. This Agreement, including without limitation the Incentive Equity Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

13.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14.	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 14, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

15.	Effect on Employment. Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any Share Award.

16.	Participant Representations; Acknowledgments. The Participant hereby acknowledges receipt of a copy of the Incentive Equity Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Incentive Equity Plan, this Agreement, the Share Award and the Restricted Securities shall be final and conclusive. The Participant further acknowledges that if, following the date the Participant receives the Share Award pursuant to this Agreement, the Company determines that any of the representations made by the Participant under this Section 16 is inaccurate, the grant of the Share Award to the Participant pursuant to this Agreement may, in the sole discretion of the Board, be rescinded and deemed null and void.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the Incentive Equity Plan as of the day and year first written above.

[Avanseus Holdings Corporation]

By:
Name:
Title:

Participant:

Signature:
Name:

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EXHIBIT I

FORM OF DEED OF RESTRICTIVE COVENANTS

THIS DEED OF RESTRICTIVE COVENANTS is made on [●] 2022 (the “Deed”)

BETWEEN:

(A)	[Name] (NRIC/Passport No. [●]) of [Address] (the “Employee”); and

(B)	Avanseus Holdings Pte. Ltd. (Company Registration No. 201526265R), a company incorporated in Singapore and having its registered office at 230 Victoria Street #15-01/08 Bugis Junction Towers Singapore 188024 (the “Company”),

(collectively referred to as the “Parties” or either party as “Party”).

WHEREAS

(A)	The Employee may have participated in the creation of certain intellectual property rights (including copyright, registered and unregistered designs, trademarks and patents) set out in the Schedule hereto (hereinafter called the “Intellectual Property Assets”). To the extent that such rights do not already vest in the Company, the Employee has agreed to assign the Intellectual Property Assets to the Company on the terms and conditions set out below.

(B)	The Employee also agrees that all Intellectual Property Rights created during the Employee’s employment with the Company will be owned by the Company and all rights, title and interest in and to the same are and shall be vested in the Company.

(C)	The Employee further agrees to be bound by certain confidentiality, non-competition and non-solicitation provisions on the terms and conditions set out below.

IT IS AGREED as follows:-

Intellectual Property

1.	The Employee agrees that the Company is the sole legal and beneficial owner of the Intellectual Property Assets.

2.	To the extent that such rights do not already vest in the Company, the Employee hereby assigns and transfers irrevocably, unconditionally and absolutely to the Company, free from encumbrances and for good and valuable consideration paid to Employee by Company, the receipt of which is hereby acknowledged:

(a)	its entire right, title, ownership, entitlement, benefits and all statutory and common law rights and interests in and to the Intellectual Property Assets, together with all rights and powers arising or accrued, including the right to sue for past infringements and to retain any damages obtained as a result of such action, as well as the right to bring, make, oppose, defend, appeal proceedings, claims or actions and obtain relief in respect of any such infringement, or any other cause of action (including passing off) arising from ownership of any of the Intellectual Property Assets, whether occurring before, on or after the date of this Deed, to the Company;

(b)	the right to apply for, prosecute and obtain trademark, patent, copyright, design or similar protection throughout the world in respect of the Intellectual Property Assets, and any application or similar protection shall be in the name of and vest in the Company; and

(c)	to the extent necessary, whether now known or created in the future, its rights, title, ownership, entitlement, benefits and all statutory and common law rights and interests in and to any improvements, enhancements or developments made to the Intellectual Property Assets by either party, as and when created.

3.	The Employee confirms that this Deed is made with and includes the goodwill attaching to the Intellectual Property Assets and the goodwill of the business in which the Intellectual Property Assets have been used by the Employee.

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4.	To the extent that the Company is not the sole legal and beneficial owners of the Intellectual Property Assets, the Employee warrants to the Company as follows in respect of Intellectual Property Assets:

(a)	that the Employee has appointed no licensees of the Intellectual Property Assets nor given any other person any permission to use any of them;

(b)	that the Employee is not engaged in any legal proceedings (including litigation, arbitration, opposition, invalidation, revocation and prosecution) and no such proceedings are pending or threatened, nor are there any facts likely to give rise to such proceedings or which would on reasonable enquiry be known to the Employee (or its directors) of and arising out of, or in respect of, any action in connection with the Intellectual Property Assets; and

(c)	the Employee does not own or use any other logos, trademarks, service marks, designs or patents apart from the Intellectual Property Assets which are similar to that owned or used by the Company or its holding companies or subsidiaries.

5.	The Employee further covenants that at the request and cost of the Company, it will at all times hereafter do all such acts and execute all such documents as the Company may require to secure the vesting in the Company of all rights assigned to the Company hereunder and to assist in the resolution of any question concerning the Intellectual Property Assets.

6.	The Employee acknowledges the Company’s unrestricted right throughout the world to use, license, exploit or otherwise deal with or dispose of all or any part of the Intellectual Property Assets.

7.	The Employee indemnifies and keeps indemnified the Company from and against all claims, liabilities, losses, costs and expenses which the Company may suffer or incur from or arising out of any breaches of this Deed.

8.	The Employee agrees and acknowledges that all Intellectual Property Rights whether in existence now or coming into existence at any time in the future, will on creation either during the normal course of employment (whether or not during working hours) or by using materials, tools or knowledge made available through the Employee’s employment, vest in and be the exclusive property of the Company.

Non-competition

9.	The Employee agrees that during the Restricted Period, it will not, without the prior written consent of the Company (which may be withheld at its sole and absolute discretion) (i) anywhere in Singapore, and (ii) in any other jurisdictions in which the Group is engaged in, or is actively contemplating to become engaged, in the Business during the Restricted Period, directly or indirectly engage in the Business or own, manage, finance, or control, or participate in the ownership, management, financing, or control of, or become engaged or serve as an officer, director, member, partner, employee, agent, consultant, advisor, or representative of, a business or entity that engages in the Business (a “Competitor”).

10.	Notwithstanding the above, the Employee may own passive investments of no more than two (2) percent of any class of outstanding equity interests in a Competitor which is publicly traded, so long as the Employee and his affiliates and immediate family members are not involved in the management or control of such Competitor.

11.	The Employee acknowledges and agrees that:

a.	The Employee possesses knowledge of confidential information of the Company and the business;

b.	The Employee’s execution of the Deed is a material inducement to the Company’s continued employment of the Employee and to enter into the business combination agreement dated [●] by and among Fat Projects Acquisition Corp and Avanseus Holdings Pte. Ltd.;

c.	It would substantially impair the goodwill of the Group and materially reduce the value of the assets of the Group if the Employee were to use its ability and knowledge by engaging in the Business in competition with the Group, and/or to otherwise breach the obligations contained herein and that the Group would not have an adequate remedy at law because of the unique nature of the Business;

d.	The relevant public policy aspects of restrictive covenants have been discussed, and every effort has been made to protect the Group’s legitimate proprietary interests;

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e.	The restrictions are fair and reasonable in every type of prohibited activity, geographic area covered, scope and duration and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Group; and

f.	The Employee has had the opportunity to obtain legal advice on the terms of this Deed.

12.	Where the following terms in this Deed shall have the meanings set out below:

a.	“Business” means [the business of predictive maintenance and intelligent monitoring solutions];

b.	“Covered Customer” means any person who is or was an actual customer or client (or prospective customer or client with whom a Group Company actively marketed or made or took specific action to make a proposal) of a Group Company at any time during the last 12 months of the Restricted Period;

c.	“Covered Personnel” means any person who is or was an employee, consultant, or independent contractor of the Group, at any time during the Restricted Period, and who had contact with the Employee during the last 12 months of the Restricted Period;

d.	“Group” means the Company and any subsidiary, holding company or related company as defined under provisions 5 and 7 of the Companies Act 1967 of Singapore, and “Group Company” means any one of them;

e.	“Restricted Period” means the period during the employment of the Employee and for a period of 6 months post termination of employment.

Non-solicitation

13.	The Employee agrees that during the Restricted Period, he will not without the prior written consent of the Company, either on his own behalf or on behalf of any other person, directly or indirectly:

a.	Hire or engage as an employee, independent contractor, consultant, or otherwise any Covered Personnel;

b.	Solicit, induce, encourage or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Personnel to leave the service (whether as an employee, consultant, or independent contractor) of any Group Company; or

c.	In any way interfered with or attempt to interfered with the relationship between any Covered Personnel and the Group.

14.	The Employee agrees that during the Restricted Period, the Employee will not without the prior written consent of the Company, either on his own or on behalf of any other person or entity knowingly and for a purpose competitive with a Group Company as it related to the Business:

a.	Solicit, induce, encourage or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Customer to (a) cease being, or not become, a client or customer of any Group Company with respect to the Business, or (b) reduce the amount of business of such Covered Customer with any Group Company, or otherwise alter such business relationship in a manner adverse to any Group Company, in either case with respect to or relating to the Business;

b.	Interfere with or disrupt (or attempt to interfere with or disrupt) the contractual relationship between any Group Company and any Covered Customer;

c.	Divert any business with any Covered Customer relating to the Business from a Group Company;

d.	Solicit for business, provide services to, or engage in or do business with, any Covered Customer for products or services that are part of the Business; or

e.	Interfere with or disrupt (or attempt to interfere with or disrupt) any person that was a vendor, supplier, distributor, agent or other service provider of a Group Company at the time of such interference or disruption.

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Non-disparagement

15.	The Employee agrees that is will not directly or indirectly engage in any conduct that involves the making or publishing (including through electronic mail distribution nor online social media_ of any written or oral statements or remarks (including the repetition or distribution of derogatory rumours, allegations, negative reports or comments) that are disparaging, deleterious, or damaging to the integrity, reputation, or good will of the Group or their respective management, officers, employees, independent contractors, or consultants.

Confidentiality

16.	The Employee shall keep confidential and not directly or indirectly use, disclose, reveal, publish, transfer, or provide access to, any and all Confidential Information without the prior written consent of the Company (such consent may be withheld in the Company’s sole and absolute discretion).

17.	In this Deed, “Confidential Information” means all material and information relating to the business of the Group, including material and information that concerns or relates to the Group’s bidding and proposal, technical, computer hardware or software, administrative, management, operational, data processing, financial, marketing, sales human resources, business development, planning, and/or other business activities, regardless of whether such material and information is maintained in physical, electronic, or other form, that is gathered, compiled, generated, produced, or maintained by the Group or provided to the Group by its suppliers, service providers or customers.

18.	The obligations under this Deed will not apply to information where the Employee can prove that such material or information:

a.	Is known or available through other lawful sources not bound by a confidentiality agreement with, or other confidentiality obligation to the Group;

b.	Is or becomes publicly known through no violation of this Deed or other non-disclosure obligation of the Employee;

c.	Is already in the possession of the Employee at the time of disclosure through lawful sources not bound by a confidentiality agreement or other confidentiality obligation as evidenced by the Employee’s documents and records; or

d.	Is required to be disclosed pursuant to an order of any administrative body or court of competent jurisdiction.

19.	The confidentiality obligation under this Deed shall survive the termination of the Employee’s employment with the Company.

Miscellaneous

20.	The Employee shall provide to the Company all documentation and information relating to the Works as may be required by the Company, including any documentation first recording the design in a design document.

21.	Save as expressly provided in this Deed, no provision of this Deed is enforceable by virtue of the Contracts (Rights of Third Parties) Act 2001 of Singapore by any person who is not a Party to this Deed.

22.	If any provision in this Deed shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification that is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties. To the extent it is not possible to delete or modify the provision, in whole or in part, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Deed and the legality, validity and enforceability of the remainder of this Deed shall, subject to any deletion or modification made under this clause, not be affected.

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23.	No variation of this Deed (or of any of the documents referred to in this Deed) shall be valid unless it is in writing and signed by or on behalf of each Party. The expression “variation” shall include any amendment, supplement, deletion or replacement however effected. Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Deed, nor shall it affect any rights, obligations or liabilities under or pursuant to this Deed which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Deed shall remain in full force and effect, except and only to the extent that they are so varied.

24.	No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Deed will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

25.	This Deed constitutes the entire agreement and understanding between the Parties in connection with the subject matter of this Deed and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and (save as expressly provided or reserved herein) neither Party has relied on any such proposals, representations, warranties, agreements or undertakings.

26.	This Deed may be executed and delivered in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Any Party may enter into this Deed by signing any such counterpart (which may include counterparts delivered by electronic transmission, with originals to follow) and each counterpart shall be as valid and effectual as if executed as an original.

27.	This Deed shall be binding on and shall enure for the benefit of each Party’s successors and assigns. Any reference in this Deed to any of the Parties shall be construed accordingly. No Party may assign or transfer all or part of its rights or obligations under this Deed without the prior written consent of the other Parties

28.	Each of the Parties shall bear its own legal and professional fees, costs and expenses incurred in the negotiation, preparation, execution and completion of this Deed. The stamp duty incurred in connection with this Deed (if applicable) shall be borne by the Employee and the Company in equal shares.

29.	This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of Singapore.

30.	Any dispute arising out of or in connection with this Deed, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the SIAC for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be Singapore. The language of the arbitration shall be English. The Tribunal shall consist of [one] arbitrator.

31.	The decision of the arbitrator shall be final and binding and may be entered in any court of competent jurisdiction.

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SCHEDULE

Patents

	Title	Publication number	Publication date	Inventor(s)	Applicant(s)	International classification	Application number	Date of application	Priority number(s)
1.	METHOD AND SYSTEM FOR EXTRACTING RULE SPECIFIC DATA FROM A COMPUTER WORD	10201601112R	30 May 2017	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	G06F 7/00 (2006.01) H03M 7/00 (2006.01) H03M 7/30 (2006.01)	10201601112R	16 February 2016	3310/DEL/2015
2.	METHOD AND SYSTEM FOR MACHINE FAILURE PREDICTION	10201705666Y	28 June 2018	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	G05B 23/02 G06N 3/08	10201705666Y	10 July 2017	201611037626 201714017446
3.	METHOD AND SYSTEM FOR MACHINE FAILURE PREDICTION	10201610116P	28 June 2018	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	G05B 23/02 G06N 3/08	10201610116P	2 December 2016	201611037626
4.	METHOD AND SYSTEM FOR NUMBER COMPARISON DURING STREAM PROCESSING	10201603891Y	30 October 2017	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	G06F 7/00 (2006.01), G06F 7/02 (2006.01), G06F 5/01 (2006.01)	10201603891Y	16 May 2016	201611007627

Patents (Pending)

	Title	Publication date	Inventor(s)	Applicant(s)	Application number	Date of application	Priority number(s)
1.	METHOD AND SYSTEM FOR SOLVING A PREDICTION PROBLEM	29 November 2021	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	10202004573W	18 May 2020	202011014817
2.	MACHINE LEARNING METHOD AND SYSTEM FOR SOLVING A PREDICTION PROBLEM	30 August 2021	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	10202001279S	12 February 2020	202011001918
3.	METHOD AND SYSTEM FOR ACCELERATING CONVERGENCE OF RECURRENTNEURAL NETWORK FOR MACHINE FAILURE PREDICTION	27 November 2020	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	10201903974U	3 May 2019	201911013965
4.	METHOD AND SYSTEM FOR DETERMINING AN ERROR THRESHOLD VALUE FORMACHINE FAILURE PREDICTION	29 October 2020	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	10201903611R	23 April 2019	201911010877

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Trademark

Trade mark	Trade mark number	Class	Filing date/Date of entry in register	Expiry date	Owner
AVANSEUS	40201401087Y	09, 35, 37, 42	1 December 2014	1 December 2024	Avanseus Holdings Pte. Ltd.

Copyright

All Intellectual Property Rights, including copyrights relating to:

(i)	images and videos associated with the business, including but not limited to all content and creatives used in the Company (Photos, Graphics, Logos, etc.); and

(ii)	all Company marketing creatives (photos and graphics) used on any website.

Other Intellectual Property Rights

All other Intellectual Property Rights, where:

“Intellectual Property Rights” means the patents (which includes divisionals, non-provisionals, reissues, continuations, continuations-in-part, renewals and/or extensions thereof), trademarks, service marks, copyright, Know how, design rights, database rights, rights in software, rights in designs and inventions, trade secrets, confidential information, trade and business names and brands, internet domain names, any application (whether pending, in process or issued) for any of the foregoing and any other industrial, intellectual property or protected right similar to the foregoing (whether registered, registrable or unregistered) in any country and in any form, media, or technology now known or later developed owned, used or held for use by the Employee in connection with the Employee’s business; and

“Know-how” includes any methods, techniques, processes, discoveries, inventions, innovations, expertise, unpatentable processes, procedures, technical information, specifications, recipes, formulae, designs, plans documentation, drawings, data and other technical information.

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IN WITNESS whereof this Deed has been executed and delivered on the date stated at the beginning of this Deed.

EMPLOYEE

Signed, Sealed and Delivered by	)

)

[Name]	)

Name of Witness:

Address:

COMPANY

Executed and delivered as a deed by	)

)

	)	Director

for and on behalf of	)	Name:

AVANSEUS HOLDINGS PTE. LTD.	)

in accordance with Section 41B of the	)

Companies Act 1967 of Singapore	)

Name of Director/Secretary/Witness:

Address:

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FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This First Amendment to Business Combination Agreement, dated as of October 3, 2022 (this “Amendment”), is made and entered into by and among Fat Projects Acquisition Corp, a Cayman Islands exempted company limited by shares, with company registration number 374480 (“Acquiror”) and Avanseus Holdings Pte. Ltd., a Singapore private company limited by shares, with company registration number 201526265R (the “Company”).

WHEREAS, Acquiror and the Company are parties to that certain Business Combination Agreement dated as of August 26, 2022 (the “Original Agreement”), and Acquiror and the Company desire to amend the Original Agreement as set forth below;

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror and the Company agree as follows:

1.	Definitions. Capitalized terms used in this Amendment and not otherwise defined in this Amendment have the meanings ascribed to such terms in the Original Agreement. From and after the date of the Amendment, references to the Agreement shall mean the Original Agreement as amended by this Amendment.

2.	Amendment to Section 8.6 – Nasdaq Listing. Section 8.6 of the Original Agreement is hereby deleted and replaced in its entirety with the following new Section 8.6:

Nasdaq Listing. From the date of this Agreement through the earlier of the Closing and termination of this Agreement, the Company shall provide all reasonable assistance reasonably required by Acquiror in order for Acquiror to cause the Acquiror Class A Ordinary Shares to be issued in connection with the Transactions to be approved for listing on the Nasdaq Global Market and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Closing Date.

3.	Amendment to Section 9.2 – Nasdaq. Section 9.2 of the Original Agreement is hereby deleted and replaced entirely with the following:

Nasdaq. From the date of this Agreement through the Closing, Acquiror shall use its reasonable best efforts to (a) ensure that the Acquiror Ordinary Shares remain listed on the Nasdaq Global Market and (b) cause the Acquiror Class A Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Closing.

4.	Amendment to Section 9.8(a) – Employment Matters. Section 9.8(a) of the Original Agreement is hereby deleted and replaced in its entirety with the following new Section 9.8(a):

(a)	Incentive Equity Plan. Prior to the effectiveness of the Registration Statement, the board of directors of Acquiror shall approve and adopt the Equity Incentive Plan which shall be solely for the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Product Officer, Chief Operations Officer or Chief Delivery Officer, Chief Revenue Officer and Chairman of Acquiror, or the person performing the equivalent function of any of the foregoing positions regardless of title (the “Incentive Equity Plan”), in the form attached hereto as Exhibit H and in the manner prescribed under applicable Laws, effective as of the Closing Date, which will provide that the total awards under such Incentive Equity Plan will be 2,000,000 Acquiror Class A Ordinary Shares.

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5.	Amended Exhibit H – Form of Incentive Equity Plan. The Original Agreement is hereby amended by deleting Exhibit H thereto and replacing it with the new Exhibit H attached hereto.

6.	Amendment to Section 9.10 – PIPE Investment. Section 9.10 of the Original Agreement is hereby amended by deleting the first sentence thereof and replacing such deleted sentence with the following sentence:

Without limiting anything to the contrary contained herein, during the Interim Period, Acquiror shall use its commercially reasonable efforts to enter into and consummate Subscription Agreements with investors mutually reasonably acceptable to Acquiror and the Company relating to a PIPE Investment, and Acquiror and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Acquiror).

7.	Amendment to Section 11.1(d) – Conditions to Obligations of Acquiror and the Company at Closing. Section 11.1(d) of the Original Agreement is hereby deleted and replaced in its entirety with the following new Section 11.1(d):

(d)	Acquiror’s listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and the Acquiror Class A Ordinary Shares to be issued in connection with the Transactions, including the Acquiror Class A Ordinary Shares issuable pursuant to the Incentive Equity Plan, shall have been approved for listing on the Nasdaq Global Market, subject to official notice of issuance.

8.	Amendment to Section 11.1 – Conditions to Obligations of Acquiror and the Company at Closing. Section 11.1 of the Original Agreement is hereby amended by (i) deleting the word “and” at the end of Section 11.1(g), (ii) replacing the period at the end of Section 11.1(h) with a semicolon, (iii) replacing the period at the end of Section 11.1(i) with a semicolon followed by the word “and” and (iv) adding the following new Section 11.1(j):

(j)	Holders of Acquiror Class A Ordinary Shares shall have duly, properly and timely elected (and not withdrawn such election) to have the Acquiror redeem an aggregate of at least 5,200,000 Acquiror Class A Ordinary Shares in the Acquiror Share Redemption and duly, properly and timely taken all such actions and executed and delivered all such documents and instruments as may be necessary to permit the Acquiror to cause the redemption of such shares.

9.	No other Amendments. The Original Agreement remains in full force and effect and is unamended except as explicitly set forth in this Amendment.

10.	Governing Law. This Amendment shall be deemed to have been executed and to be performed within the State of New York, and all claims or causes of action based upon, arising out of, or related to this Amendment or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.	Counterparts; Electronic Execution. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Amendment (including, without limitation, any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable Law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Signatures on following page.

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IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date first above written.

FAT PROJECTS ACQUISITION CORP

By:	/s/ David Andrada
Name:	David Andrada
Title:	Co-Chief Executive Officer and Chief Financial Officer

AVANSEUS HOLDINGS PTE. LTD.

By:	/s/ Bhargab Mitra
Name:	Bhargab Mitra
Title:	Director

Signature page to First Amendment to Business Combination Agreement

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EXHIBIT H

FORM OF [AVANSEUS HOLDINGS CORPORATION] 2022 INCENTIVE EQUITY PLAN

1.	PURPOSE OF THE PLAN

The purpose of the [Avanseus Holdings Corporation] (the “Company”) Incentive Equity Plan (the “Incentive Equity Plan”) is to promote the interests of the Company by providing the seven most senior officers of the Company with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth, profitability and financial success of the Company.

A total of 2,000,000 of the Company’s Ordinary Shares are approved and reserved for issuance pursuant to awards made pursuant to the Incentive Equity Plan.

2.	DEFINITIONS

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person; provided, that no shareholder of the Company shall be deemed an Affiliate of any other shareholder solely by reason of any investment in the Company, as applicable. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” shall mean applicable laws, rules, regulations and requirements, any stock exchange rules, regulations or guidelines, the applicable laws, rules or regulations of any other country or jurisdiction where any Share Awards are granted under the Incentive Equity Plan, or where Participants reside or provide services, and the orders and requirements of governmental authorities in any such jurisdiction, as such laws, rules, regulations, orders and requirements shall be in effect from time to time.

“Articles” shall mean the memorandum and articles of association of the Company (as may be amended or restated from time to time).

“Bad Leaver” shall mean a termination of the Participant’s Employment by the Company or its subsidiary, as applicable, for Cause.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean, when used in connection with the termination of a Participant’s Employment, unless otherwise defined in the Participant’s employment agreement with the Company or any subsidiary of the Company or in the Participant’s Share Award Grant Agreement in which case such definition shall govern:

(a)	a material failure of the Participant to reasonably and substantially perform his or her duties to the Company or any of its Affiliates (other than as a result of physical or mental illness or injury);

(b)	the Participant’s willful misconduct or gross negligence which is injurious to the Company or any subsidiary of the Company or any of its Affiliates (whether financially, reputationally or otherwise);

(c)	the Participant’s unauthorized removal from the premises of the Company or any subsidiary of the Company of any document (in any medium or form) relating to the Company or any subsidiary of the Company, any of its Affiliates, or the customers of the Company;

(d)	the commission by the Participant of any felony or other serious crime;

(e)	a breach by the Participant of the terms of any agreement with the Company or any subsidiary of the Company or any material policies of the Company or any subsidiary of the Company applicable to the Participant, including without limitation any provision of the Incentive Equity Plan and/or the Share Award Grant Agreement; or

(f)	Competing.

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If, subsequent to the termination of a Participant’s Employment, it is discovered that the Participant engaged in conduct which the Committee determines in good faith could have resulted in Participant’s Employment being terminated for Cause, as such term is defined above, or if the Participant Competes, the Participant’s Employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

“Change of Control” shall mean (a) any sale, transfer or other disposition of Ordinary Shares, in a single transaction or series of related transactions, as a result of which a third party acquires more than 50% of the Ordinary Shares (and in such event, only with respect to Ordinary Shares actually sold), (b) a sale, transfer, exclusive licensing or other disposition, in a single transaction or series of related transactions, of more than 50% of the Company’s assets, including assets that are not and cannot be part of the asset side of the balance sheet, to a third party, (c) a merger or any reorganization whereby the Company is not the surviving entity (unless the holders of the share capital of the Company immediately prior to such event continue to hold more than 50% of the voting and economic interest of the surviving entity following such event) or (d) any other transaction resulting in a change of control of the Company (as used in this sub-clause (d), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise).

“Committee” shall mean the Compensation Committee of the Board or any other committee appointed by the Board pursuant to Section 3 from time to time to administer the Incentive Equity Plan, and if no such committee exists or has been appointed, the Board.

“Compete” shall mean any actions by a Participant that (i) are not authorized by the Company and are intended to further the business interests of a company that is in the same or a similar line of business as the Company, or (ii) are prohibited in (a) the Participant’s Employment agreement with the Company or any subsidiary of the Company, (b) the provisions in the Participant’s Share Award Grant Agreement, or (c) any other agreement entered into between the Company or any subsidiary of the Company with the Participant pursuant to which the Participant is subject to restrictive covenants. “Competed” and “Competing” shall have correlative meanings.

“Confidential Information” shall mean, unless more broadly defined in the Participant’s employment agreement with the Company or any subsidiary, all information regarding the Company or any of its subsidiaries or Affiliates, any activity of any of the Company, its subsidiaries or its Affiliates, the business of any of its Affiliates or any customer or supplier of the Company, its subsidiaries or its Affiliates that is not generally known by the public or to Persons not employed by the Company, its subsidiaries or its Affiliates, including, without limiting the foregoing, information that would not be known to the public but for the actions of or disclosure by, directly or indirectly, the Participant.

“Disability” shall mean with respect to any Participant, unless otherwise defined in the Participant’s Share Award Grant Agreement, a permanent disability as defined in the Company’s or its subsidiaries’ disability plans, or as defined from time to time by the Board, in its sole discretion.

“Eligible Individual” shall mean any of the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Product Officer, Chief Operations Officer or Chief Delivery Officer, Chief Revenue Officer and Chairman of the Company, or the person performing the equivalent function of any of the foregoing positions regardless of title.

“Employment” shall mean employment relationship with the Company or any of its subsidiaries and shall include the provision of services as an executive director for the Company or any of its subsidiaries. “Employee” and “Employed” shall have correlative meanings. Employment will be deemed to continue, unless the Committee expressly provides otherwise, so long as the Participant is employed by the Company or one of its subsidiaries. If a Participant’s Employment is with a subsidiary and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless otherwise determined by the Committee or if the Participant transfers Employment to the Company or one of its remaining subsidiaries.

“Fair Market Value” shall mean: (A) the closing price of the Ordinary Shares on the immediately preceding trading day (as reported on the relevant securities exchange) or (B) if not so reported, the average of the closing bid and ask prices on such day as reported on such securities exchange.

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“Good Leaver” shall mean with respect to any Participant the termination of his or her Employment by reason of: (a) redundancy, (b) retirement at the earlier of (i) 65 years of age, and (ii) the mandatory retirement age as stipulated under Applicable Law in the jurisdiction under which the Participant is employed, (c) retirement at the earlier of (i) 65 years of age, and (ii) the mandatory retirement age as stipulated under Applicable Law in the jurisdiction under which the Participant is employed, (d) death or Disability by the Participant, or (e) any other reason the Committee may determine in its absolute discretion.

“Leaver” shall mean a termination of the Participant’s Employment for reasons other than those set out in the definitions of Good Leaver and Bad Leaver.

“Ordinary Shares” shall mean ordinary shares in the share capital of the Company.

“Participant” shall mean an Eligible Individual to whom a grant of a Share Award has been made, and, where applicable, shall include Permitted Transferees.

“Performance-Based Restricted Securities” shall have the meaning set forth in Section 4.4.2.

“Permitted Transferee” shall mean a transferee of Restricted Securities (where applicable) from a Participant, having obtained prior written approval from the Committee (unless otherwise specified in the Participant’s Share Award Grant Agreement (where applicable)) and such transfer being in compliance with all applicable tax, securities and other laws for estate planning purposes or as may be necessary to fulfil a domestic relations order.

“Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Restricted Securities” shall have the meaning set forth in Section 4.4.

“Restricted Securities Vesting Notice” shall have the meaning set forth in Section 4.5.

“Share Award” shall mean a grant of Ordinary Shares made to any Participant under the Incentive Equity Plan.

“Share Award Grant Agreement” shall mean an agreement, substantially in the form attached hereto as Exhibit A, entered into by each Participant and the Company evidencing the grant of each Share Award pursuant to the Incentive Equity Plan, provided the Committee may make such changes to the form of the Share Award Grant Agreement for any particular grant as the Committee may determine in its absolute discretion, pursuant to its powers set forth in the Incentive Equity Plan.

“Share Award Grant Date” shall have the meaning set forth in Section 4.2.

“Time-Based Restricted Securities” shall have the meaning set forth in Section 4.4.1.

“Transfer” shall mean any transfer, sale, assignment, hedge, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest. “Transferee” and “Transferor” shall have correlative meanings.

3.	ADMINISTRATION OF THE PLAN

The Board shall have the right to establish the Committee to administer the Incentive Equity Plan under the terms of the Company’s constitution and to grant Share Awards. In addition, the Committee, in its absolute discretion, may delegate its authority to grant Share Awards to an officer or committee of officers of the Company, subject to reasonable limits and guidelines established by the Committee at the time of such delegation and subject to Applicable Law.

3.1.	Powers of the Committee. In addition to the other powers granted to the Committee under the Incentive Equity Plan, the Committee shall have the power, in its absolute discretion, to:

3.1.1.	determine the Eligible Individuals to whom grants of Share Awards shall be made;

3.1.2.	determine the time or times when grants of Share Awards shall be made;

3.1.3.	determine the allocation methodology to be used in respect of calculating the number of Ordinary Shares to be subject to each such grant of Share Awards;

3.1.4.	determine, modify or waive the terms and conditions of any grant of Share Awards;

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3.1.5.	prescribe the form and terms and conditions of any instrument evidencing a grant of Share Awards, so long as such terms and conditions are not otherwise inconsistent with the terms of the Incentive Equity Plan;

3.1.6.	adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Incentive Equity Plan;

3.1.7.	construe and interpret the Incentive Equity Plan, such rules and regulations and the instruments evidencing grants of Share Awards;

3.1.8.	reconcile any inconsistency, correct any defect and/or supply any omission in the Incentive Equity Plan or any instrument evidencing any grant of Share Awards; and

3.1.9.	make all other determinations necessary or advisable for the administration of the Incentive Equity Plan and otherwise do all things necessary to carry out the purposes of the Incentive Equity Plan, provided that such powers shall be subject to Applicable Law.

3.2.	Determinations of the Committee. Any grant, determination, prescription or other act of the Committee shall be final and conclusively binding upon all Persons (including for the avoidance of doubt, any decisions pertaining to disputes as to the interpretation of the Incentive Equity Plan or any rule, regulation or procedure hereunder or as to any rights under the Plan). The Committee shall not be required to furnish any reasons for any decision or determination made by it.

3.3.	Compliance with Applicable Law; Securities Matters; Effectiveness of Share Award Settlement. The Company shall be under no obligation to effect or procure the registration or effect similar compliance with respect to any applicable securities laws with respect to any awards or Ordinary Shares to be issued or transferred, as the case may be, hereunder. Any issuance or transfer, as the case may be, of Ordinary Shares to a Participant pursuant to the settlement of a Share Award shall only be effective once such Ordinary Shares have been registered in such Participant’s name in the Company’s Register of Members or recorded with the transfer agent or stock plan administrator of the Company for the benefit of the Participant (as the case may be). The Company may, in its sole discretion, defer the issuance or transfer of the Ordinary Shares pursuant to any Share Awards or to help ensure compliance under applicable securities laws and any exemptions therefrom on which the Company may be relying. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the issuance or transfer of the Ordinary Shares pursuant to any Share Award.

3.4.	Inconsistent Terms. In the event of a conflict between the terms of the Incentive Equity Plan and the terms of any Share Award Grant Agreement, the terms of the Incentive Equity Plan shall govern except as otherwise expressly provided herein.

3.5.	Incentive Equity Plan Term. The Committee shall not grant any Share Awards under the Incentive Equity Plan on or after the tenth anniversary of the Effective Date. All Share Awards which remain outstanding after such date shall continue to be governed by the Incentive Equity Plan and the applicable Share Award Grant Agreement(s).

4.	SHARE AWARDS

4.1.	Grant. The Committee may offer to grant Share Awards to such Eligible Individuals as it may select in its absolute discretion at any time during the period where the Incentive Equity Plan is in force, provided that such power shall be subject to Applicable Law. Each Share Award offered pursuant to the Incentive Equity Plan shall be subject to terms and conditions established by the Committee consistent with the Incentive Equity Plan.

4.1.1.	Offer of Grant. An offer to grant Share Awards to the Eligible Individual shall be made by sending to such Eligible Individual a Share Award Grant Agreement confirming the grant of Share Awards.

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4.1.2.	Acceptance of Grant. A grant of Share Awards offered to an Eligible Individual pursuant to Section 6.1.1 may only be accepted by the Eligible Individual within thirty (30) days after the relevant Share Award Grant Date and not later than 5.00 p.m. on the thirtieth (30th) day from such Share Award Grant Date (a) by completing, signing and returning to the Company the Share Award Grant Agreement, subject to such modification as the Committee may from time to time determine, accompanied by the payment required by the Company or Applicable Law, or such other amount and such other documentation as the Committee may require as consideration and (b) if, at the date on which the Company receives from the Eligible Individual the Share Award Grant Agreement in respect of the Share Award as aforesaid, he or she remains eligible to participate in the Incentive Equity Plan in accordance with the terms and conditions set out therein. The Eligible Individual may accept or refuse the whole or part of the offer. The Committee shall, within fifteen (15) business days of receipt of the Share Award Grant Agreement and consideration, acknowledge receipt of the same.

4.1.3.	Lapse of Grant. Unless the Committee determines otherwise, an offer of a grant of a Share Award shall automatically lapse and become null, void and of no effect and shall not be capable of acceptance if:

4.1.3.1.	it is not accepted in the manner as provided in Section 4.1.2 within the thirty (30) day period;

4.1.3.2.	the Eligible Individual dies prior to his or her acceptance of the Share Award;

4.1.3.3.	the Eligible Individual is adjudicated a bankrupt or enters into composition with his or her creditors prior to his or her acceptance of the Share Award;

4.1.3.4.	the Eligible Individual, being an Employee of the Company, ceases to be in the Employment of the Company for any reason whatsoever prior to his or her acceptance of the Share Award; or

4.1.3.5.	the Company is liquidated or wound-up prior to the Eligible Individual’s acceptance of the Share Award.

4.1.4.	Rejection of Acceptance. The Company shall be entitled to reject any purported acceptance of a grant of a Share Award made pursuant to Section 4.1 which does not strictly comply with the terms of the Incentive Equity Plan.

4.1.5.	Offer in Contravention of Law and Regulation. In the event that a grant of a Share Award results in the contravention of any Applicable Law, such grant shall be null and void and be of no effect and the relevant Participant shall have no claim whatsoever against the Company.

4.2.	Share Award Grant Date. The date of grant of the Share Awards shall be the date designated by the Committee and specified in the Share Award Grant Agreement as of the date the Share Award is granted (the “Share Award Grant Date”).

4.3.	Terms and Conditions. Subject to the specific terms of the Share Award Grant Agreement, each Share Award shall represent an unfunded unsecured promise to pay to the holder thereof a number of Ordinary Shares as set out in the Share Award Grant Agreement, subject to such trading and dealing restrictions (if any) as may be specified by the Committee in its absolute discretion, in the Share Award Grant Agreement.

4.4.	Acceptance of Share Awards and Vesting of Restricted Securities. Subject to the terms of the Incentive Equity Plan, Section 5.2 and any conditions specified by the Committee in its sole discretion in the Share Award Grant Agreement, as soon as practicable upon the valid acceptance of the Share Award by the Participant, the Company shall issue or, as the case may be, transfer to the Participant such number of Ordinary Shares as determined in accordance with the Share Award Grant Agreement, subject to such trading and dealing restrictions (if any) as may be specified by the Committee in its absolute discretion in the relevant Share Award Grant Agreement (“Restricted Securities”). Ordinary Shares issued by the Company in accordance with this Section 4.4 and the relevant Share Award Grant Agreement shall be issued fully paid as to par value (if applicable) and recorded as such in the Company’s Register of Members. The Share Award Grant Agreement may, but the Committee shall not be required to, provide for conditions upon which the Restricted Securities shall become vested pursuant to this Section 4.4 or pursuant to such other conditions as the Committee shall deem appropriate in its sole discretion, and upon such vesting, the trading and dealing restrictions shall lapse.

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4.4.1.	Time-Based Restricted Securities. The Committee may provide in the Share Award Grant Agreement that part or all of the Ordinary Shares issued or, as the case may be, transferred pursuant to a Share Award granted under the Incentive Equity Plan are Time-Based Restricted Securities. For the purposes of this plan, “Time-Based Restricted Securities” shall mean such number of Restricted Securities which are subject to time-based vesting conditions as set forth in the Share Award Grant Agreement. Unless the Committee provides otherwise, the vesting of the Time-Based Restricted Securities may be suspended during any leave of absence.

4.4.2.	Performance-Based Restricted Securities. The Committee may provide in the Share Award Grant Agreement that part or all of the Ordinary Shares issued or, as the case may be, transferred pursuant to a Share Award granted under the Incentive Equity Plan are Performance-Based Restricted Securities. For the purposes of this plan, “Performance-Based Restricted Securities” shall mean such number of Restricted Securities that vest in accordance with the performance conditions set forth in the applicable Share Award Grant Agreement. The Committee may in its absolute discretion also additionally impose time-based vesting conditions on such Performance-Based Restricted Securities, which shall be set forth in the Share Award Grant Agreement. In addition, the Committee may, in its absolute discretion, adjust the performance conditions to some or all of the Performance-Based Restricted Securities as set forth in the Share Award Grant Agreement in the event of exceptional circumstances outside of management’s control which may materially affect the Company’s performance such that the Participants do not receive or suffer an undue advantage or disadvantage (as the case may be).

4.4.3.	Accelerated Vesting upon occurrence of a Change of Control. Except as otherwise provided in the Share Award Grant Agreement or unless otherwise determined by the Committee in its absolute discretion pursuant to Section 4.4.4, upon the occurrence of a Change of Control or where a Change of Control is likely to occur (as determined by the Committee in its absolute discretion), all of the outstanding unvested Time-Based Restricted Securities and/or Performance-Based Restricted Securities shall immediately vest prior to the Change of Control.

4.4.4.	Certain Other Adjustments. In the event of a corporate acquisition or similar corporate transaction involving the Company, its subsidiaries or their Affiliates, the Committee may, in its absolute discretion (i) provide for the cancellation of any such Share Awards exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the settlement of the vested portion of such Share Awards or realization of the Participant’s rights under the vested portion of such Share Award, as applicable; provided that, if the amount that could have been obtained upon the settlement of the vested portion of such Share Awards or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Share Awards may be terminated without payment, (ii) provide that such Share Awards be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Committee in its absolute discretion, (iii) replace such Share Awards with other rights or property selected by the Committee in its absolute discretion, (iv) provide that the Share Awards will terminate and cannot vest, be exercised or become payable after the applicable event or (v) make such adjustments to the vesting conditions applicable to any outstanding Share Awards as it reasonably determines in good faith are appropriate to avoid distortion in the value of such Share Awards.

4.5.	Vesting Notice. Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (a) determined that the vesting conditions as set out in the Share Award Grant Agreement have been met or (b) waived the vesting conditions in respect of some or all of the Restricted Securities, the Committee will notify the Participant of the number of Restricted Securities that have vested via the issue of a vesting notice (the “Restricted Securities Vesting Notice”). The date of the Restricted Securities Vesting Notice will be the date the Restricted Securities vest in the Participant, and no Restricted Securities will vest until the Restricted Securities Vesting Notice has been issued. Upon vesting of some or

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all of the Restricted Securities, all trading and dealing restrictions as set out in the Incentive Equity Plan and the Share Award Grant Agreement in respect of the relevant Restricted Securities shall lapse and cease to be of effect. For the purposes of this Section 4.5, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

4.6.	Malus. In the event of any circumstances which (a) would lead the Participant receiving or being eligible to receive an unfair benefit, or (b) the Committee determines in its absolute discretion that a clawback of the Restricted Securities is otherwise warranted, the Committee may, in its absolute discretion, by written notice to the relevant Participant require that Participant (i) pay to the Company the prevailing after-tax cash value of the Restricted Securities (with such payment to be made within 30 business days of receipt of such notice); or (ii) pay to the Company the proceeds (net of tax) arising from an on-market sale of Restricted Securities, within 30 business days of receipt of such notice. For the purposes of clause (a) of this Section4.6, an unfair benefit may, in the absolute discretion of the Committee, be considered to arise where the relevant Restricted Securities, which would not have otherwise vested, vest, or remain capable of vesting as a result of such circumstances. For the purposes of clause (b) of this Section 4.6, such circumstances are limited to (A) fraud or dishonesty on the part of the Participant, (B) bankruptcy of the Participant, or (C) any material misstatement of financial accounts by the Participant.

4.7.	Termination of Employment. Unless otherwise specified in the Share Award Grant Agreement or unless the Committee determines otherwise, upon termination of the Participant’s Employment:

4.7.1.	where the Participant is a Leaver or Bad Leaver, all unvested outstanding Restricted Securities held by such Participant shall be immediately forfeited; and

4.7.2.	where the Participant is a Good Leaver, the Committee may, at its absolute discretion, permit him or her to retain a portion of his or her unvested Restricted Securities, such retained unvested Restricted Securities to be pro-rated for the portion of the vesting period served at the time of cessation of Employment, and to vest subject to the terms and conditions of the Share Award Grant Agreement to which the Restricted Securities were first granted.

4.8.	Limitation on Transfer. A Share Award granted to a Participant shall be personal to the Participant only and shall not be transferred to any other party other than the Participant’s personal representative on his or her death. Subject to the prior approval of the Committee, the Participant may assign or transfer his or her rights with respect to any or all of the Restricted Securities held by such Participant to a Permitted Transferee. In no event will transfers to a Person that the Committee determines provides services or financial or other support, directly or indirectly, to a competitor of the Company or a subsidiary of the Company be permitted. Unless otherwise determined by the Committee in its absolute discretion, all unvested Restricted Securities issued or transferred, as the case may be, to a Participant shall be subject to dealing and transfer restrictions as set out in the Incentive Equity Plan and Share Award Grant Agreement and which may, at the absolute discretion of the Committee, be enforced by a holding lock as administered by the Company’s share registry, which may require the Participant to hold the relevant Restricted Securities on the issuer sponsored sub-register or in such other manner as allows a holding lock to be applied to the relevant Restricted Securities. For the avoidance of doubt, Sections 4.8 and 4.9 and anything in relation to the dealing and transfer restrictions of unvested Restricted Securities do not apply to Restricted Securities which have vested pursuant to the terms and conditions set out in the Share Award Grant Agreement.

4.9.	Condition Precedent to Transfer of Any Unvested Restricted Securities. It shall be a condition precedent to any Transfer of any unvested Restricted Securities by any Participant that the Transferee shall agree prior to the Transfer in writing with the Company to be bound by the terms of the Incentive Equity Plan and the Share Award Grant Agreement as if he, she or it had been an original signatory thereto, except that any provisions of the Incentive Equity Plan based on the Employment (or termination thereof) shall continue to be based on the Employment (or termination thereof) of the original Participant.

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4.10.	Effect of Void Transfers. In the event of any purported Transfer of any Restricted Securities in violation of the provisions of the Incentive Equity Plan, such purported Transfer shall, to the extent permitted by Applicable Law, be void and of no effect.

4.11.	Forfeiture of Restricted Securities. Where the Committee, in its absolute discretion, has determined that such number of Restricted Securities are to be forfeited in accordance with the provisions of the Incentive Equity Plan and/or the Share Award Grant Agreement, the Participant must execute any document and do anything that the Participant will be required to do to effect such forfeiture under this Incentive Equity Plan. The Committee has the absolute discretion in effecting the forfeiture of such Restricted Securities, including, among others, by way of transfer of Restricted Securities to a third party nominated by the Committee (including a trust), (subject to Applicable Law) a buyback of the Restricted Securities by the Company, a sale on-market by the Participant (with the proceeds delivered to the Company after the transfer price is delivered to the Participant). The transfer price payable to the Participant in consideration for the Participant’s forfeited Restricted Securities shall be determined by the Committee in its reasonable discretion.

5.	MISCELLANEOUS

5.1.	Amendment of Terms of Share Awards. The Committee may, in its sole discretion, amend the Incentive Equity Plan or terms of any Share Award, provided, however, that any such amendment shall not impair or adversely affect the Participants’ existing rights under the Incentive Equity Plan in relation to outstanding grants or such Share Award without such Participant’s written consent, unless the Committee expressly reserved the right to make such amendment at the time the Share Award was granted. For purposes of this Section 5.1, the opinion of the Committee as to whether any amendment would impair or adversely affect the Participants’ existing rights under the Incentive Equity Plan in relation to outstanding grants of Share Awards shall be final, binding and conclusive.

5.2.	No Special Employment Rights. Nothing contained in the Incentive Equity Plan shall confer upon the Participants any right with respect to the continuation of their Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participants from the rate in existence at the time of grant.

5.3.	Tax Withholding. The Committee is authorized to withhold from any delivery of Ordinary Shares pursuant to the Incentive Equity Plan or any other payment to a Participant such amounts as are required to be withheld by applicable tax law in connection with any Share Award. Each Participant shall be responsible for the payment of applicable withholding and other taxes in cash that may become due in connection with the grant, exercise or settlement of a Share Award. The Committee may permit a Participant to satisfy such obligation through the delivery of Ordinary Shares to the Company that have a Fair Market Value equal to the amount required to be paid, to the extent that the Committee determines that so satisfying such obligation would not adversely impact the Company’s ability to meet its cash obligations.

5.4.	Coordination with Other Plans. Share Awards under the Incentive Equity Plan may be granted in tandem with, or in satisfaction of or substitution for, other grants under other plans or awards made under other compensatory plans or programs of the Company.

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5.5.	Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person or by electronic mail, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Company:

Avanseus Holdings Corporation

230 Victoria Street, #15-01/08

Bugis Junction

Singapore 188024

Attention:	Bhargab Mitra
MeiLan Ng
Email:	Bhargab.mitra@avanseus.com
Meilan.ng@avanseus.com

With copies to (which shall not constitute notice):

Eng and Co. LLC

7 Straights View, #11-01

Marina One East Tower

Singapore 018936

Attention:	Rachel Eng (SG)
Andrew Heng (SG)
Email:	Rachel.eng@mail.engandcollc.com
Andrew.heng@mail.engandcollc.com

If to the Participant, to its most recent address shown on records of the Company or their subsidiaries or in each case to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.6.	Descriptive Headings. The headings in the Incentive Equity Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

5.7.	Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company, its subsidiaries and the Participants shall be enforceable to the fullest extent permitted by law.

5.8.	Governing Law. The provisions of, and all claims or disputes arising out of or based upon the Incentive Equity Plan or any Share Award Grant Agreement or Share Award or relating to the subject matter hereof or thereof shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction.

5.9.	Limitation of Liability. Notwithstanding anything to the contrary in the Incentive Equity Plan, neither the Company, nor any subsidiary or Affiliate of the Company, nor the Board or the Committee, nor any person acting on behalf of the Company, any subsidiary or Affiliate of the Company, the Board or the Committee, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of a Share Award under any circumstances for any costs, losses, expenses and damages whatsoever and howsoever arising in any event or by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to the Share Award.

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5.10.	Collection, Use and Disclosure of Personal Data. For the purposes of implementing and administering the Incentive Equity Plan, and in order to comply with any Applicable Laws, the Company will collect, use and disclose the personal data of the Participants, as contained in each Share Award Grant Agreement and/or any other notice or communication given or received pursuant to the Incentive Equity Plan, and/or which is otherwise collected from the Participants (or their authorized representatives). By participating in the Incentive Equity Plan, each Participant consents to the collection, use and disclosure of his or her personal data for all such purposes, including disclosure of data to related corporations of the Company and/or third parties who provide services to the Company in any country or jurisdiction, and to the collection, use and further disclosure by such parties for such purposes. Each Participant also warrants that where he or she discloses the personal data of third parties to the Company in connection with the Incentive Equity Plan, he or she has obtained the prior consent of such third parties for the Company to collect, use and disclose their personal data for the abovementioned purposes, in accordance with Applicable Law. Each Participant shall indemnify the Company in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the Participant’s breach of this warranty.

5.11.	Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore. No person other than the Company or a Participant shall have any right to enforce any provision of the Incentive Equity Plan or any Share Award Grant Agreement and/or Share Award by virtue of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

End of Plan.

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EXHIBIT A

FORM OF SHARE AWARD GRANT AGREEMENT

THIS AGREEMENT, made as of this ___ day of __________, 20__ between [Avanseus Holdings Corporation], a Cayman Islands exempted company limited by shares, with company registration number 374480 (the “Company”) and (the “Participant”).

WHEREAS, The Company has adopted and maintains the [Avanseus Holdings Corporation] Incentive Equity Plan (the “Incentive Equity Plan”) to promote the interests of the Company by providing the seven most senior officers of the Company with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth, profitability and financial success of the Company, and the Incentive Equity Plan provides for the grant to Participants of Share Awards;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.	Grant of Share Awards. Pursuant to, and subject to, the terms and conditions set forth herein and in the Incentive Equity Plan, the Company hereby grants to the Participant a share award (the “Share Award”) with respect to [●] Ordinary Shares. [In consideration for the grant of Share Awards the Participant shall make a payment of [●] to the Company.] The Share Award comprises [(a) Time-Based Restricted Securities of up to [●] Restricted Securities (comprising approximately [●]% of this Share Award), and (b) Performance-Based Restricted Securities of up to [●] Restricted Securities (comprising approximately [●]% of this Share Award), in each case] as determined in Section 5 below.

2.	Grant Date. The Grant Date of the Share Award hereby granted is [●].

3.	Incorporation of Incentive Equity Plan. All terms, conditions and restrictions of the Incentive Equity Plan, as amended from time to time, are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Incentive Equity Plan and this Agreement, the terms and conditions of the Incentive Equity Plan, as interpreted by the Committee, shall govern, except to the extent this Agreement expressly changes the default provisions contained in the Incentive Equity Plan, in which case the provisions of this Agreement shall govern. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Incentive Equity Plan.

4.	Issuance of Restricted Securities. As soon as practicable upon the Participant’s acceptance of the Share Awards, the Participant will receive [●] Ordinary Shares.

5.	Additional Terms of the Restricted Securities.

(a)	In relation to the Time-Based Restricted Securities for up to [●] Restricted Securities: [●]

(b)	In relation to the Performance-Based Restricted Securities for up to [●] Restricted Securities: [●]

(c)	Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (i) determined that the vesting conditions as set out in this Agreement have been met or (ii) waived the vesting conditions in respect of some or all of the Restricted Securities, the Committee will notify the Participant of the number of Restricted Securities that have vested via the issue of a vesting notice (the “Restricted Securities Vesting Notice”). The date of the Restricted Securities Vesting Notice will be the date the Restricted Securities vest in the Participant, and no Restricted Securities will vest until the Restricted Securities Vesting Notice has been issued. Upon vesting of some or all of the Restricted Securities, all trading and dealing restrictions as set out in the Incentive Equity Plan and this Agreement in respect of the relevant Restricted Securities shall lapse and cease to be of effect.

For the purposes of this Section 5, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

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6.	Trading and Dealing Restrictions. The Participant agrees that he or she shall not cause or permit the unvested Restricted Securities or his or her interest in the unvested Restricted Securities to be transferred to any other party other than the Participant’s personal representative on his or her death. Subject to the prior approval of the Committee, the Participant may assign or transfer his or her rights with respect to any or all of the Restricted Securities held by such Participant to a Permitted Transferee. Each Permitted Transferee shall be subject to all the restrictions, obligations and responsibilities which apply to the Participant under the Incentive Equity Plan and this Agreement and shall be entitled to all the rights of the Participant under the Incentive Equity Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the Restricted Securities shall vest or forfeit based on the Employment and termination of Employment of the Participant.

7.	Compliance with Trading Moratorium. The Participant agrees that, in respect of any unvested Restricted Securities, notwithstanding anything in this Agreement and/or the Incentive Equity Plan to the contrary, he or she will:

(a)	comply with any Restricted Securities trading moratorium or restriction requirements (including a holding lock) that are necessary, desirable or expedient in connection with the unvested Restricted Securities, as determined by the Committee in its absolute discretion; and

(b)	not pledge, hedge, gift, hypothecate, sell, contract to sell, grant any option or other rights over or otherwise transfer or dispose of, directly or indirectly, any unvested Restricted Securities, options or other securities convertible into or exercisable or exchangeable for Restricted Securities, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Restricted Securities.

In the event of any purported Transfer of any Restricted Securities in violation of the provisions of the Incentive Equity Plan, such purported Transfer shall, to the extent permitted by Applicable Law, be void and of no effect.

8.	Forfeiture of Restricted Securities. Where the Committee, in its absolute discretion, has determined that such number of Restricted Securities are to be forfeited in accordance with the provisions of this Agreement and/or the Incentive Equity Plan, the Participant agrees that he or she will execute any document and do anything that the Participant will be required to do to effect such forfeiture under the Incentive Equity Plan.

9.	Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

10.	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

11.	Restrictive Covenants. In consideration of the Participant’s Employment with the Company and as a condition of the grant of a Share Award pursuant to this Agreement, the Participant makes the following covenants described in this Section 11. Notwithstanding anything in the Incentive Equity Plan or this Agreement to the contrary, in the event that the Participant violates any of the provisions of this Section 11, he or she shall forfeit the Restricted Securities in full (regardless of the extent to which the Restricted Securities are vested at the time of such violation).

A-199

(a)	Non-Competition; Non-Solicitation; Confidential Information. In addition to what may otherwise be provided in the Participants’ Employment agreement with the Company or any subsidiary of the Company, the Participant, in consideration of the grant of Share Awards to him or her under the Incentive Equity Plan, undertakes that he or she shall not during the Participant’s Employment and for the 12-month period following the termination of the Participant’s Employment compete by doing or permitting any of the following without the prior written consent of the Company in countries where the Company has a business presence, and acknowledges and agrees that a violation of this restrictive covenant will entitle the Company to terminate all his or her rights under the Incentive Equity Plan and/or any outstanding grant:

(i)	become an employee, director, or independent contractor of, or a consultant to, or perform any services for or on behalf of, any Person engaging in any business activity that competes with the business of the Company or any subsidiary of the Company at such time;

(ii)	solicit (including any communication of any kind, regardless of by whom it is initiated) or hire or attempt to solicit or hire (x) any customer or supplier of the Company or any subsidiary of the Company in connection with any business activity that then competes with the Company or any subsidiary of the Company or to terminate or alter in a manner adverse to the Company or its Affiliates such customer’s or supplier’s relationship with the Company or its Affiliates, or (y) any Employee or individual who was an Employee within the six-month period immediately prior thereto to terminate or otherwise alter his or her Employment, provided that Participant’s employer’s or business organization’s conducting general advertising for employees shall not in and of itself be a violation of this clause (ii); or

(iii)	at any time during or following Employment, disclose or use any Confidential Information other than for the benefit of the Company and its Affiliates, except as required by legal process (provided that if the Participant receives legal process with regard to disclosure of such Confidential Information, he or she shall promptly notify the Company and cooperate with the Company in seeking a protective order with respect to such Confidential Information).

(b)	Non-Disparagement. The Participant shall not, directly or indirectly, disparage (i) the Company, (ii) any subsidiaries or Affiliates of the Company, (iii) any employee, officer, shareholder or director of any of the entities described in clauses (i) or (ii), or (iv) the business or properties or assets of the Company or any of its subsidiaries. Notwithstanding the foregoing, nothing herein shall preclude the Participant from making truthful statements or disclosures that are required by Applicable Law.

(c)	Enforceability of Covenants. The Participant acknowledges the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 11, and the Participant agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and the Participant hereby waives any such defense. The Participant further acknowledges that complying with the provisions contained in this Agreement will not preclude the Participant from engaging in a lawful profession, trade or business, or from becoming gainfully employed. The Participant agrees that the Participant’s covenants under this Section 11 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of the Participant’s covenants and obligations under this Section 11. The Participant agrees that any breach of any covenant under this Section 11 will result in irreparable damage and injury to the Company or one of its subsidiaries and that the Company and/or its subsidiaries will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

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(d)	Nonexclusive Remedy. In addition to any remedies that may be available in any agreement to which the Participant is a party, the remedies available for breach of any of the foregoing restrictive covenants shall include: (i) any rights or remedies available in law or in equity, (ii) the forfeiture of the Restricted Securities for no consideration; (iii) in respect of the Restricted Securities (or portion thereof) vested prior to any such breach or subsequent thereto and prior to the forfeiture of the Restricted Securities (or portion thereof) required by this Section 11, payment by the Participant to the Company of an amount equal to the higher of (1) the Fair Market Value of the Restricted Securities, and (2) the per-unit proceeds of any sale of Restricted Securities acquired upon such settlement multiplied by the number of Restricted Securities so sold; and (iv) payment by the Participant to the Company of an amount reimbursing the Company for all attorney’s fees it incurs enforcing its rights hereunder.

12.	Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Incentive Equity Plan. This Agreement, including without limitation the Incentive Equity Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

13.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14.	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 14, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

15.	Effect on Employment. Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any Share Award.

16.	Participant Representations; Acknowledgments. The Participant hereby acknowledges receipt of a copy of the Incentive Equity Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Incentive Equity Plan, this Agreement, the Share Award and the Restricted Securities shall be final and conclusive. The Participant further acknowledges that if, following the date the Participant receives the Share Award pursuant to this Agreement, the Company determines that any of the representations made by the Participant under this Section 16 is inaccurate, the grant of the Share Award to the Participant pursuant to this Agreement may, in the sole discretion of the Board, be rescinded and deemed null and void.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the Incentive Equity Plan as of the day and year first written above.

[Avanseus Holdings Corporation]

By:
Name:
Title:

Participant:

Signature:
Name:

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Annex B

ACQUIROR AMENDED & RESTATED CHARTER

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES
AMENDED AND RESTATED Memorandum OF association

of

AVANSEUS HOLDINGS corporation

(ADOPTED BY SPECIAL RESOLUTION DATED [TBC] AND EFFECTIVE ON [tbc]
(BEING the date of closing))

B-1

THE COMPANIES act (AS AMENDED)

COMPANY LIMITED BY SHARES

amended and restated MEMORANDUM of ASSOCIATION

OF

AVANSEUS HOLDINGS corporation

(ADOPTED BY SPECIAL RESOLUTION DATED [TBC] AND EFFECTIVE ON [tbc]
(BEING THE DATE OF closing))

1.	The name of the company is Avanseus Holdings Corporation (the “Company”).

2.	The registered office of the Company will be situated at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240 Grand Cayman ky1-1002 or at such other location as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.	The authorised share capital of the Company is US$30,100 divided into 300,000,000 ordinary shares with a nominal or par value of US$0.0001 and 1,000,000 preference shares with a nominal or par value of US$0.0001 provided that subject to the Companies Act and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

B-2

THE COMPANIES act (AS AMENDED)

COMPANY LIMITED BY SHARES

amended and restated Articles OF association

of

AVANSEUS HOLDINGS

(ADOPTED BY SPECIAL RESOLUTION DATED [TBC] AND EFFECTIVE ON [tbc]
(BEING THE DATE of closing))

B-3

B-4

THE COMPANIES act (AS AMENDED)

Company Limited by Shares

amended and restated ARTICLES OF ASSOCIATION

OF

AVANSEUS HOLDINGS CORPORATION

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to Avanseus Holdings Corporation (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

Interpretation

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Audit Committee” means the audit committee of the Company formed pursuant to Article 137 hereof, or any successor audit committee.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Business Combination Agreement” means that certain Business Combination Agreement among the Company (f/k/a Fat Projects Acquisition Corp), Fat Amalgamation Sub Pte. Ltd, a Singapore private company limited by shares, and Avanseus Holdings Pte. Ltd, a Singapore private company limited by shares, dated as of [TBC].

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Closing” means the closing of the Exchange.

“Companies Act” means the Companies Act (as amended) of the Cayman Islands.

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Company’s securities are traded, including but not limited to The Nasdaq Stock Market LLC, The NYSE MKT LLC, The New York Stock Exchange LLC or any OTC market.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Electronic Facility” means without limitation, website addresses and conference call systems, and any device, system, procedure, method or other facility whatsoever providing an electronic means of venue for a general meeting of the Company.

“Exchange” has the meaning ascribed to such term in the Business Combination Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar United States federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Office” means the registered office of the Company as required by the Companies Act.

B-5

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:

(a)	passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Ordinary Shares” means the Ordinary Shares in the capital of the Company of US$0.0001 nominal or par value designated as Ordinary Shares, and having the rights provided for in these Articles.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Preference Shares” means the Preference Shares in the capital of the Company of US$0.0001 nominal or par value designated as Preference Shares, and having the rights provided for in these Articles.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“SEC” means the United States Securities and Exchange Commission.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Series” means a series of a Class as may from time to time be issued by the Company.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)	passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

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(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender, and vice versa, and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or US$ (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

Preliminary

4.	The business of the Company may be commenced at any time after incorporation.

5.	The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.	The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.	The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act; provided that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act and the rules or requirements of any Designated Stock Exchange.

Shares

8.	Subject to these Articles, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

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(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.	Where the Directors issue a Share having no preferred, deferred, redemption or other special rights, it shall be issued as an Ordinary Share and entitle the holder, subject to any other Share having any preferred, deferred, redemption or other special rights, to:

(a)	receive notice of, attend and vote at any general meeting of the Company and on any Ordinary Resolution or Special Resolution;

(b)	an equal share in any dividend or other Distribution paid by the Company; and

(c)	an equal share in the distribution of the surplus assets of the Company.

10.	The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

The Directors may provide, out of the unissued shares, for a series of Preference Shares. Before any Preference Shares of any such series are issued, the Directors shall fix, by resolution or resolutions, the following provisions of the Preference Shares thereof, if applicable:

a.	the designation of such series, the number of Preference Shares to constitute such series and the subscription price thereof if different from the par value thereof;

b.	whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

c.	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of Preference Shares;

d.	whether the Preference Shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

e.	the amount or amounts payable upon Preference Shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

f.	whether the Preference Shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the Preference Shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

g.	whether the Preference Shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of Preference Shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

h.	the limitations and restrictions, if any, to be effective while any Preference Shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of Preference Shares;

i.	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of Preference Shares; and

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j.	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The powers, preferences and relative, participating, optional and other special rights of each series of Preference Shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preference Shares shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

11.	The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and Series and sub-series and the different Classes and sub-classes and Series and sub-series shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes and Series (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

12.	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

13.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

Modification Of Rights

14.	Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class (other than with respect to a waiver of the provisions of Article 13 hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him or her. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders; provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

15.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or Shares with preferred rights or the redemption or purchase of any Shares of any Class by the Company.

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Certificates

16.	If so determined by the Directors, any Person whose name is entered as a member in the Register may receive a certificate in the form determined by the Directors. All certificates shall specify the Share or Shares held by that person and the amount paid up thereon; provided that in respect of a Share or Shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. All certificates for Shares shall be delivered personally or sent through the post addressed to the member entitled thereto at the Member’s registered address as appearing in the Register.

17.	Every share certificate of the Company shall bear legends required under the applicable laws, including the Exchange Act.

18.	Any two or more certificates representing Shares of any one Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in lieu of payment (if the Directors shall so require) of $1.00 or such smaller sum as the Directors shall determine.

19.	If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request subject to delivery of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

20.	In the event that Shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

Fractional Shares

21.	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

Lien

22.	The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he or she is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or her or his or her estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

23.	The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his or her death or bankruptcy.

24.	For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he or she shall not be bound to see to the application of the purchase money, nor shall his or her title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

25.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

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Calls On Shares

26.	Subject to the terms of the allotment and issue of any Shares, the Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

27.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

28.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

29.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

30.	The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

31.	The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him or her, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

Forfeiture Of Shares

32.	If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him or her requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

33.	The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

34.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

35.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

36.	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him or her to the Company in respect of the Shares forfeited, but his or her liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

37.	A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

38.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person

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to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his or her title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

39.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

Transfer Of Shares

40.	Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), a Shareholder may transfer all or any of his or her Shares. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

41.	The instrument of transfer of any Share shall be in:

k.	any usual or common form;

l.	such form as is prescribed by the Designated Stock Exchange; or

m.	in any other form the Directors may determine,

and shall be executed by or on behalf of the transferor (or otherwise as prescribed by the rules and regulations of the Designated Stock Exchange) and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

42.	Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

43.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

44.	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

Transmission Of Shares

45.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

46.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself or herself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

47.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he or she would be entitled if he or she were the registered Shareholder, except that he or she shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

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Alteration Of SHARE Capital

48.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

49.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

50.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

Redemption, Purchase and Surrender Of Shares

51.	Subject to the Companies Act and the rules of the Designated Stock Exchange, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

52.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

53.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

54.	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

Treasury Shares

55.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

56.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be declared or paid in respect of a Treasury Share.

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57.	The Company shall be entered in the Register as the holder of the Treasury Shares; provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

58.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

UNTRACEABLE MEMBERS

Without prejudice to the rights of the Company under Article 59, the Company may cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two consecutive occasions. However, the Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants after the first occasion on which such a cheque or warrant is returned undelivered.

The Company shall have the power to sell, in such manner as the Board thinks fit, any shares of a Member who is untraceable, but no such sale shall be made unless:

n.	all cheques or warrants in respect of dividends of the shares in question, being not less than three in total number, for any sum payable in cash to the holder of such shares in respect of them sent during the relevant period in the manner authorised by the Articles have remained uncashed;

o.	so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the Member who is the holder of such shares or of a person entitled to such shares by death, bankruptcy or operation of law; and

p.	the Company, if so required by the rules governing the listing of shares on the Designated Stock Exchange, has given notice to, and caused advertisement in newspapers to be made in accordance with the requirements of, the Designated Stock Exchange of its intention to sell such shares in the manner required by the Designated Stock Exchange, and a period of three (3) months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since the date of such advertisement.

For the purpose of the foregoing, the “relevant period” means the period commencing twelve (12) years before the date of publication of the advertisement referred to in paragraph (c) of this Article and ending at the expiry of the period referred to in that paragraph.

To give effect to any such sale the Board may authorise some person to transfer the said shares and an instrument of transfer signed or otherwise executed by or on behalf of such person shall be as effective as if it had been executed by the registered holder or the person entitled by transmission to such shares, and the purchaser shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds. No trust shall be created in respect of such debt and no interest shall be payable in respect of it and the Company shall not be required to account for any money earned from the net proceeds which may be employed in the business of the Company or as it thinks fit. Any sale under this Article shall be valid and effective notwithstanding that the Member holding the shares sold is dead, bankrupt or otherwise under any legal disability or incapacity.

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General Meetings

59.	The Directors may, whenever they think fit, convene a general meeting of the Company and, for the avoidance of doubt, Members shall not have the ability to call general meetings except as provided in Article 64. Members seeking to bring business before an annual general meeting or to nominate candidates for appointment as Directors at an annual general meeting must provide written notice of such business to the Company, and otherwise satisfy the procedures and eligibility requirements of Rule 14a-8 of the Exchange Act and any other applicable laws.

60.	For so long as the Company’s Shares are traded on a Designated Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting at such time and place (including any Electronic Facility) as may be determined by the Directors in accordance with the rules of the Designated Stock Exchange, unless such Designated Stock Exchange does not require the holding of an annual general meeting.

61.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

62.	If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

Notice Of General Meetings

63.	At least five clear days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place (including any Electronic Facility), the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

64.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

Proceedings At General Meetings

65.	All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

66.	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided in these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such other day, time and/or place (including any Electronic Facility) as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

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67.	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of any Electronic Facility/ a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

68.	The chairperson, if any, of the Directors shall preside as chairperson at every general meeting of the Company.

69.	If there is no such chairperson, or if at any general meeting he or she is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairperson, any Director or Person nominated by the Directors shall preside as chairperson, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairperson of that meeting.

70.	The chairperson may adjourn a meeting from time to time and from place to place (including any Electronic Facility) either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in his or her sole opinion, he or she considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all persons present in person or by proxy and having the right to speak and/or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

71.	A resolution put to the vote of the meeting shall only be decided on a poll in such manner as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the meeting.

72.	In the case of an equality of votes, the chairperson of the meeting shall be entitled to a second or casting vote.

Votes Of shareholders

73.	Except as otherwise provided in these Articles and subject to any rights and restrictions for the time being attached to any Share, every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, have one vote for each Share of which he or she or the Person represented by proxy is the holder.

74.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

75.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him or her, by his or her committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

76.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him or her in respect of Shares carrying the right to vote held by him or her have been paid.

77.	On a poll votes may be given either personally or by proxy.

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78.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his or her attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised or otherwise given in such other manner as the Directors may approve. A proxy need not be a Shareholder.

79.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

80.	The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

81.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

Corporations Acting By Representatives At Meetings

82.	Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as that corporation could exercise if it were an individual Shareholder or Director.

CLEARING HOUSES

83.	If a clearing house (or its nominee) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any Class of Members of the Company; provided that, if more than one person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he or she represents as that clearing house (or its nominee) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorisation.

Directors

84.	The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited. The remuneration of the Directors may be determined by the Directors.

85.	There shall be no shareholding qualification for Directors.

86.	The Company may by Ordinary Resolution (of all Shareholders entitled to vote) appoint or remove any Director in accordance with these Articles.

87.	The Directors by affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum, may appoint any person to be a Director, either to fill a vacancy or as an additional Director; provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of Directors is increased or decreased, the board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director.

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Alternate Director

88.	Any Director may in writing appoint another Person to be his or her alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him or her and where he or she is a Director to have a separate vote in addition to his or her own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him or her. Such alternate shall not be an Officer solely as a result of his or her appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him or her and the proportion thereof shall be agreed between them.

Powers And Duties Of Directors

89.	Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

90.	The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company (including, for the avoidance of doubt and without limitation, any Chairperson of the board of Directors, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Treasurer, or any other Officers as may be determined by the Directors), and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors.

91.	The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company.

92.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

93.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him or her.

94.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

95.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

96.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise

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the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

97.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

98.	The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

99.	The Directors shall have the authority to present a winding up petition on behalf of the Company without the sanction of a resolution passed by the Company in general meeting.

Borrowing Powers Of Directors

100.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

The Seal

101.	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors; provided that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

102.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors; provided that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

103.	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

Disqualification Of Directors

104.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his or her creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his or her office by notice in writing to the Company;

(d)	is removed from office by Ordinary Resolution of all Shareholders entitled to vote; or

(e)	is removed from office pursuant to any other provision of these Articles.

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Proceedings Of Directors

105.	The Directors may meet together (either within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairperson shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

106.	A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

107.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

108.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his or her interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he or she is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he or she may be interested therein and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

109.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his or her office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his or her office from contracting with the Company either with regard to his or her tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his or her interest, may be counted in the quorum present at any meeting of the Directors whereat he or she or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he or she may vote on any such appointment or arrangement.

110.	Any Director may act by himself or herself or his or her firm in a professional capacity for the Company, and he or she or his or her firm shall be entitled to remuneration for professional services as if he or she were not a Director; provided that nothing herein contained shall authorise a Director or his or her firm to act as auditor to the Company.

111.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

112.	When the chairperson of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

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113.	A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his or her appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his or her duly appointed alternate.

114.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

115.	The Directors may elect a chairperson of their meetings and determine the period for which he or she is to hold office but if no such chairperson is elected, or if at any meeting the chairperson is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairperson of the meeting.

116.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairperson of its meetings. If no such chairperson is elected, or if at any meeting the chairperson is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairperson of the meeting.

117.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairperson shall have a second or casting vote.

118.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

AUTHENTICATION OF DOCUMENTS

Any Director or the Secretary or any person appointed by the Board for the purpose may authenticate any documents affecting the constitution of the Company and any resolution passed by the Company or the Board or any committee, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts, and if any books, records, documents or accounts are elsewhere than at the Office or the head office the local manager or other officer of the Company having the custody thereof shall be deemed to be a person so appointed by the Board. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or of the Board or any committee which is so certified shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such minutes or extract is a true and accurate record of proceedings at a duly constituted meeting.

DESTRUCTION OF DOCUMENTS

The Company shall be entitled to destroy the following documents at the following times:

q.	any share certificate which has been cancelled at any time after the expiry of one (1) year from the date of such cancellation;

r.	any dividend mandate or any variation or cancellation thereof or any notification of change of name or address at any time after the expiry of two (2) years from the date such mandate variation cancellation or notification was recorded by the Company;

s.	any instrument of transfer of shares which has been registered at any time after the expiry of seven (7) years from the date of registration;

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t.	any allotment letters after the expiry of seven (7) years from the date of issue thereof; and

u.	copies of powers of attorney, grants of probate and letters of administration at any time after the expiry of seven (7) years after the account to which the relevant power of attorney, grant of probate or letters of administration related has been closed;

v.	and it shall conclusively be presumed in favour of the Company that every entry in the Register purporting to be made on the basis of any such documents so destroyed was duly and properly made and every share certificate so destroyed was a valid certificate duly and properly cancelled and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company. Provided always that:

i.	the foregoing provisions of this Article shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim;

ii.	nothing contained in this Article shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (i) above are not fulfilled; and

iii.	references in this Article to the destruction of any document include references to its disposal in any manner.

Notwithstanding any provision contained in these Articles, the Directors may, if permitted by Applicable Law, authorise the destruction of documents set out in sub-paragraphs (a) to (e) of Article 123 and any other documents in relation to share registration which have been microfilmed or electronically stored by the Company or by the share registrar on its behalf provided always that this Article shall apply only to the destruction of a document in good faith and without express notice to the Company and its share registrar that the preservation of such document was relevant to a claim.

Dividends

119.	Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

120.	Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

121.	The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

122.	Any dividend may be paid in any manner as the Directors may determine. If paid by check it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his or her registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such check shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

123.	The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

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124.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

125.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

126.	No dividend shall bear interest against the Company.

Accounts, Audit and annual return and declaration

127.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

128.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

129.	The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

130.	The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

131.	Without prejudice to the freedom of the Directors to establish any other committee, if the Shares are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an audit committee (the “Audit Committee”) as a committee of the board of Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange.

132.	The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

Capitalisation Of reserves

133.	Subject to the Companies Act and these Articles, the Directors may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

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(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

Share Premium Account

134.	The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

135.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price; provided that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

Notices

136.	Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his or her address as appearing in the Register, or by electronic mail, or by facsimile should the Directors deem it appropriate. Notice may also be served by electronic communication in accordance with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or by placing it on the Company’s website. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

137.	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

138.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service;

(d)	electronic mail or other electronic communication (such as transmission to any number, address or internet website (including the website of the SEC) or other electronic delivery methods as otherwise decided and approved by the Directors), shall be deemed to have been served immediately upon the time of the transmission by electronic mail or approved electronic communication, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; or

(e)	placing it on the Company’s website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s website.

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In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

139.	Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his or her death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his or her name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him or her) in the Share.

140.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his or her death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

Indemnity

141.	To the fullest extent permitted by law, every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions or proceedings whether threatened, pending or completed (a “Proceeding”), costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction:

w.	in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment);

x.	arising as a consequence of such Indemnified Person becoming aware of any business opportunity and failing to present such business opportunity to the Company or otherwise taking any of the actions or omitting to take any of the actions permitted by the Articles under the heading “Business Opportunities”;

y.	in the execution or discharge of his or her duties, powers, authorities or discretions; or

z.	in respect of any actions or activities undertaken by an Indemnified Person provided for and in accordance with the provisions set out above (inclusive) including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending or otherwise being involved in, (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Each Member agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his or her duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud, wilful default or wilful neglect which may attach to such Director.

142.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

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(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)	for any liability, obligation or duty to the Company that may arise as a consequence of such Indemnified Person becoming aware of any business opportunity and failing to present such business opportunity to the Company or otherwise taking any of the actions or omitting to take any of the actions permitted by the Articles under the heading “Business Opportunities”; or

(g)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction.

143.	The Company will pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under these Articles or otherwise.

144.	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

145.	The rights to indemnification and advancement of expenses conferred on any Indemnified Person as set out above will not be exclusive of any other rights that any Indemnified Person may have or hereafter acquire pursuant to an agreement with the Company or otherwise.

Non-Recognition Of Trusts

146.	Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register; provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

BUSINESS OPPORTUNITIES

147.	In recognition and anticipation of the facts that:

aa.	directors, managers, officers, members, partners, managing members, employees and/or agents of one or more other organizations (each of the foregoing, an “Officer and Director Related Person”) may serve as Directors and/or Officers of the Company; and

bb.	such organizations (the “Officer and Director Related Entities”) engage, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the Articles under this heading “Business Opportunities” are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Officer and Director Related Persons, and the powers, rights, duties and liabilities of the Company and its Officers, Directors and Members in connection therewith.

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148.	To the fullest extent permitted by law the Officer and Director Related Entities and the Officer and Director Related Persons shall have no duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company, except and to the extent expressly assumed by contract. To the fullest extent permitted by law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which:

cc.	may be a corporate opportunity for any of the Officer and Director Related Entities, on the one hand, and the Company, on the other; or

dd.	the presentation of which would breach an existing legal obligation of a Director or Officer to any other entity.

To the fullest extent permitted by law, the Officer and Director Related Entities and the Officer and Director Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Company and further, the Company hereby waives any claim or cause of action it may have with respect to the foregoing.

149.	Except as provided elsewhere in these Articles, to the fullest extent permitted by applicable law, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and another entity, including any of the Officer and Director Related Entity, about which a Director and/or Officer of the Company acquires knowledge.

150.	To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Winding Up

151.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he or she thinks fit in satisfaction of creditors’ claims.

152.	If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

Amendment Of Articles Of Association

153.	Subject to the Companies Act and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

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Closing of register or fixing record date

154.	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may, by any means in accordance with the requirements of any Designated Stock Exchange, provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

155.	In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

156.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

Registration By Way Of Continuation

157.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

INFORMATION

158.	No Member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading or any matter which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interests of the members of the Company to communicate to the Member or to the public.

Mergers and Consolidation

159.	The Company may merge or consolidate in accordance with the Companies Act.

160.	To the extent required by the Companies Act, the Company may by Special Resolution resolve to merge or consolidate the Company.

disclosure

161.	The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

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Annex C

FORM OF [AVANSEUS HOLDINGS CORPORATION] 2022 INCENTIVE EQUITY PLAN

1.	PURPOSE OF THE PLAN

The purpose of the [Avanseus Holdings Corporation] (the “Company”) Incentive Equity Plan (the “Incentive Equity Plan”) is to promote the interests of the Company by providing the seven most senior officers of the Company with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth, profitability and financial success of the Company.

A total of 2,000,000 of the Company’s Ordinary Shares are approved and reserved for issuance pursuant to awards made pursuant to the Incentive Equity Plan.

2.	DEFINITIONS

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person; provided, that no shareholder of the Company shall be deemed an Affiliate of any other shareholder solely by reason of any investment in the Company, as applicable. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” shall mean applicable laws, rules, regulations and requirements, any stock exchange rules, regulations or guidelines, the applicable laws, rules or regulations of any other country or jurisdiction where any Share Awards are granted under the Incentive Equity Plan, or where Participants reside or provide services, and the orders and requirements of governmental authorities in any such jurisdiction, as such laws, rules, regulations, orders and requirements shall be in effect from time to time.

“Articles” shall mean the memorandum and articles of association of the Company (as may be amended or restated from time to time).

“Bad Leaver” shall mean a termination of the Participant’s Employment by the Company or its subsidiary, as applicable, for Cause.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean, when used in connection with the termination of a Participant’s Employment, unless otherwise defined in the Participant’s employment agreement with the Company or any subsidiary of the Company or in the Participant’s Share Award Grant Agreement in which case such definition shall govern:

(a)	a material failure of the Participant to reasonably and substantially perform his or her duties to the Company or any of its Affiliates (other than as a result of physical or mental illness or injury);

(b)	the Participant’s willful misconduct or gross negligence which is injurious to the Company or any subsidiary of the Company or any of its Affiliates (whether financially, reputationally or otherwise);

(c)	the Participant’s unauthorized removal from the premises of the Company or any subsidiary of the Company of any document (in any medium or form) relating to the Company or any subsidiary of the Company, any of its Affiliates, or the customers of the Company;

(d)	the commission by the Participant of any felony or other serious crime;

(e)	a breach by the Participant of the terms of any agreement with the Company or any subsidiary of the Company or any material policies of the Company or any subsidiary of the Company applicable to the Participant, including without limitation any provision of the Incentive Equity Plan and/or the Share Award Grant Agreement; or

(f)	Competing.

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If, subsequent to the termination of a Participant’s Employment, it is discovered that the Participant engaged in conduct which the Committee determines in good faith could have resulted in Participant’s Employment being terminated for Cause, as such term is defined above, or if the Participant Competes, the Participant’s Employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

“Change of Control” shall mean (a) any sale, transfer or other disposition of Ordinary Shares, in a single transaction or series of related transactions, as a result of which a third party acquires more than 50% of the Ordinary Shares (and in such event, only with respect to Ordinary Shares actually sold), (b) a sale, transfer, exclusive licensing or other disposition, in a single transaction or series of related transactions, of more than 50% of the Company’s assets, including assets that are not and cannot be part of the asset side of the balance sheet, to a third party, (c) a merger or any reorganization whereby the Company is not the surviving entity (unless the holders of the share capital of the Company immediately prior to such event continue to hold more than 50% of the voting and economic interest of the surviving entity following such event) or (d) any other transaction resulting in a change of control of the Company (as used in this sub-clause (d), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise).

“Committee” shall mean the Compensation Committee of the Board or any other committee appointed by the Board pursuant to Section 3 from time to time to administer the Incentive Equity Plan, and if no such committee exists or has been appointed, the Board.

“Compete” shall mean any actions by a Participant that (i) are not authorized by the Company and are intended to further the business interests of a company that is in the same or a similar line of business as the Company, or (ii) are prohibited in (a) the Participant’s Employment agreement with the Company or any subsidiary of the Company, (b) the provisions in the Participant’s Share Award Grant Agreement, or (c) any other agreement entered into between the Company or any subsidiary of the Company with the Participant pursuant to which the Participant is subject to restrictive covenants. “Competed” and “Competing” shall have correlative meanings.

“Confidential Information” shall mean, unless more broadly defined in the Participant’s employment agreement with the Company or any subsidiary, all information regarding the Company or any of its subsidiaries or Affiliates, any activity of any of the Company, its subsidiaries or its Affiliates, the business of any of its Affiliates or any customer or supplier of the Company, its subsidiaries or its Affiliates that is not generally known by the public or to Persons not employed by the Company, its subsidiaries or its Affiliates, including, without limiting the foregoing, information that would not be known to the public but for the actions of or disclosure by, directly or indirectly, the Participant.

“Disability” shall mean with respect to any Participant, unless otherwise defined in the Participant’s Share Award Grant Agreement, a permanent disability as defined in the Company’s or its subsidiaries’ disability plans, or as defined from time to time by the Board, in its sole discretion.

“Eligible Individual” shall mean any of the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Product Officer, Chief Operations Officer or Chief Delivery Officer, Chief Revenue Officer and Chairman of the Company, or the person performing the equivalent function of any of the foregoing positions regardless of title.

“Employment” shall mean employment relationship with the Company or any of its subsidiaries and shall include the provision of services as an executive director for the Company or any of its subsidiaries. “Employee” and “Employed” shall have correlative meanings. Employment will be deemed to continue, unless the Committee expressly provides otherwise, so long as the Participant is employed by the Company or one of its subsidiaries. If a Participant’s Employment is with a subsidiary and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless otherwise determined by the Committee or if the Participant transfers Employment to the Company or one of its remaining subsidiaries.

“Fair Market Value” shall mean: (A) the closing price of the Ordinary Shares on the immediately preceding trading day (as reported on the relevant securities exchange) or (B) if not so reported, the average of the closing bid and ask prices on such day as reported on such securities exchange.

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“Good Leaver” shall mean with respect to any Participant the termination of his or her Employment by reason of: (a) redundancy, (b) retirement at the earlier of (i) 65 years of age, and (ii) the mandatory retirement age as stipulated under Applicable Law in the jurisdiction under which the Participant is employed, (c) retirement at the earlier of (i) 65 years of age, and (ii) the mandatory retirement age as stipulated under Applicable Law in the jurisdiction under which the Participant is employed, (d) death or Disability by the Participant, or (e) any other reason the Committee may determine in its absolute discretion.

“Leaver” shall mean a termination of the Participant’s Employment for reasons other than those set out in the definitions of Good Leaver and Bad Leaver.

“Ordinary Shares” shall mean ordinary shares in the share capital of the Company.

“Participant” shall mean an Eligible Individual to whom a grant of a Share Award has been made, and, where applicable, shall include Permitted Transferees.

“Performance-Based Restricted Securities” shall have the meaning set forth in Section 4.4.2.

“Permitted Transferee” shall mean a transferee of Restricted Securities (where applicable) from a Participant, having obtained prior written approval from the Committee (unless otherwise specified in the Participant’s Share Award Grant Agreement (where applicable)) and such transfer being in compliance with all applicable tax, securities and other laws for estate planning purposes or as may be necessary to fulfil a domestic relations order.

“Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Restricted Securities” shall have the meaning set forth in Section 4.4.

“Restricted Securities Vesting Notice” shall have the meaning set forth in Section 4.5.

“Share Award” shall mean a grant of Ordinary Shares made to any Participant under the Incentive Equity Plan.

“Share Award Grant Agreement” shall mean an agreement, substantially in the form attached hereto as Exhibit A, entered into by each Participant and the Company evidencing the grant of each Share Award pursuant to the Incentive Equity Plan, provided the Committee may make such changes to the form of the Share Award Grant Agreement for any particular grant as the Committee may determine in its absolute discretion, pursuant to its powers set forth in the Incentive Equity Plan.

“Share Award Grant Date” shall have the meaning set forth in Section 4.2.

“Time-Based Restricted Securities” shall have the meaning set forth in Section 4.4.1.

“Transfer” shall mean any transfer, sale, assignment, hedge, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest. “Transferee” and “Transferor” shall have correlative meanings.

3.	ADMINISTRATION OF THE PLAN

The Board shall have the right to establish the Committee to administer the Incentive Equity Plan under the terms of the Company’s constitution and to grant Share Awards. In addition, the Committee, in its absolute discretion, may delegate its authority to grant Share Awards to an officer or committee of officers of the Company, subject to reasonable limits and guidelines established by the Committee at the time of such delegation and subject to Applicable Law.

3.1.	Powers of the Committee. In addition to the other powers granted to the Committee under the Incentive Equity Plan, the Committee shall have the power, in its absolute discretion, to:

3.1.1.	determine the Eligible Individuals to whom grants of Share Awards shall be made;

3.1.2.	determine the time or times when grants of Share Awards shall be made;

3.1.3.	determine the allocation methodology to be used in respect of calculating the number of Ordinary Shares to be subject to each such grant of Share Awards;

3.1.4.	determine, modify or waive the terms and conditions of any grant of Share Awards;

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3.1.5.	prescribe the form and terms and conditions of any instrument evidencing a grant of Share Awards, so long as such terms and conditions are not otherwise inconsistent with the terms of the Incentive Equity Plan;

3.1.6.	adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Incentive Equity Plan;

3.1.7.	construe and interpret the Incentive Equity Plan, such rules and regulations and the instruments evidencing grants of Share Awards;

3.1.8.	reconcile any inconsistency, correct any defect and/or supply any omission in the Incentive Equity Plan or any instrument evidencing any grant of Share Awards; and

3.1.9.	make all other determinations necessary or advisable for the administration of the Incentive Equity Plan and otherwise do all things necessary to carry out the purposes of the Incentive Equity Plan, provided that such powers shall be subject to Applicable Law.

3.2.	Determinations of the Committee. Any grant, determination, prescription or other act of the Committee shall be final and conclusively binding upon all Persons (including for the avoidance of doubt, any decisions pertaining to disputes as to the interpretation of the Incentive Equity Plan or any rule, regulation or procedure hereunder or as to any rights under the Plan). The Committee shall not be required to furnish any reasons for any decision or determination made by it.

3.3.	Compliance with Applicable Law; Securities Matters; Effectiveness of Share Award Settlement. The Company shall be under no obligation to effect or procure the registration or effect similar compliance with respect to any applicable securities laws with respect to any awards or Ordinary Shares to be issued or transferred, as the case may be, hereunder. Any issuance or transfer, as the case may be, of Ordinary Shares to a Participant pursuant to the settlement of a Share Award shall only be effective once such Ordinary Shares have been registered in such Participant’s name in the Company’s Register of Members or recorded with the transfer agent or stock plan administrator of the Company for the benefit of the Participant (as the case may be). The Company may, in its sole discretion, defer the issuance or transfer of the Ordinary Shares pursuant to any Share Awards or to help ensure compliance under applicable securities laws and any exemptions therefrom on which the Company may be relying. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the issuance or transfer of the Ordinary Shares pursuant to any Share Award.

3.4.	Inconsistent Terms. In the event of a conflict between the terms of the Incentive Equity Plan and the terms of any Share Award Grant Agreement, the terms of the Incentive Equity Plan shall govern except as otherwise expressly provided herein.

3.5.	Incentive Equity Plan Term. The Committee shall not grant any Share Awards under the Incentive Equity Plan on or after the tenth anniversary of the Effective Date. All Share Awards which remain outstanding after such date shall continue to be governed by the Incentive Equity Plan and the applicable Share Award Grant Agreement(s).

4.	SHARE AWARDS

4.1.	Grant. The Committee may offer to grant Share Awards to such Eligible Individuals as it may select in its absolute discretion at any time during the period where the Incentive Equity Plan is in force, provided that such power shall be subject to Applicable Law. Each Share Award offered pursuant to the Incentive Equity Plan shall be subject to terms and conditions established by the Committee consistent with the Incentive Equity Plan.

4.1.1.	Offer of Grant. An offer to grant Share Awards to the Eligible Individual shall be made by sending to such Eligible Individual a Share Award Grant Agreement confirming the grant of Share Awards.

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4.1.2.	Acceptance of Grant. A grant of Share Awards offered to an Eligible Individual pursuant to Section 6.1.1 may only be accepted by the Eligible Individual within thirty (30) days after the relevant Share Award Grant Date and not later than 5.00 p.m. on the thirtieth (30th) day from such Share Award Grant Date (a) by completing, signing and returning to the Company the Share Award Grant Agreement, subject to such modification as the Committee may from time to time determine, accompanied by the payment required by the Company or Applicable Law, or such other amount and such other documentation as the Committee may require as consideration and (b) if, at the date on which the Company receives from the Eligible Individual the Share Award Grant Agreement in respect of the Share Award as aforesaid, he or she remains eligible to participate in the Incentive Equity Plan in accordance with the terms and conditions set out therein. The Eligible Individual may accept or refuse the whole or part of the offer. The Committee shall, within fifteen (15) business days of receipt of the Share Award Grant Agreement and consideration, acknowledge receipt of the same.

4.1.3.	Lapse of Grant. Unless the Committee determines otherwise, an offer of a grant of a Share Award shall automatically lapse and become null, void and of no effect and shall not be capable of acceptance if:

4.1.3.1.	it is not accepted in the manner as provided in Section 4.1.2 within the thirty (30) day period;

4.1.3.2.	the Eligible Individual dies prior to his or her acceptance of the Share Award;

4.1.3.3.	the Eligible Individual is adjudicated a bankrupt or enters into composition with his or her creditors prior to his or her acceptance of the Share Award;

4.1.3.4.	the Eligible Individual, being an Employee of the Company, ceases to be in the Employment of the Company for any reason whatsoever prior to his or her acceptance of the Share Award; or

4.1.3.5.	the Company is liquidated or wound-up prior to the Eligible Individual’s acceptance of the Share Award.

4.1.4.	Rejection of Acceptance. The Company shall be entitled to reject any purported acceptance of a grant of a Share Award made pursuant to Section 4.1 which does not strictly comply with the terms of the Incentive Equity Plan.

4.1.5.	Offer in Contravention of Law and Regulation. In the event that a grant of a Share Award results in the contravention of any Applicable Law, such grant shall be null and void and be of no effect and the relevant Participant shall have no claim whatsoever against the Company.

4.2.	Share Award Grant Date. The date of grant of the Share Awards shall be the date designated by the Committee and specified in the Share Award Grant Agreement as of the date the Share Award is granted (the “Share Award Grant Date”).

4.3.	Terms and Conditions. Subject to the specific terms of the Share Award Grant Agreement, each Share Award shall represent an unfunded unsecured promise to pay to the holder thereof a number of Ordinary Shares as set out in the Share Award Grant Agreement, subject to such trading and dealing restrictions (if any) as may be specified by the Committee in its absolute discretion, in the Share Award Grant Agreement.

4.4.	Acceptance of Share Awards and Vesting of Restricted Securities. Subject to the terms of the Incentive Equity Plan, Section 5.2 and any conditions specified by the Committee in its sole discretion in the Share Award Grant Agreement, as soon as practicable upon the valid acceptance of the Share Award by the Participant, the Company shall issue or, as the case may be, transfer to the Participant such number of Ordinary Shares as determined in accordance with the Share Award Grant Agreement, subject to such trading and dealing restrictions (if any) as may be specified by the Committee in its absolute discretion in the relevant Share Award Grant Agreement (“Restricted Securities”). Ordinary Shares issued by the Company in accordance with this Section 4.4 and the relevant Share Award Grant Agreement shall be issued fully paid as to par value (if applicable) and recorded as such in the Company’s Register of Members. The Share Award Grant Agreement may, but the Committee shall not be required to, provide for conditions upon which the Restricted Securities shall become vested pursuant to this Section 4.4 or pursuant to such other conditions as the Committee shall deem appropriate in its sole discretion, and upon such vesting, the trading and dealing restrictions shall lapse.

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4.4.1.	Time-Based Restricted Securities. The Committee may provide in the Share Award Grant Agreement that part or all of the Ordinary Shares issued or, as the case may be, transferred pursuant to a Share Award granted under the Incentive Equity Plan are Time-Based Restricted Securities. For the purposes of this plan, “Time-Based Restricted Securities” shall mean such number of Restricted Securities which are subject to time-based vesting conditions as set forth in the Share Award Grant Agreement. Unless the Committee provides otherwise, the vesting of the Time-Based Restricted Securities may be suspended during any leave of absence.

4.4.2.	Performance-Based Restricted Securities. The Committee may provide in the Share Award Grant Agreement that part or all of the Ordinary Shares issued or, as the case may be, transferred pursuant to a Share Award granted under the Incentive Equity Plan are Performance-Based Restricted Securities. For the purposes of this plan, “Performance-Based Restricted Securities” shall mean such number of Restricted Securities that vest in accordance with the performance conditions set forth in the applicable Share Award Grant Agreement. The Committee may in its absolute discretion also additionally impose time-based vesting conditions on such Performance-Based Restricted Securities, which shall be set forth in the Share Award Grant Agreement. In addition, the Committee may, in its absolute discretion, adjust the performance conditions to some or all of the Performance-Based Restricted Securities as set forth in the Share Award Grant Agreement in the event of exceptional circumstances outside of management’s control which may materially affect the Company’s performance such that the Participants do not receive or suffer an undue advantage or disadvantage (as the case may be).

4.4.3.	Accelerated Vesting upon occurrence of a Change of Control. Except as otherwise provided in the Share Award Grant Agreement or unless otherwise determined by the Committee in its absolute discretion pursuant to Section 4.4.4, upon the occurrence of a Change of Control or where a Change of Control is likely to occur (as determined by the Committee in its absolute discretion), all of the outstanding unvested Time-Based Restricted Securities and/or Performance-Based Restricted Securities shall immediately vest prior to the Change of Control.

4.4.4.	Certain Other Adjustments. In the event of a corporate acquisition or similar corporate transaction involving the Company, its subsidiaries or their Affiliates, the Committee may, in its absolute discretion (i) provide for the cancellation of any such Share Awards exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the settlement of the vested portion of such Share Awards or realization of the Participant’s rights under the vested portion of such Share Award, as applicable; provided that, if the amount that could have been obtained upon the settlement of the vested portion of such Share Awards or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Share Awards may be terminated without payment, (ii) provide that such Share Awards be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Committee in its absolute discretion, (iii) replace such Share Awards with other rights or property selected by the Committee in its absolute discretion, (iv) provide that the Share Awards will terminate and cannot vest, be exercised or become payable after the applicable event or (v) make such adjustments to the vesting conditions applicable to any outstanding Share Awards as it reasonably determines in good faith are appropriate to avoid distortion in the value of such Share Awards.

4.5.	Vesting Notice. Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (a) determined that the vesting conditions as set out in the Share Award Grant Agreement have been met or (b) waived the vesting conditions in respect of some or all of the Restricted Securities, the Committee will notify the Participant of the number of Restricted Securities that have vested via the issue of a vesting notice (the “Restricted Securities Vesting Notice”). The date of the Restricted Securities Vesting Notice will be the date the Restricted Securities vest in the Participant, and no Restricted Securities will vest until the Restricted Securities Vesting Notice has been issued. Upon vesting of some or

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all of the Restricted Securities, all trading and dealing restrictions as set out in the Incentive Equity Plan and the Share Award Grant Agreement in respect of the relevant Restricted Securities shall lapse and cease to be of effect. For the purposes of this Section 4.5, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

4.6.	Malus. In the event of any circumstances which (a) would lead the Participant receiving or being eligible to receive an unfair benefit, or (b) the Committee determines in its absolute discretion that a clawback of the Restricted Securities is otherwise warranted, the Committee may, in its absolute discretion, by written notice to the relevant Participant require that Participant (i) pay to the Company the prevailing after-tax cash value of the Restricted Securities (with such payment to be made within 30 business days of receipt of such notice); or (ii) pay to the Company the proceeds (net of tax) arising from an on-market sale of Restricted Securities, within 30 business days of receipt of such notice. For the purposes of clause (a) of this Section4.6, an unfair benefit may, in the absolute discretion of the Committee, be considered to arise where the relevant Restricted Securities, which would not have otherwise vested, vest, or remain capable of vesting as a result of such circumstances. For the purposes of clause (b) of this Section 4.6, such circumstances are limited to (A) fraud or dishonesty on the part of the Participant, (B) bankruptcy of the Participant, or (C) any material misstatement of financial accounts by the Participant.

4.7.	Termination of Employment. Unless otherwise specified in the Share Award Grant Agreement or unless the Committee determines otherwise, upon termination of the Participant’s Employment:

4.7.1.	where the Participant is a Leaver or Bad Leaver, all unvested outstanding Restricted Securities held by such Participant shall be immediately forfeited; and

4.7.2.	where the Participant is a Good Leaver, the Committee may, at its absolute discretion, permit him or her to retain a portion of his or her unvested Restricted Securities, such retained unvested Restricted Securities to be pro-rated for the portion of the vesting period served at the time of cessation of Employment, and to vest subject to the terms and conditions of the Share Award Grant Agreement to which the Restricted Securities were first granted.

4.8.	Limitation on Transfer. A Share Award granted to a Participant shall be personal to the Participant only and shall not be transferred to any other party other than the Participant’s personal representative on his or her death. Subject to the prior approval of the Committee, the Participant may assign or transfer his or her rights with respect to any or all of the Restricted Securities held by such Participant to a Permitted Transferee. In no event will transfers to a Person that the Committee determines provides services or financial or other support, directly or indirectly, to a competitor of the Company or a subsidiary of the Company be permitted. Unless otherwise determined by the Committee in its absolute discretion, all unvested Restricted Securities issued or transferred, as the case may be, to a Participant shall be subject to dealing and transfer restrictions as set out in the Incentive Equity Plan and Share Award Grant Agreement and which may, at the absolute discretion of the Committee, be enforced by a holding lock as administered by the Company’s share registry, which may require the Participant to hold the relevant Restricted Securities on the issuer sponsored sub-register or in such other manner as allows a holding lock to be applied to the relevant Restricted Securities. For the avoidance of doubt, Sections 4.8 and 4.9 and anything in relation to the dealing and transfer restrictions of unvested Restricted Securities do not apply to Restricted Securities which have vested pursuant to the terms and conditions set out in the Share Award Grant Agreement.

4.9.	Condition Precedent to Transfer of Any Unvested Restricted Securities. It shall be a condition precedent to any Transfer of any unvested Restricted Securities by any Participant that the Transferee shall agree prior to the Transfer in writing with the Company to be bound by the terms of the Incentive Equity Plan and the Share Award Grant Agreement as if he, she or it had been an original signatory thereto, except that any provisions of the Incentive Equity Plan based on the Employment (or termination thereof) shall continue to be based on the Employment (or termination thereof) of the original Participant.

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4.10.	Effect of Void Transfers. In the event of any purported Transfer of any Restricted Securities in violation of the provisions of the Incentive Equity Plan, such purported Transfer shall, to the extent permitted by Applicable Law, be void and of no effect.

4.11.	Forfeiture of Restricted Securities. Where the Committee, in its absolute discretion, has determined that such number of Restricted Securities are to be forfeited in accordance with the provisions of the Incentive Equity Plan and/or the Share Award Grant Agreement, the Participant must execute any document and do anything that the Participant will be required to do to effect such forfeiture under this Incentive Equity Plan. The Committee has the absolute discretion in effecting the forfeiture of such Restricted Securities, including, among others, by way of transfer of Restricted Securities to a third party nominated by the Committee (including a trust), (subject to Applicable Law) a buyback of the Restricted Securities by the Company, a sale on-market by the Participant (with the proceeds delivered to the Company after the transfer price is delivered to the Participant). The transfer price payable to the Participant in consideration for the Participant’s forfeited Restricted Securities shall be determined by the Committee in its reasonable discretion.

5.	MISCELLANEOUS

5.1.	Amendment of Terms of Share Awards. The Committee may, in its sole discretion, amend the Incentive Equity Plan or terms of any Share Award, provided, however, that any such amendment shall not impair or adversely affect the Participants’ existing rights under the Incentive Equity Plan in relation to outstanding grants or such Share Award without such Participant’s written consent, unless the Committee expressly reserved the right to make such amendment at the time the Share Award was granted. For purposes of this Section 5.1, the opinion of the Committee as to whether any amendment would impair or adversely affect the Participants’ existing rights under the Incentive Equity Plan in relation to outstanding grants of Share Awards shall be final, binding and conclusive.

5.2.	No Special Employment Rights. Nothing contained in the Incentive Equity Plan shall confer upon the Participants any right with respect to the continuation of their Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participants from the rate in existence at the time of grant.

5.3.	Tax Withholding. The Committee is authorized to withhold from any delivery of Ordinary Shares pursuant to the Incentive Equity Plan or any other payment to a Participant such amounts as are required to be withheld by applicable tax law in connection with any Share Award. Each Participant shall be responsible for the payment of applicable withholding and other taxes in cash that may become due in connection with the grant, exercise or settlement of a Share Award. The Committee may permit a Participant to satisfy such obligation through the delivery of Ordinary Shares to the Company that have a Fair Market Value equal to the amount required to be paid, to the extent that the Committee determines that so satisfying such obligation would not adversely impact the Company’s ability to meet its cash obligations.

5.4.	Coordination with Other Plans. Share Awards under the Incentive Equity Plan may be granted in tandem with, or in satisfaction of or substitution for, other grants under other plans or awards made under other compensatory plans or programs of the Company.

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5.5.	Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person or by electronic mail, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Company:

Avanseus Holdings Corporation

230 Victoria Street, #15-01/08

Bugis Junction

Singapore 188024

Attention:	Bhargab Mitra
MeiLan Ng
Email:	Bhargab.mitra@avanseus.com
Meilan.ng@avanseus.com

With copies to (which shall not constitute notice):

Eng and Co. LLC

7 Straights View, #11-01

Marina One East Tower

Singapore 018936

Attention:	Rachel Eng (SG)
Andrew Heng (SG)
Email:	Rachel.eng@mail.engandcollc.com
Andrew.heng@mail.engandcollc.com

If to the Participant, to its most recent address shown on records of the Company or their subsidiaries or in each case to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.6.	Descriptive Headings. The headings in the Incentive Equity Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

5.7.	Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company, its subsidiaries and the Participants shall be enforceable to the fullest extent permitted by law.

5.8.	Governing Law. The provisions of, and all claims or disputes arising out of or based upon the Incentive Equity Plan or any Share Award Grant Agreement or Share Award or relating to the subject matter hereof or thereof shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction.

5.9.	Limitation of Liability. Notwithstanding anything to the contrary in the Incentive Equity Plan, neither the Company, nor any subsidiary or Affiliate of the Company, nor the Board or the Committee, nor any person acting on behalf of the Company, any subsidiary or Affiliate of the Company, the Board or the Committee, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of a Share Award under any circumstances for any costs, losses, expenses and damages whatsoever and howsoever arising in any event or by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to the Share Award.

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5.10.	Collection, Use and Disclosure of Personal Data. For the purposes of implementing and administering the Incentive Equity Plan, and in order to comply with any Applicable Laws, the Company will collect, use and disclose the personal data of the Participants, as contained in each Share Award Grant Agreement and/or any other notice or communication given or received pursuant to the Incentive Equity Plan, and/or which is otherwise collected from the Participants (or their authorized representatives). By participating in the Incentive Equity Plan, each Participant consents to the collection, use and disclosure of his or her personal data for all such purposes, including disclosure of data to related corporations of the Company and/or third parties who provide services to the Company in any country or jurisdiction, and to the collection, use and further disclosure by such parties for such purposes. Each Participant also warrants that where he or she discloses the personal data of third parties to the Company in connection with the Incentive Equity Plan, he or she has obtained the prior consent of such third parties for the Company to collect, use and disclose their personal data for the abovementioned purposes, in accordance with Applicable Law. Each Participant shall indemnify the Company in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the Participant’s breach of this warranty.

5.11.	Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore. No person other than the Company or a Participant shall have any right to enforce any provision of the Incentive Equity Plan or any Share Award Grant Agreement and/or Share Award by virtue of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

End of Plan.

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EXHIBIT A

FORM OF SHARE AWARD GRANT AGREEMENT

THIS AGREEMENT, made as of this ___ day of __________, 20__ between [Avanseus Holdings Corporation], a Cayman Islands exempted company limited by shares, with company registration number 374480 (the “Company”) and (the “Participant”).

WHEREAS, The Company has adopted and maintains the [Avanseus Holdings Corporation] Incentive Equity Plan (the “Incentive Equity Plan”) to promote the interests of the Company by providing the seven most senior officers of the Company with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth, profitability and financial success of the Company, and the Incentive Equity Plan provides for the grant to Participants of Share Awards;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.	Grant of Share Awards. Pursuant to, and subject to, the terms and conditions set forth herein and in the Incentive Equity Plan, the Company hereby grants to the Participant a share award (the “Share Award”) with respect to [●] Ordinary Shares. [In consideration for the grant of Share Awards the Participant shall make a payment of [●] to the Company.] The Share Award comprises [(a) Time-Based Restricted Securities of up to [●] Restricted Securities (comprising approximately [●]% of this Share Award), and (b) Performance-Based Restricted Securities of up to [●] Restricted Securities (comprising approximately [●]% of this Share Award), in each case] as determined in Section 5 below.

2.	Grant Date. The Grant Date of the Share Award hereby granted is [●].

3.	Incorporation of Incentive Equity Plan. All terms, conditions and restrictions of the Incentive Equity Plan, as amended from time to time, are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Incentive Equity Plan and this Agreement, the terms and conditions of the Incentive Equity Plan, as interpreted by the Committee, shall govern, except to the extent this Agreement expressly changes the default provisions contained in the Incentive Equity Plan, in which case the provisions of this Agreement shall govern. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Incentive Equity Plan.

4.	Issuance of Restricted Securities. As soon as practicable upon the Participant’s acceptance of the Share Awards, the Participant will receive [●] Ordinary Shares.

5.	Additional Terms of the Restricted Securities.

(a)	In relation to the Time-Based Restricted Securities for up to [●] Restricted Securities: [●]

(b)	In relation to the Performance-Based Restricted Securities for up to [●] Restricted Securities: [●]

(c)	Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (i) determined that the vesting conditions as set out in this Agreement have been met or (ii) waived the vesting conditions in respect of some or all of the Restricted Securities, the Committee will notify the Participant of the number of Restricted Securities that have vested via the issue of a vesting notice (the “Restricted Securities Vesting Notice”). The date of the Restricted Securities Vesting Notice will be the date the Restricted Securities vest in the Participant, and no Restricted Securities will vest until the Restricted Securities Vesting Notice has been issued. Upon vesting of some or all of the Restricted Securities, all trading and dealing restrictions as set out in the Incentive Equity Plan and this Agreement in respect of the relevant Restricted Securities shall lapse and cease to be of effect.

For the purposes of this Section 5, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

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6.	Trading and Dealing Restrictions. The Participant agrees that he or she shall not cause or permit the unvested Restricted Securities or his or her interest in the unvested Restricted Securities to be transferred to any other party other than the Participant’s personal representative on his or her death. Subject to the prior approval of the Committee, the Participant may assign or transfer his or her rights with respect to any or all of the Restricted Securities held by such Participant to a Permitted Transferee. Each Permitted Transferee shall be subject to all the restrictions, obligations and responsibilities which apply to the Participant under the Incentive Equity Plan and this Agreement and shall be entitled to all the rights of the Participant under the Incentive Equity Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the Restricted Securities shall vest or forfeit based on the Employment and termination of Employment of the Participant.

7.	Compliance with Trading Moratorium. The Participant agrees that, in respect of any unvested Restricted Securities, notwithstanding anything in this Agreement and/or the Incentive Equity Plan to the contrary, he or she will:

(a)	comply with any Restricted Securities trading moratorium or restriction requirements (including a holding lock) that are necessary, desirable or expedient in connection with the unvested Restricted Securities, as determined by the Committee in its absolute discretion; and

(b)	not pledge, hedge, gift, hypothecate, sell, contract to sell, grant any option or other rights over or otherwise transfer or dispose of, directly or indirectly, any unvested Restricted Securities, options or other securities convertible into or exercisable or exchangeable for Restricted Securities, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Restricted Securities.

In the event of any purported Transfer of any Restricted Securities in violation of the provisions of the Incentive Equity Plan, such purported Transfer shall, to the extent permitted by Applicable Law, be void and of no effect.

8.	Forfeiture of Restricted Securities. Where the Committee, in its absolute discretion, has determined that such number of Restricted Securities are to be forfeited in accordance with the provisions of this Agreement and/or the Incentive Equity Plan, the Participant agrees that he or she will execute any document and do anything that the Participant will be required to do to effect such forfeiture under the Incentive Equity Plan.

9.	Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

10.	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

11.	Restrictive Covenants. In consideration of the Participant’s Employment with the Company and as a condition of the grant of a Share Award pursuant to this Agreement, the Participant makes the following covenants described in this Section 11. Notwithstanding anything in the Incentive Equity Plan or this Agreement to the contrary, in the event that the Participant violates any of the provisions of this Section 11, he or she shall forfeit the Restricted Securities in full (regardless of the extent to which the Restricted Securities are vested at the time of such violation).

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(a)	Non-Competition; Non-Solicitation; Confidential Information. In addition to what may otherwise be provided in the Participants’ Employment agreement with the Company or any subsidiary of the Company, the Participant, in consideration of the grant of Share Awards to him or her under the Incentive Equity Plan, undertakes that he or she shall not during the Participant’s Employment and for the 12-month period following the termination of the Participant’s Employment compete by doing or permitting any of the following without the prior written consent of the Company in countries where the Company has a business presence, and acknowledges and agrees that a violation of this restrictive covenant will entitle the Company to terminate all his or her rights under the Incentive Equity Plan and/or any outstanding grant:

(i)	become an employee, director, or independent contractor of, or a consultant to, or perform any services for or on behalf of, any Person engaging in any business activity that competes with the business of the Company or any subsidiary of the Company at such time;

(ii)	solicit (including any communication of any kind, regardless of by whom it is initiated) or hire or attempt to solicit or hire (x) any customer or supplier of the Company or any subsidiary of the Company in connection with any business activity that then competes with the Company or any subsidiary of the Company or to terminate or alter in a manner adverse to the Company or its Affiliates such customer’s or supplier’s relationship with the Company or its Affiliates, or (y) any Employee or individual who was an Employee within the six-month period immediately prior thereto to terminate or otherwise alter his or her Employment, provided that Participant’s employer’s or business organization’s conducting general advertising for employees shall not in and of itself be a violation of this clause (ii); or

(iii)	at any time during or following Employment, disclose or use any Confidential Information other than for the benefit of the Company and its Affiliates, except as required by legal process (provided that if the Participant receives legal process with regard to disclosure of such Confidential Information, he or she shall promptly notify the Company and cooperate with the Company in seeking a protective order with respect to such Confidential Information).

(b)	Non-Disparagement. The Participant shall not, directly or indirectly, disparage (i) the Company, (ii) any subsidiaries or Affiliates of the Company, (iii) any employee, officer, shareholder or director of any of the entities described in clauses (i) or (ii), or (iv) the business or properties or assets of the Company or any of its subsidiaries. Notwithstanding the foregoing, nothing herein shall preclude the Participant from making truthful statements or disclosures that are required by Applicable Law.

(c)	Enforceability of Covenants. The Participant acknowledges the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 11, and the Participant agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and the Participant hereby waives any such defense. The Participant further acknowledges that complying with the provisions contained in this Agreement will not preclude the Participant from engaging in a lawful profession, trade or business, or from becoming gainfully employed. The Participant agrees that the Participant’s covenants under this Section 11 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of the Participant’s covenants and obligations under this Section 11. The Participant agrees that any breach of any covenant under this Section 11 will result in irreparable damage and injury to the Company or one of its subsidiaries and that the Company and/or its subsidiaries will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

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(d)	Nonexclusive Remedy. In addition to any remedies that may be available in any agreement to which the Participant is a party, the remedies available for breach of any of the foregoing restrictive covenants shall include: (i) any rights or remedies available in law or in equity, (ii) the forfeiture of the Restricted Securities for no consideration; (iii) in respect of the Restricted Securities (or portion thereof) vested prior to any such breach or subsequent thereto and prior to the forfeiture of the Restricted Securities (or portion thereof) required by this Section 11, payment by the Participant to the Company of an amount equal to the higher of (1) the Fair Market Value of the Restricted Securities, and (2) the per-unit proceeds of any sale of Restricted Securities acquired upon such settlement multiplied by the number of Restricted Securities so sold; and (iv) payment by the Participant to the Company of an amount reimbursing the Company for all attorney’s fees it incurs enforcing its rights hereunder.

12.	Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Incentive Equity Plan. This Agreement, including without limitation the Incentive Equity Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

13.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14.	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 14, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

15.	Effect on Employment. Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any Share Award.

16.	Participant Representations; Acknowledgments. The Participant hereby acknowledges receipt of a copy of the Incentive Equity Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Incentive Equity Plan, this Agreement, the Share Award and the Restricted Securities shall be final and conclusive. The Participant further acknowledges that if, following the date the Participant receives the Share Award pursuant to this Agreement, the Company determines that any of the representations made by the Participant under this Section 16 is inaccurate, the grant of the Share Award to the Participant pursuant to this Agreement may, in the sole discretion of the Board, be rescinded and deemed null and void.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the Incentive Equity Plan as of the day and year first written above.

[Avanseus Holdings Corporation]

By:
Name:
Title:

Participant:

Signature:
Name:

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing FATP Articles provide for indemnification of FATP’s officers and directors, and the Amended Articles will provide, for indemnification of New Avanseus officers and directors, to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

FATP has entered into agreements with its directors and officers to provide contractual indemnification in addition to the indemnification provided for in the Existing FATP Articles, and FATP and Avanseus in the form set forth in Exhibit 10.7 to this registration statement. FATP has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures it against its obligations to indemnify its officers and directors. Section 10.9 of the Business Combination Agreement requires New Avanseus to enter into customary indemnification agreements with its post-Closing directors and officers, and FATP expects these agreements to be substantially similar to the agreements between FATP and its current directors and officers.

FATP’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by FATP if (i) FATP has sufficient funds outside of the trust account or (ii) closing of the Business Combination occurs.

Section 10.9 of the Business Combination Agreement generally requires New Avanseus and Avanseus (which will be a wholly-owned subsidiary of New Avanseus after Closing) to the fullest extent permitted under applicable law, to indemnify and hold harmless each present and former director and officer of FATP, Avanseus and each of their affiliates against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any legal proceeding arising out of or pertaining to matters existing or occurring at or prior to the Effective Time to the fullest extent that they would have been permitted under applicable Law and each of their respective organizational documents in effect on the date of the Business Combination Agreement. The Business Combination Agreement further requires New Avanseus, Avanseus and their subsidiaries to (A) maintain for a period of not less than six (6) years from the Effective Time provisions in their governing documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of their former and current officers, directors, employees, and agents that are no less favorable to those persons than the provisions of their governing documents as of the date of the Business Combination Agreement, and (B) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by law.

The Business Combination Agreement further requires New Avanseus to maintain directors’ and officers’ liability insurance coverage for a period of six (6) years after the Effective Time for those persons covered by such policies in effect as of the date of the Business Combination Agreement, subject to a limitation that the premium not exceed 300% of the aggregate annual premium payable by FATP and Avanseus for such insurance for calendar year 2022. FATP expects that after the Effective Time, New Avanseus will maintain a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures it against its obligations to indemnify its officers and directors even if it were not required to do so by the Business Combination Agreement and beyond the six year period contemplated in the Business Combination Agreement.

The incumbent officers and directors as of the date of the Business Combination Agreement are third party beneficiaries of such Section 10.9 and are entitled to enforce it themselves.

FATP believes that the governing document indemnification provisions, the insurance and the indemnity agreements described above are necessary to attract and retain talented and experienced officers and directors.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to FATP’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, FATP has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, FATP will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1	Business Combination Agreement, dated as of August 26, 2022, by and among Fat Projects Acquisition Corp and Avanseus Holdings Pte. Ltd.(1)
2.1.1	Amendment No. 1 to Business Combination Agreement by and among Fat Projects Acquisition Corp and Avanseus Holdings Pte. Ltd., dated as of October 3, 2022.(2)
2.2	Form of Share Exchange Agreement.(3)
3.1	Amended and Restated Memorandum and Articles of Association of New Avanseus upon completion of the Business Combination.(4)
3.2	Amended and Restated Memorandum and Articles of Association of FATP (currently in effect).(5)
4.1	Specimen Unit certificate.(6)
4.2	Specimen FATP ordinary share certificate.(7)
4.3	Specimen FATP warrant certificate.(8)
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and FATP.(9)
4.5	Form of Unvested Restricted Share Amendment by and among Avanseus, FATP and the certain other parties.(10)
4.6	Share Warrant Agreement by and between FATP and Crystal Technology Services Pte. Ltd.(11)
5.1	Opinion of Harneys, Cayman Islands Legal Counsel to FATP, as to validity of ordinary shares of FATP.
10.1	Company Holders Support Agreement, dated as of August 25, 2022, by and among Avanseus, FATP and the other parties named therein.(12)
10.2	Sponsor Support and Lock-Up Agreement, dated as of August 25, 2022, by and among Avanseus, FATP and the Sponsor.(13)
10.3	Registration Rights Agreement, dated as of August 25, 2022, by and among FATP, the Sponsor, Avanseus and the undersigned parties listed as “Holders” thereto.(14)
10.4	Avanseus Holdings Corporation 2022 Incentive Equity Plan.(15)
10.5	Form of Deed of Restrictive Covenants by and between Avanseus and certain employees of Avanseus.(16)
10.6	Investment Management Trust Agreement dated October 12, 2021, between FATP and Continental Stock Transfer & Trust Company.(17)
10.7	Form of Letter Agreement among FATP and its officers, directors, advisors and the Sponsor.(18)
10.8	Promissory Note, dated May 6, 2021, issued to the Sponsor.(19)
10.9	Form of Registration Rights Agreement between FATP and certain security holders.(20)
10.10	Securities Subscription Agreement, dated April 22, 2021, between FATP and the Sponsor.(21)
10.11	Form of Placement Warrant Purchase Agreement between FATP and the Sponsor.(22)
10.12	Form of Indemnity Agreement.(23)
10.13	Form of Administrative Support Agreement by and between FATP and the Sponsor.(24)
14	Code of Ethics.(25)
23.1	Consent of Marcum LLP.
23.2	Consent of BF Borgers CPA PC.
23.3	Consent of Harneys, Cayman Islands Legal Counsel to FATP. (Included in Exhibit 5.1)
24*	Power of Attorney (included on the signature page to the initial filing of this Registration Statement).

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Exhibit Number	Description
99.1	Audit Committee Charter.(26)
99.2	Compensation Committee Charter.(27)
99.3*	Consent of Bhargab Mitra.
99.4*	Consent of Giuseppe Donagemma.
99.5	Form of Proxy Card for Shareholders
107*	Calculation of Filing Fee

*	Previously filed.

(1)	Incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K filed with the SEC on September 1, 2022.
(2)	Incorporated by reference to Exhibit 2.1.1 to the Company’s Form 8-K filed with the SEC on October 4, 2022.
(3)	Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on September 1, 2022.
(4)	Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on September 1, 2022.
(5)	Incorporated by reference to Exhibit 3.2 to the Company’s Form S-1/A filed with the SEC on September 30, 2021.
(6)	Incorporated by reference to Exhibit 4.1 to the Company’s Form S-1 filed with the SEC on June 16, 2021.
(7)	Incorporated by reference to Exhibit 4.2 to the Company’s Form S-1 filed with the SEC on June 16, 2021
(8)	Incorporated by reference to Exhibit 4.3 to the Company’s Form S-1 filed with the SEC on June 16, 2021
(9)	Incorporated by reference to Exhibit 4.4 to the Company’s Form S-1 filed with the SEC on June 16, 2021
(10)	Incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K filed with the SEC on September 1, 2022.
(11)	Incorporated by reference to Exhibit 10.7 to the Company’s Form 8-K filed with the SEC on September 1, 2022.
(12)	Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed with the SEC on September 1, 2022.
(13)	Incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed with the SEC on September 1, 2022.
(14)	Incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K filed with the SEC on September 1, 2022.
(15)	Incorporated by reference to Exhibit 10.8 to the Company’s Form 8-K filed with the SEC on October 4, 2022.
(16)	Incorporated by reference to Exhibit 10.9 to the Company’s Form 8-K filed with the SEC on September 1, 2022.
(17)	Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on October 15, 2021.
(18)	Incorporated by reference to Exhibit 10.1 to the Company’s Form S-1 filed with the SEC on June 16, 2021.
(19)	Incorporated by reference to Exhibit 10.2 to the Company’s Form S-1 filed with the SEC on June 16, 2021.
(20)	Incorporated by reference to Exhibit 10.4 to the Company’s Form S-1 filed with the SEC on June 16, 2021.
(21)	Incorporated by reference to Exhibit 10.5 to the Company’s Form S-1 filed with the SEC on June 16, 2021.
(22)	Incorporated by reference to Exhibit 10.6 to the Company’s Form S-1 filed with the SEC on June 16, 2021.
(23)	Incorporated by reference to Exhibit 10.7 to the Company’s Form S-1 filed with the SEC on June 16, 2021.
(24)	Incorporated by reference to Exhibit 10.8 to the Company’s Form S-1 filed with the SEC on June 16, 2021.
(25)	Incorporated by reference to Exhibit 14 to the Company’s Form S-1 filed with the SEC on June 16, 2021.
(26)	Incorporated by reference to Exhibit 99.1 to the Company’s Form S-1 filed with the SEC on June 16, 2021.
(27)	Incorporated by reference to Exhibit 99.2 to the Company’s Form S-1 filed with the SEC on June 16, 2021.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

●	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

●	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

●	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

●	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Singapore, on November 25, 2022.

Fat Projects Acquisition Corp

By:	/s/ David Andrada
Name:	David Andrada
Title:	Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Signature	Date
Tristan Lo*	Co-Chief Executive Officer and Chairman and Director	/s/ Tristan Lo	November 25, 2022

David Andrada	Co-Chief Executive Officer and Chief Financial Officer and Director	/s/ David Andrada	November 25, 2022

Nils Michaelis*	President, Chief Operating Officer and Head of Mergers & Acquisitions and Director	/s/ Nils Michaelis	November 25, 2022

Abel Martins Alexandre*	Director	/s/ Abel Martins Alexandre	November 25, 2022

Tina Wyer*	Director	/s/ Tina Wyer	November 25, 2022

Stanton Sugarman*	Director	/s/ Stanton Sugarman	November 25, 2022

Samir Addamine*	Director	/s/ Samir Addamine	November 25, 2022

Alex Bono*	Director	/s/ Alex Bono	November 25, 2022

*	By David Andrada as attorney-in-fact.

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Fat Projects Acquisition Corp, has signed this registration statement in New York, on November 25, 2022.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.

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